Exhibit (a)(1)(A)

Offer to Purchase for Cash

by

GigCapital, Inc.

of

Up to 14,873,256 of its Rights to Receive One-Tenth of One Share of Common Stock

At a Purchase Price of $0.99 per Right

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE PAST 11:59 P.M., NEW YORK CITY TIME, ON THE NIGHT OF WEDNESDAY, NOVEMBER 6, 2019, UNLESS THE OFFER IS EXTENDED (SUCH TIME AND DATE, AS MAY BE EXTENDED, THE “EXPIRATION DATE”).

GigCapital, Inc., a Delaware corporation (the “Company,” “GigCapital,” “we,” “us” or “our”), invites holders of our rights (the “Right holders”) to tender up to 14,873,256 rights to receive one-tenth of one share of our Common Stock (the “Rights”), for purchase by us at a price of $0.99 per Right, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”).

On February 22, 2019, the Company, Kaleyra S.p.A., an Italian corporation (“Kaleyra”), Shareholder Representative Services LLC, as representative for the sellers (“Sellers’ Representative”), and each of the following holders of the ordinary shares of Kaleyra (collectively the “Sellers”), Esse Effe S.p.A, Maya Investments Limited, Hong Kong Permanent Shine Limited, Ipai Terry Hsiao, Giacomo Dall’Aglio, Alex Milani, Luca Giardina Papa, Filippo Monastra, Matteo Castelucci, Kirk Tsai, Justyna Miziolek, Erjon Metko, Claudio Ippolito, Andrea Riccardi, and Francesco Vizzone, entered into a stock purchase agreement, as amended (and as it may be further amended from time to time, the “Stock Purchase Agreement”), pursuant to which the Company agreed to acquire all of the outstanding ordinary shares of Kaleyra (the “Business Combination”).

Upon the closing of the Business Combination, which is anticipated to occur in the fourth calendar quarter of 2019, each outstanding Right will be converted into one-tenth of one share of the Company’s Common Stock. The purpose of the Offer is to provide the Right holders who may not wish to retain the shares into which their Rights convert following the Business Combination the possibility of receiving cash for their Rights in connection with the closing of the Business Combination. See “The Offer—Section 2. Purposes of the Offer; Certain Effects of the Offer.”

Only Rights validly tendered at the Purchase Price (as hereinafter defined) prior to the Expiration Date (as hereinafter defined), and not properly withdrawn prior to the Expiration Date, will be purchased pursuant to the Offer. Any Rights tendered and not purchased pursuant to the Offer will be returned to the tendering Right holders at our expense promptly following the Expiration Date. See “The Offer—Section 3. Procedures for Tendering Rights.”

The Offer is not conditioned on any financing or any minimum number of Rights being tendered. The Offer is, however, subject to certain other conditions, including that the Business Combination has occurred. We intend to extend the Offer to ensure that the Expiration Date of the Offer occurs one minute past 11:59 P.M., New York City time, on the day before the special meeting of the Company’s stockholders to approve the Business Combination. See “The Offer—Section 2. Purposes of the Offer; Certain Effects of the Offer” and “The Offer—Section 6. Conditions of the Offer.”

Our sponsor, founders, directors and executive officers have advised the Company that they do not intend to tender their Rights in the Offer. In addition, the Company has entered into agreements with certain Right holders that provide that such holders will not deliver their Rights in response to the Offer, and the Company may enter into similar agreements with other Right holders, including one right holder with whom the Company has announced that it has entered into a non-binding letter of intent to not deliver their Rights in response to the Offer. The Company is informed that all Right holders who have advised it that they do not intend to tender their Rights, and all Right holders with whom it either has an agreement or has entered into a non-binding letter of intent (collectively, the “Non-Participating Holders”), currently hold approximately 11,659,147 Rights.

The Rights are listed and traded on the New York Stock Exchange (“NYSE”) under the symbol “GIG.RT”. On October 7, 2019, the closing price of the Rights reported on NYSE was $0.98 per Right. Right holders are urged to obtain current market quotations for the Rights before deciding whether to tender their Rights pursuant to the Offer. See “The Offer—Section 7. Price Range of Common Stock, Units, Warrants and Rights.”

None of the Company, the Company’s board of directors, MacKenzie Partners, Inc., the information agent for the Offer (the “Information Agent”) or Continental Stock Transfer & Trust Company, the depositary for the Offer (“Continental” or the “Depositary”), is making any recommendation to you as to whether to tender or refrain from tendering your Rights pursuant to the Offer. You must make your own decision as to whether to tender your Rights and, if so, how many Rights to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including the purposes and effects of the Offer. See “The Offer—Section 2. Purposes of the Offer; Certain Effects of the Offer.” You should discuss whether to tender your Rights with your own broker or other financial advisor, if any.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved this transaction, or passed upon the merits or fairness of the transaction or the accuracy or adequacy of the information contained in this Offer. Any representation to the contrary is a criminal offense.

A summary of the principal terms of the Offer appears under the heading “Summary Term Sheet and Questions and Answers.” You should read this entire Offer to Purchase carefully before deciding whether to tender your Rights pursuant to the Offer.

Questions and requests for assistance regarding the Offer and requests for additional copies of the Offer to Purchase and the Offer documents may be directed to the Information Agent at the telephone numbers and address set forth on the back cover of this Offer to Purchase.

October 8, 2019

IMPORTANT

If you desire to tender all or any portion of your Rights, you must do one of the following before the Offer expires:

•	If your Rights are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee and have such nominee tender your Rights for you;

•

If you hold Rights registered in your own name, you must complete and sign a Letter of Transmittal in accordance with its instructions and deliver it, together with any required signature guarantees, the Rights and any other documents required by the Letter of Transmittal, to the Depositary at the address shown on the back cover of this Offer to Purchase. Do not send such materials to the Company or the Information Agent;

•

If you are an institution participating in The Depository Trust Company, you must tender your Rights according to the procedure for book-entry transfer described in “The Offer—Section 3. Procedures for Tendering Rights”;

•

If you are a holder of units, you must separate the units prior to tendering your Rights pursuant to the Offer. If your units are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must instruct such nominee to do so or, if you hold units registered in your own name, you must contact the Depositary directly and instruct it to do so. If you fail to cause your units to be separated in a timely manner before the Offer expires, you will likely not be able to validly tender such Rights prior to the Expiration Date. See “The Offer—Section 3: Procedures for Tendering Rights—Units.”

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Rights pursuant to the Offer. You should rely only on the information contained in this Offer to Purchase and in the related Letter of Transmittal to which we have referred you. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase or in the related Letter of Transmittal. If anyone makes any recommendation or gives any information or representation regarding the Offer, you must not rely upon that recommendation, information or representation as having been authorized by us, the Company, the Company’s board of directors, the Information Agent, or the Depositary for the Offer. Subject to applicable law (including Rules 13e-4(d)(2) and 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which require that material changes be promptly disseminated to security holders in a manner reasonably designed to inform them of such changes), delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained or incorporated by reference in this Offer to Purchase is correct as of any time after the date of this Offer to Purchase or the respective dates of the documents incorporated herein by reference or that there has been no change in the information included or incorporated by reference herein or in the affairs of the Company or any of its subsidiaries or affiliates since the date hereof or the respective dates of the documents incorporated herein by reference. See “Summary Term Sheet and Questions and Answers.”

SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS

This summary term sheet highlights important information regarding the Offer and this Offer to Purchase. To understand the Offer fully and for a more complete description of the terms of the Offer, you should carefully read this entire Offer to Purchase and the related Letter of Transmittal that constitute the Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete description of the topics addressed in this Summary Term Sheet.

Securities Subject of the Offer	Up to 14,873,256 Rights to receive one-tenth of one share of Common Stock of the Company upon consummation of the Business Combination.

Price Offered Per Right	$0.99 net to the seller in cash, less any applicable withholding taxes and without interest thereon (the “Purchase Price”).

Scheduled Expiration of Offer	One minute past 11:59 P.M., New York City time, on November 6, 2019, unless the Offer is otherwise extended or terminated (the “Expiration Date”).

Party Making the Offer	GigCapital, Inc.

For further information regarding the Offer, see “The Offer.”

The Business Combination

What is the Business Combination?

On February 22, 2019, the Company entered into the Stock Purchase Agreement pursuant to which the Company agreed to acquire all of the outstanding ordinary shares of Kaleyra. The terms of the Business Combination are described in detail in the Company’s preliminary proxy statement, initially filed with the SEC on July 31, 2019, as amended on September 24, 2019, a copy of which is attached hereto as Annex A and which is attached as Exhibit (g) to the Schedule TO filed with the SEC by GigCapital on October 8, 2019.

Is the Business Combination conditioned on the Offer?

No. Under the terms of the Stock Purchase Agreement, we are not obligated to conduct the Offer. See “The Business Combination.”

Is there other information about the Business Combination and Kaleyra’s business that I should be aware of?

Yes. In addition to the information contained in this Offer to Purchase, you should carefully review the preliminary proxy statement. The preliminary proxy statement contains, and the definitive proxy statement, when available, will contain, among other things, important information about, and various risks associated with, the Business Combination and the post-combination company.

The Offer

Who is offering to purchase the Rights?

The Company is making an offer to buy your Rights.

What is the purpose of the Offer?

The purpose of the Offer is to provide the Right holders who may not wish to retain the shares into which their Rights convert following the Business Combination the possibility of receiving cash for their Rights in connection with the closing of the Business Combination. If the Offer is consummated, the holders of Common

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Stock of the Company will be less likely to suffer dilution as a result of the conversion of the Rights, because the Rights purchased in the Offer will be cancelled and therefore will not be converted into shares of Common Stock following of the Business Combination. See “The Business Combination” and “The Offer—Section 2. Purposes of the Offer; Certain Effects of the Offer.”

What will happen if I do not tender my Rights?

Right holders who choose not to tender will retain their Rights on the same terms and conditions that currently apply. If the Company is unable to complete the Business Combination by December 12, 2019 and it liquidates the funds held in our trust account that contains proceeds from our initial public offering (the “IPO”) and private placements (the “Trust Account”), Right holders will not receive any such funds with respect to their Rights, nor will they receive any distribution from our assets held outside of the Trust Account with respect to such Rights, and the Rights will expire worthless. See “The Offer—Section 2. Purposes of the Offer; Certain Effects of the Offer.”

How many Rights are we offering to purchase?

We are offering to purchase up to 14,873,256 of the outstanding Rights. See “The Offer—Section 1. Number of Rights; Purchase Price.”

However, our sponsor, directors and executive officers have advised us that they do not intend to tender their Rights in the Offer. In addition, we have entered into agreements with certain Right holders that provide that such holders will not deliver their Rights in response to the Offer, and we may enter into similar agreements with other Right holders, including one Right holder with whom we have announced that we have entered into a non-binding letter of intent to not deliver their Rights in response to the Offer. Non-Participating Holders currently hold approximately 11,659,147 Rights. See “The Offer—Section 2. Purposes of the Offer; Certain Effects of the Offer” and “The Offer— Section 9. Interests of Directors and Executive Officers; Certain Agreements.”

Is there a maximum number of Rights that I may tender?

No. See “The Offer—Section 1. Number of Rights; Purchase Price.”

What will be the Purchase Price for the Rights and what will be the form of payment?

The Purchase Price for the Offer is $0.99 per Right, in cash, less any applicable withholding taxes and without interest. All Rights that we purchase in the Offer will be purchased at the Purchase Price. If you properly tender your Rights in the Offer, we will pay you the Purchase Price after the Expiration Date. Under no circumstances will we pay interest on the Purchase Price, including but not limited to, by reason of any delay in making payment. See “The Offer—Section 1. Number of Rights; Purchase Price” and “The Offer—Section 5. Purchase of Rights and Payment of Purchase Price.”

Are shares of Common Stock, warrants or units included in the Offer?

No. The Offer is only for Rights. You may not tender shares of Common Stock, warrants or units. If you wish to tender Rights included in units that you hold, you must first separate the units prior to tendering your Rights pursuant to the Offer. If your units are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must instruct your nominee to do so, or if you hold units registered in your own name, you must contact Continental, the Company’s Transfer Agent, directly and instruct them to do so. See “The Offer—Section 3: Procedures for Tendering Rights—Units.” If you fail to cause the units to be separated in a timely manner before the Offer expires, you will likely not be able to validly tender such Rights prior to the Expiration Date. See “The Offer—Section 3. Procedures for Tendering Rights.”

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How will we pay for the Rights?

We will pay the Purchase Price for the Rights by using a combination of the funds that are currently held in our Trust Account, which will be released to us upon consummation of the Business Combination to the extent that such funds are not used for the redemption of shares of our Common Stock in conjunction with the approval by our stockholders of the Business Combination, and proceeds from debt or equity financings that we may undertake and that are still to be determined. We expect to pay the aggregate Purchase Price of the Rights accepted by us by authorizing the release of such funds from the Trust Account, or otherwise providing funds, to the Depositary promptly after the Expiration Date and simultaneously with the closing of the Business Combination. The Depositary will act as your agent and will transmit to you the payment for all of your Rights accepted for payment. See “The Offer—Section 8. Source and Amount of Funds.”

How long do I have to tender my Rights?

You may tender your Rights pursuant to the Offer until the Offer expires. The Offer will expire at one minute past 11:59 p.m., New York City time, on November 6, 2019, or such later time and date to which we may extend the Offer. We intend to extend the Offer to ensure that the Expiration Date of the Offer occurs one minute past 11:59 P.M., New York City time, on the day before the special meeting of the Company’s stockholders to approve the Business Combination. See “The Offer—Section 1. Number of Rights; Purchase Price” and “The Offer—Section 13. Extension of the Offer; Termination; Amendment.”

If a broker, dealer, commercial bank, trust company or other nominee holds your Rights, it is likely such nominee has established an earlier deadline for you to act to instruct such nominee to accept the Offer on your behalf. We urge you to contact your nominee to find out the nominee’s deadline. See “The Offer—Section 3. Procedures for Tendering Rights.”

Can the Offer be extended, amended or terminated?

We may elect to extend or amend the Offer for any reason. If we extend the Offer, we will delay the acceptance of any Rights that have been tendered pursuant to the Offer prior to such extension. We can also terminate the Offer under certain circumstances. We intend to extend the Offer to ensure that the Expiration Date of the Offer occurs one minute past 11:59 P.M., New York City time, on the day before the special meeting of the Company’s stockholders to approve the Business Combination. See “The Offer—Section 6. Conditions of the Offer” and “The Offer—Section 13. Extension of the Offer; Termination; Amendment.”

How will I be notified if the Offer is extended or amended?

If the Offer is extended, we will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. We will announce any amendment to the Offer by making a public announcement of the amendment. See “The Offer—Section 13. Extension of the Offer; Termination; Amendment.”

Are there any conditions to the Offer?

The Offer is conditioned upon the closing of the Business Combination. If the Purchase Agreement is terminated for any reason, or the Offer would be reasonably likely to impair or delay the closing of the Business Combination, we will terminate the Offer and will promptly return any Rights, at our expense, that were delivered pursuant to the Offer upon the expiration or termination of the Offer. In addition, the Offer is also subject to a number of other customary conditions. See “The Offer—Section 6. Conditions of the Offer.”

How do I tender my Rights?

If you desire to tender all or any portion of your Rights prior to the Expiration Date, you must do one of the following:

•	If your Rights are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee and have such nominee tender your Rights for you;

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•

If you hold Rights registered in your own name, you must complete and sign a Letter of Transmittal in accordance with its instructions and deliver it, together with any required signature guarantees, the Rights and any other documents required by the Letter of Transmittal, to the Depositary;

•

If you are an institution participating in The Depository Trust Company, you must tender your Rights according to the procedure for book-entry transfer described in “The Offer—Section 3. Procedures for Tendering Rights”; or

•

If you are the holder of units and wish to tender Rights included in such units, you must first separate the units prior to tendering your Rights pursuant to the Offer. If your units are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must instruct your nominee to do so or, if you hold units registered in your own name, you must contact Continental, the Transfer Agent, directly and instruct them to do so. See “The Offer—Section 3: Procedures for Tendering Rights—Units.” If you fail to cause your units to be separated in a timely manner before the Offer expires, you will likely not be able to validly tender such Rights prior to the Expiration Date.

You may contact the Information Agent or your broker, dealer, commercial bank, trust company or other nominee holding your Rights for assistance. The contact information for the Information Agent is set forth on the back cover of this Offer to Purchase.

Until what time can I withdraw previously tendered Rights?

You may withdraw your tendered Rights at any time before the Expiration Date. See “The Offer—Section 4. Withdrawal Rights.”

How do I withdraw Rights previously tendered?

If you hold Rights registered in your own name you must deliver on a timely basis a written notice of your withdrawal to the Depositary at the address appearing on the back cover page of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of Rights to be withdrawn and the name of the registered holder of such Rights. Some additional requirements apply if the Rights to be withdrawn have been delivered to the Depositary or if your Rights have been tendered under the procedure for book-entry transfer set forth in “The Offer—Section 3. Procedures for Tendering Rights.” If your Rights are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee to withdraw your Rights. It is possible they have an earlier deadline for you to act to instruct them to withdraw Rights on your behalf.

Has the Company or its board of directors recommended a position on the Offer?

None of the Company, its board of directors, the Depositary or the parties to the Stock Purchase Agreement or their respective affiliates is making any recommendation to you as to whether you should tender or refrain from tendering your Rights pursuant to the Offer. You must make your own decision as to whether to tender your Rights and, if so, how many Rights to tender. In doing so, you should read carefully the information in this Offer to Purchase (including the preliminary proxy statement which is attached hereto as Annex A) and the related Letter of Transmittal. You should discuss whether to tender your Rights with your own broker or other financial advisor, if any. See “The Offer—Section 2. Purposes of the Offer; Certain Effects of the Offer.”

Will the Company’s sponsor, directors and executive officers tender Rights in the Offer?

None of the Company’s sponsor nor its directors and executive officers will tender Rights pursuant to the Offer. See “The Offer—Section 9. Interests of Directors and Executive Officers; Certain Agreements.” The Company’s sponsor, directors and executive officers will retain all Rights held by them on the same terms and conditions that currently apply.

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When will the Company pay for the Rights I tender that are accepted for purchase?

We will pay the Purchase Price for the Rights by using a combination of the funds that are currently held in our Trust Account, which will be released to us upon consummation of the Business Combination to the extent that such funds are not used for the redemption of shares of our Common Stock in conjunction with the approval by our stockholders of the Business Combination, and proceeds from debt or equity financings that we may undertake and that are still to be determined. We expect to pay the aggregate Purchase Price of the Rights accepted by us by authorizing the release of such funds from the Trust Account, or otherwise providing funds, to the Depositary promptly after the Expiration Date and simultaneously with the closing of the Business Combination. See “The Offer—Section 5. Purchase of Rights and Payment of Purchase Price.”

What is the recent market price for the Rights?

On October 7, 2019, the most recent practicable date prior to the date of this Offer to Purchase, the closing price of the Rights reported on NYSE was $0.98 per Right. You are urged to obtain current market quotations for the Rights before deciding whether to tender your Rights. See “The Offer—Section 7. Price Range of Common Stock, Units, Warrants and Rights; Dividends.”

What are the U.S. federal income tax consequences if I tender my Rights?

The receipt of cash for your tendered Rights generally will be treated for U.S. federal income tax purposes as a taxable sale of the Rights so tendered. See “The Offer—Section 10. Material U.S. Federal Income Tax Consequences.”

Whom do I contact if I have questions about the Offer?

For additional information or assistance and to request additional copies of this Offer to Purchase and the Letter of Transmittal and other Offer documents, you may contact the Information Agent or us at the telephone numbers and address set forth on the back cover of this Offer to Purchase.

Should any approval or other action be required, we are unable to predict whether we will delay the acceptance for payment of or payment for the Rights tendered pursuant to the Offer pending the outcome of any such matter.

We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by our acquisition of the Rights pursuant to the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of the Rights pursuant to the Offer. Should any approval or other action be required, we are unable to predict whether we will delay the acceptance for payment of or payment for Rights tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition.

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RISK FACTORS

You should carefully consider the following risk factors in addition to the other information included in this Offer to Purchase before you decide whether to tender Rights in the Offer. We caution you not to place undue reliance on the forward-looking statements contained in this Offer to Purchase, which speak only as of the date of this Offer to Purchase. Risk factors relating to the Business Combination and the Purchase Agreement can be found in the Preliminary Proxy Statement. Risk factors related to our business, results of operations and financial condition prior to the consummation of the Business Combination can be found in our Annual Report on Form 10-K, filed with the SEC on December 12, 2018. A copy of the Preliminary Proxy Statement is attached hereto as Annex A and is attached as Exhibit (g) to the Schedule TO filed with the SEC by the Company on October 8, 2019.

There is no guarantee that your decision whether or not to tender your Rights will put you in a better future economic position.

Certain events following the consummation of the Business Combination may cause an increase in the price of the Common Stock into which your Rights will convert, and may cause you to realize a lower value now than you might realize in the future had you not agreed to tender your Rights in the Offer. Similarly, if you do not tender your Rights, you will bear the risk of ownership of the Common Stock into which your Rights will be converted after the consummation of the Business Combination. You should consult your own individual tax and/or financial advisor for assistance on how this may affect your individual situation.

If the Company is not able to consummate the Business Combination, the Offer will be terminated.

If the Company is unable to consummate the Business Combination, the Offer will be terminated and the Company will not purchase any Rights pursuant to the Offer. The conditions to the Business Combination are more fully described in “The Business Combination” and the Preliminary Proxy Statement.

In the event the Company does not consummate an initial business combination by December 12, 2019, the Rights will expire worthless.

If the Company is unable to complete the Business Combination by December 12, 2019 and it liquidates the funds held in the Trust Account, Right holders will not receive any such funds with respect to their Rights, nor will they receive any distribution from our assets held outside of the Trust Account with respect to such Rights, and the Rights will expire worthless.

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THE BUSINESS COMBINATION

On February 22, 2019, the Company, Kaleyra, the Sellers’ Representative, and the Sellers entered into the Stock Purchase Agreement, pursuant to which the Company agreed to acquire all of the outstanding ordinary shares of Kaleyra.

The obligation of the parties to complete the Business Combination is subject to the fulfillment of certain customary closing conditions.

The terms of the Business Combination and related agreements are described in detail in the Preliminary Proxy Statement relating to the Business Combination, which is attached hereto as Annex A. You are urged to read the Preliminary Proxy Statement in its entirety before you decide whether to tender Rights in the Offer because it provides important information about the terms of the Business Combination and the risks attendant to the combined company following the Business Combination and Offer.

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THE OFFER

Section 1. Number of Rights; Purchase Price.

Number of Rights

Upon the terms and subject to certain conditions of the Offer, we will purchase a maximum of 14,873,256 Rights, or such lesser number of Rights validly tendered and not properly withdrawn, in accordance with “The Offer—Section 4. Withdrawal Rights”, before the Expiration Date, at a price of $0.99 per Right, in cash, less any applicable withholding taxes and without interest.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of the Rights and will be furnished to each broker, dealer, commercial bank, trust company or other nominee holders of Rights and similar persons whose names, or the names of whose nominees, appear on the Company’s Right holders list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Rights.

The Offer will expire at one minute past 11:59 p.m., New York City time, on November 6, 2019, or such later time and date to which we may extend the Offer. We intend to extend the Offer to ensure that the Expiration Date of the Offer occurs one minute past 11:59 P.M., New York City time, on the day before the special meeting of the Company’s stockholders to approve the Business Combination. Only Rights validly tendered and not properly withdrawn will be purchased pursuant to the Offer. All Rights tendered and not purchased pursuant to the Offer will be returned to the tendering Right holders at our expense promptly following the Expiration Date. We intend to extend the Offer to ensure that the Expiration Date of the Offer occurs on the same date as the completion of the Business Combination. See “The Offer—Section 13. Extension of the Offer; Termination; Amendment.”

The Offer is not conditioned on any minimum number of Rights being tendered. The Offer is, however, subject to certain other conditions including consummation of the Business Combination. See “The Business Combination,” “The Offer—Section 2. Purposes of the Offer; Certain Effects of the Offer” and “The Offer—Section 6. Conditions of the Offer.”

Purchase Price

The Purchase Price is $0.99 per Right, in cash, less any applicable withholding taxes and without interest. The Company expressly reserves the right, in its sole discretion, to increase the Purchase Price, subject to applicable law. See “The Offer—Section 13. Extension of the Offer; Termination; Amendment.”

If the Company increases the price that may be paid for Rights from $0.99 per Right, then the Offer must remain open for at least ten business days following the date that notice of the increase is first published, sent or given. For the purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time. See “The Offer—Section 13. Extension of the Offer; Termination; Amendment.”

Section 2. Purposes of the Offer; Certain Effects of the Offer.

None of the Company, the Company’s board of directors, the Information Agent, or the Depositary is making any recommendation to you as to whether to tender or refrain from tendering your Rights pursuant to the Offer. You must make your own decision as to whether to tender your Rights pursuant to the Offer and, if so, how many Rights to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including the purposes and effects of the Offer. You should discuss whether to tender your Rights with your own broker or other financial advisor, if any.

Purposes of the Offer

As of October 8, 2019, the Company had 14,873,256 issued and outstanding Rights, each entitling the holder to receive one-tenth of one share of Common Stock upon consummation of the Business Combination.

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The purpose of the Offer is to provide the Right holders who may not wish to retain the shares into which their Rights convert following the Business Combination the possibility of receiving cash for their Rights in connection with the closing of the Business Combination. The Offer also reduces the potential dilution to the holders of our Common Stock that may result from the conversion of the Rights upon consummation of the Business Combination.

Only Rights properly tendered at the Purchase Price, and not properly withdrawn, will be purchased pursuant to the Offer. All Rights tendered and not purchased pursuant to the Offer will be returned to the tendering holders at our expense promptly following the Expiration Date. See “The Offer—Section 3. Procedures for Tendering Rights” below.

Certain Effects of the Offer

We expect $14,724,523.44 will be required to purchase the Rights in the Offer if the Offer is fully subscribed at the Purchase Price of $0.99 per Right, which amount does not take into account Rights held by the Non-Participating Holders. We will pay the Purchase Price for the Rights by using a combination of the funds that are currently held in our Trust Account, which will be released to us upon consummation of the Business Combination to the extent that such funds are not used for the redemption of shares of our Common Stock in conjunction with the approval by our stockholders of the Business Combination, and proceeds from debt or equity financings that we may undertake and that are still to be determined. The fees and expenses of this Offer will be funded by proceeds held outside our Trust Account, which include proceeds from debt financings from our sponsor and founders and capital raised through debt and equity financings which are still to be determined. The Rights acquired by us pursuant to the Offer will be cancelled.

Other Plans

Except as otherwise disclosed in this Offer to Purchase, including in “The Offer—Section 11. Important Information Concerning the Company,” and in the Preliminary Proxy Statement attached hereto as Annex A, we currently have no plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation involving the Company;

•	any purchase, sale or transfer of a material amount of assets of the Company;

•	any material change in the Company’s present dividend rate or policy, indebtedness or capitalization;

•	any change in the Company’s present board of directors or management;

•	any other material change in the Company’s business;

•

any class of equity securities becoming eligible to be delisted from a national securities exchange or cease to be authorized to be quoted in an automated quotations system operated by a national securities association;

•	any class of equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

•	the suspension of the Company’s obligation to file reports under Section 15(d) of the Exchange Act;

•	the acquisition by any person of any material amount of additional securities of the Company, or the disposition of any material amount of securities of the Company; or

•	any changes to the Company’s certificate of incorporation and bylaws.

Notwithstanding the foregoing, we reserve the right to change our plans and intentions at any time, as we deem appropriate.

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Section 3. Procedures for Tendering Rights.

Valid Tender of Rights

For a Right holder to make a valid tender of Rights under the Offer, the Depositary must receive, at its address set forth on the back cover of this Offer to Purchase, and prior to the Expiration Date, Rights certificates for the Rights you wish to tender, or confirmation of receipt of the Rights pursuant to the procedure for book-entry transfer described below, together with a validly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other required documents.

If a broker, dealer, commercial bank, trust company or other nominee holds your Rights, you must contact such nominee to tender your Rights. It is likely your nominee has an earlier deadline for you to act to instruct the nominee to tender Rights on your behalf. We urge Right holders who hold Rights through nominees to consult their nominees to determine whether transaction costs may apply if Right holders tender Rights through their nominees.

Units

The Offer is available only for outstanding Rights. We have outstanding units, each consisting of one share of Common Stock, three-quarters of one warrant to purchase one share of Common Stock, and one Right that were issued in our IPO in December 2017. You may tender Rights that are included in units, but to do so you must first separate the units prior to tendering such Rights.

If you hold units registered in your own name, you must deliver the certificate for such units to Continental, the Company’s Transfer Agent, with written instructions to separate such units into shares of Common Stock, warrants and Rights. This must be completed far enough in advance of the Expiration Date of the Offer to permit the mailing of the Rights certificates back to you so that you may then tender into the Offer the certificates received upon the separation of the units.

If a broker, dealer, commercial bank, trust company or other nominee holds your units, you must instruct such nominee to separate your units. Your nominee must send written instructions by facsimile to the Depositary. Such written instructions must include the number of units to be split and the nominee holding such units. Your nominee must also initiate electronically, using Depository Trust Company’s (“DTC”) deposit withdrawal at custodian (DWAC) system, a withdrawal of the relevant units and a deposit of the relevant amount of Common Stock, warrants and Rights. This must be completed far enough in advance of the Expiration Date of the Offer to permit your nominee to tender into the Offer the Rights received upon the separation of the units. While this is typically done electronically the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your Rights to be separated in a timely manner before the Offer expires, you will likely not be able to validly tender such Rights prior to the Expiration Date.

Signature Guarantees

No signature guarantee will be required on a Letter of Transmittal if:

(i) the registered holder of the Rights (including any participant in DTC whose name appears on a security position listing as the owner of the Rights) tendered has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal; or

(ii) Rights are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or an “eligible guarantor institution”, as the term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an “eligible institution”). See Instruction 1 to the Letter of Transmittal.

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Except as described above, all signatures on any Letter of Transmittal for Rights tendered must be guaranteed by an eligible institution. If a Rights certificate is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or Rights not purchased or tendered are to be issued and returned, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate instruments of transfer, in either case signed exactly as the name of the registered holder or owner appears on the certificate, with the signatures on the certificate guaranteed by an eligible institution.

In all cases, payment for Rights tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of Rights certificates (or a timely confirmation of the book-entry transfer of the Rights into the Depositary’s account at DTC, as described above), a properly completed and duly executed Letter of Transmittal including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

Method of Delivery

The method of delivery of all documents, including Rights certificates, the Letter of Transmittal and any other required documents, is at the sole election and risk of the tendering holder. Rights will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If delivery is by mail, we recommend registered mail with return receipt requested, properly insured. In all cases, sufficient time should be allowed to ensure timely delivery.

Book-Entry Delivery

For purposes of the Offer, the Depositary will establish an account with respect to the Rights at DTC within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC’s system may make book-entry delivery of Rights by causing DTC to transfer those Rights into the Depositary’s account in accordance with DTC’s procedures for that transfer. Although delivery of Rights may be effected through a book-entry transfer into the Depositary’s account at DTC, a properly completed and duly executed Letter of Transmittal with any required signature guarantees, or an Agent’s Message, and any other required documents must be transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase before the Expiration Date.

The confirmation of a book-entry transfer of Rights into the Depositary’s account at DTC is referred to herein as “book-entry confirmation”. Delivery of documents to DTC in accordance with DTC’s procedures will not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, stating that DTC has received an express acknowledgement from the DTC participant tendering Rights that such DTC participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against the DTC participant.

Return of Unpurchased Rights

If any tendered Right are not purchased, certificates for unpurchased Rights will be returned promptly after the expiration or termination of the Offer or, in the case of Rights tendered by book-entry transfer at DTC, the Rights will be credited to the appropriate account maintained by the tendering Right holder at DTC, in each case without expense to the Right holder.

Tendering Right Holders’ Representations and Warranties; Tender Constitutes an Agreement

It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender Rights for such person’s own account unless at the time of tender and

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at the Expiration Date such person has a “net long position”, within the meaning of Rule 14e-4 promulgated under the Exchange Act, in the Rights or equivalent securities at least equal to the Rights being tendered and will deliver or cause to be delivered such Rights for the purpose of tendering to us within the period specified in the Offer. A tender of Rights made pursuant to any method of delivery set forth herein will constitute the tendering Right holder’s acceptance of the terms and conditions of the Offer, as well as the tendering Right holder’s representation and warranty to us that (i) such Right holder has a “net long position”, within the meaning of Rule 14e-4 promulgated under the Exchange Act, in the Rights or equivalent securities being tendered, and (ii) such tender of Rights complies with Rule 14e-4.

A tender of Rights made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering Right holder has full power and authority to tender, sell, assign and transfer the Rights tendered, and that, when the same are accepted for purchase by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances and other obligations relating to the sale or transfer of the Rights, and the same will not be subject to any adverse claim or right. Any such tendering Right holder will, on request by the Depositary or us, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the Rights tendered, all in accordance with the terms of the Offer.

All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering Right holder and shall not be affected by, and shall survive, the death or incapacity of such tendering Right holder.

A tender of Rights made pursuant to any method of delivery set forth herein will also constitute an acknowledgement by the tendering Right holder that: (i) the Offer is discretionary and may be extended, modified, suspended or terminated by us as provided herein; (ii) such Right holder is voluntarily participating in the Offer; (iii) the future value of the Rights is unknown and cannot be predicted with certainty; (iv) such Right holder has received this Offer to Purchase; (v) such Right holder is not relying on the Company, the Information Agent or the Depositary for tax or financial advice with regard to how the Offer will impact the tendering Right holder’s specific situation; (vi) any foreign exchange obligations triggered by such Right holder’s tender of Rights or receipt of proceeds are solely his, her or its responsibility; (vii) regardless of any action that we take with respect to any or all income/capital gains tax, social security or insurance tax, transfer tax or other tax-related items (“Tax Items”) related to the Offer and the disposition of Rights, such Right holder acknowledges that the ultimate liability for all Tax Items is and remains his, her or its sole responsibility; and (viii) such Right holder has a “net long position,” within the meaning of Rule 14e-4 promulgated under the Exchange Act, in the Rights or equivalent securities at least equal to the Rights being tendered, and the tender of Rights complies with Rule 14e-4. In that regard, a tender of Rights shall authorize us to withhold all applicable Tax Items potentially payable by a tendering Right holder. Our acceptance for payment of Rights tendered pursuant to the Offer will constitute a binding agreement between the tendering Right holder and us upon the terms and subject to certain conditions of the Offer.

Determination of Validity; Rejection of Rights; Waiver of Defects; No Obligation to Give Notice of Defects

All questions as to the number of Rights to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of Rights will be determined by us, in our sole discretion, and our determination will be final and binding on all parties, except as finally determined in a subsequent judicial proceeding in a court of competent jurisdiction if our determinations are challenged by Right holders. We reserve the absolute right to reject any or all tenders we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any conditions of the Offer with respect to all tendered Rights or waive any defect or irregularity in any tender with respect to any particular Rights or any particular Right holder whether or not we waive similar defects or irregularities in the case of other Right holders. No tender of Rights will be deemed to have been

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validly made until all defects or irregularities have been cured or waived. We will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of Rights. None of the Company, the Information Agent, the Depositary or any other person will be obligated to give notification of defects or irregularities in tenders or incur any liability for failure to give notification. Our interpretation of the terms of and conditions to the Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding on all parties, subject to a Right holder’s right to challenge our determination in a court of competent jurisdiction. By tendering Rights, you agree to accept all decisions we make concerning these matters and waive any rights you might otherwise have to challenge those decisions.

Section 4. Withdrawal Rights.

You may withdraw Rights that you have previously tendered pursuant to the Offer at any time prior to the Expiration Date. Except as this “Section 4. Withdrawal Rights” otherwise provides, tenders of Rights are irrevocable.

For a withdrawal to be effective, a written notice of withdrawal must (i) be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and (ii) specify the name of the person having tendered the Rights to be withdrawn, the number of Rights to be withdrawn and the name of the registered holder of the Rights to be withdrawn, if different from the name of the person who tendered the Rights. To be effective, a notice of withdrawal must be in written, telegraphic or telex form.

If a Right holder has used more than one Letter of Transmittal or has otherwise tendered Rights in more than one group of Rights, the Right holder may withdraw Rights using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included.

If Right certificates to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of those certificates, the Right holder must submit the serial numbers shown on those certificates to the Depositary and, unless an eligible institution has tendered those Rights, an eligible institution must guarantee the signatures on the notice of withdrawal. If Rights have been delivered in accordance with the procedures for book-entry transfer described in “The Offer—Section 3. Procedures for Tendering Rights”, any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn Rights and must otherwise comply with DTC’s procedures.

Withdrawals of tenders of Rights may not be rescinded, and any Rights properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn Rights may be retendered at any time prior to the Expiration Date by again following one of the procedures described in “The Offer—Section 3. Procedures for Tendering Rights.”

All questions as to the form and validity, including the time of receipt, of notices of withdrawal, will be determined by us, in our sole discretion, and our determination will be final and binding on all parties, except as finally determined in a subsequent judicial proceeding in a court of competent jurisdiction if our determinations are challenged by Right holders. We reserve the absolute right to waive any defect or irregularity in the withdrawal of Rights by any Right holder, whether we waive similar defects or irregularities in the case of other Right holders. None of the Company, the Information Agent, the Depositary or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of them incur liability for failure to give any notice.

If we extend the Offer, are delayed in our purchase of Rights or are unable to purchase Rights under the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered Rights on our behalf. Such Rights may not be withdrawn except to the extent tendering Right holders are entitled to withdrawal rights as described in this “Section 4. Withdrawal Rights.” Our reservation of the right to delay payment for Rights which we have accepted for payment is limited by

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Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the Rights tendered promptly after termination or withdrawal of a tender offer.

Section 5. Purchase of Rights and Payment of Purchase Price.

Promptly following the Expiration Date, we (i) will determine which Right holders validly tendered Rights and (ii) will accept for payment and pay for (and thereby purchase) up to 14,873,256 Rights validly tendered and not properly withdrawn before the Expiration Date, which amount does not take into account Rights held by the Non-Participating Holders.

For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased) Rights that are validly tendered and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the Rights for payment pursuant to the Offer.

In all cases, on the terms and subject to the conditions of this Offer, payment for Rights tendered and accepted for payment in the Offer will be made promptly, but only after timely receipt by the Depositary of certificates for Rights, or a timely book-entry confirmation of Rights into the Depositary’s account at DTC, a properly completed and duly executed Letter of Transmittal, or an Agent’s Message in the case of a book-entry transfer, and any other required documents.

We will pay for Rights purchased in the Offer by authorizing the release of the aggregate Purchase Price from the Trust Account, or otherwise provide funds, to the Depositary, which will act as agent for tendering Right holders for the purpose of receiving payment from us and transmitting payment to tendering Right holders.

Certificates for all Rights tendered and not purchased, will be returned or, in the case of Rights tendered by book-entry transfer, will be credited to the account maintained with DTC by the broker/dealer participant who delivered the Rights, to the tendering Right holder at our expense promptly after the Expiration Date or termination of the Offer, without expense to the tendering Right holders.

Under no circumstances will we pay interest on the Purchase Price, including, but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase Rights in the Offer.

We urge Right holders who hold Rights through a broker, dealer, commercial bank, trust company or other nominee to consult their nominee to determine whether transaction costs are applicable if they tender Rights through their nominee and not directly to the Depositary.

Section 6. Conditions of the Offer.

The Offer is conditioned upon the closing of the Business Combination. Notwithstanding any other provision of the Offer, we will not accept for payment, purchase or pay for any Rights tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for Rights tendered, subject to the rules under the Exchange Act, if at any time on or after the commencement of the Offer and before the Expiration Date, there has been instituted or is pending any action, suit or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal that (i) directly or indirectly challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the making of the Offer, the acquisition of some or all of the Rights pursuant to the Offer or (ii) in our reasonable judgment and regardless of the circumstances giving rise to the event or events (other than any action or omission to act by us), makes it inadvisable to proceed with the Offer or with acceptance for payment.

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The consummation of the Business Combination is subject to certain conditions, all of which are described in detail in the Preliminary Proxy Statement relating to the Business Combination attached hereto as Annex A and filed as Exhibit (g) to the Schedule TO filed with the SEC by the Company on October 8, 2019. If any of these conditions have not been met by the termination date set forth in the Stock Purchase Agreement, the parties may terminate the Stock Purchase Agreement.

The conditions referred to above are for our sole benefit with respect to the Offer and may be asserted by us regardless of the circumstances (other than any action or omission to act by us) giving rise to any condition, and may be waived by us, in whole or in part, at any time and from time to time in our discretion until the Offer shall have expired or been terminated. Our failure at any time to exercise the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time until the Offer shall have expired or been terminated. However, once the Offer has expired, then all of the conditions to the Offer must have been satisfied or waived. In certain circumstances, if we waive the conditions described above, we may be required to extend the Expiration Date. Any determination by us concerning the events described above will be final and binding on all parties.

Section 7. Price Range of Common Stock, Warrants, Units and Rights; Dividends.

Price Range

Our units began trading on the NYSE under the symbol “GIG.U” on December 8, 2017. On January 16, 2018, the Company announced that the holders of the Company’s units may elect to separately trade the securities underlying such units. On January 17, 2018, our shares of Common Stock, warrants and Rights began trading on the NYSE under the symbols “GIG”, “GIG.WS” and “GIG.RT”, respectively.

The following table sets forth, for the calendar quarter indicated, the high and low sales prices per unit, Common Stock, warrant and Right as reported on NYSE for the periods presented.

	Units (GIG.U)		Common Stock (GIG)		Warrants (GIG.WS)		Rights (GIG.RT)
	High	Low	High	Low	High	Low	High	Low
Year ended September 30, 2018:
Quarter ended December 31, 2017 (1)	$10.10	$9.94	$—	$—	$—	$—	$—	$—
Quarter ended March 31, 2018 (2)	$10.40	$10.00	$9.72	$9.64	$0.58	$0.27	$0.95	$0.30
Quarter ended June 30, 2018	$10.58	$10.35	$9.99	$9.70	$0.51	$0.35	$0.45	$0.33
Quarter ended September 30, 2018	$10.85	$10.43	$10.08	$9.76	$0.50	$0.43	$0.53	$0.39
Year ended September 30, 2019
Quarter ended December 31, 2018	$10.79	$10.35	$10.15	$9.95	$0.50	$0.17	$0.58	$0.1886
Quarter ended March 31, 2019	$10.95	$10.53	$10.24	$10.05	$0.30	$0.16	$0.65	$0.16
Quarter ended June 30, 2019	$11.03	$10.50	$10.41	$10.15	$0.30	$0.19	$0.64	$0.33
Quarter ended September 30, 2019	$11.85	$10.56	$10.90	$10.32	$0.79	$0.17	$0.97	$0.38

(1)	Beginning on December 8, 2017, with respect to GIG.U.
(2)	Beginning on January 17, 2018 with respect to GIG, GIG.WS and GIG.RT.

As of October 7, 2019, the Company’s publicly traded units, Common Stock, warrants and Rights closed at $11.85, $10.43, $0.5928 and $0.98, respectively.

Dividend Policy of the Company

The Company has not paid any cash dividends on our shares of Common Stock to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the

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future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any dividends subsequent to the Business Combination will be within the discretion of the post-combination company’s board of directors. It is the present intention of our board to retain all earnings, if any, for use in our business operations and, accordingly, our board does not anticipate declaring any dividends in the foreseeable future.

Prior Public Offerings

The registration statement for the Company’s IPO was declared effective on December 7, 2017. On December 8, 2017, a subsequent registration statement on Form S-1 filed by the Company, and also in connection with the Company’s IPO was declared effective. On December 12, 2018, the Company consummated its IPO of 12,500,000 units at a price of $10.00 per unit, generating gross proceeds of $125,000,000. Each unit consisted of one share of Common Stock, three-quarters of one warrant to purchase one share of Common Stock and one Right.

In connection with the Company’s IPO, the underwriters were granted an option to purchase up to an additional 1,875,000 units solely to cover over-allotments, if any, at an offering price of $10.00 per unit. On January 5, 2018, the underwriters exercised their over-allotment option in full, and on January 9, 2018, the underwriters purchased 1,875,000 over-allotment units, generating gross proceeds of $18,750,000.

Prior Stock Purchases

None.

Section 8. Source and Amount of Funds.

We expect $14,724,523.44 will be required to purchase the Rights in the Offer if the Offer is fully subscribed at the Purchase Price of $0.99 per Right, which amount does take into account the Rights held by the Non-Participating Holders. We will pay the Purchase Price for the Rights by using a combination of the funds that are currently held in our Trust Account, which will be released to us upon consummation of the Business Combination to the extent that such funds are not used for the redemption of shares of our Common Stock in conjunction with the approval by our stockholders of the Business Combination, and proceeds from debt or equity financings that we may undertake and that are still to be determined. As of June 30, 2019, there was approximately $77,838,000 held in the Trust Account. We expect to pay the aggregate Purchase Price of the Rights accepted by us by authorizing the release of such funds from the Trust Account, or otherwise providing funds, to the Depositary promptly after the Expiration Date and simultaneously with the closing of the Business Combination.

The fees and expenses of this Offer will be funded by proceeds held outside our Trust Account, which include proceeds from debt financings from our sponsor and founders and capital raised through debt and equity financings which are still to be determined. The Rights acquired by us pursuant to the Offer will be cancelled.

Section 9. Interests of Directors and Executive Officers; Certain Agreements.

The Company’s directors and executive officers are as set forth in “The Offer—Section 11. Important Information Concerning the Company—Directors and Executive Officers.”

The following table shows the number of Rights beneficially owned by our sponsor and each director and executive officer of the Company and by all such persons as a group, each of whom have agreed not to tender any Rights pursuant to the Offer.

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The information set forth below is as of October 8, 2019:

Name and Address of Beneficial Owner (1)	Number of Rights Beneficially Owned	Approximate Percentage of Rights (2)
GigAcquisitions, LLC (3)	356,000	2.4%
GigFounders, LLC	—	—
Dr. Avi S. Katz (3)	356,000	2.4%
Brad Weightman	—	—
Tara McDonough (4)	—	—
Barrett Daniels (5)	—	—
Neil Miotto	—	—
John Mikulsky	—	—
Peter Wang	—	—
Jack Porter	—	—

All directors and officers as a group (7 individuals)	356,000	2.4%

(1)	Unless otherwise indicated, the business address of each of the individuals is 2479 E. Bayshore Road, Suite 200, Palo Alto CA.
(2)

Based on 14,873,256 Rights outstanding as of October 8, 2019 (of which 14,375,000 were originally sold as part of the units issued in our IPO, and 498,256 were originally sold as part of the units issued in our private placements).

(3)

Represents Rights held by our sponsor. The Rights held by our sponsor are beneficially owned by Avi S. Katz, our Executive Chairman, Secretary, President, Chief Executive Officer and Secretary, and the manager of our sponsor, who has sole voting and dispositive power over the shares held by our sponsor.

(4)	The Company’s former Chief Financial Officer until August 12, 2019.
(5)	The Company’s former Chief Financial Officer until July 1, 2018.

Participation in the Offer

None of the Non-Participating Holders intend to tender Rights pursuant to the Offer. Our Non-Participating Holders will therefore retain any Rights they own on the same terms and conditions that currently apply.

Recent Transactions in Rights

Based on our records and the information provided to us by the Company’s sponsor, directors, executive officers, associates, and subsidiaries, none of the Company nor its respective officers or directors, or any director, officer, associate or majority-owned subsidiary of the foregoing, has purchased any Rights in the past two years or effected any transactions in the Rights in the past 60 days, except that simultaneously with the closing of the Company’s IPO and the closing of the over-allotment option, the Company sold an aggregate of 356,000 private placement Rights to our sponsor.

Certain Agreements

Forward Purchase Agreements

We have entered into Forward Share Purchase Agreements with each of Greenhaven Road Capital Fund 1, LP and Greenhaven Road Capital Fund 2, LP (together, “Greenhaven”) and Kepos Alpha Fund L.P. (“KAF”) with respect to the Rights currently held by each of them and any additional Rights (the “Additional Rights”) they may acquire prior to the closing of the Business Combination. Each of Greenhaven and KAF have agreed to a “lock-up” which requires each of them to hold, and not to offer, sell, contract to sell, pledge, transfer, assign, or otherwise dispose of, directly or indirectly, or hedge (including any transactions involving any derivative securities of the Company and including any short sales involving any of the Company’s securities), the Rights

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(including any Additional Rights), and any Shares that the Rights (including any Additional Rights) convert into, until the later of the sixtieth day after the consummation of the Business Combination or January 1, 2020, including not to tender the Rights (or any Additional Rights) to the Company in response to this Offer. We may enter into similar agreements with other Right holders, including Yakira Capital Management (“Yakira”) with whom we have announced that we have entered into a non-binding letter of intent to not deliver their Rights in response to the Offer. We are informed that Greenhaven, KAF and Yakira currently hold approximately 11,160,891 Rights in the aggregate which they would be prohibited from tendering in response to this Offer. In addition, none of the 498,256 rights sold as part of units in the private placement to our sponsor and founders will be tendered in response to this Offer.

Agreements in Connection With Business Combination

In connection with the Business Combination, we have entered into or will enter into certain agreements with our founders, sponsor and our directors and executive officers, and with certain other parties with respect to our securities, as described in the Preliminary Proxy Statement attached hereto as Annex A, including the Stock Purchase Agreement.

Section 10. Material U.S. Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences of the Offer to U.S. Holders and Non-U.S. Holders (each as defined below) of Rights. The discussion below of the U.S. federal income tax consequences to “U.S. Holders” will apply to a beneficial owner of the Rights that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a beneficial owner of the Rights is not described as a U.S. Holder and is not an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes, such owner will be considered a “Non-U.S. Holder.” The material U.S. federal income tax consequences applicable specifically to Non-U.S. Holders are described below under the heading “Non-U.S. Holders.”

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, Treasury regulations promulgated thereunder, published rulings and court decisions, all as currently in effect. These authorities are subject to change or differing interpretations, possibly on a retroactive basis.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder’s individual circumstances. In particular, this discussion considers only holders that own the Rights as capital assets within the meaning of Section 1221 of the Code, and does not address the potential application of the alternative minimum tax. In addition, this discussion does not address the U.S. federal income tax consequences to holders that are subject to special rules, including:

•	financial institutions or financial services entities;

•	broker-dealers;

•	taxpayers that are subject to the mark-to-market accounting rules under Section 475 of the Code;

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•	tax-exempt entities;

•	governments or agencies or instrumentalities thereof;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	expatriates or former long-term residents of the United States;

•	persons that actually or constructively own 5 percent or more of our voting shares;

•	persons that acquired our Rights in connection with employee share incentive plans or otherwise as compensation;

•	persons that hold the Rights as part of a straddle, constructive sale, hedging, conversion or other integrated transaction; or

•	persons whose functional currency is not the U.S. dollar.

This discussion does not address any aspect of U.S. federal non-income tax laws, such as gift or estate tax laws, state, local or non-U.S. tax laws or, except as discussed herein, any tax reporting obligations of a holder of the Rights. Additionally, this discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold the Rights through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of the Rights, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. This discussion also assumes that any consideration received (or deemed received) by a holder in consideration for the sale or other disposition of the Rights will be in U.S. dollars.

We have not sought, and will not seek, a ruling from the IRS as to any U.S. federal income tax consequence described herein. The IRS may disagree with the descriptions herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

THIS DISCUSSION IS ONLY A SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER TO HOLDERS OF OUR RIGHTS. EACH HOLDER OF RIGHTS IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS AND ANY APPLICABLE TAX TREATIES.

U.S. Holders

Non-Participation in the Tender Offer

Right holders who do not tender any of their Rights in the Offer will not recognize any gain or loss for U.S. federal income tax purposes solely as a result of the consummation of the Offer.

Exchange of Rights Pursuant to the Offer

The exchange of Rights for cash pursuant to the Offer will be a taxable sale of the Rights for U.S. federal income tax purposes. A U.S. holder will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the Rights. A holder’s adjusted tax basis in the Rights generally will equal the holder’s acquisition cost, and if the holder purchased a unit consisting of shares of Common Stock, warrants and Rights, the cost of such unit must be allocated between the shares of

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Common Stock, warrants and Rights that comprised such unit based on their relative fair market values at the time of the purchase. Any such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for the Rights exceeds one year. A holder must calculate gain or loss separately for each block of Rights exchanged pursuant to the Offer (generally, Rights acquired at the same cost in a single transaction). Long-term capital gain recognized by a non-corporate U.S. holder may be eligible for reduced rates of tax. The deduction of capital losses is subject to limitations, as is the deduction for losses realized upon a taxable disposition by a U.S. holder of Rights if, within a period beginning 30 days before the date of such disposition and ending 30 days after such date, such U.S. holder has acquired (by purchase or by an exchange on which the entire amount of gain or loss was recognized), or has entered into a contract or option so to acquire, substantially identical stock or securities.

Medicare Contribution Taxes

U.S. Holders that are individuals, estates or trusts and whose income exceeds certain thresholds generally will be subject to a 3.8% Medicare contribution tax on unearned income, including, among other things, capital gains from the sale or other taxable disposition of securities, subject to certain limitations and exceptions. U.S. Holders should consult their own tax advisors regarding the effect, if any, of such tax on their disposition of the Rights.

Non-U.S. Holders

A Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain attributable to a sale or other disposition of Rights unless such gain is effectively connected with its conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such holder maintains in the United States) or the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of sale or other disposition and certain other conditions are met (in which case, such gain from United States sources generally is subject to tax at a 30% rate or a lower applicable tax treaty rate).

Gains that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally will be subject to U.S. federal income tax (but not the Medicare contribution tax) at the same regular U.S. federal income tax rates applicable to a comparable U.S. Holder and, in the case of a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes, may also be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

Backup Withholding and Information Reporting

In general, information reporting for U.S. federal income tax purposes should apply to the proceeds from sales and other dispositions of Rights by a U.S. Holder to or through a U.S. office of a broker. Payments made (and sales and other dispositions effected at an office) outside the United States will be subject to information reporting in limited circumstances.

In addition, backup withholding of U.S. federal income tax, currently at a rate of 24%, generally will apply to proceeds from sales and other dispositions of Rights by a U.S. Holder who:

•	fails to provide an accurate taxpayer identification number;

•	is notified by the IRS that backup withholding is required; or

•	fails to comply with applicable certification requirements.

A Non-U.S. Holder generally will eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

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We will withhold all taxes required to be withheld by law from any amounts otherwise payable to any holder of Rights, including tax withholding required by the backup withholding rules. Backup withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against a U.S. Holder’s or a Non-U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the requisite information is timely furnished to the IRS. Holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedure for obtaining an exemption from backup withholding in their particular circumstances.

Under current Treasury Regulations, withholding tax at a rate of 30% will be imposed on payments to certain foreign financial institutions of the gross proceeds of dispositions of U.S. equity interests owned through foreign accounts or foreign intermediaries, unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied. Proposed regulations would eliminate such withholding on such gross proceeds, Non-U.S. Holders should consult their tax advisors regarding the possible implications of these new rules on their disposition of the Rights.

Section 11. Important Information Concerning the Company

General

The Company is a Private-to-Public Equity (PPE) company, also known as a blank check company or a special purpose acquisition company, incorporated on October 9, 2017, as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

The public units began trading on the NYSE under the symbol “GIG.U” on December 8, 2017. On January 16, 2018, the Company announced that the holders of the Company’s units may elect to separately trade the securities underlying such units. On January 17, 2018, the Common Stock, warrants and Rights began trading on the NYSE under the symbols “GIG”, “GIG.WS” and “GIG.RT”, respectively. We intend to apply to continue the listing of our publicly-traded Common Stock and warrants on NYSE under the symbols “KLR” and “KLR WS”, respectively, upon the closing of the Business Combination.

The mailing address of the Company’s principal executive office is c/o GigCapital, Inc., 2479 E. Bayshore Rd., Suite 200, Palo Alto, California 94303.

Directors and Officers

The directors and officers of the Company are as follow as of September 30, 2019:

Name	Age	Position
Avi S. Katz	61	Executive Chairman, Secretary, President and Chief Executive Officer
Brad Weightman	64	Vice President and Chief Financial Officer
Jack Porter	58	Director
Neil Miotto	73	Director
John Mikulsky	74	Director
Peter Wang	63	Director

The address of each director and executive officer is 2479 E. Bayshore Road, Suite 200, Palo Alto, CA 94303.

During the last five years, none of our directors or executive officers has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative

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proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Each executive officer and director is a citizen of the United States.

Description of the Rights

There are 14,873,256 Rights outstanding, of which 14,375,000 are public Rights and 498,256 are private placement Rights. Each holder of a Right will receive one-tenth of one share of Common Stock upon consummation of the Business Combination, even if the holder of such right redeems all shares of Common Stock held by it in connection with the initial business combination. No additional consideration will be required to be paid by a holder of Rights in order to receive its additional shares upon consummation of the Business Combination, as the consideration related thereto has been included in the unit purchase price paid for by investors in the Company’s IPO.

As soon as practicable upon the consummation of the Business Combination, the Company will direct registered holders of the rights to return their Rights to our rights agent. Upon receipt of the Rights, the rights agent will issue to the registered holder of such rights the number of full shares of Common Stock to which it is entitled. The Company will notify registered holders of the Rights to deliver their Rights to the rights agent promptly upon consummation of the Business Combination and have been informed by the rights agent that the process of converting their rights for shares of Common Stock should take no more than a matter of days. The foregoing conversion of Rights is solely ministerial in nature and is not intended to provide us with any means of avoiding our obligation to issue the shares underlying the Rights upon consummation of the Business Combination. Other than confirming that the Rights delivered by a registered holder are valid, the Company will have no ability to avoid delivery of the shares underlying the Rights. Nevertheless, there are no contractual penalties for failure to deliver securities to the holders of the Rights upon consummation of the Business Combination. Additionally, in no event will the Company be required to net cash settle the Rights. Accordingly, the Rights may expire worthless.

The shares issuable upon exchange of the rights will be freely tradable (except to the extent held by affiliates of ours). The Company will not issue fractional shares upon exchange of the rights. If, upon exchange of the rights, a holder would be entitled to receive a fractional interest in a share, the Company will pay in cash the fair value of fractions of a share as of the time when those entitled to receive such fractions are determined.

Section 12. Certain Legal Matters; Regulatory Approvals.

Except as otherwise discussed herein, based on our examination of publicly available information filed by the Company with the SEC and other information concerning the Company, we are not aware of any license or regulatory permit that is material to the Company’s business that might be adversely affected by our acquisition of the Rights pursuant to the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of Rights pursuant to the Offer. Should any approval or other action be required, we are unable to predict whether we will delay the acceptance for payment of or payment for Rights tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to the Company’s business and financial condition.

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Section 13. Extension of the Offer; Termination; Amendment.

Extension of the Offer

We expressly reserve the right, for any reason, at any time and from time to time prior to the Expiration Date, and regardless of whether any of the events set forth in “The Offer—Section 6. Conditions of the Offer” shall have occurred or are deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Rights. We will effect any such extension by giving notice of such extension to the Depositary and making a public announcement of the extension. We intend to extend the Offer to ensure that the Expiration Date of the Offer occurs one minute past 11:59 P.M., New York City time, on the day before the special meeting of the Company’s stockholders to approve the Business Combination.

Termination

We also expressly reserve the right, in our sole discretion, to terminate the Offer and reject for payment and not pay for any Rights not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Rights upon the occurrence of any of the conditions specified in “The Offer—Section 6. Conditions of the Offer” by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for Rights which we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the Rights tendered promptly after termination or withdrawal of a tender offer.

Amendment

Subject to compliance with applicable law (including Rule 13e-4 under the Exchange Act), we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in “The Offer—Section 6. Conditions of the Offer” have occurred or are deemed by us to have occurred, to amend the Offer prior to the Expiration Date for any reason. Amendments to the Offer may be made at any time and from time to time by public announcement. In the case of an extension of the Offer, such amendment must be announced no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to Right holders in a manner reasonably designed to inform Right holders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law or regulation (including Rule 13e-4 under the Exchange Act), we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through PR Newswire, Business Wire or another comparable service. If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(l) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information; however, in no event will the Offer remain open for fewer than five business days following such a material change in the terms of, or information concerning, the Offer. If (i) we make any change to increase or decrease the price to be paid for Rights, and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of an increase or decrease is first published, sent or given to Right holders in the manner specified in this “Section 13. Extension of the Offer; Termination; Amendment”, the Offer will be extended until the expiration of such period for ten business days. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

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Section 14. Fees and Expenses.

We have retained MacKenzie Partners, Inc. to act as Information Agent and Continental to act as Depositary in connection with the Offer. The Information Agent may contact holders of Rights by mail, facsimile and personal interviews and may request brokers, dealers and other nominee Right holders to forward materials relating to the Offer to beneficial owners. The Information Agent and Depositary will receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

The Company will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Information Agent as described above) for soliciting tenders of Rights pursuant to the Offer. Right holders holding Rights through brokers, dealers and other nominee stockholders are urged to consult the brokers, dealers and other nominee stockholders to determine whether transaction costs may apply if Right holders tender Rights through the brokers, dealers and other nominee Right holders and not directly to the Depositary. The Company will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Rights held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the Information Agent or the Depositary for purposes of the Offer.

Section 15. Miscellaneous.

We are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Rights, we will make a good faith effort to comply with that statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, we cannot comply with any such statute, the Offer will not be made to holders of Rights in any jurisdiction in which the making of the Offer would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of us by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by us.

No person has been authorized to give any information or to make any representation on behalf of us not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person shall be deemed to be the agent of the Company, the Depositary, or the Information Agent for the purpose of the Offer.

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WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read the Company’s SEC filings, including this proxy statement, over the Internet at the SEC’s website at http://www.sec.gov.

If you would like additional copies of this Offer to Purchase or if you have questions about the Offer or the Business Combination, you should contact the Company or the Information Agent at the following address and telephone number:

GigCapital, Inc.

2479 E. Bayshore Rd., Suite 200

Palo Alto, CA 94303

Tel: (650) 276-7040

We have filed, pursuant to Rule 13e-4(c)(2), an Issuer Tender Offer Statement on Schedule TO as may be amended from time to time with the SEC that includes additional information relating to the Offer. You may request a copy of the Schedule TO and related exhibits, at no cost, by writing or calling the Information Agent for the Offer at the telephone numbers set forth on the back cover of this Offer to Purchase.

Additional information regarding the Business Combination and the Stock Purchase Agreement can be found in the preliminary proxy statement relating to the Business Combination initially filed with the SEC on July 31, 2019, as amended on September 24, 2019, a copy of which is attached hereto as Annex A as well as being filed as Exhibit (g) to the Schedule TO.

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Annex A

Preliminary Proxy Statement

Preliminary Proxy Materials

Dated September 24, 2019

Subject to Completion

GIGCAPITAL, INC.

2479 E. Bayshore Rd., Suite 200

Palo Alto, CA 94303

Dear GigCapital, Inc. Stockholder:

We cordially invite you to attend a special meeting of the stockholders of GigCapital, Inc., a Delaware corporation (“we,” “us,” “our” or the “Company”), which will be held on [●], 2019 at 10:00 a.m., local time, at the offices of the Company, located at 2479 E. Bayshore Rd., Suite 200, Palo Alto, California 94303 (the “Special Meeting”).

On February 22, 2019, the Company, Kaleyra S.p.A., an Italian corporation (“Kaleyra”), Shareholder Representative Services LLC, as representative for the sellers (“Sellers’ Representative”), and each of the following holders of the ordinary shares (the “Ordinary Shares”) of Kaleyra (collectively the “Sellers”), Esse Effe S.p.A, a company with shares formed under the laws of Italy (“Esse Effe”), Maya Investments Limited, a company formed under the laws of England (“Maya”), Hong Kong Permanent Shine Limited, a company formed under the laws of Hong Kong, Ipai Terry Hsiao, Giacomo Dall’Aglio, Alex Milani, Luca Giardina Papa, Filippo Monastra, Matteo Castelucci, Kirk Tsai, Justyna Miziolek, Erjon Metko, Claudio Ippolito, Andrea Riccardi, and Francesco Vizzone, entered into a stock purchase agreement, as amended (and as it may be further amended from time to time, the “Stock Purchase Agreement”), pursuant to which the Company agreed to acquire (the “Acquisition” and, together with the Issuances (as defined below), and the other transactions contemplated by the Stock Purchase Agreement, the “Business Combination”) all of the outstanding Ordinary Shares of Kaleyra and its subsidiaries. You are being asked to vote on the Business Combination between the Company and Kaleyra.

At the Special Meeting, we are asking you to consider and vote upon a proposal (the “Business Combination Proposal” or “Proposal No. 1”) to adopt the Stock Purchase Agreement and approve the Business Combination, including the issuances (the “Closing Stock Issuances”) in connection therewith of shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), and the contingent issuance of any additional shares (the “Earn-Out Shares”) of Common Stock pursuant to the earn-out provisions of the Stock Purchase Agreement (such issuances of shares of Common Stock to the Sellers pursuant to the terms of the Stock Purchase Agreement, collectively, the “Stock Issuances”) and to Esse Effe and Maya the payment of cash and issuance of unsecured convertible promissory notes (such issuances of unsecured promissory convertible notes, together with the Stock Issuances, the “Issuances”). Copies of the Stock Purchase Agreement and Amendment No. 1 to the Stock Purchase Agreement are attached to the accompanying proxy statement as Annex A and Annex B, respectively. The consideration to be paid to thirteen of the Sellers will be the Stock Issuances and is subject to certain adjustments described in the Stock Purchase Agreement, and the consideration to be paid to the remaining two Sellers (Esse Effe and Maya) will be in the form of a combination of cash, Stock Issuances and unsecured convertible promissory notes, which will all be subject to certain adjustments described in the Stock Purchase Agreement. The cash consideration payable to Esse Effe and Maya at the closing (“Closing”) of the Business Combination (assuming redemptions, as described below, of less than 50% of the public shares (as defined below) and no adjustments) is $15,000,000, but could, depending upon the amount of redemptions of the public shares, be as low as no cash consideration. The maximum value of the unsecured convertible promissory notes to be issued to Esse Effe and Maya at the Closing (assuming redemptions, as described below, of less than 50% of the public shares (as defined below) and no adjustments) will total in the aggregate $15,000,000, but could, depending upon the amount of redemptions of the public shares, be as low as no unsecured convertible promissory notes being issued. Collectively, the aggregate of the cash consideration and the unsecured convertible promissory notes, paid or issued to Esse Effe and Maya will be $15,000,000. The number of shares of Common Stock issued as Closing Stock Issuances shall be determined by the amount of redemptions of public shares and may be as much as 10,181,819 shares of Common Stock, but will be at least 8,616,819 shares of Common Stock (assuming no adjustments). The relative allocation of the consideration to be received by the

Sellers at Closing as among cash, the Stock Issuances and unsecured convertible promissory notes will be adjusted as more fully described in the accompanying proxy statement.

The number of Earn-Out Shares that may be issued to the Sellers are up to 4,292,272 shares of Common Stock. The Earn-Out Shares may be issuable pursuant to an earn-out based upon the post-combination company and its subsidiaries achieving certain pro forma revenue and pro forma adjusted earnings before interest, tax, depreciation and amortization (“EBITDA”) targets in 2019 and/or 2020, as more fully described in the accompanying proxy statement and subject to the amount of redemptions of public shares (as defined below).

At the Special Meeting, we are asking you to adopt the Stock Purchase Agreement and approve the Business Combination, including the Issuances. In addition, we are asking you to consider and vote upon (i) two separate proposals to approve and adopt amendments to the Company’s current amended and restated certificate of incorporation, as amended (the “Charter” or “Current Charter”), to: (A) provide for the classification of our board of directors (our “Board”) into three classes of directors with staggered terms of office and to make certain related changes (“Proposal No. 2”); and (B) provide for certain additional changes, including but not limited to changing the post-combination company’s corporate name from “GigCapital, Inc.” to “Kaleyra, Inc.” and eliminating certain provisions specific to our status as a blank check company, which our Board believes are necessary to adequately address the needs of the post-combination company (“Proposal No. 3”, which together with Proposal No. 2 are collectively referred to as the “Charter Amendment Proposals”), (ii) a proposal to elect, effective at the Closing, seven directors to serve staggered terms on our Board until the 2020, 2021 and 2022 annual meeting of stockholders, respectively, and until their respective successors are duly elected and qualified or until they resign or are otherwise removed (the “Director Election Proposal” or “Proposal No. 4”), (iii) a proposal to approve the Kaleyra, Inc. 2019 Equity Incentive Plan, a copy of which is attached to this proxy statement as Annex D (the “Kaleyra, Inc. 2019 Incentive Plan”), including the authorization of the initial share reserve under the Kaleyra, Inc. 2019 Incentive Plan (the “Incentive Plan Proposal” or “Proposal No. 5”) and (iv) a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal and the Charter Amendment Proposals (the “Adjournment Proposal” or “Proposal No. 6”). A copy of our proposed second amended and restated certificate of incorporation reflecting the Charter Amendment Proposals, assuming the consummation of the Business Combination, is attached as Annex C to the accompanying proxy statement.

Each of these proposals is more fully described in the accompanying proxy statement, which each stockholder is encouraged to read carefully.

Our common stock, units, warrants and rights are currently listed on New York Stock Exchange (“NYSE”) under the symbols “GIG”, “GIG.U” “GIG.WS” and “GIG.RT,” respectively. Upon Closing, we intend to apply to list the shares issued to the Sellers on the NYSE under the symbol “KLR”. Thereafter, our units (each comprised of one share of Common Stock, one right to receive one-tenth of one share of Common Stock and three-fourths of one warrant to purchase one share of Common Stock), will cease to trade as an individual security and, instead, will be separated into their constituent securities, and the Common Stock and warrants will trade under the symbols “KLR” and “KLR WS,” respectively.

Pursuant to our Charter, we are providing our stockholders that hold shares of Common Stock that were included in the units issued in our initial public offering (“IPO”) (“public stockholders” and such shares, “public shares”), with the opportunity to redeem, upon the Closing, public shares then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in our trust account (the “Trust Account”) that holds the proceeds (including interest, which shall be net of taxes paid and taxes payable and amounts previously redeemed) of our IPO and such additional amounts as we have deposited into such trust account in connection with extensions of time for us to consummate the Business Combination. The per-share amount we will distribute to public stockholders that properly redeem their shares will not be reduced by transaction expenses incurred by the Company and Kaleyra in connection with the Business Combination. For illustrative purposes, based on the fair value of marketable securities held in our Trust Account of approximately $[●] as of [●], 2019, the estimated per share redemption price would have been approximately $[●] on such date. Public stockholders may elect to redeem their shares even if they vote for the Business Combination. A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13d-3 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the public shares. We have no specified maximum redemption threshold under our Charter, other than the aforementioned 15% threshold. Each redemption of shares of Common Stock by our public stockholders will reduce the amount in our Trust Account, which held marketable securities with a fair value of approximately $[●] as of [●], 2019. In addition, in no event will we redeem more than 6,031,601 shares, or 51.8%, of our currently outstanding shares of Common Stock, as we are not permitted under our Current Charter to have net tangible assets of less than $5,000,001. Holders of our outstanding warrants and rights do not have Redemption Rights (as defined in our Charter) in connection with the Business Combination; although, prior to consummation of the Business Combination, we intend to commence a tender offer to purchase up to 14,375,000 of our public rights at a purchase price that is still to be determined, subject to certain conditions as further described in the accompanying proxy statement. However, we also intend to enter into an agreement with a holder of 5,482,694 of these public rights to purchase the shares into which this holder’s public rights (which may be as many as 10,000,000 public rights) convert at the time of the Business Combination. This agreement will provide that the purchase will occur at the later of January 1, 2020 or 60 days after the closing of the Business Combination. As a result, the public rights held by such holder would not be tendered in response to the Rights Tender Offer. Unless otherwise specified, the information in the accompanying proxy statement assumes that less than fifty percent of our public stockholders at the time that we entered into the Stock Purchase Agreement exercise their Redemption Rights with respect to their public shares.

Our initial stockholders prior to the IPO, including the Sponsor, Cowen Investments II LLC, a Delaware limited liability company as successor to Cowen Investments LLC (“Cowen Investments”), Irwin Silverberg and Jeffrey Bernstein (the “Founders”) and those of our directors who hold shares of Common Stock (such directors and the Founders, our “Initial Stockholders”) have agreed to waive their Redemption Rights with respect to any shares of Common Stock they may hold (other than any public shares, in the case of Cowen Investments) in connection with the consummation of the Business Combination. Currently, our Initial Stockholders, officers and directors own 35.12% of our issued and outstanding shares of Common Stock, including all of the Founder Shares (as defined below). The Founder Shares are subject to transfer restrictions. The 4,087,006 shares of Common Stock that are currently owned by our Initial Stockholders, of which 60,000 shares are held by our directors (the “Founder Shares”), will be excluded from the pro rata calculation used to determine the per-share redemption price. Our Initial Stockholders have agreed to vote any shares of Common Stock owned by them in favor of the Business Combination.

We are providing you with the accompanying proxy statement and accompanying proxy card in connection with the solicitation of proxies to be voted at the Special Meeting and at any adjournments or postponements of the Special Meeting. Information about the Special Meeting, the Business Combination and other related business to be considered by the Company’s stockholders at the Special Meeting is included in this proxy statement. Whether or not you plan to attend the Special Meeting, we urge you to read this proxy statement, including the Annexes and the accompanying financials statements of the Company and of Kaleyra, carefully and in their entirety. In particular, we urge you to read carefully the section entitled “Risk Factors ” beginning on page 46 of the accompanying proxy statement.

After careful consideration, our board of directors (the “Board”) has unanimously (i) determined that the transactions contemplated by the Stock Purchase Agreement are fair to, and in the best interests of, the Company and its stockholders, (ii) approved and declared advisable the execution, delivery and performance by the Company of the Stock Purchase Agreement and the consummation of the Business Combination, including the Issuances, and (iii) resolved to recommend that the holders of shares of Common Stock vote in favor of the adoption and approval of the Stock Purchase Agreement and the consummation of the Business Combination, including the Issuances. The Board has also approved (i) the Charter Amendment Proposals, and (ii) the adoption of the Kaleyra, Inc. 2019 Incentive Plan. The Board unanimously recommends that you vote “FOR” adoption of the Stock Purchase Agreement and approval of the Business Combination, including the Issuances, and “FOR” all other proposals presented to you in the accompanying proxy statement. When you consider the Board’s recommendation of these proposals, you should keep in mind that our directors and officers have interests in the Business Combination that may conflict with your interests as a stockholder. Please see the section entitled “Proposal No. 1—Approval of the Business Combination—Interests of Certain Persons in the Business Combination” for additional information.

Approval of the Business Combination Proposal, the Incentive Plan Proposal and the Adjournment Proposal requires the affirmative vote of holders of a majority of the shares of our Common Stock represented in person or by proxy and entitled to vote thereon at the Special Meeting. Approval of each of the Charter Amendment Proposals requires the affirmative vote of holders of a majority of our outstanding shares of Common Stock entitled to vote thereon at the Special Meeting. Approval of the Director Election Proposal requires the affirmative vote of the holders of a plurality of the shares of our common stock represented in person or by proxy and entitled to vote thereon at the special meeting.

Your vote is very important. Whether or not you plan to attend the Special Meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement to make sure that your shares are represented at the Special Meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Special Meeting. The transactions contemplated by the Stock Purchase Agreement will be consummated only if the Business Combination Proposal, the Charter Amendment Proposals and the Director Election Proposal are approved at the Special Meeting. Unless waived by the parties to the Stock Purchase Agreement, the Closing is conditioned upon the approval of the Business Combination Proposal, the Charter Amendment Proposals and the Director Election Proposal. The Incentive Plan Proposal is conditioned on the approval of the Business Combination Proposal, the Charter Amendment Proposals and the Director Election Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in the accompanying proxy statement.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the Special Meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the Special Meeting in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting. If you are a stockholder of record and you attend the Special Meeting and wish to vote in person, you may withdraw your proxy and vote in person.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND THAT THE COMPANY REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO THE COMPANY’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT SUCH MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

On behalf of our Board, I would like to thank you for your support of GigCapital, Inc. and look forward to a successful completion of the Business Combination.

Sincerely,

Dr. Avi S. Katz

Chairman, Secretary, President and Chief Executive Officer

[●], 2019

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

This proxy statement is dated [●], 2019, and is expected to be first mailed to Company stockholders on or about [●], 2019.

NOTICE OF SPECIAL MEETING OF

STOCKHOLDERS OF GIGCAPITAL, INC.

TO BE HELD [●], 2019

To the Stockholders of GigCapital, Inc.:

NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of GigCapital, Inc., a Delaware corporation (“we,” “us,” “our” or the “Company”), will be held on [●], 2019 at 10:00 a.m., local time, at the offices of the Company located at 2479 E. Bayshore Rd., Suite 200, Palo Alto, California 94303 (the “Special Meeting”). You are cordially invited to attend the Special Meeting to conduct the following items of business:

1.

Business Combination Proposal—To consider and vote upon a proposal to adopt the Stock Purchase Agreement, dated as of February 22, 2019, as amended (and as it may be further amended from time to time, the “Stock Purchase Agreement”), by and among the Company, Kaleyra S.p.A., an Italian corporation (“Kaleyra”), Shareholder Representative Services LLC as representative for the sellers (the “Sellers’ Representative”), and each of the following holders of the ordinary shares (the “Ordinary Shares”) of Kaleyra (collectively, the “Sellers”), Esse Effe S.p.A, a company with shares formed under the laws of Italy (“Esse Effe”), Maya Investments Limited, a company formed under the laws of England (“Maya”), Hong Kong Permanent Shine Limited, a company formed under the laws of Hong Kong, Ipai Terry Hsiao, Giacomo Dall’Aglio, Alex Milani, Luca Giardina Papa, Filippo Monastra, Matteo Castelucci, Kirk Tsai, Justyna Miziolek, Erjon Metko, Claudio Ippolito, Andrea Riccardi, and Francesco Vizzone, and approve the transactions contemplated thereby, including the issuances (the “Closing Stock Issuances”) in connection therewith of shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”) the contingent issuance of any additional shares (the “Earn-Out Shares”) of Common Stock pursuant to the earn-out provisions of the Stock Purchase Agreement (such issuances of shares of Common Stock, collectively, the “Stock Issuances”), the issuance of unsecured promissory convertible notes (the “Notes”), and the payment of cash (such issuances of unsecured promissory convertible notes, together with the Stock Issuances, the “Issuances” and together with the other transactions contemplated by the Stock Purchase Agreement, the “Business Combination”) (Proposal No. 1).

2.	Charter Amendment Proposals—To consider and vote upon two separate proposals to amend the Company’s current amended and restated certificate of incorporation, as amended (the “Charter”), to:

•	provide for the classification of our board of directors (our “Board”) into three classes of directors with staggered terms of office and to make certain related changes (Proposal No. 2); and

•

provide for certain additional changes, including but not limited to changing the post-combination company’s corporate name from “GigCapital, Inc.” to “Kaleyra, Inc.” and eliminating certain provisions specific to our status as a blank check company, which our Board believes are necessary to adequately address the needs of the post-combination company (Proposal No. 3);

3.

Director Election Proposal—To elect, effective at the Closing, seven directors to serve staggered terms on our Board until the 2020, 2021 and 2022 annual meeting of stockholders, respectively, and until their respective successors are duly elected and qualified or until they resign or are otherwise removed (Proposal No. 4);

4.	Incentive Plan Proposal—To consider and vote upon a proposal to approve the Kaleyra, Inc. 2019 Equity Incentive Plan (the “Kaleyra, Inc. 2019 Incentive Plan”) (Proposal No. 5); and

5.

Adjournment Proposal—To consider and vote upon a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal and the Charter Amendment Proposals. This proposal will only be presented at the Special Meeting if there are not sufficient votes to approve the Business Combination Proposal and the Charter Amendment Proposals (Proposal No. 6).

The above matters are more fully described in the accompanying proxy statement, which also includes, as Annex A and Annex B, copies of the Stock Purchase Agreement and Amendment No. 1 to the Stock Purchase Agreement, respectively. We urge you to read carefully the accompanying proxy statement in its entirety, including the Annexes and accompanying financial statements of the Company and Kaleyra.

The record date for the Special Meeting is [●], 2019. Only stockholders of record at the close of business on that date may vote at the Special Meeting or any adjournment thereof. A complete list of our stockholders of record entitled to vote at the Special Meeting will be available at least ten days before and continuing through the Special Meeting at our principal executive offices for inspection by stockholders during ordinary business hours for any purpose germane to the Special Meeting.

Pursuant to our Charter, we are providing our stockholders that hold shares of Common Stock that were included in the units issued in our initial public offering (“IPO”) (“public stockholders” and such shares, “public shares”), with the opportunity to redeem, upon the Closing, public shares then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in our trust account (the “Trust Account”) that holds the proceeds (including interest, which shall be net of taxes paid and taxes payable) of our IPO. The per-share amount we will distribute to public stockholders that properly redeem their shares will not be reduced by transaction expenses (the “Transaction Expenses”) incurred by the Company and Kaleyra in connection with the Business Combination. For illustrative purposes, based on the fair value of marketable securities held in our Trust Account of approximately $[●] as of [●], 2019, the estimated per share redemption price would have been approximately $[●] on such date. Public stockholders may elect to redeem their shares even if they vote for the Business Combination. A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13d-3 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the public shares. We have no specified maximum redemption threshold under our Charter, other than the aforementioned 15% threshold. Each redemption of shares of Common Stock by our public stockholders will reduce the amount in our Trust Account, which held marketable securities with a fair value of approximately $[●] as of [●], 2019. In addition, in no event will we redeem more than 6,031,601 shares, or 51.8%, of our Common Stock, as we are not permitted under our Current Charter to have net tangible assets of less than $5,000,001. Holders of our outstanding warrants and rights do not have Redemption Rights (as defined in our Charter) in connection with the Business Combination; although, prior to consummation of the Business Combination, we intend to commence a tender offer to purchase up to 14,375,000 of our public rights at a purchase price that is still to be determined, subject to certain conditions as further described in the accompanying proxy statement. However, we also intend to enter into an agreement with a holder of 5,482,694 of these public rights to purchase the shares into which this holder’s public rights (which may be as many as 10,000,000 public rights) convert at the time of the Business Combination. This agreement will provide that the purchase will occur at the later of January 1, 2020 or 60 days after the closing of the Business Combination. As a result, the public rights held by such holder would not be tendered in response to the Rights Tender Offer. Unless otherwise specified, the information in the accompanying proxy statement assumes that less than fifty percent of our public stockholders at the time that we entered into the Stock Purchase Agreement exercise their Redemption Rights with respect to their public shares.

Our initial stockholders prior to the IPO, including our Sponsor, Cowen Investments II LLC, a Delaware limited liability company as successor to Cowen Investments LLC (“Cowen Investments”), Irwin Silverberg and Jeffrey Bernstein (the “Founders”) and those of our directors who hold shares of Common Stock (such directors and the Founders, our “Initial Stockholders”) have agreed to waive their Redemption Rights with respect to any shares of Common Stock they may hold (other than any public shares, in the case of Cowen Investments) in connection with the consummation of the Business Combination. Currently, our Initial Stockholders, officers and directors own 35.12% of our issued and outstanding shares of Common Stock, including all of the Founder Shares. The Founder Shares (as defined below) are subject to transfer restrictions. The 4,087,006 shares of Common Stock that are currently owned by our Initial Stockholders, of which 60,000 shares are held by our directors (the “Founder Shares”), will be excluded from the pro rata calculation used to determine the per-share redemption price. Our Initial Stockholders have agreed to vote any shares of Common Stock owned by them in favor of the Business Combination.

The Business Combination is conditioned on the approval of the Business Combination Proposal, the Charter Amendment Proposals and the Director Election Proposal at the Special Meeting. The Incentive Plan Proposal is conditioned on the approval of the Business Combination Proposal, the Charter Amendment Proposals and the Director Election Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in the accompanying proxy statement.

Approval of the Business Combination Proposal, the Incentive Plan Proposal and the Adjournment Proposal requires the affirmative vote of holders of a majority of the shares of our Common Stock represented in person or by proxy and entitled to vote thereon at the Special Meeting. Approval of each of the Charter Amendment Proposals requires the affirmative vote of holders of a majority of our outstanding shares of Common Stock entitled to vote thereon at the Special Meeting. Approval of the Director Election Proposal requires the affirmative vote of the holders of a plurality of the shares of our common stock represented in person or by proxy and entitled to vote thereon at the Special Meeting.

After careful consideration, our Board has unanimously (i) determined that the transactions contemplated by the Stock Purchase Agreement are fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable the execution, delivery and performance by the Company of the Stock Purchase Agreement and the consummation of the Business Combination, including the Issuances, and (iii) resolved to recommend that the holders of shares of Common Stock vote in favor of the adoption of the Stock Purchase Agreement and approve the Business Combination, including the Issuances. The Board unanimously recommends that you vote “FOR” adoption of the Stock Purchase Agreement and approval of the Business Combination, including the Issuances, and “FOR” all other proposals presented to you in the accompanying proxy statement.

By Order of the Board of Directors

Dr. Avi S. Katz

Chairman, Secretary, President and Chief Executive Officer

Palo Alto, California

[●], 2019

i

SUMMARY TERM SHEET

This summary term sheet, together with the sections entitled “Questions and Answers About the Proposals for Stockholders” and “Summary of the Proxy Statement,” summarizes certain information contained in this proxy statement, but does not contain all of the information that is important to you. You should read carefully this entire proxy statement, including the attached Annexes, for a more complete understanding of the matters to be considered at the Special Meeting. In addition, for definitions used commonly throughout this proxy statement, including this summary term sheet, please see the section entitled “Frequently Used Terms.”

•

The Company is a Private-to-Public Equity (PPE)™ company, also known as a blank check company or special purpose acquisition company, formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

•

In connection with the Company’s IPO, we issued 14,375,000 units at a price of $10.00 per unit resulting in total gross proceeds of $143,750,000. Each unit consisted of one share of Common Stock, three-quarters of one warrant to purchase one share of Common Stock and one right to receive one-tenth of one share of Common Stock.

•

There are currently 11,636,542 shares of Common Stock, par value $0.0001 per share, issued and outstanding, including 7,549,536 shares of Common Stock originally sold as units as part of the IPO, 4,027,006 Founder Shares of Common Stock that were either initially issued or purchased as part of units prior to our IPO by our Founders (of which 498,256 shares are private placement shares (as defined below)), and 60,000 shares of Common Stock issued to directors (the “Insider Shares”). There are currently no shares of preferred stock issued and outstanding.

•

In addition, we issued 10,781,250 redeemable common stock purchase warrants (originally sold as part of the units issued in our IPO) as part of our IPO, along with 373,692 common stock purchase warrants issued as part of the units purchased in the private placement prior to our IPO. Each warrant entitles its holder to purchase one share of our Common Stock at an exercise price of $11.50 per share. The warrants will become exercisable 30 days after the completion of the Business Combination and they expire on December 12, 2022 or earlier upon redemption or liquidation. Once the warrants become exercisable, the Company may redeem the outstanding warrants at a price of $0.01 per warrant, if the last sale price of the Company’s Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30 trading day period ending on the third trading day before the Company sends the notice of redemption to the warrant holders. The private placement warrants, however, are non-redeemable so long as they are held by our Founders or their permitted transferees.

•

In addition to the shares of Common Stock and warrants, and without any relationship to the warrants other than that they were also a component of the units, we also issued 14,375,000 rights that were originally sold as part of the units issued in our IPO, and an additional 498,256 rights as part of the units purchased in the private placement prior to our IPO. Each holder of a right will receive one-tenth of one share of Common Stock upon consummation of the Business Combination, even if the holder of such right redeems all shares of Common Stock held by it in connection with the initial business combination; although, prior to consummation of the Business Combination, we intend to commence the Rights Tender Offer (as defined below) to purchase up to 14,375,000 of our public rights at a purchase price that is still to be determined, subject to certain conditions as further described in this proxy statement. The Rights Tender Offer will close concurrently with the consummation of the Business Combination. However, we also intend to enter into an agreement with a holder of 5,482,694 of these public rights to purchase the shares into which this holder’s public rights (which may be as many as 10,000,000 public rights) convert at the time of the Business Combination. This agreement will provide that the purchase will occur at the later of January 1, 2020 or 60 days after the closing of the Business Combination. As a result, the public rights held by such holder would not be tendered in response to the Rights Tender Offer.

No additional consideration will be required to be paid by a holder of rights in order to receive its additional shares upon consummation of the Business Combination, as the consideration related thereto has been included in the unit purchase price paid for by investors in our IPO. The shares issuable upon exchange of the rights will be freely tradable (except to the extent held by affiliates of ours). We will not issue fractional shares upon conversion of the rights.

•

On June 5, 2019, in connection with the amendment of our Current Charter, to extend the date by which the Company must consummate its initial business combination from June 12, 2019 to December 12, 2019, stockholders holding shares originally sold as part of the units issued in our IPO elected to redeem 6,825,464 of such shares, which represent approximately 47.5% of the shares of Common Stock that were part of the units sold in our IPO. Following such redemptions, approximately $77.6 million remains in the Trust Account and 11,636,542 shares of Common Stock remain issued and outstanding.

•	For more information regarding our Common Stock, warrants and rights, please see the section entitled “Description of Securities.”

•

In accordance with, and subject to the Stock Purchase Agreement, each Seller will be entitled to receive his, her or its share, as specified in the Stock Purchase Agreement, of the aggregate closing consideration to be paid to the Sellers at the Closing (the “Aggregate Closing Consideration”), in addition to a contingent right to receive the Earn-Out Shares (as defined below). The Aggregate Closing Consideration shall consist of a combination of Cash Consideration (as defined below), Common Stock Consideration (as defined below) and unsecured convertible promissory notes (the “Notes”) for a specified principal amount (the “Note Principal Amount”). Each of Esse Effe and Maya will receive its portion of the Aggregate Closing Consideration in the form of a combination of Common Stock Consideration, Cash Consideration and Notes. Each of the other Sellers will receive his, her or its portion of the Aggregate Closing Consideration solely in the form of Common Stock Consideration. The aggregate total of the Cash Consideration and the Note Principal Amount payable at Closing in respect of the Business Combination is $15,000,000, assuming no adjustments. The aggregate value of each component of the Aggregate Closing Consideration will be calculated based on the percentage of the Offering Shares (as defined in our Charter) outstanding as of February 22, 2019 that are redeemed prior to the Closing (the “Redemption Percentage”) pursuant to the Redemption Rights (as defined in our Charter) and Article IX of our Charter, as amended. The Stock Purchase Agreement apportions each component of the Aggregate Closing Consideration according to five fixed ranges of possible Redemption Percentages (the “Redemption Ranges”). The Common Stock Consideration shall be determined by the Redemption Percentage, and may be as much as 10,181,819 shares of Common Stock, but will be at least 8,616,819 shares of Common Stock (assuming no adjustments). Please see the section entitled “Proposal No. 1—Approval of the Business Combination—The Stock Purchase Agreement—Consideration to Sellers in the Business Combination” for information regarding each such Redemption Range and the section entitled Proposal No. 1—Approval of the Business Combination—Convertible Notes” for more details on the terms of the Notes.

•

The aggregate amount of Common Stock Consideration, and the Aggregate Closing Consideration amounts listed above, are subject to certain adjustments at Closing. The adjustments are based on the amount of Debt (as defined below) of Kaleyra that is outstanding immediately prior to the Closing. Please see the section entitled “Proposal No. 1—Approval of the Business Combination—The Stock Purchase Agreement—Consideration to Sellers in the Business Combination” for details on the adjustments.

•

The Sellers may also be entitled to receive up to an additional 4,292,272 Earn-Out Shares. The number of Earn-Out Shares to be issued to the Sellers (if any) by the Company will depend on the pro forma revenue and Post-Combination Company Pro Forma Adjusted EBITDA Earn-Out Formula (as defined below) of the post-combination company as calculated pursuant to the terms of the Stock Purchase Agreement for the 2019 and/or 2020 fiscal years, as more fully described in the section entitled “Proposal No. 1—Approval of the Business Combination—Earn-Out Shares.”

•

In order to facilitate the Business Combination, each of the Founders (as described below) entered into a Founder Shares Agreement on February 22, 2019 pursuant to which each Founder agreed that a portion of the Founder Shares will be forfeited in the event that either the 2019 Earn-Out Shares or the 2020 Earn-Out Shares (each as defined below) are not issued in full (such Founder Shares subject to risk of forfeiture, the “Founder Earn-Out Shares”). The aggregate number of Founder Earn-Out Shares will be determined based on the Redemption Percentage, as more fully described in the section entitled “Proposal No. 1—Approval of the Business Combination—The Stock Purchase Agreement—Consideration to Sellers in the Business Combination.” For more information about the Stock Purchase Agreement, please see the section entitled “Proposal No. 1—Approval of the Business Combination—The Stock Purchase Agreement.”

•

It is anticipated that, upon completion of the Business Combination: (i) the Company’s public stockholders will own approximately 37.18% of the post-combination company’s outstanding Common Stock; (ii) our Initial Stockholders will own approximately 20.38% of the post-combination company’s outstanding Common Stock and (iii) the Sellers will own approximately 42.44% of the post-combination company’s outstanding Common Stock. These ownership percentages assume that (a) there are no additional redemptions of the Offering Shares by the Company’s public stockholders other than those that have already occurred on June 5, 2019, (b) 8,616,819 shares of Common Stock are issued to the Sellers at Closing, and (c) the Company does not issue any additional shares of Common Stock between the date of the Stock Purchase Agreement and the Closing. The above-stated ownership percentages with respect to the post-combination company do not take into account: (a) warrants that will remain outstanding immediately following the Business Combination, (b) the issuance of any shares under the Kaleyra, Inc. 2019 Incentive Plan, a copy of which is attached to this proxy statement as Annex D, including up to 1,290,909 restricted stock units to be awarded to service providers of Kaleyra following the Business Combination pursuant to the terms of the Stock Purchase Agreement or (c) the conversion of 14,375,000 public rights into 1,437,500 shares of Common Stock which are subject to the Rights Tender Offer, including any shares resulting from the conversion of public rights that we may agree prior to consummation of the Business Combination to purchase at a date following the consummation of the Business Combination, and therefore such public rights would not be tendered in response to the Rights Tender Offer, but do take into account the conversion of 498,256 private placement rights into 49,826 shares of Common Stock upon the completion of the Business Combination which are not subject to the Rights Tender Offer. If the actual facts are different than these assumptions (which they are likely to be), the ownership percentage retained by the Company’s public stockholders in the post-combination company will be different from the above-stated ownership percentage. For more information, please see the sections entitled “Summary of the Proxy Statement—Impact of the Business Combination on the Company’s Public Float” and “Unaudited Pro Forma Condensed Combined Financial Information.”

•

Our management and Board considered a variety of factors in determining whether to approve the Stock Purchase Agreement, including that Kaleyra is a Cloud Communications Platform as a Service (“CPaaS”) company with an established customer base of banks and other financial institutions, enterprises and mobile network operators, and our management and Board believe Kaleyra is well positioned to take advantage of long-term growth in the CPaaS sector. As a result, our management and Board believe that Kaleyra is well-positioned for growth and that the valuation of Kaleyra implied by the purchase price provides significant opportunity for capital appreciation. For more information about our decision-making process, please see the section entitled “Proposal No. 1—Approval of the Business Combination—The Company’s Board of Directors’ Reasons for Approving the Business Combination.”

•

Pursuant to our Charter, as amended, in connection with the Business Combination, holders of public shares may elect to have their public shares redeemed for cash at the applicable redemption price per share calculated in accordance with our Charter. As of [●], 2019, this would have amounted to approximately $[●] per share. If a holder exercises its Redemption Rights, then such holder will be exchanging its shares of our Common Stock for cash and will no longer own shares of the post-

combination company and will not participate in the future growth of the post-combination company, if any. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to our transfer agent at least two business days prior to the Special Meeting. Please see the section entitled “Special Meeting of Company Stockholders—Redemption Rights.”

•

Unless waived by the parties to the Stock Purchase Agreement, and subject to applicable law, the Closing is subject to a number of conditions set forth in the Stock Purchase Agreement, including, among others, receipt of certain stockholder approvals contemplated by this proxy statement. For more information about the closing conditions to the Business Combination, please see the section entitled “Proposal No. 1—Approval of the Business Combination—The Stock Purchase Agreement—Conditions to Closing of the Business Combination.”

•

The Stock Purchase Agreement may be terminated at any time prior to the consummation of the Business Combination upon agreement of the parties thereto, or by the Company or the Sellers holding a majority of Ordinary Shares, upon notice to the other, in specified circumstances. For more information about the termination rights under the Stock Purchase Agreement, please see the section entitled “Proposal No. 1—Approval of the Business Combination—The Stock Purchase Agreement—Termination.”

•	The proposed Business Combination involves numerous risks. For more information about these risks, please see the section entitled “Risk Factors.”

FREQUENTLY USED TERMS

Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our,” the “Company” and “GigCapital” refer to GigCapital, Inc., and the term “post-combination company” refers to the Company following the consummation of the Business Combination.

In this proxy statement:

“Acquisition” mean acquisition by the Company of all of the outstanding Ordinary Shares from the Sellers.

“Adjustment Time” means as of 11:59 p.m. (EST) on the date immediately preceding the Closing Date.

“Amendment No. 1 to Stock Purchase Agreement” means that certain Amendment No. 1 to Stock Purchase Agreement, dated as of September 24, 2019, by and among the Company, Kaleyra S.p.A., the Sellers and the Seller Representative, a copy of which is attached to this proxy as Annex B.

“Board” means the board of directors of the Company.

“Buc Mobile” means Buc Mobile Inc. (doing business as Hook Mobile).

“Business Combination” means the transactions contemplated by the Stock Purchase Agreement, including the Acquisition and the Issuances.

“Bylaws” means our Bylaws, dated as of October 9, 2017.

“Cash Consideration” means the cash consideration to be paid to Esse Effe and Maya.

“Closing” means the closing of the transactions contemplated by the Stock Purchase Agreement.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Cooley” means Cooley LLP, counsel to Kaleyra.

“Common Stock” means the shares of common stock, par value $0.0001 per share, of the Company.

“Common Stock Consideration” means the Common Stock to be issued to the Sellers at the Closing pursuant to the terms of the Stock Purchase Agreement.

“Company” means GigCapital, Inc., a Delaware corporation.

“Cowen” means Cowen Inc., the representative of the underwriters in our IPO.

“Crowell” means Crowell & Moring LLP, counsel to the Company.

“Charter” or “Current Charter” means our amended and restated certificate of incorporation, dated December 7, 2017, as amended on June 5, 2019.

“Debt” means (a) all indebtedness for borrowed money or in respect of loans or advances of any kind or for the deferred purchase price related to the acquisitions of Buc Mobile and Solutions Infini; (b) the amount of all liabilities pursuant to all financial leases; (c) all liabilities evidenced by bonds, debentures, notes or similar instruments or debt securities; (d) all guarantees of the debt of other persons (except for those provided in the ordinary course of business); (e) all liabilities of a person in respect of bankers’ acceptances; and (f) all fees, accrued and unpaid interest, premiums or penalties (including prepayment penalties) or other obligations related to any of the foregoing. For clarity, Debt shall not include any (i) taxes, (ii) transaction expenses (other than Transaction Compensation Payments (as such term is defined in the Stock Purchase Agreement)) or (iii) trade payables, accounts payable and other current liabilities not in the nature of items that are the subject of clauses (a), (c), (d) or (e) of this definition.

“DGCL” means the General Corporation Law of the State of Delaware.

“Earn-Out Shares” means up to 4,292,272 shares of Common Stock issuable to the Sellers in the event the post-combination company and its subsidiaries achieve certain pro forma revenue and Post-Combination Company Pro Forma Adjusted EBITDA Earn-Out Formula milestones for the 2019 and/or 2020 fiscal year, as set forth in the Stock Purchase Agreement.

“EBITDA” means earnings before interest, tax, depreciation and amortization.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Founders” mean the Sponsor, Cowen Investments II LLC, a Delaware limited liability company as successor to Cowen Investments LLC (“Cowen Investments”), Irwin Silverberg (“Silverberg”) and Jeffrey Bernstein (“Bernstein”).

“Founder Shares” means the shares of Common Stock held of record by the Founders.

“Founder Shares Agreement” means that certain agreement Entered into on February 22, 2019 with each of our Founders in the form attached as Exhibit A to the Stock Purchase Agreement.

“GAAP” means Generally Accepted Accounting Principles.

“Initial Stockholders” means the Founders and those of our directors who hold shares of Common Stock.

“Insider Shares” means the shares of Common Stock issued to certain of our directors.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IPO” means the Company’s initial public offering, consummated on December 12, 2017, through the sale of 14,375,000 units at $10.00 per unit.

“Kaleyra” means Kaleyra S.p.A., an Italian corporation, and its subsidiaries.

“Kaleyra, Inc. 2019 Incentive Plan” means the Kaleyra, Inc. 2019 Equity Incentive Plan.

“KPMG” means KPMG S.p.A., an independent registered public accounting firm.

“KPMG LLP” means KPMG LLP, an independent registered public accounting firm and the auditor of Buc Mobile, Inc.

“MacKenzie” means MacKenzie Partners, Inc., proxy solicitor to the Company.

“Non-GAAP Pro Forma Adjusted EBITDA Earn-Out Formula” means the sum of the consolidated earnings of a party and its subsidiaries, before finance income and finance cost (including bank charges), tax, depreciation and amortization calculated from the audited consolidated financial statements of such party and its subsidiaries (prepared in accordance with GAAP as applicable to such party), for each of Kaleyra, Solutions Infini and Buc Mobile for the period of January 1, 2018 to December 31, 2018, plus (i) Kaleyra’s loss on equity investments prior to the acquisition of Solutions Infini, (ii) Kaleyra’s non-cash compensation and stock option expenses, and (iii) the acquisition transaction costs for the acquisitions of Solutions Infini and Buc Mobile.

“NYSE” means the New York Stock Exchange.

“Offering Shares” mean shares of Common Stock included as part of the units sold in the IPO.

“Ordinary Shares” means the ordinary shares of Kaleyra.

“Post-Combination Company Pro Forma Adjusted EBITDA Earn-Out Formula” means for the post-combination company and its subsidiaries, including any subsidiaries acquired by such party during such fiscal year, and as of any date of calculation, the consolidated earnings of such party and its subsidiaries, before finance income and finance cost (including bank charges), tax, depreciation and amortization calculated from the audited consolidated financial statements of such party and its subsidiaries (prepared in accordance with U.S. GAAP), plus (i) Transaction Expenses, (ii) without duplication of clause (i), severance or change of control payments, (iii) any expenses related to company restructuring, (iv) any compensation expenses relating to stock options, restricted stock units, restricted stock or similar equity interests as may be issued by such party or any of its subsidiaries to employees of such party or any of its subsidiaries and (v) any provision for the write down of assets.

“private placement rights” mean the rights included in the private placement units issued to our Founders in a private placement that closed prior to the IPO.

“private placement shares” mean the shares of our Common Stock included in the private placement units issued to our Founders in a private placement that closed prior to the IPO.

“private placement units” mean the units, consisting of one share of Company Common Stock, three-quarters of one warrant to purchase one share of Company Common Stock, and one right to receive one-tenth of one share of Company Common Stock, issued to our Founders in a private placement that closed prior to the IPO.

“private placement warrants” means the warrants included in the private placement units issued to our Founders in a private placement that closed prior to the IPO, each of which is exercisable for one share of Common Stock, in accordance with its terms.

“proposed second amended and restated certificate of incorporation” or “proposed certificate” means the proposed second amended and restated certificate of incorporation of the Company, a form of which is attached hereto as Annex C, which will become the post-combination company’s certificate of incorporation upon the approval of the Charter Amendment Proposals, assuming the consummation of the Business Combination.

“public rights” means the rights included in the public units issued in our IPO.

“public shares” means shares of Common Stock included in the public units issued in our IPO.

“public stockholders” means holders of public shares, including our Initial Stockholders to the extent our Initial Stockholders hold public shares, provided, that our Initial Stockholders will be considered “public stockholders” only with respect to any public shares held by them.

“public units” means one unit, consisting of one public share of Company Common Stock, three-quarters of one warrant to purchase one share of Company Common Stock, and one right to receive one-tenth of one share of Company Common Stock, issued in our IPO.

“public warrants” means the warrants included in the public units issued in the IPO, each of which is exercisable for one share of Common Stock, in accordance with its terms.

“Registration Rights Agreement” means that certain Amended and Restated Registration Rights Agreement to be entered into at Closing by the Sellers and which amends and restates the registration rights agreement currently in effect between the Company and certain holders of Company Common Stock.

“Related Agreements” means the Founder Shares Agreement and the Registration Rights Agreement.

“rights” means the right to receive one-tenth of one share of Common Stock.

“Rights Tender Offer” means the offer by the Company to purchase up to 14,375,000 of its public rights at a purchase price that is still to be determined, subject to certain conditions, including that the Stock Purchase Agreement is not terminated for any reason. The Rights Tender Offer will close concurrently with the consummation of the Business Combination.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Sellers” means Esse Effe S.p.A, a company with shares formed under the laws of Italy (“Esse Effe”), Maya Investments Limited, a company formed under the laws of England (“Maya”), Hong Kong Permanent Shine Limited, a company formed under the laws of Hong Kong, Ipai Terry Hsiao, Giacomo Dall’Aglio, Alex Milani, Luca Giardina Papa, Filippo Monastra, Matteo Castelucci, Kirk Tsai, Justyna Miziolek, Erjon Metko, Claudio Ippolito, Andrea Riccardi, and Francesco Vizzone.

“Seller Representative” means Shareholder Representative Services LLC, a Colorado limited liability company.

“Solutions Infini” means Solutions Infini Technologies (India) Private Limited along with its subsidiaries.

“Special Meeting” means the special meeting of the stockholders of the Company that is the subject of this proxy statement.

“Sponsor” means GigAcquisitions, LLC, a Delaware limited liability company.

“Stock Issuances” means the issuances of the Common Stock Consideration to Sellers, and the contingent issuance of any Earn-Out Shares.

“Stock Purchase Agreement” means that certain Stock Purchase Agreement, dated as of February 22, 2019, as amended by that certain Amendment No. 1 to Stock Purchase Agreement, dated as of September 24, 2019, by and among the Company, Kaleyra S.p.A., the Sellers and the Seller Representative, copies of which are attached to this proxy statement as Annex A and Annex B, respectively.

“Transaction Expenses” means the transaction expenses incurred by the Company and Kaleyra, its subsidiaries and the Sellers’ Representative, subject to certain limitations described in the Stock Purchase Agreement.

“Transfer Agent” means Continental Stock Transfer & Trust Company.

“Trust Account” means the trust account of the Company that holds the proceeds from the Company’s IPO.

“Trustee” means Continental Stock Transfer & Trust Company.

“2019 Earn-Out Shares” means the number of Earn-Out Shares which the Sellers will be entitled to receive if the pro forma revenue of the post-combination company and Post-Combination Company Pro Forma Adjusted EBITDA Earn-Out Formula for the 2019 fiscal year achieve targets specified in the Stock Purchase Agreement, as determined based on the applicable Redemption Range.

“2020 Earn-Out Shares” means the number of Earn-Out Shares which the Sellers will be entitled to receive if the pro forma revenue of the post-combination company and Post-Combination Company Pro Forma Adjusted EBITDA Earn-Out Formula for the 2020 fiscal year achieve targets specified in the Stock Purchase Agreement, as determined based on the applicable Redemption Range.

“U.S. GAAP” means accounting principles generally accepted in the United States of America.

“warrants” means the private placement warrants and the public warrants.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS FOR STOCKHOLDERS

The questions and answers below highlight only selected information from this document and only briefly address some commonly asked questions about the proposals to be presented at the Special Meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that is important to our stockholders. We urge stockholders to read carefully this entire proxy statement, including the Annexes and the other documents referred to herein, to fully understand the proposed Business Combination and the voting procedures for the Special Meeting, which will be held on [●], 2019 at 10:00 a.m., local time, at the offices of GigCapital, Inc., located at 2479 E. Bayshore Rd., Suite 200, Palo Alto, California 94303.

Q: Why am I receiving this proxy statement?

A: You are being asked to consider and vote upon a proposal to adopt the Stock Purchase Agreement and approve the Business Combination and transactions contemplated thereby, among other proposals. In accordance with, and subject to the Stock Purchase Agreement, each Seller will be entitled to receive his, her or its share of the Aggregate Closing Consideration, in addition to a contingent right to receive the Earn-Out Shares. The Aggregate Closing Consideration shall consist of Cash Consideration, Common Stock Consideration and Notes for the Note Principal Amount. Each of Esse Effe and Maya will receive its portion of the Aggregate Closing Consideration in the form of a combination of Common Stock Consideration, Cash Consideration and Notes. Each of the other Sellers will receive his, her or its portion of the Aggregate Closing Consideration solely in the form of Common Stock Consideration. All such issuance and payments are subject to adjustment as more fully described in this proxy statement. You are being asked to vote on the Business Combination between us and Kaleyra. A copy of the Stock Purchase Agreement is attached to this proxy statement as Annex A.

In addition to the Business Combination, there are related matters that we are asking you to approve. This proxy statement and its Annexes contain important information about the proposed Business Combination and the other matters to be acted upon at the Special Meeting. You should read this proxy statement and its Annexes carefully and in their entirety.

Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement and its Annexes.

Q: When and where is the Special Meeting?

A: The Special Meeting will be held on [●], 2019 at 10:00 a.m., local time, at our offices, located at 2479 E. Bayshore Rd., Suite 200, Palo Alto, California 94303.

Q: What are the specific proposals on which I am being asked to vote at the Special Meeting?

A: You are being asked to approve the following proposals:

1.	Business Combination Proposal—To adopt the Stock Purchase Agreement and approve the Business Combination, including the Issuances (Proposal No. 1);

2.	Charter Amendment Proposals—To amend our Charter to:

•	provide for the classification of our Board into three classes of directors with staggered terms of office and to make certain related changes (Proposal No. 2); and

•

provide for certain additional changes, including, but not limited to, changing the post-combination company’s corporate name from “GigCapital, Inc.” to “Kaleyra, Inc.” and eliminating certain provisions specific to our status as a blank check company, which our Board believes are necessary to adequately address the needs of the post-combination company (Proposal No. 3);

3.

Director Election Proposal—To elect, effective at the Closing, seven directors to serve staggered terms on our Board until the 2020, 2021 and 2022 annual meeting of stockholders, respectively, and until their respective successors are duly elected and qualified or until they resign or are otherwise removed (Proposal No. 4);

4.	Incentive Plan Proposal—To approve the Kaleyra, Inc. 2019 Incentive Plan, including the authorization of the initial share reserve under the Kaleyra, Inc. 2019 Incentive Plan (Proposal No. 5); and

5.

Adjournment Proposal—To approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal and the Charter Amendment Proposals. This proposal will only be presented at the Special Meeting if there are not sufficient votes to approve the Business Combination Proposal and the Charter Amendment Proposals. (Proposal No. 6).

Q: Are the proposals conditioned on one another?

A: Yes. The Business Combination is conditioned on the approval of the Business Combination Proposal and the Charter Amendment Proposals at the Special Meeting. The Incentive Plan Proposal is conditioned on the approval of the Business Combination Proposal and the Charter Amendment Proposals. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement. It is important for you to note that in the event that the Business Combination Proposal and the Charter Amendment Proposals do not receive the requisite vote for approval, then we will not consummate the Business Combination. If we do not consummate the Business Combination and fail to complete an initial business combination by December 12, 2019, we will be required to dissolve and liquidate our Trust Account by returning the then remaining funds in such account to our public stockholders.

Q: Why are we providing stockholders with the opportunity to vote on the Business Combination?

A: We are seeking approval of the Stock Purchase Agreement, including the Issuances, for purposes of complying with applicable NYSE listing rules requiring that our initial business combination occurs with one or more target businesses that together have a fair market value of at least 80% of our assets held in the Trust Account (excluding taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into the initial business combination. Under our Charter, we must provide all holders of public shares with the opportunity to have their public shares redeemed upon the consummation of our initial business combination either in conjunction with a tender offer or in conjunction with a stockholder vote. We have elected to provide our stockholders with the opportunity to have their public shares redeemed in connection with a stockholder vote rather than a tender offer.

Q: How will Kaleyra be acquired in the Business Combination?

A: Pursuant to the Stock Purchase Agreement, and upon the terms and subject to the conditions set forth therein, the Company will acquire all issued and outstanding Ordinary Shares of Kaleyra from the Sellers.

Q: Following the Business Combination, will our securities continue to trade on a stock exchange?

A: Yes. We intend to apply to continue the listing of our Common Stock and warrants on the NYSE under the symbols “KLR” and “KLR WS”, respectively, upon the Closing.

Q: Will the rights convert upon the Closing of the Business Combination?

A: Yes. Each holder of a right will receive one-tenth of one share of Company Common Stock upon consummation of the Business Combination, even if the holder of such right redeems all shares of Company Common Stock held by it in connection with the initial business combination; although, prior to consummation of the Business Combination, we intend to commence the Rights Tender Offer to purchase up to 14,375,000 of our public rights, at a purchase price that is still to be determined, subject to certain conditions as further described in this proxy statement. The Rights Tender Offer will close concurrently with the consummation of the Business Combination. However, we also intend to enter into an agreement with a holder of 5,482,694 of these public rights to purchase the shares into which this holder’s public rights (which may be as many as 10,000,000 public rights) convert at the time of the Business Combination. This agreement will provide that the purchase will occur at the later of January 1, 2020 or 60 days after the closing of the Business Combination. As a result, the public rights held by such holder would not be tendered in response to the Rights Tender Offer. No additional consideration will be required to be paid by a holder of rights in order to receive its additional shares upon consummation of the Business Combination, as the consideration related thereto has been included in the unit purchase price paid for by investors in the Company’s IPO.

Q: How has the announcement of the Business Combination affected the trading price of our Common Stock?

A: On February 25, 2019, the trading date immediately prior to the public announcement of the Business Combination, our Common Stock, public warrants, public units and public rights closed at $10.15, $10.56, $0.2299 and $0.20, respectively. On [●], 2019, our Common Stock, public warrants, public units and public rights closed at $[●], $[●], $[●] and $[●], respectively.

Q: Is the Business Combination the first step in a “going private” transaction?

A: No. We do not intend for the Business Combination to be the first step in a “going private” transaction. One of the primary purposes of the Business Combination is to provide a platform for Kaleyra to access the U.S. public markets.

Q: Will the management and board of directors of Kaleyra change in the Business Combination?

A: We anticipate that all of the executive officers of Kaleyra will remain with the post-combination company. Upon completion of the Business Combination, Dr. Katz will continue as the chairman of the board of the directors of the post-combination company; our current directors will resign from our Board (other than Dr. Katz, and Messrs. Miotto and Mikulsky) and Messrs. Dario Calogero, Simone Fubini, Matteo Lodrini and an additional director unanimously approved by each of the foregoing, who is qualified as an independent director under NYSE rules, will comprise the board of directors for the post-combination company.

Q: What percentage of the outstanding Common Stock will our current stockholders and the Sellers hold in the post-combination company immediately after the Closing?

A: It is anticipated that, upon completion of the Business Combination: (i) the Company’s public stockholders will own approximately 37.18% of the post-combination company’s outstanding Common Stock; (ii) our Initial Stockholders will own approximately 20.38% of the post-combination company’s outstanding Common Stock and (iii) the Sellers will own approximately 42.44% of the post-combination company’s outstanding Common Stock. These ownership percentages assume that (a) there are no additional redemptions of the Offering Shares by the Company’s public stockholders other than those that have already occurred on June 5, 2019, (b) no further 8,616,819 shares of Common Stock are issued to the Sellers at Closing and (c) the Company does not issue any additional shares of Common Stock between the date of the Stock Purchase Agreement and the Closing Date. The above-stated ownership percentages with respect to the post-combination company do not take into account: (a) warrants that will remain outstanding immediately following the Business Combination, (b) the issuance of any shares under the Kaleyra, Inc. 2019 Incentive Plan, a copy of which is attached to this proxy statement as Annex D, including up to 1,290,909 restricted stock units to be awarded to service providers of Kaleyra following the Business Combination pursuant to the terms of the Stock Purchase Agreement or (c) the conversion of 14,375,000 public rights into 1,437,500 shares of Common Stock which are subject to the Rights Tender Offer, including any shares resulting from the conversion of public rights that we may agree prior to consummation of the Business Combination to purchase at a date following the consummation of the Business Combination, and therefore such public rights would not be tendered in response to the Rights Tender Offer, but do take into account the conversion of 498,256 private placement rights into 49,826 shares of Common Stock upon the completion of the Business Combination which are not subject to the Rights Tender Offer. If the actual facts are different than these assumptions (which they are likely to be), the ownership percentage retained by the public stockholders in the post-combination company will be different from the above-stated ownership percentage.

The following table illustrates varying ownership levels in the post-combination company’s outstanding Common Stock, assuming varying levels of redemptions by the public stockholders:(1)

	No Additional Redemptions	Maximum Redemptions
The public stockholders	37.18%	9.59%
Initial Stockholders	20.38%	26.12%
The Sellers	42.44%	64.29%
Total	100.00%	100.00%

(1)	This table, other than the maximum redemption scenario wherein 6,031,601 additional shares of Common Stock are redeemed, reflects the assumptions as set forth in the preceding paragraph.

For more information, please see the sections entitled “Summary of the Proxy Statement—Impact of the Business Combination on the Company’s Public Float” and “Unaudited Pro Forma Condensed Combined Financial Information.”

Q: Will we obtain new financing in connection with the Business Combination?

A: Although there is not a need to raise capital in order to consummate the Business Combination, the Company may choose to either raise equity in conjunction with the consummation of the Business Combination or have the post-combination company increase its borrowing capacity to provide it with additional liquidity in order to help it drive growth.

Q: What conditions must be satisfied to complete the Business Combination?

A: There are a number of closing conditions in the Stock Purchase Agreement, including the approval by our stockholders of the Business Combination Proposal and the Charter Amendment Proposals. For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, please see the section entitled “Proposal No. 1—Approval of the Business Combination—The Stock Purchase Agreement.”

Q: Are there any arrangements to help ensure that we will have sufficient funds to fund the cash portion of the purchase price?

A: In the event that the Redemption Percentage equals or exceeds 87.5% of the Offering Shares, there will be no Cash Consideration paid to Esse Effe and Maya, and these two Sellers will instead be issued Notes with an aggregate Note Principal Amount of $15,000,000.

Q: Why are we proposing the Director Election Proposal?

A: Upon the Closing, all of our incumbent directors will resign. Our Board has nominated Simone Fubini and John Mikulsky to serve as Class I directors for a term expiring at the Company’s annual meeting in 2020, Neil Miotto and Matteo Lodrini to serve as Class II directors for a term expiring at the Company’s annual meeting in 2021 and Avi Katz and Dario Calogero to serve as Class III directors for a term expiring at the Company’s annual meeting in 2022. See the section entitled “Proposal 4—Election of Directors” for additional information. Unless waived by Kaleyra, the Sellers and the Company, approval of the Director Election Proposal is a condition to the consummation of the Business Combination pursuant to the Stock Purchase Agreement.

Q: Why are we proposing the Charter Amendment Proposals?

A: The proposed second amended and restated certificate of incorporation that we are asking our stockholders to approve in connection with the Business Combination provides for: (i) the classification of our Board into three separate classes; and (ii) certain additional changes, including changing the post-combination company’s corporate name from “GigCapital, Inc.” to “Kaleyra, Inc.” and eliminating certain provisions specific to our status as a blank check company, which our Board believes are necessary to adequately address the needs of the post-combination company. Pursuant to Delaware law and the Stock Purchase Agreement, we are required to submit the Charter Amendment Proposals to the Company’s stockholders for approval. For additional information please see the sections entitled “Proposal No. 2—Classification of the Board of Directors” and “Proposal No. 3—Approval of Additional Amendments to Current Certificate of Incorporation in Connection with the Business Combination” for more information.

Q: Why are we proposing the Incentive Plan Proposal?

A: The purpose of the Kaleyra, Inc. 2019 Incentive Plan is to further align the interests of the eligible participants with those of stockholders by providing long-term incentive compensation opportunities tied to the performance of the post-combination company. Please see the section entitled “Proposal No. 5—Approval of the Kaleyra, Inc. 2019 Incentive Plan, Including the Authorization of the Initial Share Reserve under the Incentive Plan” for additional information.

Q: Why are we proposing the Adjournment Proposal?

A: We are proposing the Adjournment Proposal to allow our Board to adjourn the Special Meeting to a later date or dates to permit further solicitation of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal and the Charter Amendment Proposals, but no other proposal if the Business Combination Proposal and the Charter Amendment Proposals are approved. Please see the section entitled “Proposal No. 6—The Adjournment Proposal” for additional information.

Q: What happens if you sell your shares of Common Stock before the Special Meeting?

A: The record date for the Special Meeting is earlier than the date of the Special Meeting. If you transfer your shares of Common Stock after the record date, but before the Special Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Special Meeting. However, you will not be able to seek redemption of your shares of Common Stock because you will no longer be able to deliver them two business days prior to the Special Meeting. If you transfer your shares of Common Stock prior to the record date, you will have no right to vote those shares at the Special Meeting. Regardless of whether you transfer your shares of Common Stock before or after the Record Date, your transferee will be entitled to exercise Redemption Rights with respect to the shares purchased by following the procedures set forth in this proxy statement.

Q: What vote is required to approve the proposals presented at the Special Meeting?

A: The approval of the Business Combination Proposal, the Incentive Plan Proposal and the Adjournment Proposal requires the affirmative vote of holders of a majority of the shares of our Common Stock represented in person or by proxy and entitled to vote thereon at the Special Meeting. In order to establish a quorum for purposes of the Business Combination Proposal, the Incentive Plan Proposal and the Adjournment Proposal, holders of at least a majority of the outstanding shares of Common Stock entitled to vote as of the record date must be present at the Special Meeting in person or by proxy. Accordingly, your failure to vote by proxy or to vote in person at the Special Meeting will not be counted towards the number of shares of Common Stock required to validly establish a quorum, and if a valid quorum is otherwise established, such failure to vote will have no effect on the outcome of any vote on the Business Combination Proposal, the Incentive Plan Proposal and the Adjournment Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established and will have the same effect as a vote “AGAINST” the Business Combination Proposal, the Incentive Plan Proposal and the Adjournment Proposal. Approval of the Director Election Proposal

requires the affirmative vote of the holders of a plurality of the shares of our common stock represented in person or by proxy and entitled to vote thereon at the special meeting. The approval of the Charter Amendment Proposals requires the affirmative vote of the holders of a majority of the outstanding shares of our Common Stock entitled to vote thereon at the Special Meeting. Accordingly, your failure to vote by proxy or to vote in person at the Special Meeting or an abstention from voting with regard to any of the Charter Amendment Proposals will have the same effect as a vote “AGAINST” such Charter Amendment Proposal.

Q: What happens if the Business Combination Proposal is not approved?

A: If the Business Combination Proposal is not approved and we do not consummate a business combination by December 12, 2019, we will be required to dissolve and liquidate our Trust Account.

Q: May the Company, the Founders or the Company’s directors or officers or their affiliates purchase shares in connection with the Business Combination?

A: In connection with the stockholder vote to approve the proposed Business Combination, our Founders, directors or officers or their respective affiliates may privately negotiate transactions to purchase shares of Common Stock from public stockholders who would have otherwise elected to have such shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per-share pro rata portion of the Trust Account. None of our directors or officers or their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Such a purchase may include a contractual acknowledgement that such selling stockholder, although still the record holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its Redemption Rights, and could include a contractual provision that directs such selling stockholder to vote such shares in a manner directed by the purchaser. In the event that our Founders, directors or officers or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their Redemption Rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are below or in excess of the per-share pro rata portion of the Trust Account. Other than units acquired in the private placement, a portion of which were acquired after the IPO, none of our Founders, directors or officers has purchased any shares of our Common Stock after our IPO and, as of the date of this proxy statement, neither we nor our Founders, directors or officers have entered into agreements, and are not currently in negotiations, to purchase shares prior to the consummation of the Business Combination.

Q: How many votes do you have at the Special Meeting?

A: Each stockholder is entitled to one vote on each proposal presented at the Special Meeting for each share of Common Stock held of record by such stockholder as of [●], 2019, the record date for the Special Meeting. As of the close of business on the record date, there were [●] outstanding shares of our Common Stock.

Q: What constitutes a quorum at the Special Meeting?

A: A majority of the issued and outstanding shares of Common Stock entitled to vote as of the record date, present in person or represented by proxy, constitutes a quorum for purposes of conducting business at the Special Meeting. Abstentions will be counted as present for the purpose of determining a quorum. In the absence of a quorum, the chairman of the Special Meeting has power to adjourn the Special Meeting. As of the record date for the Special Meeting, 5,818,272 shares of our Common Stock would be required to achieve a quorum, and as of such date, our Initial Stockholders, owned 4,087,006 shares of Common Stock, which will count towards this quorum.

Q: How will our Initial Stockholders, directors and officers vote?

A: Prior to our IPO, we entered into agreements with our Initial Stockholders, pursuant to which each Initial Stockholder agreed to vote any shares of Common Stock owned by them in favor of the Business Combination Proposal. Currently, our Initial Stockholders own 35.12% of our issued and outstanding shares of Common Stock, and will be able to vote all such shares at the Special Meeting.

Q: What interests do our Founders and our current officers and directors have in the Business Combination?

A: Our Founders and certain members of our Board and officers have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests. You should take these interests into account in deciding whether to approve the Business Combination. These interests include but are not limited to:

•

the fact that our Initial Stockholders cannot redeem any of the shares of Common Stock that they hold in connection with a stockholder vote to approve a proposed initial business combination and such Initial Stockholders will lose their entire investment in us if an initial business combination is not consummated by December 12, 2019;

•

the fact that our Founders paid an aggregate of $5,007,560 for the Founder Shares and such securities will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at $40,270,060 (based upon a $10.00 per share price for our Common Stock);

•

the fact that our Initial Stockholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their shares of Common Stock that they hold (other than any public shares, in the case of Cowen Investments) if we fail to complete an initial business combination by December 12, 2019;

•

the fact that our Founders paid an aggregate of $4,982,560 for their 498,256 private placement units, including the rights and warrants that are a constituent part of the private placement units, and that such private placement units will be worthless if a business combination is not consummated by December 12, 2019;

•

the continued right of our Founders to hold our Common Stock and the shares of Common Stock to be issued to our Founders upon conversion of the rights and exercise of their private placement warrants following the Business Combination, subject to certain vesting restrictions and lock-up periods;

•

that fact that our Sponsor has agreed that it will be liable to us, if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below: (i) $10.00 per public share; or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account due to reductions in the value of the trust assets, in each case, net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act;

•	the anticipated continuation of certain members of our Board as directors of the post-combination company; and

•	the continued indemnification of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance after the Business Combination.

These interests may influence our directors in making their recommendation that you vote in favor of the approval of the Business Combination. See the sections entitled “Proposal No. 1—Approval of the Business Combination—Interests of Certain Persons in the Business Combination” and “Information about the Company Prior to the Business Combination—Conflicts of Interest” for a complete description of such interests.

Q: What happens if you vote against the Business Combination Proposal?

A: If you vote against the Business Combination Proposal but the Business Combination Proposal still obtains the affirmative vote of holders of a majority of the shares of our Common Stock represented in person or by proxy and entitled to vote thereon at the Special Meeting, then the Business Combination Proposal will be approved and, assuming the approval of the Charter Amendment Proposals and the satisfaction or waiver of the other conditions to Closing, the Business Combination will be consummated in accordance with the terms of the Stock Purchase Agreement.

If you vote against the Business Combination Proposal and the Business Combination Proposal does not obtain the affirmative vote of the holders of a majority of the outstanding shares of our Common Stock represented in person or by proxy and entitled to vote thereon at the Special Meeting, then unless the Adjournment Proposal is approved, the Business Combination Proposal will fail and we will not consummate the Business Combination. If we do not consummate the Business Combination, we may try to complete a business combination with a different target business until December 12, 2019. If we fail to complete an initial business combination by December 12, 2019, then we will be required to dissolve and liquidate the Trust Account by returning the then-remaining funds in such account to our public stockholders.

Q: Do you have Redemption Rights?

A: If you are a holder of public shares, you may redeem your public shares for cash at the applicable redemption price per share equal to the quotient obtained by dividing (i) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest (which interest shall be net of taxes paid and payable and amounts previously redeemed), by (ii) the total number of then-outstanding public shares; provided that the Company will not redeem any shares of Common Stock issued in the IPO to the extent that such redemption would result in the Company having net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) of less than $5,000,001. A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13d-3 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the public shares. Holders of our outstanding public warrants or rights do not have Redemption Rights in connection with the Business Combination; although, prior to consummation of the Business Combination, we intend to commence the Rights Tender Offer to purchase up to 14,375,000 of our public rights at a purchase price that is still to be determined, subject to certain conditions as further described in this proxy statement. The Rights Tender Offer will close concurrently with the consummation of the Business Combination. However, we also intend to enter into an agreement with a holder of 5,482,694 of these public rights to purchase the shares into which this holder’s public rights (which may be as many as 10,000,000 public rights) convert at the time of the Business Combination. This agreement will provide that the purchase will occur at the later of January 1, 2020 or 60 days after the closing of the Business Combination. As a result, the public rights held by such holder would not be tendered in response to the Rights Tender Offer. Our Initial Stockholders have agreed to waive their Redemption Rights with respect to any shares of our Common Stock they may hold (other than any public shares, in the case of Cowen Investments) in connection with the consummation of the Business Combination, and the Founder Shares and Insider Shares will be excluded from the pro rata calculation used to determine the per-share redemption price. For illustrative purposes, based on the fair value of marketable securities held in the Trust Account of approximately $[●] as of [●], 2019, the estimated per share redemption price would have been approximately $[●] on such date. Additionally, shares properly tendered for redemption will only be redeemed if the Business Combination is consummated; otherwise holders of such shares will only be entitled to a pro rata portion of the Trust Account (including interest but net of taxes paid payable and amounts previously redeemed) in connection with the liquidation of the Trust Account, unless we complete an alternative business combination prior to December 12, 2019. Please see the section entitled “Special Meeting of Company Stockholders—Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Q: Can the Initial Stockholders redeem their Founder Shares or Insider Shares in connection with consummation of the Business Combination?

A: No. Our Initial Stockholders have agreed to waive their Redemption Rights with respect to any shares of Common Stock (that they may hold other than any public shares, in the case of Cowen Investments) in connection with the consummation of our Business Combination, which shares represent, in the aggregate, approximately 35.12% of our outstanding shares of Common Stock.

Q: Is there a limit on the number of shares you may redeem?

A: Yes. A public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13d-3 of the Exchange Act), is restricted from seeking Redemption Rights with respect to more than an aggregate of 15% of the outstanding public shares. Accordingly, all shares in excess of the foregoing 15% threshold owned by such stockholder or group will not be redeemed for cash. On the other hand, a public stockholder or group that holds less than the foregoing 15% threshold may redeem all of the public shares held by such stockholder for cash.

In no event is your ability to vote all of your shares (including those shares held by you in excess of the foregoing 15% threshold) for or against the Business Combination Proposal or any other proposal described in this proxy statement restricted.

Q: Is there a limit on the total number of shares that may be redeemed?

A: Yes. Our Charter provides that we may not redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001 (such that we are not subject to the SEC’s “penny stock” rules) or any greater net tangible asset or cash requirement which may be contained in the Stock Purchase Agreement. Other than this limitation and the 15% threshold mentioned in the preceding question and answer, our Charter does not provide a specified maximum redemption threshold.

Q: Will how you vote affect your ability to exercise Redemption Rights?

A: No. You may exercise your Redemption Rights regardless of whether, or how, you vote on the Business Combination. As a result, the Stock Purchase Agreement can be approved by stockholders who will redeem their shares and no longer remain stockholders, leaving stockholders who choose not to redeem their shares holding shares in a company with a potentially less-liquid trading market, fewer stockholders, potentially less cash and the potential inability to meet the listing standards of NYSE.

Q: How do you exercise your Redemption Rights?

A: In order to exercise your Redemption Rights you must (i) if you hold public units, separate the underlying public shares and public warrants, and (ii) prior to 5:00 p.m., Eastern time, on [●], 2019 (two business days before the Special Meeting), tender your public shares physically or electronically and submit a request in writing that we redeem your public shares for cash to Continental Stock Transfer & Trust Company, our Transfer Agent, at the following address:

Continental Stock Transfer & Trust Company

1 State Street - 30th Floor

New York, New York 10004

Attention: Mark Zimkind

E-mail: mzimkind@continentalstock.com

You must also affirmatively certify in your request to Continental Stock Transfer & Trust Company for redemption if you “ARE” or “ARE NOT’ acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) with any other stockholder with respect to shares of Common Stock. Notwithstanding the foregoing, a holder of public shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) will be restricted from seeking Redemption Rights with respect to more than 15% of the public shares, which we refer to as the “15% threshold.” Accordingly, all public shares in excess of the 15% threshold beneficially owned by a public stockholder or “group” (as defined in Section 13d-3 of the Exchange Act) will not be redeemed for cash.

Stockholders seeking to exercise their Redemption Rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. It is our understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, we do not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically.

Stockholders seeking to exercise their Redemption Rights, whether they are record holders or hold their shares in “street name”, are required to either tender their certificates to our Transfer Agent prior to the date that is two business days prior to the Special Meeting, or to deliver their shares to the Transfer Agent electronically using Depository Trust Company’s (“DTC”) Deposit/Withdrawal At Custodian (“DWAC”) system, at such stockholder’s option. The requirement for physical or electronic delivery prior to the Special Meeting ensures that a redeeming stockholder’s election to redeem is irrevocable once the Business Combination is approved.

There is a nominal cost associated with the above-referenced tendering process and the act of certificating the shares or delivering them through the DWAC system. The Transfer Agent will typically charge a tendering broker a fee and it is in the broker’s discretion whether or not to pass this cost on to the redeeming stockholder. However, this fee would be incurred regardless of whether or not we require stockholders seeking to exercise Redemption Rights to tender their shares, as the need to deliver shares is a requirement to exercising Redemption Rights, regardless of the timing of when such delivery must be effectuated.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests (and submitting shares to the Transfer Agent) and thereafter, with our consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to our Transfer Agent and decide within the required timeframe not to exercise your Redemption Rights, you may request that our Transfer Agent return the shares (physically or electronically). You may make such request by contacting our Transfer Agent at the address listed under the question “Who can help answer my questions?” below.

Q: What are the U.S. federal income tax consequences of exercising your Redemption Rights?

A: Whether the redemption is subject to U.S. federal income tax depends on the particular facts and circumstances. Please see the section entitled “Proposal No. 1—Approval of the Business Combination—United States Federal Income Tax Considerations for Stockholders Exercising Redemption Rights.” We urge you to consult your tax advisors regarding the tax consequences of exercising your Redemption Rights.

Q: If you are a Company public warrant holder, can you exercise Redemption Rights with respect to your public warrants?

A: No. The holders of our public warrants have no Redemption Rights with respect to such public warrants.

Q: If you are a Company rights holder, can you exercise Redemption Rights with respect to your rights?

A: No. The holders of our rights have no Redemption Rights with respect to such rights. However, holders of our public rights may participate in the Rights Tender Offer (discussed below).

Q: What is the Rights Tender Offer?

A: We intend to commence the Rights Tender Offer to purchase up to 14,375,000 of our public rights at a purchase price that is still to be determined, subject to certain conditions, including that the Stock Purchase Agreement is not terminated for any reason. The Rights Tender Offer will provide holders of public rights who may not wish to retain shares of Common Stock following the Business Combination the possibility of receiving cash for their public rights. The Rights Tender Offer will close concurrently with the consummation of the Business Combination. However, we also intend to enter into an agreement with a holder of 5,482,694 of these public rights to purchase the shares into which this holder’s public rights (which may be as many as 10,000,000 public rights) convert at the time of the Business Combination. This agreement will provide that the purchase will occur at the later of January 1, 2020 or 60 days after the closing of the Business Combination. As a result, the public rights held by such holder would not be tendered in response to the Rights Tender Offer.

Q: Do you have appraisal rights if you object to the Business Combination?

A: No. Appraisal rights are not available to holders of our Common Stock in connection with the Business Combination.

Q: What happens to the funds held in the Trust Account upon consummation of the Business Combination?

A: If the Business Combination is consummated, the funds held in the Trust Account will be used to: (i) pay Company stockholders who properly exercise their Redemption Rights; (ii) pay the Cash Consideration payable to Seller pursuant to the Stock Purchase Agreement; (iii) pay the Company’s public rights holders who properly tender their rights pursuant to the Rights Tender Offer; (iv) pay Transaction Expenses; (v) repay certain outstanding indebtedness of Kaleyra, if any; and (vi) pay for the operating and other expenses of the post-combination company.

Q: What happens if the Business Combination is not consummated?

A: There are certain circumstances under which the Stock Purchase Agreement may be terminated. Please see the section entitled “Proposal No. 1—Approval of the Business Combination—The Stock Purchase Agreement—Termination” for information regarding the parties’ specific termination rights.

If we do not consummate the Business Combination, we may try to complete a business combination with a different target business until December 12, 2019. If we fail to complete an initial business combination by December 12, 2019, then we will: (i) cease all operations, except for the purpose of winding up; (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem our public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes paid and payable and amounts previously redeemed, and less up to $100,000 of interest to pay dissolution expenses) divided by the number of then outstanding public shares, which redemption will completely extinguish our public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our Board, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per unit in the IPO. Please see the section entitled “Risk Factors—Risks Related to the Company and the Business Combination.”

Holders of our Founder Shares and Insider Shares have waived any right to any liquidation distribution with respect to such Founder Shares and Insider Shares. In addition, if we fail to complete a business combination by December 12, 2019, there will be no Redemption Rights or liquidating distributions with respect to our outstanding warrants, which will expire worthless.

Q: When is the Business Combination expected to be completed?

A: The Closing is expected to take place on or prior to the second business day following the satisfaction or waiver of the conditions described below in the subsection entitled “Proposal No. 1—Approval of the Business Combination—Conditions to Closing of the Business Combination.” The Closing is expected to occur in the second half of 2019. Pursuant to Amendment No. 1 to the Stock Purchase Agreement, the Stock Purchase Agreement may be terminated by the Company or the Sellers holding a majority of the Ordinary Shares if the Closing has not occurred by December 12, 2019, provided that such right to terminate shall not be available to any party whose breach of a representation or warranty or covenant made under the Stock Purchase Agreement by such party results in the Closing not having occurred on or before December 12, 2019.

For a description of the conditions to the completion of the Business Combination, please see the section entitled “Proposal No. 1—Approval of the Business Combination—Conditions to Closing of the Business Combination.”

Q: What do you need to do now?

A: You are urged to read carefully and consider the information contained in this proxy statement, including the Annexes, and to consider how the Business Combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q: Who can vote at the special meeting?

A: Only holders of record of the Company’s common stock, including those shares held as a constituent part of our units, at the close of business on [●], 2019 are entitled to have their vote counted at the special meeting and any adjournments or postponements thereof. On this record date, 11,636,542 shares of common stock were outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name. If on the record date your shares or units were registered directly in your name with the Company’s transfer agent, Continental Stock Transfer & Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the special meeting or vote by proxy. Whether or not you plan to attend the special meeting in person, the Company urges you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank. If on the record date your shares or units were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the special meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the special meeting unless you request and obtain a valid proxy from your broker or other agent.

Q: How do you vote?

A: If you were a holder of record of our Common Stock on [●], 2019, the record date for the Special Meeting, you may vote with respect to the proposals in person at the Special Meeting, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the Special Meeting and vote in person, you will need to bring to the Special Meeting a legal proxy from your broker, bank or nominee authorizing you to vote these shares.

Voting by Mail. By signing the proxy card and returning it in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the proxy card to vote your shares at the Special Meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the Special Meeting so that your shares will be voted if you are unable to attend the Special Meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted. Votes submitted by mail must be received by 10:00 a.m., eastern time, on [●], 2019.

Voting in Person at the Meeting. If you attend the Special Meeting and plan to vote in person, we will provide you with a ballot at the Special Meeting. If your shares are registered directly in your name, you are considered the stockholder of record and you have the right to vote in person at the Special Meeting. For additional information, please see the section entitled “Special Meeting of Company Stockholders” beginning on page 101 of this proxy statement.

Q: What will happen if you abstain from voting or fail to vote at the Special Meeting?

A: At the Special Meeting, we will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. For purposes of approval, a failure to vote or an abstention will have the same effect as a vote “AGAINST” the Charter Amendment Proposals, while only an abstention (and not a failure to vote) will have the same effect as a vote “AGAINST” the Business Combination Proposal, the Incentive Plan Proposal and the Adjournment Proposal. For purposes of approval, failure to vote will have no effect on the Director Election Proposal.

Q: What will happen if you sign and return your proxy card without indicating how you wish to vote?

A: Signed and dated proxies received by us without an indication of how the stockholder intends to vote on a proposal will be voted “FOR” each proposal presented to the stockholders. The proxyholders may use their discretion to vote on any other matters which properly come before the Special Meeting.

Q: If you are not going to attend the Special Meeting in person, should you return your proxy card instead?

A: Yes. Whether you plan to attend the Special Meeting or not, please read the enclosed proxy statement carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q: If your shares are held in “street name,” will your broker, bank or nominee automatically vote your shares for me?

A: No. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe the proposals presented to the stockholders at this Special Meeting will be considered non-discretionary and, therefore, your broker, bank, or nominee cannot vote your shares without your instruction on any of the proposals presented at the Special Meeting. If you do not provide instructions with your proxy, your broker, bank, or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a broker, bank, or nominee is not voting your shares is referred to as a “broker non-vote.” Broker non-votes will not be counted for the purposes of determining the existence of a quorum or for purposes of determining the number of votes cast at the Special Meeting. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker, bank or other nominee to vote your shares in accordance with directions you provide.

Q: May you change your vote after you have mailed your signed proxy card?

A: Yes. You may change your vote by sending a later-dated, signed proxy card to our Secretary at the address listed below so that it is received by our Secretary prior to the Special Meeting or attend the Special Meeting in person and vote. You also may revoke your proxy by sending a notice of revocation to our Secretary, which must be received by our Secretary prior to the Special Meeting.

Q: What should you do if you receive more than one set of voting materials?

A: You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q: Who will solicit and pay the cost of soliciting proxies for the Special Meeting?

A: We will pay the cost of soliciting proxies for the Special Meeting. We have engaged MacKenzie to assist in the solicitation of proxies for the Special Meeting. We have agreed to pay MacKenzie a fee of $9,000, plus disbursements, and will reimburse MacKenzie for its reasonable out-of-pocket expenses and indemnify MacKenzie and its affiliates against certain claims, liabilities, losses, damages and expenses. We will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of our Common Stock for their expenses in forwarding soliciting materials to beneficial owners of our Common Stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q: Who can help answer my questions?

A: If you have questions about the proposals or if you need additional copies of this proxy statement or the enclosed proxy card you should contact:

c/o GigCapital, Inc.

2479 E. Bayshore Rd., Suite 200

Palo Alto, CA 94303

Attention: Secretary

Telephone: (650) 276-7040

You may also contact our proxy solicitor at:

MacKenzie Partners, Inc.

1407 Broadway, 27th Floor

New York, NY 10018

Telephone: (212) 929-5500 (Call Collect)

or

Call Toll-Free: (800) 322-2885

E-mail: proxy@mackenziepartners.com

To obtain timely delivery, our stockholders must request the materials no later than five business days prior to the Special Meeting.

You may also obtain additional information about us from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

If you intend to seek redemption of your public shares, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) to our Transfer Agent prior to the Special Meeting in accordance with the procedures detailed under the question “How do I exercise my Redemption Rights?” If you have questions regarding the certification of your position or delivery of your stock, please contact our Transfer Agent:

Continental Stock Transfer & Trust Company

1 State Street-30th Floor

New York, New York 10004

Attention: Mark Zimkind

E-mail: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT

This summary highlights selected information contained in this proxy statement and does not contain all of the information that is important to you. You should read carefully this entire proxy statement, including the Annexes and accompanying financial statements of the Company and Kaleyra, to fully understand the proposed Business Combination (as described below) before voting on the proposals to be considered at the Special Meeting (as described below). Please see the section entitled “Where You Can Find More Information” beginning on page 263 of this proxy statement.

Unless otherwise specified, all share calculations assume (i) there are no additional redemptions other than those that have already occurred on June 5, 2019, which means that the exercise of Redemption Rights by the Company’s public stockholders of less than 50% of the Offering Shares, (ii) no inclusion of any shares of Common Stock issuable upon the exercise of the Company’s warrants, (iii) 8,616,819 shares of Common Stock are issued to the Sellers at Closing, (iv) the Company does not issue any additional Common Stock between the date of the Stock Purchase Agreement and the Closing Date, (vi) no issuance of any shares under the Kaleyra, Inc. 2019 Incentive Plan, and (vii) the acceptance for cancellation of 14,375,000 public rights (or such lesser number of public rights after subtracting those public rights that are subject to agreements for purchases of the shares into which the public rights convert after the closing of the Business Combination) in the Rights Tender Offer at a purchase price that is still to be determined.

Parties to the Business Combination

The Company

The Company is a Private-to-Public Equity (PPE) company, also known as a blank check company or a special purpose acquisition company, incorporated on October 9, 2017, as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

The public units began trading on the NYSE under the symbol “GIG.U” on December 8, 2017. On January 16, 2018, the Company announced that the holders of the Company’s units may elect to separately trade the securities underlying such units. On January 17, 2018, the shares, warrants and rights began trading on the NYSE under the symbols “GIG”, “GIG.WS” and “GIG.RT” respectively. We intend to apply to continue the listing of our publicly-traded common stock and warrants on NYSE under the symbols “KLR” and “KLR WS” respectively, upon the Closing.

The mailing address of the Company’s principal executive office is c/o GigCapital, Inc., 2479 E. Bayshore Rd., Suite 200, Palo Alto, California 94303.

Sellers

The Sellers are Esse Effe, Maya, Hong Kong Permanent Shine Limited, a company formed under the laws of Hong Kong, Ipai Terry Hsiao, Giacomo Dall’Aglio, Alex Milani, Luca Giardina Papa, Filippo Monastra, Matteo Castelucci, Kirk Tsai, Justyna Miziolek, Erjon Metko, Claudio Ippolito, Andrea Riccardi, and Francesco Vizzone.

Kaleyra

Kaleyra is a CPaaS company that provides its customers with a trusted cloud communications platform (the “Platform”) that seamlessly integrates software services and applications for business-to-consumer communications between Kaleyra’s customers and their end-user customers and partners on a global basis. The demand for cloud communications is increasingly driven by the growing, and often mandated, need for enterprises to undertake a digital transformation that includes omni-channel, mobile first interactive end-user customer communications. This complements new workflows that Kaleyra’s customers have developed which are driven by software and artificial intelligence to automate certain end-user customer-facing processes before, during and after transactions. These communications are increasingly managed through mobile network operators as the gateway to reach end-user consumers’ mobile devices. Kaleyra’s Platform enables these communications by integrating mobile alert notifications and interactive capabilities to reach and engage end user customers.

Kaleyra’s vision is to be the CPaaS provider which best aligns with its customers’ communication requirements, or the most trusted provider, in the world. This requires a combination of security, compliance and integration capabilities that protects the integrity and privacy of Kaleyra’s customers’ transactions and includes other key features such as ease of provisioning, reliable network connectivity, high availability for scaling, redundancy, embedded regulatory compliance, configurable monitoring and reporting. Kaleyra believes the percentage of CPaaS customers that will require high levels of security, compliance and ease of integration will represent an increasingly larger portion of the market, better enabling Kaleyra to set itself apart from its competition.

For more information about Kaleyra, please see the sections entitled “Information About Kaleyra,” “Kaleyra’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Management After the Business Combination.”

The Business Combination Proposal

On February 22, 2019, the Company entered into the Stock Purchase Agreement, by and among the Company, Kaleyra, Sellers’ Representative, and each of the Sellers. The Stock Purchase Agreement provides that, among other things, the Company will acquire outstanding and issued Ordinary Shares of Kaleyra. For more information about the transactions contemplated in the Stock Purchase Agreement, please see the section entitled “Proposal No. 1—Approval of the Business Combination” beginning on page 109 of this proxy statement. Copies of the Stock Purchase Agreement and Amendment No. 1 to the Stock Purchase Agreement are attached to this proxy statement as Annex A and Annex B, respectively.

Consideration to the Sellers in the Business Combination

Pursuant to the Stock Purchase Agreement, the Sellers will sell, transfer, assign, convey and deliver to the Company all of the outstanding Ordinary Shares of Kaleyra. In accordance with, and subject to the Stock Purchase Agreement, each Seller will be entitled to receive his, her or its share, as specified in the Stock Purchase Agreement, of the Aggregate Closing Consideration, in addition to a contingent right to receive the Earn-Out Shares. The Aggregate Closing Consideration shall consist of a combination of Cash Consideration, Common Stock Consideration and the Notes for the Note Principal Amount. Each of Esse Effe and Maya will receive its portion of the Aggregate Closing Consideration in the form of a combination of Common Stock Consideration, Cash Consideration and Notes. Each of the other Company Stockholders will receive his, her or its portion of the Aggregate Closing Consideration solely in the form of Common Stock Consideration. The aggregate value of each component of the Aggregate Closing Consideration will be determined by the amount of the Redemption Percentage pursuant to the Redemption Rights (as defined our Charter) and Article IX of our Charter. The Stock Purchase Agreement apportions each component of the Aggregate Closing Consideration according to five Redemption Ranges, which Redemption Ranges were determined during arms’ length negotiation of the Stock Purchase Agreement, as further described in the section entitled “Proposal No. 1—Approval of the Business Combination—The Stock Purchase Agreement—Background of the Business

Combination.” The Redemption Ranges only apply to Redemption Rights for the public shares and do not take into account the 35.12% of our issued and outstanding shares of Common Stock held by our Initial Stockholders, as our Initial Stockholders have agreed to waive their Redemption Rights with respect to any shares of Common Stock they may hold (other than any public shares, in the case of Cowen Investments) in connection with the consummation of the Business Combination. The Aggregate Closing Consideration for each such Redemption Range, by component of the Aggregate Closing Consideration, is as follows:

	Cash Consideration	Common Stock Consideration (in shares of the Company’s Common Stock)	Note Principal Amount
Redemption Percentage is equal to or greater than 87.5%	$0	10,181,819	$15,000,000
Redemption Percentage is greater than 75.0% but less than 87.5%	$3,750,000	9,781,819	$11,250,000
Redemption Percentage is greater than 62.5% but less than or equal to 75.0%	$7,500,000	9,381,819	$7,500,000
Redemption Percentage is equal to or greater than 50.0% but less than or equal to 62.5%	$11,250,000	8,999,319	$3,750,000
Redemption Percentage is less than 50.0%	$15,000,000	8,616,819	$0

The Common Stock Consideration is subject to the following adjustments:

•

(1) If (A) the Debt of Kaleyra and its subsidiaries at the Closing, minus (B) the cash of Kaleyra and its subsidiaries (the “Closing Kaleyra Group Net Debt”) is more than $19,000,000, then the number of shares of Common Stock included in the Common Stock Consideration, as otherwise calculated, will be reduced by (x) such number of shares of Common Stock as is equal to the U.S. dollar amount by which Closing Kaleyra Group Net Debt exceeds $19,000,000 (expressed as a whole number rather than as a currency), divided by (y) 10;

•

(2) If the Closing Kaleyra Group Net Debt is less than $17,000,000, the number of shares of Common Stock included in the Common Stock Consideration, as otherwise calculated, shall be increased by such number of shares of Common Stock as is equal to (x) the U.S. dollar amount by which $17,000,000 exceeds the Closing Kaleyra Group Net Debt (expressed as a whole number rather than as a currency), divided by (y) 10; and

•

(3) If (A) the Debt of Kaleyra and its subsidiaries at the Closing that is due and payable prior to July 1, 2020, minus (B) the cash of Kaleyra and its subsidiaries (the “Closing Kaleyra Group Net Short-Term Debt”), is greater than $5,000,000, the number of shares of Common Stock included in the Common Stock Consideration, as otherwise adjusted pursuant to (1) or (2) above, shall be reduced by (x) such number of shares of Common Stock as is equal to the dollar amount by which Closing Kaleyra Group Net Short-Term Debt exceeds $5,000,000 (expressed as a whole number rather than as a currency), divided by (y) 10.

Assuming no adjustments are made pursuant to the provisions of the Stock Purchase Agreement described above and a Redemption Percentage of less than 50%, the aggregate consideration payable to the Sellers at Closing would have a value of $103,753,236, based on the closing price of our Common Stock on June 28, 2019, which was $10.30 per share, and is comprised of $15,000,000 of cash, 8,616,819 shares of Common Stock and $0 in aggregate principal amount of the Notes.

Under the Stock Purchase Agreement, the Sellers may be entitled to receive up to an additional 4,292,272 Earn-Out Shares, having an aggregate value of $44,210,402, based on the closing price of our

Common Stock on June 28, 2019, if certain targets are met with respect to pro forma revenue of the post-combination company and the Post-Combination Company Pro Forma Adjusted EBITDA Earn-Out Formula for the 2019 fiscal year and/or 2020 fiscal year. For more information about the consideration payable to Seller, please see the section entitled “Proposal No. 1—Approval of the Business Combination.”

Related Agreements

Founder Shares Agreement

The Founders entered into the Founder Shares Agreement with the Company, Kaleyra and the Sellers Representative on February 22, 2019 with regard to their Founder Shares.

Pursuant to the terms of the Founder Shares Agreement, each Founder agreed that a portion of the Founder Earn-Out Shares will be forfeited in the event that either the 2019 Earn-Out Shares or the 2020 Earn-Out Shares are not issued in full. The aggregate number of Founder Earn-Out Shares will be determined as follows, based on the applicable Redemption Range:

	Redemption Percentage
	Less than 50.0%	Equal to or greater than 50.0% but less than or equal to 62.5%	Greater than 62.5% but less than or equal to 75.0%	Greater than 75.0% but less than 87.5%	Equal to or greater than 87.5%
Aggregate Founder Earn-Out Shares	251,686	629,220	1,090,646	1,552,074	2,013,504

The dates and amount of the lapse of the risk of forfeiture of the Founder Earn-Out Shares are as follows:

•

The lapse of the risk of forfeiture of 50% of the Founder Earn-Out Shares (the “2019 Sponsor Earn-Out Shares”) will irrevocably occur if the 2019 Earn-Out Shares are issued by the Company; provided, that the Earn-Out Reduction (as described below) shall also apply to the 2019 Founder Earn-Out Shares (provided that the 2019 Founder Earn-Out Shares shall be finally forfeited to the Company without consideration if it is finally determined that the 2019 Earn-Out Shares are not earned and issuable);

•

The lapse of the risk of forfeiture of 50% of the Founder Earn-Out Shares (the “2020 Founder Earn-Out Shares”) will irrevocably occur if the 2020 Earn-Out Shares are issued by the Company; provided, that the Earn-Out Reduction shall also apply to the 2020 Founder Earn-Out Shares (provided that the 2020 Founder Earn-Out Shares shall be finally forfeited to the Company without consideration if it is finally determined that the 2020 Earn-Out Shares are not earned and issuable); and

•

For any Founder Earn-Out Shares for which the risk of forfeiture has not yet lapsed, or been forfeited, pursuant to the provisions above, the lapse of the risk of forfeiture shall irrevocably occur if and when any Earn-Out Shares become earned and issuable under the Purchase Agreement due to an Acceleration Event (as described below).

The “Earn-Out Reduction” is as follows: to the extent that the requisite level of Post-Combination Company Pro Forma Adjusted EBITDA Earn-Out Formula for a fiscal year for the issuance of the Founder Earn-Out Shares is achieved but the requisite level of revenue is not so achieved, as long as the revenue for such fiscal year is at least 80% of the requisite level of revenue for the issuance of Founder Earn-Out Shares, then the aggregate 2019 Founder Earn-Out Shares or 2020 Founder Earn-Out Shares, as applicable, will be deemed earned and issuable, but in an amount reduced by 0.5% for every 1.0% revenue for such fiscal year is below the revenue target for such fiscal year.

An “Acceleration Event” is a (i) a liquidation, dissolution or winding up, or bankruptcy of the post-combination company, or (ii) change of control of the post-combination during the period when Earn-Out Shares and Founder Earn-Out Shares can be earned (the “Earn-Out Period”), and in the event of (ii) the value of the aggregate consideration received by each holder of Company Common Stock with respect to each share of Company Common Stock held by such holder equals at least $10.00 per share of Company Common Stock (subject to appropriate adjustments for stock splits, stock dividends, combinations and other recapitalizations).

In addition, each Founder has irrevocably and unconditionally agreed that, prior to the lapse of the risk of forfeiture of the Founder Earn-Out Shares, such Founder shall not transfer all or any portion of such Founder Earn-Out Shares, other than to a permitted transferee (as described in a letter agreement, dated December 7, 2017, between the Company and Founders, attached as Exhibit 10.1 to the Current Report on Form 8-K as filed with the SEC on December 12, 2017) who enters into a written agreement for the benefit of the parties to the Founder Shares Agreement pursuant to which such permitted transferee agrees to be bound by the provisions of the Founder Shares Agreement provided that, following such transfer, such Founder continues to beneficially own such transferred Founder Earn-Out Shares for all purposes, including voting rights.

Until Founder Earn-Out Shares have either been forfeited or the risk of forfeiture has lapsed, an amount equal to any dividends or distributions that would have been payable by Company to the Founders with respect to their Founder Earn-Out Shares if the risk of forfeiture of the Founder Earn-Out Shares had lapsed prior to the record date for such dividends or distributions shall be withheld by the Company for the benefit of the Founders with respect to the Founder Earn-Out Shares (the “Withheld Amount”). If and when the risk of forfeiture of the Founder Earn-Out Shares lapses, the Company shall release to each Founder, the aggregate amount of the Withheld Amount attributable to such Founder’s Founder Earn-Out Shares for which the risk of forfeiture has lapsed and, if applicable, shall continue to withhold any remaining Withheld Amount that is attributable to the Founder Earn-Out Shares or which the risk of forfeiture has not yet lapsed until such risk of forfeiture has lapsed, in which case such remaining Withheld Amount shall be released to the Founders with respect to their Founder Earn-Out Shares. If all or any portion of the Founder Earn-Out Shares are forfeited to the Company, then the portion of the Withheld Amount attributable to the portion of the Founder Earn-Out Shares that have been forfeited to the Company shall be automatically forfeited to the Company without consideration and with no further action required of any person.

Registration Rights Agreement

On December 7, 2017, the Company and certain holders of Company Common Stock entered into a registration rights agreement (the “Existing Registration Rights Agreement”), a copy of which is attached as Exhibit 10.8 to the Current Report on Form 8-K as filed with the SEC on December 12, 2017. Under the terms of the Stock Purchase Agreement, and upon Closing, the parties to the Existing Registration Rights Agreement will amend and restate the Existing Registration Rights Agreement with the Registration Rights Agreement to add the Sellers who receive shares of securities of the Company. Pursuant to the Registration Rights Agreement, such Sellers and their transferees (if any) will be granted certain rights, including but not limited to, the right to request registration for resale under the Securities Act, of securities of the Company received by Sellers pursuant to the Stock Purchase Agreement, subject to certain conditions set forth in the Registration Rights Agreement. A copy of the Registration Rights Agreement is attached as Exhibit C of Annex A to this proxy statement. For more information, please see “Proposal No. 1—Approval of the Business Combination.—Registration Rights Agreement.”

Kaleyra, Inc. 2019 Incentive Plan

Our Board has approved the Kaleyra, Inc. 2019 Incentive Plan, subject to stockholder approval of the Kaleyra, Inc. 2019 Incentive Plan at the Special Meeting. The Kaleyra, Inc. 2019 Incentive Plan is intended to help the Company (i) attract and retain key personnel by providing them the opportunity to acquire an equity interest in the Company or other incentive compensation measured by reference to the value of Common Stock and (ii) align the interests of key personnel with those of the Company’s stockholders by granting options, stock appreciation rights, restricted stock awards, restricted stock unit awards and/or other stock-based awards consistent with the terms of the Kaleyra, Inc. 2019 Incentive Plan. For more information about the Kaleyra, Inc. 2019 Incentive Plan, please see the section entitled “Proposal No. 5—Approval of the Kaleyra, Inc. 2019 Incentive Plan, Including the Authorization of the Initial Share Reserve under the Incentive Plan—Summary of the Incentive Plan.”

Redemption Rights

Pursuant to our Charter, as amended, holders of public shares may elect to have their public shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (i) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest (which interest shall be net of taxes paid and payable and amounts previously redeemed), by (ii) the total number of then-outstanding public shares; provided that the Company will not redeem any public shares to the extent that such redemption would result in the Company having net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) of less than $5,000,001. As of [•], 2019, this would have amounted to approximately $[•] per share. Notwithstanding the foregoing, a holder of public shares, together with any affiliate of him or her or any other person with whom he or she is acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) will be restricted from seeking Redemption Rights with respect to more than 15% of the public shares.

If a holder exercises its Redemption Rights, then such holder will be exchanging its shares of Common Stock for cash and will no longer own shares of the post-combination company. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to our Transfer Agent in accordance with the procedures described herein. Please see the section entitled “Special Meeting of Company Stockholders—Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Rights Tender Offer

We intend to commence the Rights Tender Offer to purchase up to 14,375,000 of our public rights at a purchase price that is still to be determined, subject to certain conditions, including that the Stock Purchase Agreement is not terminated for any reason. The Rights Tender Offer will provide holders of public rights who may not wish to retain shares of Common Stock following the Business Combination the possibility of receiving cash for their public rights. The Rights Tender Offer will close concurrently with the consummation of the Business Combination.

We have also entered into a non-binding letter of intent with Greenhaven Road Capital Fund 1, LP and Greenhaven Road Capital Fund 2, LP (collectively referred to as “Greenhaven”) pursuant to which we would acquire the shares of Common Stock into which the 5,482,694 public rights currently held by Greenhaven, plus any additional public rights that Greenhaven may acquire, up to 4,517,306 additional public rights, will convert upon the closing of the Business Combination. Greenhaven will hold, and not offer, sell, contract to sell, pledge, transfer, assign, or otherwise dispose of, directly or indirectly, or hedge such public rights, and any shares of Common Stock that such public rights convert into, until the later of the 60th day after the closing of the Business Combination or January 1, 2020 (the “Rights Acquisition Closing Date”). The purchase price for such shares of Common Stock will be as follows: (a) $1.05 per public right for the first 5,500,000 public rights (which reflects $10.50 per share for the first 500,000 shares); (b) $1.07 per public right for the next 2,500,000 public rights (which reflects $10.70 per share for the next 250,000 shares); and (c) $1.10 per public right for the next

2,000,000 public rights (which reflects $11.00 per share for the next 200,000 shares). Greenhaven would not tender its public rights in response to the Rights Tender Offer. Greenhaven will have the right to terminate the purchase, without penalty, on the day prior to the Rights Acquisition Closing Date by giving written notice, in which case it will not be restricted after such time with respect to its ability to dispose of the shares.

Impact of the Business Combination on the Company’s Public Float

It is anticipated that, upon completion of the Business Combination: (i) the Company’s public stockholders will own approximately 37.18% of the post-combination company’s outstanding Common Stock; (ii) our Initial Stockholders will own approximately 20.38% of the post-combination company’s outstanding Common Stock and (iii) the Sellers will own approximately 42.44% of the post-combination company’s outstanding Common Stock. These ownership percentages assume that (a) there are no additional redemptions of the Offering Shares by the Company’s public stockholders other than those that have already occurred on June 5, 2019, (b) 8,616,819 shares of Common Stock are issued to the Sellers at Closing, and (c) the Company does not issue any additional shares of Common Stock between the date of the Stock Purchase Agreement and the Closing Date. The above-stated ownership percentages with respect to the post-combination company do not take into account: (a) warrants that will remain outstanding immediately following the Business Combination, (b) the issuance of any shares under the Kaleyra, Inc. 2019 Incentive Plan, a copy of which is attached to this proxy statement as Annex D, including up to 1,290,909 restricted stock units to be awarded to service providers of Kaleyra following the Business Combination pursuant to the terms of the Stock Purchase Agreement or (c) the conversion of 14,375,000 public rights into 1,437,500 shares of Common Stock which are subject to the Rights Tender Offer, including any shares resulting from the conversion of public rights that we may agree prior to consummation of the Business Combination to purchase at a date following the consummation of the Business Combination, and therefore such public rights would not be tendered in response to the Rights Tender Offer, but do take into account the conversion of 498,256 private placement rights into 49,826 shares of Common Stock upon the completion of the Business Combination which are not subject to the Rights Tender Offer. If the actual facts are different than these assumptions (which they are likely to be), the ownership percentage retained by the Company’s public stockholders in the post-combination company will be different from the above-stated ownership percentage.

The following table illustrates varying ownership levels in the Company, assuming varying levels of redemptions by the Company’s public stockholders:(1)

	No Additional Redemptions	Maximum Redemptions
The public stockholders	37.18%	9.59%
Initial Stockholders	20.38%	26.12%
The Sellers	42.44%	64.29%
Total	100.00%	100%

(1)	This table, other than the maximum redemption scenario wherein 6,031,601 shares of Common Stock are redeemed, reflects the assumptions as set forth in the preceding paragraph.

The Charter Amendment Proposals

Upon the Closing, our Charter will be amended promptly to reflect the Charter Amendment Proposals to:

•	provide for the classification of our Board into three classes of directors with staggered terms of office and to make certain related changes (Proposal No. 2); and

•	provide for certain additional changes, including but not limited to changing the post-combination company’s corporate name from “GigCapital, Inc.” to “Kaleyra, Inc.” and eliminating certain provisions specific to our status as a blank check company, which our Board believes are necessary to adequately address the needs of the post-combination company (Proposal No. 3).

Please see the sections entitled “Proposal No. 2—Classification of the Board of Directors” and “Proposal No. 3—Approval of Additional Amendments to Current Certificate of Incorporation in Connection with the Business Combination” for more information.

The Director Election Proposal

Seven directors will be voted upon by our stockholders at the special meeting to serve for staggered terms of three years in three separate classes. All of the Company’s incumbent directors will resign and our Board intends to nominate seven directors for election at the special meeting. If all director nominees are elected and the Business Combination is consummated, our board of directors will consist of Dario Calogero, Dr. Avi Katz, Neil Miotto, John Mikulsky, Simone Fubini, Matteo Lodrini and an additional director unanimously approved by each of the foregoing, who is qualified as an independent director under NYSE rules. See the sections entitled “Proposal No. 4—Election of Directors” and “Management After the Business Combination.”

Other Proposals

In addition, the stockholders of the Company will be asked to vote on:

•

a proposal to approve and adopt the Kaleyra, Inc. 2019 Incentive Plan, a copy of which is attached to this proxy statement as Annex C, including the authorization of the initial share reserve under the Kaleyra, Inc. 2019 Incentive Plan (Proposal No. 5); and

•

a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal and the Charter Amendment Proposals (which proposal will only be presented at the Special Meeting if there are not sufficient votes to approve the Business Combination Proposal and the Charter Amendment Proposals) (Proposal No. 6).

Please see the sections entitled “Proposal No. 5—Approval of the Kaleyra, Inc. 2019 Incentive Plan, Including the Authorization of the Initial Share Reserve under the Incentive Plan” and “Proposal No. 6—The Adjournment Proposal” for more information.

Date, Time and Place of Special Meeting

The Special Meeting will be held on [●], 2019 at 10:00 a.m., local time, at the offices of the Company located at 2479 E. Bayshore Rd., Suite 200, Palo Alto, California 94303, or at such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.

Voting Power and Record Date

Only Company stockholders of record at the close of business on [●], 2019, the record date for the Special Meeting, will be entitled to vote at the Special Meeting. You are entitled to one vote for each share of Common Stock that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 11,636,542 shares of Common Stock outstanding and entitled to vote, of which 7,549,536 are public shares and 4,087,006 are Founder Shares and Insider Shares held by our Initial Stockholders.

Accounting Treatment

The Business Combination will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, the Company will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on Kaleyra’s operations comprising substantially all of the ongoing operations of the post-combination company, Kaleyra’s senior management comprising substantially all of the senior management of the post-combination company and the existence of a large minority voting interest in the Company. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Kaleyra issuing stock for the net assets of the Company, accompanied by a recapitalization. The net assets of the Company will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be the historical operations of Kaleyra.

Appraisal Rights

Appraisal rights are not available to our stockholders in connection with the Business Combination.

Proxy Solicitation

Proxies may be solicited by mail. The Company has engaged MacKenzie to assist in the solicitation of proxies.

If a stockholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the Special Meeting. A stockholder may also change its vote by submitting a later-dated proxy, as described in the section entitled “Special Meeting of Company Stockholders—Revoking Your Proxy.”

Interests of Certain Persons in the Business Combination

In considering the recommendation of the Board to vote in favor of the Business Combination, stockholders should be aware that aside from their interests as stockholders, the Founders and the existing directors and officers have interests in the Business Combination that are different from, or in addition to, those of other stockholders generally. The Board was aware of and considered these interests, among other matters, in evaluating the Business Combination, negotiating the Stock Purchase Agreement and other transaction agreements, and recommending to stockholders that they approve the Business Combination. Stockholders should take these interests into account in deciding whether to approve the Business Combination.

These interests include, among other things:

•

the fact that our Initial Stockholders cannot redeem any of the shares of Common Stock that they hold in connection with a stockholder vote to approve a proposed initial business combination and such Initial Stockholders will lose their entire investment in us if an initial business combination is not consummated by December 12, 2019;

•

the fact that the Founders paid an aggregate of $5,007,560 for the Founder Shares and such securities will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at $40,270,060 (based upon a $10.00 per share price for our Common Stock);

•

the fact that the Initial Stockholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their shares of Common Stock they hold (other than any public shares, in the case of Cowen Investments) if the Company fails to complete an initial business combination by December 12, 2019;

•

the fact that the Founders paid an aggregate of $4,982,560 for their 498,256 private placement units, including the rights and warrants that are a constituent part of the private placement units, and that such private placement units will be worthless if a business combination is not consummated by December 12, 2019;

•

the continued right of the Founders to hold our Common Stock and the shares of Common Stock to be issued to such Founders upon conversion of the rights and exercise of their private placement warrants following the Business Combination, subject to certain vesting restrictions and lock-up periods;

•

that fact that our Sponsor has agreed that it will be liable to us, if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below: (i) $10.00 per public share; or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account due to reductions in the value of the trust assets, in each case, net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, our Sponsor will not be responsible to the extent of any liability for such third party claims. There is no assurance that our Sponsor will be able to satisfy its obligations. The per-share liquidation price for the public shares is anticipated to be approximately $[●] (based on the amount expected to be in trust at the time of the special meeting). Nevertheless, the Company cannot assure you that the per share distribution from the trust account, if the Company liquidates, will not be less than $[●], plus interest, due to unforeseen claims of potential creditors

•	the anticipated continuation of certain members of the Board as directors of the post-combination company;

•	the continued indemnification of the Company’s existing directors and officers and the continuation of the Company’s directors’ and officers’ liability insurance after the Business Combination; and

•

that, at the Closing the Company will amend and restate the Existing Registration Rights Agreement that the Company and certain holders of Common Stock entered into, which provides certain stockholders and their permitted transferees with registration rights.

Reasons for the Approval of the Business Combination

In approving the Stock Purchase Agreement and the Business Combination and recommending that the Company’s stockholders approve the Stock Purchase Agreement and the Business Combination, the Board considered the following positive factors, although not weighted or in any order of significance:

•	favorable trends of the CPaaS market;

•	analysis of Kaleyra’s market position, technology platform and financial position;

•	Kaleyra’s organic and acquisition growth opportunities;

•	the role of Kaleyra management and employees ; and

•	review of financial models and forecasts and other information made available to us.

In the prospectus for our IPO, we also identified the following general criteria and guidelines that we expected to apply when evaluating any potential acquisition, including analyzing:

•	underlying fundamentals of the target business;

•	external factors affecting the target business;

•	anticipated contribution that our combined team can make to growth of the business; and

•	opportunity for superior investment return.

The criteria and situations described above were not intended to be exhaustive and we indicated our evaluation of any particular initial business combination might reflect other considerations, factors and criteria deemed relevant by our management in effecting the relevant transaction, consistent with our business objective and strategy.

For more detailed information about our decision-making process, please see the section entitled “Proposal No. 1—Approval of the Business Combination—The Company’s Board of Directors’ Reasons for Approving the Business Combination.”

Conditions to Closing of the Business Combination

Conditions to Each Party’s Obligations

Consummation of the Business Combination is conditioned on the affirmative approval of holders of a majority of the shares of outstanding the Company Common Stock, and the Company having, upon the Closing and after giving effect to any redemption of the Offering Shares, net tangible assets of at least $5,000,001.

In addition, the consummation of the Business Combination is conditioned upon, among other things, (i) all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any governmental authority required to consummate the Business Combination having been filed, expired, been terminated, occurred or been obtained, as applicable, pursuant to applicable law, (ii) there being no temporary restraining order, preliminary or permanent injunction or other order issued by any governmental authority prohibiting or preventing the Business Combination and no proceeding brought by a governmental authority seeking any of the foregoing; and there having been no applicable law enacted, entered, enforced or deemed applicable to the Business Combination which makes the Business Combination illegal, (iii) the required vote of the Company’s stockholders to approve the Stock Purchase Agreement, the ancillary agreements, the issuances of stock and notes and payment of cash, and the other transactions contemplated under the Stock Purchase Agreement have been obtained in accordance the Company’s Charter and the DGCL and (iv) the election or appointment to the Board of Dr. Avi Katz, Neil Miotto, John Mikulsky, Dario Calogero, Simone Fubini, Matteo Lodrini and an additional director unanimously approved by each of the foregoing, who is qualified as an independent director under NYSE rules. Esse Effe and Maya are affiliated with Simone Fubini and Dario Calogero, respectively.

Conditions to the Company’s Obligations

The obligations of the Company to consummate the Transaction are further conditioned upon, among other things:

•

The representations and warranties of Kaleyra and the Sellers being true and correct as of February 22, 2019 and (except to the extent such representations and warranties speak as of an earlier date, which representations and warranties shall be true and correct as of such date) as of the Closing Date as though made on and as of the Closing Date, except for any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or material adverse effect), individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Kaleyra and its subsidiaries, taken as a whole;

•	Kaleyra performing in all material respects all obligations required to be performed by it prior to the Closing Date;

•	Kaleyra not experiencing a material adverse effect; and

•

Kaleyra delivering, or causing to be delivered certificates confirming the satisfaction of conditions set forth in the Stock Purchase Agreement and regarding the status of Kaleyra and each of its subsidiaries.

Conditions to the Sellers’ Obligations

The obligations of the Sellers to consummate the Transaction are further conditioned upon, among other things:

•

The representations and warranties of the Company being true and correct as of February 22, 2019 and (except to the extent such representations and warranties speak as of an earlier date, which representations and warranties shall be true and correct as of such date) as of the Closing Date as though made on and as of the Closing Date, except for any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or material adverse effect), individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Kaleyra;

•	The Company performing in all material respects all its obligations required to be performed by it prior to the Closing Date;

•	The Company not experiencing a material adverse effect;

•	The Company having amended its charter and delivering evidence thereof to Kaleyra;

•	The securities issued to the Sellers being approved for listing on the NYSE; and

•	The Company delivering, or causing to be delivered:

•	certificates confirming the satisfaction of conditions set forth in the Stock Purchase Agreement and regarding the status of the Company;

•	a copy of the Founder Shares Agreement duly executed by each Sponsor;

•	an amended and restated registration rights agreement, duly executed by the Company and each Founder;

•	the Cash Consideration and the Common Stock Consideration; and

•	the Notes, duly executed by the Company.

Please see the section entitled “Proposal No. 1—Approval of the Business Combination—Conditions to Closing of the Business Combination” for additional information.

Quorum and Required Vote for Proposals for the Special Meeting

A quorum of Company stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if a majority of the Company’s Common Stock outstanding and entitled to vote at the Special Meeting is represented in person or by proxy. Abstentions will count as present for the purposes of establishing a quorum.

The approval of the Business Combination Proposal, the Incentive Plan Proposal and the Adjournment Proposal requires the affirmative vote of holders of a majority of the shares of our Common Stock represented in person or by proxy and entitled to vote thereon at the Special Meeting. Accordingly, a Company stockholder’s failure to vote by proxy or to vote in person at the Special Meeting will not be counted towards the number of shares of Common Stock required to validly establish a quorum, and if a valid quorum is otherwise established, such failure to vote will have no effect on the outcome of any vote on the Business Combination Proposal, the Incentive Plan Proposal and the Adjournment Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established and will have the same effect as a vote “AGAINST” the Business Combination Proposal, the Incentive Plan Proposal and the Adjournment Proposal. For purposes of approval, failure to vote will have no effect on the Director Election Proposal.

The approval of the Charter Amendment Proposals requires the affirmative vote of the holders of a majority of the outstanding shares of our Common Stock entitled to vote thereon at the Special Meeting. Accordingly, a Company stockholder’s failure to vote by proxy or to vote in person at the Special Meeting or an abstention from voting with regard to any of the Charter Amendment Proposals will have the same effect as a vote “AGAINST” such Charter Amendment Proposal.

The Business Combination is conditioned on the approval of the Business Combination Proposal, the Charter Amendment Proposals and the Director Election Proposal at the Special Meeting. The Incentive Plan Proposal is conditioned on the approval of the Business Combination Proposal, the Charter Amendment Proposals and the Director Election Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement. It is important for the Company’s stockholders to note that in the event that the Business Combination Proposal and the Charter Amendment Proposals do not receive the requisite vote for approval, the Company will not consummate the Business Combination. If the Company does not consummate the Business Combination and fails to complete an initial business combination by December 12, 2019, the Company will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such account to the public stockholders.

Independent Director Oversight

The Board includes four independent directors. In connection with the Business Combination, the independent directors, Messrs. Miotto, Mikulsky, Porter and Wang, took an active role in evaluating and providing guidance to the Company’s management in negotiating the proposed terms of the Business Combination, including the Stock Purchase Agreement, the Related Agreements and the amendments to our Charter to take effect upon the completion of the Business Combination. As part of their evaluation of the Business Combination, the independent directors were aware of the potential conflicts of interest with the Sponsor that could arise with regard to the proposed terms of the Stock Purchase Agreement, the Related Agreements and the amendments to the Charter to take effect upon the completion of the Business Combination. The independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of the Board, the Stock Purchase Agreement and the Business Combination. Please see the section entitled “Proposal No. 1—Approval of the Business Combination—Independent Director Oversight.”

Recommendation to Company Stockholders

The Board believes that each of the Business Combination Proposal, the Charter Amendment Proposals, the Director Election Proposal the Incentive Plan Proposal and the Adjournment Proposal to be presented at the Special Meeting is in the best interests of the Company and its stockholders and unanimously recommends that its stockholders vote “FOR” each of the proposals.

Risk Factors

In evaluating the Business Combination and the proposals to be considered and voted on at the Special Meeting, you should carefully review and consider the risk factors set forth under the section entitled “Risk Factors” beginning on page 46 of this proxy statement. The occurrence of one or more of the events or circumstances described in that section, alone or in combination with other events or circumstances, may have a material adverse effect on (i) the ability of the Company and Kaleyra to complete the Business Combination or (ii) the business, cash flows, financial condition and results of operations of the post-combination company.

SELECTED HISTORICAL FINANCIAL INFORMATION OF THE COMPANY

The following table contains summary historical financial data for the Company as of June 30, 2019 and September 30, 2018, for the nine months ended June 30, 2019, and for the period from October 9, 2017 (inception) through September 30, 2018. Such data for the period as of September 30, 2018 and for the period from October 9, 2017 (inception) through September 30, 2018 have been derived from the audited financial statements of the Company, which are included elsewhere in this proxy statement. Such data as of and for the nine months ended June 30, 2019 have been derived from the unaudited financial statements of the Company included elsewhere in this proxy statement. Results from interim periods are not necessarily indicative of results that may be expected for the entire year. The information below is only a summary and should be read in conjunction with the sections entitled “The Company’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Information About the Company Prior to the Business Combination” and in our financial statements, and the notes and schedules related thereto, which are included elsewhere in this proxy statement.

	As of June 30, 2019	As of September 30, 2018
	(Unaudited)
($ in thousand)
Balance Sheet Data:
Working capital deficit	$(3,859)	$(345)
Cash and cash equivalents	329	597
Cash and marketable securities held in Trust Account	77,838	144,964
Total assets	78,362	145,899
Total liabilities	4,228	1,059
Common stock subject to possible redemption	69,134	139,840
Shareholders’ equity	5,000	5,000

	Nine months ended June 30, 2019	Period from October 9, 2017 (Date of Inception) through September 30, 2018
	(Unaudited)
($ in thousand, except share and per share amounts)
Statements of Operations Data:
Revenue	$—	$—
Loss from operations	(2,137)	(1,880)
Interest income	2,261	1,815
Net loss	(525)	(665)
Basic and diluted net loss per share	(0.37)	(0.40)
Weighted average shares outstanding excluding shares subject to possible redemption—basic and diluted	4,153,252	4,048,626

SELECTED CONSOLIDATED HISTORICAL FINANCIAL

AND OTHER INFORMATION OF KALEYRA

The following table sets forth summary historical financial information for Kaleyra as of and for the six months ended June 30, 2019 and 2018 and as of and for the years ended December 31, 2018 and 2017; for Solutions Infini as of and for the three months ended June 30, 2018 and as of and for the year ended March 31, 2018; and for Buc Mobile as of and for the seven months ended July 31, 2018 and as of and for the year ended December 31, 2017. Such information for Kaleyra for the years ended December 31, 2018 and 2017 have been derived from the audited consolidated financial statements of Kaleyra; for Solutions Infini for the three months ended June 30, 2018 and for the year ended March 31, 2018 have been derived from the audited financial statements of Solutions Infini; and for Buc Mobile for seven months ended July 31, 2018 and for the year ended December 31, 2017 have been derived from the audited financial statements of Buc Mobile, each as included elsewhere in this proxy statement. Such information for Kaleyra as of and for the six months ended June 30, 2019 and 2018 have been derived from the unaudited condensed consolidated financial statements of Kaleyra. Management has prepared the unaudited condensed consolidated financial information set forth below on the same basis as Kaleyra’s audited consolidated financial statements and has included all adjustments, consisting of only normal recurring adjustments, that it considers necessary for a fair presentation of our financial position and operating results for such periods. Kaleyra’s historical results are not necessarily indicative of the results to be expected in any future period, and Kaleyra’s interim results are not necessarily indicative of the results to be expected for the full fiscal year. The information below is only a summary and should be read in conjunction with the sections entitled “Kaleyra Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Information About Kaleyra” and in Kaleyra’s consolidated financial statements and the related notes, included elsewhere in this proxy statement.

Kaleyra

Consolidated Statement of Operations Data:

	Six Months Ended June 30,		Year Ended December 31,
	2019	2018	2018	2017
($ in thousand)
Revenue	$58,596	$26,406	$77,845	$43,149
Gross profit	11,272	4,410	15,420	8,326
(Loss)/income from operations	(2,018)	(659)	(5,525)	1,456
Net (loss)/income	(2,681)	(821)	(7,100)	494

Consolidated Balance Sheet Data:

	As of June 30, 2019	As of December 31, 2018	As of December 31, 2017
($ in thousand)
Cash and cash equivalents	$8,734	$8,207	$10,545
Total assets	51,946	77,133	43,697
Total current liabilities	62,318	54,631	32,422
Total liabilities	81,680	72,207	41,710
Total shareholders’ equity	2,589	4,926	1,987

Buc Mobile—pre-acquisition financial statements

Statement of Operations Data for Buc Mobile:

	Seven Months Ended July 31, 2018	Year Ended December 31, 2017
($ in thousand)
Revenue	$3,650	$5,052
Gross profit	1,151	1,612
Loss from operations	(361)	(439)
Net loss	(381)	(485)

Balance Sheet Data for Buc Mobile:

	As of July 31, 2018	As of December 31, 2017
($ in thousand)
Cash and cash equivalents	$283	$116
Total assets	1,479	1,257
Total liabilities	1,824	1,642
Shareholders’ deficit	(345)	(385)

Solutions Infini—pre-acquisition financial statements

Statement of Operations Data for Solutions Infini:

	Three Months Ended June 30, 2018	Year Ended March 31, 2018
(in Indian rupees)
Revenue	623,616,587	1,955,932,970
Gross profit	139,022,314	323,627,372
Income from operations	60,678,075	80,236,836
Net income	39,726,191	37,724,392

Balance Sheet Data for Solutions Infini:

	As of June 30, 2018	As of March 31, 2018
(in Indian rupees)
Cash and cash equivalents	75,788,894	184,821,163
Total assets	773,319,669	769,863,230
Total current liabilities	542,804,699	604,364,117
Total liabilities	640,364,770	678,488,717
Equity of the owners of the parent	132,834,474	91,280,684

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The Company is providing the following selected unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the transactions.

The unaudited pro forma condensed combined balance sheet as of June 30, 2019 combines the historical consolidated balance sheet of Kaleyra as of June 30, 2019 with the historical balance sheet of the Company as of June 30, 2019, giving effect to the Business Combination as if it had been consummated as of that date.

The unaudited pro forma condensed combined statements of operations are presented using the Company’s fiscal year end, and as the fiscal year end of Kaleyra differs from the Company’s most recent fiscal year end, the statements of operation for it are being brought up to within 93 days of the Company’s fiscal year.

In accordance with the preceding, the unaudited pro forma condensed combined statement of operations for the nine months ended June 30, 2019 combines the historical consolidated statement of operations of Kaleyra for the nine months ended June 30, 2019 with the historical statement of operations of the Company for the nine months ended June 30, 2019, giving effect to the Business Combination as if it had been consummated as of October 9, 2017 (Date of Inception).

The historical consolidated statement of operations of Kaleyra for the nine months ended June 30, 2019 include, in addition to the six months ended June 30, 2019, the historical consolidated statement of operation of Kaleyra for the three months ended December 31, 2018 which are also included in the historical consolidated statement of operations of Kaleyra for the twelve months ended December 31, 2018 that are used in the preparation of the unaudited pro forma condensed combined statement of operations for the twelve months.

The unaudited pro forma condensed combined statement of operations for the twelve months, combines the historical consolidated statement of operations of Kaleyra for the twelve months ended December 31, 2018, the historical statement of operations of Solutions Infini for the six months ended June 30, 2018, and the historical statement of operations of Buc Mobile for the seven months ended July 31, 2018, with the historical consolidated statement of operations of the Company for the period from October 9, 2017 (inception) through September 30, 2018, giving effect to the Business Combination as if it had occurred as of October 9, 2017 (Date of Inception).

The following selected unaudited pro forma financial statements give effect to the following transactions:

•	The Business Combination;

•	The release of all of the funds held in the Company’s Trust Account;

•	Upon the consummation of the Business Combination, the payment by the Company of the Aggregate Closing Consideration to the Sellers (as further described below); and

•	The payment by the Company of fees, expenses and other amounts associated with the Business Combination out of funds released from the Company’s Trust Account, to the extent required.

The selected pro forma data have been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information of the post-combination company appearing elsewhere in this proxy statement and the accompanying notes to the unaudited condensed combined pro forma financial statements. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical consolidated financial statements and related notes of the Company and Kaleyra, Solutions Infini and Buc Mobile for the applicable periods included in this proxy statement. The selected pro forma data have been presented for informational purposes only and are not necessarily indicative of what the post-combination company’s financial position or results of operations actually would have been had the business combination been completed as of the dates indicated. In addition, the selected pro forma data does not purport to project the future financial position or operating results of the post-combination company.

The selected unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemptions for cash of the Company’s public shares:

•

Scenario 1—Assuming no additional redemptions of public shares for cash: This presentation assumes that none of the Company’s stockholders exercise Redemption Rights, other than those which did so exercise Redemption Rights on June 5, 2019, with respect to their public shares upon the consummation of the Business Combination.

•

Scenario 2—Assuming maximum redemptions of public shares for cash: This presentation assumes that the Company’s public stockholders exercise their Redemption Rights with respect to a maximum of 6,031,601 public shares upon consummation of the Business Combination at a redemption price of approximately $10.45 per share.

Included in the shares outstanding and weighted average shares outstanding as presented in the selected pro forma condensed combined financial statements under Scenario 1 are 8,565,619 shares, and under Scenario 2 are 10,130,619 shares, of Common Stock to be issued to the Sellers in the connection with the Business Combination. The currently outstanding warrants of the Company to purchase a total of 11,154,942 shares of Common Stock at an exercise price of $11.50 per share will continue to be outstanding after the Closing of the Business Combination. Considering the assumed nominal per share market price of $10.30 per share, the Company’s warrants are not dilutive on a pro forma basis. However, the potential dilutive impact will ultimately be recognized based on the actual market price on the date of measurement. We also do not take into account any of the 14,375,000 public rights which are subject to the Rights Tender Offer and which could be converted into shares of Common Stock, including any shares resulting from the conversion of public rights that we may agree prior to consummation of the Business Combination to purchase at a date following the consummation of the Business Combination, and therefore such public rights would not be tendered in response to the Rights Tender Offer, but do take into account the 498,256 private placement rights which will be converted into 49,826 shares of Common Stock upon the completion of the Business Combination as such private placement rights will not be subject to the Rights Tender Offer.

At the Closing of the Business Combination, under Scenario 1, it is expected that current stockholders of Kaleyra will hold approximately 42.30% of the issued and outstanding shares of Common Stock, and the existing stockholders of the Company will hold approximately 57.70% of the issued and outstanding shares of Common Stock (assuming that the Company has not raised additional equity capital as permitted under the Stock Purchase Agreement).

At the Closing of the Business Combination, under Scenario 2, it is expected that current stockholders of Kaleyra will hold approximately 64.18% of the issued and outstanding shares of Common Stock, and the existing stockholders of the Company will hold approximately 35.82% of the issued and outstanding shares of Common Stock (assuming that the Company has not raised additional equity capital as permitted under the Stock Purchase Agreement).

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(in thousands except share and per share amounts)

	Historical		Combined Pro Forma
	GigCapital, Inc	Kaleyra, SPA	Scenario 1 (Assuming No Additional Redemptions into Cash)	Scenario 2 (Assuming Maximum Redemptions into Cash)
Selected Unaudited Pro Forma Condensed Combined Statement of Operations—Nine Months ended June 30, 2019
Book value per Share	$1.14	$23.41	$2.13	$(0.54)
Net loss available to common shareholders	$(525)	$(8,367)	$(19,292)	$(19,292)
Net loss per share available to common stockholders—basic and diluted	$(0.37)	$(75.66)	$(0.79)	$(1.04)
Weighted average shares outstanding—basic and diluted	4,153,252	110,593	24,563,585	18,638,904
Selected Unaudited Pro Forma Condensed Combined Statement of Operations— 12 months (2)
Book value per share	$1.20	$44.54	N/A (1)	N/A (1)
Net loss available to common shareholders	$(665)	$(7,341)	$(18,009)	$(18,009)
Net loss per share available to common stockholders—basic and diluted	$(0.40)	$(66.38)	$(0.74)	$(0.97)
Weighted average shares outstanding—basic and diluted	4,048,626	110,593	24,500,096	18,534,278

(1)	A pro forma balance sheet for a 12 month period is not required and as such, no such calculation is included in this table.
(2)	For the Company, the 12 months is the period from October 9, 2017 (Date of Inception) through September 30, 2018 and for Kaleyra, the 12 months is the 12 months period ended December 31, 2018.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements. Forward-looking statements provide the Company’s current expectations or forecasts of future events. Forward-looking statements include statements about the Company’s expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. The words “anticipates,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predicts,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement include, but are not limited to, statements about the:

•	benefits from the Business Combination;

•	ability to complete an initial business combination, including the Business Combination;

•	future financial performance following the Business Combination;

•	success in retaining or recruiting, or changes required in, our officers, key employees or directors following an initial business combination;

•

officers and directors allocating their time to other businesses and potentially having conflicts of interest with the Company’s business or in approving our initial business combination, as a result of which they would then receive expense reimbursements;

•	public securities’ potential liquidity and trading;

•	use of proceeds not held in the Trust Account or available to the Company from interest income on the Trust Account balance; and

•	impact from the outcome of any known and unknown litigation.

Forward-looking statements in this proxy statement include, but are not limited to, statements about Kaleyra’s or the post-combination company’s:

•	ability to grow and retain its client base;

•	ability to provide effective client support and induce our customers to renew and upgrade the offerings and services it provides for them;

•	ability to expand its sales organization to address effectively existing and new markets that it intends to target;

•	ability to forecast and maintain an adequate rate of revenue growth and appropriately plan its expenses;

•	expectations regarding future expenditures;

•	future mix of revenue and effect on gross margins;

•	attraction and retention of qualified employees and key personnel;

•	ability to compete effectively in a competitive industry;

•	ability to protect and enhance its corporate reputation and brand;

•	expectations concerning our relationships and actions with its partners and other third parties;

•	impact from future regulatory, judicial, and legislative changes in its industry;

•	ability to locate and acquire complementary technologies or services and integrate those into Kaleyra’s business; and

•	future arrangements with, or investments in, other entities or associations.

These forward-looking statements are based on information available as of the date of this proxy statement, and current expectations, forecasts and assumptions, and involve a number of risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

In addition, statements that the Company or Kaleyra “believes” and similar statements reflect such parties’ beliefs and opinions on the relevant subject. These statements are based upon information available to such party as of the date of this proxy statement, and while such party believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and these statements should not be read to indicate that either the Company or Kaleyra has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

You should not place undue reliance on these forward-looking statements in deciding how to grant your proxy or instruct how your vote should be cast or vote your shares on the proposals set forth in this proxy statement. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Stock Purchase Agreement;

•

the outcome of any legal proceedings that may be instituted against the Company, Kaleyra or others following announcement of the Business Combination and the transactions contemplated in the Stock Purchase Agreement;

•

the inability to complete the transactions contemplated by the Stock Purchase Agreement due to the failure to obtain approval of the stockholders of the Company or Kaleyra or other conditions to closing in the Stock Purchase Agreement;

•	the risk that the proposed transaction disrupts current plans and operations as a result of the announcement and consummation of the Business Combination;

•

the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, the ability of the Company to grow and manage growth profitably, maintain relationships with customers, compete within its industry and retain its key employees;

•	costs related to the proposed Business Combination;

•	the possibility that the Company or Kaleyra may be adversely impacted by other economic, business, and/or competitive factors;

•	future exchange and interest rates; and

•

other risks and uncertainties indicated in this proxy statement, including those under “Risk Factors” in this proxy statement, and other filings that have been made or will be made with the SEC by the Company.

RISK FACTORS

You should carefully review and consider the following risk factors and the other information contained in this proxy statement, including the financial statements and notes to the financial statements included herein, in evaluating the Business Combination and the proposals to be voted on at the Special Meeting. The following risk factors that apply to the business and operations of Kaleyra will also apply to the business and operations of the post-combination company following the completion of the Business Combination. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Business Combination, and may harm the business, cash flows, financial condition and results of operations of the post-combination company. These risk factors are not exhaustive and investors are encouraged to perform their own investigation with respect to the business, financial condition and prospects of Kaleyra and the post-combination company. You should carefully consider the following risk factors in addition to the other information included in this proxy statement, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements.” Kaleyra may face additional risks and uncertainties that are not presently known to it, or that Kaleyra currently deems immaterial, which may also impair Kaleyra’s business or financial condition. The following discussion should be read in conjunction with the consolidated financial statements and notes to the financial statements included herein.

Risks Relating to Kaleyra

The market in which Kaleyra participates is highly competitive, and if Kaleyra does not compete effectively, its business, results of operations and financial condition could be harmed.

The market for cloud communications is rapidly evolving, significantly fragmented and highly competitive, with relatively low barriers to entry in some segments. The principal competitive factors in Kaleyra’s market include completeness of offering, credibility with developers, global reach, ease of integration and programmability, product features, platform scalability, reliability, security and performance, brand awareness and reputation, the strength of sales and marketing efforts, customer support, as well as the cost of deploying and using Kaleyra’s services. Kaleyra’s competitors fall into two primary categories:

•

CPaaS companies that offer a narrower set of software Application Programming Interfaces (“APIs”), less robust customer support and fewer other features while relying on third-party networks and physical infrastructure; and

•	Network service providers that offer limited developer functionality on top of their own networks and physical infrastructure.

Some of Kaleyra’s competitors and potential competitors are larger and have greater name recognition, longer operating histories, more established customer relationships, a larger global reach, larger budgets and significantly greater resources than Kaleyra does. In addition, they have the operating flexibility to bundle competing products and services at little or no incremental cost, including offering them at a lower price as part of a larger sales transaction. As a result, Kaleyra’s competitors may be able to respond more quickly and effectively than Kaleyra can to new or changing opportunities, technologies, standards or customer requirements. In addition, some competitors may offer services that address one or a limited number of functions at lower prices, with greater depth than Kaleyra’s services or in different geographies. Kaleyra’s current and potential competitors may develop and market new services with comparable functionality to Kaleyra’s services, and this could lead to Kaleyra having to decrease prices in order to remain competitive. In addition, some of Kaleyra’s competitors have lower list prices than us, which may be attractive to certain customers even if those services have different or lesser functionality. If Kaleyra is unable to maintain Kaleyra’s current pricing due to the competitive pressures, its margins will be reduced and Kaleyra’s business, results of operations and financial condition would be adversely affected. Customers utilize Kaleyra’s services in many ways and use varying levels of functionality that Kaleyra’s services offer or are capable of supporting or enabling within their applications.

Customers that use many of the features of Kaleyra’s services or use Kaleyra’s services to support or enable core functionality for their applications may have difficulty or find it impractical to replace Kaleyra’s services with a competitor’s services, while customers that use only limited functionality may be able to more easily replace Kaleyra’s services with competitive offerings.

With the introduction of new services and new market entrants, Kaleyra expects competition to intensify in the future. In addition, some of Kaleyra’s customers choose to use Kaleyra’s services and Kaleyra’s competitors’ services at the same time. Moreover, as Kaleyra expands the scope of Kaleyra’s services, Kaleyra may face additional competition. Further, customers and consumers may choose to adopt other forms of electronic communications or alternative communication platforms, including developing necessary networks and platforms in-house.

Furthermore, if Kaleyra’s competitors were to merge such that the combined entity would be able to compete fully with Kaleyra’s service offering, then Kaleyra’s business, results of operations and financial condition may be adversely affected. If one or more of Kaleyra’s competitors were to merge or partner with another of Kaleyra’s competitors, the change in the competitive landscape could also adversely affect Kaleyra’s ability to compete effectively. In addition, pricing pressures and increased competition generally could result in reduced revenue, reduced margins, increased losses or the failure of Kaleyra’s services to achieve or maintain widespread market acceptance.

Kaleyra’s current and potential competitors have developed and may develop in the future product solutions that are available internationally. To the extent that customers seek product solutions that include support and scaling internationally, they may choose to use other service providers to fill their communication service needs. Each of these factors could harm Kaleyra’s business by leading to reduced revenues, slower growth and lower brand name recognition than Kaleyra’s competitors.

If Kaleyra is unable to expand or renew sales to existing clients, or attract new customers, Kaleyra’s growth could be slower than it expects and its business may be harmed.

Kaleyra’s future growth depends upon expanding sales of Kaleyra’s technology offerings and services with existing customers and with new customers. Kaleyra’s customers may not purchase Kaleyra’s technology offerings and services, or Kaleyra’s customers may reduce their purchasing volumes, if Kaleyra does not demonstrate the value proposition for their investment, and Kaleyra may not be able to replace existing customers with new customers. In addition, Kaleyra’s customers may not renew their contracts with Kaleyra on the same terms, or at all, because of dissatisfaction with Kaleyra’s service. If Kaleyra’s customers do not renew their contracts, Kaleyra’s revenue may grow more slowly than expected, may not grow at all, or may decline. Additionally, increasing incremental sales to Kaleyra’s current client base may require increasingly sophisticated and costly sales efforts that are targeted at senior management. Kaleyra plans to continue expanding its sales efforts but it may be unable to hire qualified sales personnel, may be unable to successfully train those sales personnel that Kaleyra is able to hire, and sales personnel may not become fully productive on the timelines that it has projected, or at all. Additionally, although Kaleyra dedicates significant resources to sales and marketing programs, these sales and marketing programs may not have the desired effect and may not expand sales. Kaleyra cannot assure you that its efforts will increase sales to existing customers or additional revenue. If Kaleyra’s efforts to upsell to its customers are not successful, its future growth may be limited.

Kaleyra’s ability to achieve significant growth in revenue in the future will also depend upon its ability to attract new customers. This may be particularly challenging where an organization has already invested substantial personnel and financial resources to integrate competing technology offerings and services into its business, as such organization may be reluctant or unwilling to invest in new technology offerings and services. If Kaleyra fails to attract new customers and maintain and expand those client relationships, its revenue may grow more slowly than expected and its business may be harmed.

Kaleyra currently generates significant revenue from its largest customers, and the loss or decline in revenue from any of these customers could limit Kaleyra’s revenue and results of operations.

In the six months ended June 30, 2019, in calendar years 2018 and 2017, Kaleyra’s 10 largest customers generated an aggregate of 48.5%, 66% and 95% of its revenue, respectively. In the event that Kaleyra’s large customers do not continue to use its products, use fewer of its products, or use its products in a more limited capacity, or not at all, Kaleyra’s revenue could be limited and Kaleyra’s business could be harmed.

Kaleyra must increase the network traffic and resulting revenue from the services that it offers to realize its targets for anticipated revenue growth, cash flow and operating performance.

Kaleyra must increase the network traffic and resulting revenue from its inbound and outbound voice calling, text messaging, telephone numbers and related services at acceptable margins to realize Kaleyra’s targets for anticipated revenue growth, cash flow and operating performance. If Kaleyra does not maintain or improve its current relationships with existing key customers; is not able to expand the available capacity on its network to meet its customers’ demands in a timely manner; does not develop new large enterprise customers; or its customers determine to obtain these services from either their own network or from one of Kaleyra’s competitors, then Kaleyra may be unable to increase or maintain its revenue at acceptable margins.

Kaleyra’s business depends on customers increasing their use of Kaleyra’s services and any loss of customers or decline in their use of Kaleyra’s services could reduce Kaleyra’s profitability.

Kaleyra’s ability to grow and generate incremental revenue depends, in part, on Kaleyra’s ability to maintain and grow its relationships with existing customers and to have them increase their usage of Kaleyra’s Platform. If Kaleyra’s customers do not increase their use of Kaleyra’s services, then Kaleyra’s revenue may decline and Kaleyra’s results of operations may be harmed. Customers generally are charged based on the usage of Kaleyra’s services. Many of Kaleyra’s customers do not have long-term contractual financial commitments to Kaleyra and, therefore, many of Kaleyra’s customers may reduce or cease their use of Kaleyra’s services at any time without penalty or termination charges. Kaleyra cannot accurately predict customers’ usage levels and the loss of customers or reductions in their usage levels of Kaleyra’s services may each have a negative impact on Kaleyra’s business, results of operations and financial condition and may cause Kaleyra’s dollar-based net retention rate to decline in the future if Kaleyra’s customers are not satisfied with Kaleyra’s services. If a significant number of customers cease using, or reduce their usage of, Kaleyra’s services, then Kaleyra may be required to spend significantly more on sales and marketing than Kaleyra’s currently plan to spend in order to maintain or increase revenue from customers. Such additional sales and marketing expenditures could reduce Kaleyra’s profitability and harm its business.

Demand for Kaleyra’s technology offerings and services could be adversely affected by volatile, negative, or uncertain economic conditions and the effects of these conditions on Kaleyra’s customers’ businesses.

Kaleyra’s revenue and profitability depend on the demand for its technology offerings and services, which could be negatively affected by numerous factors, many of which are beyond Kaleyra’s control. Volatile, negative, or uncertain economic conditions affect Kaleyra’s customers’ businesses and the markets Kaleyra serves. Such economic conditions in Kaleyra’s markets have undermined, and could in the future undermine, business confidence in Kaleyra’s markets and cause Kaleyra’s customers to reduce or defer their spending on new technology offerings and services, or may result in customers reducing, delaying or eliminating spending under existing contracts with Kaleyra, which would negatively affect Kaleyra’s business. Growth in the markets Kaleyra serves could be at a slow rate, or could stagnate or contract, in each case for an extended period of time. Ongoing economic volatility and uncertainty and changing demand patterns affect Kaleyra’s business in a number of other ways, including making it more difficult to accurately forecast client demand and effectively build Kaleyra’s revenue and resource plans.

Economic volatility and uncertainty is particularly challenging because it may take some time for the effects and changes in demand patterns resulting from these and other factors to manifest themselves in Kaleyra’s business and results of operations. Changing demand patterns from economic volatility and uncertainty could harm Kaleyra’s business and results of operations.

Kaleyra has limited experience with respect to determining the optimal prices for its products.

Kaleyra charges its customers based on their use of its products. Kaleyra expects that it may need to change its pricing from time to time. In the past Kaleyra has sometimes reduced their prices either for individual customers in connection with long-term agreements or for a particular product. One of the challenges to Kaleyra’s pricing is that the fees that they pay to network service providers over whose networks Kaleyra transmits communications can vary daily or weekly and are affected by volume and other factors that may be outside of Kaleyra’s control and difficult to predict. This can result in Kaleyra incurring increased costs that Kaleyra may be unable or unwilling to pass through to its customers, which could harm Kaleyra’s business.

Further, as competitors introduce new products or services that compete with ours or reduce their prices, Kaleyra may be unable to attract new customers or retain existing customers based on Kaleyra’s historical pricing. As Kaleyra expands internationally, Kaleyra also must determine the appropriate price to enable Kaleyra to compete effectively internationally. Moreover, enterprises, which are a primary focus for Kaleyra’s direct sales efforts, may demand substantial price concessions. In addition, if the mix of products sold changes, including for a shift to Internet protocol (“IP”) based products, then Kaleyra may need to, or choose to, revise its pricing. As a result, in the future Kaleyra may be required or choose to reduce its prices or change its pricing model, which could harm Kaleyra’s business.

Breaches of Kaleyra’s networks or systems, or those of Amazon Web Services (“AWS”) or Kaleyra’s other service providers, could compromise the integrity of its products, platform and data, result in significant data losses and otherwise harm its business.

Kaleyra depends upon its information technology (“IT”) systems to conduct virtually all of its business operations, ranging from Kaleyra’s internal operations and research and development activities to its marketing and sales efforts and communications with Kaleyra’s customers and business partners. Individuals or entities may attempt to penetrate Kaleyra’s network security, or that of its platform, and to cause harm to Kaleyra’s business operations, including by misappropriating its proprietary information or that of its customers, employees and business partners or to cause interruptions of Kaleyra’s products and platform. In particular, cyberattacks and other malicious Internet-based activity continue to increase in frequency and in magnitude generally, and cloud-based companies have been targeted in the past. In addition to threats from traditional computer hackers, malicious code (such as malware, viruses, worms, and ransomware), employee theft or misuse, password spraying, phishing, credential stuffing, and denial-of-service attacks, Kaleyra also faces threats from sophisticated organized crime, nation-state, and nation-state supported actors who engage in attacks (including advanced persistent threat intrusions) that add to the risk to Kaleyra’s systems (including those hosted on AWS or other cloud services), internal networks, its customers’ systems and the information that they store and process. While Kaleyra devotes significant financial and personnel resources to implement and maintain security measures, because the techniques used by such individuals or entities to access, disrupt or sabotage devices, systems and networks change frequently and may not be recognized until launched against a target, Kaleyra may be required to make further investments over time to protect data and infrastructure as cybersecurity threats develop, evolve and grow more complex over time. Kaleyra may also be unable to anticipate these techniques, and Kaleyra may not become aware in a timely manner of such a security breach, which could exacerbate any damage Kaleyra experiences. Additionally, Kaleyra depends upon its employees and contractors to appropriately handle confidential and sensitive data, including customer data, and to deploy Kaleyra’s IT resources in a safe and secure manner that does not expose Kaleyra’s network systems to security breaches or the loss of data. Any data security incidents, including internal malfeasance by its employees or a third party’s fraudulent inducement of Kaleyra’s employees to disclose information, unauthorized access or usage, virus or similar breach or disruption of Kaleyra’s or its service providers, such as AWS or service providers, could result in loss of confidential information, damage to Kaleyra’s reputation, erosion of customer trust, loss of customers, litigation, regulatory investigations, fines, penalties and other liabilities. Accordingly, if Kaleyra’s cybersecurity measures or those of AWS or Kaleyra’s service providers, fail to protect against unauthorized access, attacks (which may include sophisticated cyberattacks), compromise or the mishandling of data by Kaleyra’s employees and contractors, then Kaleyra’s reputation, customer trust, business, results of operations and financial condition could be adversely affected. While Kaleyra maintains errors, omissions, and cyber liability insurance policies covering certain security and privacy damages, Kaleyra cannot be certain that its existing insurance coverage will continue to be available on acceptable terms or will be available in sufficient amounts to cover the potentially significant losses that may result from a security incident or breach or that the insurer will not deny coverage as to any future claim.

To deliver Kaleyra’s products, Kaleyra relies on network service providers and Internet service providers for its network service and connectivity.

Kaleyra currently interconnects with network service providers around the world to enable the use by Kaleyra’s customers of its products over their networks. Kaleyra expects that it will continue to rely heavily on network service providers for these services going forward. Kaleyra’s reliance on network service providers has reduced Kaleyra’s operating flexibility, ability to make timely service changes and control quality of service. In addition, the fees that Kaleyra is charged by network service providers may change daily or weekly, while Kaleyra does not typically change its customers’ pricing as rapidly.

At times, some network service providers have instituted additional fees due to regulatory, competitive or other industry related changes that increase Kaleyra network costs. For example, in 2018 Kaleyra was subject to a pricing increase of more than 10% from certain mobile network service providers for delivered messages. While Kaleyra has historically responded to these types of fee increases through a combination of further negotiating efforts with Kaleyra’s network service providers, absorbing the increased costs or changing Kaleyra’s prices to customers, here Kaleyra identified a unique strategy that allowed it to change its customers prices without effecting Kaleyra’s business. There is no guarantee that Kaleyra will continue to be able to use the same strategy in the future without a material negative impact to Kaleyra business. Additionally, Kaleyra’s ability to respond to any new fees may be constrained if all network service providers in a particular market impose equivalent fee structures, if the magnitude of the fees is disproportionately large when compared to the underlying prices paid by Kaleyra customers, or if the market conditions limit Kaleyra ability to increase the price Kaleyra charges its customers.

Furthermore, some of these network service providers do not have long-term committed contracts with Kaleyra and may terminate their agreements with Kaleyra without notice or restriction. If a significant portion of Kaleyra’s network service providers stop providing Kaleyra with access to their infrastructure, fail to provide these services to Kaleyra on a cost-effective basis, cease operations, or otherwise terminate these services, the delay caused by qualifying and switching to other network service providers could be time consuming and costly and could adversely affect Kaleyra’s business, results of operations and financial condition. Further, if problems occur with Kaleyra’s network service providers, it may cause errors or poor quality communications with Kaleyra’s products, and it could encounter difficulty identifying the source of the problem. The occurrence of errors or poor quality communications on Kaleyra’s products, whether caused by Kaleyra’s platform or a network service provider, may result in the loss of Kaleyra’s existing customers or the delay of adoption of Kaleyra’s products by potential customers and may adversely affect its business, results of operations and financial condition.

Kaleyra also interconnects with Internet service providers around the world to enable the use of Kaleyra’s communication products by its customers, and Kaleyra expects that it will continue to rely heavily on Internet service providers for network connectivity going forward. Kaleyra’s reliance on Internet service providers reduces Kaleyra’s control over quality of service and exposes Kaleyra to potential service outages and rate fluctuations. If a significant portion of Kaleyra’s Internet service providers stop providing Kaleyra with access to their network infrastructure, fail to provide access on a cost-effective basis, cease operations, or otherwise terminate access, the delay caused by qualifying and switching to other Internet service providers could be time consuming and costly and could harm Kaleyra’s business and operations.

If Kaleyra is unable to expand its relationships with existing technology partner customers and add new technology partner customers, Kaleyra’s business could be harmed.

Kaleyra believes that the continued growth of its business depends in part upon developing and expanding strategic relationships with technology partner customers. Technology partner customers embed Kaleyra software products in their solutions, such as software applications for contact centers and sales force and marketing automation, and then sell such solutions to other businesses. When potential customers do not have the available developer resources to build their own applications, Kaleyra refers them to either its technology partners who embed Kaleyra’s products in the solutions that they sell to other businesses or Kaleyra’s consulting partners who provide consulting and development services for organizations that have limited software development expertise to build Kaleyra’s platform into their software applications.

As part of Kaleyra’s growth strategy, it intends to expand Kaleyra’s relationships with existing technology partner customers and add new technology partner customers. If Kaleyra fails to expand its relationships with existing technology partner customers or establish relationships with new technology partner customers in a timely and cost-effective manner, or at all, then Kaleyra’s business, results of operations and financial condition could be adversely affected. Additionally, even if Kaleyra is successful at building these relationships but there are problems or issues with integrating Kaleyra’s products into the solutions of these customers, Kaleyra’s reputation and ability to grow its business may be harmed.

Kaleyra’s investments in new services and technologies may not be successful.

Kaleyra continues to invest in new services and technologies. The complexity of these solutions, Kaleyra’s learning curve in developing and supporting them, and significant competition in the markets for these solutions could make it difficult for Kaleyra to market and implement these solutions successfully. Additionally, there is a risk that Kaleyra’s customers may not adopt these solutions widely, which would prevent Kaleyra from realizing expected returns on these investments. Even if these solutions are successful in the market, they still rely on third-party hardware and software and Kaleyra’s ability to meet stringent service levels. If Kaleyra is unable to deploy these solutions successfully or profitably, it could adversely impact its business.

If Kaleyra fails to adapt and respond effectively to rapidly changing technology, evolving industry standards, changing regulations, and changing customer needs, requirements or preferences, Kaleyra’s products may become less competitive.

The market for communications in general, and cloud communications in particular, is subject to rapid technological change, evolving industry standards, changing regulations, as well as changing customer needs, requirements and preferences. The success of Kaleyra’s business will depend, in part, on Kaleyra’s ability to adapt and respond effectively to these changes on a timely basis. If Kaleyra is unable to develop new products that satisfy Kaleyra customers and provide enhancements and new features for Kaleyra’s existing products that keep pace with rapid technological and industry change, Kaleyra business, results of operations and financial condition could be adversely affected. If new technologies emerge that are able to deliver competitive products and services at lower prices, more efficiently, more conveniently or more securely, such technologies could adversely impact Kaleyra’s ability to compete effectively.

If Kaleyra loses any of its key personnel or is unable to attract and retain the talent required for its business, Kaleyra’s business could be disrupted and its financial performance could suffer.

Kaleyra’s success is heavily dependent upon its ability to attract, develop, engage, and retain key personnel to manage and grow its business, including Kaleyra’s key executive, management, sales, services, and technical personnel.

Kaleyra’s future success will depend to a significant extent on the efforts of Kaleyra’s executive team including the leadership of Kaleyra’s Chief Executive Officer, Dario Calogero, as well as the continued service and support of other key employees. Kaleyra’s future success also will depend on its ability to attract and retain highly skilled technology specialists, engineers, and consultants, for whom the market is extremely competitive. All of Kaleyra’s officers and key employees are at-will employees, meaning that they can terminate their employment with Kaleyra at any time. Kaleyra’s inability to attract, develop, and retain key personnel could have an adverse effect on its relationships with its technology partners and customers and adversely affect Kaleyra’s ability to expand its offerings of technology offerings and services. Moreover, Kaleyra’s inability to train its sales, services, and technical personnel effectively to meet the rapidly changing technology needs of its customers could cause a decrease in the overall quality and efficiency of such personnel. Such consequences could harm Kaleyra’s business.

Kaleyra’s ability to attract and retain business and personnel may depend on its reputation in the marketplace.

Kaleyra believes its brand name and its reputation in the marketplace are important corporate assets that help distinguish Kaleyra’s technology offerings and services from those of competitors and also contribute to Kaleyra’s ability to recruit and retain talented personnel, in particular its engineers and consulting professionals. However, Kaleyra’s corporate reputation is potentially susceptible to material damage by events such as disputes with customers, cybersecurity breaches, service outages, internal control deficiencies, delivery failures, or compliance violations. Similarly, Kaleyra’s reputation could be damaged by actions or statements of current or former customers, directors, employees, competitors, vendors, partners, Kaleyra’s joint ventures or joint venture partners, adversaries in legal proceedings, legislators, or government regulators, as well as members of the investment community or the media. There is a risk that negative information about Kaleyra, even if based on rumor or misunderstanding, could adversely affect its business. Damage to Kaleyra’s reputation could be difficult, expensive and time-consuming to repair, could make potential or existing customers reluctant to select Kaleyra for new engagements, resulting in a loss of business, and could adversely affect Kaleyra’s recruitment and retention efforts. Damage to Kaleyra’s reputation could also reduce the value and effectiveness of Kaleyra’s brand name and could reduce investor confidence in Kaleyra, adversely affecting GigCapital’s share price.

Kaleyra has experienced rapid internal growth as well as growth through acquisitions in recent periods. If Kaleyra fails to manage its growth effectively, or its business does not grow as expected, Kaleyra’s operating results may suffer.

Kaleyra’s headcount and operations have grown substantially. Kaleyra had approximately 238 employees as of June 30, 2019, as compared with 60 employees as of December 31, 2017. This growth has placed, and will continue to place, a significant strain on Kaleyra’s operational, financial, and management infrastructure. Kaleyra anticipates further increases in headcount will be required to support increases in its technology offerings and continued expansion. To manage this growth effectively, Kaleyra must continue to improve its operational, financial, and management systems and controls by, among other things:

•	effectively attracting, training, and integrating a large number of new employees, particularly technical personnel and members of Kaleyra’s management and sales teams;

•	further improving Kaleyra’s key business systems, processes, and information technology infrastructure to support Kaleyra’s business needs;

•	enhancing Kaleyra’s information and communication systems to ensure that Kaleyra’s employees are well-coordinated and can effectively communicate with each other and Kaleyra’s customers; and

•	improving Kaleyra’s internal control over financial reporting and disclosure controls and procedures to ensure timely and accurate reporting of Kaleyra’s operational and financial results.

If Kaleyra fails to manage its expansion or implement Kaleyra’s new systems, or if Kaleyra fails to implement improvements or maintain effective internal controls and procedures, Kaleyra’s costs and expenses may increase more than expected and Kaleyra may not expand its client base, increase existing customer volumes and renewal rates, enhance its existing applications, develop new applications, satisfy its customers, respond to competitive pressures, or otherwise execute its business plan. If Kaleyra is unable to manage its growth, Kaleyra’s operating results likely will be harmed.

Future acquisitions could disrupt Kaleyra’s business and may divert management’s attention, and if unsuccessful, harm Kaleyra’s business.

Kaleyra may choose to expand by making additional acquisitions that could be material to its business. Acquisitions involve many risks, including the following:

•

an acquisition may negatively affect Kaleyra’s results of operations and financial condition because it may require Kaleyra to incur charges or assume substantial debt or other liabilities, may cause adverse tax consequences or unfavorable accounting treatment, may expose Kaleyra to claims and disputes by third parties, including intellectual property claims and disputes, or may not generate sufficient financial return to offset additional costs and expenses related to the Business Combination;

•

Kaleyra may encounter difficulties or unforeseen expenditures in integrating the business, technologies, products, personnel, or operations of any company that it acquires, particularly if key personnel of the acquired company decide not to work for Kaleyra;

•	an acquisition may disrupt its ongoing business, divert resources, increase Kaleyra’s expenses, or distract its management;

•

an acquisition may result in a delay or reduction of client purchases for both Kaleyra and the company it acquired due to client uncertainty about continuity and effectiveness of service from either company;

•	Kaleyra may encounter difficulties in, or may be unable to, successfully sell any acquired technology offerings or services;

•	an acquisition may involve the entry into geographic or business markets in which Kaleyra has little or no prior experience or where competitors have stronger market positions;

•	the challenges inherent in effectively managing an increased number of employees in diverse locations;

•	the potential strain on its financial and managerial controls and reporting systems and procedures;

•	the potential known and unknown liabilities associated with an acquired company;

•	Kaleyra’s use of cash to pay for acquisitions would limit other potential uses for its cash;

•

if Kaleyra incurs additional debt to fund such acquisitions, such debt may subject Kaleyra to additional material restrictions on its ability to conduct its business as well as additional financial maintenance covenants;

•	the risk of impairment charges related to potential write-downs of acquired assets or goodwill in future acquisitions;

•

to the extent that Kaleyra issues a significant amount of equity or equity-linked securities in connection with future acquisitions, existing stockholders may be diluted and earnings per share may decrease; and

•	managing the varying intellectual property protection strategies and other activities of an acquired company.

Kaleyra may not succeed in addressing these or other risks or any other problems encountered in connection with the integration of any acquired business. The inability to integrate successfully the business, technologies, products, personnel, or operations of any acquired business, or any significant delay in achieving integration, could harm its business and results of operations.

Kaleyra may experience quarterly fluctuations in its operating results due to a number of factors, which makes its future results difficult to predict and could cause its operating results to fall below expectations.

Kaleyra’s quarterly operating results have fluctuated in the past and Kaleyra expects them to fluctuate in the future due to a variety of factors, many of which are outside of Kaleyra’s control. As a result, Kaleyra’s past results may not be indicative of its future performance and comparing Kaleyra’s operating results on a period-to-period basis may not be meaningful. In addition to the other risks described in this proxy statement, factors that may affect Kaleyra’s quarterly operating results include:

•	changes in spending on collaboration and technology offerings and services by Kaleyra’s current or prospective customers;

•	pricing Kaleyra’s technology offerings and services effectively so that Kaleyra is able to attract and retain customers without compromising its operating results;

•	attracting new customers and increasing Kaleyra’s existing customers’ use of Kaleyra’s technology offerings and services;

•	the mix between wholesale and retail maintenance new contracts and renewals;

•	client renewal rates and the amounts for which agreements are renewed;

•	seasonality and its effect on client demand;

•	awareness of Kaleyra’s brand;

•	changes in the competitive dynamics of Kaleyra’s market, including consolidation among competitors or customers and the introduction of new technologies and technology enhancements;

•	changes to the commission plans, quotas, and other compensation-related metrics for Kaleyra’s sales representatives;

•	the amount and timing of payment for operating expenses, particularly sales and marketing expense;

•	Kaleyra’s ability to manage its existing business and future growth, domestically and internationally;

•

unforeseen costs and expenses related to the expansion of Kaleyra’s business, operations, and infrastructure, including disruptions in Kaleyra’s hosting network infrastructure and privacy and data security; and

•	general economic and political conditions in Kaleyra’s domestic and international markets.

Kaleyra may not be able to accurately forecast the amount and mix of future technology offerings and services, size or duration of contracts, revenue, and expenses and, as a result, Kaleyra’s operating results may fall below its estimates. Risks related to confidentiality and security provisions or privacy laws will increase as Kaleyra continues to grow its cloud-based offerings and services and store and process increasingly large amounts of Kaleyra’s customers’ confidential information and data and host or manage parts of Kaleyra’s customers’ businesses, especially in industries involving particularly sensitive data such as the financial services industry and the healthcare industry. The loss or unauthorized disclosure of sensitive or confidential client or employee data, including personal data, whether through breach of computer systems, systems failure, employee negligence, fraud or misappropriation, or otherwise, could damage Kaleyra’s reputation and cause it to lose customers. Similarly, unauthorized access to or through Kaleyra’s information systems and networks or those Kaleyra develops or manages for its customers, whether by Kaleyra’s employees or third parties, could result in negative publicity, legal liability, and damage to Kaleyra’s reputation, which could in turn harm Kaleyra’s business and results of operations.

If Kaleyra causes disruptions in its customers’ businesses or provides inadequate service, Kaleyra’s customers may have claims for substantial damages against Kaleyra, which could cause Kaleyra to lose customers, have a negative effect on Kaleyra’s reputation, and adversely affect its results of operations.

If Kaleyra makes errors in the course of delivering services for its customers or business partners, or fails to consistently meet its service level obligations or other service requirements of Kaleyra’s customers, these errors or failures could disrupt Kaleyra’s client’s business, which could result in a reduction in its revenue or a claim for substantial damages against Kaleyra. In addition, a failure or inability by Kaleyra to meet a contractual requirement could subject Kaleyra to penalties, cause Kaleyra to lose customers or damage Kaleyra’s brand or corporate reputation, and limit Kaleyra’s ability to attract new business.

The services Kaleyra provides are often critical to Kaleyra’s customers’ businesses. Certain of Kaleyra’s client contracts require Kaleyra to comply with security obligations including maintaining network security and backup data, ensuring Kaleyra’s network is virus-free, maintaining business continuity planning procedures, and verifying the integrity of employees that work with Kaleyra’s customers by conducting background checks. Any failure in a client’s system, failure of Kaleyra’s data center, cloud or other offerings, or breach of security relating to the services Kaleyra provides to the client could damage Kaleyra’s reputation or result in a claim for substantial damages against Kaleyra. Any significant failure of Kaleyra’s equipment or systems, or any major disruption to basic infrastructure in the locations in which Kaleyra operates, such as power and telecommunications, could impede Kaleyra’s ability to provide services to Kaleyra’s customers, have a negative impact on Kaleyra’s reputation, cause Kaleyra to lose customers, and adversely affect its results of operations.

Under Kaleyra’s client contracts, Kaleyra’s liability for breach of its obligations is in some cases limited pursuant to the terms of the contract. Such limitations may be unenforceable or otherwise may not protect it from liability for damages. In addition, certain liabilities, such as claims of third parties for which Kaleyra may be required to indemnify its customers, are generally not limited under Kaleyra’s contracts. The successful assertion of one or more large claims against Kaleyra in amounts greater than those covered by Kaleyra’s current insurance policies could harm Kaleyra’s financial condition. Even if such assertions against it are unsuccessful, Kaleyra may incur reputational harm and substantial legal fees.

The length and unpredictability of the sales cycle for Kaleyra’s technology offerings and services could delay new sales and cause Kaleyra’s revenue and cash flows for any given quarter to fail to meet Kaleyra’s projections or market expectations.

The sales cycle between Kaleyra’s initial contact with a potential client and the signing of a contract to provide technology offerings and services varies. As a result of the variability and length of the sales cycle, Kaleyra has a limited ability to forecast the timing of sales. A delay in or failure to complete transactions could harm Kaleyra’s business and financial results, and could cause Kaleyra’s financial results to vary significantly from quarter to quarter. Kaleyra’s sales cycle varies widely, reflecting differences in Kaleyra’s potential customers’ decision-making processes, procurement requirements, and budget cycles, and is subject to significant risks over which Kaleyra has little or no control, including:

•	Kaleyra’s customers’ budgetary constraints and priorities;

•	the timing of Kaleyra’s customers’ budget cycles; and

•	the length and timing of customers’ approval processes.

Kaleyra’s technology offerings and services could infringe upon the intellectual property rights of others or Kaleyra might lose its ability to utilize the intellectual property of others.

Kaleyra cannot be sure that its brand, technology offerings, and services, including, for example, the software solutions of others that Kaleyra offers to its customers, do not infringe on the intellectual property rights of third parties, and these third parties could claim that Kaleyra or its customers are infringing upon their intellectual property rights. These claims could harm Kaleyra’s reputation, cause Kaleyra to incur substantial costs or prevent Kaleyra from offering some services or solutions in the future or require Kaleyra to rebrand. Any related proceedings could require Kaleyra to expend significant resources over an extended period of time. In most of Kaleyra’s contracts, Kaleyra agrees to indemnify its customers for expenses and liabilities resulting from claimed infringements of the intellectual property rights of third parties. Any claims or litigation in this area, regardless of merit, could be time-consuming and costly, damage Kaleyra’s reputation, and/or require Kaleyra to incur additional costs to obtain the right to continue to offer a service or solution to its customers. If Kaleyra cannot secure this right at all or on reasonable terms, or, alternatively, substitute a non-infringing technology, Kaleyra’s business, results of operations, or financial condition could be harmed. Similarly, if Kaleyra is unsuccessful in defending a trademark claim, Kaleyra could be forced to re-brand, which could harm its business, results of operations, or financial condition. Additionally, in recent years, individuals and firms have purchased intellectual property assets where their sole or primary purpose is to assert claims of infringement against technology providers and customers that use such technology. Any such action naming Kaleyra or its customers could be costly to defend or lead to an expensive settlement or judgment against Kaleyra Moreover, such an action could result in an injunction being ordered against Kaleyra’s client or Kaleyra’s own services or operations, causing further damages.

If Kaleyra is unable to protect its intellectual property rights from unauthorized use or infringement by third parties, its business could be adversely affected.

Kaleyra’s success depends, in part, upon its ability to protect its proprietary methodologies and other intellectual property. Existing laws offer only limited protection of Kaleyra’s intellectual property rights, and the protection in some countries in which Kaleyra operates or may operate in the future may be very limited. Kaleyra relies upon a combination of confidentiality policies, nondisclosure and other contractual arrangements, and trade secret, copyright, and trademark laws to protect its intellectual property rights. These laws are subject to change at any time and could further limit its ability to protect its intellectual property. There is uncertainty concerning the scope of available intellectual property protection for software and business methods, which are fields in which Kaleyra relies on intellectual property laws to protect its rights. The validity and enforceability of any intellectual property right Kaleyra obtains may be challenged by others and, to the extent it has enforceable intellectual property rights, those intellectual property rights may not prevent competitors from reverse engineering its proprietary information or independently developing technology offerings and services similar to or duplicative of Kaleyra. Further, the steps Kaleyra takes in this regard might not be adequate to prevent or deter infringement or other misappropriation of its intellectual property by competitors, former employees or other third parties, and Kaleyra might not be able to detect unauthorized use of, or take appropriate and timely steps to enforce, its intellectual property rights. Enforcing Kaleyra’s rights might also require considerable time, money, and oversight, and Kaleyra may not be successful in enforcing its rights.

Kaleyra’s use of open source software could negatively affect its ability to sell Kaleyra’s products and subject Kaleyra to possible litigation.

Kaleyra’s products and Platform incorporate open source software, and Kaleyra expects to continue to incorporate open source software in its products and Platform in the future. Few of the licenses applicable to open source software have been interpreted by courts, and there is a risk that these licenses could be construed in a manner that could impose unanticipated conditions or restrictions on Kaleyra’s ability to commercialize its products and Platform. Moreover, although Kaleyra has implemented policies to regulate the use and incorporation of open source software into Kaleyra’s products and Platform, Kaleyra cannot be certain that it has not incorporated open source software in Kaleyra products or Platform in a manner that is inconsistent with such policies. If Kaleyra fail to comply with open source licenses, Kaleyra may be subject to certain requirements, including requirements that it offer Kaleyra’s products that incorporate the open source software for no cost, that Kaleyra make available source code for modifications or derivative works Kaleyra creates based upon, incorporating or using the open source software and that it license such modifications or derivative works under the terms of applicable open source licenses. If an author or other third party that distributes such open source software were to allege that Kaleyra has not complied with the conditions of one or more of these licenses, Kaleyra could be required to incur significant legal expenses defending against such allegations and could be subject to significant damages, enjoined from generating revenue from customers using products that contained the open source software and required to comply with onerous conditions or restrictions on these products. In any of these events, Kaleyra and its customers could be required to seek licenses from third parties in order to continue offering Kaleyra’s products and Platform and to re-engineer Kaleyra’s products or Platform or discontinue offering its products to customers in the event re-engineering cannot be accomplished on a timely basis. Any of the foregoing could require Kaleyra to devote additional research and development resources to re-engineer Kaleyra’s products or Platform, which could result in customer dissatisfaction and could harm Kaleyra’s business.

If Kaleyra is unable to collect its receivables from, or bill its unbilled services to its customers, its business and results of operations could be adversely affected.

Kaleyra’s business depends on its ability to successfully obtain payment from its customers of the amounts they owe Kaleyra for technology offerings sold or services performed. Kaleyra typically evaluates the financial condition of its customers and usually bills and collects on relatively short cycles. Kaleyra maintains allowances against receivables and unbilled services. Actual losses on client balances could differ from those that Kaleyra currently anticipate and, as a result, Kaleyra might need to adjust its allowances. There is no guarantee that Kaleyra will accurately assess the creditworthiness of its customers. Macroeconomic conditions could also result in financial difficulties for Kaleyra’s customers, including limited access to the credit markets, insolvency, or bankruptcy, and, as a result, could cause customers to delay payments to Kaleyra, request modifications to their payment arrangements that could increase Kaleyra’s receivables balance, or default on their payment obligations to Kaleyra. Timely collection of client balances also depends on Kaleyra’s ability to complete its contractual commitments and bill and collect its contracted revenue. If Kaleyra is unable to meet its contractual requirements, it might experience delays in collection of and/or be unable to collect its client balances. In addition, if Kaleyra experiences an increase in the time to bill and to collect for its services, Kaleyra’s cash flows could be negatively impacted.

Changes in accounting rules could adversely affect Kaleyra’s future financial results.

Kaleyra is headquartered in Milan, Italy, and has historically prepared its financial statements in conformity with Italian GAAP. In connection with the prospective Business Combination, Kaleyra prepared consolidated financial statements in accordance with U.S. GAAP. U.S. GAAP is subject to interpretation by the Financial Accounting Standards Board, the SEC, the American Institute of Certified Public Accountants, and various other bodies formed to interpret and create appropriate accounting policies. Technology offerings, and the manner in which they are bundled, are technologically complex and the characterization of these technology offerings requires judgment to apply revenue recognition policies. Any mischaracterization of these technology offerings could result in misapplication of revenue recognition policies. Future periodic assessments required by current or new accounting standards may result in non-cash changes and/or changes in presentation or disclosure. In addition, any change in accounting standards may influence Kaleyra’s clients’ decision to purchase from Kaleyra or to finance transactions with Kaleyra, which could harm Kaleyra’s business.

The market for Kaleyra’s products and platform is new and unproven, may decline or experience limited growth and is dependent in part on developers continuing to adopt its platform and use its products.

Kaleyra was founded in 1999. Kaleyra has been developing and providing a cloud-based platform that enables developers and organizations to integrate voice, messaging and other communications capabilities into their software applications. This market is relatively new and unproven and is subject to a number of risks and uncertainties. Kaleyra believes that its revenue currently constitutes a significant portion of the total revenue in this market, and therefore, Kaleyra believes that its future success will depend in large part on the growth, if any, of this market. The utilization of APIs by developers and organizations to build communications functionality into their applications is still relatively new, and developers and organizations may not recognize the need for, or benefits of, Kaleyra products and platform. Moreover, if they do not recognize the need for and benefits of Kaleyra products and platform, they may decide to adopt alternative products and services to satisfy some portion of their business needs. In order to grow Kaleyra business and extend Kaleyra market position, Kaleyra intend to focus on educating developers and other potential customers about the benefits of Kaleyra products and platform, expanding the functionality of Kaleyra products and bringing new technologies to market to increase market acceptance and use of Kaleyra platform. Kaleyra’s ability to expand the market that Kaleyra products and platform address depends upon a number of factors, including the cost, performance and perceived value associated with such products and platform. The market for Kaleyra’s products and platform could fail to grow significantly or there could be a reduction in demand for Kaleyra products as a result of a lack of developer acceptance, technological challenges, competing products and services, decreases in spending by current and prospective customers, weakening economic conditions and other causes. If Kaleyra’s market does not experience significant growth or demand for Kaleyra products decreases, then Kaleyra’s business and operations could be harmed.

Kaleyra’s Platform must integrate with a variety of network, hardware, mobile and software platforms and technologies, and its need to continuously modify and enhance Kaleyra’s products and platform to adapt to changes and innovation in these technologies. For example, Apple, Google and other cell-phone operating system providers or inbox service providers may develop new applications or functions intended to filter spam and unwanted phone calls, messages or other communications. Similarly, Kaleyra’s network service providers may adopt new filtering technologies in an effort to combat spam or robocalling. Such technologies may inadvertently filter desired messages or calls to or from Kaleyra’s customers. If cell-phone operating system providers, network service providers, Kaleyra’s customers or their end users adopt new software platforms or infrastructure, Kaleyra may be required to develop new versions of its products to work with those new platforms or infrastructure. This development effort may require significant resources, which would adversely affect Kaleyra’s business, results of operations and financial condition. Any failure of Kaleyra’s products and platform to operate effectively with evolving or new platforms and technologies could reduce the demand for Kaleyra’s products. If Kaleyra is unable to respond to market changes in a cost-effective manner, Kaleyra’s products may become less marketable and less competitive or obsolete.

Kaleyra’s future success depends in part on its ability to drive the adoption of its products by international customers.

In the six months ended June 30, 2019, and the year ended December 31, 2018, Kaleyra derived 77.1% and 88.9% of its revenue, respectively, from customer accounts located in Italy and India. The future success of Kaleyra’s business will depend, in part, on Kaleyra ability to expand its customer base worldwide in new geographies. While Kaleyra has been rapidly expanding its sales efforts internationally, Kaleyra’s experience in selling its products outside of Italy and India is limited. As a result, Kaleyra’s investment in marketing its products to these potential customers may not be successful. If Kaleyra is unable to increase the revenue that it derives from international customers, Kaleyra’s business and results of operations could be harmed.

Kaleyra’s global operations are subject to complex risks, some of which might be beyond its control.

Kaleyra is headquartered in Milan, Italy, has a sizable presence in India, and operates in other countries throughout the world. In addition, Kaleyra’s customers have operations throughout the world, and Kaleyra derives a substantial part of its revenue internationally. As a result, Kaleyra may be subject to risks inherently associated with international operations, including risks associated with foreign currency exchange rate fluctuations, difficulties in enforcing intellectual property and/or contractual rights, the burdens of complying with a wide variety of foreign laws and regulations, potentially adverse tax consequences, tariffs, quotas, and other barriers, potential difficulties in collecting accounts receivable, international hostilities, terrorism, and natural disasters. Expansion of international operations also increases the likelihood of potential or actual violations of domestic and international anticorruption laws, such as the Foreign Corrupt Practices Act, or of U.S.

and international export control and sanctions regulations. Kaleyra may also face difficulties integrating any new facilities in different countries into its existing operations, as well as integrating employees that it hires in different countries into its existing corporate culture. If Kaleyra is unable to manage the risks of its global operations, its business could be harmed.

Kaleyra is in the process of expanding its international operations, which exposes Kaleyra to significant risks.

Kaleyra is continuing to expand its international operations to increase its revenue from customers outside of Italy, India and the U.S. as part of Kaleyra’s growth strategy. Between 2017 and 2019, Kaleyra’s international headcount grew from 60 employees to 238 employees. Kaleyra expects to open additional international offices and hire employees to work at these offices in order to reach new customers and gain access to additional technical talent. Operating in international markets requires significant resources and management attention and will subject Kaleyra to regulatory, economic and political risks in addition to those Kaleyra already faces in Italy, India and the U.S. Because of Kaleyra’s limited experience with international operations or with developing and managing sales in additional international markets beyond Italy and India, Kaleyra’s international expansion efforts may not be successful.

In addition, Kaleyra will face risks in doing business internationally that could adversely affect its business, including:

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exposure to political developments in the United Kingdom (“U.K.”), including the planned departure of the U.K. from the European Union (the “EU”) in 2019, which has created an uncertain political and economic environment, instability for businesses and volatility in global financial markets;

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the difficulty of managing and staffing international operations and the increased operations, travel, infrastructure and legal compliance costs associated with servicing international customers and operating numerous international locations;

•	Kaleyra’s ability to effectively price its products in competitive international markets;

•	new and different sources of competition;

•	Kaleyra’s ability to comply with General Data Protection Regulation (“GDPR”), which went into effect on May 25, 2018;

•	potentially greater difficulty collecting accounts receivable and longer payment cycles;

•	higher or more variable network service provider fees outside of the U.S.;

•	the need to adapt and localize Kaleyra’s products for specific countries;

•	the need to offer customer support in various languages;

•	difficulties in understanding and complying with local laws, regulations and customs in non-U.S. jurisdictions;

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understanding and reconciling different technical standards, data privacy and telecommunications regulations, registration and certification requirements outside the U.S., which could prevent customers from deploying Kaleyra’s products or limit their usage;

•	export controls and economic sanctions administered by the U.S. Department of Commerce Bureau of Industry and Security and the U.S. Treasury Department’s Office of Foreign Assets Control;

•	compliance with various anti-bribery and anti-corruption laws such as the U.S. Foreign Corrupt Practices Act and United Kingdom Bribery Act of 2010;

•	tariffs and other non-tariff barriers, such as quotas and local content rules;

•	more limited protection for intellectual property rights in some countries;

•	adverse tax consequences;

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fluctuations in currency exchange rates, which could increase the price of Kaleyra’s products outside of the U.S., increase the expenses of Kaleyra’s international operations and expose Kaleyra to foreign currency exchange rate risk;

•	currency control regulations, which might restrict or prohibit Kaleyra’s conversion of other currencies into U.S. dollars;

•	restrictions on the transfer of funds;

•	deterioration of political relations between the U.S. and other countries; and

•	political or social unrest or economic instability in a specific country or region in which Kaleyra operates, which could have an adverse impact on Kaleyra’s operations in that location.

Also, due to costs from Kaleyra’s international expansion efforts and network service provider fees outside of the U.S., which generally are higher than domestic rates, Kaleyra’s gross margin for international customers is typically lower than its gross margin for domestic customers. As a result, Kaleyra’s gross margin may be impacted and fluctuate as Kaleyra expands its operations and customer base worldwide.

Kaleyra’s failure to manage any of these risks successfully could harm Kaleyra’s business and international operations.

Kaleyra’s operations are subject to regulation and require Kaleyra to obtain and maintain several governmental licenses and permits. If Kaleyra violates those regulatory requirements or fail to obtain and maintain those licenses and permits, including payment of related fees, if any, Kaleyra may not be able to conduct its business. Moreover, those regulatory requirements could change in a manner that significantly increases Kaleyra’s costs or otherwise adversely affects Kaleyra’s operations.

In the ordinary course of operating Kaleyra’s network and providing its services, Kaleyra must obtain and maintain a variety of telecommunications and other licenses and authorizations. Kaleyra also must comply with a variety of regulatory obligations. There can be no assurance Kaleyra can maintain its licenses or that they will be renewed upon their expiration. Kaleyra’s failure to obtain or maintain necessary licenses, authorizations or to comply with the obligations imposed upon license holders, including the payment of fees, may cause sanctions or additional costs, including the revocation of authority to provide services.

Kaleyra’s operations are subject to regulation at the national level and, often, at the state and local levels. Kaleyra’s operations will become subject to additional regulation by other countries as Kaleyra expands to international markets. Changes to existing regulations or rules, or the failure to regulate going forward in areas historically regulated on matters such as network neutrality, licensing fees, environmental, health and safety, privacy, intercarrier compensation, emergency 911 services interconnection and other areas, in general or particular to Kaleyra’s industry, may increase costs, restrict operations or decrease revenue. As Kaleyra expands internationally, Kaleyra will also become subject to telecommunications laws and regulations in the foreign countries where Kaleyra offers its products. Kaleyra’s international operations are subject to country-specific governmental regulation that may increase its costs or impact its products and Platform or prevent Kaleyra from offering or providing Kaleyra’s products in certain countries. Kaleyra’s inability or failure to comply with telecommunications and other laws and regulations could cause the temporary or permanent suspension of Kaleyra’s operations, and if Kaleyra cannot provide emergency calling functionality through its Platform to meet any new federal or state requirements, or any applicable requirements from other countries, the competitive advantages that Kaleyra currently has may not persist, adversely affecting Kaleyra ability to obtain and to retain enterprise customers which could have an adverse impact on Kaleyra’s business.

Kaleyra’s products and Platform and its business are subject to a variety of U.S. and international laws and regulations, including those regarding data protection and information security, and Kaleyra customers may be subject to regulations related to the handling and transfer of certain types of sensitive and confidential information. Any failure of Kaleyra’s products to comply with or enable its customers and channel partners to comply with applicable laws and regulations could harm Kaleyra’s business.

Kaleyra and its customers that use Kaleyra’s products may be subject to data protection-related laws and regulations that impose obligations in connection with the collection, processing and use of personal data, financial data, health or other similar data. The U.S. federal and various state and foreign governments have adopted or proposed limitations on, or requirements regarding, the collection, distribution, use, security and storage of personally identifiable information of individuals. The U.S. Federal Trade Commission and numerous state attorneys general are applying federal and state consumer protection laws to impose standards on the online collection, use and dissemination of data, and to the security measures applied to such data.

Similarly, many foreign countries and governmental bodies, including the EU member states, have laws and regulations concerning the collection and use of personally identifiable information obtained from individuals located in the EU or by businesses operating within their jurisdiction, which are often more restrictive than those in the U.S. Laws and regulations in these jurisdictions apply broadly to the collection, use, storage, disclosure and security of personally identifiable information that identifies or may be used to identify an individual, such as names, telephone numbers, message addresses and, in some jurisdictions, IP addresses and other online identifiers.

For example, in April 2016 the EU adopted the GDPR, which took full effect on May 25, 2018. GDPR enhances data protection obligations for businesses and requires service providers (data processors) processing personal data on behalf of customers to cooperate with European data protection authorities, implement security measures and keep records of personal data processing activities. Noncompliance with the GDPR can trigger fines equal to or greater of €20 million or 4% of global annual revenues. Given the breadth and depth of changes in data protection obligations, preparing to meet the requirements of GDPR has required significant time and resources, including a review of Kaleyra’s technology and systems currently in use against the requirements of GDPR. There are also additional EU laws and regulations (and member states’ implementations thereof) which govern the protection of consumers and of electronic communications. If Kaleyra’s efforts to comply with GDPR or other applicable EU laws and regulations are not successful, Kaleyra may be subject to penalties and fines that would adversely impact Kaleyra’s business and results of operations, and Kaleyra’s ability to conduct business in the EU could be significantly impaired.

Furthermore, outside of the EU, Kaleyra continues to see increased regulation of data privacy and security, including the adoption of more stringent subject matter specific state laws in the U.S. For example, on June 28, 2018, California enacted the California Consumer Privacy Act (“CCPA”), which takes effect on January 1, 2020. The CCPA gives California residents expanded rights to access and delete their personal information, opt out of certain personal information sharing, and receive detailed information about how their personal information is used. The CCPA provides for civil penalties for violations, as well as a private right of action for data breaches that is expected to increase data breach litigation. The CCPA may increase Kaleyra’s compliance costs and potential liability. Some observers have noted that the CCPA could mark the beginning of a trend toward more stringent state privacy legislation in the U.S., which could increase Kaleyra’s potential liability and adversely affect its business.

Kaleyra continues to see jurisdictions imposing data localization laws, which require personal information, or certain subcategories of personal information to be stored in the jurisdiction of origin. These regulations may inhibit Kaleyra’s ability to expand into those markets or prohibit Kaleyra from continuing to offer services in those markets without significant additional costs.

The uncertainty and changes in the requirements of multiple jurisdictions may increase the cost of compliance, delay or reduce demand for Kaleyra’s services, restrict Kaleyra’s ability to offer services in certain locations, impact Kaleyra’s customers’ ability to deploy its solutions in certain jurisdictions, or subject Kaleyra to sanctions, by national data protection regulators.

Additionally, although Kaleyra endeavors to have its products and Platform comply with applicable laws and regulations, these and other obligations may be modified, they may be interpreted and applied in an inconsistent manner from one jurisdiction to another, and they may conflict with one another, other regulatory requirements, contractual commitments or Kaleyra’s internal practices

Kaleyra also may be bound by contractual obligations relating to its collection, use and disclosure of personal, financial and other data or may find it necessary or desirable to join industry or other self-regulatory bodies or other privacy- or data protection-related organizations that require compliance with their rules pertaining to privacy and data protection.

Kaleyra expects that there will continue to be new proposed laws, rules of self-regulatory bodies, regulations and industry standards concerning privacy, data protection and information security in the U.S., the EU and other jurisdictions, and Kaleyra cannot yet determine the impact such future laws, rules, regulations and standards may have on Kaleyra’s business. Moreover, existing U.S. federal and various state and foreign privacy- and data protection-related laws and regulations are evolving and subject to potentially differing interpretations, and various legislative and regulatory bodies may expand current or enact new laws and regulations regarding privacy- and data protection-related matters. Because global laws, regulations and industry standards concerning privacy and data security have continued to develop and evolve rapidly, it is possible that Kaleyra or its products or Platform may not be, or may not have been, compliant with each such applicable law, regulation and industry standard and compliance with such new laws or to changes to existing laws may impact Kaleyra’s business and practices, requires Kaleyra to expend significant resources to adapt to these changes, or to stop offering Kaleyra’s products in certain countries. These developments could harm Kaleyra’s business.

Any failure or perceived failure by Kaleyra, its products or its Platform to comply with new or existing U.S., EU or other foreign privacy or data security laws, regulations, policies, industry standards or legal obligations, or any security incident that results in the unauthorized access to, or acquisition, release or transfer of, personally identifiable information or other customer data may result in governmental investigations, inquiries, enforcement actions and prosecutions, private litigation, fines and penalties, adverse publicity or potential loss of business.

Kaleyra is subject to privacy and data security obligations in the United States. Any failure to comply with applicable laws, regulations or contractual obligations may harm Kaleyra’s business. The Federal Communications Commission (“FCC”), other federal agencies or state attorneys general could fine or subject Kaleyra to other adverse actions that may negatively impact Kaleyra’s business reputation. If Kaleyra is subject to an investigation or suffers a breach, Kaleyra may incur costs or be subject to forfeitures and penalties that could reduce Kaleyra’s profitability.

Kaleyra is subject to privacy and data security laws and regulations that impose obligations in connection with the collection, processing and use of personal data. Federal and state laws or proposed laws impose limits on, or requirements regarding, the collection, distribution, use, security and storage of personally identifiable information (“PII”) of individuals. Kaleyra sees increased regulation of data privacy and security, including the adoption of more stringent subject matter specific state laws in the U.S. For example, in 2018, California enacted the CCPA, which becomes effective on January 1, 2020. As discussed above, the CCPA gives California residents expanded rights to access and delete their personal information, opt out of certain personal information sharing, and receive detailed information about how their personal information is used. The CCPA provides for civil penalties for violations, as well as a private right of action for data breaches that is expected to increase data breach litigation. The CCPA may increase Kaleyra’s compliance costs and potential liability. Some observers have noted that the CCPA could mark the beginning of a trend toward more stringent state privacy legislation in the U.S., which could increase Kaleyra’s potential liability and adversely affect its business.

Kaleyra also may be bound by contractual obligations relating to Kaleyra’s collection, use and disclosure of personal data or may find it necessary or desirable to join industry or other self-regulatory bodies or other privacy or security related organizations that require compliance with their rules pertaining to privacy and data protection.

Kaleyra is subject to individual or joint jurisdiction of the FCC, the Federal Trade Commission, and state attorneys general with respect to privacy and data security obligations. If Kaleyra was to suffer or if one of Kaleyra’s customers were to suffer a breach, Kaleyra may be subject to the jurisdiction of a variety of federal agencies’ jurisdictions as well as state attorneys general. Kaleyra may have to comply with a variety of data breach laws at the federal and state levels, comply with any resulting investigations, as well as offer mitigation to customers and potential end users of certain customers to which Kaleyra provides services. Kaleyra could also be subject to fines, forfeitures and other penalties that may adversely impact Kaleyra’s business.

Any failure or perceived failure by Kaleyra, its products or its Platform to comply with new or existing U.S. privacy or data security laws, regulations, policies, industry standards or contractual or legal obligations, or any security incident that results in the unauthorized access to, or acquisition, release or transfer of, PII or other customer data may result in governmental investigations, inquiries, enforcement actions and prosecutions, private litigation, fines and penalties, adverse publicity or potential loss of business.

The storage, processing and use of personal information and related data subjects Kaleyra to evolving governmental laws and regulation, commercial standards, contractual obligations and other legal obligations related to consumer and data privacy, which may have a material impact on Kaleyra’s costs, use of Kaleyra’s services, or expose Kaleyra to increased liability.

Federal, state, local and foreign laws and regulations, commercial obligations and industry standards, each provide for obligations and restrictions with respect to data privacy and security, as well as the collection, storage, retention, protection, use, processing, transmission, sharing, disclosure and protection of personal information and other customer data, including customer proprietary network information under applicable federal law. The evolving nature of these obligations and restrictions subjects Kaleyra to the risk of differing interpretations, inconsistency or conflicts among countries or rules, and creates uncertainty regarding their application to Kaleyra’s business.

These obligations and restrictions may limit Kaleyra’s ability to collect, store, process, use, transmit and share data with Kaleyra’s customers, employees and third-party providers and to allow Kaleyra’s customers to collect, store, retain, protect, use, process, transmit, share and disclose data with others through Kaleyra’s services. Compliance with, and other burdens imposed by, such obligations and restrictions could increase the cost of Kaleyra’s operations and impact its ability to market its services through effective segmentation.

Failure to comply with obligations and restrictions related to applicable data protection laws, regulations, standards, and codes of conduct, as well as Kaleyra’s own posted privacy policies and contractual commitments could subject Kaleyra to lawsuits, fines, criminal penalties, statutory damages, consent decrees, injunctions, adverse publicity, loss of user confidence in Kaleyra’s services, and loss of users, which could materially harm Kaleyra’s business. Because these obligations and restrictions have continued to develop and evolve rapidly, it is possible that Kaleyra may not be, or may not have been, compliant with each such obligation and restriction. Additionally, third-party contractors may have access to customer or employee data. If these or other third-party vendors violate obligations and restrictions related to applicable data protection laws or Kaleyra’s policies, such violations may also put Kaleyra’s customers’ or employees’ information at risk and could in turn harm Kaleyra’s business.

United States federal legislation and international laws impose certain obligations on the senders of commercial communications, which could minimize the effectiveness of Kaleyra’s Platform, and establish financial penalties for non-compliance, which could increase the costs of Kaleyra’s business.

The Federal Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003 (CAN-SPAM Act) establishes certain requirements for commercial messages and transactional messages and specifies penalties for the transmission of messages that are intended to deceive the recipient as to source or content. Among other things, the CAN-SPAM Act, obligates the sender of commercial messages to provide recipients with the ability to “opt-out” of receiving future commercial communications from the sender. In addition, some states have passed laws regulating commercial communication practices that are significantly more restrictive and difficult to comply with than the CAN-SPAM Act. For example, Utah and Michigan prohibit the sending of communication messages that advertise products or services that minors are prohibited by law from purchasing (e.g., alcoholic beverages, tobacco products, illegal drugs) or that contain content harmful to minors (e.g., pornography) to message addresses listed on specified child protection registries. Some portions of these state laws may not be preempted by the CAN-SPAM Act. In addition, certain non-U.S. jurisdictions, such as Australia, Canada, and the EU, have enacted laws that regulate sending messages, and some of these laws are more restrictive than U.S. laws. For example, some foreign laws prohibit sending broad categories of messages unless the recipient has provided the sender advance consent to receipt of such messages, or in other words has “opted-in” to receiving such communications. If Kaleyra were found to be in violation of the CAN-SPAM Act, applicable state laws governing messages not preempted by the CAN-SPAM Act or foreign laws regulating the distribution of messages, whether as a result of violations by Kaleyra’s customers or its own acts or omissions, Kaleyra could be required to pay large penalties, which would adversely affect its financial condition, significantly harm Kaleyra’s business, injure Kaleyra’s reputation and erode customer trust. The terms of any injunctions, judgments, consent decrees or settlement agreements entered into in connection with enforcement actions or investigations against Kaleyra in connection with any of the foregoing laws may also require Kaleyra to change one or more aspects of the way Kaleyra operates its business, which could impair Kaleyra’s ability to attract and retain customers or could increase its operating costs.

Changes in laws and regulations related to the Internet or changes in the Internet infrastructure itself may diminish the demand for Kaleyra’s products.

The future success of Kaleyra’s business depends upon the continued use of the Internet as a primary medium for commerce, communications and business applications. Federal, state or foreign government bodies or agencies have in the past adopted, and may in the future adopt, laws or regulations affecting the use of the Internet as a commercial medium. Changes in these laws or regulations could require Kaleyra to modify its products and Platform in order to comply with these changes. In addition, government agencies or private organizations have imposed and may impose additional taxes, fees or other charges for accessing the Internet or commerce conducted via the Internet. These laws or charges could limit the growth of Internet-related commerce or communications generally or result in reductions in the demand for Internet-based products and services such as Kaleyra’s products and Platform. In addition, the use of the Internet as a business tool could be adversely affected due to delays in the development or adoption of new standards and protocols to handle increased demands of Internet activity, security, reliability, cost, ease-of-use, accessibility and quality of service. The performance of the Internet and its acceptance as a business tool has been adversely affected by “viruses”, “worms”, and similar malicious programs. If the use of the Internet is reduced as a result of these or other issues, then demand for Kaleyra’s products could decline, which could impair Kaleyra’s business and reduce its financial results.

Certain of Kaleyra’s products are subject to telecommunications-related regulations, and future legislative or regulatory actions could harm Kaleyra’s business.

As Kaleyra continues to expand internationally, Kaleyra has become subject to telecommunications laws and regulations in the foreign countries where Kaleyra offers its products. For example, in Italy, Kaleyra holds a license to be a fixed line operator and is subject to the Electronic Communications Code, or the ECC, which has been enacted with Legislative Decree no. 259/2003, as amended, which transposed a package of European Directives adopted in 2002 and amended in 2009; the National Numbering Plan, issued with AGCom’s resolution no. 8/15/CIR as amended, which governs the usage of national numbers for the provision of electronic communications services as a whole; resolutions on the use of alphanumeric indications for the identification of the calling subject in SMS (so-called Alias), that are periodically issued by AGCom, starting from AGCom’s resolution no. 42/13/CIR; and GDPR.

Kaleyra’s international operations are subject to country-specific governmental regulation and related actions that have increased and may continue to increase Kaleyra’s costs or impact its products and Platform or prevent Kaleyra from offering or providing Kaleyra’s products in certain countries. Certain of Kaleyra’s products may be used by customers located in countries where voice and other forms of IP communications may be illegal or require special licensing or in countries on a U.S. embargo list. Even where Kaleyra’s products are reportedly illegal or become illegal or where users are located in an embargoed country, users in those countries may be able to continue to use Kaleyra’s products in those countries notwithstanding the illegality or embargo. Kaleyra may be subject to penalties or governmental action if consumers continue to use its products in countries where it is illegal to do so, and any such penalties or governmental action may be costly and may harm Kaleyra’s business and damage its brand and reputation. Kaleyra may be required to incur additional expenses to meet applicable international regulatory requirements or be required to discontinue those services if required by law or if Kaleyra cannot or will not meet those requirements. Any of the foregoing could harm Kaleyra’s business.

If Kaleyra is unable to effectively process local number and toll-free number portability provisioning in a timely manner or to obtain or retain direct inward dialing numbers and local or toll-free numbers, Kaleyra’s business and results of operations may be adversely affected.

Kaleyra’s future success depends in part on its ability to procure large quantities of local and toll-free direct inward dialing numbers (“DIDs”), in the U.S. and foreign countries at a reasonable cost and without restrictions. Kaleyra’s ability to procure, distribute and retain DIDs depends on factors outside of Kaleyra’s control, such as applicable local jurisdiction specific regulations, the practices of network service providers that provide DIDs, such as offering DIDs with conditional minimum volume call level requirements, the cost of these DIDs and the level of overall competitive demand for new DIDs.

In addition, in order to procure, distribute and retain telephone numbers from the EU or certain other regions, Kaleyra may be required to register with the local telecommunications regulatory authorities, some of which have been increasingly monitoring and regulating the categories of phone numbers that are eligible for provisioning to Kaleyra’s customers. Kaleyra has registered and is in the process of registering in various countries in which Kaleyra does business, but in some countries, the regulatory regime around provisioning of phone numbers is unclear, subject to change over time, and sometimes may conflict from jurisdiction to jurisdiction. Furthermore, these regulations and governments’ approaches to their enforcement, as well as Kaleyra’s products and services, are still evolving and Kaleyra may be unable to maintain compliance with applicable regulations, or enforce compliance by Kaleyra’s customers, on a timely basis or without significant cost. Also, compliance with these types of regulation may require changes in products or business practices that result in reduced revenue. If Kaleyra or its customers use phone numbers in these countries in a manner that violates applicable rules and regulations, Kaleyra may also be subject to significant penalties or governmental action, including government-initiated audits and, in extreme cases, may be precluded from doing business in that particular country. In the event of such non-compliance, Kaleyra may be forced to reclaim phone numbers from Kaleyra’s customers, which could result in loss of customers, breach of contract claims, loss of revenue, reputational harm, and erosion of customer trust, all of which could harm Kaleyra’s business and reputation.

Due to their limited availability, there are certain popular area code prefixes that Kaleyra generally cannot obtain. Kaleyra’s inability to acquire or retain DIDs for its operations would make Kaleyra’s voice and messaging products less attractive to potential customers in the affected local geographic areas. In addition, future growth in Kaleyra’s customer base, together with growth in the customer bases of other providers of cloud communications, has increased, which increases Kaleyra’s dependence on needing sufficiently large quantities of DIDs. It may become increasingly difficult to source larger quantities of DIDs as Kaleyra’s scale and its need to pay higher costs for DIDs, and DIDs may become subject to more stringent regulation or conditions of usage such as the registration and on-going compliance requirements discussed above could harm Kaleyra’s business.

Kaleyra customers’ and other users’ violation of Kaleyra’s policies or other misuse of Kaleyra’s Platform to transmit unauthorized, offensive or illegal messages, spam, phishing scams, and website links to harmful applications or for other fraudulent or illegal activity could damage Kaleyra’s reputation, and Kaleyra may face a risk of litigation and liability for unauthorized, inaccurate, or fraudulent information distributed via Kaleyra’s Platform.

The actual or perceived improper sending of text messages may subject Kaleyra to potential risks, including liabilities or claims relating to consumer protection laws. For example, the TCPA restricts telemarketing and the use of automatic text messages without proper consent. The scope and interpretation of the laws that are or may be applicable to the delivery of text messages are continuously evolving and developing. If Kaleyra does not comply with these laws or regulations or if Kaleyra becomes liable under these laws or regulations due to the failure of Kaleyra’s customers to comply with these laws by obtaining proper consent, Kaleyra could face direct liability.

Moreover, despite Kaleyra’s ongoing and substantial efforts to limit such use, certain customers may use Kaleyra’s Platform to transmit unauthorized, offensive or illegal messages, spam, phishing scams, and website links to harmful applications, reproduce and distribute copyrighted material or the trademarks of others without permission, and report inaccurate or fraudulent data or information. These issues also arise with respect to a portion of those users who use Kaleyra’s Platform on a free trial basis. These actions are in violation of Kaleyra’s policies. However, Kaleyra’s efforts to defeat spamming attacks and other fraudulent activity will not prevent all such attacks and activity, such use of Kaleyra’s Platform could damage Kaleyra’s reputation and it could face claims for damages, copyright or trademark infringement, defamation, negligence, or fraud. Moreover, Kaleyra customers’ and other users’ promotion of their products and services through Kaleyra’s Platform might not comply with federal, state, and foreign laws. Kaleyra relies on contractual representations made to Kaleyra by its customers that their use of Kaleyra’s Platform will comply with Kaleyra’s policies and applicable law, including, without limitation, Kaleyra’s message communication policy. Although Kaleyra will retain the right to verify that customers and other users are abiding by certain contractual terms, Kaleyra’s Authorized Use Policy and Kaleyra’s message communication policy and, in certain circumstances, to review their distribution lists, Kaleyra’s customers and other users are ultimately responsible for compliance with Kaleyra’s policies, and it does not systematically audit Kaleyra’s customers or other users to confirm compliance with Kaleyra’s policies. Kaleyra cannot predict whether Kaleyra’s role in facilitating its customers’ or other users’ activities would expose Kaleyra to liability under applicable law. Even if claims asserted against Kaleyra do not result in liability, Kaleyra may incur substantial costs in investigating and defending such claims. If Kaleyra is found liable for its customers’ or other users’ activities, Kaleyra could be required to pay fines or penalties, redesign business methods or otherwise expend resources to remedy any damages caused by such actions and to avoid future liability.

Kaleyra may be subject to governmental export controls and economic sanctions regulations that could impair Kaleyra’s ability to compete in international markets due to licensing requirements and could subject Kaleyra to liability if Kaleyra is not in compliance with applicable laws.

Certain of Kaleyra’s products and services may be subject to export control and economic sanctions regulations, including the U.S. Export Administration regulations, U.S. Customs regulations and various economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Controls. Exports of Kaleyra’s products and the provision of Kaleyra’s services must be made in compliance with these laws and regulations. Although Kaleyra takes precautions to prevent its products from being provided in violation of such laws, Kaleyra is aware of previous exports of certain of Kaleyra’s products to a small number of persons and organizations that are the subject of U.S. sanctions or located in countries or regions subject to U.S. sanctions. If Kaleyra fails to comply with these laws and regulations, Kaleyra and certain of its employees could be subject to substantial civil or criminal penalties, including: the possible loss of export privileges; fines, which may be imposed on Kaleyra and responsible employees or managers; and, in extreme cases, the incarceration of responsible employees or managers. Obtaining the necessary authorizations, including any required license, for a particular deployment may be time-consuming, is not guaranteed and may result in the delay or loss of sales opportunities. In addition, changes in Kaleyra’s products or services, or changes in applicable export or economic sanctions regulations may create delays in the introduction and deployment of Kaleyra’s products and services in international markets, or, in some cases, prevent the export of Kaleyra’s products or provision of Kaleyra’s services to certain countries or end users. Any change in export or economic sanctions regulations, shift in the enforcement or scope of existing regulations, or change in the countries, governments, persons or technologies targeted by such regulations, could also result in decreased use of Kaleyra’s products and services, or in its decreased ability to export Kaleyra’s products or provide Kaleyra’s services to existing or prospective customers with international operations. Any decreased use of Kaleyra’s products and services or limitation on Kaleyra’s ability to export its products and provide its services could harm Kaleyra’s business.

Further, Kaleyra incorporates encryption technology into certain of its products. Various countries regulate the import of certain encryption technology, including through import permitting and licensing requirements, and have enacted laws that could limit Kaleyra’s customers’ ability to import its products into those countries. Encryption products and the underlying technology may also be subject to export control restrictions. Governmental regulation of encryption technology and regulation of exports of encryption products, or Kaleyra’s failure to obtain required approval for Kaleyra’s products, when applicable, could harm Kaleyra’s international sales and adversely affect Kaleyra’s revenue. Compliance with applicable regulatory requirements regarding the export of Kaleyra’s products and provision of Kaleyra’s services, including with respect to new releases of Kaleyra’s products and services, may create delays in the introduction of Kaleyra’s products and services in international markets, prevent Kaleyra’s customers with international operations from deploying its products and using Kaleyra’s services throughout their globally-distributed systems or, in some cases, prevent the export of Kaleyra’s products or provision of Kaleyra’s services to some countries altogether.

Kaleyra faces a risk of litigation resulting from customer misuse of Kaleyra’s services and software to make or send unauthorized calls and/or text messages in violation of the Telephone Consumer Protection Act.

Calls and/or text messages originated by Kaleyra’s customers may subject Kaleyra to potential risks. For example, the TCPA restricts telemarketing and the use of technologies that enable automatic calling and/or text messages without proper consent. This may result in civil claims against Kaleyra and requests for information through third-party subpoenas or regulatory investigations. The scope and interpretation of the laws that are or may be applicable to the making and/or delivery of calls and/or text messages are continuously evolving and developing. If Kaleyra does not comply with these laws or regulations or if Kaleyra becomes liable under these laws or regulations due to the failure of Kaleyra’s customers to comply with these laws by obtaining proper consent, Kaleyra could become subject to lawsuits, fines, civil penalties, potentially significant statutory damages, consent decrees, injunctions, adverse publicity, loss of user confidence in Kaleyra services, loss of users and other adverse consequences, which could harm Kaleyra’s business.

The effects of increased regulation of IP-based service providers are unknown.

While the FCC has to date generally subjected IP-based service providers to less stringent regulatory oversight than traditional common carriers, the FCC has imposed certain regulatory obligations on providers of voice-over-internet protocol (“VoIP”) services, including the obligations to contribute to the Universal Service Fund, to provide 911 services and/or to comply with the Communications Assistance for Law Enforcement Act. Some states have imposed taxes, fees and/or surcharges on VoIP telephony services. The imposition of additional regulations could have a material adverse effect on Kaleyra’s business.

If Kaleyra experiences excessive credit card or fraudulent activity, Kaleyra could incur substantial costs.

Kaleyra’s customers may choose to authorize Kaleyra to bill their credit card accounts directly for service fees that Kaleyra charges. If people pay for Kaleyra’s services with stolen credit cards, Kaleyra could incur substantial third-party vendor costs for which Kaleyra may not be reimbursed. Further, Kaleyra’s customers provide it with credit card billing information online, and Kaleyra does not review the physical credit cards used in these transactions, which increases Kaleyra’s risk of exposure to fraudulent activity. Kaleyra also incur charges, which Kaleyra refers to as chargebacks, from the credit card companies from claims that the customer did not authorize the credit card transaction to purchase Kaleyra’s services. If the number of unauthorized credit card transactions becomes excessive, Kaleyra could be assessed substantial fines for excess chargebacks, and Kaleyra could lose the right to accept credit cards for payment.

Kaleyra’s products may also be subject to fraudulent usage, including but not limited to revenue share fraud, domestic traffic pumping, subscription fraud, premium text message scams and other fraudulent schemes. Although Kaleyra’s customers are required to set passwords or personal identification numbers to protect their accounts, third parties have in the past been, and may in the future be, able to access and use their accounts through fraudulent means. Furthermore, spammers attempt to use Kaleyra’s products to send targeted and untargeted spam messages. Kaleyra cannot be certain that its efforts to defeat spamming attacks will be successful in eliminating all spam messages from being sent using Kaleyra’s Platform. In addition, a cybersecurity breach of Kaleyra’s customers’ systems could result in exposure of their authentication credentials, unauthorized access to their accounts or fraudulent calls on their accounts, any of which could harm Kaleyra’s reputation with its customers and result in the incurrence of substantial costs for Kaleyra.

Unfavorable conditions in Kaleyra’s industry or the global economy or reductions in spending on information technology and communications could lower Kaleyra’s revenue and harm its business.

Kaleyra’s results of operations may vary based on the impact of changes in Kaleyra’s industry or the global economy on Kaleyra’s customers. Kaleyra’s results of operations depend in part on demand for information technology and cloud communications. In addition, Kaleyra’s revenue is dependent on the usage of Kaleyra’s products, which in turn is influenced by the scale of business that Kaleyra’s customers are conducting. To the extent that weak economic conditions result in a reduced volume of business for, and communications by, Kaleyra’s customers and prospective customers, demand for, and use of, Kaleyra’s products may decline. Furthermore, weak economic conditions may make it more difficult to collect on outstanding accounts receivable. Kaleyra has generated a portion of its revenue from small and medium-sized businesses, and Kaleyra expects this to continue to increase in the foreseeable future. Small and medium-sized business may be affected by economic downturns to a greater extent than enterprises, and typically have more limited financial resources, including capital borrowing capacity, than enterprises. If Kaleyra’s customers reduce their use of Kaleyra’s products, or prospective customers delay adoption or elect not to adopt Kaleyra products, as a result of a weak economy, this could lower Kaleyra’s revenue and harm its business.

Kaleyra may require additional capital to support Kaleyra’s business, and this capital might not be available on acceptable terms, if at all.

Kaleyra intends to continue to make investments to support Kaleyra’s business and may require additional funds. In particular, Kaleyra may seek additional funds to develop new products and enhance Kaleyra’s Platform and existing products, expand Kaleyra’s operations, including Kaleyra’s sales and marketing organizations and Kaleyra’s presence outside of the U.S., improve Kaleyra’s infrastructure or acquire complementary businesses, technologies, services, products and other assets. In addition, Kaleyra may use a portion of its cash to satisfy tax withholding and remittance obligations related to outstanding restricted stock units. Accordingly, Kaleyra may need to engage in equity or debt financings to secure additional funds. If Kaleyra raises additional funds through future issuances of equity or convertible debt securities, Kaleyra’s stockholders could suffer significant dilution, and any new equity securities Kaleyra issues could have rights, preferences and privileges superior to those of holders of Kaleyra’s common stock. Any debt financing that Kaleyra may secure in the future could involve restrictive covenants relating to Kaleyra’s capital raising activities and other financial and operational matters, which may make it more difficult for Kaleyra to obtain additional capital and to pursue business opportunities. Kaleyra may not be able to obtain additional financing on terms favorable to Kaleyra, if at all. If Kaleyra is unable to obtain adequate financing or financing on terms satisfactory to Kaleyra when Kaleyra requires it, Kaleyra’s ability to continue to support its business growth, scale its infrastructure, develop product enhancements and to respond to business challenges could be significantly impaired and could harm Kaleyra’s business.

Kaleyra’s business is subject to the risks of earthquakes, fire, floods and other natural catastrophic events, and to interruption by man-made problems such as power disruptions, computer viruses, data security breaches or terrorism.

A significant natural disaster, such as an earthquake, fire or flood, occurring at Kaleyra’s headquarters, at one of Kaleyra’s other facilities or where a business partner is located could adversely affect Kaleyra’s business, results of operations and financial condition. Further, if a natural disaster or man-made problem were to affect Kaleyra’s service providers, this could adversely affect the ability of Kaleyra’s customers to use its products and Platform. In addition, natural disasters and acts of terrorism could cause disruptions in Kaleyra’s or its customers’ businesses, national economies or the world economy as a whole. Kaleyra also rely on its network and third-party infrastructure and enterprise applications and internal technology systems for Kaleyra’s engineering, sales and marketing, and operations activities. Although Kaleyra maintains incident management and disaster response plans, in the event of a major disruption caused by a natural disaster or man-made problem, Kaleyra may be unable to continue its operations and may endure system interruptions, reputational harm, delays in Kaleyra’s development activities, lengthy interruptions in service, breaches of data security and the loss of critical data.

In addition, computer malware, viruses and computer hacking, fraudulent use attempts and phishing attacks have become more prevalent in Kaleyra’s industry, have occurred on Kaleyra’s Platform in the past and may occur on Kaleyra Platform in the future. Though it is difficult to determine what, if any, harm may directly result from any specific interruption or attack, any failure to maintain performance, reliability, security, integrity and availability of Kaleyra’s products and technical infrastructure to the satisfaction of Kaleyra’s users may harm Kaleyra’s reputation and Kaleyra’s ability to retain existing users and attract new users.

If Kaleyra’s goodwill or intangible assets become impaired, Kaleyra may be required to record a significant charge to earnings.

Kaleyra’s review of it intangible assets for impairment when events or changes in circumstances indicate the carrying value may not be recoverable. Goodwill is required to be tested for impairment at least annually. As of June 30, 2019, Kaleyra carried a net $27,795 thousand of goodwill and intangible assets. An adverse change in market conditions, particularly if such change has the effect of changing one of Kaleyra’s critical assumptions or estimates, could result in a change to the estimation of fair value that could result in an impairment charge to Kaleyra’s goodwill or intangible assets. Any such charges may adversely affect Kaleyra’s results of operations.

Kaleyra has identified material weaknesses in its internal control over financial reporting. If Kaleyra’s remediation of these material weaknesses is not effective or if Kaleyra experiences additional material weaknesses in the future or otherwise fails to maintain an effective system of internal control over financial reporting in the future, Kaleyra may not be able to produce timely and accurate financial statements and comply with applicable regulations, which may adversely affect investor confidence and the value of our common stock.

Prior to the Business Combination, Kaleyra has been a private company with limited accounting personnel to adequately execute its accounting process and other supervisory resources with which to address its internal control over financial reporting. In connection with the audit of its financial statements for the years ended December 31, 2018 and 2017, Kaleyra identified material weaknesses in its internal control over financial reporting. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our financial statements will not be prevented or detected on a timely basis.

These material weaknesses included the following:

•	lack of management review and approval of manual journal entries both at general ledger and consolidated level;

•	lack of management review and approval of the data used to support the accuracy of certain data utilized for bulk services billings to customers; and

•	lack of management review and control over the evaluation of the accounting for the acquisitions of Buc Mobile and Solutions Infini performed by Kaleyra with the support of specialists.

Neither Kaleyra nor its independent registered accounting firm was required to perform an evaluation of Kaleyra’s internal control over financial reporting as of and for the years ended December 31, 2018 and 2017. Had such an evaluation been performed, additional control deficiencies may have been identified, and those control deficiencies could have also represented one or more material weaknesses.

Kaleyra cannot assure you that the measures it has taken to date, and are continuing to implement, will be sufficient to remediate the material weaknesses it has identified or avoid potential future material weaknesses. If the steps Kaleyra takes do not correct the material weaknesses in a timely manner, it will be unable to conclude that Kaleyra maintains effective internal control over financial reporting. Accordingly, there could continue to be a reasonable possibility that a material misstatement of its financial statements would not be prevented or detected on a timely basis.

If Kaleyra fails to remediate its existing material weaknesses or identify new material weaknesses in its internal controls over financial reporting, if Kaleyra is unable to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner, if it is unable to conclude that its internal controls over financial reporting are effective, or if its independent registered public accounting firm is unable to express an opinion as to the effectiveness of its internal controls over financial reporting when it is no longer an emerging growth company, investors may lose confidence in the accuracy and completeness of its financial reports and the market price of Kaleyra’s common stock could be negatively affected. As a result of such failures, Kaleyra could also become subject to investigations by the stock exchange on which its securities are listed, the SEC, or other regulatory authorities, and become subject to litigation from investors and stockholders, which could harm its reputation and financial condition or divert financial and management resources from Kaleyra’s regular business activities.

Changes in the international and U.S. taxation business activities or the adoption of other tax reform policies could materially impact Kaleyra’s business, results of operations and financial condition.

Changes to tax laws in jurisdictions where Kaleyra currently does business may be enacted in the future and could impact the tax treatment of Kaleyra’s earnings. Due to the expansion of Kaleyra’s business activities into new geographic regions, any changes in the taxation of such activities may increase Kaleyra’s worldwide effective tax rate. An increase in overall tax rate could reduce Kaleyra’s cash flow and lower Kaleyra’s overall profitability.

Kaleyra’s global operations and structure subject Kaleyra to potentially adverse tax consequences.

Kaleyra generally conducts Kaleyra global operations through subsidiaries and report Kaleyra’s taxable income in various jurisdictions worldwide based upon Kaleyra’s business operations in those jurisdictions. In particular, Kaleyra’s intercompany relationships are subject to complex transfer pricing regulations administered by taxing authorities in various jurisdictions. Also, Kaleyra’s tax expense could be affected depending on the applicability of withholding and other taxes (including withholding and indirect taxes on software licenses and related intercompany transactions) under the tax laws of certain jurisdictions in which Kaleyra has business operations. The relevant revenue and taxing authorities may disagree with positions Kaleyra has taken generally, or Kaleyra’s determinations as to the value of assets sold or acquired or income and expenses attributable to specific jurisdictions. If such a disagreement were to occur, and Kaleyra’s position were not sustained, Kaleyra could be required to pay additional taxes, interest and penalties, which could result in one-time tax charges, higher effective tax rates, reduced cash flows and lower overall profitability of Kaleyra’s operations.

Certain government agencies in jurisdictions where Kaleyra and its affiliates do business have had an extended focus on issues related to the taxation of multinational companies. In addition, the Organization for Economic Co-operation and Development is conducting a project focused on base erosion and profit shifting in international structures, which seeks to establish certain international standards for taxing the worldwide income of multinational companies. As a result of these developments, the tax laws of certain countries in which Kaleyra and its affiliates do business could change on a prospective or retroactive basis, and any such changes could increase Kaleyra‘s liabilities for taxes, interest and penalties, and therefore could harm Kaleyra’s business, cash flows, results of operations and financial position.

Kaleyra must continue to develop effective business support systems to implement customer orders and to provide and bill for services.

Kaleyra depends on its ability to continue to develop effective business support systems. This complicated undertaking requires significant resources and expertise and support from third-party vendors. Following the development of the business support systems, the data migration must be completed for the full benefit of the systems to be realized. Business support systems are needed for:

•	quoting, accepting and inputting customer orders for services;

•	provisioning, installing and delivering services;

•

providing customers with direct access to the information systems included in Kaleyra’s Platform so that they can manage the services they purchase from Kaleyra, generally through web-based customer portals; and

•	billing for services.

Because Kaleyra’s business provides for continued rapid growth in the number of customers that Kaleyra serves, the volume of services offered, as well as the integration of any acquired companies’ business support systems, if any, Kaleyra must continue to develop its business support systems on a schedule sufficient to meet proposed milestone dates. If Kaleyra fails to develop effective business support systems or complete the data migration into these systems, it could materially adversely affect Kaleyra’s ability to implement its business plans, realize anticipated benefits from Kaleyra’s acquisitions, if any, and meet Kaleyra’s financial goals and objectives.

If Kaleyra is not able to maintain and enhance Kaleyra’s brand and increase market awareness of Kaleyra and its services, then Kaleyra’s business could be harmed.

Kaleyra believes that maintaining and enhancing Kaleyra’s brand identity and increasing market awareness of Kaleyra and its services are critical to achieving widespread acceptance of Kaleyra and its Platform, as well as to strengthen Kaleyra’s relationships with its existing customers and to Kaleyra’s ability to attract new customers. The successful promotion of Kaleyra’s brand will depend largely on Kaleyra’s continued marketing efforts, Kaleyra’s ability to continue to offer high quality services and Kaleyra’s ability to successfully differentiate Kaleyra’s services from competing products and services. Kaleyra’s brand promotion activities may not be successful or yield increased revenue. In addition, independent industry analysts often provide reviews of Kaleyra’s services and competing products and services, which may significantly influence the perception of Kaleyra’s services in the marketplace. If these reviews are negative or not as strong as reviews of Kaleyra’s competitors’ services, then Kaleyra’s brand may be harmed.

From time to time, Kaleyra’s customers have complained about Kaleyra’s services, such as complaints about Kaleyra’s pricing and customer support. If Kaleyra does not handle customer complaints effectively, then Kaleyra’s brand and reputation may suffer, Kaleyra’s customers may lose confidence in Kaleyra and they may reduce or cease their use of Kaleyra’s services. In addition, many of Kaleyra’s customers post and discuss on social media about products and services, including Kaleyra’s products and its Platform. Kaleyra’s success depends, in part, on Kaleyra’s ability to generate positive customer feedback and minimize negative feedback on social media channels where existing and potential customers seek and share information. If actions Kaleyra takes or changes it makes to its services or Platform upset these customers, then their online commentary could negatively affect Kaleyra’s brand and reputation. Complaints or negative publicity about Kaleyra, its services or Platform could harm Kaleyra’s ability to attract and retain customers.

The promotion of Kaleyra’s brand also requires Kaleyra to make substantial expenditures, and Kaleyra anticipates that these expenditures will increase as Kaleyra’s market becomes more competitive and as Kaleyra expands into new markets. To the extent that these activities increase revenue, this revenue still may not be enough to offset the increased expenses Kaleyra incurs. If Kaleyra does not successfully maintain and enhance its brand, then Kaleyra’s business may not grow, Kaleyra may see its pricing power reduced relative to competitors and Kaleyra may lose customers, all of which could lower Kaleyra’s revenue and harm its business.

Any failure to deliver and maintain high-quality customer support may adversely affect Kaleyra’s relationships with its customers and prospective customers and could adversely affect Kaleyra’s reputation, business, results of operations and financial condition.

Many of Kaleyra’s customers depend on Kaleyra’s customer support team to assist them in deploying or using Kaleyra’s services effectively, to help them resolve post-deployment issues quickly and to provide ongoing support. If Kaleyra does not devote sufficient resources or are otherwise unsuccessful in assisting Kaleyra’s customers effectively, it could adversely affect Kaleyra’s ability to retain existing customers and could prevent prospective customers from adopting Kaleyra’s services. Kaleyra may be unable to respond quickly enough to accommodate short-term increases in demand for customer support. Kaleyra also may be unable to modify the nature, scope and delivery of its customer support to compete with changes in the support services provided by Kaleyra’s competitors. Increased demand for customer support, without corresponding revenue, could increase Kaleyra’s costs and harm its business and operations. Kaleyra’s sales are highly dependent on Kaleyra’s business reputation and on positive recommendations from existing customers. Any failure to deliver and maintain high-quality customer support, or a market perception that Kaleyra does not maintain high-quality customer support, could harm Kaleyra’s reputation and business.

Indemnity provisions in various agreements potentially expose Kaleyra to substantial liability for intellectual property infringement and other losses.

Kaleyra’s agreements with customers and other third parties typically include indemnification or other provisions under which Kaleyra agrees to indemnify or otherwise be liable to them for losses suffered or incurred as a result of claims of intellectual property infringement, damages caused by Kaleyra to property or persons or other liabilities relating to or arising from Kaleyra’s services or Platform or other acts or omissions. The term of these contractual provisions often survives termination or expiration of the applicable agreement. Large indemnity payments or damage claims from a contractual breach could harm Kaleyra’s business. Although Kaleyra normally contractually limit its liability with respect to such obligations, Kaleyra may still incur substantial liability related to them. Any dispute with a customer with respect to such obligations could harm Kaleyra’s relationship with that customer and other current and prospective customers and reduce demand for its services.

Kaleyra is subject to litigation in the ordinary course of business, and uninsured judgments or a rise in insurance premiums may adversely affect Kaleyra’s results of operations.

In the ordinary course of business, Kaleyra is subject to various claims and litigation. Any such claims, regardless of merit, could be time-consuming and expensive to defend and could divert management’s attention and resources. In accordance with customary practice, Kaleyra maintains insurance against some, but not all, of these potential claims. Kaleyra may elect not to obtain insurance if Kaleyra believes that the cost of available insurance is excessive relative to the risks presented. The levels of insurance Kaleyra maintains may not be adequate to fully cover any and all losses or liabilities. Further, Kaleyra may not be able to maintain insurance at commercially acceptable premium levels or at all. If any significant judgment, claim (or a series of claims) or other event is not fully insured or indemnified against, it could have a material adverse impact on Kaleyra’s business, financial condition and results of operations. There can be no assurance as to the actual amount of these liabilities or the timing thereof. Kaleyra cannot be certain that the outcome of current or future litigation will not harm its business and results of operations.

Kaleyra may be liable for the information that content owners or distributors distribute over Kaleyra’s network.

The law relating to the liability of private network operators for information carried on or disseminated through their networks remains unsettled. While Kaleyra disclaims any liability for third-party content in Kaleyra’s services agreements, Kaleyra may become subject to legal claims relating to the content disseminated on Kaleyra’s network, even though such content is owned or distributed by Kaleyra customers or a customer of Kaleyra customers. For example, lawsuits may be brought against Kaleyra claiming that material distributed using Kaleyra’s network was inaccurate, offensive or violated the law or the rights of others. Claims could also involve matters such as defamation, invasion of privacy and copyright infringement. In addition, the law remains unclear over whether content may be distributed from one jurisdiction, where the content is legal, into another jurisdiction, where it is not. Companies operating private networks have been sued in the past, sometimes successfully, based on the nature of material distributed, even if the content is not owned by the network operator and the network operator has no knowledge of the content or its legality. It is not practical for Kaleyra to monitor all of the content distributed using Kaleyra’s network. Kaleyra may need to take costly measures to reduce Kaleyra’s exposure to these risks or to defend ourselves against such claims, which could increase Kaleyra’s costs and harm its results of operations.

Defects or errors in Kaleyra’s services could diminish demand for Kaleyra’s services, harm Kaleyra’s business and subject Kaleyra to liability.

Kaleyra’s customers use its services for important aspects of their businesses, and any errors, defects or disruptions to Kaleyra’s services and any other performance problems with Kaleyra’s services could damage its customers’ businesses and, in turn, hurt Kaleyra’s brand and reputation. Kaleyra provides regular updates to Kaleyra’s services, which have in the past contained, and may in the future contain, undetected errors, failures, vulnerabilities and bugs when first introduced or released. Real or perceived errors, failures or bugs in Kaleyra’s services could result in negative publicity, loss of or delay in market acceptance of Kaleyra’s Platform, loss of competitive position, lower customer retention or claims by customers for losses sustained by them. In such an event, Kaleyra may be required, or may choose, for customer relations or other reasons, to expend additional resources in order to help correct the problem. In addition, Kaleyra may not carry insurance sufficient to compensate Kaleyra for any losses that may result from claims arising from defects or disruptions in Kaleyra’s services. As a result, Kaleyra’s brand and reputation could be harmed.

Risks Related to the Company and the Business Combination

The Company has no operating history and is subject to a mandatory liquidation and subsequent dissolution requirement. If the Company is unable to consummate a business combination, including the Business Combination, its public stockholders may be forced to wait until after December 12, 2019 before receiving distributions from the Trust Account.

The Company is a development stage blank check company, and as it has no operating history and is subject to a mandatory liquidation and subsequent dissolution requirement. The Company has until December 12, 2019 to complete a business combination. The Company has no obligation to return funds to investors prior to such date unless (i) it consummates a business combination prior thereto or (ii) it seeks to amend its current certificate of corporation prior to consummation of a business combination, and only then in cases where investors have sought to convert or sell their shares to the Company. Only after the expiration of this full time period will public security holders be entitled to distributions from the Trust Account if the Company is unable to complete a business combination. Accordingly, investors’ funds may be unavailable to them until after such date and to liquidate their investment, public security holders may be forced to sell their public shares, rights or warrants, potentially at a loss. In addition, if the Company fails to complete an initial business combination by December 12, 2019, there will be no Redemption Rights or liquidating distributions with respect to the rights and warrants, which will expire worthless, unless the Company amends its Charter to extend its life and certain other agreements it has entered into.

The Company’s independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about its ability to continue as a “going concern.”

As of June 30, 2019, the Company had $77,838 thousand in cash held in trust, and a working capital deficit of $3,859 thousand. Further, the Company has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans, including the Stock Purchase Agreement. The Company cannot assure you that its plans to raise capital or to consummate an initial business combination, including the Stock Purchase Agreement, will be successful. These factors, among others, raise substantial doubt about its ability to continue as a going concern. The financial statements contained elsewhere in this proxy statement do not include any adjustments that might result from its inability to consummate the Business Combination or its inability to continue as a going concern.

Subsequent to the consummation of the Business Combination, the post-combination company may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

Although the Company has conducted due diligence on Kaleyra, the Company cannot assure you that this diligence revealed all material issues that may be present in Kaleyra’s business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of the Company’s and Kaleyra’s control will not later arise. As a result, the post-combination company may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in losses. Even if the Company’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with the Company’s preliminary risk analysis. Even though these charges may be non-cash items and may not have an immediate impact on the post-combination company’s liquidity, the fact that the post-combination company reports charges of this nature could contribute to negative market perceptions about it or its securities. In addition, charges of this nature may cause the post-combination company to be unable to obtain future financing on favorable terms or at all.

The Initial Stockholders have agreed to vote in favor of such initial business combination, regardless of how the Company’s public stockholders vote.

Unlike some other blank check companies in which the initial stockholders agree to vote their Founder Shares in accordance with the majority of the votes cast by the public stockholders in connection with an initial business combination, the Initial Stockholders have agreed (i) to vote their shares in favor of any proposed business combination, including the Business Combination, (ii) not to convert their shares in connection with a stockholder vote to approve a proposed initial business combination, and (iii) not to sell any such shares to the Company in a tender offer in connection with any proposed business combination. Our Initial Stockholders have agreed to vote their shares in favor of the Business Combination Proposal. As a result, we would need only 1,731,266, or approximately 22.9%, of the 7,549,536 public shares, to be voted in favor of the Stock Purchase Agreement in order to have the Business Combination approved. Accordingly, it is more likely that the necessary stockholder approval will be received than would be the case if the Initial Stockholders agreed to vote their Founder Shares, private placement shares and Insider Shares in accordance with the majority of the votes cast by the Company’s public stockholders.

The unaudited pro forma condensed combined financial information included in this proxy statement may not be indicative of what the Company’s actual financial position or results of operations would have been.

The unaudited pro forma condensed combined financial information in this proxy statement is presented solely for illustrative purposes only and is not necessarily indicative of what the Company’s actual financial position or results of operations would have been had the Business Combination completed on the dates indicated. See the section titled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

If third parties bring claims against the Company, the proceeds held in trust could be reduced and the per-share redemption price received by stockholders may be less than $10.10 per share.

The Company’s placing of funds in trust may not protect those funds from third party claims against the Company. Although the Company has sought to have all vendors and service providers the Company engages and prospective target businesses the Company negotiated with execute agreements with the Company waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of the Company’s public stockholders, they may not execute such agreements. Furthermore, even if such entities execute such agreements with the Company, they may seek recourse against the Trust Account. A court may not uphold the validity of such agreements. Accordingly, the proceeds held in trust could be subject to claims which could take priority over those of the Company’s public stockholders. If the Company is unable to complete a business combination and distribute the proceeds held in trust to the Company’s public stockholders, the Sponsor has agreed (subject to certain exceptions described elsewhere in this proxy statement) that it will be liable to ensure that the proceeds in the Trust Account are not reduced below $10.10 per share by the claims of target businesses or claims of vendors or other entities that are owed money by the Company for services rendered or contracted for or products sold to the Company. However, it may not be able to meet such obligation. Therefore, the per-share distribution from the Trust Account may be less than $10.10, plus interest, due to such claims.

Additionally, if the Company is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against the Company’s which is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in the Company’s bankruptcy estate and subject to the claims of third parties with priority over the claims of the Company’s stockholders. To the extent any bankruptcy claims deplete the Trust Account, the Company may not be able to return to the Company’s public stockholders at least $10.10. The Sponsor may not have sufficient funds to satisfy its indemnity obligations, as its only assets are securities of the Company. The Company has not asked the Sponsor to reserve for such indemnification obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for the Company’s initial business combination, including the Business Combination, and redemptions could be reduced to less than $10.10 per public share.

The Company’s stockholders may be held liable for claims by third parties against the Company to the extent of distributions received by them.

The Company’s Charter provides that it will continue in existence only until December 12, 2019. If the Company has not completed a business combination by such date, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any interest earned on the funds held in the Trust Account net of interest that may be used by the Company to pay its franchise and income taxes payable and up to $100,000 for dissolution expenses, divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and our Board, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

If the Company is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against the Company which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by the Company’s stockholders. Furthermore, because GigCapital intends to distribute the proceeds held in the public shares to the Company’s public stockholders promptly after expiration of the time the Company has to complete an initial business combination, this may be viewed or interpreted as giving preference to the Company’s public stockholders over any potential creditors with respect to access to or distributions from the Company’s assets. Furthermore, our Board may be viewed as having breached their fiduciary duties to the Company’s creditors and/or may have acted in bad faith, and thereby exposing itself and the Company to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors. The Company cannot assure you that claims will not be brought against it for these reasons.

Neither the Company nor its stockholders will have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the total aggregate closing consideration in the event that any of the representations and warranties made by Kaleyra in the Business Combination ultimately proves to be inaccurate or incorrect.

The representations and warranties made by Kaleyra and the Company to each other in the Stock Purchase Agreement will not survive the consummation of the Business Combination. As a result, the Company and its stockholders will not have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the total merger consideration if any representation or warranty made by Kaleyra in the Stock Purchase Agreement proves to be inaccurate or incorrect. Accordingly, to the extent such representations or warranties are incorrect, the Company would have no indemnification claim with respect thereto and its financial condition or results of operations could be adversely affected.

If the Company does not file and maintain a current and effective prospectus relating to the Common Stock issuable upon exercise of the warrants, holders will only be able to exercise such warrants on a “cashless basis.”

If the Company does not file and maintain a current and effective prospectus relating to the Common Stock issuable upon exercise of the warrants at the time that holders wish to exercise such warrants, they will only be able to exercise them on a “cashless basis” provided that an exemption from registration is available. As a result, the number of shares of Common Stock that holders will receive upon exercise of the warrants will be fewer than it would have been had such holder exercised its warrant for cash. Further, if an exemption from registration is not available, holders would not be able to exercise on a cashless basis and would only be able to exercise their warrants for cash if a current and effective prospectus relating to the Common Stock issuable upon exercise of the warrants is available. Under the terms of the warrant agreement, the Company has agreed to use its best efforts to meet these conditions and to file and maintain a current and effective prospectus relating to the Common Stock issuable upon exercise of the warrants until the expiration of the warrants. However, the Company cannot assure you that it will be able to do so. If the Company is unable to do so, the potential “upside” of the holder’s investment in the Company may be reduced or the warrants may expire worthless.

Even if the Company consummates the Business Combination, there is no guarantee that the warrants will ever be in the money, and they may expire worthless and the terms of warrants may be amended.

The exercise price for the warrants is $11.50 per share of Common Stock. There is no guarantee that the public warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless.

In addition, the Company’s warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and the Company. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding public warrants to make any other change. Accordingly, the Company may amend the terms of the warrants in a manner adverse to a holder if holders of at least 65% of the then outstanding public warrants approve of such amendment. Although the Company’s ability to amend the terms of the warrants with the consent of at least 65% of the then outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period or decrease the number of shares and their respective affiliates and associates have of Common Stock purchasable upon exercise of a warrant.

The Company may amend the terms of the rights in a manner that may be adverse to holders with the approval by the holders of at least 65% of the then outstanding rights.

The rights are issued in registered form under a right agreement between Continental Stock Transfer & Trust Company, as rights agent, and the Company. The right agreement provides that the terms of the rights may be amended without the consent of any holder to cure any ambiguity or correct any defective provision. The right agreement requires the approval by the holders of at least 65% of the then outstanding rights in order to make any change that adversely affects the interests of the registered holders.

The Company has no obligation to net cash settle the rights or warrants.

In no event will the Company have any obligation to net cash settle the rights or warrants. Furthermore, there are no contractual penalties for failure to deliver securities to the holders of the rights or warrants upon consummation of an initial business combination, including the Business Combination, or exercise of the warrants. Accordingly, the rights and Warrants may expire worthless.

The Company’s ability to successfully effect the Business Combination and to be successful thereafter will be totally dependent upon the efforts of its key personnel, including Kaleyra’s key personnel, all of whom are expected to join the Company following the Business Combination. While the Company intends to closely scrutinize any individuals it engages after the Business Combination, it cannot assure you that its assessment of these individuals will prove to be correct.

The Company’s ability to successfully effect the Business Combination is dependent upon the efforts of key personnel of Kaleyra and of the Company, including Dr. Avi Katz, the Company’s Executive Chairman, and Dario Calogero, Kaleyra’s Chief Executive Officer. Although the Company expects all of Kaleyra’s key personnel to remain with the post-combination company following the Business Combination, it is possible that the post-combination company will lose some key personnel, the loss of which could negatively impact the operations and profitability of the post-combination company. While the post-combination company intends to closely scrutinize any individuals it engages after the Business Combination, it cannot assure you that its assessment of these individuals will prove to be correct. These individuals may be unfamiliar with the requirements of operating a public company which could cause the post-combination company to have to expend time and resources helping them become familiar with such requirements. This could be expensive and time-consuming and could lead to various regulatory issues which may adversely affect its operations.

The Company’s Founders, directors and officers have interests in the Business Combination which may be different from or in addition to (and which may conflict with) the interests of its stockholders.

The Company’s Founders, officers and directors and their respective affiliates and associates have interests in and arising from the Business Combination that are different from or in addition to (and which may conflict with) the interests of the Company’s public stockholders, which may result in a conflict of interest. These interests include:

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the fact that our Initial Stockholders cannot redeem any of the shares of Common Stock that they hold in connection with a stockholder vote to approve a proposed initial business combination and such Initial Stockholders will lose their entire investment in us if an initial business combination is not consummated by December 12, 2019;

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the fact that the Founders paid an aggregate of $5,007,560 for the Founder Shares and such securities will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at $40,270,060 (based upon a $10.00 per share price for our Common Stock);

•

the fact that the Initial Stockholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their shares of Common Stock they hold (other than any public shares, in the case of Cowen Investments) if the Company fails to complete an initial business combination by December 12, 2019;

•

the fact that the Founders paid an aggregate of $4,982,560 for their 498,256 private placement units, including the rights and warrants that are a constituent part of the private placement units, and that such private placement units will be worthless if a business combination is not consummated by December 12, 2019;

•

the continued right of the Founders to hold our Common Stock and the shares of Common Stock to be issued to such Founders upon conversion of the rights and exercise of their private placement warrants following the Business Combination, subject to certain vesting restrictions and lock-up periods;

•

that fact that our Sponsor has agreed that it will be liable to us, if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below: (i) $10.00 per public share; or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account due to reductions in the value of the trust assets, in each case, net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, our Sponsor will not be responsible to the extent of any liability for such third party claims. There is no assurance that our Sponsor will be able to satisfy its obligations. The per-share liquidation price for the public shares is anticipated to be approximately $[●] (based on the amount expected to be in trust at the time of the special meeting). Nevertheless, the Company cannot assure you that the per share distribution from the trust account, if the Company liquidates, will not be less than $[●], plus interest, due to unforeseen claims of potential creditors

•	the anticipated continuation of certain members of the Board as directors of the post-combination company;

•	the continued indemnification of the Company’s existing directors and officers and the continuation of the Company’s directors’ and officers’ liability insurance after the Business Combination; and

•

that, at the Closing the Company will amend and restate the Existing Registration Rights Agreement that the Company and certain holders of Common Stock entered into, which provides certain stockholders and their permitted transferees with registration rights.

In addition, certain directors of the Company intend to become executive officers following the Closing of the Business Combination. These interests may influence the Company’s directors in making their recommendation that you vote in favor of the approval of the Business Combination.

Stockholders of the post-combination company may not be able to enforce judgments entered by United States courts against certain of our officers and directors.

We are incorporated in the State of Delaware. However, following the Business Combination, some of our directors and executive officers may reside outside of the U.S. As a result, stockholders of the post-combination company may not be able to effect service of process upon those persons within the U.S. or enforce against those persons judgments obtained in U.S. courts.

A market for the Company’s securities may not continue, which would adversely affect the liquidity and price of its securities.

Following the Business Combination, the price of the post-combination company’s securities may fluctuate significantly due to the market’s reaction to the Business Combination and general market and economic conditions. An active trading market for the Company’s securities following the Business Combination may never develop or, if developed, it may not be sustained. In addition, the price of the post-combination company’s securities after the Business Combination can vary due to general economic conditions and forecasts, the post-combination company’s general business condition and the release of the post-combination company’s financial reports. Additionally, if the post-combination company’s securities are not listed on, or become delisted from, the NYSE for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of the post-combination company’s securities may be more limited than if the post-combination company’s securities were quoted or listed on the NYSE or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

There can be no assurance that the Company will be able to comply with the continued listing standards of the NYSE.

The Company’s Common Stock, Units, Warrants and rights are currently listed on NYSE. The Company intends to list its Common Stock and Warrants immediately following the Closing of the Stock Purchase Agreement on the NYSE, respectively. The Company’s ability to list on the NYSE may depend on the number of its shares that are redeemed. If, after the Business Combination, the NYSE delists the post-combination company’s securities from trading on its exchange for failure to meet the listing standards, the post-combination company’s and its stockholders could face significant material adverse consequences including:

•	a limited availability of market quotations for the post-combination company’s securities;

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a determination that the Common Stock is a “penny stock” which will require brokers trading in its Common Stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for the Common Stock;

•	a limited amount of analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

If the post-combination company fails to introduce or acquire new products or services that achieve broad market acceptance on a timely basis, or if its products or services are not adopted as expected, the combined company will not be able to compete effectively.

The post-combination company will operate in a highly competitive, quickly changing environment, and the combined company’s future success depends on its ability to develop or acquire, and introduce new products and services that achieve broad market acceptance. The post-combination company’s ability to successfully introduce and market new products is unproven. Because the post-combination company will have a limited operating history and the market for its products, including newly acquired or developed products, is rapidly evolving, it is difficult to predict the combined company’s operating results, particularly with respect to any new products that it may introduce. The post-combination company’s future success will depend in large part upon its ability to identify demand trends in the market in which it will operate and quickly develop or acquire, and design, manufacture and sell, products and services that satisfy these demands in a cost-effective manner.

In order to differentiate the post-combination company’s products and services from competitors’ products, the post-combination company will need to increase focus and capital investment in research and development, including software development. If any products currently sold by, and services offered by, Kaleyra do not continue, or if the post-combination company’s new products or services fail to achieve widespread market acceptance, or if we are unsuccessful in capitalizing on opportunities in the market in which the post-combination company will operate, the post-combination company’s future growth may be slowed and its business, results of operations and financial condition could be materially adversely affected. Successfully predicting demand trends is difficult, and it is very difficult to predict the effect that introducing a new product or service will have on existing product or service sales. It is possible that the post-combination company may not be successful with its new products and services, and as a result the post-combination company’s future growth may be slowed and its business, results of operations and financial condition could be materially adversely affected. Also, the post-combination company’s may not be able to respond effectively to new product or service announcements by competitors by quickly introducing competitive products and services.

In addition, the post-combination company may acquire companies and technologies in the future. In these circumstances, the combined company may not be able to successfully manage integration of the new product and service lines with the combined company’s existing suite of products and services. If the post-combination company is unable to effectively and successfully further develop these new product and service lines, the post-combination company may not be able to increase or maintain sales (as compared to sales of Kaleyra on a standalone basis), and the post-combination company’s gross margin (as compared to sales of Kaleyra on a standalone basis) may be adversely affected.

Furthermore, the success of the post-combination company’s new products will depend on several factors, including, but not limited to, market demand costs, timely completion and introduction of these products, prompt resolution of any defects or bugs in these products, the post-combination company’s ability to support these products, differentiation of new products from those of the post-combination company’s competitors, market acceptance of these products, delays and quality issues in releasing new products and services. The occurrence of one or more of the foregoing factors may result in lower quarterly revenue than expected, and the post-combination company may in the future experience product or service introductions that fall short of its projected rates of market adoption.

If the post-combination company’s products fail to achieve and sustain sufficient market acceptance, the combined company’s revenue will be adversely affected.

The post-combination company’s success will depend on its ability to develop and market products that are recognized and accepted as reliable, enabling and cost-effective. Some potential customers of the combined company may already use products similar to what Kaleyra currently offers and similar to what the post-combination company may offer in the future and may be reluctant to replace those products with what Kaleyra currently offers or which the combined company may offer in the future. Market acceptance of the post-combination company’s products and technology will depend on many factors, including the post-combination company’s ability to convince potential customers that the post-combination company’s products and technology are an attractive alternative to existing products and technology. Prior to adopting the post-combination company’s products and technology, some potential customers may need to devote time and effort to testing and validating the post-combination company’s systems. Any failure of the post-combination company’s systems to meet these customer benchmarks could result in potential customers choosing to retain their existing systems or to purchase systems other than the combined company’s.

If the Business Combination’s benefits do not meet the expectations of investors, stockholders or financial analysts, the market price of the Company’s securities may decline.

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of the Company’s securities prior to the Closing may decline. The market values of the Company’s securities at the time of the Business Combination may vary significantly from their prices on the date the Business Combination was executed, the date of this proxy statement, or the date on which the Company’s stockholders vote on the Business Combination.

In addition, following the Business Combination, fluctuations in the price of the Company’s securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for Kaleyra’s stock and trading in the shares of Company Common Stock has not been active. Accordingly, the valuation ascribed to Kaleyra and Company Common Stock in the Business Combination may not be indicative of the price that will prevail in the trading market following the Business Combination. If an active market for the Company’s securities develops and continues, the trading price of the Company’s securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond the Company’s control. Any of the factors listed below could have a material adverse effect on your investment in the Company’s securities and the Company’s securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of the Company’s securities may not recover and may experience a further decline.

Factors affecting the trading price of the Company’s securities following the Business Combination may include:

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actual or anticipated fluctuations in the post-combination company’s quarterly financial results or the quarterly financial results of companies perceived to be similar to the post-combination company;

•	changes in the market’s expectations about the post-combination company’s operating results;

•	success of competitors;

•	the post-combination company’s operating results failing to meet the expectation of securities analysts or investors in a particular period;

•	changes in financial estimates and recommendations by securities analysts concerning the post-combination company or the market in general;

•	operating and stock price performance of other companies that investors deem comparable to the post-combination company’s;

•	the post-combination company’s ability to market new and enhanced services and products on a timely basis;

•	changes in laws and regulations affecting the post-combination company’s business;

•	commencement of, or involvement in, litigation involving the Company;

•	changes in the post-combination company’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of shares of the post-combination company’s securities available for public sale;

•	any major change in the board or management;

•	sales of substantial amounts of Common Stock by the post-combination company’s directors, executive officers or significant stockholders or the perception that such sales could occur; and

•	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of the Company’s securities irrespective of its operating performance. The stock market in general and the NYSE have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of the Company’s securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to the Company could depress the Company’s stock price regardless of the Company’s business, prospects, financial condition or results of operations. A decline in the market price of the Company’s securities also could adversely affect the Company’s ability to issue additional securities and the Company’s ability to obtain additional financing in the future.

Following the Business Combination, if securities or industry analysts do not publish or cease publishing research or reports about the Company, its business, or its market, or if they change their recommendations regarding the Company’s securities adversely, the price and trading volume of the Company’s securities could decline.

The trading market for the post-combination company’s securities will be influenced by the research and reports that industry or securities analysts may publish about the post-combination company, its business, its market, or its competitors. Securities and industry analysts do not currently, and may never, publish research on the post-combination company. If no securities or industry analysts commence coverage of the post-combination company, the post-combination company’s stock price and trading volume would likely be negatively impacted. If any of the analysts who may cover the post-combination company, change their recommendation regarding the post-combination company’s stock adversely, or provide more favorable relative recommendations about the post-combination company’s competitors, the price of the post-combination company’s securities would likely decline. If any analyst who may cover the post-combination company were to cease coverage of the post-combination company or fail to regularly publish reports on it, the post-combination company could lose visibility in the financial markets, which could cause its stock price or trading volume to decline.

The future sales of shares by existing stockholders and future exercise of registration rights may adversely affect the market price of the Company’s common stock.

Sales of a substantial number of shares of the Company’s common stock in the public market could occur at any time. If the Company’s stockholders sell, or the market perceives that the Company’s stockholders intend to sell, substantial amounts of the Company’s common stock in the public market, the market price of the Company’s common stock could decline.

In connection with their initial purchase of our securities, the initial stockholders were granted registration rights pursuant to the Existing Registration Rights Agreement. In connection with the Business Combination, the Company agreed to amend and restate the Existing Registration Rights Agreement with the Registration Rights Agreement. Pursuant to the Registration Rights Agreement, after the date of closing of the Business Combination, the Sellers’ Representative, Cowen or the holders of at least a majority-in-interest of the then-outstanding shares issued to or issuable to the Initial Stockholders, and the shares issued in the Business

Combination (collectively, the “Registrable Securities”) will be entitled to make up to three demands (not counting any demand by Cowen to register our securities) that we register the Registrable Securities. Such registration rights are subject to certain requirements and limitations as set forth in the Registration Rights Agreement. In addition, and subject to certain requirements and limitations as set forth in the Registration Rights Agreement, the holders of the Registrable Securities have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our consummation of the Business Combination. Notwithstanding the foregoing, Cowen, and Messrs. Silverberg and Bernstein may not exercise their demand and “piggyback” registration rights after five and seven years, respectively, after December 7, 2017 and may not exercise their demand rights on more than one occasion. The Company will bear the expenses incurred in connection with the filing of any such registration statements, provided, that the Company is not required to pay for any registration if the request for such registration is subsequently withdrawn at the request of the holders of a majority of the Registrable Securities to be registered in such registration.

Warrants will become exercisable for Company Common Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to the Company stockholders.

The Company issued public warrants to purchase 10,781,250 shares of Common Stock as part of the Company’s IPO and in connection with the Company’s IPO, the Company issued an aggregate of 373,692 private placement warrants as part of the private placement units to the Sponsor. Each whole warrant is exercisable to purchase one share of Common Stock at $11.50 per share. To the extent such warrants are exercised, additional shares of Common Stock will be issued, which will result in dilution to the then existing holders of the Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of the Common Stock.

The Company’s public stockholders may experience dilution as a consequence of, among other transactions, the issuance of Common Stock as consideration in the Stock Purchase Agreement. Having a minority share position may reduce the influence that the Company’s current stockholders have on the management of the Company.

It is anticipated that, upon the closing of the Stock Purchase Agreement, (i) the Company’s public stockholders will own approximately 37.18% of the post-combination company’s outstanding Common Stock; (ii) our Initial Stockholders will own approximately 20.38% of the post-combination company’s outstanding Common Stock and (iii) the Sellers will own approximately 42.44% of the post-combination company’s outstanding Common Stock. These ownership percentages assume that (a) there are no additional redemptions of the Offering Shares by the Company’s public stockholders other than those that have already occurred on June 5, 2019, (b) 8,616,819 shares of Common Stock are issued to the Sellers at Closing, and (c) the Company does not issue any additional shares of Common Stock between the date of the Stock Purchase Agreement and the Closing Date.

These relative percentages reflect the automatic conversion of 498,256 private rights into approximately 49,826 shares of Common Stock at the Closing, which private placement rights are not subject to the Rights Tender Offer, and assume no issuance of Earn-Out Shares in the Stock Purchase Agreement. The ownership percentage with respect to the post-combination company following the Business Combination does not take into account (i) the exercise of warrants outstanding following the Business Combination, (ii) the issuance of any shares under the Kaleyra, Inc. 2019 Incentive Plan or (iii) the conversion of 14,375,000 public rights which are subject to the Rights Tender Offer, including any shares resulting from the conversion of public rights that we may agree prior to consummation of the Business Combination to purchase at a date following the consummation of the Business Combination, and therefore such public rights would not be tendered in response to the Rights Tender Offer. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained the Company’s existing stockholders in the Company will be different.

The post-combination company may redeem the unexpired warrants prior to their exercise at a time that is disadvantageous to warrant holders, thereby making their warrants worthless.

The post-combination company has the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of the Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date the post-combination company sends the notice of redemption to the warrant holders. If and when the warrants become redeemable by the post-combination company, the post-combination company may exercise its redemption right even if the post-combination company is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force you (i) to exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants. None of the private placement warrants and warrants underlying the units issuable upon conversion of working capital loan will be redeemable by the post-combination company so long as they are held by their initial purchasers or their permitted transferees.

Anti-takeover provisions contained in the proposed second amended and restated certificate of incorporation as well as provisions of Delaware law, could impair a takeover attempt.

The proposed second amended and restated certificate of incorporation will contain provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. The post-combination company is also subject to anti-takeover provisions under Delaware law, which could delay or prevent a change of control. Together these provisions may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for the post-combination company’s securities. These provisions are described in the “The Charter Amendment Proposals.”

Activities taken by the Company’s affiliates to purchase, directly or indirectly, public shares will increase the likelihood of approval of the Business Combination Proposal and the other Proposals and may affect the market price of the Company’s securities.

The Company’s Founders, directors, officers, advisors or their affiliates may purchase shares in privately negotiated transactions either prior to or following the consummation of the Business Combination. None of the Company’s Founders, directors, officers, advisors or their affiliates will make any such purchases when such parties are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Although none of the Company’s Founders, directors, officers, advisors or their affiliates currently anticipate paying any premium purchase price for such public shares, in the event such parties do, the payment of a premium may not be in the best interest of those stockholders not receiving any such additional consideration. There is no limit on the number of shares that could be acquired by the Company’s Founders, directors, officers, advisors or their affiliates, or the price such parties may pay.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the Business Combination Proposal and other proposals and would likely increase the chances that such Proposals would be approved. If the market does not view the Business Combination positively, purchases of public shares may have the effect of counteracting the market’s view, which would otherwise be reflected in a decline in the market price of the Company’s securities. In addition, the termination of the support provided by these purchases may materially adversely affect the market price of the Company’s securities.

As of the date of this proxy statement, no agreements with respect to the private purchase of public shares by the Company or the persons described above have been entered into with any such investor or holder. The Company will file a Current Report on Form 8-K with the SEC to disclose private arrangements entered into or significant private purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or other proposals.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect the Company’s business, investments and results of operations.

The Company is subject to laws, regulations and rules enacted by national, regional and local governments. In particular, the Company is required to comply with certain SEC, NYSE and other legal or regulatory requirements, including the NYSE upon the transfer of its listing. Compliance with, and monitoring of, applicable laws, regulations and rules may be difficult, time consuming and costly. Those laws, regulations and rules and their interpretation and application may also change from time to time and those changes could have a material adverse effect on the Company’s business, investments and results of operations. In addition, a failure to comply with applicable laws, regulations and rules, as interpreted and applied, could have a material adverse effect on the Company’s business and results of operations.

The Company’s structure if the Business Combination is approved may be inefficient from the point of view of taxes.

If the stockholders approve the Business Combination, Kaleyra will become a controlled foreign corporation for U.S. federal income tax purposes. This means that a substantial part of the net income, if any, of Kaleyra and its non-U.S. subsidiaries will be taxable to the Company without regard to whether a dividend is paid to the Company, subject to available foreign tax credits and a special deduction. Moreover, because Kaleyra has a U.S. subsidiary, the resulting structure (sometimes referred to as a “sandwich structure”) would be subject to multiple levels of tax. Generally speaking, it is difficult to simplify a sandwich structure without incurring taxes in one or more jurisdictions.

Risks Related to the Redemption

If you or a “group” of stockholders of which you are a part are deemed to hold an aggregate of 15% or more of Company Common Stock issued in the Company’s IPO, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares issued in the Company’s IPO.

A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, of 15% or more of the shares of Common Stock included in the units sold in the Company’s IPO. The Company refers to such shares in excess of an aggregation of 15% or more of the shares sold in the Company’s IPO as “Unredeemable Shares.” In order to determine whether a stockholder is acting in concert or as a group with another stockholder, the Company will require each public stockholder seeking to exercise Redemption Rights to certify to the Company whether such stockholder is acting in concert or as a group with any other stockholder. Such certifications, together with other public information relating to stock ownership available to the Company at that time, such as Section 13D, Section 13G and Section 16 filings under the Exchange Act, will be the sole basis on which the Company makes the above-referenced determination. Your inability to redeem any Unredeemable Shares will reduce your influence over the Company’s ability to consummate the Business Combination and you could suffer a material loss on your investment in the Company if you sell Unredeemable Shares in open market transactions. Additionally, you will not receive redemption distributions with respect to the Unredeemable Shares if the Company consummates the Business Combination. As a result, in order to dispose of such shares, you would be required to sell your stock in open market transactions, potentially at a loss. Notwithstanding the foregoing, stockholders may challenge the Company’s determination as to whether a stockholder is acting in concert or as a group with another stockholder in a court of competent jurisdiction.

There is no guarantee that a stockholder’s decision whether to redeem their shares for a pro rata portion of the Trust Account will put the stockholder in a better future economic position.

The Company can give no assurance as to the price at which a stockholder may be able to sell its public shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in the Company’s share price, and may result in a lower value realized now than a stockholder of the Company might realize in the future had the stockholder redeemed their shares. Similarly, if a stockholder does not redeem their shares, the stockholder will bear the risk of ownership of the public shares after the consummation of any initial business combination, and there can be no assurance that a stockholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement. A stockholder should consult the stockholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

If the Company’s stockholders fail to comply with the redemption requirements specified in this proxy statement, they will not be entitled to redeem their shares of Company Common Stock for a pro rata portion of the funds held in the Trust Account.

Holders of public shares are not required to affirmatively vote either for or against the Business Combination Proposal or any other proposal in order to exercise their rights to redeem their shares for a pro rata portion of the Trust Account. In order to exercise their Redemption Rights, they are required to submit a request in writing and deliver their stock (either physically or electronically) to the Company’s transfer agent at least two (2) business days prior to the Special Meeting. Stockholders electing to redeem their shares will receive their pro rata portion the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to it to pay the Company’s franchise and income taxes, calculated as of two (2) business days prior to the anticipated consummation of the Business Combination. See the section titled “Special Meeting of Company Stockholders—Redemption Rights” for additional information on how to exercise your Redemption Rights.

The Company’s stockholders who wish to redeem their shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their Redemption Rights prior to the deadline.

The Company’s public stockholders who wish to redeem their shares for a pro rata portion of the Trust Account must, among other things as fully described in the section titled “Special Meeting of Company Stockholders—Redemption Rights,” tender their certificates to the Company’s transfer agent or deliver their shares to the transfer agent electronically through the DTC at least two business days prior to the Special Meeting. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC and the Company’s transfer agent will need to act to facilitate this request. It is the Company’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because GigCapital does not have any control over this process or over the brokers, which the Company refers to as “DTC,” it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, stockholders who wish to redeem their shares may be unable to obtain physical certificates by the deadline for exercising their Redemption Rights and thus will be unable to redeem their shares.

The ability to execute the Company’s strategic plan could be negatively impacted to the extent a significant number of stockholders choose to redeem their shares in connection with the Business Combination.

Depending upon the aggregate amount of cash consideration the Company would be required to pay for all shares of Common Stock that are validly submitted for redemption, the post-combination company may be required to increase the financial leverage the post-combination company’s business would have to support. This may negatively impact its ability to execute on its own future strategic plan.

Risks Related to the Company and the Business Combination

Our Board did not obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the business combination.

Our Board did not obtain a third-party valuation or fairness opinion in connection with their determination to approve the Business Combination. In analyzing the Business Combination, our Board and management conducted due diligence on Kaleyra and researched the industry in which it operates and concluded that the Business Combination was in the best interest of our stockholders. Accordingly, investors will be relying solely on the judgment of our Board in valuing Kaleyra’s business, and our Board may not have properly valued such business. The lack of a third-party valuation or fairness opinion may also lead an increased number of stockholders to vote against the proposed business combination or demand redemption of their shares for cash, which could potentially impact the ability to consummate the Business Combination or the operations of the post-combination company.

The Company may be a “controlled company” within the meaning of the applicable rules of the NYSE and, as a result, may qualify for exemptions from certain corporate governance requirements. If the Company relies on these exemptions, its stockholders will not have the same protections afforded to stockholders of companies that are subject to such requirements.

Upon the Closing, depending on the number of shares of Common Stock redeemed by the Company’s public stockholders, the Sellers may control a majority of the voting power of the post-combination company’s outstanding Common Stock, and the Company may then be a “controlled company” within the meaning of applicable rules of the NYSE upon the Closing of the Business Combination. Under these rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirements:

•	that a majority of the board consists of independent directors;

•	for an annual performance evaluation of the nominating and corporate governance and compensation committees;

•

that the controlled company has a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	that the controlled company has a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibility.

If available, the post-combination company may use these exemptions now or in the future. As a result, the post-combination company’s stockholders may not have the same protections afforded to stockholders of companies that are subject to all of the NYSE corporate governance requirements.

The Company’s proposed second amended and restated charter provides, subject to limited exceptions, that the Court of Chancery of the State of Delaware and the federal district courts of the United States of America will be the sole and exclusive forums for substantially all disputes between the Company and its stockholders, which could limit the Company’s stockholders’ ability to obtain a favorable judicial forum for disputes with the Company or its directors, officers, or employees.

Our amended and restated certificate of incorporation will require, to the fullest extent permitted by law, that derivative actions brought in our name, actions against our directors, officers, and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the

State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) any action arising under the Securities Act, as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in our amended and restated certificate of incorporation. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, or employees which may discourage lawsuits with respect to such claims, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder. However, there is no assurance that a court would enforce the choice of forum provision contained in our amended and restated certificate of incorporation. If a court were to find such provision to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

Our amended and restated certificate of incorporation will provide that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined balance sheet as of June 30, 2019 combines the historical consolidated balance sheet of Kaleyra as of June 30, 2019 with the historical balance sheet of the Company as of June 30, 2019, giving effect to the Business Combination as if it had been consummated as of that date.

The unaudited pro forma condensed combined statements of operations are presented using the Company’s fiscal year end, and as the fiscal year end of Kaleyra differs from the Company’s most recent fiscal year end, the statements of operation for it are being brought up to within 93 days of the Company’s fiscal year end.

In accordance with the preceding, the unaudited pro forma condensed combined statement of operations for the nine months ended June 30, 2019 combines the historical consolidated statement of operations of Kaleyra for the nine months ended June 30, 2019 with the historical statement of operations of the Company for the nine months ended June 30, 2019, giving effect to the Business Combination as if it had been consummated as of October 9, 2017 (Date of Inception).

The historical consolidated statement of operations of Kaleyra for the nine months ended June 30, 2019 include, in addition to the six months ended June 30, 2019, the historical consolidated statement of operation of Kaleyra for the three months ended December 31, 2018 which are also included in the historical consolidated statement of operations of Kaleyra for the twelve months ended December 31, 2018 that are used in the preparation of the unaudited pro forma condensed combined statement of operations for the twelve months.

The unaudited pro forma condensed combined statement of operations for the twelve months, combines the historical consolidated statement of operations of Kaleyra for the twelve months ended December 31, 2018, the historical statement of operations of Solutions Infini for the six months ended June 30, 2018, and the historical statement of operations of Buc Mobile for the seven months ended July 31, 2018, with the historical consolidated statement of operations of the Company for the period from October 9, 2017 (Date of Inception) through September 30, 2018, giving effect to the Business Combination as if it had occurred as of October 9, 2017 (Date of Inception).

The following unaudited pro forma financial statements give effect to the following transactions:

•	The Business Combination;

•	The release of all of the funds held in the Company’s Trust Account;

•	Upon the consummation of the Business Combination, the payment by the Company of the Aggregate Closing Consideration to the Sellers (as further described below);

•

The Rights Tender Offer but does not give effect to any agreements that may be made prior to the consummation of the Business Combination pursuant to which the Company would agree to purchase shares into which public rights would convert at a date following the consummation of the Business Combination, and therefore such public rights, would not be tendered in response to the Rights Tender Offer;

•	The payment by the Company of fees, expenses and other amounts associated with the Business Combination out of funds released from the Company’s Trust Account, to the extent required;

•	The acquisition of control of Solutions Infini by Kaleyra; and

•	The acquisition of control of Buc Mobile by Kaleyra.

The Aggregate Closing Consideration shall consist of Cash Consideration, Common Stock Consideration and the Notes for the Note Principal Amount. Each of Esse Effe and Maya will receive its portion of the Aggregate Closing Consideration in the form of a combination of Common Stock Consideration, Cash Consideration and Notes. Each of the other Sellers will receive his, her or its portion of the Aggregate Closing Consideration solely in the form of Common Stock Consideration. The aggregate value of each component of the Aggregate Closing Consideration will be calculated based on the Redemption Percentage.

As described in the section entitled “Proposal No. 1—Approval of the Business Combination—The Stock Purchase Agreement—Consideration to Sellers in the Business Combination,” the Stock Purchase Agreement apportions each component of the Aggregate Closing Consideration according to five fixed Redemption Ranges. The aggregate amount of Common Stock Consideration is subject to the certain adjustments, see the section entitled “Proposal No. 1—Approval of the Business Combination—The Stock Purchase Agreement—Consideration to Sellers in the Business Combination” for details on the adjustments.

Assuming no adjustments are made pursuant to the provisions of the Stock Purchase Agreement and a Redemption Percentage of less than 50%, the Aggregate Closing Consideration would have a value of $103,753,236, based on the closing price of our Common Stock on June 28, 2019, which was $10.30 per share. The Sellers may be entitled to receive up to an additional 4,292,272 Earn-Out Shares, having an aggregate value of $44,210,402, based on the closing price of our Common Stock on June 28, 2019, if certain targets are met with respect to pro forma revenue of the post-combination company and the Post-Combination Company Pro Forma Adjusted EBITDA Earn-Out Formula for the 2019 fiscal year and/or 2020 fiscal year. In this circumstance, the aggregate of the value of the Aggregate Closing Consideration and the value of the Earn-Out Shares is in excess of 80% of the assets held in the Trust Account (less taxes payable on interest earned on the Trust Account).

Pursuant to the terms of the Company’s Charter, holders of the Company’s public shares have the opportunity to redeem all or a portion of their public shares upon the completion of the Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Company’s Trust Account as of two business days prior to the consummation of the Business Combination, including interest (which interest shall be net of taxes payable), divided by the number of then outstanding public shares. The per-share amount the Company will distribute to holders of public shares who properly redeem their public shares will not be reduced by the deferred underwriting commissions the Company is required to pay to its underwriters for its IPO, which occurred in December 2017. The Initial Stockholders, our officers and our remaining directors have agreed to waive their Redemption Rights with respect to any shares of Common Stock (other than any public shares, in the case of Cowen Investments).

The Sellers will also receive Earn-out Shares if certain pro forma revenue and Post-Combination Company Pro Forma Adjusted EBITDA Earn-Out Formula thresholds specified in the Stock Purchase Agreement are met by the post-combination company and its subsidiaries in either or both of fiscal years 2019 and 2020, with a total of 4,292,272 shares of Common Stock being earnable for both such years in the aggregate.

The historical financial information of Kaleyra was derived from the unaudited condensed consolidated financial statements of Kaleyra as of and for the six months ended June 30, 2019 and the audited consolidated financial statements of Kaleyra as of and for the year ended December 31, 2018; the historical financial information of Solutions Infini was derived from the audited financial statements of Solutions Infini as of and for the three months ended June 30, 2018 and the audited financial statements of Solutions Infini as of and for the year ended March 31, 2018; and the historical financial information of Buc Mobile was derived from the audited financial statements of Buc Mobile as of and for the seven months ended July 31, 2018, each as included elsewhere in this proxy statement. The historical financial information of the Company was derived from the unaudited financial statements of the Company as of and for the nine months ended June 30, 2019 and the audited financial statements of the Company as of September 30, 2018 and for the period from October 9, 2017 (inception) through September 30, 2018, each as included elsewhere in this proxy statement. This information should be read together with Kaleyra’s and the Company’s financial statements and related notes. See “Kaleyra Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “The Company’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement.

Accounting for the Transactions

The Business Combination will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, the Company will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on Kaleyra’s operations comprising substantially all of the ongoing operations of the post-combination company, Kaleyra’s senior management comprising substantially all of the senior management of the post-combination company and the existence of a large minority voting interest in the Company. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Kaleyra issuing stock for the net assets of the Company, accompanied by a recapitalization. The net assets of the Company will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be the historical operations of Kaleyra.

Basis of Pro Forma Presentation

The historical financial information has been adjusted to give pro forma effect to events that are related and/or directly attributable to the Business Combination, are factually supportable and, with respect to the pro forma statements of operations, are expected to have a continuing impact on the results of the post-combination company. The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the post-combination company will experience. Kaleyra and the Company have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemptions for cash of the Company’s public shares:

•

Scenario 1—Assuming no additional redemptions of public shares for cash: This presentation assumes that none of the Company’s stockholders exercise Redemption Rights, other than those which did so exercise Redemption Rights on June 5, 2019, with respect to their public shares upon the consummation of the Business Combination.

•

Scenario 2—Assuming maximum redemptions of public shares for cash: This presentation assumes that the Company’s stockholders exercise their Redemption Rights with respect to a maximum of 6,031,601 public shares upon consummation of the Business Combination at a redemption price of approximately $10.45 per share.

Included in the shares outstanding and weighted average shares outstanding as presented in the pro forma condensed combined financial statements under Scenario 1 are 8,565,619 shares, and under Scenario 2 are 10,130,619 shares, of Common Stock to be issued to the Sellers in the connection with the Business Combination based on the Closing Kaleyra Group Net Debt as of June 30, 2019. The currently outstanding warrants of the Company to purchase a total of 11,154,942 shares of Common Stock at an exercise price of $11.50 per share will continue to be outstanding after the Closing of the Business Combination. Considering the assumed nominal per share market price of $10.30 per share, the Company’s warrants are not dilutive on a pro forma basis. However, the potential dilutive impact will ultimately be recognized based on the actual market price on the date of measurement. We also do not take into account any of the 14,375,000 public rights which are subject to the Rights Tender Offer and which could be converted into shares of Common Stock, including any shares resulting from the conversion of public rights that we may agree prior to consummation of the Business Combination to purchase at a date following the consummation of the Business Combination, and therefore such public rights would not be tendered in response to the Rights Tender Offer, but do take into account the 498,256 private placement rights which will be converted into 49,826 shares of Common Stock upon the completion of the Business Combination as such private placement rights will not be subject to the Rights Tender Offer.

At the Closing of the Business Combination, under Scenario 1, it is expected that current stockholders of Kaleyra will hold approximately 42.3% of the issued and outstanding shares of Common Stock, and the existing stockholders of the Company will hold approximately 57.7% of the issued and outstanding shares of Common

Stock (assuming that the Company has not raised additional equity capital as permitted under the Stock Purchase Agreement). Under Scenario 1, the Aggregate Closing Consideration would have a value of $103,225,876, based on the closing price of our Common Stock on June 28, 2019 which was $10.30 per share. The Sellers may be entitled to receive up to an additional 4,292,272 Earn-Out Shares, having an aggregate value of $44,210,402, based on the closing price of our common stock on June 28, 2019, if certain targets are met with respect to pro forma revenue of the post-combination company and the Post-Combination Company Pro Forma Adjusted EBITDA Earn-Out Formula for the 2019 fiscal year and/or 2020 fiscal year.

At the Closing of the Business Combination, under Scenario 2, it is expected that current stockholders of Kaleyra will hold approximately 64.18% of the issued and outstanding shares of Common Stock, and the existing stockholders of the Company will hold approximately 35.82% of the issued and outstanding shares of Common Stock (assuming that the Company has not raised additional equity capital as permitted under the Stock Purchase Agreement). Under Scenario 2, the Aggregate Closing Consideration would have a value of $119,345,376, based on the closing price of our Common Stock on June 28, 2019. The Sellers may be entitled to receive up to an additional 2,727,272 Earn-Out Shares, having an aggregate value of $28,090,902, based on the closing price of our Common Stock on June 28, 2019, if certain targets are met with respect to pro forma revenue of the post-combination company and the Post-Combination Company Pro Forma Adjusted EBITDA Earn-Out Formula for the 2019 fiscal year and/or 2020 fiscal year.

PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF JUNE 30, 2019

(in thousands except share and per share amounts)

(unaudited)

			Scenario 1 (Assuming No Additional Redemptions into Cash)			Scenario 2 (Assuming Maximum Redemptions into Cash)
	(A)	(B)
	GigCapital, Inc.	Kaleyra S.p.A	Pro Forma Adjustments		Pro Forma Balance Sheet	Pro Forma Adjustments		Pro Forma Balance Sheet
ASSETS
Current assets
Cash and cash equivalents	$329	$8,734	$77,838	(1)		$77,838	(1)
			156	(1)		156	(1)
			(15,000	)(2)		(63,030	)(3)
			(12,791	)(6)
			733	(7)		(12,791	)(6)
			(2,807	)(8)		6,000	(6)
						733	(7)
			[●]	(9)		[●]	(9)
					57,192	(2,807	)(8)	15,162
Short-term marketable securities		3,630			3,630			3,630
Trade receivables		35,953			35,953			35,953
Prepaid expenses and accrued income	39	883			922			922
Other current assets		2,746			2,746			2,746

Total current assets	368	51,946	48,129		100,443	6,099		58,413
Property and equipment, net		2,624			2,624			2,624
Intangible assets, net		10,431			10,431			10,431
Goodwill		17,364			17,364			17,364
Deferred tax assets		792	9	(5)	801	9	(6)	801
Other long-term assets		1,112			1,112			1,112
Cash and marketable securities held in Trust Account	77,838
			(77,838	)(1)	—	(77,838	)(1)	—
Interest receivable on cash held in Trust Account	156		(156	)(1)	—	(156	)(1)	—

Total Assets	$78,362	$84,269	$(29,856)		$132,775	$(71,886)		$90,745

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,276	$45,506	$(4,003	)(6)	$42,779	$(4,003	)(6)	$42,779
Deferred consideration for the acquisitions		3,037	1,384	(5)	4,421	1,384	(5)	4,421
Deferred consideration for the acquisitions due to related parties		3,291	616	(5)	3,907	616	(5)	3,907
Current portion of bank and other borrowings		6,513			6,513			6,513
Deferred revenue		1,555			1,555			1,555
Payable to employees and related parties	44	976			1,020			1,020
Other current liabilities	203	1,440			1,643			1,643
Accrued liabilities	631				631			631
Notes payable	2,074		733	(7)		15,000	(3)
			(2,807	)(8)		733	(7)
					—	(2,807	)(8)	15,000

Total current liabilities	4,228	62,318	(4,077)		62,469	10,923		77,469
Bank and other borrowings		10,305			10,305	6000	(6)	20,305
Long-term payable to employees		1,249			1,249			1,249
Preference shares		640			640			640
Preference shares due to related parties		1,730			1,730			1,730
Deferred consideration for the acquisitions		1,567	(1,357	)(5)	210	(1,357	)(5)	210
Deferred consideration for the acquisitions due to related parties		1,163	(604	)(5)	559	(604	)(5)	559
Deferred tax liabilities		2,311			2,311			2,311
Other long-term liabilities		397			397			397

			Scenario 1 (Assuming No Additional Redemptions into Cash)			Scenario 2 (Assuming Maximum Redemptions into Cash)
	(A)	(B)
	GigCapital, Inc.	Kaleyra S.p.A	Pro Forma Adjustments		Pro Forma Balance Sheet	Pro Forma Adjustments		Pro Forma Balance Sheet
Total liabilities	4,228	81,680	(6,038)		79,870	14,962		100,870
Commitments and contingencies
GigCapital
Common stock subject to possible redemption, 7,238,641 shares as of June 30, 2019 at a redemption value of $10.00 per share	69,134	—	—			—		—
			(69,134	)(2)	—	(69,134	)(3)	—
Stockholders’ equity
Common stock	1	121	(120	)(2)	2	(120	)(3)	2
Preferred stock	—				—			—
Additional paid-in capital	6,190	10,066
			(8,788	)(6)		(8,788	)(6)
			(1,191	)(4)		(1,191	)(4)
			[●]	(9)		[●]	(9)
						(8,776	)(3)
			54,254	(2)	60,531			(2,499)
Accumulated other comprehensive income	—	375			375			375
Accumulated deficit	(1,191)	(7,973)	1,191	(4)		1,191	(4)
			(30	)(5)		(30	)(5)
					(8,003)			(8,003)

Total stockholders’ equity	5,000	2,589	45,316		52,905	(17,714)		(10,125)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$78,362	$84,269	$(29,856)		$132,775	$(71,886)		$90,745

Pro Forma Adjustments to the Unaudited Condensed Combined Balance Sheet

(A)	Derived from the unaudited condensed balance sheet of the Company as of June 30, 2019.
(B)	Derived from the unaudited condensed consolidated balance sheet of Kaleyra as of June 30, 2019.
(1)

To reflect the release of $77,838 thousand of investments and $156 thousand of interest receivable held in the Trust Account as all amounts held in the Trust Account are to be released upon the consummation of the Business Combination to either be used to satisfy the exercise of Redemption Rights or for use by the post-combination company.

(2)

Scenario 1 assumes no additional stockholders of the Company exercise their redemption rights. To reflect the transfer of the remaining $69,134 thousand of the Common Stock to permanent equity, the issuance of 8,565,619 shares of Common Stock and payment of $15,000 thousand cash to the Sellers.

(3)

Scenario 2 assumes the maximum number of shares are redeemed into cash by the stockholders of the Company and $63,030 thousand is paid out in cash. To reflect the cash payout, the transfer of the remaining $8,776 thousand of Common Stock to permanent equity, and the issuance of 10,130,619 shares of Common Stock and a $15,000 thousand Note Payable issued to the Sellers.

(4)	To reflect the elimination of the historical accumulated deficit of the Company the accounting acquiree.
(5)	Kaleyra acceleration of $2,000 thousand in consideration from the Kaleyra and Buc Mobile business combination.
(6)

To reflect the payment of an estimated $12,791 thousand of legal, financial advisory and other professional fees related to the Business Combination. Scenario 2 assumes the post-combination company is able to raise $6,000 thousand in a private debt placement.

(7)	To reflect the subsequent issuance of the Company’s extension and working capital notes in August 2019.
(8)	To reflect the repayment of the Company’s extension and working capital notes issued by the Company and payable upon the consummation of the Business Combination.
(9)

To reflect the tender and acceptance for cancellation of [●] (or such lesser number of public rights after subtracting those public rights that are subject to agreements for purchases of the shares into which the public rights convert after the closing of the Business Combination) public rights at a price of [●] per right in the Rights Tender Offer.

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED JUNE 30, 2019

(in thousands except share and per share amounts)

(unaudited)

	(A)	(B)	(C)	Scenario 1 (Assuming No Additional Redemptions into Cash)			Scenario 2 (Assuming Maximum Redemptions into Cash)
	GigCapital, Inc.	Kaleyra, SPA	Kaleyra, SPA
	Nine months ended June 30, 2019	Three months ended December 31, 2018 (Also included in the Twelve Months ended December 31, 2018 Statement of Operations)	Six months ended June 30, 2019	Pro Forma Adjustments		Pro Forma Statement of Operations	Pro Forma Adjustments		Pro Forma Statement of Operations
Revenue	$—	$27,815	$58,596			86,411			86,411
Cost of revenue		21,762	47,324			69,086			69,086

Gross profit	—	6,053	11,272	—		17,325	—		17,325

Operating expenses:
Research and development		1,602	2,590			4,192			4,192
Sales and marketing		3,440	2,960			6,400			6,400
General and administrative expenses	2,137	5,927	7,740	8,788	(2)	24,592	8,788	(2)	24,592

Total operating expenses	2,137	10,969	13,290	8,788		35,184	8,788		35,184

Loss from operations	(2,137)	(4,916)	(2,018)	(8,788)		(17,859)	(8,788)		(17,859)

Other income, net		(77)	(95)			(172)			(172)
Financial expense, net		(97)	65			(32)			(32)
Foreign currency loss		361	142			503			503
Interest (income) on marketable securities held in Trust Account	(2,261)			2,261	(1)	—	2,261	(1)	—

Income (loss) before income taxes	124	(5,103)	(2,130)	(11,049)		(18,158)	(11,049)		(18,158)

Income tax expense	649	583	551	(649	)(1)	1,134	(649	)(1)	1,134

Net loss	$(525)	$(5,686)	$(2,681)	$(10,400)		$(19,292)	$(10,400)		$(19,292)

Net loss per share attributable to common shareholders, basic and diluted	$(0.37)					$(0.79)			$(1.04)

Weighted-average shares used in computing net loss per share attributable to common shareholders basic and diluted	4,153,252			20,410,333	(3)	24,563,685	14,485,652	(3)	18,638,904

Pro Forma Adjustments to the Unaudited Condensed Combined Income Statements

(A)	Derived from the unaudited statement of operations of the Company for the nine months ended June 30, 2019.
(B)	Derived from the unaudited condensed consolidated statement of operations of Kaleyra for the three months ended December 31, 2018.
(C)	Derived from the unaudited condensed consolidated statement of operations of Kaleyra for the six months ended June 30, 2019.
(1)	Represents an adjustment to eliminate both the interest income on marketable securities held in the Trust Account as of the beginning of the period and the corresponding income tax expense.
(2)

To reflect the payment of an estimated $12,791 thousand of legal, financial advisory and other professional fees related to the Business Combination, of which an estimated $5,319 thousand will be paid to Cowen and Chardan Capital Markets, LLC, as advisors to the Company, and an estimated $1,383 thousand will be paid in legal and accounting fees for the Company, in connection with the Business Combination. In addition, an estimated $2,445 thousand will be paid to Northland and GCA Altium S.r.l., as advisors to Kaleyra, and an estimated $3,644 thousand will be paid in legal and accounting fees for Kaleyra, in connection with the Business Combination.

(3)

As the Business Combination is being reflected as if it had occurred on October 9, 2017 (Date of Inception), the calculation of weighted average shares outstanding for basic and diluted net income (loss) per share assumes that the shares issuable to the Kaleyra stockholders in the Business Combination have been outstanding for the entire period presented. If the maximum number of shares are redeemed, this calculation is retroactively adjusted to eliminate such redeemed shares for the entire period.

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

(in thousands except share and per share amounts)

(unaudited)

	(A)	(B)	(C)	(D)	(E)	(F)	(G)	(H)			(I)
	GigCapital, Inc.	Kaleyra, S.p.A.	Buc Mobile, Inc.	Solutions Infini Technologies (India) Private Limited	Solutions Infini Technologies (India) Private Limited	Buc Mobile, Inc.	Solutions Infini Technologies (India) Private Limited	Scenario 1 (Assuming No Additional Redemptions into Cash)			Scenario 2 (Assuming Maximum Redemptions into Cash)
	Period from October 9, 2017 (Date of Inception) through September 30, 2018	Twelve months ended December 31, 2018	Historical financial information for the seven months ended July 31, 2018	Historical financial information for the six months ended June 30, 2018 in INR	Historical financial information for the six months ended June 30, 2018 in USD	Pro Forma Adjustments	Pro Forma Adjustments	Pro Forma Adjustments		Statement of Pro Forma Operations (A+B+C+E+F+G+H)	Pro Forma Adjustments		Pro Forma Statement of Operations (A+B+C+E+F+G+I)
Revenue		$77,845	$3,650	Rs 1,110,102	$16,924	$(1)	$(5)			$98,413			$98,413
Cost of revenue		62,425	2,499	895,015	13,645	133	222			78,924			78,924

Gross profit	—	15,420	1,151	215,087	3,279	(134)	(227)	—		19,489	—		19,489

Operating expenses:													—
Research and development		3,368	609	44,191	674	(125)	—			4,526			4,526
Sales and marketing		6,313	343	40,765	621	143	432			7,852			7,852
General and administrative expenses	1,880	11,359	560	61,571	939	(259)	—	8,788	(2)	23,267	8,788	(2)	23,267
(Income) on equity investments		(95)		—		—	95			—			—

Total operating expenses	1,880	20,945	1,512	146,527	2,234	(241)	527	8,788		35,645	8,788		35,645

Income (loss) from operations	(1,880)	(5,525)	(361)	68,560	1,045	107	(754)	(8,788)		(16,156)	(8,788)		(16,156)

Other income, net		(297)		(3,279)	(50)					(347)			(347)
Interest expense, net		416	20	3,319	51	(18)	—			469			469
Foreign currency loss		32		2,608	40	—	—			72			72
Interest (income) on marketable securities held in Trust Account	(1,815)					—	—	1,815	(1)	—	1,815	(1)	—

Income (loss) before income taxes	(65)	(5,676)	(381)	65,912	1,004	125	(754)	(10,603)		(16,350)	(10,603)		(16,350)

Income tax expense	600	1,424	—	27,953	426	—	(191)	(600	)(1)	1,659	(600	)(1)	1,659

Net (loss) income	$(665)	$(7,100)	$(381)	Rs 37,959	$578	$125	$(563)	$(10,003)		$(18,009)	$(10,003)		$(18,009)

Net income loss per share attributable to common shareholders, basic and diluted	$(0.40)	$(69.8)								$(0.74)			$(0.97)

Weighted-average shares used in computing net loss per share attributable to common shareholders basic and diluted	4,048,626	101,707						20,451,470	(3)	24,500,096	14,485,652	(3)	18,534,278

Pro Forma Adjustments to the Unaudited Condensed Combined Statement of Operations

(A)	Derived from the audited statement of operations of the Company for the period from October 9, 2017 (Date of Inception) through September 30, 2018.
(B)	Derived from the audited consolidated statement of operations of Kaleyra for the twelve months ended December 31, 2018.
(C)	Derived from the audited consolidated statement of operations of Buc Mobile for the seven months ended July 31, 2018 prepared in accordance with U.S. GAAP.
(D)

The consolidated statement of operation of Solutions Infini for the six months ended June 30, 2018 include, in addition to the three months ended June 30, 2018 derived from the audited consolidated statement of operations of Solutions Infini Technologies (India) Private Limited prepared under Indian GAAP and reconciled to US GAAP, the historical consolidated statement of operation of Solutions Infini for the three months ended March 31, 2018 which is included in the audited consolidated statement of operations of Solutions Infini Technologies (India) Private Limited for the twelve months ended March 31, 2018 prepared under Indian GAAP and reconciled to US GAAP.

(E)

The historical financial information of Solutions Infini Technologies (India) Private Limited was presented in INR and translated from INR to US dollars using an INR/USD average exchange rate for the six months ended June 30, 2018 of 65.5930.

(F)

Pro forma adjustment (i) to eliminate the impact of the stock-based compensation of Buc Mobile that was terminated as a result of the business combination with Kaleyra and (ii) to recognize the effects of the purchase price allocation in conncection with the acquisition of Buc Mobile by Kaleyra. As a part of the purchase price allocation of Buc Mobile, Kaleyra recognized at the acquisition date $1,424 thousand of developed technology and $2,747 thousand of customer relationships. The adjustment relates to amortization for developed technology and customer relationships for a seven-month period. Amortization of developed technology is recorded within cost of revenue and amortization of customer relationships is recorded within sales and marketing expense.

(G)

Pro forma adjustment (i) to eliminate the equity investments accounting; and (ii) to recognize the effects of the purchase price allocation in conncection with the acquisition of Solutions Infini by Kaleyra. As part of the purchase price allocation of Solutions Infini, Kaleyra recognized at the acquisition date $1,422 thousand of developed technology and $6,664 thousand of customer relationships. The adjustment relates to amortization for a six-month period of developed technology and customer relationships recognized as a part of the purchase price allocation which were recorded within cost of revenue and sales and marketing, respectively.

(1)	Represents an adjustment to eliminate both the interest income on marketable securities held in the Trust Account as of the beginning of the period and corresponding income tax expense.
(2)

To reflect the payment of an estimated $12,791 thousand of legal, financial advisory and other professional fees related to the Business Combination, of which an estimated $5,319 thousand will be paid to Cowen and Chardan Capital Markets, LLC, as advisors to the Company, and an estimated $1,383 thousand will be paid in legal and accounting fees for the Company, in connection with the Business Combination. In addition, an estimated $2,445 thousand will be paid to Northland and GCA Altium S.r.l., as advisors to Kaleyra, and an estimated $3,644 thousand will be paid in legal and accounting fees for Kaleyra, in connection with the Business Combination.

(3)

As the Business Combination is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net income (loss) per share assumes that the shares issuable to the Kaleyra stockholders in the Business Combination have been outstanding for the entire period presented. If the maximum number of shares are redeemed, this calculation is retroactively adjusted to eliminate such redeemed shares for the entire period.

COMPARATIVE SHARE INFORMATION

The following tables set forth:

•	historical per share information of the Company for the nine months ended June 30, 2019 and the period from October 9, 2017 (inception) through September 30, 2018; and

•

unaudited pro forma per share information of the post-combination company for the twelve months ended December 31, 2018 and period from October 9, 2017 (inception) through September 30, 2018, and the nine months ended June 30, 2019, after giving effect to the Business Combination, assuming two redemption scenarios as follows:

•

Scenario 1—Assuming no additional redemptions of public shares for cash: This scenario assumes that none of the Company’s stockholders exercise Redemption Rights, other than those which did so exercise Redemption Rights on June 5, 2019, with respect to their public shares upon Closing of the Business Combination; and

•

Scenario 2—Assuming maximum redemptions of public shares for cash: This scenario assumes that the Company’s stockholders exercise their Redemption Rights with respect to a maximum of 6,031,601 public shares upon consummation of the Business Combination at a redemption price of approximately $10.45 per share.

The pro forma net income (loss) per share information reflects the Business Combination contemplated by the Stock Purchase Agreement as if it had occurred at the beginning of the respective periods. This information is based on, and should be read together with, the selected historical consolidated financial information, the unaudited pro forma condensed combined financial information and the historical consolidated financial information of the Company and Kaleyra, and the accompanying notes to such financial statements, that are included in this proxy statement. The unaudited pro forma condensed combined per share data are presented for illustrative purposes only and are not necessarily indicative of actual or future financial position or results of operations that would have been realized if the Business Combination had been completed as of the dates indicated or will be realized upon the completion of the Business Combination. Uncertainties that could impact the post-combination company’s financial condition include risks that affect Kaleyra’s operations and outlook such as physical hazards, changes to renewable portfolio standards, and changes in the fiscal or monetary policies of the United States government. For more information on the risks that could impact the post-combination company’s financial condition and results of operations, please see the section entitled “Risk Factors.”

You are also urged to read the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

	Scenario 1 Combined (Assuming No Additional Redemptions into Cash)		Scenario 2 Combined (Assuming Maximum Redemptions into Cash)
	9 Months Ended June 30, 2019	12 Months Ended December 31, 2018 and Period from October 9, 2017 (Date of Inception) through September 30, 2018	9 Months Ended June 30, 2019	12 Months Ended December 31, 2018 and Period from October 9, 2017 (Date of Inception) through September 30, 2018
Weighted-average common shares outstanding, basic and diluted:
GigCapital Inc. weighted average shares outstanding	4,153,252	4,048,626	4,153,252	4,048,626
GigCapital shares of common stock no longer subject to forfeiture	60,000	60,000	60,000	60,000
GigCapital Inc. rights converted to shares	49,826	49,826	49,826	49,826
GigCapital Inc. shares subject to redemption reclassified to equity	7,442,616	7,483,753	1,517,935	1,517,935

	Scenario 1 Combined (Assuming No Additional Redemptions into Cash)		Scenario 2 Combined (Assuming Maximum Redemptions into Cash)
	9 Months Ended June 30, 2019	12 Months Ended December 31, 2018 and Period from October 9, 2017 (Date of Inception) through September 30, 2018	9 Months Ended June 30, 2019	12 Months Ended December 31, 2018 and Period from October 9, 2017 (Date of Inception) through September 30, 2018
Aggregate Sellers shares earned based on redemption range and Earn-Out criteria	4,292,272	4,292,272	2,727,272	2,727,272
Shares issued to Kaleyra in business combination (1)	8,565,619	8,565,619	10,130,619	10,130,619

Weighted-average common shares outstanding, basic and diluted	24,563,585	24,500,096	18,638,904	18,534,278

Percent of shares owned by GigCapital Inc.	48%	48%	31%	31%
Percent of shares owned by Kaleyra	52%	52%	69%	69%

	Scenario 1 Combined (Assuming No Additional Redemptions into Cash)		Scenario 2 Combined (Assuming Maximum Redemptions into Cash)
	9 Months Ended June 30, 2019	12 Months Ended December 31, 2018 and Period from October 9, 2017 (Date of Inception) through September 30, 2018	9 Months Ended June 30, 2019	12 Months Ended December 31, 2018 and Period from October 9, 2017 (Date of Inception) through September 30, 2018
Weighted-average common shares outstanding, basic and diluted:
GigCapital Inc. holders	11,705,694	11,642,205	5,781,013	5,676,387
Kaleyra S.p.A. investors (1)	12,857,891	12,857,891	12,857,891	12,857,891

Weighted-average common shares basic, basic and diluted	24,563,585	24,500,096	18,638,904	18,534,278

(1)	The number of shares issued reflects an adjustment based on the Closing Kaleyra Group Net Debt as of June 30, 2019.

SPECIAL MEETING OF COMPANY STOCKHOLDERS

This proxy statement is being provided to Company stockholders as part of a solicitation of proxies by the Board for use at the Special Meeting of Stockholders to be held on [●], 2019, and at any adjournment or postponement thereof. This proxy statement contains important information regarding the Special Meeting, the proposals on which you are being asked to vote and information you may find useful in determining how to vote and voting procedures.

This proxy statement is being first mailed on or about [●], 2019 to all stockholders of record of the Company as of [●], 2019, the record date for the Special Meeting. Stockholders of record who owned Common Stock at the close of business on the record date are entitled to receive notice of, attend and vote at the Special Meeting. On the record date, there were [●] shares of Common Stock outstanding.

Date, Time and Place of Special Meeting

The Special Meeting will be held on [●], 2019, at 10:00 a.m., local time, at the offices of the Company located at 2479 E. Bayshore Rd., Suite 200, Palo Alto, California 94303, or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.

Voting Power; Record Date

As a stockholder of the Company, you have a right to vote on certain matters affecting the Company. The proposals that will be presented at the Special Meeting and upon which you are being asked to vote are summarized below and fully set forth in this proxy statement. You will be entitled to vote or direct votes to be cast at the Special Meeting if you owned shares of our Common Stock at the close of business on [●], 2019, which is the record date for the Special Meeting. You are entitled to one vote for each share of our Common Stock that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were [●] shares of Common Stock outstanding, of which [●] are public shares and [●] are Founder Shares and private placement shares held by our Initial Stockholders.

Proposals at the Special Meeting

At the Special Meeting, Company stockholders will vote on the following proposals:

•	Business Combination Proposal—To adopt the Stock Purchase Agreement and approve the Business Combination, including the Issuances (Proposal No. 1).

•	Charter Amendment Proposals—To consider and vote upon four separate proposals to amend the Company’s Charter to:

•	provide for the classification of our Board into three classes of directors with staggered terms of office and to make certain related changes (Proposal No. 2); and

•

provide for certain additional changes, including, but not limited to, changing the post-combination company’s corporate name from “GigCapital, Inc.” to “Kaleyra, Inc.” and eliminating certain provisions specific to our status as a blank check company, which our Board believes are necessary to adequately address the needs of the post-combination company (Proposal No. 3).

•

Director Election Proposal—To elect, effective at the Closing, seven directors to serve staggered terms on our Board until the 2020, 2021 and 2022 annual meeting of stockholders, respectively, and until their respective successors are duly elected and qualified (Proposal No. 4)

•	Incentive Plan Proposal—To approve the Kaleyra, Inc. 2019 Incentive Plan, including the authorization of the initial share reserve under the Kaleyra, Inc. 2019 Incentive Plan (Proposal No. 5).

•

Adjournment Proposal—To approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal and the Charter Amendment Proposals. This proposal will only be presented at the Special Meeting if there are not sufficient votes to approve the Business Combination Proposal and the Charter Amendment Proposals (Proposal No. 6).

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THESE PROPOSALS.

Vote of the Initial Stockholders, Directors and Officers

Our Initial Stockholders have agreed to waive their Redemption Rights with respect to any shares of Common Stock (other than any public shares, in the case of Cowen Investments) that they may hold in connection with the consummation of the Business Combination. Currently, our Initial Stockholders and directors own 35.12% of our issued and outstanding shares of Common Stock, including all of the Founder Shares, which will be excluded from the pro rata calculation used to determine the per-share redemption price. Our Initial Stockholders have agreed to vote any shares of Common Stock owned by them in favor of the Business Combination.

The Founder Shares held by our Initial Stockholders have no Redemption Rights upon our liquidation and will be worthless if no business combination is effected by us by December 12, 2019. However, our Initial Stockholders are entitled to Redemption Rights upon our liquidation with respect to any public shares they may own.

Quorum and Required Vote for Proposals for the Special Meeting

The approval of the Business Combination Proposal requires the affirmative vote of holders of a majority of the outstanding shares of our Common Stock represented in person or by proxy and entitled to vote thereon at the Special Meeting. In order to establish the quorum for purposes of the Business Combination Proposal, holders of at least a majority of the outstanding shares of Common Stock must be present at the Special Meeting in person or by proxy. Accordingly, a Company stockholder’s failure to vote by proxy or to vote in person at the Special Meeting will not be counted towards the number of shares of Common Stock required to validly establish a quorum, and if a valid quorum is otherwise established, such failure to vote will have no effect on the outcome of any vote on the Business Combination Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established and will have the same effect as a vote “AGAINST” the Business Combination Proposal.

The approval of the Charter Amendment Proposals requires the affirmative vote of the holders of a majority of the outstanding shares of our Common Stock entitled to vote thereon at the Special Meeting. Accordingly, a Company stockholder’s failure to vote by proxy or to vote in person at the Special Meeting or an abstention from voting with regard to any of the Charter Amendment Proposals will have the same effect as a vote “AGAINST” such Charter Amendment Proposal.

The approval of the Director Election Proposal requires the affirmative vote of the holders of a plurality of the shares of our common stock represented in person or by proxy and entitled to vote thereon at the special meeting.

The approval of the Incentive Plan Proposal and the Adjournment Proposal requires the affirmative vote of holders of a majority of the shares of our Common Stock represented in person or by proxy and entitled to vote thereon at the Special Meeting. In order to establish the quorum for purposes of the Incentive Plan Proposal and the Adjournment Proposal, holders of at least a majority of the outstanding shares of Common Stock must be present at the Special Meeting in person or by proxy. Accordingly, a Company stockholder’s failure to vote by proxy or to vote in person at the Special Meeting will not be counted towards the number of shares of Common Stock required to validly establish a quorum, and if a valid quorum is otherwise established, such failure to vote will have no effect on the outcome of any vote on the Incentive Plan Proposal or the Adjournment Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established and will have the same effect as a vote “AGAINST” the Incentive Plan Proposal and the Adjournment Proposal.

The Business Combination is conditioned on the approval of the Business Combination Proposal and the Charter Amendment Proposals at the Special Meeting. The Incentive Plan Proposal is conditioned on the approval of the Business Combination Proposal and the Charter Amendment Proposals. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement.

It is important for you to note that, in the event that the Business Combination Proposal and the Charter Amendment Proposals do not receive the requisite vote for approval, we will not consummate the Business Combination. If we do not consummate the Business Combination and fail to complete an initial business combination by December 12, 2019, we will be required to dissolve and liquidate our Trust Account by returning the then remaining funds in such account to the public stockholders.

Recommendation to Company Stockholders

Our Board believes that each of the Business Combination Proposal, the Charter Amendment Proposals, the Incentive Plan Proposal and the Adjournment Proposal to be presented at the Special Meeting is in the best interests of the Company and our stockholders and unanimously recommends that our stockholders vote “FOR” each of the proposals.

When you consider the recommendation of our Board in favor of approval of the Business Combination Proposal, you should keep in mind that our Founders and certain members of our Board and officers have interests in the Business Combination that are different from or in addition to (or which may conflict with) your interests as a stockholder. Stockholders should take these interests into account in deciding whether to approve the proposals presented at the Special Meeting, including the Business Combination Proposal. These interests include, among other things:

•

the fact that our Initial Stockholders cannot redeem any of the shares of Common Stock that they hold in connection with a stockholder vote to approve a proposed initial business combination and such Initial Stockholders will lose their entire investment in us if an initial business combination is not consummated by December 12, 2019;

•

the fact that our Founders paid an aggregate of $5,007,560 for the Founder Shares and such securities will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at $40,270,060 (based upon a $10.00 per share price for our Common Stock);

•

the fact that our Initial Stockholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their shares of Common Stock that they hold (other than any public shares, in the case of Cowen Investments) if we fail to complete an initial business combination by December 12, 2019;

•

the fact that our Founders paid an aggregate of $4,982,560 for their 498,256 private placement units, including the rights and warrants that are a constituent part of the private placement units, and that such private placement units will be worthless if a business combination is not consummated by December 12, 2019;

•

the continued right of our Founders to hold our Common Stock and the shares of Common Stock to be issued to our Founders upon conversion of the rights and exercise of their private placement warrants following the Business Combination, subject to certain vesting restrictions and lock-up periods;

•

that fact that our Sponsor has agreed that it will be liable to us, if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below: (i) $10.00 per public share; or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account due to reductions in the value of the trust assets, in each case, net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, our Sponsor will not be responsible to the extent of any liability for such third party claims. There is no assurance that our Sponsor will be able to satisfy its obligations. The per-share liquidation price for the public shares is anticipated to be approximately $[●] (based on the amount expected to be in trust at the time of the special meeting). Nevertheless, the Company cannot assure you that the per share distribution from the trust account, if the Company liquidates, will not be less than $[●], plus interest, due to unforeseen claims of potential creditors

•	the anticipated continuation of certain members of our Board as directors of the post-combination company;

•	the continued indemnification of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance after the Business Combination; and

•

that, at the Closing we will amend and restate the Registration Rights Agreement that the Company and certain holders of Common Stock entered into, which provides certain stockholders and their permitted transferees with registration rights.

Broker Non-Votes and Abstentions

Abstentions are considered present for the purposes of establishing a quorum and will have the same effect as a vote “AGAINST” the Business Combination Proposal, the Charter Amendment Proposals, the Incentive Plan Proposal and the Adjournment Proposal.

In general, if your shares are held in “street” name and you do not instruct your broker, bank or other nominee on a timely basis on how to vote your shares, your broker, bank or other nominee, in its sole discretion, may either leave your shares unvoted or vote your shares on routine matters, but not on any non-routine matters. None of the proposals at the Special Meeting are routine matters. As such, without your voting instructions, your brokerage firm cannot vote your shares on any proposal to be voted on at the Special Meeting.

Voting Your Shares—Stockholders of Record

If you are a Company stockholder of record, you may vote by mail or in person at the Special Meeting. Each share of our Common Stock that you own in your name entitles you to one vote on each of the proposals for the Special Meeting. Your one or more proxy cards show the number of shares of our Common Stock that you own.

Voting by Mail. You can vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. By signing the proxy card and returning it in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the proxy card to vote your shares at the Special Meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the Special Meeting so that your shares will be voted if you are unable to attend the Special Meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Special Meeting. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of our Common Stock will be voted as recommended by our Board. Our Board recommends voting “FOR” the Business Combination Proposal, “FOR” the Charter Amendment Proposals, “FOR” the Incentive Plan Proposal and “FOR” the Adjournment Proposal. Votes submitted by mail must be received by 10:00 a.m., local time, on [●], 2019.

Voting in Person at the Meeting. If you attend the Special Meeting and plan to vote in person, we will provide you with a ballot at the Special Meeting. If your shares are registered directly in your name, you are considered the stockholder of record and you have the right to vote in person at the Special Meeting. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the Special Meeting and vote in person, you will need to bring to the Special Meeting a legal proxy from your broker, bank or nominee authorizing you to vote these shares. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares of Common Stock.

Voting Your Shares—Beneficial Owners

If your shares are held in an account at a brokerage firm, bank or other nominee, then you are the beneficial owner of shares held in “street name” and this proxy statement is being sent to you by that broker, bank or other nominee. The broker, bank or other nominee holding your account is considered to be the stockholder of record for purposes of voting at the Special Meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee regarding how to vote the shares in your account by following the instructions that the broker, bank or other nominee provides you along with this proxy statement. As a beneficial owner, if you wish to vote at the Special Meeting, you will need to bring to the Special Meeting a legal proxy from your broker, bank or other nominee authorizing you to vote those shares. Please see “Attending the Special Meeting” below for more details.

Attending the Special Meeting

Only Company stockholders on the record date or their legal proxy holders may attend the Special Meeting. To be admitted to the Special Meeting, you will need a form of photo identification and valid proof of ownership of Common Stock or a valid legal proxy. If you have a legal proxy from a stockholder of record, you must bring a form of photo identification and the legal proxy to the Special Meeting. If you have a legal proxy from a “street name” stockholder, you must bring a form of photo identification, a legal proxy from the record holder (that is, the bank, broker or other holder of record) to the “street name” stockholder that is assignable, and the legal proxy from the “street name” stockholder to you. Stockholders may appoint only one proxy holder to attend on their behalf.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before the Special Meeting or at the Special Meeting by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify the Company’s Secretary in writing to c/o 2479 E. Bayshore Rd., Suite 200, Palo Alto, CA, Attn: Secretary, before the Special Meeting that you have revoked your proxy; or

•	you may attend the Special Meeting, revoke your proxy, and vote in person, as indicated above.

No Additional Matters

The Special Meeting has been called only to consider the approval of the Business Combination Proposal, the Charter Amendment Proposals, the Incentive Plan Proposal and the Adjournment Proposal. Under our Bylaws, other than procedural matters incident to the conduct of the Special Meeting, no other matters may be considered at the Special Meeting if they are not included in this proxy statement, which serves as the notice of the Special Meeting.

Who Can Answer Your Questions About Voting

If you have any questions about how to vote or direct a vote in respect of your shares of our Common Stock, you may contact MacKenzie, our proxy solicitor, at (212) 929-5500 (call collect), (800) 322-2885 (call toll-free), or by sending an e-mail to proxy@mackenziepartners.com.

Redemption Rights

Pursuant to our Charter, any holders of our public shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, including interest (which interest shall be net of taxes payable), calculated as of two business days prior to the consummation of the Business Combination. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account which holds the proceeds of our IPO (calculated as of two business days prior to the consummation of the Business Combination, including interest (which interest shall be net of taxes payable). For illustrative purposes, based on the fair value of marketable securities held in the Trust Account of approximately $[●] as of [●], 2019, the estimated per share redemption price would have been approximately $[●] on such date.

In order to exercise your Redemption Rights, you must:

•	if you hold public units, separate the underlying public shares and public warrants;

•

prior to 5:00 p.m., local time, on [●], 2019 (two business days before the Special Meeting), tender your shares physically or electronically and submit a request in writing that we redeem your public shares for cash to Continental Stock Transfer & Trust Company, our Transfer Agent, at the following address:

Continental Stock Transfer & Trust Company

1 State Street – 30th Floor

New York, New York 10004

Attention: Mark Zimkind

E-mail: mzimkind@continentalstock.com

•

In your request to Continental Stock Transfer & Trust Company for redemption, you must also affirmatively certify if you “ARE” or “ARE NOT” acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) with any other stockholder with respect to shares of Common Stock; and

•

deliver your public shares either physically or electronically through DTC’s DWAC system to our Transfer Agent at least two business days before the Special Meeting. Stockholders seeking to exercise their Redemption Rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. It is our understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, we do not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your public shares as described above, your shares will not be redeemed.

Stockholders seeking to exercise their Redemption Rights, whether they are record holders or hold their shares in “street name” are required to either tender their certificates to our Transfer Agent prior to the date that is two business days prior to the Special Meeting, or to deliver their shares to the Transfer Agent electronically using DTC’s DWAC system, at such stockholder’s option. The requirement for physical or electronic delivery prior to the Special Meeting ensures that a redeeming stockholder’s election to redeem is irrevocable once the Business Combination is approved.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests (and submitting shares to the transfer agent) and thereafter, with our consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to our transfer agent and decide within the required timeframe not to exercise your Redemption Rights, you may request that our transfer agent return the shares (physically or electronically). You may make such request by contacting our transfer agent at the address listed above.

Holders of outstanding public units must separate the underlying public shares and public warrants prior to exercising Redemption Rights with respect to the public shares.

If you hold public units registered in your own name, you must deliver the certificate for such public units to Continental Stock Transfer & Trust Company, our Transfer Agent, with written instructions to separate such public units into public shares and public warrants. This must be completed far enough in advance to permit the mailing of the public share certificates back to you so that you may then exercise your Redemption Rights upon the separation of the public shares from the public units.

If a broker, dealer, commercial bank, trust company or other nominee holds your public units, you must instruct such nominee to separate your public units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company, our Transfer Agent. Such written instructions must include the number of public units to be split and the nominee holding such public units. Your nominee must also initiate electronically, using DTC’s DWAC system, a withdrawal of the relevant units and a deposit of an equal number of public shares and completed far enough in advance to permit your nominee to exercise your Redemption Rights upon the separation of the public shares from the public units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your public shares to be separated in a timely manner, you will likely not be able to exercise your Redemption Rights.

Each redemption of shares of Common Stock by our public stockholders will reduce the amount in our Trust Account, which held marketable securities with a fair value of approximately $[●] as of [●], 2019. The conditions to closing in the Stock Purchase Agreement are for the sole benefit of the parties thereto and may be waived by the parties to the Stock Purchase Agreement. If, as a result of redemptions of Common Stock by our public stockholders, these conditions are not met (and are not waived), then the Company, Kaleyra, or the Sellers (as applicable) may elect not to consummate the Business Combination. In addition, in no event will we redeem more than 6,031,601 shares, or 51.8%, of our Common Stock, as we are not permitted under our Current Charter to have net tangible assets of less than $5,000,001.

Prior to exercising Redemption Rights, stockholders should verify the market price of our Common Stock as they may receive higher proceeds from the sale of their Common Stock in the public market than from exercising their Redemption Rights if the market price per share is higher than the redemption price. We cannot assure you that you will be able to sell your shares of our Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in our Common Stock when you wish to sell your shares.

If you exercise your Redemption Rights, your shares of our Common Stock will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of the post-combination company, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.

If the Business Combination is not approved and we do not consummate an initial business combination by December 12, 2019, we will be required to dissolve and liquidate our Trust Account by returning the then remaining funds in such account to the public stockholders and our warrants will expire worthless.

Appraisal Rights

Appraisal rights are not available to holders of shares of our Common Stock in connection with the Business Combination.

Proxy Solicitation Costs

The Company is soliciting proxies on behalf of its Board. This proxy solicitation is being made by mail, but also may be made by telephone or in person. The Company has engaged MacKenzie to assist in the solicitation of proxies for the Special Meeting. The Company and its directors, officers and employees may also solicit proxies in person. The Company will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions.

The Company will bear the entire cost of the proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials. The Company will pay MacKenzie a fee of $9,000, plus disbursements, reimburse MacKenzie for its reasonable out-of-pocket expenses and indemnify MacKenzie and its affiliates against certain claims, liabilities, losses, damages and expenses for their services as our proxy solicitor. We will reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding the proxy materials to our stockholders. Directors, officers and employees of the Company who solicit proxies will not be paid any additional compensation for soliciting proxies.

PROPOSAL NO. 1—APPROVAL OF THE BUSINESS COMBINATION

We are asking our stockholders to adopt the Stock Purchase Agreement and approve the Business Combination, including the Issuances. Our stockholders should read carefully this proxy statement in its entirety for more detailed information concerning the Stock Purchase Agreement. Copies of the Stock Purchase Agreement and Amendment No. 1 to the Stock Purchase Agreement are attached to this proxy statement as Annex A and Annex B, respectively. Please see the subsection entitled “The Stock Purchase Agreement” below, for additional information and a summary of certain terms of the Stock Purchase Agreement. You are urged to read carefully the Stock Purchase Agreement in its entirety before voting on this proposal.

We may consummate the Business Combination only if it is approved by the affirmative vote of the holders of a majority of the shares of our Common Stock represented in person or by proxy and entitled to vote thereon at the Special Meeting.

The Stock Purchase Agreement

This subsection of the proxy statement describes the material provisions of the Stock Purchase Agreement, but does not purport to describe all of the terms of the Stock Purchase Agreement. The following summary is qualified in its entirety by reference to the complete text of the Stock Purchase Agreement. Copies of the Stock Purchase Agreement and Amendment No. 1 to the Stock Purchase Agreement are attached to this proxy statement as Annex A and Annex B, respectively. You are urged to read the Stock Purchase Agreement in its entirety because it is the primary legal document that governs the Business Combination.

The Stock Purchase Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Stock Purchase Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Stock Purchase Agreement. The representations, warranties and covenants in the Stock Purchase Agreement are also modified in important part by the underlying disclosure schedules, which we refer to as the “Schedules,” which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the Schedules contain information that is material to an investment decision. In addition, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Stock Purchase Agreement, which subsequent information will be publicly disclosed if material and necessary to provide the Company’s stockholders with a materially complete understanding of the Stock Purchase Agreement.

General Description of the Stock Purchase Agreement

On February 22, 2019, the Company, Kaleyra, the Sellers’ Representative and the Sellers entered into the Stock Purchase Agreement, pursuant to which, among other things and subject to the terms and conditions contained in the Stock Purchase Agreement, the Company will acquire all of Kaleyra’s issued and outstanding Ordinary Shares. Upon Closing, GigCapital, Inc. will change its corporate name to Kaleyra, Inc. The consideration to be paid to the Sellers upon Closing will be paid in a combination of cash, Common Stock and unsecured convertible promissory notes, as further described below.

In accordance with the terms of its Charter, the Company will provide its stockholders with the opportunity to have their Common Stock redeemed by the Company in conjunction with a stockholder vote on the transactions contemplated by the Stock Purchase Agreement.

Consideration to the Sellers in the Business Combination

Pursuant to the Stock Purchase Agreement, the Sellers will sell, transfer, assign, convey and deliver to the Company all of the outstanding Ordinary Shares of Kaleyra. In accordance with, and subject to the Stock

Purchase Agreement, each Seller will be entitled to receive his, her or its share, as specified in the Stock Purchase Agreement, of the Aggregate Closing Consideration, in addition to a contingent right to receive the Earn-Out Shares. The Aggregate Closing Consideration shall consist of a combination of Cash Consideration, Common Stock Consideration and the Notes for the Note Principal Amount. Each of Esse Effe and Maya will receive its portion of the Aggregate Closing Consideration in the form of a combination of Common Stock Consideration, Cash Consideration and Notes. Each of the other Company Stockholders will receive his, her or its portion of the Aggregate Closing Consideration solely in the form of Common Stock Consideration. The aggregate value of each component of the Aggregate Closing Consideration will be determined by the amount of the Redemption Percentage pursuant to the Redemption Rights and Article IX of our Charter. The Stock Purchase Agreement apportions each component of the Aggregate Closing Consideration according to five Redemption Ranges. The Aggregate Closing Consideration for each such Redemption Range, by component of the Aggregate Closing Consideration, is as follows:

	Cash Consideration	Common Stock Consideration (in shares of the Company’s Common Stock)	Note Principal Amount
Redemption Percentage is equal to or greater than 87.5%	$0	10,181,819	$15,000,000
Redemption Percentage is greater than 75.0% but less than 87.5%	$3,750,000	9,781,819	$11,250,000
Redemption Percentage is greater than 62.5% but less than or equal to 75.0%	$7,500,000	9,381,819	$7,500,000
Redemption Percentage is equal to or greater than 50.0% but less than or equal to 62.5%	$11,250,000	8,999,319	$3,750,000
Redemption Percentage is less than 50.0%	$15,000,000	8,616,819	$0

The above amounts for Cash Consideration and the Note Principal Amount are stated in U.S. dollars.

The aggregate amount of Common Stock Consideration, and each of the Common Stock Consideration amounts listed above, are subject to the following adjustments at Closing:

(1) If the Closing Kaleyra Group Net Debt (as defined on page 26) is more than U.S.$19,000,000, then the number of shares of Company Common Stock included in the Common Stock Consideration, as otherwise calculated, will be reduced by (x) such number of shares of Company Common Stock as is equal to the U.S. dollar amount by which Closing Kaleyra Group Net Debt exceeds U.S.$19,000,000 (expressed as a whole number rather than as a currency), divided by (y) 10;

(2) If the Closing Kaleyra Group Net Debt (as defined on page 26) is less than U.S.$17,000,000, the number of shares of Company Common Stock included in the Common Stock Consideration, as otherwise calculated, shall be increased by such number of shares of Company Common Stock as is equal to (x) the U.S. dollar amount by which U.S.$17,000,000 exceeds the Closing Kaleyra Group Net Debt (expressed as a whole number rather than as a currency), divided by (y) 10; and

(3) If the Closing Kaleyra Group Net Short-Term Debt, is greater than U.S.$5,000,000, the number of shares of Company Common Stock included in the Common Stock Consideration, as otherwise adjusted pursuant to (1) or (2) above, shall be reduced by (x) such number of shares of Company Common Stock as is equal to the dollar amount by which Closing Kaleyra Group Net Short-Term Debt exceeds U.S.$5,000,000 (expressed as a whole number rather than as a currency), divided by (y) 10.

As of June 30, 2019, Closing Kaleyra Group Net Debt was U.S.$19,512 thousand and Closing Kaleyra Group Net Short-Term Debt was U.S.$4,107 thousand.

Convertible Notes

Interest on the Notes will accrue at a fixed interest rate equal to the one-year U.S. dollar LIBOR interest rate published in The Wall Street Journal on the Closing Date, plus a margin of 1% per annum. Interest will be due and payable annually on each of (1) the date which is the twelve (12) month anniversary of the Closing Date and (2) on the date which is the twenty-four (24) month anniversary of the Closing Date. All interest shall be computed on the basis of a 365-day year and the actual number of days elapsed.

50% of the outstanding principal balance of the Notes will be due and payable on the fifteen (15) month anniversary of the Closing Date. The remaining outstanding principal balance of the Notes plus all accrued and unpaid interest and fees due under the Notes will be due and payable in full on the twenty-four (24) month anniversary of the Closing Date.

In the event that the Company receives, at any time while principal on the Notes remains outstanding, cash proceeds of an equity financing (the “Financing”) in an amount not less than $50,000,000.00 (the “Financing Proceeds”), 50% of the outstanding principal balance of the Notes will be due and payable no later than ten (10) business days after the Company receives such Financing Proceeds. In the event of a Financing where at any time the Company receives cash proceeds of such Financing in an amount not less than $75,000,000.00 (the “Payoff Financing Proceeds”), 100% of the remaining outstanding principal balance of the Notes, plus all accrued and unpaid interest and fees due under the Notes will be due and payable no later than ten (10) business days after the Company receives such Payoff Financing Proceeds. The date which is the earlier of (a) the twenty-four (24) month anniversary of the Closing Date, or (b) the date payment is received from Payoff Financing Proceeds, is the “Maturity Date.”

In the event that the Notes are not paid in full on or before the applicable Maturity Date, then at any time after the sixtieth (60th) business day after the Maturity Date, assuming payment in full has not been made prior to such date, the outstanding principal amount of the Notes, together with all accrued but unpaid interest on the Notes, may be converted into shares of Company Common Stock, in part or in whole, at the option of the holder of the Notes by providing written notice at least three (3) business days prior to the date of conversion. A conversion of any portion of the Note into shares of Company Common Stock will be effected at a conversion price equal to the Current Market Price as of the date of such conversion (the “Conversion Price”). The term “Current Market Price” means, generally, the average VWAP for the twenty (20) consecutive trading days ending on the date that is five (5) trading days prior to the date of conversion. The term “VWAP” means, for any trading day, the volume weighted average trading price of the Company Common Stock for such trading day on the NYSE (or if the Company Common Stock is no longer traded on the NYSE, on such other exchange as the Company Common Stock are then traded).

Earn-Out Shares

In addition to the right to receive the Aggregate Closing Consideration, each holder of Ordinary Shares will have the contingent right to receive Earn-Out Shares upon the achievement by the post-combination company and its subsidiaries of the following pro forma revenue and Post-Combination Company Pro Forma Adjusted EBITDA Earn-Out Formula milestones:

(1) If the pro forma revenue of the post-combination company and its subsidiaries and Post-Combination Company Pro Forma Adjusted EBITDA Earn-Out Formula for the 2019 fiscal year exceeds the pro forma revenue and Non-GAAP Pro Forma Adjusted EBITDA Earn-Out Formula of Kaleyra and its subsidiaries for the 2018 fiscal year by 30% and 45% respectively, then the aggregate number of 2019 Earn-Out Shares which the Sellers will be entitled to receive is as follows, determined based on the applicable Redemption Range:

Redemption Percentage	Less than 50.0%	Equal to or greater than 50.0% but less than or equal to 62.5%	Greater than 62.5% but less than or equal to 75.0%	Greater than 75.0% but less than 87.5%	Equal to or greater than 87.5%
Aggregate 2019 Earn-Out Shares	2,146,133	1,954,892	1,763,633	1,563,642	1,363,633

(2) If the pro forma revenue of the post-combination company and its subsidiaries and Post-Combination Company Pro Forma Adjusted EBITDA Earn-Out Formula for the 2020 fiscal year exceeds the pro forma revenue of the post-combination company and its subsidiaries and Post-Combination Company Pro Forma Adjusted EBITDA Earn-Out Formula for the 2019 fiscal year by 30% and 45% respectively, then the aggregate number of 2020 Earn-Out Shares which the Sellers will be entitled to receive is as follows, determined based on the applicable Redemption Range:

Redemption Percentage	Less than 50.0%	Equal to or greater than 50.0% but less than or equal to 62.5%	Greater than 62.5% but less than or equal to 75.0%	Greater than 75.0% but less than 87.5%	Equal to or greater than 87.5%
Aggregate 2020 Earn-Out Shares	2,146,139	1,954,881	1,763,639	1,563,631	1,363,639

Notwithstanding the above, to the extent that the requisite level of Post-Combination Company Pro Forma Adjusted EBITDA Earn-Out Formula for a fiscal year for the issuance of Earn-Out Shares is achieved but the requisite level of pro forma revenue is not so achieved, as long as the pro forma revenue for such fiscal year is at least 80% of the requisite level of pro forma revenue for the issuance of Earn-Out Shares, then the aggregate 2019 Earn-Out Shares or 2020 Earn-Out Shares, as applicable, will be deemed earned and issuable, but in an amount reduced by the Earn-Out Reduction.

Whether Earn-Out Shares are to be issued will be determined as soon as practicable (but in any event within fifteen (15) days) after the completion of the audited consolidated financial statements of the Company as filed with the SEC. To the extent that the Seller Representative disagrees with a determination whether Earn-Out Shares are to be issued, the Stock Purchase Agreement provides for a customary process by which the Seller Representative and the Company shall attempt to resolve any such disagreement, and if unable to resolve any such disagreement, an independent nationally recognized accounting firm will finally resolve any such disagreement.

If during the Earn-Out Period, there is an Acceleration Event, then any Earn-Out Shares that have not been issued by the Company (whether or not previously earned and whether or not any pro forma revenue or Post-Combination Company Pro Forma Adjusted EBITDA Earn-Out Formula targets or thresholds have been achieved) shall be deemed earned and due by the Company to the Sellers.

Any dividends or distributions declared with respect to Company Common Stock during the Earn-Out Period shall be set aside and not paid until the 2019 Earn-Out Shares and 2020 Earn-Out Shares have been issued to the Sellers or, if either or both the 2019 Earn-Out Shares and the 2020 Earn-Out Shares are not earned and issued, then all such dividends or distributions declared during the Earn-Out Period shall be forfeited.

Certain holders of shares of Company Common Stock have agreed that a portion of their shares of Company Common Stock will be forfeited in the event that either the 2019 Earn-Out Shares or the 2020 Earn-Out Shares are not issued in full, as further described below under the heading “Founder Shares Agreement”.

Lock-Up

Subject to certain exceptions (including the sale of Common Stock Consideration or Earn-Out Shares to satisfy certain taxes that may be payable by certain Sellers upon the receipt of such Common Stock), each Seller agrees that such Seller will not transfer any Common Stock of the post-combination company issued to such Seller as part of the Closing Share Consideration or any Earn-Out Shares that may have been issued to such Seller until the earlier of (i) the first anniversary of the Closing Date or (ii) the date, following the Closing Date, on which (x) the last sale price of the Common Stock of the post-combination company equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30) trading day period commencing at least one hundred fifty (150) days after the Closing Date or (y) the post-combination company’s completion of a liquidation, merger, stock exchange or other similar transaction that results in all of the post-combination company’s stockholders having the right to exchange their shares of Common Stock of the post-combination company for cash, securities or other property (such earliest date being the ”Lock-Up Termination Date”).

Equity Incentive Plan and Award of Restricted Stock Units

In addition to the consideration to the Sellers, the Stock Purchase Agreement also provided that the Company would adopt an equity incentive plan that it will submit to its stockholders for approval, that provides for the issuance of restricted stock units and other forms of equity incentive awards. The Stock Purchase Agreement provides that the number of shares of Common Stock of the post-combination company that would be issuable following the adoption of the equity incentive plan will be capped in the aggregate at an amount equal to the sum of (i) 12% of the number of shares of the Common Stock of the post-combination company on a fully-diluted basis, plus (ii) an annual evergreen for 10 years equal to 5% of the number of shares of the Common Stock of the post-combination company outstanding as of the conclusion of such company’s immediately preceding fiscal year, plus (iii) a number of shares of the Common Stock of the post-combination company equal to the number of restricted stock units to be issued to certain service providers of the Company or its subsidiaries pursuant to the terms of the Stock Purchase Agreement. The Stock Purchase Agreement further provided that the number of such shares that would be issued to such service providers of the Company or its subsidiaries is 1,018,181 restricted stock units that would vest at the Lock-Up Termination Date, 136,367 restricted stock units that would vest upon the final determination, if any, that the 2019 Earn-Out Shares are earned and issuable, and 136,361 restricted stock units that would vest upon the final determination, if any, that the 2020 Earn-Out Shares are earned and issuable. Please see the section entitled “Proposal No. 5—Approval of the Kaleyra, Inc. 2019 Incentive Plan, Including the Authorization of the Initial Share Reserve under the Incentive Plan” for additional information.

Material Adverse Effect

Under the Stock Purchase Agreement, certain representations and warranties of Kaleyra are qualified in whole or in part by a Material Adverse Effect standard for purposes of determining whether a breach of such representations and warranties has occurred. In addition, such Material Adverse Effect standard is used for purposes of determining whether certain conditions to the Company’s obligation to close the Business Combination have been satisfied. Pursuant to the Stock Purchase Agreement, a “Material Adverse Effect” means any change, event, effect or occurrence that has had or would be reasonably likely to, individually or in the aggregate, (a) have a material adverse effect upon the financial condition, assets (including intangible assets), liabilities, business or results of operations of such person and its subsidiaries, taken as a whole, or (b) prevent or materially impair or delay the ability of such person to consummate the transactions contemplated under the Stock Purchase Agreement or to perform its obligations under the Stock Purchase Agreement or any ancillary agreement entered into in connection with the Stock Purchase Agreement; provided, however, that for purposes of clause (a) above, any changes, events, effects or occurrences directly or indirectly attributable to, resulting from, relating to or arising out of any of the following (by themselves or when aggregated with any other changes, events, effects or occurrences) shall not be deemed to be, constitute or taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) the effect of any actions taken or not taken by Kaleyra or any of its subsidiaries at the direction or request of the Company or expressly required by the Stock Purchase Agreement; (ii) changes affecting any of the industries in which such person or any of its subsidiaries operates or the U.S. or worldwide economy, financial or securities markets or political environment generally; (iii) any change in any applicable law, government programs, or any interpretation thereof; (iv) any change in Italian GAAP, U.S. GAAP or other applicable accounting standards; (v) the announcement or expected completion of the Stock Purchase Agreement or the transactions contemplated thereunder; (vi) conditions caused by acts of God, terrorism or war (whether or not declared), sabotage, natural disasters, geological or meteorological events, or other calamity, crisis or geopolitical event occurring after the date of the Stock Purchase Agreement or any material worsening of such conditions threatened or existing as of the date of the Stock Purchase Agreement; (vii) any failure in and of itself by such person and its subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would be reasonably likely to occur to the extent not included by another exception herein); and (viii) any of the matters listed in Kaleyra’s disclosure schedule or the Company’s disclosure schedule; provided further, however, that any change, event, effect or occurrence referred to in clauses (ii), (iv) or (vi) above shall be taken into account in determining whether a Material Adverse Effect has occurred or would be reasonably likely to occur to the extent that such change, event, effect or occurrence has a disproportionate and adverse effect on such person and its subsidiaries, taken as a whole, compared to other participants in the industries in which such person and its subsidiaries primarily conducts its business. A Material Adverse Effect will be measured only against past performance of Kaleyra and not against any forward-looking statements, financial projections or forecasts of Kaleyra.

Closing and Effective Time of the Business Combination

The Closing is expected to take place at 10:00 a.m., local time, at the offices of Crowell & Moring LLP on the second business day following the satisfaction or waiver of the conditions described below under the subsection entitled “Conditions to Closing of the Business Combination” or at such other time, date and place as may be mutually agreed upon in writing by the Company, Kaleyra and the Sellers.

Conditions to Closing of the Business Combination

Conditions to Each Party’s Obligations

The respective obligations of the Company, Kaleyra and the Sellers to consummate the transactions contemplated by the Stock Purchase Agreement, including the Business Combination, are subject to the satisfaction, on or prior to the Closing Date of each of the following conditions (any or all of which may be waived in writing by the Company and Kaleyra):

•

all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any governmental authority required to consummate the transactions contemplated under the Stock Purchase Agreement have been filed, expired, been terminated, occurred or been obtained, as applicable, pursuant to applicable law;

•

there must be no (i) temporary restraining order, preliminary or permanent injunction or other order issued by any governmental authority prohibiting or preventing the transactions contemplated under the Stock Purchase Agreement shall have been issued, (ii) any proceeding brought by a governmental authority seeking any of the foregoing be pending, or (iii) any applicable law enacted, entered, enforced or deemed applicable to the transactions contemplated under the Stock Purchase Agreement which makes such transactions illegal;

•

the required vote of the Company’s stockholders to approve the Stock Purchase Agreement, the ancillary agreements, the issuances of stock and notes and payment of cash, and the other transactions contemplated under the Stock Purchase Agreement have been obtained in accordance the Company’s Charter and the DGCL;

•	upon closing and after giving effect to the redemption of public shares, if any, the Company has net tangible assets of at least $5,000,001; and

•

each of Dario Calogero, Dr. Avi Katz, Neil Miotto, John Mikulsky, Simone Fubini, Matteo Lodrini and an additional director unanimously approved by each of the foregoing, who is qualified as an independent director under NYSE rules, have been elected or appointed to the Board as of the closing of the Stock Purchase Agreement.

Conditions to the Company’s Obligations

The obligations of the Company to consummate the transactions contemplated by the Stock Purchase Agreement, including the Business Combination, are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived in writing by the Company):

•

the representations and warranties of Kaleyra and the Sellers, subject to disclosure set forth in the schedules and disregarding qualifications and limitations as to materiality or Material Adverse Effect, must be true and correct as of the date of the Stock Purchase Agreement (except to the extent such representations and warranties speak as of an earlier date, which representations and warranties shall be true and correct as of such date) and as of the Closing Date as though made on and as of the Closing Date, except where the failure of such representations and warranties has not had and is not reasonably expected to have material adverse effect on Kaleyra (including its subsidiaries);

•	Kaleyra performed in all material respects its obligations that are required to be performed by it;

•	since February 22, 2019, a Material Adverse Effect on Kaleyra has not occurred, whether continuing or not; and

•	Kaleyra must have delivered to the Company:

•

a certificate signed by an executive officer of Kaleyra certifying as the above matters concerning the accuracy of the representations and warranties and performance required pursuant to the Stock Purchase Agreement with respect to Kaleyra;

•

certificates confirming that Kaleyra and each of its subsidiaries are in good standing in the jurisdiction where each entity was formed (or the equivalent if any applicable jurisdiction does not recognize such concept); and

•

resolutions reflecting all corporate proceedings of Kaleyra in respect of the Stock Purchase Agreement and the transactions contemplated thereunder and which are evidence of all required corporate approvals.

Conditions to the Seller’s Obligations

The obligations of the Sellers to consummate the transactions contemplated by the Stock Agreement, including the Business Combination, are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived in writing by the Sellers):

•

the representations and warranties of the Company, subject to disclosure set forth in the schedules and disregarding qualifications and limitations as to materiality or Material Adverse Effect, must be true and correct as of the date of the Stock Purchase Agreement (except to the extent such representations and warranties speak as of an earlier date, which representations and warranties shall be true and correct as of such date) and as of the Closing Date as though made on and as of the Closing Date, except where the failure of such representations and warranties has not had and is not reasonably expected to have material adverse effect on the Company;

•	the Company performed in all material respects its obligations that are required to be performed by it;

•	since February 22, 2019, a Material Adverse Effect on the Company has not occurred, whether continuing or not;

•	the Company’s Charter must be amended and restated in the form of the proposed second amended and restated certificate of incorporation and filed with the Secretary of State of the State of Delaware;

•	the shares of Company Common Stock issued as Common Stock Consideration and the Earn-Out Shares, to the extent issued to the Company Stockholders, have been approved for listing on the NYSE;

•	the Company must have delivered to Kaleyra:

•

a certificate signed by an executive officer of the Company certifying as to the above matters concerning the accuracy of the representations and warranties and performance required pursuant to the Stock Purchase Agreement with respect to the Company;

•	copy of the Founder Shares Agreement duly executed by each Sponsor;

•	counterpart signature of the Amended and Restated Registration Agreements, duly executed by the Company, certain holders of Common Stock and the Sellers who receive shares of Common Stock;

•	the Cash Consideration and Common Stock Consideration and the Notes duly executed by the Company to the Sellers;

•

certificate confirming that the Company is in good standing in Delaware and in each jurisdiction the Company is qualified to do business (or the equivalent if any applicable jurisdiction does not recognize such concept); and

•

resolutions reflecting all corporate proceedings of the Company in respect of the Stock Purchase Agreement and the transactions contemplated thereunder and which are evidence of all required corporate approvals

Representations and Warranties

Under the Stock Purchase Agreement, Kaleyra made customary representations and warranties relating to: organization and good standing; subsidiaries; power, authorization and validity; capitalization; consents and conflict; litigation; taxes; financial statements and book and records; assets and properties; absence of certain changes; contracts, agreements, arrangements, commitments and undertakings; intellectual property; compliance with laws and permits; certain business practices; certain transactions and agreements; employees and ERISA; transaction expenses; insurance; environmental matters; export control laws; the Investment Company Act and accuracy of information provided by Kaleyra.

Under the Stock Purchase Agreement, the Sellers made customary representations and warranties relating to: power, authorization and validity; title to the Ordinary Shares; acquisition of the Company’s Common Stock and brokerage.

Under the Stock Purchase Agreement, the Company made customary representations and warranties relating to: organization and good standing; power, authorization and validity; no conflict; litigation; approval of the Board; capitalization and Regulation S; SEC Filings and the Company’s financial statements; absence of certain changes; compliance with laws; actions, orders and permits; certain business practices; taxes and tax returns; employees and employee benefit plans; properties; material contracts; certain transactions and agreements; insurance; the Investment Company Act; finders and brokers; ownership of the shares of Common Stock issued as part of the consideration; the trust account; and lock-up agreements.

Covenants of the Parties

Covenants of Kaleyra and the Sellers

Kaleyra and the Sellers made certain covenants under the Stock Purchase Agreement, including, among others, the following:

•

during the time period from the date (the “Agreement Date”) of the Stock Purchase Agreement until the earlier to occur of (a) the Closing or (b) the termination of the Stock Purchase Agreement in accordance with the provisions therein (the “Interim Period”), Kaleyra or any Seller, as applicable, is required to promptly advise the Company in writing of (i) any event occurring subsequent to the Agreement Date that would render the representations or warranties of Kaleyra or of such Seller, as applicable, untrue or inaccurate such that the conditions set forth in the Stock Purchase Agreement would not be satisfied, (ii) any breach of the covenants or obligations of Kaleyra pursuant to the Stock Purchase Agreement or any ancillary agreement such that the conditions set forth in the Stock Purchase Agreement would not be satisfied (except to the extent such covenant or obligation shall by its terms be complied with or satisfied at the Closing), (iii) any Material Adverse Effect on Kaleyra, or (iv) any change, event, effect or occurrence that would reasonably be expected to result in a Material Adverse Effect on the Company, or cause any of the closing conditions of the Company not to be satisfied;

•

during the Interim Period, except as (i) expressly contemplated by this Agreement, (ii) required by applicable law, (iii) set forth in Kaleyra’s schedules to the Stock Purchase Agreement or (iv) expressly contemplated by a material contract of Kaleyra, Kaleyra and its subsidiaries:

•	are required to conduct the business of Kaleyra in the ordinary course; and

•	shall not, without the Company’s prior written consent (which consent may not be unreasonably withheld, conditioned or delayed):

•	make any material investments in or material capital contributions to, any person or forgive or discharge in whole or in part any outstanding material loans or advances;

•	place or allow the creation of any encumbrance (other than permitted encumbrance) on any material portion of its assets or properties;

•	sell, lease, license, transfer or dispose of any material portion of its assets (except for sales, leases or licenses of assets in the ordinary course);

•

except as required by applicable law, by any contract in effect of the Agreement Date or contemplated by the Stock Purchase Agreement, pay any special bonus or special remuneration or materially increase the salary, severance or benefits of any officer, director, employee or consultant, other than in the ordinary course;

•

materially change any of its accounting methods other than as may be required by Italian GAAP, U.S. GAAP or GAAP of the jurisdictions of Kaleyra’s subsidiaries, other applicable accounting standards or applicable laws;

•

declare, set aside or pay any cash or stock dividend or other distribution in respect of its capital stock, or redeem, repurchase or otherwise acquire any of its capital stock or other securities (except for the repurchase of stock from its employees, directors, consultants or contractors in connection with the termination of their services), or pay or distribute any cash or property to any of its stockholders or securityholders or make any other cash payment to any of its stockholders or securityholders, other than payments in respect of debt of Kaleyra and its subsidiaries;

•

issue, sell, create or authorize any shares of its capital stock of any class or series or any other of its securities, or issue, grant or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue shares of its capital stock or any securities that are potentially exchangeable for, or convertible into, shares of its capital stock;

•

subdivide, split, combine or reverse split the outstanding shares of its capital stock of any class or series or enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or series or affecting any other of its securities;

•

merge, consolidate or reorganize with, acquire, or enter into any other business combination with any corporation, partnership, limited liability company or any other entity (other than the Company), acquire a substantial portion of the assets of any such entity, or enter into any binding negotiations, discussions or agreement for such purpose;

•	materially amend the charter documents of Kaleyra or any of its subsidiaries;

•

(i) license any of its technology or intellectual property that is material to the business of Kaleyra (except for licenses made in the ordinary course, provided that under no circumstances shall Kaleyra or any of its subsidiaries enter into any software escrow or similar agreement or arrangement), or (ii) acquire any material intellectual property (or any license thereto) from any third party (other than shrink wrap and other licenses of software generally available to the public at a per copy license fee of less than U.S.$25,000 per year);

•	materially reduce any insurance coverage (other than as contemplated in the Stock Purchase Agreement);

•

(i) initiate any material litigation, action, suit, proceeding, claim or arbitration, except for the request by Kaleyra or any of its subsidiaries of urgency orders and/or injunctions which are deemed in good faith by Kaleyra or any of its subsidiaries to be necessary to avoid a material prejudice to the interests or rights of such entity or (ii) settle or agree to settle any material litigation, action, suit, proceeding, claim or arbitration; or

•	agree to do any of the foregoing things.

•

during the Interim Period, Kaleyra is required to use commercially reasonable efforts to obtain prior to closing such written consents and authorizations of third parties, give notices to third parties and take such other actions as may be necessary or appropriate in order to (i) effect the transactions contemplated under the Stock Purchase Agreement, (ii) to enable Kaleyra and its subsidiaries to carry on their business immediately after the closing and (iii) to keep in effect and avoid the breach, violation of, termination of, or adverse change to, any material contract; provided, however, that (i) Kaleyra is not required to pay any amount to obtain any consent or authorization from a third party, (ii) Kaleyra is not required to agree to any term, condition or modification to any contract with respect to obtaining any such consents or authorizations, (iii) no such consent, authorization, notice or action is a condition to the closing and (iv) Kaleyra will not have any liability solely for the failure to obtain any such consent or authorization, give such notice or take such actions;

•

during the Interim Period, Kaleyra and the Sellers are prohibited from, and shall not authorize, encourage or permit any of their respective representatives, any other person to, directly or indirectly (other than with respect to the Company and its representatives): (i) solicit, initiate, or knowingly encourage, facilitate or induce the making, submission or announcement of any inquiry, offer or proposal from any person concerning any alternative transaction; (ii) furnish any nonpublic information regarding Kaleyra or its subsidiaries to any person in connection with or in response to any inquiry, offer or proposal for or regarding any alternative transaction (other than to respond to such inquiry, offer or proposal by indicating that Company is subject to the covenants described in this proxy statement regarding alternative transactions); (iii) enter into, participate in, maintain or continue any discussions or negotiations with any person with respect to any alternative transaction (other than to respond to such inquiry, offer or proposal by indicating that the Company is subject to the covenants described in this proxy statement regarding alternative transactions); (iv) execute, enter into or become bound by any letter of intent, memorandum of understanding, other contract or understanding between Kaleyra and any person that is related to, provides for or concerns any alternative transaction; (v) approve, endorse or recommend, in each case, in writing, or publicly propose to approve, endorse or recommend, any alternative transaction; or (vi) release any third party from, or waive any provision of, any confidentiality agreement;

•

to notify the Company within 48 hours after the Company or the Sellers, as applicable, receive (i) a bona fide inquiry, offer or proposal that constitutes an alternative transaction, (ii) notice that any person is considering making an alternative transaction or any request for nonpublic information relating to Kaleyra or its subsidiaries or (iii) a request to access to any of the properties, books or records of Kaleyra or any subsidiaries (other than a request from the Company) in connection with a potential alternative transaction. In the event any such notice is provided to the Company, Kaleyra and the Sellers, as applicable, are required to keep the Company fully informed of the status and details of any such inquiry, offer or proposal and provide copies of all correspondence related thereto;

•

during the Interim Period, Kaleyra has agreed to allow the Company and its representatives reasonable access during normal business hours, upon reasonable advance notice and without creating any disruption to the activities, business or operations of Kaleyra and any subsidiaries, access to the files, books, records, technology, contracts, senior personnel and offices of Kaleyra and any subsidiaries, subject to the terms of the confidentiality agreement between Kaleyra and the Company, attorney-client privilege and applicable law;

•	to use commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent set forth in the Stock Purchase Agreement;

•

to take all necessary action so that each of Dr. Avi Katz, Neil Miotto, John Mikulsky, Dario Calogero, Simone Fubini and Matteo Lodrini, as well an additional director unanimously approved by the New Directors, who is qualified as an independent director under NYSE rules, constitute the Board;

•

to use commercially reasonable efforts to, and to cause Kaleyra’s representatives to, reasonably cooperate with the Company and provide the Company with information in connection with the preparation and filing of this proxy statement and any other filings which are or may be required by applicable laws and to ensure that none of the information provided to the Company for inclusion in this proxy statement will contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading;

•

to reasonably cooperate with the Company to assist the Company to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Company Common Stock in connection with the transactions contemplated under the Stock Purchase Agreement and the registration and re-sale of the Company Common Stock pursuant to the Amended and Restated Registration Rights Agreement; and

•	to take all necessary action to cause the stockholders agreement to terminated effective immediately prior to the closing.

Covenants of the Company

The Company made certain covenants under the Stock Purchase Agreement, including, among others, the following:

•

during the Interim Period, advise Kaleyra and the Sellers in writing of (i) any event occurring subsequent to the Agreement Date that would render any representation or warranty of the Company untrue or inaccurate such that the conditions set forth in the Stock Purchase Agreement would not be satisfied, (ii) any breach of any covenant or obligation of the Company pursuant to the Stock Purchase Agreement or any ancillary agreement such that the conditions set forth in the Stock Purchase Agreement would not be satisfied, (iii) any material adverse effect on the Company, or (iv) any change, event, effect or occurrence that would reasonably be expected to result in a material adverse effect on the Company;

•

to (i) promptly execute and file or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental authority, which may be required in connection with the Closing, (ii) use commercially reasonable efforts to obtain all such authorizations, approvals and consents, (iii) promptly inform Kaleyra of any communication between the Company and any governmental authority regarding any transaction contemplated under the Stock Purchase Agreement and provide Kaleyra and its representatives any opportunity to any such communication and consult with in advance of any meeting or conference with, any governmental authority, and (iv) to the extent permitted, provide Kaleyra’s representatives the opportunity to attend and participate in any meeting, hearing or other proceeding with any such governmental authority;

•

to use commercially reasonable efforts to (i) satisfy or cause to be satisfied all of the conditions precedent that are set forth in the Stock Purchase Agreement and (ii) cause the transactions contemplated under the stock purchase agreement to be consummated in accordance with the terms of this Stock Purchase Agreement as soon as reasonably practical;

•

to take all necessary steps to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Company Common Stock in connection with the transactions contemplated under the Stock Purchase Agreement and the registration and resale of the Company Common Stock pursuant to the Registration Rights Agreement;

•	with respect to this proxy statement and other filings required under applicable law and the NYSE regulations:

•

to prepare, with the assistance of Kaleyra and as soon as possible following the execution of the Stock Purchase Agreement and receipt of financial statements required to be included, and file the preliminary (i) proxy statement in compliance with the requirements of the Exchange Act, the DGCL and the NYSE rules, while providing Kaleyra the reasonable opportunity to comment on any drafts of the proxy statement and related documents;

•

to postpone or adjourn the special meeting of the Company’s stockholder if the Company has not received proxies representing a sufficient number of shares to obtain the required Company stockholder approval, provided that the special meeting shall not be postponed or adjourned to a date that is later than December 12, 2019;

•	to take any and all actions required to satisfy the requirements of the Exchange Act and other applicable laws in connection with this proxy statement, the Special Meeting and the redemption;

•

to amend or supplement this proxy statement and cause this proxy statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to the Company’s stockholders, as required by, and subject to applicable laws, the Stock Purchase Agreement and the Company’s Bylaws and Charter;

•

to provide Kaleyra with copies of any written comments, and shall inform the Company of any material oral comments, that the Company or its representatives receive from the SEC or its staff with respect to this proxy statement, the Special Meeting and the redemption promptly after the receipt of such comments and give Kaleyra a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments.

•	to cause the parties to the Existing Registration Rights Agreement, to amend and restate such agreement in the form of the Registration Rights Agreement attached;

•	to cause the Company Stock issued as part of the Common Stock Consideration and Earn-Out Shares, if applicable, to be approved for listing on the NYSE under the symbol “KLR”;

•

during the Interim Period, except as expressly contemplated by the Stock Purchase Agreement or required by applicable law, (i) to conduct its business in the ordinary course and (ii) shall not, without Kaleyra’s prior written consent (which consent may not be unreasonably withheld, conditioned or delayed):

•	amend, waive or otherwise change, in any respect, the Company’s organizational documents except as contemplated by the Stock Purchase Agreement;

•

(a) incur any debt, liability or obligation including indebtedness for borrowed money or (b) guarantee any such debt of another person or issue or sell any debt securities or guarantee any debt securities of another person (provided, that the Company is permitted to borrow funds from the Founders as required to extend the time for consummating an initial business combination in accordance with the Company’s Charter or as necessary to finance its expenses and its ordinary course administrative expenses, up to an aggregate amount during the Interim Period of $2,500,000);

•	lend any money, make any investment or capital contribution, to any person;

•	place or allow the creation of any encumbrance on any of its assets or properties;

•

issue, sell, create or authorize any shares of its capital stock of any class or series or any other of its securities, or issue, grant or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue shares of its capital stock or any securities that are potentially exchangeable for, or convertible into, shares of its capital stock;

•

subdivide, split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

•	amend, waive or otherwise change the Trust Agreement in any manner adverse to the Company;

•

(a) agree to any audit assessment by any taxing authority, (b) file any material tax return or amendment to any material tax return, (c) except as required by applicable law, change any material election in respect of taxes or adopt or change any material accounting method in respect of taxes, or (d) enter into any closing agreement, settle any claim or assessment in respect of taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of taxes;

•	fail to maintain its books, accounts and records in all material respects in the ordinary course;

•	establish any subsidiary or enter into any new line of business;

•

fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

•

revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with U.S. GAAP and after consulting the Company’s outside auditors;

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

•

sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

•	enter into any contract with respect to the voting of the securities of the Company;

•

initiate any litigation, action, suit, proceeding, claim or arbitration or settle, waive, release, assign, compromise or agree to settle, waive, release, assign, compromise any litigation, action, suit, proceeding, claim or arbitration, or otherwise pay, discharge or satisfy any liabilities or obligations, unless such amount has been reserved in the Company’s financial statements;

•

merge, consolidate or reorganize with, acquire, or enter into any other business combination with any corporation, partnership, limited liability company or any other entity (other Kaleyra), acquire a substantial portion of the assets of any such entity, or enter into any negotiations, discussions or agreement for such purpose;

•	make any capital expenditures;

•

take any action that would reasonably be expected to significantly delay or impair the obtaining of any consents or approvals of any governmental authority to be obtained in connection with the transactions under the Stock Purchase Agreement;

•

take any action that would reasonably be expected to significantly delay or impair (i) the timely filing of any of its public filings with the SEC (giving effect to any permitted extensions), or (ii) its compliance in all material respects with applicable securities laws; or

•	agree to do any of the foregoing things.

•

during the Interim Period, the Company shall not, and shall not authorize, encourage or permit any of its representatives or any other person to, directly or indirectly (other than with respect to Kaleyra and its representatives): (i) solicit, initiate, or knowingly encourage, facilitate or induce the making, submission or announcement of any inquiry, offer or proposal from any person concerning any alternative transaction; (ii) furnish any nonpublic information regarding the Company to any person in connection with or in response to any inquiry, offer or proposal for or regarding any alternative transaction (other than to respond to such inquiry, offer or proposal by indicating that Company is subject to the restrictions regarding alternative transactions); (iii) enter into, participate in, maintain or continue any discussions or negotiations with any person with respect to any alternative transaction (other than to respond to such inquiry, offer or proposal by indicating that the Company is subject to the restrictions regarding alternative transactions); (iv) execute, enter into or become bound by any letter of intent, memorandum of understanding, other contract or understanding between the Company and any person that is related to, provides for or concerns any alternative transaction; (v) approve, endorse or recommend, in each case, in writing, or publicly propose to approve, endorse or recommend, any alternative transaction; or (vi) release any third party from, or waive any provision of, any confidentiality agreement;

•

to notify Kaleyra within 48 hours after receipt by the Company of (i) a bona fide inquiry, offer or proposal that constitutes an alternative transaction, (ii) notice that any person is considering making any alternative transaction or any request for nonpublic information relating to the Company or (iii) a request to access to any of the properties, books or records of the Company (other than a request from Kaleyra) in connection with a potential alternative transaction. In the event any such notice is provided to the Company, the Company is required to keep Kaleyra fully informed of the status and details of any such inquiry, offer or proposal and provide copies of all correspondence related thereto;

•	during the Interim Period allow Kaleyra and its representatives reasonable access during normal business hours, upon reasonable advance notice and without creating any disruption to the activities,

business or operations of the Company to the files, books, records, technology, contracts, senior personnel and offices the Company, subject to the terms of the confidentiality agreement between the Company and Kaleyra, attorney-client privilege and applicable law;

•

during the Interim Period, keep current and timely fill all of its SEC documents and otherwise comply in all material respects with applicable securities laws and shall use its commercially reasonable efforts to maintain the listing of the public units, Company Common Stock, the public rights and the public warrants on the NYSE;

•

to (i) for a period of not less than six years after the closing, to include in its and its subsidiaries’ certificates of incorporation and bylaws provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to officers, directors and other indemnified persons of Kaleyra and its subsidiaries as set forth in the current organizational documents of Kaleyra and its subsidiaries and (ii) obtain and pay for, at the Company’s sole cost and expense, binding policies of insurance for run-off coverage that shall provide such directors and officers with coverage for six years following the Closing Date in an amount, and on terms, not less than and not less favorable than the existing coverage of Kaleyra and its subsidiaries;

•

after the Closing Date, to and to cause its subsidiaries until the seventh anniversary of the closing date, retain and not destroy all books, records and other documents pertaining to the business of Kaleyra and its subsidiaries in existence on the closing date and make the same available for inspection and copying by the Seller Representative during the Company’s normal business hours upon reasonable request and upon reasonable notice;

•

to first use at the Closing the funds in the Trust Account, after taking into account payments for the Redemption, (i) to pay the Cash Consideration, (ii) to pay any loans owed by the Company to the Founders for extending the time for consummating the Business Combination or for the Company’s expenses or other administrative expenses incurred by the Company and (iii) to pay all unpaid expenses, including all Transaction Expenses, and remaining cash will be distributed to Kaleyra and its subsidiaries used for working capital and general corporate purposes;

•

to take all necessary action (including causing the Company’s directors to resign or otherwise removed) so that each of Dr. Avi Katz, Neil Miotto, John Mikulsky, Dario Calogero, Simone Fubini and Matteo Lodrini, as well an additional director unanimously approved by the new directors, who is qualified as an independent director under NYSE rules, constitute the Board; and

•

to take all necessary action (including causing executive officers of the Company resign or otherwise removed) so that Dario Calogero will be the chief executive officer of the Company immediately after the closing.

Survival of Representations and Warranties; Indemnification

None of the representations, warranties, covenants or agreements in the Stock Purchase Agreement or in any instrument delivered pursuant to the Stock Purchase Agreement will survive the Closing and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at law or in equity) with respect thereto will terminate at the Closing. Notwithstanding the foregoing, nothing in the Stock Purchase Agreement to the contrary will limit the survival of any covenant or agreement of the parties which by its terms is required to be performed or complied with in whole or in part after the Closing, which covenants and agreements will survive the Closing in accordance with their respective terms.

Termination

The Stock Purchase Agreement may be terminated as follows:

•	by the mutual written consent of the Company, Kaleyra and the Sellers;

•

by either the Company or the Sellers collectively holding a majority of Kaleyra’s Ordinary Shares if a governmental authority has issued a nonappealable final order, decree, or ruling or has taken any other action, in each having the effect of permanently restraining, enjoining or otherwise prohibiting the Business Combination; provided, that this particular right to terminate shall not available to a party if the failure by such party or its affiliates to comply with any provision of the Stock Purchase Agreement was a substantial cause or, or substantially resulted in, such order, decree, ruling or action;

•

by either the Company or the Sellers collectively holding a majority of Kaleyra’s Ordinary Shares if the closing shall not have occurred by 11:59 p.m. in San Francisco, California on December 12, 2019 (the “Termination Date”); provided, however, that this particular right to terminate shall not be available to any party whose breach of a representation or warranty or covenant made under the Stock Purchase Agreement by such party results in the closing not having occurred on or before the Termination Date;

•

by either the Company or the Sellers collectively holding a majority of Kaleyra’s Ordinary Shares if the other party has committed a material breach of (i) any of its respective representations and warranties or (ii) any of its respective covenants, and the breaching party has not cured such breach within twenty (20) business days after the party seeking to terminate the Stock Purchase Agreement has given the other party written notice of such breach and its intention to terminate the Stock Purchase Agreement (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature is incapable of being be cured) and if not cured on or prior to the closing date, such breach would result in the failure of any of the conditions to close the Business Combination to be fulfilled or satisfied (treating the closing date for such purpose as of the date of such breach); provided, however, that this particular right to terminate the Stock Purchase Agreement shall not be available to a party if the party is at that time in material breach of the Stock Purchase Agreement; or

•

by the Company if Kaleyra has committed a material breach of (i) any of its respective representations and warranties, or (ii) any of its respective covenants, and Kaleyra has not cured such breach within twenty (20) business days after the Company has given written notice of such breach and the Company’s intention to terminate the Stock Purchase Agreement (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature is incapable of being be cured) and if not cured on or prior to the closing date, such breach would result in the failure of any of conditions to close the Business Combination, to be fulfilled or satisfied (treating the closing date for such purpose as of the date of such breach); provided, however, that the Company shall not have this particular right to terminate the Stock Purchase Agreement if the Company is at that time in material breach of this Stock Purchase Agreement.

Expense Reimbursement

If the Business Combination is not consummated, each party shall bear its Transaction Expenses. If the Stock Purchase Agreement and the transactions contemplated thereunder are consummated, the Company shall pay, or cause to be paid, all unpaid Transaction Expenses at or after the closing, including the out-of-pocket costs and expenses incurred by Kaleyra and its subsidiaries in connection with the Stock Purchase Agreement and the transactions contemplated thereunder (including any fees and expenses of representatives of Kaleyra and its subsidiaries).

Amendment No. 1 to Stock Purchase Agreement

On September 24, 2019, the Company, Kaleyra, the Sellers’ Representative and the Sellers entered into Amendment No. 1 to the Stock Purchase Agreement to extend the date for unilateral termination of the Stock Purchase Agreement from September 30, 2019 to December 12, 2019.

Amendments

Except as otherwise provided in the Stock Purchase Agreement, the Stock Purchase Agreement may only be amended supplemented or modified only by execution of a written instrument signed by the Company, Kaleyra and, to the extent such amendment, supplement or modification affects any of the rights or obligations of the Seller Representative, the Seller Representative.

Related Agreements

This section describes the material provisions of certain additional agreements to be entered into pursuant to the Stock Purchase Agreement, which we refer to as the “Related Agreements,” but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the Related Agreements. A form of the Founder Shares Agreement is attached hereto as Exhibit A to Annex A, and the key terms of the Registration Rights Agreement are attached hereto as Exhibit C to Annex A. Stockholders and other interested parties are urged to read such Related Agreements in their entirety prior to voting on the proposals presented at the Special Meeting.

Founder Shares Agreement

The Founders entered into the Founder Shares Agreement with the Company, Kaleyra and the Seller Representative on February 22, 2019 with regard to their Founder Shares.

Pursuant to the terms of the Founder Shares Agreement, each Founder agreed that a portion of the Founder Earn-Out Shares will be forfeited in the event that either the 2019 Earn-Out Shares or the 2020 Earn-Out Shares are not issued in full. The aggregate number of Founder Earn-Out Shares will be determined as follows, based on the applicable Redemption Range:

Redemption Percentage	Less than 50.0%	Equal to or greater than 50.0% but less than or equal to 62.5%	Greater than 62.5% but less than or equal to 75.0%	Greater than 75.0% but less than 87.5%	Equal to or greater than 87.5%
Aggregate Founder Earn-Out Shares	251,686	629,220	1,090,646	1,552,074	2,013,504

The dates and amount of the lapse of the risk of forfeiture of the Founder Earn-Out Shares are as follows:

•

The lapse of the risk of forfeiture of the 2019 Sponsor Earn-Out Shares will irrevocably occur if the 2019 Earn-Out Shares are issued by the Company; provided, that the Earn-Out Reduction shall also apply to the 2019 Founder Earn-Out Shares (provided that the 2019 Founder Earn-Out Shares shall be finally forfeited to the Company without consideration if it is finally determined that the 2019 Earn-Out Shares are not earned and issuable);

•

The lapse of the risk of forfeiture of the 2020 Founder Earn-Out Shares will irrevocably occur if the 2020 Earn-Out Shares are issued by the Company; provided, that the Earn-Out Reduction shall also apply to the 2020 Founder Earn-Out Shares (provided that the 2020 Founder Earn-Out Shares shall be finally forfeited to the Company without consideration if it is finally determined that the 2020 Earn-Out Shares are not earned an issuable); and

•

For any Founder Earn-Out Shares for which the risk of forfeiture has not yet lapsed, or been forfeited, pursuant to the provisions above, the lapse of the risk of forfeiture shall irrevocably occur if and when any Earn-Out Shares become earned and issuable under the Purchase Agreement due to an Acceleration Event.

In addition, each Founder has irrevocably and unconditionally agreed that, prior to the lapse of the risk of forfeiture of the Founder Earn-Out Shares, such Founder shall not transfer all or any portion of such Founder

Earn-Out Shares, other than to a permitted transferee (as described in a letter agreement, dated December 7, 2017, between the Company and Founders, attached as Exhibit 10.1 to the Current Report on Form 8-K as filed with the SEC on December 12, 2017) who enters into a written agreement for the benefit of the parties to the Founder Shares Agreement pursuant to which such permitted transferee agrees to be bound by the provisions of the Founder Shares Agreement provided that, following such transfer, such Founder continues to beneficially own such transferred Founder Earn-Out Shares for all purposes, including voting rights.

Until Founder Earn-Out Shares have either been forfeited or the risk of forfeiture has lapsed, the Withheld Amount shall be withheld by the Company for the benefit of the Founders with respect to the Founder Earn-Out Shares. If and when the risk of forfeiture of the Founder Earn-Out Shares lapses, the Company shall release to each Founder, the aggregate amount of the Withheld Amount attributable to such Founder’s Founder Earn-Out Shares for which the risk of forfeiture has lapsed and, if applicable, shall continue to withhold any remaining Withheld Amount that is attributable to the Founder Earn-Out Shares or which the risk of forfeiture has not yet lapsed until such risk of forfeiture has lapsed, in which case such remaining Withheld Amount shall be released to the Founders with respect to their Founder Earn-Out Shares. If all or any portion of the Founder Earn-Out Shares are forfeited to the Company, then the portion of the Withheld Amount attributable to the portion of the Founder Earn-Out Shares that have been forfeited to the Company shall be automatically forfeited to the Company without consideration and with no further action required of any person.

Registration Rights Agreement

In connection with their initial purchase of our securities, the Initial Stockholders were granted registration rights pursuant to the Existing Registration Rights Agreement. In connection with the Business Combination, the Company agreed to amend and restate the the Existing Registration Rights Agreement with the Registration Rights Agreement in the form attached to the Stock Purchase Agreement. Pursuant to the Registration Rights Agreement, after the date of closing of the Business Combination, the Sellers’ Representative, Cowen Investments or the holders of at least a majority-in-interest of the Registrable Securities will be entitled to make up to three demands (not counting any demand by Cowen Investments to register our securities) that we register the Registrable Securities. Such registration rights are subject to certain requirements and limitations as set forth in the Registration Rights Agreement. In addition, and subject to certain requirements and limitations as set forth in the Registration Rights Agreement, the holders of the Registrable Securities have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our consummation of the Business Combination. Notwithstanding the foregoing, Cowen Investments, and Messrs. Silverberg and Bernstein may not exercise their demand and “piggyback” registration rights after five and seven years, respectively, after December 7, 2017 and may not exercise their demand rights on more than one occasion. The Company will bear the expenses incurred in connection with the filing of any such registration statements, provided, that the Company is not required to pay for any registration if the request for such registration is subsequently withdrawn at the request of the holders of a majority of the Registrable Securities to be registered in such registration.

Background of the Business Combination

The Company is a Private-to-Public Equity (PPE) company, also known as a blank check company or a special purpose acquisition company, incorporated in Delaware on October 9, 2017, for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Business Combination is the result of an extensive search for a potential transaction utilizing the network and investing and operating experience of our management, our Board and our operating advisors. The terms of the Business Combination are the result of extensive negotiations between our management team, our Founders, and representatives of Kaleyra and the Sellers. The following is a brief description of the background of these negotiations and the Business Combination.

Prior to the consummation of our IPO, neither the Company, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a transaction involving the Company.

After our IPO, the Company commenced an active search for prospective businesses and assets to acquire. Representatives of the Company and our Founders contacted, and were contacted by, a number of individuals and entities with respect to acquisition opportunities.

During that period, our management and our Founders:

•	considered over 98 potential acquisition targets (other than Kaleyra);

•	ultimately engaged in preliminary discussions with 50 target businesses or their representatives (other than Kaleyra), including preliminary due diligence;

•

entered into non-disclosure agreements with and provided a proposed term sheet or indication of interest letter for purposes of negotiations with respect to nine of those potential acquisition targets (other than Kaleyra); and

•	entered into executed term sheets with three of those potential acquisition targets (other than Kaleyra).

The decision not to pursue the alternative acquisition targets was generally the result of one or more of (i) our determination that these businesses did not represent an attractive target due to a combination of business prospects, strategy, management teams, structure, valuation or ability to execute, (ii) our decision to pursue a business combination with Kaleyra, (iii) a difference in valuation expectations between the Company, on the one hand, and a target or its seller, on the other hand or (iv) a potential target’s failure to satisfy the 80% test.

On December 11, 2018, Kurtis Fechtmeyer, Managing Director of Northland Securities, Inc. (“Northland Capital Markets”), a financial advisor to Kaleyra, contacted our Chief Executive Officer and Executive Chairman of the Board, Dr. Avi Katz, to discuss Kaleyra, the potential rationale for a business combination with Kaleyra, and the possibility of setting up a meeting for the following evening with Mr. Terry Hsiao, the Head of Strategy for Kaleyra. Mr. Fechtmeyer then e-mailed Dr. Katz overview materials about Kaleyra, which Dr. Katz shared that evening with our Board.

The next evening, on December 12, 2018, Dr. Katz met in person in New York City with Mr. Hsiao to discuss Kaleyra and its business, and the possibility of a business combination between the Company and Kaleyra.

On December 17, 2018, Dr. Katz updated our Board on his meeting with Mr. Hsiao, and told the Board that he had provided Kaleyra with a mutual non-disclosure agreement for Kaleyra to sign to allow Kaleyra to provide a confidential factbook about Kaleyra to the Company, and for the parties to otherwise exchange information. During the course of December 17, 2018, Dr. Katz and Raffi Salibian, a Vice President of GCA Altium S.r.l” (“GCA Altium”), a financial advisor to Kaleyra, exchanged correspondence negotiating the terms of a mutual non-disclosure agreement, which the Company and Kaleyra entered into that day. Following the entry into the mutual non-disclosure agreement, an Associate of GCA Altium, Jacopo Santin, e-mailed the confidential factbook to Dr. Katz, who then provided it to our Board.

On December 18, 2018, Dr. Katz met in person with Mr. Hsiao and Kaleyra’s Chief Executive Officer, Dario Calogero. The three individuals had an initial discussion regarding Kaleyra’s technical capabilities and products, as well as discussed the possibility of a business combination and the timeline for such a business combination. Following that meeting, Dr. Katz e-mailed a summary of the timeline, and information about the Company’s stockholders, to Messrs. Calogero and Hsiao.

On December 20, 2018, Mr. Fechtmeyer e-mailed Dr. Katz a set of public company comparables to Kaleyra which Dr. Katz distributed to our Board. The following day, on December 21, 2018, Dr. Katz and Mr. Fechtmeyer spoke to discuss the set of comparables as well as a draft of materials prepared by Northland Capital Markets for discussing the valuation terms of a business combination between the Company and Kaleyra. On December 22, 2018, Mr. Fechtmeyer e-mailed a revised version of these materials to Messrs. Calogero and Hsiao, and also Chief Corporate Development Officer, Giacomo Dall’Aglio, with a copy to Dr. Katz. Dr. Katz that same day shared the revised version of these materials with our Board.

On December 30, 2018, Mr. Calogero e-mailed Dr. Katz, to introduce Dr. Katz to his co-founder of Kaleyra and member of its board of directors, Simone Fubini, and to inform Dr. Katz that Kaleyra was interested in continuing to discuss the possibility of a business combination between the Company and Kaleyra. In addition to Mr. Fubini, Mr. Calogero copied Messrs. Hsiao, Dall’Aglio, Fechtmeyer and several other individuals at Northland Capital Markets on the e-mail to Dr. Katz. Dr. Katz that same day replied to Mr. Calogero to begin planning next steps, and Mr. Calogero responded to that e-mail on January 2, 2019 with further discussion of next steps.

On January 7, 2018, Mr. Calogero e-mailed Dr. Katz to arrange a telephone call between the Company, Kaleyra, Kaleyra’s counsel at Cooley and the company’s counsel at Crowell to discuss the possibility of a business combination. Prior to that telephone call, Dr. Katz, one of our directors, Neil Miotto, and a partner at Crowell, Jeffrey Selman spoke with representatives of Cowen to prepare for that telephone call. The telephone call took place that afternoon and participating in the call were Dr. Katz, Messrs. Miotto, Selman, Calogero, Hsiao and Dall’Aglio, and Cooley. The parties discussed a possible structure and timeline of a business combination between the Company and Kaleyra on the telephone call.

On January 9, 2019, Mr. Dall’Aglio e-mailed a draft of a vendor financial due diligence report on Kaleyra which had been prepared by KPMG in October 2018. That same day, Northland Capital Markets provided Dr. Katz, Mr. Miotto, and another member of our Board, John Mikulsky, with updated public company comparables to Kaleyra. Separately, on January 9, Mr. Fechtmeyer e-mailed Dr. Katz with Northland Capital Markets’ thoughts on a preliminary valuation for Kaleyra and transaction structure. Dr. Katz shared both of these materials with our Board.

On January 10, 2019, in advance of a telephone call between Dr. Katz and Messrs. Calogero and Dall’Aglio that Mr. Fechtmeyer also joined, Mr. Fechtmeyer e-mailed Dr. Katz and Mr. Calogero with a presentation prepared by Northland Capital Markets on a preliminary valuation for Kaleyra and transaction structure. During that telephone call, the parties agreed on high level terms that would govern a transaction between the Company and Kaleyra, including that Kaleyra’s stockholders would receive a mix of shares of our Common Stock at the Closing, promissory notes and the potential for additional shares of our Common Stock as part of a contingent earn-out over a two year period. At the conclusion of the telephone call, it was agreed that Dr. Katz would fly to Milan to have further meetings with Kaleyra.

On January 15, 2019, another of our directors, Jack Porter, met in Bangalore, India with Kaleyra’s Chief Technology Officer, Ashish Agarwal, to conduct technical due diligence on Kaleyra.

On January 16, 2019, Dr. Katz had diligence meetings in Milan, Italy Messrs. Calogero and Dall’Aglio, as well as other members of Kaleyra management, followed by a meeting with Messrs. Calogero and Fubini where they discussed and agreed to the terms of a non-binding letter of intent for a business combination between the Company and Kaleyra. Based upon the preliminary valuation information that had been provided to the parties in advance of the January 16 meetings, it was determined that an appropriate enterprise valuation for Kaleyra was $175 million, from which $18 million should be subtracted for its net debt. As a result, the parties agreed that the non-binding letter of intent would reflect a total value to be paid for Kaleyra’s securities of $157 million, which the parties understood would satisfy the “80% Test” as discussed in more detail under the subheading “—Satisfaction of the 80% Test” on page 134. It was also agreed that this would be apportioned between (A) cash and notes in an aggregate amount of $15 million, and (B) stock issued at closing and to be issued in the future upon achievement of certain financial targets totaling 14.2 million shares, with the actual mix of these components to be a function of the number of GigCapital public shares that would be redeemed, using three separate redemption ranges. The 14.2 million shares was to include the issuance of securities to Kaleyra employees.

On January 17, 2019, Dr. Katz provided Messrs. Calogero, Fubini and Dall’Aglio with a draft of a non-binding letter of intent, copying Messrs. Fechtmeyer, Miotto and Selman.

On January 19, 2019, Dr. Katz provided Messrs. Calogero, Fubini, Dall’Aglio and Hsiao with a comprehensive due diligence request list. On that same day, Mr. Fechtmeyer e-mailed the parties materials for an organizational meeting scheduled for January 21. 2019.

On January 21, 2019, Dr. Katz and Messrs. Miotto, Calogero, Dall’Aglio and Hsiao, joined by representatives of Northland Capital Markets, Cowen, Crowell and Cooley met telephonically in the organizational meeting to discuss finalization of the non-binding letter of intent, due diligence and negotiation of a definitive agreement for the business combination. Later that day, representatives of Cowen and Mr. Selman spoke with members of our Board to discuss the proposed business combination.

Over the next several days, Messrs. Selman and McKenna discussed and exchanged revisions to the non-binding letter of intent. Dr. Katz kept our Board informed of the discussions regarding the non-binding letter of intent. On January 25, 2019, Dr. Katz and Mr. Calogero signed the agreed-upon non-binding letter of intent, a copy of which Dr. Katz provided to our Board.

Although the Company had begun to conduct due diligence of Kaleyra even before Dr. Katz went to Milan, Italy and Mr. Porter went to Bangalore, India, the due diligence efforts continued following the delivery on January 19 of the comprehensive due diligence request list, and these efforts accelerated following execution of the non-binding letter of intent on January 25. Each of our directors was involved with aspects of the due diligence that the Company conducted of Kaleyra. Over the course of the following week, Messrs. Selman and McKenna had numerous discussions regarding the establishment of a virtual data room by Kaleyra, and the virtual data room, once established, was made available to our Board and attorneys at Crowell. Due diligence by the Company continued over the course of the next several weeks. Messrs. Selman and McKenna also began discussing structures for the transaction taking into consideration the different jurisdictions involved and tax considerations. In that regard, Kaleyra’s counsel in Italy, Chiomenti Studio Legale (“Chiomenti”), was brought in to advise on Italian aspects of structuring.

On February 2, 2019, Dr. Katz and Mr. Calogero met in person in New York City with various individuals from Cowen and Northland Capital Markets discuss the combination timeline and other aspects of the process for reaching a definitive agreement and achieving the proposed business combination.

On February 4, 2019, our Board held a regularly scheduled meeting at which it discussed the non-binding letter of intent and the negotiations of the definitive agreement for a business combination with Kaleyra. Our Board also spoke with representatives of Cowen that day regarding the proposed business combination.

On February 7, 2019, Dr. Katz, Messrs. Miotto, Calogero and Hsiao, and various attorneys at Crowell and Cooley, met telephonically to discuss terms of the definitive agreement for the business combination. The following day, on February 8, 2019, Messrs. Miotto, Calogero and Dall’Aglio, had a further telephonic discussion with attorneys at Crowell, Cooley and Chiomenti on the subject of the definitive agreement, following which, Mr. Selman provided to Cooley, an initial draft of a definitive agreement for the business combination and of a form of the Founder Shares Agreement. The initial draft of the definitive agreement left open transaction structure issues that Chiomenti was examining under Italian law.

On February 9, 2019, Dr. Katz enquired of the NYSE on the availability of “KLR” as a ticker symbol for Kaleyra following the completion of the proposed business combination. On February 11, 2109, the NYSE informed Dr. Katz that this symbol was available.

Over the next several days, as Chiomenti worked with Kaleyra and its tax advisors on a recommendation for a formulation of a structure for the transaction, representatives of Crowell and Cooley continued to discuss other aspects of the transaction and the draft of the definitive agreement. On February 12, 2019, Mr. Selman spoke with Cooley regarding U.S. securities law aspects of the transaction, and the impact of those laws on the transaction’s structure. Attorneys at Crowell and Cooley spoke again on February 14, 2019, at which time they discussed a transactional structure that would involve the Sellers selling the Company all of the Ordinary Shares of Kaleyra that the Sellers owned. Later that evening, another attorney at Cooley provided a revised draft of the definitive agreement to Mr. Selman.

Attorneys at Crowell and Cooley continued over the next several days to negotiate the definitive agreement, including with regard to purchase price adjustments, the effect of different Redemption Ranges and tax structures. Dr. Katz also had several discussions with Messrs. Calogero and Dall’Aglio on these topics as well, as the parties worked on finalizing the definitive agreement. Attorneys at Crowell and Cooley also worked on drafting and finalizing the other agreements needed to effect the Business Combination. On February 15, 2019, Cooley provided Mr. Selman with a revised draft of the Founder Shares Agreement. On February 17, 2019, Mr. Selman provided to attorneys at Cooley and Messrs. Calogero and Dall’Aglio, revised drafts of the definitive agreement for the business combination and the Founder Shares Agreement, as well as a draft of the Registration Rights Agreement and other documents for the Business Combination. The following day, on February 18, 2019, Mr. Selman sent to this same group a form of unsecured convertible promissory note. Cooley was also provided with a form of accredited investor questionnaire to be distributed to the Sellers for purposes of due diligence with regard to U.S. securities law compliance. Drafts of the parties’ disclosure schedules to the Stock Purchase Agreement were also exchanged.

On February 18, 2019, Dr. Katz spoke with the rest of our Board regarding the negotiations of the Stock Purchase Agreement and the anticipated timeline for completion of these negotiations.

Between February 18, 2019 and February 22, 2019, the attorneys at Crowell, Cooley and Chiomenti, worked to finalize the negotiations and drafting of the various agreements, including the Stock Purchase Agreement. On February 19, 2019, Dr. Katz met in person in New York City with Messrs. Calogero and Dall’Aglio to negotiate (a) the final business points on the Stock Purchase Agreement, being the different amounts and type of consideration in the Stock Purchase Agreement and the number of shares subject to the earn-out in the Founder Shares Agreement, based upon different Redemption Ranges, (b) the purchase price adjustments, and (c) that the number of shares to be included in the Kaleyra, Inc. 2019 Incentive Plan would equal (i) 12% of the number of shares of the Common Stock of the post-combination company on a fully-diluted basis, plus (ii) an annual evergreen for 10 years equal to 5% of the number of shares of the Common Stock of the post-combination company outstanding as of the conclusion of such company’s immediately preceding fiscal year, plus (iii) a number of shares of the Common Stock of the post-combination company equal to the number of restricted stock units to be issued units to be awarded to employees of Kaleyra following the Business Combination pursuant to the terms of the Stock Purchase Agreement.

For the first of these points decided at the meeting, the parties agreed to make two significant adjustments to what had been provided for in the non-binding letter of intent. First, rather than having three redemption ranges, the parties decided that each component of the aggregate closing consideration would be apportioned according to the five redemption ranges described in detail under the heading “—The Stock Purchase Agreement—Consideration to the Sellers in the Business Combination” on page 109. Second, although it had always been the intent that employees of Kaleyra would be receiving a portion of the aggregate of $157 million in value agreed to in reaching the non-binding letter of intent, a number of these employees did not hold securities in Kaleyra. Therefore, it was agreed that a portion of the 14.2 million share component of the aggregate closing consideration provided for in the non-binding letter of intent would instead be set aside to be granted to employees of Kaleyra as restricted stock units following the Business Combination as described in “—Equity Incentive Plan and Award of Restricted Stock Units” on page 113. In addition, on the second of these points, the parties agreed that the proposed mix of cash, long- and short-term debt that would be reflected on Kaleyra’s balance sheet would be between $5 to $7 million in cash, $10 to $12 million in short-term debt (payable before June 30, 2020) and $12 to $14 million in long-term debt (payable after July 1, 2020), provided that the total net debt of the post-combination company would be between $17 to $19 million, without there being a purchase price adjustment. Therefore, the parties agreed that Kaleyra could adjust its mix of proposed short- and long-term debt, provided such amount would be between $22 to $26 million in the aggregate, before a purchase price adjustment would apply. The attorneys at Crowell and Cooley drafted these points into the Stock Purchase Agreement and Founder Shares Agreement on February 20 and 21, 2019, and also finalized the disclosure schedules of the parties to the Stock Purchase Agreement.

Following the February 19, 2019 meeting between Dr. Katz and Messrs. Calogero and Dall’Aglio, the three of them attended a meeting in Cowen’s offices in New York City joined in person by Terry Hsiao and representatives of Cowen and Northland, and by videoconference by Messrs. Miotto and Selman to discuss the business and financial rationale for the proposed business combination.

On February 22, 2019, each of the board of directors of Kaleyra and our Board met to approve and did so approve the Business Combination and the entry into the various agreements necessary to effect the Business Combination. On that same date, each of the Company, Kaleyra, the Sellers and the Founders signed the various agreements to which each are a party.

On February 26, 2019, the Company and Kaleyra issued a joint press release announcing the Business Combination, and the Company filed a Current Report on Form 8-K to announce the Business Combination and the entry into the Stock Purchase Agreement and the Founder Shares Agreement.

On June 25, 2019, on behalf of the Company, Esse Effe and Maya, Chiomenti filed a notification on a voluntary basis with the Italian Office of the Presidency of the Council of Ministers pursuant to and for purposes of Italy’s art. 2, of decree law no. 21 of 15 March 2012, converted with amendments by law no. 56 of 11 May 2012, concerning strategic assets of Italian companies in the energy, transports and communications sectors (the “golden powers”) for a finding by such Officer of the Presidency of the Council of Ministers that the conditions provided for the application of the legal framework pertaining to the golden powers in question have not been met by the Business Combination. On July 5, 2019, the Italian Office of the Presidency of the Council of Ministers, on the basis of the results of the inquiry and the evaluations made by the Coordination Group for the exercise of golden powers, confirmed that the Business Combination does not fall within the scope of application of Italy’s art. 2, of decree law no. 21 of 15 March 2012 governing golden powers.

Independent Director Oversight

Our Board includes four independent directors who are not affiliated with our Sponsor. In connection with the Business Combination, our independent directors, Messrs. Miotto, Mikulsky, Porter and Wang, took an active role in due diligence of Kaleyra and in evaluating and providing guidance to the Company’s management in negotiating the proposed terms of the Business Combination, including the Stock Purchase Agreement, the Related Agreements and the amendments to our Current Charter to take effect upon the completion of the Business Combination. As part of their evaluation of the Business Combination, our independent directors were aware of the potential conflicts of interest with our Sponsor that could arise with regard to the proposed terms of the Stock Purchase Agreement, the Related Agreements and the amendments to our Current Charter to take effect upon the completion of the Business Combination. Our independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of the Board, the Stock Purchase Agreement and the Business Combination.

The Company’s Board of Directors’ Reasons for Approving the Business Combination

Our Board considered a wide variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, our Board did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Our Board viewed its position as being based on all of the information available and the factors presented to and considered by it. In addition, different individual members of our Board may have given different weight to different factors in their evaluation of the Business Combination. Our Board unanimously voted in favor of the Business Combination and to recommend the Business Combination to our stockholders. This explanation of our Board’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

In reaching its decision, our Board considered numerous factors, including the results of the due diligence review conducted by us. This review encompassed, among other things, review of the CPaaS market, analysis of the current regulatory landscape, analysis of current prospects, meetings with Kaleyra management and employees, interviews with selected customers, document reviews, review of financial models and forecasts and other information made available to us in an electronic data room and otherwise. Among other things, our diligence review of Kaleyra showed that its revenue projections discussed below on page 135 demonstrated a compound annual growth rate of at least 30% for the period from 2016 through the projected periods, and adjusted EBITDA projections demonstrated a compound annual growth rate of at least 56% from 2016 through the projected periods. In addition, as disclosed below on pages 135 and 136, the board considered this information in light of the comparable company information provided to it.

In the prospectus for our IPO, we identified the following general criteria and guidelines that we expected to apply when evaluating any potential acquisition, including analyzing:

•	underlying fundamentals of the target business;

•	external factors affecting the target business;

•	anticipated contribution that our combined team can make to growth of the business; and

•	opportunity for superior investment return.

The criteria and situations described above were not intended to be exhaustive and we indicated our evaluation of any particular initial business combination might reflect other considerations, factors and criteria deemed relevant by our management in effecting the relevant transaction, consistent with our business objective and strategy.

In approving the Business Combination, our Board determined not to obtain a fairness opinion. Our officers and directors have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and backgrounds, together with the experience and sector expertise of our financial advisors, including Cowen; enabled them to make the necessary analyses and determinations regarding the Business Combination of Kaleyra with the Company. In addition, our officers, directors and advisors have substantial experience with mergers and acquisitions.

Representatives of Cowen had numerous discussions with Dr. Katz and our Board regarding the Business Combination, including the potential capital markets reaction to the Business Combination. Our Board held multiple meetings to discuss the business and products of Kaleyra as well as the transaction universe and a description of the public company comparables described in the various presentation materials provided by Northland Capital Markets, which it also discussed with representatives of Cowen. Our Board was also briefed on the opportunities for Kaleyra, which our management believed could be achieved based on the proposed transformational strategy that they intend to implement following the Business Combination. Our Board also received updates regarding and considered the negotiations of the material terms of the Stock Purchase Agreement and the Related Agreements. Our Board considered all of these matters in concluding that the Business Combination and the terms and conditions of these agreements are fair to, in the best interests of, and advisable for, the Company and its stockholders.

In evaluating the Business Combination and consistent with the criteria described above, our Board considered, among others, the following positive factors:

•

Favorable Industry Trends. The CPaaS market is a fast growing market that is transitioning from a hyper growth start-up phase to a critical mass phase as its software products disrupt telecommunications services by causing a shift from a hardware-driven marketplace to a software/CPaaS platforms providing complete communication capabilities that are easily deployed through converged infrastructure APIs;

•

Global and Diversified Market Position. Kaleyra’s global presence providing a cloud communication platform to enterprises using both messaging and voice across a variety of industries with a global and diversified customer base;

•

Well Developed Technology Platform. Kaleyra operates its core technology platform in the public cloud, as private clouds, and in hybrid situations. This platform has a high-volume infrastructure that has been designed to be easily scalable and consists of two separate types of interfaces; one for connectivity to mobile network operators and the other a set of APIs that provide convenient and user-friendly tools that enable Kaleyra’s customers to engage in communications with their end-user customers;

•

Recurring Revenues with Long-Standing Customers. Kaleyra has 20 years of operating history, with more than 3,000 customers and business partners, many of which had used Kaleyra’s products for multiple years. During 2018, approximately 92% of revenues were from customers of Kaleyra in 2017;

•

Growing Revenue and Adjusted EBITDA. Kaleyra had experienced strong historical topline growth in revenue and adjusted EBITDA during the prior years with a robust pipeline for future growth via its new product roadmap, mergers and acquisition activity and industry tailwinds;

•

Platform Supports Further Growth Initiatives. Kaleyra’s platform supports further expansion of its footprint with existing and new customers through the exploitation of cross-sale opportunities among Kaleyra’s recent acquisitions, enhancement and expansion of product features and capabilities, and expansion into new markets and geographic regions in order to facilitate the achievement of revenue growth;

•

Synergistic, Accretive Acquisition Opportunities. Kaleyra believes that there are various incremental accretive acquisition opportunities to expand and enhance its platform which could increase adjusted EBITDA growth.

•

Financial Position. Kaleyra’s financial position and ability to generate revenues did not depend upon an influx of cash from our Trust Account, although it will be enhanced by such cash as it will further enable the ability to pursue acquisition opportunities.

•

Commitment of Kaleyra’s Owners. Our Board believes the Sellers retaining a substantial equity interest following the Business Combination reflects their belief in and commitment to the continued growth prospects of the post-combination company;

•

Attractive Valuation. As more fully described under “ —Comparable Company Analysis”, the purchase price values Kaleyra at a discount to selected public company comparables on a pro forma implied total enterprise value as a multiple of Kaleyra’s 2019E adjusted EBITDA; and

•

Highly Complementary Management Teams. Dr. Avi Katz, formerly both Chairman and Chief Executive Officer of GigPeak, Inc., will be Executive Chairman of the post-combination company following the Business Combination. His leadership skills and experience as a CEO of a technology company publicly listed on the NYSE and which became a public company through a reverse-merger process, growing in part through acquisitions will be highly complementary to the skills and experience of Kaleyra’s Chief Executive Officer, Dario Calogero and the strong management team that he has assembled at Kaleyra.

Our Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

•	Macroeconomic Risks. Macroeconomic uncertainty and the effects it could have on the post-combination company’s revenues;

•	Benefits May Not Be Achieved. The risk that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe;

•	Cost Savings and Growth Initiatives May Not be Achieved. The risk that the cost savings and growth initiatives may not be fully achieved or may not be achieved within the expected timeframe;

•

Foreign Headquarters. The fact that Kaleyra’s headquarters is in Milan, Italy and that a substantial part of its operations are outside the U.S., away from the business cultural influence of other U.S.-based companies that are publicly listed in the U.S.

•	No Third-Party Valuation. The risk that the Company did not obtain a third-party valuation or fairness opinion in connection with the Business Combination; and

•	Other Risks. Various other risks associated with the business of Kaleyra, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement.

Our Board concluded that the potential benefits that it expected the Company and its stockholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Our Board also noted that our stockholders would have a substantial economic interest in the post-combination company (depending on the level of our stockholders that sought redemption of their public shares into cash). Accordingly, our Board unanimously determined that that the Business Combination and the terms and conditions of Stock Purchase Agreement and the Related Agreements are fair to, in the best interests of, and advisable for, the Company and its stockholders.

Satisfaction of 80% Test

Under NYSE rules, an initial business combination must occur with one or more target businesses that together have a fair market value of at least 80% of our assets held in the Trust Account (excluding taxes payable on the income earned on the Trust Account count) at the time of the agreement to enter into the initial business combination. On February 22, 2019, there was approximately $146.7 million in the Trust Account, and 80% of that amount was therefore approximately $117.4 million. The fair market value of the target or targets had to be determined by our Board based upon one or more standards generally accepted by the financial community, such as discounted cash flow valuation or value of comparable businesses. Subject to this requirement, our management has had virtually unrestricted flexibility in identifying and selecting one or more prospective target businesses, although the Company was not permitted to effectuate an initial business combination with another blank check company or a similar company with nominal operations. In any case, the Company determined that it would only complete an initial business combination in which it acquired 50% or more of the outstanding voting securities of the target or were otherwise not required to register as an investment company under the Investment Company Act.

Certain Kaleyra Projected Financial Information

Kaleyra provided the Company with its internally prepared projections for the fiscal years ending December 31, 2019 through December 31, 2020. Our management and Board considered those projections (set forth below) as material to their consideration of the Business Combination. The prospective financial information was not prepared with a view towards compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. These projections were prepared solely for internal use, and capital budgeting and other management purposes, and are subjective in many respects and therefore susceptible to varying interpretations and the need for periodic revision based on actual experience and business developments, and were not intended for third-party use, including by investors or holders. You are cautioned not to rely on the projections in making a decision regarding the transaction, as the projections may be materially different than actual results.

The projections reflect numerous assumptions including assumptions with respect to general business, economic, market, regulatory and financial conditions and various other factors, all of which are difficult to predict and many of which are beyond Kaleyra’s control, such as the risks and uncertainties contained in the section entitled “Risk Factors.” The projections reflect the consistent application of the accounting policies of Kaleyra and should be read in conjunction with the accounting policies included in Note 2 to the accompanying historical audited consolidated financial statements of Kaleyra included elsewhere in this proxy statement.

The projections were requested by, and disclosed to, the Company for use as a component in its overall evaluation of Kaleyra, and are included in this proxy statement on that account. Although the assumptions and estimates on which the forecasts for revenues and costs are based are believed by our management to be reasonable and based on the best then currently available information, including information made available by Kaleyra, the financial forecasts are forward-looking statements that are based on assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond Kaleyra’s and our control. There will be differences between actual and forecasted results, and actual results may be materially greater or materially less than those contained in the forecasts. The inclusion of the forecasted financial information in this proxy statement should not be regarded as an indication that Kaleyra or the Company or their respective representatives considered or consider the forecasts to be a reliable prediction of future events, and reliance should not be placed on the forecasts. Furthermore, while all projections are necessarily speculative, Kaleyra believes that the prospective financial information covering periods beyond 12 months from its date of preparation carries increasingly higher levels of uncertainty and should be read in that context.

Kaleyra has not made any representations or warranties with respect to the accuracy, reliability, appropriateness or completeness of the projections to anyone, including to the Company. Neither Kaleyra’s management nor any of its representatives has made or makes any representation or warranty to any person regarding the ultimate performance of Kaleyra compared to the information contained in the projections, and none of them intends to or undertakes any obligation to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events in the event that any or all of the assumptions underlying the projections are shown to be in error. Accordingly, they should not be looked upon as “guidance” of any sort. Kaleyra and the Company will not refer back to these forecasts in its future periodic reports filed under the Exchange Act.

The projections were prepared by, and are the responsibility of, Kaleyra’s management. KPMG, Kaleyra’s independent auditor, has not examined, compiled or otherwise applied procedures with respect to the accompanying prospective financial information presented herein and, accordingly, expresses no opinion or any other form of assurance on it.

The key elements of the projections provided to the Company in connection with the evaluation of the Business Combination by the Company’s Board are summarized below:

	Fiscal Year Ended December 31,
($ in millions)	2019E	2020E
Kaleyra Revenues	$126.7	$161.2
Kaleyra adjusted EBITDA	$11.6	$16.8

Comparable Company Analysis

The Company’s management primarily relied upon a public company comparables analysis to assess the value that the public markets would likely ascribe to Kaleyra following the Business Combination with the Company and this analysis was presented to the Board. The relative valuation analysis was based on publicly-traded companies in the CPaaS and communications sectors, which were determined to be most comparable. The comparable public companies the Board reviewed within this sector are set forth in the table below. These companies were selected by the Company as the publicly-traded companies having businesses most similar to the post-combination company’s business. However, the Company’s board realized that no company was identical in nature to Kaleyra.

Our Board reviewed, among other things, information for comparable companies regarding estimated enterprise value, revenue growth for 2018 over 2017, actual and projected adjusted EBITDA for 2018 and 2019 and revenue and adjusted EBITDA as a multiple of enterprise value.

The multiples for the selected comparable companies, based on analysis as of January 24, 2019, are summarized in the table below:

($USD in millions)
Company	Market Cap	Enterprise Value	Revenue Growth (CY 17/18E)	Enterprise Value / Revenue			Enterprise Value / EBITDA
				LTM	CY 18E	CY 19E	LTM	CY 18E	CY 19E
CPaaS / UCaaS
AudioCodes Ltd.	$356	$309	11.8%	1.8x	1.8x	1.6x	18.6x	NA	NA
Bandwidth Inc.	$837	$773	23.4%	4.0x	3.8x	3.4x	48.1x	NM	NEG
Bottomline Technologies (de), Inc.	$2,118	$2,141	4.9%	5.3x	5.2x	4.8x	52.2x	21.6x	20.0x
CLX Communications	$624	$683	19.1%	1.6x	1.5x	1.3x	20.2x	17.2x	13.9x
eGain Corporation	$186	$181	8.8%	2.9x	2.9x	2.6x	NM	49.0x	NM
IMImobile PLC	$185	$198	21.6%	1.2x	1.2x	1.0x	13.4x	9.2x	8.0x
LivePerson, Inc.	$1,355	$1,289	13.8%	5.3x	5.2x	4.5x	NM	NM	NM
Ooma, Inc.	$308	$261	11.6%	2.1x	2.0x	1.9x	NEG	NEG	NEG
Ribbon Communications Inc.	$588	$626	NA	1.1x	1.0x	1.0x	NEG	7.7x	5.9x
Synchronoss Technologies, Inc.	$302	$500	(18.0%)	1.4x	1.5x	1.5x	NEG	44.1x	9.5x
Upland Software, Inc.	$644	$786	51.3%	5.9x	5.3x	4.1x	27.4x	15.0x	11.3x
Vonage Holdings Corp.	$2,197	$2,382	4.7%	2.3x	2.3x	2.0x	16.0x	13.3x	14.0x
Low	$185	$181	(18.0%)	1.1x	1.0x	1.0x	13.4x	7.7x	5.9x
1st Quartile	$306	$297	6.8%	1.6x	1.5x	1.4x	17.3x	12.3x	8.7x
Mean	$808	$844	13.9%	2.9x	2.8x	2.5x	28.0x	22.2x	11.8x
Median	$606	$655	11.8%	2.2x	2.2x	1.9x	20.2x	16.1x	11.3x
3rd Quartile	$966	$912	20.3%	4.3x	4.2x	3.6x	37.7x	27.2x	13.9x
High	$2,197	$2,382	51.3%	5.9x	5.3x	4.8x	52.2x	49.0x	20.0x

Source: Capital IQ

Note: Growth rate for Ribbon Communications excluded due to inorganic growth during the CY 2017 – CY 2018E period.

Based on the review of these selected comparable publicly-traded companies, our Board concluded that Kaleyra’s pro forma implied total enterprise value as a multiple of its pro forma revenues and pro forma adjusted EBITDA was below the total enterprise value as a multiple of revenues and adjusted EBITDA of similar benchmarks of such companies. This analysis supported our Board’s determination, based on a number of factors, that the terms of the Business Combination were fair to and in the best interests of the Company and its stockholders.

Interests of Certain Persons in the Business Combination

In considering the recommendation of our Board to vote in favor of the Business Combination, stockholders should be aware that aside from their interests as stockholders, our Founders and certain members of our Board and officers have interests in the Business Combination that are different from, or in addition to, those of other stockholders generally. Our Board was aware of and considered these interests, among other matters, in evaluating the Business Combination, and in negotiating the Stock Purchase Agreement and other transaction agreements and recommending to stockholders that they approve the Business Combination. Stockholders should take these interests into account in deciding whether to approve the Business Combination.

These interests include, among other things:

•

the fact that our Initial Stockholders cannot redeem any of the shares of Common Stock that they hold in connection with a stockholder vote to approve a proposed initial business combination and such Initial Stockholders will lose their entire investment in us if an initial business combination is not consummated by December 12, 2019;

•

the fact that our Founders paid an aggregate of $5,007,560 for the Founder Shares and such securities will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at $40,270,060 (based upon a $10.00 per share price for our Common Stock);

•

the fact that our Initial Stockholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their shares of Common Stock that they hold (other than any public shares, in the case of Cowen Investments) if we fail to complete an initial business combination by December 12, 2019;

•

the fact that our Founders paid an aggregate of $4,982,560 for their 498,256 private placement units, including the rights and warrants that are a constituent part of the private placement units, and that such private placement units will be worthless if a business combination is not consummated by December 12, 2019;

•

the continued right of our Founders to hold our Common Stock and the shares of Common Stock to be issued to our Founders upon conversion of the rights and exercise of their private placement warrants following the Business Combination, subject to certain vesting restrictions and lock-up periods;

•

that fact that our Sponsor has agreed that it will be liable to us, if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below: (i) $10.00 per public share; or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account due to reductions in the value of the trust assets, in each case, net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, our Sponsor will not be responsible to the extent of any liability for such third party claims. There is no assurance that our Sponsor will be able to satisfy its obligations. The per-share liquidation price for the public shares is anticipated to be approximately $[●] (based on the amount expected to be in trust at the time of the special meeting). Nevertheless, the Company cannot assure you that the per share distribution from the trust account, if the Company liquidates, will not be less than $[●], plus interest, due to unforeseen claims of potential creditors

•	the anticipated continuation of certain members of our Board as directors of the post-combination company;

•	the continued indemnification of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance after the Business Combination; and

•

that, at the Closing we will amend and restate the Registration Rights Agreement that the Company and certain holders of Common Stock entered into, which provides certain stockholders and their permitted transferees with registration rights.

These interests may influence our directors in making their recommendation that you vote in favor of the approval of the Business Combination.

Potential Purchases of Public Shares

In connection with the stockholder vote to approve the proposed Business Combination, our Initial Stockholders, directors or officers or their respective affiliates may privately negotiate transactions to purchase shares of Common Stock from public stockholders who would have otherwise elected to have such shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per-share pro rata portion of the Trust Account. None of our directors or officers or their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Such a purchase would include a contractual acknowledgement that such stockholder, although still the record holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its Redemption Rights, and would include a contractual provision that directs such stockholder to vote such shares in a manner directed by the purchaser. In the event that our Initial Stockholders, directors or officers or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their Redemption Rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per-share pro rata portion of the Trust Account. The purpose of such purchases would be to increase the likelihood of obtaining stockholder approval of the Business Combination.

Rights Tender Offer

We intend to commence the Rights Tender Offer to purchase up to 14,375,000 of our public rights at a purchase price that is still to be determined, subject to certain conditions, including that the Stock Purchase Agreement is not terminated for any reason. The Rights Tender Offer will provide holders of public rights who may not wish to retain shares of Common Stock following the Business Combination the possibility of receiving cash for their public rights. The Rights Tender Offer will close concurrently with the consummation of the Business Combination.

We have also entered into a non-binding letter of intent with Greenhaven pursuant to which we would acquire the shares of Common Stock into which the 5,482,694 public rights currently held by Greenhaven, plus any additional public rights that Greenhaven may acquire, up to 4,517,306 additional public rights, will convert upon the closing of the Business Combination. Greenhaven will hold, and not offer, sell, contract to sell, pledge, transfer, assign, or otherwise dispose of, directly or indirectly, or hedge such public rights, and any shares of Common Stock that such public rights convert into, until the Rights Acquisition Closing Date. The purchase price for such shares of Common Stock will be as follows: (a) $1.05 per public right for the first 5,500,000 public rights (which reflects $10.50 per share for the first 500,000 shares); (b) $1.07 per public right for the next 2,500,000 public rights (which reflects $10.70 per share for the next 250,000 shares); and (c) $1.10 per public right for the next 2,000,000 public rights (which reflects $11.00 per share for the next 200,000 shares). Greenhaven would not tender its public rights in response to the Rights Tender Offer. Greenhaven will have the right to terminate the purchase, without penalty, on the day prior to the Rights Acquisition Closing Date by giving written notice, in which case it will not be restricted after such time with respect to its ability to dispose of the shares.

Total Company Shares to be Issued in the Business Combination

It is anticipated that, upon completion of the Business Combination: (i) the Company’s public stockholders will own approximately 37.18% of the post-combination company’s outstanding Common Stock; (ii) our Initial Stockholders will own approximately 20.38% of the post-combination company’s outstanding Common Stock and (iii) the Sellers will own approximately 42.44% of the post-combination company’s outstanding Common Stock. These ownership percentages assume that (a) there are no additional redemptions of the Offering Shares by the Company’s public stockholders other than those that have already occurred on June 5, 2019, (b) 8,616,819 shares of Common Stock are issued to the Sellers at Closing, and (c) the Company does not issue any additional shares of Common Stock between the date of the Stock Purchase Agreement and the Closing Date. The above-stated ownership percentages with respect to the post-combination company do not take into account: (a) warrants that will remain outstanding immediately following the Business Combination, (b) the issuance of any shares under the Kaleyra, Inc. 2019 Incentive Plan, a copy of which is attached to this proxy statement as Annex D, including up to 1,290,909 restricted stock units to be awarded to service providers of Kaleyra following the Business Combination pursuant to the terms of the Stock Purchase Agreement or (c) the conversion of 14,375,000 public rights into 1,437,500 shares of Common Stock which are subject to the Rights Tender Offer, including any shares resulting from the conversion of public rights that we may agree prior to consummation of the Business Combination to purchase at a date following the consummation of the Business Combination, and therefore such public rights would not be tendered in response to the Rights Tender Offer, but do take into account the conversion of 498,256 private placement rights into 49,826 shares of Common Stock upon the completion of the Business Combination which are not subject to the Rights Tender Offer. If the actual facts are different than these assumptions (which they are likely to be), the ownership percentage retained by the Company’s existing public stockholders in the post-combination company will be different from the above-stated ownership percentage. For more information, please see the sections entitled “Summary of the Proxy Statement—Impact of the Business Combination on the Company’s Public Float” and “Unaudited Pro Forma Condensed Combined Financial Information.”

Certificate of Incorporation

Pursuant to the terms of the Stock Purchase Agreement, upon the Closing, our current Charter will be amended promptly to provide for:

•	classification of our Board into three classes of directors with staggered terms of office and to make certain related changes; and

•

provide for certain additional changes, including but not limited to changing the post-combination company’s corporate name from “GigCapital, Inc.” to “Kaleyra, Inc.” and eliminating certain provisions specific to our status as a blank check company, which our Board believes are necessary to adequately address the needs of the post-combination company.

For additional information, please see the sections entitled “Proposal No. 2—Classification of the Board of Directors” and “Proposal No. 3—Approval of Additional Amendments to Current Certificate of Incorporation in Connection with the Business Combination.”

Name and Headquarters

The name of the post-combination company after the Business Combination will be Kaleyra, Inc. and our headquarters will be located in Milan, Italy.

Redemption Rights

Pursuant to our Charter, holders of public shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with our Charter. As of [●], 2019, this would have amounted to approximately $[●] per share. If a holder exercises its Redemption Rights, then such holder will be exchanging its shares of our Common Stock for cash and will no longer own shares of the post-combination company. Such a holder will be entitled to receive cash for its Common Stock only if it properly demands redemption and delivers its shares (either physically or electronically) to our Transfer Agent in accordance with the procedures described herein. Notwithstanding the foregoing, a holder of public shares, together with any affiliate of him or her or any other person with whom he or she is acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) will be restricted from seeking Redemption Rights with respect to more than15% of the public shares. Accordingly, all public shares in excess of the 15% threshold beneficially owned by a public stockholder or “group” (as defined in Section 13d-3 of the Exchange Act) will not be redeemed for cash.

We have no specified maximum redemption threshold under our Charter, other than the aforementioned 15% threshold. Each redemption of shares of Common Stock by our public stockholders will reduce the amount in our Trust Account, which held marketable securities with a fair value of approximately $[●] as of [●], 2019. Our Initial Stockholders have agreed to waive their Redemption Rights with respect to any shares of Common Stock they may hold (other than any public shares, in the case of Cowen Investments) in connection with the consummation of our Business Combination, which shares represent, in the aggregate, approximately 35.12% of our outstanding shares of Common Stock. These conditions to Closing in the Stock Purchase Agreement are for the sole benefit of the parties thereto and may be waived by such parties. If, as a result of redemptions of Common Stock by our public stockholders, these conditions are not met (and are not waived), then we, the Sellers or Kaleyra (as applicable) may elect not to consummate the Business Combination. In addition, in no event will we redeem shares of our Common Stock in an amount that would cause our net tangible assets to be less than $5,000,001. Please see the section entitled “Special Meeting of Company Stockholders—Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Appraisal Rights

Appraisal rights are not available to our stockholders in connection with the Business Combination.

Accounting Treatment

The Business Combination will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, the Company will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on Kaleyra’s operations comprising substantially all of the ongoing operations of the post-combination company, Kaleyra’s senior management comprising substantially all of the senior management of the post-combination company and the existence of a large minority voting interest in the Company. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Kaleyra issuing stock for the net assets of the Company, accompanied by a recapitalization. The net assets of the Company will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be the historical operations of Kaleyra.

United States Federal Income Tax Considerations for Stockholders Exercising Redemption Rights

The following is a discussion of material U.S. federal income tax considerations for holders of our shares of Common Stock that elect to have their Common Stock redeemed for cash if the Business Combination is completed. This discussion applies only to Common Stock that is held as a capital asset for U.S. federal income tax purposes. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to you in light of your particular circumstances, including the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply if you are subject to special rules that apply to certain types of investors, such as:

•	financial institutions;

•	insurance companies;

•	dealers or traders in securities subject to a mark-to-market method of accounting with respect to shares of Common Stock;

•	persons subject to special accounting rules under Section 451(b) of the Code;

•	persons holding Common Stock as part of a “straddle,” hedge, integrated transaction or similar transaction;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	U.S. expatriates;

•	regulated investment companies (RICs) or real estate investment trusts (REITs);

•	S corporations;

•	persons subject to the alternative minimum tax provisions of the Code;

•	partnerships or other pass-through entities for U.S. federal income tax purposes; and

•	tax-exempt entities.

If you are a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of your partners will depend on the status of the partners and your activities.

This discussion is based on the Code and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, changes to any of which subsequent to the date of this proxy statement may affect the tax consequences described herein. No assurance can be given that the U.S. Internal Revenue Service (the “IRS”) would not assert, or that a court would not sustain, a position contrary to any of the tax considerations described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this summary. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).

You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

Redemption of Common Stock

In the event that a holder’s shares of Common Stock are redeemed pursuant to the redemption provisions described in this proxy statement under the section entitled “Special Meeting of Company Stockholders—Redemption Rights,” the treatment of the redemption for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale or other exchange of shares of Common Stock under Section 302 of the Code. If the redemption qualifies as a sale of shares of Common Stock, a U.S. holder will be treated as described below under the subsection entitled “U.S. holders—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock,” and a Non-U.S. holder will be treated as described under the subsection entitled “Non-U.S. holders—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock.” If the redemption does not qualify as a sale of shares of Common Stock, a holder will be treated as receiving a corporate distribution with the tax consequences to a U.S. holder described below under the section entitled “U.S. holders—Taxation of Distributions,” and the tax consequences to a non-U.S. holder described below under the section entitled “Non-U.S. holders—Taxation of Distributions.”

Whether a redemption of shares of Common Stock qualifies for sale treatment will depend largely on the total number of shares of our stock treated as held by the redeemed holder before and after the redemption (including any stock constructively owned by the holder as a result of owning warrants and any of our stock that a holder would directly or indirectly acquire pursuant to the Business Combination or the private placement) relative to all of our shares outstanding both before and after the redemption. The redemption of Common Stock will be treated as a sale of Common Stock (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the holder, (ii) results in a “complete termination” of the holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to the holder. These tests are explained more fully below.

In determining whether any of the foregoing tests result in a redemption qualifying for sale treatment, a holder takes into account not only shares of our stock actually owned by the holder, but also shares of our stock that are constructively owned by it. A holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the holder has an interest or that have an interest in such holder, as well as any stock that the holder has a right to acquire by exercise of an option, which would include Common Stock which could be acquired pursuant to the exercise of the warrants. Moreover, any of our stock that a holder directly or constructively acquires pursuant to the Business Combination or the private placement should be included in determining the U.S. federal income tax treatment of the redemption.

In order to meet the substantially disproportionate test, the percentage of our outstanding voting stock actually and constructively owned by the holder immediately following the redemption of shares of Common Stock must, among other requirements, be less than 80% of the percentage of our outstanding voting stock actually and constructively owned by the holder immediately before the redemption (taking into account both redemptions by other holders of Common Stock and the Common Stock to be issued pursuant to the Business Combination). There will be a complete termination of a holder’s interest if either (i) all of the shares of our stock actually and constructively owned by the holder are redeemed or (ii) all of the shares of our stock actually owned by the holder are redeemed and the holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the holder does not constructively own any other stock. The redemption of Common Stock will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the holder’s proportionate interest in us. Whether the redemption will result in a meaningful reduction in a holder’s proportionate interest in us will depend on the particular facts and circumstances.

However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the foregoing tests is satisfied, then the redemption of shares of Common Stock will be treated as a corporate distribution to the redeemed holder and the tax effects to such U.S. holder will be as described below under the section entitled “U.S. holders—Taxation of Distributions,” and the tax effects to such Non-U.S. holder will be as described below under the section entitled “Non-U.S. holders—Taxation of Distributions.” After the application of those rules, any remaining tax basis of the holder in the redeemed Common Stock will be added to the holder’s adjusted tax basis in its remaining stock, or, if it has none, to the holder’s adjusted tax basis in its warrants or possibly in other stock constructively owned by it. Holders of Common Stock considering exercising their Redemption Rights should consult their own tax advisors as to whether the redemption will be treated as a sale or as a distribution under the Code.

U.S. Holders

This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of our shares of Common Stock who or that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

an entity treated as a trust for U.S. federal income tax purposes if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. persons have the authority to control all substantial decisions of such trust.

A U.S. holder includes an individual who satisfies the substantial presence test. The substantial presence test is satisfied if an individual is physically present in the U.S. for at least 31 days during the current year, and 183 days during the 3-year period that includes the current year and the 2 years immediately before that, counting (1) all the days such individual was present in the current year, (2) 1/3 of the days such individual was present in the prior year, and (3) 1/6 of the days such individual was present in the year before that. An exception may apply under certain conditions if the individual is present for fewer than 183 days in the taxable year and has a tax home in and a closer connection with a foreign country than with the United States. Other exceptions may apply.

Taxation of Distributions. If our redemption of a U.S. holder’s shares of Common Stock is treated as a distribution, as discussed above under the subsection entitled “Redemption of Common Stock,” such distributions will constitute a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Common Stock and will be treated as described below under the subsection entitled “U.S. holders—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock.”

Dividends we pay to a U.S. holder that is a taxable corporation will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. It is unclear whether the Redemption Rights with respect to the Common Stock described in this proxy statement may prevent a U.S. holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock. If our redemption of a U.S. holder’s shares of Common Stock is treated as a sale or other taxable disposition, as discussed above under the subsection entitled “Redemption of Common Stock,” a U.S. holder will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in the shares of Common Stock redeemed. A U.S. holder’s adjusted tax basis in its Common Stock will equal the U.S. holder’s acquisition cost less any prior distributions paid to such U.S. holder with respect to its shares of Common Stock treated as a return of capital. If the holder purchased an investment unit consisting of both shares and warrants, the cost of such unit must be allocated between the shares and warrants that comprised such unit based on their relative fair market values at the time of the purchase. Calculation of gain or loss must be made separately for each block of shares owned by a U.S. holder. Any such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for the Common Stock so disposed of exceeds one year. It is unclear, however, whether the Redemption Rights with respect to the Common Stock described in this proxy statement may suspend the running of the applicable holding period for this purpose. Long-term capital gains recognized by non-corporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations. U.S. holders who hold different blocks of Common Stock (shares of Common Stock purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

Non-U.S. Holders

This subsection applies to you if you are a “Non-U.S. holder.” A Non-U.S. holder is a beneficial owner of our Common Stock who or that is not a “U.S. holder”, as defined above.

Taxation of Distributions. If our redemption of a Non-U.S. holder’s shares of Common Stock is treated as distribution, as discussed above under the subsection entitled “Redemption of Common Stock,” to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), such distribution will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S.

holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of our Common Stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Common Stock, which will be treated as described below under the subsection entitled “Non-U.S. holders—Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock.”

The withholding tax does not apply to dividends paid to a Non-U.S. holder who provides an IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A Non-U.S. holder that is a corporation for U.S. federal income tax purposes and is receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower applicable treaty rate).

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock. If our redemption of a Non-U.S. holder’s shares of Common Stock is treated as a sale or other taxable disposition, as discussed above under the subsection entitled “Redemption of Common Stock,” a Non-U.S. holder will not be subject to U.S. federal income or withholding tax in respect of gain recognized (determined as the excess of the amount realized over the holder’s basis in its Common Stock), unless:

•

the gain is effectively connected with the conduct of a trade or business by the Non-U.S. holder within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder);

•

such Non-U.S. holder is an individual who is present in the United States for 183 days or more during the taxable year in which the disposition takes place and has a “tax home” in the United States; or

•

we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held our Common Stock.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. holder that is a corporation for U.S. federal income tax purposes may also be subject to an additional “branch profits tax” at a 30% rate (or lower treaty rate). If the second bullet point applies to a Non-U.S. holder, such Non-U.S. holder will be subject to U.S. tax on such Non-U.S. holder’s net capital gain for such year (including any gain realized in connection with the redemption) at a tax rate of 30%. Note that a non-U.S. individual physically present in the U.S. for 183 days or more during a taxable year generally satisfies the substantial presence test, is a taxable as a U.S. resident, and therefore is a U.S. holder. If a non-U.S. individual has a special visa status, he or she may be a Non-U.S. holder despite being physically present in the U.S. for 183 days or more.

If the third bullet point above applies to a Non-U.S. holder, gain recognized by such holder on the sale, exchange or other disposition of shares of our Common Stock will be subject to tax at applicable U.S. federal income tax rates. In addition, a buyer of our Common Stock (we would be treated as a buyer with respect to a redemption of Common Stock) may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such disposition. We believe that we are not and have not been at any time since our formation a United States real property holding corporation and we do not expect to be a United States real property holding corporation immediately after the Business Combination is completed.

Information Reporting and Backup Withholding. Information returns will be filed with the IRS in connection with payments resulting from our redemption of shares of Common Stock. A Non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty will satisfy the certification requirements necessary to avoid the backup withholding as well.

Backup withholding of tax (currently at a rate of 29%) may also apply to cash payments to which a U.S. holder is entitled in connection with our redemption of shares of Common Stock, unless the U.S. holder or other payee (i) is a corporation or is otherwise exempt from backup withholding and demonstrates this fact in a manner satisfactory to the paying agent or (ii) provides a taxpayer identification number, certifies that such number is correct, and otherwise complies with the backup withholding rules. Each U.S. holder should complete and sign, under penalty of perjury, a Form W-9 included as part of the letter of transmittal and return it to the paying agent, in order to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying agent.

The amount of any backup withholding from a payment to a U.S. holder or a Non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA Withholding Taxes. Pursuant to the Foreign Account Tax Compliance Act (“FATCA”), foreign financial institutions (which term includes most foreign hedge funds, private equity funds, mutual funds, securitization vehicles, and other investment vehicles) and certain other foreign entities must comply with certain information reporting and due diligence requirements with respect to their U.S. account holders and investors. A foreign financial institution or such other foreign entity that does not comply with the FATCA reporting requirements generally will be subject to a 30% withholding tax with respect to any “withholdable payments.” An exemption from FATCA withholding is typically certified to by the delivery by delivery of a properly completed series of IRS Form W-8 and accompanying documentation. For this purpose, withholdable payments generally include U.S.-source payments otherwise subject to nonresident withholding tax (e.g., U.S.-source dividends, including the proceeds of a redemption treated as a distribution) and also include the entire gross proceeds from the sale of any stock of U.S. issuers (including a redemption treated as a sale), even if the payment would otherwise not be subject to U.S. nonresident withholding tax (e.g. because it is a capital gain). The IRS recently issued proposed Treasury Regulations that would eliminate the application of this regime with respect to payments of gross proceeds (but not interest (including any original issue discount), dividends, rents, salaries, wages, premiums, annuities, compensations, remunerations, emoluments, and other fixed or determinable annual or periodical gains, profits, and income). Pursuant to these proposed Treasury Regulations, the Company and any applicable withholding agent may (but are not required to) rely on this proposed change to FATCA withholding until final regulations are issued.

The Company will not pay any additional amounts to redeeming stockholders in respect of any amounts withheld, including pursuant to FATCA. Under certain circumstances, a stockholder might be eligible for refunds or credits of such taxes. Stockholders are urged to consult with their own tax advisers regarding the effect, if any, of FATCA to them based on their particular circumstances.

As noted above, the foregoing discussion of certain material U.S. federal income tax consequences is included for general information purposes only and is not intended to be, and should not be construed as, legal or tax advice to any stockholder. The Company urges you to consult with your own tax adviser to determine the particular tax consequences to you (including the application and effect of any U.S. federal, state, local or foreign income or other tax laws) of the receipt of cash in exchange of shares.

NYSE Rules and Vote Required for Approval

The Business Combination is conditioned on the approval of the Business Combination Proposal and the Charter Amendment Proposals at the Special Meeting.

We are seeking approval of the Stock Purchase Agreement, including the Issuances, for purposes of complying with applicable NYSE listing rules requiring that our initial business combination occurs with one or more target businesses that together have a fair market value of at least 80% of our assets held in the Trust Account (excluding taxes payable on the income earned on the Trust Account count) at the time of the agreement to enter into the initial business combination. Under our Charter, we must provide all holders of public shares with the opportunity to have their public shares redeemed upon the consummation of our initial business combination either in conjunction with a tender offer or in conjunction with a stockholder vote. We have elected to provide our stockholders with the opportunity to have their public shares redeemed in connection with a stockholder vote rather than a tender offer.

In order to establish a quorum for purposes of the Business Combination Proposal, holders of at least a majority of the outstanding shares of Common Stock must be present at the Special Meeting in person or by proxy. This Business Combination Proposal (and consequently, the Stock Purchase Agreement and the Business Combination, including the Issuances) will be adopted and approved only if the holders of at least a majority of the shares of our Common Stock present in person or by proxy entitled to vote thereon at the Special Meeting vote “FOR” the Business Combination Proposal. Accordingly, a Company stockholder’s failure to vote by proxy or to vote in person at the Special Meeting will not be counted towards the number of shares of Common Stock required to validly establish a quorum, and if a valid quorum is otherwise established, such failure to vote will have no effect on the outcome of any vote on the Business Combination Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have the same effect as a vote “AGAINST” the Business Combination Proposal.

Our Initial Stockholders have agreed to vote any shares of Common Stock owned by them in favor of the Business Combination. Currently, our Initial Stockholders own 35.12% of our issued and outstanding shares of Common Stock, including all of the Founder Shares. The Founder Shares are subject to transfer restrictions.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

THAT OUR STOCKHOLDERS VOTE “FOR”

THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL NO. 2—CLASSIFICATION OF THE BOARD OF DIRECTORS

Overview

Assuming the Business Combination Proposal is approved, our stockholders are also being asked to approve the classification of the Board. Our Current Charter does not currently contemplate classification of directors.

In connection with the Business Combination, our Board will be reconstituted and initially comprised of seven members. Our Board believes it is in the best interests of the Company for the Board to be classified into three classes, each comprising as nearly as possible one-third of the directors to serve three-year terms; provided that the term of the initial Class I Directors shall expire at the annual meeting of the stockholders of the Company held in 2020, the term of the initial Class II Directors shall expire at the annual meeting of the stockholders of the Company held in 2021 and the term of the initial Class III Directors shall expire at the annual meeting of the stockholders of the Company held in 2022.

Furthermore, any vacancies which occur during the year may be filled by the Board to serve for the unexpired term of his or her predecessor in office, and a director chosen to fill a position resulting from an increase in the number of directors shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Reasons for the Amendments

The classification of directors is intended to encourage experience and leadership stability on the Board of the post-combination company. The Board believes that providing for a classified board of directors will assure desirable continuity in leadership and policy following the Business Combination.

Comparison of Current Certificate of Incorporation to Proposed Certificate of Incorporation

The following table sets forth a summary of the change proposed to be made between our Current Charter and the proposed second amended and restated certificate of incorporation. This summary is qualified by reference to the complete text of the proposed second amended and restated certificate of incorporation, a copy of which is attached to this proxy statement as Annex C. All stockholders are encouraged to read the proposed second amended and restated certificate of incorporation in its entirety for a more complete description of its terms. Capitalized terms used in the summary set forth in the table below have the meaning set forth in the Current Charter and the proposed second amended and restated certificate of incorporation, as applicable.

	Current Certificate of Incorporation	Proposed Certificate of Incorporation
ARTICLE V	There is no applicable language in the Current Charter.	Section 5.2(b) shall be revised and restated in its entirety as follows:
Section 5.2(b). Subject to Section 5.5 hereof, the Board shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II, and Class III. The Board is authorized to assign members of the Board already in office to Class I, Class II, or Class III. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate, the term of the initial Class II Directors shall

Current Certificate of Incorporation	Proposed Certificate of Incorporation

expire at the second annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate, and the term of the initial Class III directors shall expire at the third annual meeting of the stockholders following the effectiveness of this Amended and Restated Certificate. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate, each of the successors elected to replace the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal. Subject to Section 5.5 hereof, if the number of directors that constitutes the Board is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors constituting the Board shorten the term of any incumbent director. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. The Board is hereby expressly authorized, by resolution or resolutions thereof, to assign members of the Board already in office to the aforesaid classes at the time this Amended and Restated Certificate (and therefore such classification) becomes effective in accordance with the DGCL.

The Current Charter provides as follows:	Section 5.2(c) shall be revised and restated in its entirety as follows:
Section 5.2(c). Subject to Section 5.5 hereof, a director shall hold office until the next annual meeting and until his or her successor has been elected and qualified, subject,	Section 5.2(c). Subject to Section 5.5 hereof, a director shall hold office until the next annual meeting for the year in which his or her term expires and until his or her successor

Current Certificate of Incorporation	Proposed Certificate of Incorporation
however, to such director’s earlier death, resignation, retirement, disqualification or removal.	has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Vote Required for Approval

The affirmative vote of holders of a majority of the outstanding shares of our Common Stock entitled to vote thereon at the Special Meeting is required to approve this Proposal No. 2. Abstentions or the failure to vote on Proposal No. 2 will have the same effect as a vote “AGAINST” Proposal No. 2.

This Proposal No. 2 is conditioned upon the approval and completion of the Business Combination Proposal. If the Business Combination Proposal is not approved, this Proposal No. 2 will have no effect, even if approved by our stockholders.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT

OUR STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 2.

PROPOSAL NO. 3—APPROVAL OF ADDITIONAL AMENDMENTS TO CURRENT CERTIFICATE OF INCORPORATION IN CONNECTION WITH THE BUSINESS COMBINATION

Overview

Assuming the Business Combination Proposal is approved, our stockholders are also being asked to approve certain amendments to our Current Charter, which are, in the judgment of our Board, necessary to adequately address the needs of the post-combination company.

The additional amendments effect the following:

•	change the post-combination company’s name to Kaleyra, Inc.;

•	delete the second sentence in Article II and delete the prior provisions under, and references to, Article IX (Business Combination Requirements; Existence) of the Charter;

•	Amend certain terms in Article X (Corporate Opportunities) with respect to certain non-employee directors of the combined company pursuing outside business activities and corporate opportunities; and

•	Amend the exclusive forum provision in our Current Charter to conform to recent SEC guidance regarding the exclusion of certain potential claims from exclusive forum charter provisions.

Reasons for the Amendments

These additional amendments to the certificate of incorporation of the post-combination company and the reasons for each of them are:

•

Amending Article I to change the post-combination company’s name to “Kaleyra, Inc.” Currently, the Company’s name is GigCapital, Inc. The Board believes the name of the post-combination company should more closely align with the name of the existing operating business of Kaleyra and therefore has proposed the name change.

•	Amending Article II to delete the provision regarding the Company’s powers to consummate a business combination.

•	Amending Articles IV and XI to delete references to Article IX, which will be deleted in its entirety, as more fully described below.

•

Deleting Article IX to eliminate provisions specific to our status as a blank check company. This deletion is desirable because these provisions will serve no purpose following the consummation of the Business Combination. For example, these proposed amendments remove the requirement to dissolve the Company and allow it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for corporations, and the Board believes it is the most appropriate period for the post-combination company following the Business Combination. In addition, certain provisions in Article IX of our Charter require that proceeds from the Company’s IPO be held in the Trust Account until a business combination or liquidation of the Company has occurred. These provisions would restrict our ability to pursue the Business Combination with Kaleyra, among other things.

•

Revising Article X regarding corporate opportunities to add certain terms with respect to certain non-employee directors of the combined company pursuing outside business activities and corporate opportunities, as certain of our non-employee directors may serve as directors of multiple companies in the same or similar lines of business as the Combined Company.

•

Amending Article XI regarding the exclusive forum provision for certain lawsuits to clarify that for any action arising under the Securities Act, the Court of Chancery and the federal district court for the

District of Delaware will have concurrent jurisdiction, and that the exclusive forum provision will not apply to any suits brought to enforce any liability or duty created by the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction.

Comparison of Current Certificate of Incorporation to Proposed Certificate of Incorporation

The following table sets forth a summary of the changes proposed to be made between our Current Charter and our proposed second amended and restated certificate of incorporation. This summary is qualified by reference to the complete text of the proposed second amended and restated certificate of incorporation, a copy of which is attached to this proxy statement as Annex C. Capitalized terms used in the summary set forth in the table below have the meaning set forth in the Current Charter and the proposed second amended and restated certificate of incorporation, as applicable.

	Current Certificate of Incorporation	Proposed Certificate of Incorporation
ARTICLE I	The Current Charter provides as follows:	Article I shall be revised and restated in its entirety as follows:
	ARTICLE I NAME	ARTICLE I NAME
	The name of the corporation is GigCapital, Inc. (the “Corporation”).	The name of the corporation is Kaleyra, Inc. (the “Corporation”)

ARTICLE II	The Current Charter provides as follows:	Article II shall be revised and restated in its entirety as follows:

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL. In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation, including, but not limited to, effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving the Corporation and one or more businesses (a “Business Combination”).

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV	The Current Charter provides as follows:	Section 4.2 shall be revised and restated in its entirety as follows:

Section 4.2—Preferred Stock—Subject to Article IX of this Amended and Restated Certificate, the Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for

Section 4.2)— The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of

Current Certificate of Incorporation	Proposed Certificate of Incorporation
one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.	shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

The Current Charter provides as follows:	Sections 4.3(b) and (c) shall be revised and restated in its entirety as follows:

Section 4.2—Common Stock:

(b) Dividends. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock and the provisions of Article IX hereof, the holders of the shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(c) Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock and the provisions of Article IX hereof, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders,

Section 4.3—Common Stock:

(b) Dividends. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of the shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(c) Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

	Current Certificate of Incorporation	Proposed Certificate of Incorporation
ratably in proportion to the number of shares of Common Stock held by them.

ARTICLE IX	The Current Charter provides as follows:	The proposed certificate will not include provisions similar to Article IX (Business Combination Requirements; Existence) of the Current Charter.
ARTICLE IX BUSINESS COMBINATION REQUIREMENTS; EXISTENCE

Section 9.1— General.

(a) The provisions of this Article IX shall apply during the period commencing upon the effectiveness of this Amended and Restated Certificate and terminating upon the consummation of the Corporation’s initial Business Combination and no amendment to this Article IX shall be effective prior to the consummation of the initial Business Combination unless approved by the affirmative vote of the holders of at least 65% of all then outstanding shares of the Common Stock.

(b) Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriters’ over-allotment option) and certain other amounts specified in the Corporation’s registration statement on Form S-1, as initially filed with the Securities and Exchange Commission on November 15, 2017, as amended (the “Registration Statement”), shall be deposited in a trust account (the “Trust Account”), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement. Except for the withdrawal of interest to pay taxes, none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest to occur of (i) the completion of the initial Business Combination, (ii) the redemption of 100% of the Offering Shares (as defined below) if the Corporation is unable to complete its initial Business Combination within 15 months from the closing of the

Current Certificate of Incorporation	Proposed Certificate of Incorporation
Offering (or 24 months from the closing date of the Offering provided that GigAcquisitions, LLC (or its designees) must deposit into the Trust Account funds equal to 1% of the gross proceeds of the Offering (including such proceeds from the exercise of the underwriters’ over-allotment option, if exercised) in exchange for a non-interest bearing, unsecured promissory note), and (iii) the redemption of shares in connection with a vote seeking to amend any provisions of the Amended and Restated Certificate relating to our pre-initial Business Combination activity and related stockholders’ rights (as described in Section 9.7). Holders of shares of Common Stock included as part of the units sold in the Offering (the “Offering Shares”) (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are Founders (as such term is defined in the Registration Statement), officers or directors of the Corporation, or affiliates of any of the foregoing) are referred to herein as “Public Stockholders.” The gross proceeds from the issuance of such promissory notes pursuant to subpart (ii) above of this Section 9.1(b) will be added to the proceeds from the Offering to be held in the Trust Account and shall be used to fund the redemption of the Offering Shares in accordance with this Article IX.

Section 9.2— Redemption Rights.

(a) Prior to the consummation of the initial Business Combination, the Corporation shall provide all holders of Offering Shares with the opportunity to have their Offering Shares redeemed upon the consummation of the initial Business Combination pursuant to, and subject to the limitations of, Sections 9.2(b) and 9.2(c) (such rights of such holders to have their Offering Shares redeemed pursuant to such Sections, the “Redemption Rights”) hereof for cash equal to the applicable redemption price per share determined in accordance with Section 9.2(b) hereof (the “Redemption Price”); provided, however, that the Corporation shall not

Current Certificate of Incorporation	Proposed Certificate of Incorporation

redeem Offering Shares to the extent that such redemption would result in the Corporation’s failure to have net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (or any successor rule)) of at least $5,000,001 or any greater net tangible asset or cash requirement which may be contained in the agreement relating to the initial Business Combination upon consummation of the initial Business Combination (such limitation hereinafter called the “Redemption Limitation”). Notwithstanding anything to the contrary contained in this Amended and Restated Certificate, there shall be no Redemption Rights or liquidating distributions with respect to any rights or warrants issued pursuant to the Offering.

(b) If the Corporation offers to redeem the Offering Shares other than in conjunction with a stockholder vote on an initial Business Combination with a proxy solicitation pursuant to Regulation 14A of the Exchange Act (or any successor rules or regulations) and filing proxy materials with the Securities and Exchange Commission (the “SEC”), the Corporation shall offer to redeem the Offering Shares upon the consummation of the initial Business Combination, subject to lawfully available funds therefor, in accordance with the provisions of Section 9.2(a) hereof pursuant to a tender offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act (or any successor rule or regulation) (such rules and regulations hereinafter called the “Tender Offer Rules”) which it shall commence prior to the consummation of the initial Business Combination and shall file tender offer documents with the SEC prior to the consummation of the initial Business Combination that contain substantially the same financial and other information about the initial Business Combination and the Redemption Rights as is required under Regulation 14A of the Exchange Act (or any successor rule or regulation) (such rules and regulations hereinafter called the “Proxy Solicitation Rules”), even if such information

Current Certificate of Incorporation	Proposed Certificate of Incorporation

is not required under the Tender Offer Rules; provided, however, that if a stockholder vote is required by law to approve the proposed initial Business Combination, or the Corporation decides to submit the proposed initial Business Combination to the stockholders for their approval for business or other legal reasons, the Corporation shall offer to redeem the Offering Shares, subject to lawfully available funds therefor, in accordance with the provisions of Section 9.2(a) hereof in conjunction with a proxy solicitation pursuant to the Proxy Solicitation Rules (and not the Tender Offer Rules) at a price per share equal to the Redemption Price calculated in accordance with the following provisions of this Section 9.2(b). In the event that the Corporation offers to redeem the Offering Shares pursuant to a tender offer in accordance with the Tender Offer Rules, the Redemption Price per share of the Common Stock payable to holders of the Offering Shares tendering their Offering Shares pursuant to such tender offer shall be equal to the quotient obtained by dividing: (i) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest not previously released to the Corporation to pay its taxes, by (ii) the total number of then outstanding Offering Shares. If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on the proposed initial Business Combination pursuant to a proxy solicitation, the Redemption Price per share of the Common Stock payable to holders of the Offering Shares exercising their Redemption Rights shall be equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest not previously released to the Corporation to pay its taxes, by (b) the total number of then outstanding Offering Shares.

(c) If the Corporation offers to redeem the Offering Shares in conjunction with a

Current Certificate of Incorporation	Proposed Certificate of Incorporation

stockholder vote on an initial Business Combination pursuant to a proxy solicitation, a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act), shall be restricted from seeking Redemption Rights with respect to more than an aggregate of 15% of the Offering Shares without the prior consent of the Corporation.

(d) In the event that the Corporation has not consummated an initial Business Combination within 15 months from the closing of the Offering (or 24 months from the closing date of the Offering provided that the deposit referenced in to subpart (ii) of Section 9.1(b) above shall be made), the Corporation shall (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter subject to lawfully available funds therefor, redeem 100% of the Offering Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Corporation to pay its taxes (less up to $100,000 of such net interest to pay dissolution expenses), by (B) the total number of then outstanding Offering Shares, which redemption will completely extinguish rights of the Public Stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Board in accordance with applicable law, dissolve and liquidate, subject in each case to the Corporation’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.

(e) If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on an initial Business Combination, the Corporation shall consummate the proposed initial Business Combination only if (i) such initial Business

Current Certificate of Incorporation	Proposed Certificate of Incorporation

Combination is approved by the affirmative vote of the holders of a majority of the shares of the Common Stock that are voted at a stockholder meeting held to consider such initial Business Combination and (ii) the Redemption Limitation is not exceeded.

(f) If the Corporation conducts a tender offer pursuant to Section 9.2(b), the Corporation shall consummate the proposed initial Business Combination only if the Redemption Limitation is not exceeded.

Section 9.3— Distributions from the Trust Account.

(a) A Public Stockholder shall be entitled to receive funds from the Trust Account only as provided in Sections 9.2(a), 9.2(b), 9.2(d) or 9.7 hereof. In no other circumstances shall a Public Stockholder have any right or interest of any kind in or to distributions from the Trust Account, and no stockholder other than a Public Stockholder shall have any interest in or to the Trust Account.

(b) Each Public Stockholder that does not exercise its Redemption Rights shall retain its interest in the Corporation and shall be deemed to have given its consent to the release of the remaining funds in the Trust Account to the Corporation, and following payment to any Public Stockholders exercising their Redemption Rights, the remaining funds in the Trust Account shall be released to the Corporation.

(c) The exercise by a Public Stockholder of the Redemption Rights shall be conditioned on such Public Stockholder following the specific procedures for redemptions set forth by the Corporation in any applicable tender offer or proxy materials sent to the Public Stockholders relating to the proposed initial Business Combination. Payment of the amounts necessary to satisfy the Redemption Rights properly exercised shall be made as promptly as practical after the consummation of the initial Business Combination.

Section 9.4—Share Issuances. Prior to the consummation of the Corporation’s initial Business Combination, the Corporation shall not issue any additional shares of capital stock of the Corporation that would entitle

	Current Certificate of Incorporation	Proposed Certificate of Incorporation
the holders thereof to receive funds from the Trust Account or vote on any initial Business Combination, on any pre-Business Combination activity or on any amendment to this Article IX.

Section 9.5— Transactions with Affiliates. In the event the Corporation enters into an initial Business Combination with a target business that is affiliated with any of the Founders, any director or officer of the Corporation or any of their respective affiliates, the Corporation, or a committee of the independent directors of the Corporation, shall obtain an opinion from an independent accounting firm or an independent investment banking firm that is a member of the Financial Industry Regulatory Authority that such Business Combination is fair to the Corporation from a financial point of view.

Section 9.6— No Transactions with Other Blank Check Companies. The Corporation shall not enter into an initial Business Combination with another blank check company or a similar company with nominal operations.

Section 9.7— Additional Redemption Rights. If, in accordance with Section 9.1(a), any amendment is made to this Article IX, the Public Stockholders shall be provided with the opportunity to redeem their Offering Shares upon the approval of any such amendment, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Corporation to pay its taxes, divided by the number of then outstanding Offering Shares; provided, however, that any such amendment will be voided, and this Article IX will remain unchanged, if any stockholders who wish to redeem are unable to redeem due to the Redemption Limitation.

ARTICLE X	The Current Charter provides as follows:	Article IX shall be revised and restated in its entirety as follows:

	ARTICLE X CORPORATE OPPORTUNITY	ARTICLE IX CORPORATE OPPORTUNITY

Current Certificate of Incorporation	Proposed Certificate of Incorporation

To the extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors, and the Corporation renounces any expectancy that any of the directors or officers of the Corporation will offer any such corporate opportunity of which he or she may become aware to the Corporation, except, the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of the Corporation only with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of the Corporation and such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue, and to the extent the director or officer is permitted to refer that opportunity to the Corporation without violating any legal obligation.

Section 9.1— Corporate Opportunities and Non-Employee Directors

(a) In recognition and anticipation that members of the Board who are not employees of the Corporation (the “Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article IX are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith. For purposes of this Article IX, (i) “Affiliate” shall mean, (a) in respect of each Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (b) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; and (ii) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

(b) No Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both his or her director and officer capacities) or his or her Affiliates (such Persons being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (1) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (2) otherwise competing with the

Current Certificate of Incorporation	Proposed Certificate of Incorporation

Corporation or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section 9.1(c) of this Article IX. Subject to said Section 9.1(c) of this Article IX, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person.

(c) The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of this Corporation) if such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Corporation, and the provisions of Section 9.1(b) of this Article IX shall not apply to any such corporate opportunity.

(d) In addition to and notwithstanding the foregoing provisions of this Article IX, a corporate opportunity shall not be deemed to

	Current Certificate of Incorporation	Proposed Certificate of Incorporation

be a potential corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is unable, financially or legally, or is not contractually permitted to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy.

(e) To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX.

ARTICLE XI	The Current Charter provides as follows:	ARTICLE X shall be revised and restated in its entirety as follows:

	ARTICLE XI AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION	ARTICLE X AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

	The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Amended and Restated Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article XI; provided, however, that Article IX of this Amended and Restated Certificate may be amended only as provided therein.	The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Amended and Restated Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article X .

ARTICLE XII	The Current Charter at Article XII, Section 12.1 provides as follows:	The proposed certificate revises Article XI, Section 11.1 as follows:
	Section 12.1— Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be	Section 11.1— Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware

Current Certificate of Incorporation	Proposed Certificate of Incorporation
the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Amended and Restated Certificate or the Bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction.	shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Amended and Restated Certificate or the Bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) any action arising under the Securities Act of 1933, as amended, as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction. Notwithstanding the foregoing, the provisions of this Section 11.1 will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Vote Required for Approval

The affirmative vote of holders of a majority of the outstanding shares of our Common Stock entitled to vote thereon at the Special Meeting is required to approve this Proposal No. 3. Abstentions or the failure to vote on Proposal No. 3 will have the same effect as a vote “AGAINST” Proposal No. 3.

This Proposal No. 3 is conditioned upon the approval and completion of the Business Combination Proposal. If the Business Combination Proposal is not approved, Proposal No. 3 will have no effect, even if approved by our stockholders.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT

OUR STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 3.

PROPOSAL 4—ELECTION OF DIRECTORS

Nominees for Director

Our Board currently consists of five members. If our stockholders approve Proposal No. 2, Classification of Directors, our Board will be classified and divided into three classes, each with terms expiring at different times. Because we did not have an annual meeting in 2019, we are holding an election for Class I, Class II and Class III Directors at the Special Meeting. If Proposal No. 2 and this Proposal No. 4 are approved at the Special Meeting, the three classes will be comprised of the following directors:

•	Class I will consist of John Mikulsky and Simone Fubini;

•	Class II will consist of Matteo Lodrini and Neil Miotto; and

•	Class III will consist of Avi Katz and Dario Calogero.

At each annual meeting of stockholders note above, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election and until their successors have been duly elected and qualified. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of an equal number of directors.

We are not aware of any reason that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a Class I director at the Special Meeting will continue until our annual meeting of stockholders held in 2020, the term of office of each person elected as a Class II director at the Special Meeting will continue until our annual meeting of stockholders held in 2021 and the term of office of each person elected as a Class III director at the Special Meeting will continue until our annual meeting of stockholders held in 2022, and in each case until a successor has been elected and qualified. There are no arrangements or understandings between any of our directors or executive officers and any other person pursuant to which he or she is or was to be selected as one of our directors or officers. There are no family relationships among directors or executive officers of the Company.

Pursuant to the Stock Purchase Agreement, at Closing, we will expand the size of our Board from five directors to seven, and our Board will consist of Dr. Avi Katz, Neil Miotto, John Mikulsky, Dario Calogero, Simone Fubini, Matteo Lodrini and an additional director unanimously approved by each of the foregoing, who is qualified as an independent director under NYSE rules.

Our Board has nominated Messrs. Fubini and Mikulsky to serve as Class I directors, Messrs. Lodrini and Miotto to serve as Class II directors and Dr. Katz and Mr. Calogero to serve as Class III directors. If for any reason the Closing does not occur, (i) no person elected as a director at the special meeting will become a member of our Board, and (ii) our current directors, or any of their respective successors appointed prior to the special meeting, will continue in office without change to the classes of our Board in which they currently serve or the terms for which they previously have been elected or appointed. Information regarding each nominee is set forth in the section entitled “Management After the Business Combination.”

Vote Required and Board of Directors’ Recommendation

The two nominees for Class I director receiving a plurality of the votes cast will be elected to the Board as a Class I Director, the two nominees for Class II directors receiving a plurality of the votes cast will be elected to the Board as Class II Directors and the two nominees for Class III directors receiving a plurality of the votes cast will be elected to the Board as Class III Directors. This means that the nominees will be elected if they receive more affirmative votes than any other nominee for the same position. If your shares are held in street name, your broker, bank, custodian, or other nominee holder cannot vote your shares on this proposal, unless you direct the holder how to vote, by marking your proxy card. For purposes of the election of directors, abstentions and broker non-votes will have no effect on the result of the vote. Pursuant to the Stock Purchase Agreement, the Company and Kaleyra have no obligation to consummate the Business Combination if the Director Election Proposal is not approved.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

THAT OUR STOCKHOLDERS VOTE “FOR”

THE ELECTION OF ALL THE ABOVE DIRECTOR-NOMINEES.

PROPOSAL NO. 5—APPROVAL OF THE KALEYRA, INC. 2019 INCENTIVE PLAN, INCLUDING THE AUTHORIZATION OF THE INITIAL SHARE RESERVE UNDER THE INCENTIVE PLAN

Overview

In connection with the Business Combination, our Board recommends that the stockholders approve the Kaleyra, Inc. 2019 Incentive Plan. The following is a summary of certain terms and conditions of the Kaleyra, Inc. 2019 Incentive Plan. This summary is qualified in its entirety by reference to the Kaleyra, Inc. 2019 Incentive Plan, which is attached as Annex D to this proxy statement. You are encouraged to read the entirety of the Kaleyra, Inc. 2019 Incentive Plan.

Summary of the Incentive Plan

The purpose of the Kaleyra, Inc. 2019 Incentive Plan is to provide a means whereby the post-combination company can align the long-term financial interests of its employees, directors, consultants and advisors with the financial interests of its stockholders. In addition, the Board believes that the ability to grant restricted stock units, stock options and other equity-based awards will help the post-combination company to attract, retain, and motivate employees, consultants and directors and encourages them to devote their best efforts to the post-combination company’s business and financial success.

Approval of the Kaleyra, Inc. 2019 Incentive Plan by the Company’s stockholders is required, among other things, in order to: (i) comply with NYSE rules requiring stockholder approval of equity compensation plans; and (ii) allow the grant of incentive stock options to participants in the Kaleyra, Inc. 2019 Incentive Plan.

If this Incentive Plan Proposal is approved by the Company’s stockholders, the Kaleyra, Inc. 2019 Incentive Plan will become effective as of the date of the Closing of the Business Combination, and no further grants will be made under the existing Employees Incentive Plan adopted by Kaleyra in 2018 (the “Kaleyra Incentive Plan”), under which there are no outstanding grants. In the event that the Company’s stockholders do not approve this proposal, the Kaleyra, Inc. 2019 Incentive Plan will not become effective. Approval of the Kaleyra, Inc. 2019 Incentive Plan by the Company’s stockholders will allow the post-combination company to grant restricted stock unit awards, stock options and other awards at levels determined appropriate by its Board or compensation committee following the Closing of the Business Combination. The Kaleyra, Inc. 2019 Incentive Plan will also allow the post-combination company to utilize a broad array of equity and cash incentives in order to secure and retain the services of its employees, directors, consultants and advisors, and to provide long-term incentives that align the financial interests of its employees, consultants and directors with the financial interests of its stockholders following the Closing of the Business Combination.

The post-combination company’s employee equity compensation program, as implemented under the Kaleyra, Inc. 2019 Incentive Plan, will allow the post-combination company to remain competitive with comparable companies in its industry by giving it the resources to attract and retain talented individuals to achieve its business objectives and build stockholder value. Approval of the Kaleyra, Inc. 2019 Incentive Plan will provide the post-combination company with the flexibility it needs to use equity compensation and other incentive awards to attract, retain and motivate talented employees, directors, consultants and advisors who are important to the post-combination company’s long-term growth and success.

Best Practices Integrated into the Post-Combination Company’s Equity Compensation Program and the Equity Incentive Plan

The Kaleyra, Inc. 2019 Incentive Plan includes provisions that are designed to protect the interests of the stockholders of the post-combination company following its effectiveness and to reflect corporate governance best practices including:

•	Awards granted under the Kaleyra, Inc. 2019 Incentive Plan will be subject to recoupment in accordance with any “clawback” policy that the post-combination company is required to adopt pursuant to the listing standards of the NYSE or as is otherwise required by law, or that is otherwise adopted, to the extent applicable and permissible under applicable law.

•

No discounted stock options or stock appreciation rights. All stock options and stock appreciation rights granted under the Kaleyra, Inc. 2019 Incentive Plan must have an exercise or strike price equal to or greater than the fair market value of a share of Common Stock on the date the stock option or stock appreciation right is granted.

•

Material amendments require stockholder approval. Consistent with the rules and regulations of the NYSE, the Kaleyra, Inc. 2019 Incentive Plan requires stockholder approval of any material revisions to the Kaleyra, Inc. 2019 Incentive Plan, or as otherwise required by applicable law.

•

Limit on non-employee director awards and other awards. Except in extraordinary circumstances, the maximum number of shares subject to stock awards granted under the Kaleyra, Inc. 2019 Incentive Plan or otherwise during any calendar year to any of post-combination company’s non-employee directors may not exceed $1 million in total value, or $2 million for the calendar year in which a non-employee director is first appointed or elected to the Board (calculating the value of any such stock awards based on the grant date fair value of such stock awards for financial reporting purposes).

•	Limit potential excise taxes, and loss of deductibility to Kaleyra, under the Code with respect to amounts paid upon a change in control of Kaleyra.

Information Regarding the Post-Combination Company’s Equity Incentive Program

It is critical to the post-combination company’s long-term success that the interests of its employees, directors, consultants and advisors are tied to its success as “owners” of the business. Approval of the Kaleyra, Inc. 2019 Incentive Plan will allow the post-combination company to grant restricted stock units, stock options and other equity awards at levels it determines to be appropriate in order to attract new employees, directors, consultants and advisors, retain existing employees, directors, consultants and advisors and to provide incentives for such persons to exert maximum efforts for the post-combination company’s success and ultimately increase stockholder value. The Kaleyra, Inc. 2019 Incentive Plan will allow the post-combination company to utilize a broad array of equity incentives with flexibility in designing equity incentives, including stock options, stock appreciate rights (SARs), restricted stock, unrestricted stock, stock units, restricted stock units, performance awards, cash awards, and other awards that are convertible into or otherwise based on the post-combination company’s stock, to offer competitive equity compensation packages in order to retain and motivate the talent necessary for the post-combination company.

If the Company’s request to approve the Kaleyra, Inc. 2019 Incentive Plan is approved by the Company’s stockholders, the post-combination company will have 12% of its fully-diluted capitalization following the Closing of the Business Combination and any redemption of shares of Common Stock, plus 1,290,909 shares, available for grant under the Kaleyra, Inc. 2019 Incentive Plan as of the effective time of the Closing of the Business Combination. This pool size is necessary to provide sufficient reserved shares for a level of grants that will attract, retain, and motivate employees and other participants. Furthermore, the number of shares available for grant pursuant to the Kaleyra, Inc. 2019 Incentive Plan will be subject to annual increases effective as of the first day of the post-combination company’s fiscal year beginning in 2020 and the first day of each subsequent fiscal year through and including the first day of the post-combination company’s fiscal year commencing in 2029 in an amount equal to the lesser of (i) 5% of the number of shares of the Common Stock outstanding as of the post-combination company’s immediately preceding fiscal year or (ii) such lesser amount, if any, as the Board may determine.

Description of the Kaleyra, Inc. 2019 Incentive Plan

The material features of the Kaleyra, Inc. 2019 Incentive Plan are described below. The following description of the Kaleyra, Inc. 2019 Incentive Plan is a summary only and is qualified in its entirety by reference to the complete text of the Kaleyra, Inc. 2019 Incentive Plan. Stockholders are urged to read the actual text of the Kaleyra, Inc. 2019 Incentive Plan in its entirety.

Purpose

The Kaleyra, Inc. 2019 Incentive Plan is designed to secure and retain the services of the post-combination company’s employees, directors, consultants and advisors, provide incentives for them to exert maximum efforts for the success of the post-combination company and its affiliates, and provide a means by which they may be given an opportunity to benefit from increases in the value of the Common Stock. If the Kaleyra, Inc. 2019 Incentive Plan is approved by the Company’s stockholders, no additional awards will be granted under the existing Kaleyra Incentive Plan following the effective date of the Kaleyra, Inc. 2019 Incentive Plan.

Types of Awards

The terms of the Kaleyra, Inc. 2019 Incentive Plan provide for the grant of restricted stock unit awards, incentive stock options (within the meaning of Section 422 of the Code), nonstatutory stock options, SARs, restricted stock awards, other stock awards and performance awards that may be settled in cash, stock, or other property.

Shares Available for Awards

Subject to adjustment for specified changes in the post-combination company’s capitalization, the aggregate number of shares of Common Stock that may be issued under the Kaleyra, Inc. 2019 Incentive Plan, or the Share Reserve, will not exceed (1) the sum of (A) 1,290,909 shares plus (B) 12% of the fully-diluted capitalization of the post-combination company following the Closing of the Business Combination and any redemption of shares of Common Stock, plus (2) annual increases effective as of the first day of the post-combination company’s fiscal year beginning in 2020 and the first day of each subsequent fiscal year through and including the first day of the post-combination company’s fiscal year commencing in 2029 in an amount equal to the lesser of (i) 5% of the number of shares of the Common Stock outstanding as of the post-combination company’s immediately preceding fiscal year or (ii) such lesser amount, if any, as the Board may determine. To the extent consistent with the requirements of Section 422 of the Code and regulations thereunder, and with other applicable legal requirements (including applicable stock exchange requirements), Common Stock issued under awards that convert, replace or adjust awards of an acquired company will not reduce the number of shares of Common Stock available for awards under the Plan.

Shares issued under the Kaleyra, Inc. 2019 Incentive Plan may be authorized but unissued shares or treasury shares. No fractional shares of Common Stock will be delivered under the Kaleyra, Inc. 2019 Incentive Plan.

The following shares of Common Stock will become available again for issuance under the Kaleyra, Inc. 2019 Incentive Plan: (i) any shares subject to a stock award that are not issued because such stock award expires or otherwise terminates without all of the shares covered by such stock award having been issued; (ii) any shares subject to a stock award that are not issued because such stock award is settled in cash; (iii) any shares issued pursuant to a stock award that are forfeited back to or repurchased by the post-combination company because of the failure to meet a condition required for the vesting of such shares; (iv) any shares reacquired by the post-combination company or withheld in satisfaction of tax withholding obligations on a stock award; and (v) any shares reacquired by the post-combination company or withheld as consideration for the exercise or purchase price of a stock award.

Non-Employee Director Compensation Limit

Under the Kaleyra, Inc. 2019 Incentive Plan, the maximum number of shares of Common Stock subject to stock awards granted under the Kaleyra, Inc. 2019 Incentive Plan or otherwise during any one calendar year to any non-employee director will not exceed $1 million in total value, or $2 million for the calendar year in which a non-employee director is first appointed or elected to the Board (calculating the value of any such stock awards based on the grant date fair value of such stock awards for financial reporting purposes). Such limitation on non-employee director stock awards does not apply to any cash retainer fees, including cash retainer fees converted into equity awards at the election of the non-employee director.

Administration

The Kaleyra, Inc. 2019 Incentive Plan will be concurrently administered by the Board and its compensation committee, which may in turn delegate authority to administer the Kaleyra, Inc. 2019 Incentive Plan to one or more of its members. The Board and its compensation committee are each considered to be a “Plan Administrator” for purposes of this Incentive Plan Proposal. Subject to the terms of the Kaleyra, Inc. 2019 Incentive Plan, the Plan Administrator may determine the recipients, the types of awards to be granted, the number of shares of Common Stock subject to or the cash value of awards, the terms and conditions of awards granted, and the criteria to be satisfied by participants as a condition to receipt of performance awards under the Kaleyra, Inc. 2019 Incentive Plan, including the period of their exercisability and vesting. The Plan Administrator also has the authority to provide for accelerated exercisability and vesting of awards. Subject to the limitations set forth below, the Plan Administrator also determines the fair market value applicable to a stock award and the exercise or strike price of stock options and stock appreciation rights granted under the Kaleyra, Inc. 2019 Incentive Plan.

Under certain circumstances, the Plan Administrator may also delegate to one or more officers the authority to designate employees who are not officers to be recipients of certain stock awards and the number of shares of Common Stock subject to such stock awards. Under any such delegation, the Plan Administrator will specify the total number of shares of Common Stock that may be subject to the stock awards granted by such officer. The officer may not grant a stock award to himself or herself.

Amendment and Termination

The Plan Administrator may at any time amend the Kaleyra, Inc. 2019 Incentive Plan or any outstanding award and may at any time terminate the Kaleyra, Inc. 2019 Incentive Plan as to future grants of awards, provided that the Plan Administrator may not, without the affected award recipient’s consent, alter the terms of an award so as to adversely affect a participant’s rights under the award, unless the Plan Administrator expressly reserved the right to do so at the time of the award. Amendment to the Kaleyra, Inc. 2019 Incentive Plan shall be conditioned upon stockholder approval only to the extent, if any, such approval is required by law. No awards may be made under the Kaleyra, Inc. 2019 Incentive Plan following the ten year anniversary of the Closing of the Business Combination, but previously granted awards may continue in accordance with their terms beyond that date unless earlier terminated by the Plan Administrator.

Eligibility

All of the post-combination company’s (including its affiliates) employees, non-employee directors, consultants and advisors will be eligible to participate in the Kaleyra, Inc. 2019 Incentive Plan following the Closing of the Business Combination and may receive all types of awards other than incentive stock options. Incentive stock options may be granted under the Kaleyra, Inc. 2019 Incentive Plan only to the post-combination company’s employees (including officers) and employees of its affiliates.

Terms and Conditions of Awards

All Awards

Generally, the Plan Administrator will determine the terms of all awards under the Plan, including the vesting and acceleration of vesting of awards, provisions for the withholding of taxes, and payment of amounts in lieu of cash dividends or other cash distributions with respect to the post-combination company’s Common Stock subject to awards. No award may be transferred under a domestic relations order.

Awards Requiring Exercise

Incentive stock options may not be transferred other than by will or the laws of descent and distribution, and during an employee’s lifetime may be exercised only by the employee. Upon the cessation of a participant’s employment with the post-combination company, an award requiring exercise will cease to be exercisable and will terminate and all other unvested awards will be forfeited, except that:

•

All stock options and SARs held by the participant which were exercisable immediately prior to the participant’s cessation of employment will remain exercisable for the lesser of (i) three months or (ii) the period ending on the latest date such stock option or SAR could have been exercised;

•

All stock options and SARs held by the participant which were exercisable immediately prior to the participant’s death will remain exercisable for the lesser of (i) the one year period ending with the first anniversary of the participant’s death or (ii) the period ending on the latest date on which such stock option or SAR could have been exercised; and

•

All stock options and SARs held by a participant immediately prior to the cessation of the participant’s employment will immediately terminate upon such cessation if the Plan Administrator determines that such cessation has resulted for reasons which cast discredit on the participant so as to justify immediate termination of the award.

The exercise price (or base value from which appreciation is to be measured) of each award requiring exercise will be 100% (or in the case of certain incentive stock options, 110%) of the fair market value of the Common Stock subject to such award, as determined on the date of the grant, or such higher amount as the Plan Administrator may determine. Fair market value will be determined by the Plan Administrator consistent with the applicable requirements of Section 422 and Section 409A of the Code.

Awards requiring exercise will have a maximum term not to exceed ten years from the date of grant. Certain incentive stock option awards will have a minimum term not to exceed five years from the date of grant.

Effect of Certain Transactions

Effect of Covered Transactions

Except as otherwise provided in an award agreement, in the event of a “covered transaction,” as defined in the Kaleyra, Inc. 2019 Incentive Plan, any acquiror or survivor (or the parent of such acquiror or survivor) may provide for the assumption of some or all outstanding awards, or for the grant of new awards in substitution therefor, by the acquiror or survivor. An acquiror or survivor (or its parent) may choose to assume or continue only a portion of an award or substitute a similar award for only a portion of an award, or may choose to assume or continue the awards held by some, but not all participants. The terms of any assumption, continuation or substitution will be set by the Board. In the event of a covered transaction in which there is no such assumption or substitution, except as otherwise provided in an award agreement, each stock option, SAR and other award requiring exercise will become fully exercisable, and the delivery of shares of the Common Stock issuable under each outstanding award of restricted stock units will be accelerated and such shares will be issued, prior to the covered transaction on a basis that gives the holder of the award a reasonable opportunity following exercise of the award or issuance of the shares to participate as a stockholder in the covered transaction. With respect to the vesting of performance awards that will accelerate upon the occurrence of a covered transaction and that have multiple vesting levels depending on the level of performance, unless otherwise provided in the award agreement, the vesting of such performance awards will accelerate at 100% of the target level upon the occurrence of the covered transaction. With respect to the vesting of awards that will accelerate upon the occurrence of a covered transaction and are settled in the form of a cash payment, such cash payment will be made no later than 30 days following the occurrence of the covered transaction. Notwithstanding the foregoing, in the event an award will terminate if not exercised prior to the effective time of a covered transaction, the Board may provide, in its sole discretion, that the holder of such award may not exercise such award but will receive a payment, in such form as may be determined by the Board, equal in value, at the effective time, to the excess, if any, of (1) the value of the property the participant would have received upon the exercise of the award (including, at the discretion of the Board, any unvested portion of such award), over (2) any exercise price payable by such holder in connection with such exercise.

The Kaleyra, Inc. 2019 Incentive Plan defines “covered transactions” to include any of (i) a consolidation, merger, or similar transaction or series of related transactions, including a sale or other disposition of stock, in which the post-combination company is not the surviving corporation or which results in the acquisition of all or substantially all of the post-combination company’s then-outstanding Common Stock by a single person or entity or by a group of persons and/or entities acting in concert, (ii) a sale or transfer of all or substantially all the post-combination company’s assets, or (iii) a dissolution or liquidation of the post-combination company. Where a covered transaction involves a tender offer that is reasonably expected to be followed by a merger, the covered transaction will be deemed to have occurred upon consummation of the tender offer.

Changes in and Distributions with Respect to Company Common Stock

In the event of a stock dividend, stock split, combination of shares (including a reverse stock split), recapitalization or other change in the post-combination company’s capital structure, the Plan Administrator will make appropriate adjustments to the maximum number of shares that may be delivered under the Kaleyra, Inc. 2019 Incentive Plan, to the maximum number of shares that may be issued upon the exercise of incentive stock options, to the maximum number of shares that may be issued with respect to stock options that are not incentive stock options, and will also make appropriate adjustments to the number and kind of shares of stock or securities subject to awards then outstanding or subsequently granted, any exercise prices relating to awards and any other provision of awards affected by such change.

Change in Control

If any payment or benefit a participant will or may receive from Kaleyra or otherwise would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code, then any such 280G payment will be equal to the reduced amount. The “reduced amount” will be either (x) the largest portion of the payment that would result in no portion of the payment (after reduction) being subject to the excise tax or (y) the largest portion, up to and including the total, of the payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the excise tax, results in the participant’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the payment may be subject to the excise tax.

Clawback Policy

Awards granted under the Kaleyra, Inc. 2019 Incentive Plan and their proceeds will be subject to recoupment in accordance with any clawback policy that the post-combination company is required to adopt pursuant to the listing standards of the NYSE or as is otherwise required by law, or that is otherwise adopted, to the extent applicable and permissible under applicable law. In addition, the Board may impose such other clawback, recovery or recoupment provisions in an award agreement as the Board determines necessary or appropriate. No recovery of compensation under such a clawback policy will be an event giving rise to a participant’s right to voluntary terminate employment upon a “resignation for good reason,” or for a “constructive termination” or any similar term under any plan of or agreement with the post-combination company.

U.S. Federal Income Tax Consequences

The following is a general summary of the material U.S. federal income tax consequences of the grant, exercise and vesting of awards under the Kaleyra, Inc. 2019 Incentive Plan and the disposition of shares acquired pursuant to the exercise or settlement of such awards and is intended to reflect the current provisions of the Code and the regulations thereunder. This summary is not intended to be a complete statement of applicable law, nor does it address foreign, state, local or payroll tax considerations. This summary assumes that all awards described in the summary are exempt from, or comply with, the requirement of Section 409A of the Code. Moreover, the U.S. federal income tax consequences to any particular participant may differ from those described herein by reason of, among other things, the particular circumstances of such participant.

Stock Options. Holders of incentive stock options will generally incur no federal income tax liability at the time of grant or upon vesting or exercise of those options. However, the spread at exercise will be an “item of tax preference,” which may give rise to “alternative minimum tax” liability for the taxable year in which the exercise occurs. If the holder does not dispose of the shares before the later of two years following the date of grant and one year following the date of exercise, the difference between the exercise price and the amount realized upon disposition of the shares will constitute long-term capital gain or loss, as the case may be. Assuming the holding period is satisfied, no deduction will be allowed to us for federal income tax purposes in connection with the grant or exercise of the incentive stock option. If, within two years following the date of grant or within one year following the date of exercise, the holder of shares acquired through the exercise of an incentive stock option disposes of those shares, the participant will generally realize taxable compensation at the time of such disposition equal to the difference between the exercise price and the lesser of the fair market value of the share on the date of exercise or the amount realized on the subsequent disposition of the shares, and that amount will generally be deductible by us for federal income tax purposes, subject to the possible limitations on deductibility under Sections 280G and 162(m) of the Code for compensation paid to executives designated in those Sections. Finally, if an incentive stock option becomes first exercisable in any one year for shares having an aggregate value in excess of $100,000 (based on the grant date value), the portion of the incentive stock option in respect of those excess shares will be treated as a non-qualified stock option for federal income tax purposes.

No income will be realized by a participant upon grant or vesting of an option that does not qualify as an incentive stock option (a “non-qualified stock option”). Upon the exercise of a non-qualified stock option, the participant will recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the underlying exercised shares over the option exercise price paid at the time of exercise, and the participant’s tax basis will equal the sum of the compensation income recognized and the exercise price. We will be able to deduct this same excess amount for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections. In the event of a sale of shares received upon the exercise of a non-qualified stock option, any appreciation or depreciation after the exercise date generally will be taxed as capital gain or loss and will be long-term gain or loss if the holding period for such shares is more than one year.

SARs. No income will be realized by a participant upon grant or vesting of a SAR. Upon the exercise of a SAR, the participant will recognize ordinary compensation income in an amount equal to the fair market value of the payment received in respect of the SAR. We will be able to deduct this same amount for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

Restricted Stock. A participant will not be subject to tax upon the grant of an award of restricted stock unless the participant otherwise elects to be taxed at the time of grant pursuant to Section 83(b) of the Code. On the date an award of restricted stock becomes transferable or is no longer subject to a substantial risk of forfeiture (i.e., the vesting date), the participant will have taxable compensation equal to the difference between the fair market value of the shares on that date over the amount the participant paid for such shares, if any, unless the participant made an election under Section 83(b) of the Code to be taxed at the time of grant. If the participant made an election under Section 83(b), the participant will have taxable compensation at the time of grant equal to the difference between the fair market value of the shares on the date of grant over the amount the participant paid for such shares, if any. If the election is made, the participant will not be allowed a deduction for amounts subsequently required to be returned to us. (Special rules apply to the receipt and disposition of restricted shares received by officers and directors who are subject to Section 16(b) of the Exchange Act). We will be able to deduct, at the same time as it is recognized by the participant, the amount of taxable compensation to the participant for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

Restricted Stock Units. A participant will not be subject to tax upon the grant or vesting of a restricted stock unit award. Rather, upon the delivery of shares or cash pursuant to a restricted stock unit award, the participant will have taxable compensation equal to the fair market value of the number of shares (or the amount of cash) the participant actually receives with respect to the award. We will be able to deduct the amount of taxable compensation to the participant for U.S. federal income tax purposes, but the deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

New Kaleyra, Inc. 2019 Incentive Plan Benefits

Grants under the Kaleyra, Inc. 2019 Incentive Plan will be made at the discretion of the compensation committee of the post-combination company. In accordance with the terms of the Stock Purchase Agreement, the post-combination company intends to grant up to 1,290,909 restricted stock units as awards to employees of Kaleyra following the Business Combination under the Kaleyra, Inc. 2019 Incentive Plan. Any other grants under the Kaleyra, Inc. 2019 Incentive Plan are not yet determinable, however, it is expected that additional grants will be made, including to individuals who will be directors and executive officers of the post-combination company. Any such additional grants would be made in accordance with the executive compensation program discussed in the section entitled “Management After the Business Combination—Post-Combination Company Executive Compensation—Compensation Philosophy and Objectives Following the Business Combination”, including the recommendations of management relating thereto. The value of the awards granted under the Kaleyra, Inc. 2019 Incentive Plan will depend on a number of factors, including the fair market value of the Common Stock on future dates, the exercise decisions made by the participants and the extent to which any applicable performance goals necessary for vesting or payment are achieved.

The table below sets forth information regarding proposed grants to be awarded to employees of Kaleyra by the post-combination company following the closing of the Business Combination, subject to approval of the Kaleyra, Inc. 2019 Incentive Plan.

Grants of Plan-Based Awards Proposed Upon Closing of Business Combination

Name and Position	Dollar Value ($) (1)	Number of shares of Restricted Stock Units (2)
Kaleyra employees as a group	$	1,290,909

(1)	Based on the closing price of our Common Stock on [●], 2019.
(2)

1,018,181 of the restricted stock units will vest upon the earlier of (i) the first anniversary of the Closing Date of the Business Combination or (ii) the date, following the Closing Date, on which (x) the last sale price of the post-combination company’s Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 trading day period commencing at least 150 days after the Closing Date or (y) the post-combination company completes a liquidation, merger, stock exchange or other similar transaction that results in all of the post combination company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property; 136,367 of the restricted stock units will vest upon final determination that Kaleyra stockholders are entitled to receive 2019 Earn-Out Shares pursuant to the earn-out provisions of the Stock Purchase Agreement; and 136,361 of the restricted stock units will vest upon final determination that Kaleyra stockholders are entitled to receive 2020 Earn-Out Shares pursuant to the earn-out provisions of the Stock Purchase Agreement.

Effective Date; Term

We expect the Kaleyra, Inc. 2019 Incentive Plan to be effective upon the completion of the Business Combination. No award will be granted under the Incentive Plan on or after the tenth anniversary of the Kaleyra, Inc. 2019 Incentive Plan becoming effective. Any award outstanding under the Incentive Plan at the time of termination will remain in effect until such award is exercised or has expired in accordance with its terms.

Vote Required for Approval

The approval of the Kaleyra, Inc. 2019 Incentive Plan requires the affirmative vote of holders of a majority of the shares of our Common Stock represented in person or by proxy and entitled to vote thereon at the Special Meeting. Abstentions will have the same effect as a vote “AGAINST” this proposal.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE KALEYRA, INC. 2019 INCENTIVE PLAN.

PROPOSAL NO. 6—THE ADJOURNMENT PROPOSAL

Overview

The Adjournment Proposal, if adopted, will allow our Board to adjourn the Special Meeting to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to our stockholders in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal and the Charter Amendment Proposals, but no other proposal if the Business Combination Proposal and the Charter Amendment Proposals are approved.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by our stockholders, our Board may not be able to adjourn the Special Meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal and the Charter Amendment Proposals.

Vote Required for Approval

The approval of the Adjournment Proposal requires the affirmative vote of holders of a majority of the shares of our Common Stock represented in person or by proxy and entitled to vote thereon at the Special Meeting. Abstentions will have the same effect as a vote “AGAINST” this proposal.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

INFORMATION ABOUT THE COMPANY PRIOR TO THE BUSINESS COMBINATION

Overview

The Company is a Private-to-Public Equity (PPE) company, also known as a blank check company or a special purpose acquisition company, incorporated as a Delaware corporation on October 9, 2017 and formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, recapitalization, exchangeable share transaction or other similar business transaction with one or more operating businesses or assets.

“Private-to-Public Equity (PPE)” is a trademark of an affiliate of the Company, GigFounders, LLC, used pursuant to agreement.

Significant Activities Since Inception

The registration statement for the Company’s IPO was declared effective on December 7, 2017. On December 8, 2017, a subsequent registration statement on Form S-1 filed by the Company, and also in connection with the Company’s IPO was declared effective. On December 12, 2018, the Company consummated its IPO of 12,500,000 units at a price of $10.00 per unit, generating gross proceeds of $125,000,000. Each unit consisted of one right to receive one-tenth of one share of Common Stock and three-fourths of one warrant to purchase one share of Common Stock upon the completion of an initial business combination, which would be triggered by the Business Combination. Each public warrant is exercisable for one share of Common Stock at a price of $11.50 per full share.

The Company and each of the Founders entered into that certain Omnibus Second Amendment to Founder Shares Subscription Agreement, dated as of December 7, 2017, pursuant to which the Founders forfeited, on a pro rata basis, for no consideration, and GigCapital immediately cancelled, an aggregate of 718,750 Founder Shares. After giving effect to these forfeitures and prior to purchase of the private placement units discussed below, Sponsor held 2,856,607 Founder Shares, Cowen Investments held 470,500 Founder Shares, Mr. Silverberg held 181,479 Founder Shares and Mr. Bernstein held 20,164 Founder Shares.

Upon the effectiveness of the initial Registration Statement, the Company granted an aggregate of 65,000 shares of Common Stock to certain of its directors and its former Chief Financial Officer, pursuant to the respective Insider Shares Grant Agreements. Of these, 5,000 shares were forfeited when the Company’s former Chief Financial Officer resigned from the Company.

Prior to the sale of the public units in the IPO, the Company consummated a private placement of 489,500 private placement units, at a price of $10.00 per private placement unit, with each of the Founders. Among the Founders, Sponsor purchased 356,000 private placement units, Cowen Investments purchased 89,000 private placement units, Mr. Silverberg purchased 40,050 private placement units and Mr. Bernstein purchased 4,450 private placement units. This private placement generated aggregate gross proceeds of $4,895,000. The private placement units are substantially similar to the public units, except for certain differences in the private placement warrants included in the private placement units. Unlike the public warrants, if held by the original holder or its permitted transferees, the private placement warrants (i) may be exercised for cash or on a cashless basis at such time as they become exercisable, (ii) are not redeemable by the Company, and (iii) subject to certain limited exceptions, will be subject to transfer restrictions until thirty (30) days following the consummation of the Company’s initial business combination. If the private placement warrants are held by holders other than its initial holders or their permitted transferees, the private placement warrants will be redeemable by the Company and exercisable by holders on the same basis as the public warrants.

In connection with the Company’s IPO, the underwriters were granted an option to purchase up to an additional 1,875,000 additional public units (“Over-Allotment Units”) solely to cover over-allotments, if any, at an offering price of $10.00 per Over-Allotment Unit. On January 5, 2018, the underwriters exercised their over-allotment option in full, and on January 9, 2018, the underwriters purchased 1,875,000 Over-Allotment Units, generating gross proceeds of $18,750,000.

On January 9, 2018, a second closing of the private placement was consummated, resulting in the purchase of 8,756 additional private placement units by the Founders at a purchase price of $10.00 per private placement unit. Sponsor purchased 6,368 additional private placement units, Cowen Investments purchased 1,592 additional private placement units, Mr. Silverberg purchased 716 additional private placement units and Mr. Bernstein purchased 80 additional private placement units. The second closing of the private placement generated aggregate gross proceeds of $87,560.

On February 22, 2019, the Company entered into the Stock Purchase Agreement, by and among the Company, Kaleyra, the Sellers’ Representative, and each of the Sellers. Pursuant to the Stock Purchase Agreement, the Company will acquire all of the outstanding Ordinary Shares of Kaleyra. For more information about the transactions contemplated in the Stock Purchase Agreement, please see the section entitled “Proposal No. 1—Approval of the Business Combination.” Copies of the Stock Purchase Agreement and Amendment No. 1 to the Stock Purchase Agreement are attached to this proxy statement as Annex A and Annex B, respectively.

The Company’s public units began trading on the NYSE under the symbol “GIG.U” on December 8, 2017. On January 16, 2018, the Company announced that the holders of the Company’s units may elect to separately trade the securities underlying such units. On January 17, 2018, the Company’s shares of common stock, public warrants and public rights began trading on the NYSE under the symbols “GIG”, “GIG.WS” and “GIG.RT” respectively. No fractional warrants were issued upon separation of the units and only whole warrants trade. Each warrant entitles the holder to purchase one common share at a price of $11.50. Warrants may only be exercised for whole shares and will become exercisable on the later of 30 days after the completion of the Company’s initial business combination or December 12, 2018. The Company’s warrants expire five years after the completion of the Business Combination or earlier upon redemption or liquidation the Company’s prospectus

Initial Business Combination

Under NYSE rules, an initial business combination must occur with one or more target businesses that together have a fair market value of at least 80% of the Company’s assets held in the Trust Account (excluding taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into the initial business combination. The fair market value of the target or targets must be determined by the Company’s Board based upon one or more standards generally accepted by the financial community, such as discounted cash flow valuation or value of comparable businesses. Subject to this requirement, the Company’s management has had virtually unrestricted flexibility in identifying and selecting one or more prospective target businesses, although the Company was not permitted to effectuate an initial business combination with another blank check company or a similar company with nominal operations. In any case, the Company determined that it would only complete an initial business combination in which it acquired 50% or more of the outstanding voting securities of the target or were otherwise not required to register as an investment company under the Investment Company Act.

Redemption Rights for Holders of Public Shares

As of [●], 2019, the amount in the Trust Account is approximately $[●] per public share. The Initial Stockholders have agreed to waive their Redemption Rights with respect to any Common Stock they may hold (other than any public shares, in the case of Cowen Investments) in connection with the consummation of the Business Combination. The Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price.

Holders of outstanding units must separate the underlying public shares, public rights and public warrants prior to exercising Redemption Rights with respect to the public shares. For more information about how to separate the underlying public shares from units, see the section titled “Special Meeting of Company Stockholders—Redemption Rights.”

Limitations on Redemption Rights

Notwithstanding the foregoing the Company’s Current Charter provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13d-3 of the Exchange Act), will be restricted from seeking redemptions with respect to more than an aggregate of 15% of the public shares.

Employees

The Company has two executive officers. These individuals are not obligated to devote any specific number of hours to the Company’s matters but they intend to devote as much of their time as they deem necessary to the Company’s affairs until the Company has completed its initial business combination. The amount of time the Company’s officers devote in any time period varies based on the stage the Company is in with respect to the business combination. The Company does not intend to have any full time employees prior to the consummation of an initial business combination, which would be the Business Combination is completed.

Management

Directors and Officers

The directors and officers of the Company are as follow as of August 31, 2019:

Name	Age	Position
Avi S. Katz	61	Executive Chairman, Secretary, President and Chief Executive Officer
Brad Weightman	64	Vice President and Chief Financial Officer
Jack Porter	58	Director
Neil Miotto	73	Director
John Mikulsky	74	Director
Peter Wang	63	Director

Avi S. Katz. Dr. Avi S. Katz has served as the Company’s Founder, Executive Chairman of the Board, Chief Executive Officer, President and Secretary since October 2017. Upon the consummation of the Business Combination, Dr. Katz will transition to being the Chairman of our Board of Directors. Dr. Katz has spent nearly 32 years in international executive positions within the technology, media and telecommunications (TMT) industry working for privately held start-ups, middle-cap companies and large enterprises. In these roles, Dr. Katz has been instrumental in launching and accelerating entities, building teams, large scale fund-raising, developing key alliances and technology partnerships, M&A activities, business development, financial management, global operations and sales and marketing. Dr. Katz is the Founder and Sole Manager of the GigCapital Group (GigCG) and its affiliated entities, including GigAcquisitions, LLC and GigAcquisitions2, LLC. GigCG is an inceptor and managing group of Private-to-Public Equity (PPE) entities, also known as a blank check company or special purpose acquisition company (SPAC) vehicles. He is the Founder, Executive Chairman of the Board and Chief Executive Officer of GigCapital2, Inc. (NYSE: GIX), since its incorporation in March 2019 in Delaware. Dr. Katz is also the Co-Founder and Executive Chairman of Cognizer, Inc., an artificial intelligence (“AI”) company with a natural language understanding platform based on deep learning formed in December 2018. Previously, Dr. Katz dedicated 10 years to developing and managing GigPeak (NYSE American: formerly GIG), originally known as GigOptix, Inc. From its inception in April 2007 until its sale in April 2017, GigPeak provided semiconductor integrated circuits (ICs) and software solutions for high-speed connectivity and video compression. While Dr. Katz was at GigPeak’s helm, the company completed 10 M&A deals. GigPeak was sold to Integrated Device Technology, Inc. (Nasdaq: IDTI) for $250 million in cash in

April 2017. From 2003 to 2005, Dr. Katz was the chief executive officer, president, and member of the Board of Directors of Intransa, Inc., which at the time provided full-featured, enterprise-class IP-based Storage Area Networks (SAN). From 2000 to 2003, Dr. Katz was the Chief Executive Officer of Equator Technologies. Equator Technologies sought to commercialize leading edge programmable media processing platform technology for the rapid design and deployment of digital media and imaging products. Equator Technologies was sold to Pixelworks, Inc. for $110 million in 2005. Dr. Katz has held several leadership positions over the span of his 30+ year career within the technology industry and has made numerous angel investments in high-tech companies around the world. In addition, Dr. Katz is a graduate of the Israeli Naval Academy and holds a B.Sc. and Ph.D. in Semiconductors Materials from the Technion (Israel Institute of Technology). He is a serial entrepreneur and long-time angel investor in the TMT sector, holds more than 70 U.S. and international patents, has published approximately 300 technical papers and is the editor of a number of technical books.

Brad Weightman. Since August 2019, Brad Weightman has served as our Chief Financial Officer. Mr. Weightman has more than 25 years of global finance and accounting experience with public and private companies of various sizes in the semiconductor, Internet-of-Things, hardware, and software industries. From 2017 to 2019, Mr. Weightman served as the Senior Business Controller at Integrated Device Technology (“IDT”), where he provided strategic and financial support for the General Manager and the division prior to IDT’s acquisition by Renesas Electronics Corporation in 2019. From 2015 to 2017, Mr. Weightman was the Corporate Controller at GigPeak and oversaw all accounting and finance functions. From 2014 to 2015, he was the Interim Vice President Finance, Controller of Extron Logistics LLC where he led all accounting and finance activities. Additionally, earlier in his career, Mr. Weightman held various finance and accounting positions at Echelon Corporation, an early developer of the Internet-of-Things market, and at large corporations such as Advanced Micro Devices and Xerox Corporation. Mr. Weightman received a Bachelor of Science in Accounting from San Jose State University and is a Certified Public Accountant in California (inactive).

Jack Porter. Jack Porter is currently one of the Company’s independent directors. Mr. Porter is a serial entrepreneur. He has been the Chief Executive Officer of ten companies, and founded or served as managing partner at four additional companies during the last 36 years. Most recently, Mr. Porter founded Razor Solutions, Inc. in 2015, an AI data science business, where he currently serves as President, Chief Executive Officer and Executive Chairman. He is also the Executive Chairman of three other AI companies: Sentienz, Inc., an advanced services company that focuses on large big data and AI projects; Argoid, a cognitive big data platform for the retail industry; and Cognizer, Inc., an AI company with a natural language understanding platform based on deep learning formed in December 2018. In 2008, Mr. Porter founded Forward Accelerator, Inc., a start-up accelerator, where he has served as Managing Director since the company’s inception. From June 2006 to January 2010 he was the Chief Executive Officer of Executive Mindshare, a social media community designed for senior business professionals, policy makers, thought leaders and financial decision-makers in specific vertical business industries. From July 2003 to June 2006, he was President and Chief Executive Officer of DecisionView, Inc., which developed advanced analytic systems for the pharmaceutical industry. Mr. Porter has extensive experience in advanced analytics, machine learning, and artificial intelligence. His expertise includes understanding how to leverage complex mathematic algorithms, data visualizations, and sophisticated business models. Mr. Porter has published eight books on technology innovation and entrepreneurship and is a frequent speaker at industry events like the Kellogg Innovation Network, Gartner Group Research Board, and the Deep Think. He is a regular writer for magazines such as Infoworld, CIO Magazine, and eWeek. Mr. Porter attended Washburn University.

Neil Miotto. Neil Miotto joined the Company’s Board in October 2017. Mr. Miotto also serves as a director of GigCapital2, Inc. and Cognizer, Inc. Mr. Miotto is a financial consultant and a retired assurance partner of KPMG LLP, where he was a partner for twenty-seven years until his retirement in September 2006. Since his retirement from KPMG LLP, Mr. Miotto has provided high-level financial consulting services to companies in need of timely accounting assistance and in serving on public company boards. He is deemed to be a “audit committee financial expert” under SEC rules. While at KPMG LLP, Mr. Miotto focused on serving large public companies, primarily semiconductor companies. Among the clients he served were National Semiconductor

Corporation, Fairchild Semiconductor Corp, and NVIDIA Corporation. Mr. Miotto also served as an SEC reviewing partner while at KPMG LLP. He is a member of the American Institute of Certified Public Accountants. He holds a Bachelor of Business Administration degree from Baruch College, of The City University of New York. He served on the Board of Directors of Micrel, Inc. prior to its acquisition in 2015, and on the Board of Directors of GigPeak from 2008 until its sale in April 2017.

John J. Mikulsky. John Mikulsky joined the Company’s Board effective December 7, 2017. Mr. Mikulsky serves as a director of GigCapital2, Inc. and Cognizer, Inc. Mr. Mikulsky served as the Chief Executive Officer from 2016 to 2017, and as a director, from 2014 to 2017, of Traycer Diagnostic Systems, Inc. He previously served as President and Chief Executive Officer of Endwave Corporation from December 2009 until June 2011, when Endwave Corporation was acquired by GigPeak; subsequent to such acquisition, he served on the Board of Directors of GigPeak from 2011 until its sale in 2017. From May 1996 until November 2009, Mr. Mikulsky served Endwave Corporation in a multitude of capacities including Vice President of Product Development, Vice President of Marketing and Business Development and Chief Operating Officer. Prior to Endwave Corporation, Mr. Mikulsky worked as a Technology Manager for Balazs Analytical Laboratory, a provider of analytical services to the semiconductor and disk drive industries, from 1993 until 1996. Prior to 1993, Mr. Mikulsky worked at Raychem Corporation, most recently as a Division Manager for its Electronic Systems Division. Mr. Mikulsky holds a B.S. in electrical engineering from Marquette University, an M.S. in electrical engineering from Stanford University and an S.M. in Management from the Sloan School at the Massachusetts Institute of Technology.

Peter Wang. Peter S. Wang joined the Company’s Board effective December 7, 2017. Mr. Wang is a managing partner of Optino Network LLC, a cross-border business strategy and technology transfer advisory service. He also serves on the Technology Advisory Council for Benhamou Global Ventures. Mr. Wang previously served as the founding President of CoolCloudz, an Infrastructure-as-a-Service company, and the Senior Vice President and General Manager of the Cloud Storage Products Business Unit of UIT in China between 2010 and 2012. Mr. Wang co-founded Retrevo Inc., a venture funded Web 2.0 vertical search company employing machine learning technology, and served as the Vice President of Engineering and Operations and Board director between late 2005 and 2009. Mr. Wang led the founding of Intransa Inc., where served as the founding President and Chairman of the Board in late 2000. Intransa Inc. was a pioneer IP SAN company in the storage industry, backed by prominent Silicon Valley venture capital firms. During his tenure at Intransa Inc. through mid-2005, Mr. Wang not only served as the Chief Technology Officer and as a director, but also as Vice President of Engineering and Marketing, driving global strategic partnerships at different stages. Prior to Intransa Inc., Mr. Wang led the Corporate Technology Development Center at 3Com Corp. and served in various leadership positions from 1995 to 2000. Prior to 1995, Mr. Wang led advanced development of distributed computing technologies at TRW Space & Defense and received the TRW Chairman’s Award for Innovation. Mr. Wang was instrumental in a number of IEEE 802, IETF and ANSI standards. He has been awarded over 20 U.S. patents and has published a number of IEEE conferences and other journal papers. He holds M.S. in Management Sciences from Stanford University, M.S. in EECS from University of California, Berkeley, and B.S. in Electrical Engineering from the University of Michigan.

Stockholder Communications

The Company’s Board has established a process for stockholders to send communications to the Company Board. Stockholders may communicate with the Company’s Board generally or a specific director at any time by writing to the Company’s Secretary, c/o GigCapital, Inc., 2479 E. Bayshore Rd., Suite 200, Palo Alto, CA 94303. The Company will review all messages received, and forward any message that reasonably appears to be a communication from a stockholder about a matter of stockholder interest that is intended for communication to the Company’s Board. Communications are sent as soon as practicable to the director to whom they are addressed, or if addressed to the Company’s Board generally, to the Executive Chairman of the Company’s Board. Because other appropriate avenues of communication exist for matters that are not of stockholder interest, communications that do not relate to matters of stockholder interest are not forwarded to the Company’s Board.

Director Independence

NYSE requires that a majority of the Company’s Board must be composed of “independent directors,” which is defined generally as a person other than an executive officer or employee of the Company or any other individual having a relationship, which, in the opinion of the Board would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.

Messrs. Miotto, Mikulsky, Wang and Porter are the Company’s independent directors. The Company’s independent directors have regularly scheduled meetings at which only independent directors are present. Any affiliated transactions will be on terms no less favorable to the Company than could be obtained from independent parties. Any affiliated transactions must be approved by a majority of the Company’s independent and disinterested directors.

Board Leadership Structure and Role in Risk Oversight

The Company’s governance framework provides the Board with flexibility to select the appropriate Board leadership structure for the Company. In making leadership structure determinations, the Company’s Board considers many factors, including the specific needs of the Company and what is in the best interests of the Company’s stockholders. While the Board does not currently have a formal policy on whether the role of the Chief Executive Officer and Executive Chairman of the Board should be separate, since 2017, Dr. Katz has served as the Company’s Chief Executive Officer, President, Executive Chairman of the Board and Secretary. The Company believes this structure is appropriate for the Company at this time, as the combined roles help provide strong and consistent leadership for the Company’s management team and Board. When the Board convenes for a meeting, the non-management directors meet in executive session if the circumstances warrant. Given the composition of the Board with a majority of independent directors, the Board does not believe that it is necessary to formally designate a lead independent director at this time, although it may consider appointing a lead independent director if the circumstances change.

The Board’s oversight of risk is administered directly through the Board, as a whole, or through its audit committee. Various reports and presentations regarding risk management are presented to the Board to identify and manage risk. The audit committee addresses risks that fall within the committee’s area of responsibility. For example, the audit committee is responsible for overseeing the quality and objectivity of the Company’s financial statements and the independent audit thereof. Management furnishes information regarding risk to the Board from time to time as requested.

Compensation Committee Interlocks and Insider Participation

None of the Company’s executive officers currently serves and in the past year has not served as a member of the Board or compensation committee of any entity that has one or more executive officers serving on the Company’s Board.

Number and Terms of Office of Officers and Directors

The members of the Board were elected to the Board in connection with the IPO. The members will stand for re-election at the Company’s annual meeting of stockholders, which will only be held if the Business Combination is not consummated prior to the date of the annual meeting of stockholders. In the event the Business Combination is consummated prior to the date of the annual meeting, at the special meeting of stockholders that will be held to seek approval of the Business Combination stockholders will be asked to vote on the directors who will comprise the Board after the closing of the Business Combination.

The Company’s executive officers are elected by the Board and serve at the discretion of the Board, rather than for specific terms of office. The Company’s Board is authorized to appoint persons to the offices set forth in the Company’s Bylaws as it deems appropriate. The Company’s Bylaws provide that the Company’s executive officers may consist of a Chief Executive Officer, a President, a Chief Financial Officer, Vice Presidents, a Secretary, Assistant Secretaries, a Treasurer and such other offices as may be determined by the Board.

Committees of the Company’s Board

The Company’s Board has three standing committees: an audit committee; a compensation committee; and a nominating and corporation governance committee. Each of the Company’s audit committee, compensation committee and nominating and corporate governance committee are composed solely of independent directors. Each committee operates under a charter that is approved by the Company’s Board and has the composition and responsibilities described below.

Audit Committee

Messrs. Miotto, Mikulsky, Wang and Porter currently serve as members of the Company’s audit committee. Mr. Miotto serves as chairman of the audit committee. Under the NYSE listing standards and applicable SEC rules, the Company is required to have three members of the audit committee all of whom must be independent. Messrs. Miotto, Mikulsky, Wang and Porter are independent.

Each member of the audit committee is financially literate and the Company’s Board has determined that Mr. Miotto qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

The Company has adopted an audit committee charter, which details the purpose and principal functions of the audit committee, including:

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assisting the Board in the oversight of (i) the accounting and financial reporting processes of the Company and the audits of the financial statements of Company, (ii) the preparation and integrity of the financial statements of the Company, (iii) the compliance by the Company with financial statement and regulatory requirements, (iv) the performance of the Company’s internal finance and accounting personnel and its independent registered public accounting firms, and (v) the qualifications and independence of the Company’s independent registered public accounting firms;

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reviewing with each of the internal and independent registered public accounting firms the overall scope and plans for audits, including authority and organizational reporting lines and adequacy of staffing and compensation;

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reviewing and discussing with management and internal auditors the Company’s system of internal control and discuss with the independent registered public accounting firm any significant matters regarding internal controls over financial reporting that have come to its attention during the conduct of its audit;

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reviewing and discussing with management, internal auditors and independent registered public accounting firm the Company’s financial and critical accounting practices, and policies relating to risk assessment and management;

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receiving and reviewing reports of the independent registered public accounting firm discussing (i) all critical accounting policies and practices to be used in the firm’s audit of the Company’s financial statements, (ii) all alternative treatments of financial information within U.S. GAAP that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent registered public accounting firm, and (iii) other material written communications between the independent registered public accounting firm and management, such as any management letter or schedule of unadjusted differences;

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reviewing and discussing with management and the independent registered public accounting firm the annual and quarterly financial statements and section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Company prior to the filing of the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q;

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reviewing, or establishing, standards for the type of information and the type of presentation of such information to be included in, earnings press releases and earnings guidance provided to analysts and rating agencies;

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discussing with management and the independent registered public accounting firm any changes in Company’s critical accounting principles and the effects of alternative U.S. GAAP methods, off-balance sheet structures and regulatory and accounting initiatives;

•	reviewing material pending legal proceedings involving the Company and other contingent liabilities;

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meeting periodically with the Chief Executive Officer, Chief Financial Officer, the senior internal auditing executive and the independent registered public accounting firm in separate executive sessions to discuss results of examinations;

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reviewing and approving all transactions between the Company and related parties or affiliates of the officers of the Company requiring disclosure under Item 404 of Regulation S-K prior to the Company entering into such transactions;

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establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submissions by employees or contractors of concerns regarding questionable accounting or accounting matters;

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reviewing periodically with the Company’s management, the independent registered public accounting firm and outside legal counsel (i) legal and regulatory matters which may have a material effect on the financial statements, and (ii) corporate compliance policies or codes of conduct, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding the Company’s financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities; and

•	establishing policies for the hiring of employees and former employees of the independent registered public accounting firm.

A copy of the Company’s audit committee charter is available, free of charge, from the Company by writing to the Company’s Secretary, c/o GigCapital, Inc., 2479 E. Bayshore Rd., Suite 200, Palo Alto, CA 94303, or may be accessed on the Company’s website at https://www.gigcapitalglobal.com/investors.

Compensation Committee

The Company has established a compensation committee of the Board consisting of Messrs. Mikulsky, Wang and Porter. Mr. Mikulsky serves as chairman of the compensation committee. The Company has adopted a compensation committee charter that details the purpose and responsibility of the compensation committee, including:

•	reviewing the performance of the Chief Executive Officer and executive management;

•	assisting the Board in developing and evaluating potential candidates for executive positions (including Chief Executive Officer);

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reviewing and approving goals and objectives relevant to the Chief Executive Officer and other executive officer compensation, evaluating the Chief Executive Officer’s and other executive officers’ performance in light of these corporate goals and objectives, and setting Chief Executive Officer and other executive officer compensation levels consistent with its evaluation and the Company’s philosophy;

•	approving the salaries, bonus and other compensation for all executive officers;

•	reviewing and approving compensation packages for new corporate officers and termination packages for corporate officers as requested by management;

•	reviewing and discussing with the Board and senior officers plans for officer development and corporate succession plans for the Chief Executive Officer and other senior officers;

•	reviewing and making recommendations concerning executive compensation policies and plans;

•	reviewing and recommending to the Board the adoption of or changes to the compensation of the Company’s directors;

•	reviewing and approving the awards made under any executive officer bonus plan, and providing an appropriate report to the Board;

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reviewing and making recommendations concerning long-term incentive compensation plans, including the use of stock options and other equity-based plans, and, except as otherwise delegated by the Board, acting as the “Plan Administrator” for equity-based and employee benefit plans;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for the Company’s executive officers and employees;

•	reviewing periodic reports from management on matters relating to the Company’s personnel appointments and practices;

•	assisting management in complying with the Company’s proxy statement and annual report disclosure requirements;

•	issuing an annual Report of the Compensation Committee on Executive Compensation for the Company’s annual proxy statement in compliance with applicable SEC rules and regulations;

•	annually evaluating the Committee’s performance and the committee’s charter and recommending to the Board any proposed changes to the charter or the committee; and

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undertaking all further actions and discharging all further responsibilities imposed upon the committee from time to time by the Board, the federal securities laws or the rules and regulations of the SEC.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the NYSE and the SEC.

A copy of the Company’s compensation committee charter is available, free of charge, from the Company by writing to the Company’s Secretary, c/o GigCapital, Inc., 2479 E. Bayshore Rd., Suite 200, Palo Alto, CA 94303, or may be accessed on the Company’s website at https://www.gigcapitalglobal.com/investors.

Nominating and Corporate Governance Committee

The Company has established a nominating and corporate governance committee of the Board. The members of the Company’s nominating and corporate governance committee are Messrs. Wang, Porter, Mikulsky and Miotto. Mr. Wang serves as chair of the nominating and corporate governance committee. The Company has adopted a nominating and corporate governance committee charter, which details the purpose and responsibilities of the nominating and corporate governance committee, including:

•	developing and recommending to the Board the criteria for appointment as a director;

•	identifying, considering, recruiting and recommending candidates to fill new positions on the Board;

•	reviewing candidates recommended by stockholders;

•	conducting the appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates; and

•	recommending director nominees for approval by the Board and election by the stockholders at the next annual meeting.

The charter provides that the nominating and corporate governance committee may, in its sole discretion, retain or obtain the advice of, and terminate, any search firm to be used to identify director candidates, and will be directly responsible for approving the search firm’s fees and other retention terms.

The Company has not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the Board considers educational background, diversity of professional experience, knowledge of the Company’s business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of the Company’s stockholders. Prior to the Business Combination, holders of the Company’s public shares will not have the right to recommend director candidates for nomination to the Board.

A copy of the Company’s nominating and corporate governance committee charter is available, free of charge, from the Company by writing to the Company’s Secretary, c/o GigCapital, Inc., 2479 E. Bayshore Rd., Suite 200, Palo Alto, CA 94303, or may be accessed on the Company’s website at https://www.gigcapitalglobal.com/investors.

Meetings and Attendance

During the fiscal year ended September 30, 2018:

•	the Company’s Board held four meetings; and

•	the Company’s audit committee held three meetings.

Each of the Company’s incumbent directors attended or participated in at least 75% of the meetings of the Company’s Board and the respective committees of which she or he is a member held during the period such incumbent director was a director during the fiscal year ended September 30, 2018.

The Company encourages all of its directors to attend the Company’s annual meetings of stockholders. This special meeting will be in lieu of the Company’s first annual meeting of stockholders.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s officers, directors and persons who beneficially own more than ten percent of the Company’s Common Stock to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of such forms furnished to the Company, and on written representations from the reporting persons, the Company believes that all Section 16(a) filing requirements applicable to its officers, directors and ten percent stockholders were met on a timely basis during the fiscal year ended September 30, 2018.

Code of Ethics

The Company has adopted a Code of Ethics applicable to the Company’s management team and employees in accordance with applicable federal securities laws. You can review the Code of Ethics, as well as the Company’s other publicly filed documents, by accessing the Company’s public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from the Company, or may be accessed on the Company’s website at https://www.gigcapitalglobal.com/investors. The Company intends to disclose any amendments to or waivers of certain provisions of the Company’s Code of Ethics in a Current Report on Form 8-K. See “Where You Can Find Additional Information.”

Conflicts of Interest

The Founders and certain members of our Board and officers of the Company have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interest. These interests include but are not limited to:

•

the fact that our Initial Stockholders cannot redeem any of the shares of Common Stock that they hold in connection with a stockholder vote to approve a proposed initial business combination and such Initial Stockholders will lose their entire investment in us if an initial business combination is not consummated by December 12, 2019;

•

the fact that our Founders paid an aggregate of $5,007,560 for the Founder Shares and such securities will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at $40,270,060 (based upon a $10.00 per share price for our Common Stock);

•

the fact that our Initial Stockholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their shares of Common Stock that they hold if we fail to complete an initial business combination by December 12, 2019;

•

the fact that our Founders paid an aggregate of $4,982,560 for their 498,256 private placement units, including the rights and warrants that are a constituent part of the private placement units, and that such private placement units will be worthless if a business combination is not consummated by December 12, 2019;

•

the continued right of our Founders to hold our Common Stock and the shares of Common Stock to be issued to our Founders upon conversion of the rights and exercise of their private placement warrants following the Business Combination, subject to certain vesting restrictions and lock-up periods;

•

that fact that our Sponsor has agreed that it will be liable to us, if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below: (i) $10.00 per public share; or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account due to reductions in the value of the trust assets, in each case, net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act;

•	the anticipated continuation of certain members of our Board as directors of the post-combination company; and

•	the continued indemnification of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance after the Business Combination.

After the completion of the Business Combination, Dr. Katz and Messrs. Miotto and Mikulsky, will serve on the Board of the post-combination company. In addition, Mr. Porter and Mr. Wang may provide strategic advisory services to the post-combination company after the closing of the Business Combination and may be paid consulting, management or other fees from the post-combination company with any and all amounts being fully disclosed to stockholders, to the extent then known, in the proxy solicitation materials furnished to the post-combination company’s stockholders.

In general, executive officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if:

•	the corporation could financially undertake the opportunity;

•	the opportunity is within the corporation’s line of business; and

•	it would not be fair to the corporation and its stockholders for the opportunity not to be brought to the attention of the corporation.

Accordingly, as a result of multiple business affiliations, the Company’s officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. In addition, conflicts of interest may arise when the Company’s Board evaluates a particular business opportunity with respect to the above-listed criteria. The Company cannot assure you that any of the above mentioned conflicts will be resolved in the Company’s favor.

In order to minimize potential conflicts of interest which may arise from multiple corporate affiliations, each of the Company’s officers and directors has contractually agreed, pursuant to a written agreement with the Company, until the earliest of February 22, 2019 (the date of the execution of a definitive agreement for the Business Combination), the Company’s liquidation or such time as he or she ceases to be an officer or director, to present to the Company for the Company’s consideration, prior to presentation to any other entity, any suitable business opportunity which may reasonably be required to be presented to the Company, subject to any fiduciary or contractual obligations he or she might have. Accordingly, the Company’s Charter provides that the doctrine of corporate opportunity will not apply with respect to any of the Company’s executive officers or directors in circumstances where the application of the doctrine would conflict with any fiduciary duties or contractual obligations they may have. See also the section entitled “Proposal No. 3—Approval of Additional Amendments to Current Certificate of Incorporation in Connection with the Business Combination” for a discussion of proposed amendments to the provisions of the Company’s Charter that address the doctrine of corporate opportunity.

Below is a table summarizing the entities to which the Company’s executive officers and directors currently have fiduciary duties or contractual obligations:

Individual	Entity	Entity’s Business	Affiliation
Avi S. Katz	GigNext, LLC	Consulting and Investment	Founder and managing member
	GigFounders, LLC	Consulting and Investment	Founder and managing member
	GigAcquisitions, LLC	SPAC sponsorship	Founder and manager
	Cognizer, Inc.	AI Technology	Co-Founder and Executive Chairman
	GigCapital2, Inc.	SPAC	CEO, President, Executive Chairman of Board
	GigAcquisitions2, LLC	SPAC sponsorship	Founder and manager

Neil Miotto	GigFounders, LLC	Consulting and Investment	Minority member
	GigCapital2, Inc.	SPAC	Director
	Cognizer, Inc.	AI Technology	Director

Brad Weightman	GigCapital2, Inc.	SPAC	Vice President and CFO

John Mikulsky	GigCapital2, Inc.	SPAC	Director
	Cognizer, Inc.	AI Technology	Director

Peter S. Wang	Optino Network LLC	Cross-border business strategy and technology transfer advisory service	Managing Partner

	Benhamou Global Ventures	Venture capital firm	Technology Advisory Council member

Jack Porter	Razor Solutions, Inc.	Artificial intelligence data science	Founder and Chairman

Individual	Entity	Entity’s Business	Affiliation
	Forward Accelerator, Inc.	Start-up accelerator	Founder and Managing Director
	Sentienz, Inc.	Advanced artificial intelligence security company	Executive Chairman
	Argoid, Inc.	Cognitive big data platform for the retail industry	Executive Chairman
	Cognizer, Inc.	AI Technology	Executive Chairman

When the Company submits the Business Combination to its public stockholders for a vote, the Initial Stockholders have agreed to vote any shares held by them in favor of the Business Combination. In addition, they have agreed to waive their respective rights to participate in any liquidation distribution with respect to their Founder Shares and Insider Shares (other than any public shares, in the case of Cowen Investments). If they purchased shares of common stock as part of the IPO or in the open market, however, they would be entitled to participate in any liquidation distribution in respect of such shares but have agreed not to convert or sell such shares to the Company in connection with the consummation of the Business Combination.

All ongoing and future transactions between the Company and any of its Initial Stockholders or their respective affiliates will be on terms believed by the Company to be no less favorable to the Company than are available from unaffiliated third parties. Such transactions will require prior approval by a majority of the Company’s uninterested “independent” directors or the members of the Company’s Board of who do not have an interest in the transaction, in either case who had access, at the Company’s expense, to the Company’s attorneys or independent legal counsel. The Company will not enter into any such transaction unless the Company’s disinterested “independent” directors determine that the terms of such transaction are no less favorable to the Company than those that would be available to the Company with respect to such a transaction from unaffiliated third parties.

Limitation on Liability and Indemnification of Officers and Directors

The Current Charter provides that the Company’s directors and officers will be indemnified by the Company to the fullest extent authorized by the DGCL as it now exists or may in the future be amended, unless a director violated his or her duty of loyalty to the Company or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from its actions as a director. In addition, the Current Charter provides that the Company’s directors will not be personally liable for monetary damages to the Company for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to the Company or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.

The Company’s Bylaws also permit the Company to secure and maintain insurance, at the Company’s expense, on behalf of any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the DGCL. The Company has purchased a policy of directors’ and officers’ liability insurance that insures its directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances and insures the Company against its obligations to indemnify its directors and officers.

These provisions may discourage stockholders from bringing a lawsuit against the Company’s directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Company and its stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent the Company pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. The Company believes that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Company’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Principal Accounting Fees and Services

BPM LLP, an independent registered public accounting firm, has audited our financial statements for the year ending September 30, 2018. A representative of BPM LLP is expected to be present at the Special Meeting. The representative will have an opportunity to make a statement if he or she desires to do so and will be available to answer appropriate questions from stockholders.

Fees for professional services provided by our independent registered public accounting firm for the last fiscal year include:

For the Year ended September 30, 2018
Audit Fees (1)	$148,506
Audit-Related Fees (2)	51,485
Tax Fees (3)	—
All Other Fees (4)	—

Total	$199,991

(1)

Audit Fees. Audit fees consist of fees billed for professional services rendered for the audit of our year-end financial statements and services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings.

(2)

Audit-Related Fees. Audit-related fees consist of fees billed for assurance and related services that are reasonably related to performance of the audit or review of our year-end financial statements and are not reported under “Audit Fees.” These services include attest services that are not required by statute or regulation and consultation concerning financial accounting and reporting standards, including permitted due diligence services related to a potential business combination.

(3)	Tax Fees. Tax fees consist of fees billed for professional services relating to tax compliance, tax planning and tax advice.
(4)	All Other Fees. All other fees consist of fees billed for all other services.

THE COMPANY’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of the Company’s financial condition and results of operations should be read in conjunction with the Company’s consolidated financial statements and notes to those statements included in this proxy statement. This discussion contains forward-looking statements that involve risks and uncertainties. Please see “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in this proxy statement. Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “our,” “us” and other similar terms refer to the Company and its consolidated subsidiaries before the Business Combination.”

Overview

We are a Delaware corporation formed on October 9, 2017, for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization, recapitalization or other similar business combination with one or more businesses. We are commonly referred to as a special purpose acquisition company or blank check company.

We seek to capitalize on the significant experience and contacts of our management team to complete our initial business combination. We believe our management team’s distinctive background and record of acquisition and operational success could have a transformative impact on verified target businesses. Although we may pursue our initial business combination in any business, industry or geographic location, we currently intend to focus on opportunities to capitalize on the ability of our management team, particularly our executive officers, to identify, acquire and operate a business in the TMT industries. We intend to evaluate both private and public companies as potential initial business combination targets, focusing on opportunities that we believe would provide appropriate risk adjusted returns to stockholders.

We intend to effectuate the Business Combination using cash from the proceeds of our IPO and the sale of private placement units that occurred simultaneously with the completion of our IPO, our capital stock, debt or a combination of cash, stock and debt.

The issuance of additional shares of Common Stock or preferred stock:

•	may significantly reduce the equity interest of our stockholders;

•	may subordinate the rights of holders of shares of Common Stock if we issue shares of preferred stock with rights senior to those afforded to our shares of Common Stock;

•

will likely cause a change in control if a substantial number of our shares of Common Stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and most likely will also result in the resignation or removal of our present officers and directors; and

•	may adversely affect prevailing market prices for our securities.

•	Similarly, if we issue debt securities, it could result in:

•	default and foreclosure on our assets if our operating revenues after the Business Combination are insufficient to pay our debt obligations;

•

acceleration of our obligations to repay the indebtedness even if we have made all principal and interest payments when due if the debt security contains covenants that required the maintenance of certain financial ratios or reserves and we breach any such covenant without a waiver or renegotiation of that covenant;

•	our immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand; and

•	our inability to obtain additional financing, if necessary, if the debt security contains covenants restricting our ability to obtain additional financing while such security is outstanding.

We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to raise capital or to complete the Business Combination will be successful.

Results of Operations

We have neither engaged in any operations nor generated any revenues to date. For the period from October 9, 2017 (date of inception) through June 30, 2019, our only activities have been organizational activities and activities to identify a target business for our initial business combination. We do not expect to generate any operating revenues until after completion of our initial business combination. We expect to generate non-operating income in the form of interest income on cash and marketable securities held in the Trust Account at JP Morgan Chase Bank, N.A. in New York, New York with Continental Stock Transfer & Trust Company acting as trustee, which was funded after our IPO of units consisting of one share of Common Stock, three-quarters of one warrant to purchase one share of Common Stock, and one right to receive one-tenth of one share of Common Stock upon our completion of an initial business combination to hold an amount of cash and marketable securities equal to that raised in the Offering, including such proceeds from the exercise of the underwriters’ over-allotment option.

There has been no significant change in our financial or trading position and no material adverse change has occurred since the date of our audited financial statements. We expect to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the nine months ended June 30, 2019, we incurred a net loss of $525 thousand, which consisted of operating expenses of $2,137 thousand and a provision for income taxes of $649 thousand, partially offset by $2,261 thousand of interest income on marketable securities held in the Trust Account.

Liquidity and Capital Resources

On December 7, 2018, we conducted the IPO of 12,500,000 units at a price of $10.00 per unit generating gross proceeds of $125,000 thousand, which we closed on December 12, 2017. Prior to the sale of the public units in the IPO, we consummated a private placement of 489,500 private placement units, at a price of $10.00 per private placement unit, with our Founders. The private placement generated aggregate gross proceeds of $4,895 thousand.

In connection with the IPO, the underwriters were granted an option to purchase up to 1,875,000 Over-Allotment Units at an offering price of $10.00 per Over-Allotment Unit. On January 5, 2018, the underwriters exercised their over-allotment option in full, and on January 9, 2018, the underwriters purchased 1,875,000 over allotment units, generating gross proceeds of $18,750 thousand.

On January 9, 2018, a second closing of the private placement was also consummated, resulting in the purchase of 8,756 additional private placement units by the Founders at a purchase price of $10.00 per private placement unit. The second closing of the private placement generated aggregate gross proceeds of $88 thousand.

Following the initial and second closings of the Offering and the private placement, a total of $143,750 thousand was placed in the Trust Account. We incurred $3,252 thousand in Offering related costs, including $2,588 thousand of underwriting fees and $664 thousand of other costs.

As of June 30, 2019, we held cash and marketable securities in the amount of $77,838 thousand in the Trust Account and $156 thousand of interest receivable. The marketable securities consisted of U.S. money market funds. Interest income earned from the funds held in the Trust Account may be used by us to pay taxes. For the nine months ended June 30, 2019, we withdrew $949 thousand, respectively, from the interest earned on the Trust Account to pay tax obligations. On June 5, 2019, in connection with the approval by our stockholders of an amendment to our Current Charter, certain of our public shares were redeemed, and as a result, $70,180 thousand was withdrawn from the Trust Account to pay for such redemption.

As of June 30, 2019, we had cash of $329 thousand held outside the Trust Account, which is available for use by us to cover the costs associated with identifying a target business, negotiating our initial business combination, due diligence procedures and other general corporate uses.

For the nine months ended June 30, 2019, cash used in operating activities was $1,614 thousand, consisting of a net loss of $525 thousand, interest earned on marketable securities held in Trust Account of $2,105 thousand, $156 thousand of interest receivable on cash and marketable securities held in Trust Account, partially offset by changes in operating assets and liabilities of $1,172 thousand.

We intend to use substantially all of the remaining net proceeds of the IPO, including the funds held in the Trust Account, to consummate the Business Combination and to pay our expenses relating thereto. To the extent that our capital stock or debt is used, in whole or in part, as consideration to complete the Business Combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of Kaleyra, make other acquisitions and pursue our growth strategies.

We have used the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete the Stock Purchase Agreement.

In order to finance transaction costs in connection with the Stock Purchase Agreement, our Founders or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete the Business Combination, we would repay such loaned amounts out of the proceeds of the Trust Account released to us. In the event that a business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used to repay such loaned amounts. Up to $1,500 thousand of such loans may be convertible into units of the post business combination entity at a price of $10.00 per unit at the option of the lender. Such units would be identical to the private placement units.

On June 10, 2019, an aggregate of $92 thousand of working capital loans were made by our Founders, and in connection therewith we issued convertible promissory notes which bear no interest and are repayable in full upon the consummation of the Business Combination. On July 10, 2019, our Founders loaned us an aggregate of an additional $65 thousand. The initial convertible promissory notes were canceled and exchanged for identical notes in the aggregate amount of $157 thousand.

Our IPO prospectus and Current Charter provided that we had until March 12, 2019 (the date which was 15 months after the consummation of the IPO) to complete the Business Combination. The Current Charter permitted us to extend such 15 month period an additional 3 months if the Founders deposited an amount equal to the aggregate total of $0.10 per public share. On March 6, 2019, we issued four unsecured promissory notes in the aggregate principal amount of $1,438 thousand, representing $0.10 per public share, to the Founders. The Founders deposited such aggregate funds into the Trust Account, and as a result, the period of time we had to consummate the Business Combination and the date for our cessation of operations if we have not completed the Business Combination was extended from March 12, 2019 to June 12, 2019. Subsequent to that extension, we amended the Current Charter on June 5, 2019, to further extend the date for consummation of the Business Combination from June 12, 2019 to December 12, 2019. In connection with such additional extension, the

Founders agreed in the aggregate to deposit an additional $240 thousand into the Trust Account by the 12th day of each month, beginning with June 12, 2019. On each of June 10, 2019 and July 10, 2019, our Founders deposited an aggregate principal amount of $240 thousand into the trust account for each such monthly extension, for a total aggregate deposit of $480 thousand into the trust account. Our Founders were issued unsecured promissory notes in the aggregate total amount of $480 thousand for such extensions. All of the promissory notes issued in conjunction with these extensions bear no interest and are repayable in full upon the consummation of the Business Combination.

We may need to obtain additional financing either to complete the Business Combination or because we become obligated to redeem a significant number of our Common Stock upon completion of the Business Combination, in which case we may issue additional securities or incur debt in connection with the Business Combination. Subject to compliance with applicable securities laws, we would only complete such financing simultaneously with the completion of the Business Combination. If we are unable to complete the Business Combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the Trust Account. In addition, following the Business Combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations.

Off-balance sheet financing arrangements

We have no obligations, assets or liabilities which would be considered off-balance sheet arrangements. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay an affiliate of the Sponsor a monthly fee of $20 thousand for office space, utilities and administrative support provided to us. We began incurring these fees on December 8, 2017 and will continue to incur these fees monthly until the earlier of the completion of the Business Combination and our liquidation.

Significant Accounting Policies

The preparation of financial statements and related disclosures in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:

Emerging Growth Company

Section 102(b)(1) of the Jumpstart Our Business Startups Act (“JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when an accounting standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, will adopt the new or revised accounting standard at the time private companies adopt the new or revised standard.

Net Loss Per Common Share

Net loss per common share is computed by dividing net loss by the weighted-average number of common shares outstanding for the period. We apply the two-class method in calculating the net loss per common share. Shares of common stock subject to possible redemption as of June 30, 2019 and 2018, have been excluded from the calculation of the basic net loss per share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. We have not considered the effect of 1) warrants sold in the Offering and private placement to purchase an aggregate of 11,154,942 shares of common stock since the exercise of the warrants is contingent upon future events, as of June 30, 2019 and 2018, 2) rights sold in the Offering and private placement that convert into 1,487,326 shares of common stock since the conversion of the rights is contingent upon future events, as of June 30, 2019 and 2018 and (3) the 60,000 shares of common stock underlying restricted stock awards that are still subject to forfeiture as of June 30, 2019 and 2018. Since we were in an adjusted net loss position during the periods presented within, diluted net loss per common share is the same as basic net loss per common share for all periods presented.

In accordance with the two-class method, our net income (loss) is adjusted to remove net income that is attributable to Common Stock subject to redemption, as these shares only participate in the income of the Trust Account and not our losses. Accordingly, net loss per common share, basic and diluted, is calculated as follows:

For the Nine Months Ended June 30, 2019
Net income (loss)	$(525)
Less: net income attributable to common stock subject to redemption	$(1,002)

Adjusted net loss	$(1,528)

Weighted-average common shares outstanding, basic and diluted	4,153,252

Net loss per share common share, basic and diluted	$(0.37)

Common Stock subject to possible redemption

We account for our common stock subject to possible conversion in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption (if any) is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features Redemption Eights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. Our common stock features certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, as of June 30, 2019 and September 30, 2018, the common stock subject to possible redemption is presented as temporary equity, outside of the stockholders’ equity section of our condensed balance sheets.

Recent Accounting Pronouncements

We do not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on our condensed financial statements.

Quantitative and Qualitative Disclosures About Market Risk

All activity through June 30, 2019 relates to our formation and our IPO and identifying a target company for a business combination. We did not have any financial instruments that were exposed to market risks at June 30, 2019.

EXECUTIVE COMPENSATION

The Company

The following disclosure concerns the compensation of the Company’s officers and directors for the fiscal year ended September 30, 2018.

Commencing on the date that the Company’s securities were first listed on the NYSE through the earlier of consummation of the Company’s initial business combination or our liquidation, the Company has and will continue to pay its Sponsor a total of $20,000 per month, which funds are used to pay for office space, utilities, secretarial and administrative services. This arrangement was agreed to by an affiliate of the Company’s Executive Chairman and Chief Executive Officer for the Company’s benefit and is not intended to provide such affiliate of the Company’s Executive Chairman and Chief Executive Officer compensation in lieu of a salary. The Company believes that such fees are at least as favorable as it could have obtained from an unaffiliated third party for such services. In addition, Ms. McDonough, the Company’s Vice President and Chief Financial Officer is party to a Strategic Services Agreement. Finally, prior to the consummation of the IPO, the Company issued an aggregate of 65,000 insider shares, in consideration of their future services to us, to three of its independent directors and to Mr. Barrett Daniels, the Company’s former Vice President and Chief Financial Officer. Each of these three directors received 20,000 shares of Common Stock, and Mr. Daniels received 5,000 shares of Common Stock, which he subsequently forfeited upon his resignation in 2018.

Except as set forth above, no compensation will be paid to the Company’s Sponsor, executive officers and directors, or any of their respective affiliates, prior to or in connection with the consummation of our initial business combination, which would be the Business Combination, if completed. Additionally, these individuals are reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. The Company’s independent directors review on a quarterly basis all payments that were made to the Sponsor, executive officers, directors or the Company’s or their affiliates. The Company is not party to any agreements with its officers and directors that provide for benefits upon termination of employment.

After the completion of the Business Combination, Dr. Katz and Messrs. Miotto and Mikulsky, will serve on the Board of the post-combination. In addition, Mr. Porter and Mr. Wang may provide strategic advisory services to the post-combination company after the closing of the Business Combination and may be paid consulting, management or other fees from the post-combination company with any and all amounts being fully disclosed to stockholders, to the extent then known, in the proxy solicitation materials furnished to the post-combination company’s stockholders. The amount of such compensation is not known at the time, as it will be up to the directors of the post-combination company following completion of the Business Combination to determine executive and director compensation. Any compensation to be paid to the post-combination company’s officers will be determined, or recommended, to its board for determination, either by a committee constituted solely by independent directors or by a majority of the independent directors on such board.

Kaleyra

Summary Compensation Table

The table below sets forth the compensation paid to Kaleyra’s President and Chief Executive Officer and the two other most highly compensated officers during the last fiscal year.

Name and Principal Position (1)	Year	Base Salary ($) (1)	Bonus ($) (2)	Option Awards ($) (3)	All Other Compensation ($)		Total ($)
Dario Calogero	2018	$314,356	$157,650	—	$440,527	(4)	$912,533
President and Chief Executive Officer

Giacomo Dall’Aglio	2018	$138,003	$67,851	$1,440,582	$293,117	(5)	$1,939,553
EVP and Chief Corporate Development Officer

Luca Giardina Papa	2018	$136,798	$40,710	$1,440,582	$79,506	(6)	$1,697,596
Chief Financial Officer

(1)

All amounts represent annual salaries that were paid in euros. Their salaries were paid in euros and converted to U.S. dollars for purpose of presentation in this table. An exchange rate of 1.180014 was used for 2018 and is based on the average exchange rate as of December 31, 2018.

(2)

All amounts represent annual bonuses that were paid for fiscal year 2018. All bonuses were paid in euros and have been converted to U.S. dollars for purposes of presentation in this table. An exchange rate of 1.180014 was used and is based on the average exchange rate as of December 31, 2018. The amount for Mr. Calogero includes an annual bonus received in November 2018 and June 2019 of $157,650 (133,600 euros). The amount for Mr. Dall’Aglio includes an annual bonus received between July 2018 and June 2019 of $67,851 (57.500 euros). The amount for Mr. Papa includes an annual bonus received in October 2018 and April 2019 of $40,710 (34.500 euros). These amounts were paid in euros and have been converted to U.S. dollars for purposes of presentation in this table. An exchange rate of 1.180014 was used for 2018 and is based on the average exchange rate as of year ended December 31, 2018.

(3)

All amounts represent the value of vested shares awarded to Mr. Dall’Aglio and Mr. Papa. Mr. Dall’Aglio and Mr. Papa each received a stock option grant of 1,377 shares in 2018 under the Kaleyra S.p.A. Stock Option Plan. Such shares were to vest over a three year period. In December 2018 the Kaleyra Board of Directors terminated the Kaleyra S.p.A. Stock Option Plan and all options issued under this plan fully vested. Kaleyra has issued these shares to Mr. Dall’Aglio and Mr. Papa. The shares were valued in euros and have been converted to U. S. dollars for purposes of presentation in this table. An exchange rate of 1.180014 was used for 2018 and is based on the average exchange rate as of year ended December 31, 2018.

(4)

Other Compensation for Mr. Calogero includes $413,005 as an annual relocation bonus for his temporary relocation to New York, New York from Milan, Italy through July 2021, paid in November 2018. Mr. Calogero also received benefits in the amount of $27,523 for company-paid contributions to the pension plan (23,324 euros). These amounts were paid in euros and have been converted to U.S. dollars for purposes of presentation in this table. An exchange rate of 1.180014 was used for 2018 and is based on the average exchange rate as of year ended December 31, 2018.

(5)

Other Compensation for Mr. Dall’Aglio includes $236,003 (200,000 euros) as a relocation bonus for his temporary relocation to New York, New York from Milan, Italy through July 2021. Mr. Dall’Aglio also received benefits in the amount of $4,418 (3,744 euros) for a company provided car net of reimbursement for personal usage percentage, $ 4,369 (3,703 euros) for health care insurance, $ 5,900 (5,000 euros) for life insurance benefits provided to managers within Kaleyra. Kaleyra also contributed $ 32,321 (27,390 euros) on behalf of Mr. Dall’Aglio to the National Social Welfare Institution Pension Plan. This contribution is a mandatory contribution by Kaleyra on behalf of Mr. Dall’Aglio, and $10,106 (8,564 euros) for a private pension plan (Fondo di Previdenza Mario Negri). These amounts were paid in euros and have been converted to U. S. dollars for purposes of presentation in this table. An exchange rate of 1.180014 was used for 2018 and is based on the average exchange rate as of year ended December 31, 2018.
(6)

Other Compensation for Mr. Papa includes benefits in the amount of $ 8,530 (7,229 euros) for a company provided car net of reimbursement for personal usage percentage, $ 4,369 (3,703 euros) for health care insurance, $5,888 (4,989 euros) for life insurance benefits provided to managers within Kaleyra. Kaleyra also contributed $50,613 (42,892 euros) on behalf of Mr. Papa to the National Social Welfare Institution Pension Plan. This represents a mandatory contribution by the company on behalf of Mr. Papa, and $10,106 (8,564 euros) for a private pension plan (Fondo di Previdenza Mario Negri). These amounts were paid in euros and have been converted to U.S. dollars for purposes of presentation in this table. An exchange rate of 1.180014 was used for 2018 and is based on the average exchange rate as of year ended December 31, 2018.

Stock Option Plan

On November 26, 2018, the Board of Directors of Kaleyra resolved to amend its Kaleyra Employees Incentive Plan, substantially accelerating the vesting of the awarded stock options and granting to the participants under the Employees Incentive Plan the right to exercise all of the stock options awarded and not previously exercised, either vested or unvested, regardless of the fulfilment of any performance conditions, provided, in any case, that a participant was employed by Kaleyra or any of its subsidiaries as of the exercise date. By December 31, 2018, all of the stock options awarded under the Kaleyra Employee Incentive Plan were exercised.

INFORMATION ABOUT KALEYRA

References in this section to “Kaleyra” refers to Kaleyra S.p.A. and its consolidated subsidiaries.

Business Overview

Our Vision

Kaleyra provides its customers and business partners with a trusted cloud communications Platform that seamlessly integrates software services and applications for business-to-consumer communications between Kaleyra’s customers and their end-user customers and partners on a global basis. The demand for cloud communications is increasingly driven by the growing, and often mandated, need for enterprises to undertake a digital transformation that includes omni-channel, mobile first interactive end-user customer communications. This complements new workflows that Kaleyra’s customers have developed which are driven by software and artificial intelligence to automate certain end-user customer-facing processes before, during and after transactions. These communications are increasingly managed through mobile network operators as the gateway to reach end-user consumers’ mobile devices. Kaleyra’s Platform enables these communications by integrating mobile alert notifications and interactive capabilities to reach and engage end user customers. Kaleyra’s Platform couples a “Software as a Service” or SaaS business model, creating what is generally referred to as a “cloud communications platform as a service”, or simply CPaaS.

Kaleyra’s vision is to be the CPaaS provider which best aligns with its customers’ and business partners’ communication requirements, or the most trusted provider, in the world. This requires a combination of security, compliance and integration capabilities that protects the integrity and privacy of Kaleyra’s customers’ transactions and includes other key features such as ease of provisioning, reliable network connectivity, high availability for scaling, redundancy, embedded regulatory compliance, configurable monitoring and reporting. Kaleyra believes the percentage of CPaaS customers that will require security, compliance and integration will represent an increasingly larger portion of the market, particularly with expected exponential growth of transactional-by-nature cloud communications applications, better enabling Kaleyra to set itself apart from its competition.

Kaleyra Today

Kaleyra is a result of the expansion of the former Ubiquity, which was founded in Milan, Italy in 1999. Ubiquity secured a leading market position in mobile messaging on behalf of the Italian financial services industry and then sought to expand its products and geographic offerings. Ubiquity acquired Solutions Infini of Bangalore, India beginning in 2017 and Buc Mobile of Vienna, Virginia in 2018. It was rebranded as Kaleyra in February 2018. Following the integration of the acquired entities, the combined company is collectively engaged in the operation of the Platform on behalf of Kaleyra’s customers.

Kaleyra has more than 3,000 customers and business partners worldwide across industry verticals such as financial services, ecommerce and transportation, with no single customer representing more than 15% of revenues. Kaleyra’s customers are located in regions throughout the world including in Europe, Asia Pacific and North America. Kaleyra’s top volume by country includes the following countries in order of volume: Italy, India, United Kingdom, United States, Netherlands, South Africa and China.

For the fiscal quarter ended June 30, 2019, 85% of revenues came from customers of Kaleyra which have been on the Platform for at least two years, and 97% from customers which have been on the Platform for at least one year. Although Kaleyra continues to expand by introducing new customers to the Platform, the breadth and stability of its existing customers provide it with a solid base of revenue upon which it can continue to innovate and make investment to strengthen its product portfolio, expand its global presence, and in particular into the Americas and Asia-Pacific markets following the acquisitions of Buc Mobile and Solutions Infini, recruit world-class talent and target accretive acquisitions to capitalize on its growing market penetration opportunities and value creation.

Kaleyra’s underlying technology used in the Platform is the same across all of its communication services which can generally be described as “omni-channel mobile first interactive notifications via a public or private cloud implementation.” These services include programmable voice/Interactive Voice Response (IVR) configurations, inbound/outbound short message service (SMS) capabilities, hosted telephone numbers, and other types of IP communications services such as e-mail and WhatsApp®.

Customers

Kaleyra’s customers are enterprises which use digital mobile communications in the conduct of their business. Kaleyra’s Platform enables these communications by integrating mobile alert notifications and interactive capabilities to reach and engage end user customers. Kaleyra enables its customers and business partners to connect enterprise software and applications to mobile network operators by providing a single simple interface by which Kaleyra can undertake as necessary to make upgrades in its service offerings to account for new end-user consumer behavior changes and progress (such as adding WhatsApp integration). In most cases, Kaleyra provides multiple levels of customer support 24x7 to ensure service levels and network reliability to meet the expectations and requirements of Kaleyra’s customers. Customers and business partners which use the Platform value the Platform’s network reliability, and Kaleyra’s responsive customer support, competitive pricing, and collaborative approach.

Kaleyra services a broad base of customers and business partners throughout the world operating in diverse businesses and regions. Kaleyra’s business is generated by providing data to the telecommunications provider and transmitting message data from its customers and business partners. Kaleyra has a concentration of business within the financial services industry that serve their major European banking end-user customers. With each relationship Kaleyra is the link between the financial institutions and their unique, end-user customers. In linking these two parties, Kaleyra’s Platform leverages the end-user telecommunications provider to transmit critical message data to these end-user customers.

For example, banks and financial institutions deploy Kaleyra’s services that include omni-channel mobile first password reset, account access, two-factor authentications (2FA), transaction notification, and anti-fraud alerts, among other services, via a cloud implementation that meets their strict requirements for security and compliance. Kaleyra’s Platform has facilitated compliant communications for its existing financial institution customer base in Europe. European Central Bank (ECB) regulations have begun to mandate additional customer protection regulations, such as those requiring strong customer authentications for all payment transactions over 30 euros, causing both traditional banks and new entrants to undergo a digital transformation. In the financial sector, security and compliance are generally top of mind and the sales process relies on a dedicated local sales team focused on strong integration capabilities with the full suite of services needed to satisfy customer requirements.

Other enterprise customers of Kaleyra use Kaleyra’s cloud communications services as packaged offerings that are easy to configure and manage around key end-user customer touchpoints. Although these enterprise customers require a lesser level of system integration than do financial institution customers, they still demand a sufficiently flexible system such as that which a cloud solution can provide in order to facilitate rapid communications system modification to accommodate changes in end-user customer behaviors. Furthermore, there are other enterprise customers for which connectivity to their end user customers is their primary requirement, and these customers are using the Platform to gain access to mobile network operators worldwide. This additional volume, which is expected to continue to grow as the transformation from e-mail-based communications to messaging-based communications is being enhanced, allows Kaleyra to leverage relationships to sell and resell network connectivity on a more cost-effective basis.

In 2018, Kaleyra had one customer, Telecom Italia S.p.A. which accounted for more than 10% of Kaleyra’s revenues. In 2017, there were four customers—Telecom Italia S.p.A., FastWeb S.p.A., Vodafone Italian S.p.A. and Wind Technologies S.p.A. that accounted for more than 10% on an individual basis of Kaleyra’s revenues.

Kaleyra has multiple, large European commercial banks as business partners, with one of these partners, Intesa Sanpaolo S.p.A., accounting for more than 10% of Kaleyra’s volumes in 2018 and 2017. No customers account for greater than 15% of Kaleyra’s revenue.

Seasonality

Historically, Kaleyra has experienced clear seasonality in its revenue generation, with slower traction in the first calendar quarter, and increasing revenues as the year progresses toward the higher revenues in messaging and notification services during the fourth calendar quarter. This patterned revenue generation behavior takes place due to Kaleyra’s customers sending more messages to their end-user customers who are engaged in consumer transactions at the end of the calendar year, resulting in an increase in notifications of electronic payments, credit card transactions and e-commerce.

The Market for Kaleyra’s Products

The CPaaS market is evolving and is expanding in several directions as enterprise adoption of cloud-based communications occurs. The need for enterprises to provide enhanced end-user customer experiences is driving adoption by enterprises of embedded, real-time messaging communications for enhanced end-user customer-interfacing interactions. According to 451 Research, in 2018 the total CPaaS market was approximately $2.2 billion and forecasted to increase to approximately $6.2 billion by the end of 20221. Furthermore, according to GSMA, the SMS business messaging revenue market was approximately $60.0 billion in 2018 and will increase to approximately $90.0 billion by the end of 2022.2 Kaleyra’s products and services available through the Platform address both of these markets.

Kaleyra’s Key Products

The Platform

Kaleyra operates its core technology, the Platform, in the public cloud and as private clouds, and in hybrid situations. The Platform has a high-volume infrastructure that has been designed to easily scale and support large volumes of data. The Platform consists of two separate types of interfaces; one for connectivity to mobile network operators and the other, a set of APIs that provide convenient and user-friendly tools that enable Kaleyra’s customers to engage in communications with their end-user customers. The Platform’s underlying software code base contains communication protocols that allow connectivity with mobile network operators around the globe.

In addition, the Platform’s APIs, which sit on top of the underlying connectivity stack, enable the creation of specific applications (messaging or voice-over-IP calls) or workflows (2FA or password resets). These applications can be designed by Kaleyra, Kaleyra’s customers’ information technologies personnel or third party developers. The open Platform’s architecture enables Kaleyra’s customers and business partners to accomplish all of their communication needs from one simple interface that connects into a broad range of their systems. The relationship with Kaleyra’s customers is strengthened by providing its customers with a broad and flexible platform. Retention of Kaleyra’s customers is also enhanced as a result of the switching costs that Kaleyra’s customers would incur to transition to alternate platforms.

[1]	Source: 451 Research, Communications PaaS: Turning Business Communications Inside Out (December 2018).
[2]	Source: GSMA, RCS Overview, Future Networks Programme (October 2018).

Communications Services

The following graphic summarizes the capabilities of Kaleyra’s suite of communications services:

This suite of services is further described below. During the year ending December 31, 2018, Kaleyra processed nearly 23 billion billable SMS messages and 1 billion voice calls on behalf of Kaleyra’s customers. In 2019, this is expected to exceed 25 billion billable SMS messages and 2 billion voice calls.

Messaging

The Platform’s APIs include software and infrastructure that process and manage SMS, Multimedia Messaging Service (MMS) and Rich Communications Service (RCS), with network connectivity to mobile network operators around the world. The Platform is currently designed to process five thousand messages per second, with the capability to increase the throughput with additional server power and speed. The Platform supports 87 languages and is capable of stitching together concatenated messages of up to 4,000 characters. The Platform is also designed to manage automated opt-in and opt-out procedures per mobile network operator requirements and best practices. As noted above, in 2018, the Platform processed nearly 23 billion SMS messages.

Voice

The Platform’s APIs includes software and infrastructure that process and manage voice calls, including IVR and conferencing bridge capabilities. The Platform offers features such as call masking, visual configurations of call routing, click to call, and allows Nature Language Processing (NLP) integrations. In 2018, the Platform processed nearly 1 billion voice calls.

FinTech

The Platform’s APIs also include software and infrastructure to process and manage financial transactions that will be enabled by the open banking initiative to be regulated in September 2019. The driving force behind open banking is the second Payment Services Directive (PSD2), a EU directive designed to expand end-user consumer choice of products in banking, credit cards, and payment services. The Platform includes features and capabilities to perform PSD2 compliant banking or payment transactions.

Numbers

Finally, the Platform’s APIs include software and infrastructure that process and manage telephone numbers and short code services. Short codes are often used to send or receive a large volume of broadcast or bulk SMS messages. The Platform currently supports provisioning and configuration of telephone numbers or short codes in 50 countries. Other Numbers services include telephone number lookup query and local number portability.

Operations

Kaleyra generates revenue from usage-based fees earned from the sale of communications services utilizing the Platform. These services are offered through software solutions to large enterprises, as well as small and medium-sized customers. Revenue can be billed in advance or in arrears depending on the term of the agreement; for the majority of customers, revenue is invoiced on a monthly basis in arrears.

Kaleyra’s CPaaS contracts do not provide customers and business partners with the right to take possession of the software supporting the applications.

As a part of the arrangement with its customers, Kaleyra offers customer advanced support services, to guarantee the continuity and promptly delivery of the services. Revenue for these services is recognized ratably over the term of the service period.

Kaleyra utilizes a cloud infrastructure and its Platform to deliver its communication services. The services are also provided using a private cloud as required by the customers and business partners. The costs of the Platform and communication services purchased from mobile network operators is considered to be a cost of revenue.

Products in Development

Kaleyra has a number of new communications services in its organic development pipeline. For example, Kaleyra is developing a visual “drag-and-drop” builder user interface for use by both developers and non-developers that reduces the complexity of implementing cloud communications services. Kaleyra has a growing team of software developers in Bangalore, India engaged in research and development of additional product features based on customer feedback and market research. In addition, Kaleyra is looking at possible acquisitions that can enhance its product portfolio.

Research and Development

As of June 30, 2019, 81 employees serve in Kaleyra’s research and development and engineering departments representing about 35% of its workforce, focused on maintaining and enhancing the Platform and the communications service offerings, as well as developing new communications services and engaging with Kaleyra’s customers in this development.

Sales and Marketing

Kaleyra has multiple methods for engaging with its customers, depending upon the specific service offerings that a customer uses on the Platform, 27% of Kaleyra’s employee base are dedicated to sales of communications services to Kaleyra’s customers or business partners. The go-to-market strategy utilizes a mixture of direct sales and channel development such as using third party developers which are developing communications solutions for multiple customers. Kaleyra also actively participates in trade shows and other general industry marketing efforts on a global basis for the purpose of lead generation and building of brand awareness.

Competitive Strengths

Over Kaleyra’s 20 year history, Kaleyra has developed a powerful CPaaS solution that it believes represents a unique, high growth opportunity in the CPaaS market. The Platform is accessible everywhere in the world, has a high-volume infrastructure that has been designed to be easily scalable, and allows for communications services that have been designed having security, compliance and integration capabilities that can meet the needs of Kaleyra’s customers and their customers and regulators. Furthermore, Kaleyra continues to develop organically and strategically new communications services to meet the evolving needs of its customers and business partners. In addition, Kaleyra has identified the following competitive strengths:

Experienced Management Team

Kaleyra has a proven management team with many decades of combined experience at industry relevant companies. Along with the existing management team, it is anticipated that additional senior management personnel will be added to supplement the current management team.

Existing Customers and Relationships

Kaleyra believes its deep customer relationships provide it with the opportunity to expand deployment of the Platform and the opportunity to quickly deploy new communications service offerings.

Growth Strategy

Kaleyra’s organic growth focuses on three core areas:

•

Exploiting cross-sale opportunities among Kaleyra’s recent acquisitions—in this area, Kaleyra focuses on growing existing product teams, accelerating joint product management and growing key technology integrations with industry leading independent software vendors;

•	Product evolution—in this area, Kaleyra works to enhance and expand features such as RCS and PSD2; and

•	Geographic expansion—in this area, Kaleyra focuses on entering new markets such as South East Asia and Latin America.

Furthermore, mergers and acquisitions remain a key component of Kaleyra’s growth strategy. As it has in the past with its acquisitions of Solutions Infini and Hook Mobile, Kaleyra has continuously explored the global market with the intention to evaluate and acquire additional companies that are adding significant value from technology and product perspectives, and are accretive in terms of revenue, net income and capitalization. Kaleyra intends to execute acquisitions in the least dilutive and most cost-effective manner, using cash from its balance sheet or other sources, equity or a combination of both.

Competition

The CPaaS market is highly competitive and characterized by continuous technological change. The principal competitive factors in this market include: completeness of offering, credibility with developers, global reach, ease of integration, product features, platform scalability, brand reputation and awareness, customer support, and the cost of deployment of product offerings. Kaleyra believes that it competes favorably within each of these categories.

Kaleyra competes with several vendors across its various product lines, including:

•	Legacy on-premises vendors, such as Avaya Holdings Corp., Cisco Systems, Inc., and SAP SE;

•	Direct competitors, such as CLX Communications AB (d/b/a Sinch), Twilio Inc., and Vonage Holdings Corp.;

•	Smaller software companies that compete with certain portions of Kaleyra’s communications services offerings; and

•	SaaS companies that offer prepackaged applications for a narrow set of use cases.

Some competitors have greater financial, technical and other resources, greater name and brand recognition, larger sales and marketing efforts and larger portfolios of intellectual property. As a result, certain competitors may be able to respond more quickly to new or changing technologies, opportunities, standards or customer needs and requests. With the introduction of new products and services and new market entrants, Kaleyra expects competition to intensify in the future. Furthermore, as Kaleyra continues to expand the scope of its platform, it may face additional competition. Kaleyra is also addressing enterprises that have developed over the years “in-house” products for which Kaleyra can offer a more cost-effective, robust and richer set of products to enhance the total cost of ownership and return on investment for such customers.

Employees

As of June 30, 2019, Kaleyra has 238 employees, of which 81 were in technology and engineering, 73 were in sales, marketing and business development, 45 were in general and administrative, and 39 in operations. None of Kaleyra’s employees are currently covered under any collective bargaining agreements. Kaleyra believes its relations with its employees are good and it has never experienced a material work stoppage.

Facilities

Kaleyra leases 13 properties, with its headquarters in Milan, Italy. Kaleyra maintains a global footprint with additional leased facilities located in Vienna, Virginia; New York, New York; Bengaluru, India; Chennai, India; Cochin, India; Dehli, India; Hyderabad, India; Kolkata, India; Mumbai India; Singapore; Dubai, United Arab Emirates; and Manno, Switzerland. Kaleyra believes that its current facilities are adequate to meet its ongoing needs and that, if it requires adjusted or additional space, it will be able to obtain additional facilities on commercially reasonable terms, or further consolidate facilities. Going forward, Kaleyra will continue to assess its facilities requirements and make appropriate adjustments as needed and dictated by the business.

Kaleyra’s operations 31 data centers, including cloud platforms operated by Amazon Web Services, and Kaleyra maintains private clouds on behalf of its customers. The Kaleyra private cloud devices are custom-built hardware running the Kaleyra platform and, thus, can be deployed virtually anywhere. Kaleyra currently runs these private cloud devices out of its headquarters in Milan, Italy.

Intellectual Property

Kaleyra relies on a combination of patent, copyright, trademark and trade secret laws in the U. S. and other jurisdictions, as well as license agreements and other contractual protections, to protect Kaleyra’s proprietary technology. In addition, Kaleyra protects intellectual property rights by implementing a policy that requires its employees and independent contractors involved in development of intellectual property on its behalf to enter into agreements acknowledging that all works or other intellectual property generated or conceived by them on its behalf are Kaleyra’s property, and assigning to Kaleyra any rights, including intellectual property rights, that they may claim or otherwise have in those works or property, to the extent allowable under applicable law.

•	Kaleyra, as of June 30, 2019, has been issued 2 patents in the United States.

•

Kaleyra’s trademark and certain variations thereof are registered or are the subject of pending trademark applications in the U.S. In addition to the Kaleyra trademark, Kaleyra has 18 additional trademark registrations or pending registrations in three different classes with the following authorities/countries: EU, India, South Africa, Switzerland, United Arab Emirates, and the International Bureau (WIPO) China, Indonesia, Mexico, Philippines, Singapore.

•	Kaleyra owns an Internet domain registration for kaleyra.com and certain other domains.

•

Kaleyra generally controls access and the use of its proprietary software and other confidential information through internal and external controls including contractual protections with employees, contractors, customers and partners. Unauthorized parties may, nonetheless, still copy or otherwise obtain and use Kaleyra’s software and technology despite Kaleyra’s efforts to protect its trade secrets and proprietary rights through intellectual property rights, licenses and confidentiality agreements.

Regulatory

Kaleyra is subject to a number of U.S. federal and state and foreign laws and regulations that involve matters central to its business. These laws and regulations may involve privacy, data protection, intellectual property, competition, consumer protection, export taxation or other subjects. Many of the laws and regulations to which Kaleyra is subject are still evolving and being tested in courts and could be interpreted in ways that could harm its business. In addition, the application and interpretation of these laws and regulations often are uncertain, particularly in the new and rapidly evolving industry in which Kaleyra operates. Because global laws and regulations have continued to develop and evolve rapidly, it is possible that it or its communications services or the Platform may not be, or may not have been, compliant with each such applicable law or regulation.

In addition, as Kaleyra expands internationally, it will be subject to laws and regulations in the countries in which it offers services. Many foreign countries and governmental bodies, including the EU member states, have laws and regulations concerning the collection and use of PII obtained from individuals located in the EU or by businesses operating within their jurisdiction, which are often more restrictive than those in the U.S.. Laws and regulations in these jurisdictions apply broadly to the collection, use, storage, disclosure and security of PII that identifies or may be used to identify an individual, such as names, telephone numbers, message addresses and, in some jurisdictions, IP addresses and other online identifiers.

For example, in April 2016 the EU adopted GDPR, which took full effect on May 25, 2018. GDPR enhances data protection obligations for businesses and requires service providers (data processors) processing personal data on behalf of customers to cooperate with European data protection authorities, implement security measures and keep records of personal data processing activities. Noncompliance with the GDPR can trigger fines equal to or greater of €20 million or 4% of global annual revenues. Given the breadth and depth of changes in data protection obligations, preparing to meet the requirements of GDPR has required significant time and resources, including a review of Kaleyra’s technology and systems currently in use against the requirements of GDPR. There are also additional EU laws and regulations (and member states’ implementations thereof) which govern the protection of consumers and of electronic communications.

Furthermore, outside of the EU, Kaleyra continues to see increased regulation of data privacy and security, including the adoption of more stringent subject matter specific state laws in the U.S.. For example, on June 28, 2018, California enacted the California Consumer Privacy Act (CCPA), which takes effect on January 1, 2020. The CCPA gives California residents expanded rights to access and delete their personal information, opt out of certain personal information sharing, and receive detailed information about how their personal information is used. The CCPA provides for civil penalties for violations, as well as a private right of action for data breaches that is expected to increase data breach litigation.

Kaleyra is subject to individual or joint jurisdiction of the FCC, the Federal Trade Commission, and state attorneys general with respect to privacy and data security obligations. If Kaleyra was to suffer or if one of Kaleyra’s customers were to suffer a breach, Kaleyra may be subject to the jurisdiction of a variety of federal agencies’ jurisdictions as well as state attorneys general. Kaleyra may have to comply with a variety of data breach laws at the federal and state levels, comply with any resulting investigations, as well as offer mitigation to customers and potential end users of certain customers to which Kaleyra provides services. Kaleyra could also be subject to fines, forfeitures and other penalties that may adversely impact Kaleyra’s business.

As Kaleyra continues to expand internationally, Kaleyra has become subject to telecommunications laws and regulations in the foreign countries where Kaleyra offers its products. Kaleyra’s international operations are subject to country-specific governmental regulation and related actions that have increased and may continue to increase Kaleyra’s costs or impact its products and platform or prevent Kaleyra from offering or providing Kaleyra’s products in certain countries.

For example, in Italy, Kaleyra holds a license to be a fixed line operator and is subject to the Electronic Communications Code, or the ECC, which has been enacted with Legislative Decree no. 259/2003, as amended, which transposed a package of European Directives adopted in 2002 and amended in 2009; the National Numbering Plan, issued with AGCom’s resolution no. 8/15/CIR as amended, which governs the usage of national numbers for the provision of electronic communications services as a whole; resolutions on the use of alphanumeric indications for the identification of the calling subject in SMS (so-called Alias), that are periodically issued by AGCom, starting from AGCom’s resolution no. 42/13/CIR; and the GDPR (UE Decree 2016/679).

In addition, the TCPA restricts telemarketing and the use of automatic text messages without proper consent. The scope and interpretation of the laws that are or may be applicable to the delivery of text messages are continuously evolving and developing. If Kaleyra does not comply with these laws, or regulations or if Kaleyra becomes liable under these laws or regulations due to the failure of its customers to comply with these laws by obtaining proper consent, Kaleyra could face direct liability.

The Federal Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003 (CAN-SPAM Act) establishes certain requirements for commercial messages and transactional messages and specifies penalties for the transmission of messages that are intended to deceive the recipient as to source or content. Among other things, the CAN-SPAM Act, obligates the sender of commercial messages to provide recipients with the ability to “opt-out” of receiving future commercial communications from the sender. In addition, some states have passed laws regulating commercial communication practices that are significantly more restrictive and difficult to comply with than the CAN-SPAM Act. For example, Utah and Michigan prohibit the sending of communication messages that advertise products or services that minors are prohibited by law from purchasing (e.g., alcoholic beverages, tobacco products, illegal drugs) or that contain content harmful to minors (e.g., pornography) to message addresses listed on specified child protection registries. Some portions of these state laws may not be preempted by the CAN-SPAM Act. In addition, certain non-U.S. jurisdictions, such as Australia, Canada, and the EU, have enacted laws that regulate sending messages, and some of these laws are more restrictive than U.S. laws. For example, some foreign laws prohibit sending broad categories of messages unless the recipient has provided the sender advance consent to receipt of such messages, or in other words has “opted-in” to receiving such communication. If Kaleyra were found to be in violation of the CAN-SPAM Act, applicable state laws governing messages not preempted by the CAN-SPAM Act or foreign laws regulating the distribution of messages, whether as a result of violations by Kaleyra’s customers or its own acts or omissions, Kaleyra could be required to pay large penalties, which would adversely affect its financial condition, significantly harm Kaleyra’s business, injure Kaleyra’s reputation and erode customer trust. The terms of any injunctions, judgments, consent decrees or settlement agreements entered into in connection with enforcement actions or investigations against Kaleyra in connection with any of the foregoing laws may also require Kaleyra to change one or more aspects of the way Kaleyra operates its business, which could impair Kaleyra’s ability to attract and retain customers or could increase its operating costs.

In addition, in order to procure, distribute and retain telephone numbers from the EU or certain other regions, Kaleyra may be required to register with the local telecommunications regulatory authorities, some of which have been increasingly monitoring and regulating the categories of phone numbers that are eligible for provisioning to Kaleyra’s customers. Kaleyra has registered and is in the process of registering in various countries in which Kaleyra does business, but in some countries, the regulatory regime around provisioning of phone numbers is unclear, subject to change over time, and sometimes may conflict from jurisdiction to jurisdiction. Furthermore, these regulations and governments’ approach to their enforcement, as well as Kaleyra’s products and services, are still evolving and Kaleyra may be unable to maintain compliance with applicable regulations, or enforce compliance by Kaleyra’s customers, on a timely basis or without significant cost. Also, compliance with these types of regulation may require changes in products or business practices that result in reduced revenue.

Additionally, certain of Kaleyra’s products and services may be subject to export control and economic sanctions regulations, including the U.S. Export Administration regulations, U.S. Customs regulations and various economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of

Foreign Assets Controls. Exports of Kaleyra’s products and the provision of Kaleyra’s services must be made in compliance with these laws and regulations.

Legal Proceedings

From time to time Kaleyra may be involved in litigation relating to claims arising out of its operations in the normal course of business. Kaleyra is not currently involved in any material legal proceedings as a defendant.

On October 17, 2018, Kaleyra filed a claim against Vodafone Italia S.p.A. before the Court of Milan seeking compensation in the amount of 6,100 thousand euro for all the damages suffered as a consequence of the illicit and anticompetitive conduct of Vodafone, as previously determined by the Italian Antitrust Authority in the decisions issued on December 13, 2017.

The deadline for filing a counterclaim by Vodafone has passed and according to Italian Law, Vodafone is no longer entitled to file a counterclaim against Kaleyra in these proceedings.

The case has now been submitted to a panel of judges for review to determine if the claim can proceed in the Court of Milan or a suspension must be declared until the administrative proceeding is decided.

The claim is under review and Kaleyra must file its final pleadings in the fourth quarter of 2019. There is no certainty that the claim will be approved to proceed in the Court of Milan, rather than suspended, and the outcome of such action cannot be determined at this time.

On April 16, 2019 Kaleyra filed a claim against Telecom Italia S.p.A and Telecom Italia Sparkle S.p.A. before the Court of Milan. The overall compensation requested by Kaleyra for damages suffered after the illicit conduct of both counterparts, determined by the Italian Antitrust Authority in the decision issued on December 13, 2017, is 8,265 thousand euro.

The first hearing established by the Court of Milan is currently scheduled for December 11, 2019. The deadline for filing the counterclaims by Telecom Italia and Telecom Italia Sparkle is November 21, 2019, 20 days from the scheduled date of first hearing.

There is no certainty that the claim will be approved to proceed in the Court of Milan, rather than suspended, and the outcome of such civil action cannot be determined at this time. Therefore no recognition of these actions has been made in any financial statements.

Industry and Market Data

Unless otherwise indicated, information contained in this proxy statement concerning Kaleyra’s industry and the markets in which it operates, including its general expectations and market position, market opportunity and market size is based on management estimates and information from various sources including independent industry publications, market research studies and security analysts’ reports. While Kaleyra believes its business projections are sound, they are subject to its management’s assumptions and other limitations and may prove inaccurate.

KALEYRA’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following management’s discussion and analysis in conjunction with (i) “Selected Historical Financial Information of Kaleyra,” (ii) “Unaudited Pro Forma Condensed Combined Financial Information”; (iii) the unaudited condensed consolidated financial statements of Kaleyra as of June 30, 2019 and for the three and the six months then ended and the related notes included elsewhere in this document; and (iv) the audited consolidated financial statements of Kaleyra as of December 31, 2018 and 2017 and for the years then ended and the related notes. The discussion below includes forward-looking statements about Kaleyra’s business, operations and industry that are based on current expectations that are subject to uncertainties and unknown or changed circumstances. Kaleyra’s actual results may differ materially from these expectations as a result of many factors, including those risks and uncertainties described in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward Looking Statements.”

Overview

Kaleyra provides its customers and business partners with a trusted cloud communications Platform that seamlessly integrates software services and applications for business-to-consumer communications between Kaleyra’s customers and their end-user customers and partners on a global basis. These communications are increasingly managed through mobile network operators as the gateway to reach end-user consumers’ mobile devices. Kaleyra’s Platform enables these communications by integrating mobile alert notifications and interactive capabilities to reach and engage end user customers. It does so, coupled with a “software as a service” (SaaS) business model, creating what is generally referred to as a “cloud communications platform as a service”, or simply CPaaS. Kaleyra’s solutions include identity authentication, mobile and voice notifications on transactions, banking services authorizations, most notably via different integrated mobile channels through its platform.

Kaleyra’s vision is to be the CPaaS provider, which best aligns with its customers’ communication requirements, or most trusted provider, in the world. This requires a combination of security, compliance and integration capabilities that protects the integrity and privacy of Kaleyra’s customers’ and business partners’ transactions and includes other key features such as ease of provisioning, reliable network connectivity, high availability for scaling, redundancy, embedded regulatory compliance, configurable monitoring and reporting. Kaleyra believes the percentage of CPaaS customers that will require security, compliance and integration will represent an increasingly larger portion of the market, particularly with the expected exponential growth of transactional-by-nature cloud communications applications, better enabling Kaleyra to set itself apart from its competition.

Kaleyra is a result of the expansion of the former Ubiquity, which was founded in Milan, Italy in 1999. After securing a leading market position in mobile messaging in the Italian financial services industry, Kaleyra sought to expand its products and geographic offerings. Ubiquity acquired Solutions Infini in Bangalore, India beginning in 2017 and Buc Mobile in Vienna, Virginia in 2018. It was rebranded Kaleyra in February 2018. During the year ending December 31, 2018, Kaleyra processed nearly 23 billion billable messages and 1 billion voice calls. Kaleyra organizes its efforts in three principal offices in Washington DC (Northern Virginia), Milan Italy and Bangalore India with an employee base of 240 employees.

Kaleyra has more than 3,000 customers and business partners worldwide across industry verticals such as financial services, ecommerce and transportation, with no single customer representing more than 15% of revenues. Kaleyra’s customers are located in regions throughout the world including in Europe, Asia Pacific and North America.    Kaleyra’s top volume by country includes the following countries in order of volume: Italy, India, United Kingdom, United States, Netherlands, South Africa and China.

In 2018, Kaleyra had one customer, Telecom Italia S.p.A. which accounted for more than 10% of Kaleyra’s revenues. In 2017, there were four customers—Telecom Italia S.p.A., FastWeb S.p.A., Vodafone Italian S.p.A.

and Wind Technologies S.p.A. that accounted for more than 10% on an individual basis of Kaleyra’s revenues. Kaleyra has multiple, large European commercial banks as business partners, with one of these partners, Intesa Sanpaolo S.p.A., accounting for more than 10% of Kaleyra’s volumes in 2018 and 2017.

For the six months ended June 30, 2019, 85% of revenues came from customers of Kaleyra which have been on the Platform for at least two years, and 97% from customers which have been on the Platform for at least one year. Although Kaleyra continues to expand by introducing new customers to the Platform, the breadth and stability of its existing customers provide it with a solid base of revenue upon which it can continue to innovate and make investment to strengthen its product portfolio, expand its global presence, and in particular into the North America and Asia-Pacific markets with the acquired Solutions Infinity and Buc Mobile businesses, recruit world-class talent and target accretive acquisitions to capitalize on its growing market penetration opportunities and value creation.

Kaleyra’s underlying technology used in the Platform is the same across all of its communication services which can generally be described as “omni-channel mobile first interactive notifications via a public or private cloud implementation.” These services include programmable voice/Interactive Voice Response (IVR) configurations, inbound/outbound short message service capabilities, hosted telephone numbers, and other types of IP communications services such as e-mail and WhatsApp®.

Kaleyra’s customers are enterprises which use digital, mobile communications in the conduct of their business. Kaleyra’s Platform enables these communications by integrating mobile alert notifications and interactive capabilities to reach and engage end user customers. Kaleyra enables its customers and business partners to connect enterprise software and applications to mobile network operators by providing a single simple interface by which Kaleyra can undertake as necessary to make upgrades in its service offerings to account for new end-user consumer behavior changes and progress (such as adding WhatsApp integration).

Kaleyra services a broad base of customers throughout the world operating in diverse businesses and regions. Kaleyra’s business is generated by providing data to the telecommunications provider and transmitting message data from its customers or business partners. Kaleyra has a concentration of business within the financial services industry that serves their major European banking end-user customers. With each relationship Kaleyra is the link between the financial institutions and their unique, end-user customers. In linking these two parties, Kaleyra’s Platform leverages the end-user telecommunications provider to transmit critical message data to these end-user customers.

For the six months ended June 30, 2019 and the financial years 2018 and 2017, all of Kaleyra’s revenue was derived from its messaging products in the CPaaS market. In 2017 and 2018, the acquisitions of Solutions Infini and Buc Mobile, respectively, significantly affected comparability of Kaleyra’s results of operations and metrics in both periods. Please see the subsection below titled “Recent Acquisitions” for further information regarding these acquisitions.

Kaleyra’s revenue is primarily driven by the number of messages delivered to its customers and business partners. Kaleyra’s fees vary depending on the contract. In 2018, excluding the effects of the consolidation of Solutions Infini and Buc Mobile, the number of messages delivered to customers increased by 28.3%, compared to the prior year. Such increase was driven by new services delivered to existing customers and business partners as well as to a volume delivered to a new customer.

Kaleyra’s business partners in Italy mainly consist of banks and other credit card issuers that connect to their customers (end-user customers) sending high-secured and reliable messages through Kaleyra’s platform. Volume increase has been driven by the increased number of digital payments transactions made by the end-user’s customers (such as credit card transactions and other digital payments) and by the increasing penetration rate of digital payments in the underlying payments markets.

Kaleyra is exposed to fluctuations of the currencies in which its transactions are denominated. Specifically, a material portion of Kaleyra’s revenues and purchases are denominated in Euro and Indian rupees.

FACTORS AFFECTING COMPARABILITY OF RESULTS

Recent Acquisitions

Acquisition of Solutions Infini

In June 2018, Kaleyra completed the business combination of Solutions Infini, a technology developer and platform provider for bulk messaging services, headquartered in Bangalore, India (the “Solutions Infini Acquisition”). Before control was achieved in June 2018, the investment in Solutions Infini was accounted for as a joint venture. The acquisition of Solutions Infini added significant value to Kaleyra from a technology, talent and product perspective.

The base purchase price payable as consideration for all of the shares of Solutions Infini was equal to INR 1,025,050 thousand, subject to variations if Solutions Infini reached targeted levels of EBITDA and net Financial Position for the years ending March 31, 2018 and a target level of EBITDA for the fiscal year ending March 31, 2019. According to the purchase agreement, Kaleyra was entitled to acquire all the shares of Solutions Infini in different stages and with multiples payments. In particular, based on the terms of the purchase agreement, in 2017 Kaleyra paid $8,083 thousand, in July 2018 paid $6,602 thousand and in July 2019 paid $5,084 thousand (including $770 thousand originally due in July 2020).

Solutions Infini contributed $21,176 thousand to Kaleyra’s consolidated total revenues during the six months that it was consolidated in 2018 and $26,591 thousand during the six months ended June 30, 2019 and represented 27.2% and 45.4% of consolidated revenues for the year ended December 31, 2018 and the six months ended June 30, 2019, respectively. In 2018, costs incurred related to this acquisition of $216 thousand were reported as an element of expense in general and administrative expenses.

Acquisition of Buc Mobile

On July 31, 2018, Kaleyra acquired 100% of the outstanding shares of Buc Mobile, a company headquartered in Vienna, Virginia in the United States and incorporated under the laws of the State of Delaware, operating in the Application to Person (A2P) transactional and promotional messaging business (the “Buc Mobile Acquisition”). The acquisition of Buc Mobile provided an opportunity for Kaleyra to acquire a technology platform designed for high-volume transactions and an experienced U.S. based management team.

The purchase price for the Buc Mobile Acquisition is an aggregate sum of $6,286,250 payable as consideration for all of the shares of Buc Mobile to be paid in cash in three different installments, specifically: $2,286,250 was paid in cash on July 31, 2018, $2,000,000 was paid on July 31, 2019, and $2,000,000, originally due in July 2020, was paid in advance on July 31, 2019. In addition to this, Kaleyra has agreed to issue 3,543 new shares of common stock to the former shareholders of Buc Mobile which were provided to them as additional consideration for the transaction at the date of the business combination. Additionally, as established by the Buc Mobile purchase agreement, a price adjustment of $159 thousand determined on the basis of Buc Mobile’s net working capital measured at closing, was paid in December 2018.

Buc Mobile contributed $2,645 thousand to the consolidated total revenues during the five months that it was consolidated in 2018 and $4,068 thousand during the six months ended June 30, 2019 and represented 3.4% and 6.9% of the consolidated revenues for the year ended December 31, 2018 and the six months ended June 30, 2019, respectively. In 2018, costs related to this acquisition of $870 thousand were reported as an element of expense in general and administrative expenses.

Stock-Based Compensation

In January 2018, Kaleyra adopted a stock-based compensation plan with an original vesting period of three years. In November 2018, the Kaleyra board of directors resolved to amend the original terms of this plan, substantially accelerating the vesting of the awarded stock options and granting to the plan’s beneficiaries the right to exercise all of the stock options awarded and not previously exercised, either vested or unvested, regardless of the fulfilment of any performance conditions, provided, in any case, that the beneficiary was employed by Kaleyra or any of its subsidiaries as of the exercise date. As of December 31, 2018, all of the stock options awarded were exercised. The entire stock-based compensation expense associated with this plan amounting to $ 7,359 thousand was recognized in the year ended December 31, 2018. The incremental portion of such compensation cost expense resulting from the plan’s modification and subsequent termination was equal to $5,735 thousand. Kaleyra did not recognize any stock-based compensation expense in the three and six months ended June 30, 2019 as there were no stock option plans in place during those periods.

Key Business Metrics

Revenue

Kaleyra’s revenue is generated primarily from usage-based fees earned from the sale of communications services offered through software solutions to large enterprises, as well as small and medium-sized customers. Revenue can be billed in advance or in arrears depending on the term of the agreement; for the majority of customers revenue is invoiced on a monthly basis in arrears.

Cost of Revenue and Gross Profit

Cost of revenue consists primarily of costs of communications services purchased from network service providers. Cost of revenue also includes the cost of Kaleyra’s cloud infrastructure and technology platform, amortization of capitalized internal-use software development costs related to the platform applications and amortization of developed technology acquired in the business combinations.

Gross profit is equal to the revenue less cost of revenue associated with delivering the communication services to Kaleyra’s customers.

Operating Expenses

Kaleyra’s operating expenses include sales and marketing expense, research and development expense, general and administrative expense, transactions costs and depreciation and amortization, excluding the depreciation and amortization expense related to the technology platform.

Sales and Marketing Expense

Sales and marketing expense is comprised of compensation, variable incentive compensation, benefits related to Kaleyra’s sales personnel, along with travel expenses, other employee related costs including stock- based compensation, and expenses related to advertising, marketing programs and events.

Research and Development Expense

Research and development expense consists primarily of personnel costs, the costs of the technology platform used for staging and development, outsourced engineering services, amortization of capitalized internal-use software development costs (other than those related to the technology platform) and an allocation of general overhead expenses. Kaleyra capitalizes the portion of its software development costs that meet the criteria for capitalization.

General and Administrative Expense

General and administrative expense is comprised of compensation and benefits of administrative personnel, including variable incentive pay and stock-based compensation, and other administrative costs such as facilities expenses, professional fees, and travel expenses.

RESULTS OF OPERATIONS

Three and Six Months ended June 30, 2019 compared with Three and Six Months ended June 30, 2018

The following table sets forth the amount of consolidated results of operations for the three and the six months ended June 30, 2019 and 2018 ($ in thousands):

Consolidated results of operations data	Three Months ended June 30,		Six Months ended June 30,
	2019	2018	2019	2018
Revenue	$30,871	$13,491	58,596	$26,406
Cost of revenue (1)	24,848	11,085	47,324	21,996

Gross profit	6,023	2,406	11,272	4,410

Operating expenses:
Research and development (2)	1,394	440	2,590	941
Sales and marketing (1)(2)	1,488	656	2,960	1,568
General and administrative (2)	3,961	1,374	7,740	2,655
Loss of equity investments (3)	—	(207)	—	(95)

Total operating expenses	6,843	2,263	13,290	5,069

(Loss)/income from operations	(820)	143	(2,018)	(659)
Other income, net	(13)	(74)	(95)	(148)
Financial expense, net	135	(67)	65	275
Foreign currency (income)/loss	(112)	29	142	(77)

(Loss)/income before income taxes	(830)	255	(2,130)	(709)
Income tax expense	472	212	551	112

Net (loss)/income	$(1,302)	$43	(2,681)	$(821)

(1)

For the three and the six months ended June 30, 2019, the expense include amortization of acquired intangibles as noted in the table below. For the three and the six months ended June 30, 2018 there were no amortization of acquired intangibles as the business combinations were completed in June and July 2018.

	Three Months ended June 30,		Six Months ended June 30,
	2019	2018	2019	2018
Cost of revenue	$164	$—	$327	$—
Sales and marketing	279	—	560	—

Total	$443	$—	$887	$—

(2)

For the three and the six months ended June 30, 2019, Kaleyra did not incur stock-based compensation expenses. For the three and the six months ended June 30, 2018, operating expenses include stock-based compensation expense as follows ($ in thousands).

	Three Months ended June 30,		Six Months ended June 30,
	2019	2018	2019	2018
Research and development	$—	$51	$—	$86
Sales and marketing	—	166	—	271
General and administrative	—	280	—	482

Total	$—	$497	$—	$839

(3)

For the three and the six months ended June 30, 2018, relates to the joint venture in Solutions Infini. In June, 2018, following a change in the governance, Kaleyra achieved control over Solutions Infini and began fully consolidating Solutions Infini’s results of operations.

The following table sets forth the amount of the consolidated results of operations for the three and the six months ended June 30, 2019 and 2018 as a percentage of total revenue ($ in thousands):

	Three Months ended June 30,		Six Months ended June 30,
	2019	2018	2019	2018
Revenue	100%	100%	100%	100%
Cost of revenue	80%	82%	81%	83%

Gross profit	20%	18%	19%	17%

Operating expenses:
Research and development	4%	3%	4%	4%
Sales and marketing	5%	5%	4%	6%
General and administrative	13%	10%	13%	10%
Loss of equity investments	0%	(1%)	0%	(1%)

Total operating expenses	22%	17%	23%	19%

(Loss)/income from operations	(3%)	1%	(4%)	(3%)
Other income, net	(0%)	(1%)	(0%)	(1%)
Financial expense, net	0%	(0%)	0%	1%
Foreign currency (income)/loss	(0%)	0%	0%	(0%)

(Loss)/income before income taxes	(3%)	2%	(4%)	(3%)
Income tax expense	1%	2%	1%	0%

Net (loss)/income	(4%)	0%	(5%)	(3%)

As mentioned above, the effectiveness of the Solutions Infini Acquisition and Buc Mobile Acquisition as of and from July 1, 2018 and August 1, 2018, respectively, affects the comparability of the results of operations for the three and the six months ended June 30, 2019 and 2018, because the consolidated results for the three and the six months ended June 30, 2018 do not include fully consolidated results of Buc Mobile and Solutions Infini for any portion of the periods, but the results for the three and the six months ended June 30, 2019 include the fully consolidated results of both Buc Mobile and Solutions Infini for the entire periods.

The following tables set forth the contribution of Solutions Infini and Buc Mobile to the consolidated statement of operations for the three and the six months ended June 30, 2019 and 2018:

	Three Months ended June 30,
	2019				2018
	Contribution Kaleyra	Contribution Solutions Infini	Contribution Buc Mobile	Consolidated Kaleyra	Consolidated Kaleyra
Revenue	$14,499	$14,239	$2,133	$30,871	$13,491
Cost of revenue	12,100	11,186	1,562	24,848	11,085

Gross profit	2,399	3,053	571	6,023	2,406

Operating expenses:
Research and development	603	473	318	1,394	440
Sales and marketing	566	590	332	1,488	656
General and administrative	3,083	420	458	3,961	1,374
Loss of equity investments	—	—	—	—	(207)

Total operating expenses	4,252	1,483	1,108	6,843	2,263

(Loss)/income from operations	(1,853)	1,570	(537)	(820)	143
Other income, net	(11)	(2)	—	(13)	(74)
Financial expense, net	162	(15)	(12)	135	(67)
Foreign currency (income)/loss	(80)	(43)	11	(112)	29

(Loss)/income before income taxes	(1,924)	1,630	(536)	(830)	255
Income tax (benefit)/expense	(74)	546	—	472	212

Net (loss)/income	$(1,850)	$1,084	$(536)	$(1,302)	$43

	Six Months ended June 30,
	2019				2018
	Contribution Kaleyra	Contribution Solutions Infini	Contribution Buc Mobile	Consolidated Kaleyra	Consolidated Kaleyra
Revenue	$27,937	$26,591	$4,068	$58,596	$26,406
Cost of revenue	23,380	20,896	3,048	47,324	21,996

Gross profit	4,557	5,695	1,020	11,272	4,410

Operating expenses:
Research and development	1,168	802	620	2,590	941
Sales and marketing	1,237	1,228	495	2,960	1,568
General and administrative	5,908	907	925	7,740	2,655
Loss of equity investments	—	—	—	—	(95)

Total operating expenses	8,313	2,937	2,040	13,290	5,069

(Loss)/income from operations	(3,756)	2,758	(1,020)	(2,018)	(659)
Other income, net	(77)	(18)	—	(95)	(148)
Financial expense, net	63	26	(24)	65	275
Foreign currency (income)/loss	108	20	14	142	(77)

(Loss)/income before income taxes	(3.850)	2,730	(1,010)	(2,130)	(709)
Income tax (benefit)/expense	(310)	861	—	551	112

Net (loss)/income	$(3.540)	$1,869	$(1,010)	$(2,681)	$(821)

Comparison of the three months ended June 30, 2019 and 2018

($ in thousands)

	Three months ended June 30,
	2019	2018	$ Change	% Change
Revenue	$30,871	$13,491	17,380	NM
Cost of revenue	24,848	11,085	13,763	NM

Gross profit	6,023	2,406	3,617	NM

Operating expenses:
Research and development	1,394	440	954	NM
Sales and marketing	1,488	656	832	NM
General and administrative	3,961	1,374	2,587	NM
Loss of equity investments	—	(207)	207	100%

Total operating expenses	6,843	2,263	4,580	NM

(Loss)/Income from operations	(820)	143	(963)	NM
Other income, net	(13)	(74)	61	(82%)
Financial expense, net	135	(67)	202	NM
Foreign currency (income)/loss	(112)	29	(141)	NM

(Loss)/Income before income taxes	(830)	255	(1,085)	NM
Income tax expense	472	212	260	NM

Net (Loss)/Income	$(1,302)	$43	(1,345)	NM

NM – not meaningful

Revenue

In the three months ended June 30, 2019 and 2018, revenue increased by $17,380 thousand, compared to the same period last year. This increase was primarily attributable to the effects of the consolidation of Solutions Infini and Buc Mobile. Excluding those effects, amounting to $16,372 thousand, revenue would have increased by $1,008 thousand or 7.5%, compared to the same period last year. This increase in revenue was mainly attributable to an increase in message activity volume of 29.9%, which accounted for $1,778 thousand or 13.2% of the increase. The increase driven by volume was partially offset by the effect of foreign exchange, which accounted for negative $770 thousand, or negative 5.7% of the increase. Revenues increased less than volume as a percentage due to a change in the mix with a shift towards services characterized by lower prices.

Cost of Revenue and Gross Profit

In the three months ended June 30, 2019, cost of revenue increased by $13,763 thousand, compared to the same period last year. The increase in cost of revenue was primarily attributable to the effects of the consolidation of Solutions Infini and Buc Mobile. Excluding those effects, amounting to $12,748 thousand, cost of revenue would have increased by $1,015 thousand, or 9.2%, compared to the same period last year. This increase is proportionate to the increase in revenue for the same period.

In the three months ended June 30, 2019, gross profit increased by $3,617 thousand compared to the three months ended June 30, 2018. The increase in gross profit was primarily attributable to the effects of the consolidation of Solutions Infini and Buc Mobile. Excluding those effects, amounting to $3,624 thousand, gross profit would have been substantially unchanged, compared to the same period last year. At constant exchange rates, gross profit for the three months ended June 30, 2019 (excluding the effects of the consolidation of Solutions Infini and Buc Mobile) would have increased by 6% compared to the same period last year.

Operating Expenses

In the three months ended June 30, 2019, research and development expenses increased by $954 thousand, compared to the same period last year. The increase was primarily attributable to the effects of the consolidation of Solutions Infini and Buc Mobile. Excluding those effects, amounting to $791 thousand, research and development expenses would have increased by $163 thousand compared to the same period last year, mainly as a result of a decrease in capitalized software development costs.

In the three months ended June 30, 2019, sales and marketing expenses increased by $832 thousand compared to the same period last year. The increase was primarily attributable to the effects of the consolidation of Solutions Infini and Buc Mobile. Excluding those effects, amounting to $922 thousand, sales and marketing expenses would have decrease by $90 thousand compared to the same period last year, as a result of a decrease in payroll expenses, partially offset by the increase of advertising costs.

In the three months ended June 30, 2019, general and administrative expenses increased by $2,587 thousand compared to the same period last year. The increase was primarily attributable to the effects of the consolidation of Solutions Infini and Buc Mobile. Excluding those effects, amounting to $878 thousand, general and administrative expenses would have increased by $1,709 thousand compared to the same period last year, mainly as a result of an increase in consulting expenses. In particular, in the three months ended June 30, 2019 this item included $1,802 thousand in non-recurring consulting fees mainly incurred in connection with the prospective business combination with GigCapital and the related SEC filing. In the three months ended June 30, 2018 this item included $221 thousand costs for consulting services specifically related to the Solutions Infini and Buc Mobile business acquisitions. Excluding the above mentioned costs, general and administrative expenses would have increased by $128 thousand compared to the same period last year mainly as a result of the increase professional fees.

Financial Expense, Net

In the three months ended June 30, 2019, financial expense, net increased by $202 thousand from negative $67 thousand in the three months ended June 30, 2018 to positive $135 thousand in the three months ended June 30, 2019. This increase was mainly due to a $103 thousand increase of financial expense mainly due to (i) an increase in loss on derivatives in the three months ended June 30, 2019 compared to the same period of the prior year, and (ii) an increase of interest expense as a result of Kaleyra’s higher average borrowings, compared to the same period last year and a $99 thousand decrease in financial income, mainly attributable to gains on derivatives, which decreased from $204 thousand for the three months ended June 30, 2018 to $25 thousand for the three months ended June 30, 2019, partially offset by the increase in interest income which increased from $10 thousand for the three months ended June 30, 2018 to $67 thousand for the three months ended June 30, 2019.

Foreign Currency (Income)/Loss

In the three months ended June 30, 2019 and 2018, foreign currency (income)/loss were a $112 thousand income and $29 thousand loss, respectively, resulting in a change of $141 thousand over the periods. Such change was mainly attributable to the effects of fluctuation of Euro and Indian rupee against the U.S. dollar.

Income Tax Expense

In the three months ended June 30, 2019, income tax expense increased by $260 thousand, compared to the same period last year. As a percentage of (loss)/income before taxes, income tax expense increased principally as a result of (i)    the recognition of taxes on undistributed profit from foreign subsidiaries in the three months ended June 30, 2019 (zero in the three months ended June 30, 2018), and (ii) the increase in the valuation allowance on tax loss carryforward compared to the same period last year.

Comparison of the six months ended June 30, 2019 and 2018

($ in thousands)

	Six months ended June 30,
	2019	2018	$ Change	% Change
Revenue	$58,596	$26,406	32,190	NM
Cost of revenue	47,324	21,996	25,328	NM

Gross profit	11,272	4,410	6,862	NM

Operating expenses:
Research and development	2,590	941	1,649	NM
Sales and marketing	2,960	1,568	1,392	89%
General and administrative	7,740	2,655	5,085	NM
Loss of equity investments	—	(95)	95	100%

Total operating expenses	13,290	5,069	8,221	NM

Loss from operations	(2,018)	(659)	(1,359)	NM
Other income, net	(95)	(148)	53	(36%)
Financial expense, net	65	275	(210)	NM
Foreign currency loss/(income)	142	(77)	219	NM

Loss before income taxes	(2,130)	(709)	(1,421)	NM
Income tax expense	551	112	439	NM

Net Loss	$(2,681)	$(821)	(1,860)	NM

NM – not meaningful

Revenue

In the six months ended June 30, 2019 and 2018, revenue increased by $32,190 thousand, compared to the same period last year. This increase was primarily attributable to the effects of the consolidation of Solutions Infini and Buc Mobile. Excluding those effects, amounting to $30,659 thousand, revenue would have increased by $1,531 thousand or 5.8%, compared to the same period last year. This increase in revenue was mainly attributable to an increase in message activity volume of 27.4%, which accounted for $2,650 thousand or 10.0% of the increase. The increase driven by volume was partially offset by the effect of foreign exchange, which accounted for negative $1,119 thousand, or negative 4.2% of the increase. Revenues increased less than volume as a percentage due to a change in the mix with a shift towards services characterized by lower prices.

Cost of Revenue and Gross Profit

In the six months ended June 30, 2019, cost of revenue increased by $25,328 thousand, compared to the same period last year. The increase in cost of revenue was primarily attributable to the effects of the consolidation of Solutions Infini and Buc Mobile. Excluding those effects, amounting to $23,944 thousand, cost of revenue would have increased by $1,384 thousand, or 6.3%, compared to the same period last year. This increase is proportionate to the increase in revenue for the same period.

In the six months ended June 30, 2019, gross profit increased by $6,862 thousand compared to the six months ended June 30, 2018. The increase in gross profit was primarily attributable to the effects of the consolidation of Solutions Infini and Buc Mobile. Excluding those effects, amounting to $6,715 thousand, gross profit would have increased by $147 thousand, or 3.3%, compared to the same period last year. At constant exchange rates, gross profit for the three months ended June 30, 2019 (excluding the effects of the consolidation of Solutions Infini and Buc Mobile) would have increased by 16.5% compared to the same period last year.

Operating Expenses

In the six months ended June 30, 2019, research and development expenses increased by $1,649 thousand, compared to the same period last year. The increase was primarily attributable to the effects of the consolidation of Solutions Infini and Buc Mobile. Excluding those effects, amounting to $1,422 thousand, research and development expenses would have increased by $227 thousand compared to the same period last year, mainly as a result of a decrease in capitalized software development costs.

In the six months ended June 30, 2019, sales and marketing expenses increased by $1,392 thousand compared to the same period last year. The increase was primarily attributable to the effects of the consolidation of Solutions Infini and Buc Mobile. Excluding those effects, amounting to $1,723 thousand, sales and marketing expenses would have decrease by $331 thousand compared to the same period last year, mainly as a result of a decrease in payroll expenses since no stock option plans were in place during the six months ended June 30, 2019.

In the six months ended June 30, 2019, general and administrative expenses increased by $5,085 thousand compared to the same period last year. The increase was partially attributable to the effects of the consolidation of Solutions Infini and Buc Mobile. Excluding those effects, amounting to $1,832 thousand, general and administrative expenses would have increased by $3,253 thousand compared to the same period last year, mainly as a result of an increase in consulting expenses. In particular, in the six months ended June 30, 2019 this item included $3,248 thousand in non-recurring consulting fees mainly incurred in connection with the prospective business combination with GigCapital and the related SEC filing. In the six months ended June 30, 2018 this item included $333 thousand costs for consulting services specifically related to the Solutions Infini and Buc Mobile business acquisitions. Excluding the above mentioned costs, general and administrative expenses would have increased by $337 thousand compared to the same period last year mainly as a result of an increase in consulting expenses.

Financial Expense, Net

In the six months ended June 30, 2019, financial expense, net decreased by $210 thousand from $275 thousand in the six months ended June 30, 2018 to $65 thousand in the six months ended June 30, 2019. This decrease was mainly due to a $44 thousand decrease in financial expenses, mainly due to the decrease of loss on derivatives, partially offset by an increase in interest expenses as a result of Kaleyra’s higher average borrowings and a $166 thousand increase in financial income, mainly due to the increase in gain on derivatives.

Foreign Currency (Income)/Loss

In the six months ended June 30, 2019 and 2018, foreign currency (income)/loss were a $142 thousand loss and a $77 thousand income, respectively, resulting in a change of $219 thousand over the periods. Such change was mainly attributable to the effects of fluctuation of Indian rupee and Euro against the U.S. dollar.

Income Tax Expense

In the six months ended June 30, 2019, income tax expense increased by $439 thousand, compared to the same period last year. As a percentage of loss before taxes, in the six months ended June 30, 2019 income tax expense increased by 10.1 percentage points. Such increase was principally attributable to (i) the recognition of taxes on undistributed profit from foreign subsidiaries in the six months ended June 30, 2019 (zero for the six months ended June 30, 2018) and (ii) the increase in the valuation allowance on tax loss carryforward compared to the same period last year.

Year ended December 31, 2018 compared with year ended December 31, 2017

The following table sets forth the amount of the consolidated results of operations for the years ended December 31, 2018 and 2017 ($ in thousands).

	Year ended December 31,
	2018	2017
Consolidated results of operations data
Revenue	$77,845	$43,149
Cost of revenue (1)	62,425	34,823

Gross profit	15,420	8,326

Operating expenses:
Research and development (2)	3,368	1,891
Sales and marketing (1)(2)	6,313	1,664
General and administrative (2)	11,359	3,291
(Income)/Loss on equity investments (3)	(95)	24

Total operating expenses	20,945	6,870

(Loss)/Income from operations	(5,525)	1,456
Other income, net	(297)	(369)
Financial expense, net	416	219
Foreign currency loss	32	640

(Loss)/Income before income taxes	(5,676)	966
Income tax expense	1,424	472

Net (Loss)/Income	$(7,100)	$494

(1)	In 2018, includes amortization of acquired intangibles as follows ($ in thousands). For 2017, there were no amortization of acquired intangibles as the business combinations were completed in 2018.

Year ended December 31, 2018
Cost of revenue	$305
Sales and marketing	546

Total	$851

(2)

In 2018, includes stock-based compensation expense as follows ($ in thousands). In 2017, Kaleyra did not recorded any stock-based compensation expenses as, as mentioned above, there was no stock-based compensation plan in place.

Year ended December 31, 2018
Research and development	$717
Sales and marketing	2,333
General and administrative	4,309

Total	$7,359

(3)

For the six months ended June 30, 2018 and for year ended December 31, 2017, (Income)/Loss on equity investments relates to the joint venture in Solutions Infini. In June, 2018, following a change in the governance, Kaleyra achieved the control over Solutions Infini and began fully consolidating Solutions Infini’s results of operations.

The following table sets forth the amount of the consolidated results of operations for the years ended December 31, 2018 and 2017 as a percentage of total revenue:

	Year ended December 31,
	2018	2017
Revenue	100%	100%
Cost of revenue	80%	81%

Gross profit	20%	19%

Operating expenses:
Research and development	4%	4%
Sales and marketing	8%	4%
General and administrative	15%	8%
(Income)/loss of equity investments	(0%)	0%

Total operating expenses	27%	16%

(Loss)/income from operations	(7%)	3%
Other income, net	(0%)	(1%)
Financial expense, net	1%	1%
Foreign currency loss	0%	1%

(Loss)/income before income taxes	(7%)	2%
Income tax expense	2%	1%

Net (loss)/income	(9%)	1%

As mentioned above, the effectiveness of the Buc Mobile Acquisition and the Solutions Infini Acquisition from August 2018 and July 2018, respectively affects the comparability of results of operation for the years ended December 31, 2018 and 2017, because the consolidated results for the year ended December 31, 2017 do not include fully consolidated results of Buc Mobile and Solutions Infini for any portion of the period, but the results for the year ended December 31, 2018 include the fully consolidated results of both Buc Mobile for five months and Solutions Infini for the six months.

The following table sets forth the contribution of Solutions Infini and Buc Mobile to the consolidated statement of operation for the years ended December 31, 2018 and 2017 ($ in thousands):

	Year ended December 31,
				2018	2017
	Contribution Kaleyra	Contribution Solutions Infini	Contribution Buc Mobile	Consolidated Kaleyra	Consolidated Kaleyra
Revenue	$54,024	$21,176	$2,645	$77,845	$43,149
Cost of revenue	43,619	16,674	2,132	62,425	34,823

Gross profit	10,405	4,502	513	15,420	8,326

Operating expenses:
Research and development	2,317	648	403	3,368	1,891
Sales and marketing	4,608	1,313	392	6,313	1,664
General and administrative	10,044	929	386	11,359	3,291
(Income)/Loss of equity investments	(95)	—	—	(95)	24

Total operating expenses	16,874	2,890	1,181	20,945	6,870

(Loss)/income from operations	(6,469)	1,612	(668)	(5,525)	1,456
Other income, net	(291)	(6)	—	(297)	(369)
Financial expense, net	338	78	—	416	219
Foreign currency loss	(4)	36	—	32	640

(Loss)/income before income taxes	(6,512)	1,504	(668)	(5,676)	966
Income tax expense	662	762		1,424	472

Net (loss)/income	$(7,174)	$742	$(668)	$(7,100)	$494

Comparison of the Fiscal Years Ended December 31, 2018 and 2017

($ in thousands)

	Year ended December 31,
	2018	2017	$ Change	% Change
Revenue	$77,845	$43,149	34,696	80.4%
Cost of revenue	62,425	34,823	27,602	79.3%

Gross profit	15,420	8,326	7,094	85.2%

Operating expenses:
Research and development	3,368	1,891	1,477	78.1%
Sales and marketing	6,313	1,664	4,649	NM
General and administrative	11,359	3,291	8,068	NM
(Income)/Loss of equity investments	(95)	24	(119)	NM

Total operating expenses	20,945	6,870	14,075	NM

(Loss)/income from operations	(5,525)	1,456	(6,981)	NM
Other income, net	(297)	(369)	72	(19.5%)
Financial expense, net	416	219	197	90.0%
Foreign currency loss	32	640	(608)	(95.0%)

(Loss)/income before income taxes	(5,676)	966	(6,642)	NM
Income tax expense	1,424	472	952	NM

Net (loss)/income	$(7,100)	$494	(7,594)	NM

NM – not meaningful

Revenue

In 2018, revenue increased by $34,696 thousand, or 80.4%, compared to 2017. This increase was primarily attributable to the effects of the consolidation of Solutions Infini and Buc Mobile. Excluding those effects, amounting to $23,821 thousand, revenues would have increased by $10,875 thousand, or 25.2%, compared to last year. Such increase was partially attributable to the effect of foreign exchange, which accounted for $1,997 thousand, or four and six tenths percent (4.6%) of the increase, and for the remaining portion which accounted for $8,878 thousand, or 20.6%, to an increase in sales volume of 28.3%, compared to last year.

Cost of Revenue and Gross Profit

In 2018, cost of revenue increased by $27,602 thousand, or 79.3%, compared to 2017. The increase in cost of revenue was primarily attributable to the effects of the consolidation of Solutions Infini and Buc Mobile. Excluding those effect, amounting to $18,806 thousand, cost of revenue would have increased by $8,796 thousand compared to last year. The increase aligns to the increase in revenue with a gross profit of 19% in both 2018 and 2017 for Kaleyra excluding the impact of the acquisitions. In 2018, gross profit percentage increased by 1% compared to 2017.

Operating Expenses

In 2018, research and development expenses increased by $1,477 thousand, or 78.1%, compared to 2017. The increase was primarily attributable to the effects of the consolidation of Solutions Infini and Buc Mobile. Excluding those effects, amounting to $1,051 thousand, research and development expenses would have increased by $426 thousand compared to last year, mainly as a result of a $717 thousand increase in stock-based compensation expense (mainly as a result of the stock-based compensation plan’s modification described above), partially offset by a $365 thousand increase in capitalized software development costs.

In 2018, sales and marketing expenses increased by $4,649 thousand compared to 2017. The increase was primarily attributable to the effects of the consolidation of Solutions Infini and Buc Mobile. Excluding those effects, amounting to $1,705 thousand, sales and marketing expenses would have increased by $2,944 thousand compared to last year, mainly as a result of (i) a $2,333 thousand increase in stock-based compensation expense; (ii) a $373 thousand increase in trade show and marketing expenses incurred in order to support growth in revenues and (iii) a $235 thousand increase in payroll expense due to an increase in headcount in 2018 as a result of Kaleyra’s effort to expand its sales in Europe.

In 2018, general and administrative expenses increased by $8,068 thousand compared to 2017. The increase was primarily attributable to the effects of the consolidation of Solutions Infini and Buc Mobile. Excluding those effects, amounting to $1,315 thousand, general and administrative expenses would have increased by $6,753 thousand compared to last year, mainly as a result of a $4,309 thousand increase in stock-based compensation expense and a $1,449 thousand increase in professional expenses. In particular, in financial year 2018 this item includes $1,019 thousand costs for consulting services specifically related to the Solutions Infini and Buc Mobile business acquisitions, while in financial year 2017 this item included $198 thousand of non-recurring restructuring costs.

Financial Expense, Net

In 2018, financial expense, net increased by $197 thousand, compared to 2017. This increase was attributable to a $354 thousand increase in financial expenses in 2018 compared to 2017 mainly as a result of Kaleyra’s higher average borrowings, compared to last year. The increase in financial expense was only partially offset by a $157 thousands increase in financial income mainly due to gains on derivatives recorded in 2018. In 2017, Kaleyra recorded a $53 thousand loss on derivatives.

Foreign currency loss

In 2018, foreign currency loss decreased by $608 thousand, compared to 2017. This decrease was mainly attributable to net change in fair value of Foreign Exchange Forward derivatives. In particular, Kaleyra recorded a loss of $562 thousand on such derivatives in 2017 and a gain of $179 thousand in 2018.

Income tax expense

In 2018, income tax expense increased by $952 thousand, compared to 2017. As a percentage of (loss)/income before taxes, in 2018 income tax expense increased by 23.9%. Such increased was principally attributable to higher costs not deductible for tax purposes in 2018 mainly for stock-based compensation expense.

Liquidity and Capital Resources

As of June 30, 2019, Kaleyra had $8.7 million of cash ($8.2 million as of December 31, 2018). Of the $8.7 million in cash, $6.6 million was held in Italy and $1.6 million was held in India. The repatriation of money outside of Italy may result in the cash being subject to certain taxes or other restrictions.

Management currently plans to retain the cash in the jurisdictions where these funds are currently held. Kaleyra believes its cash, cash flows from operations and availability of borrowings will be sufficient to support its planned operations for at least the next 12 months.

Kaleyra finance its operations through a combination of internally generated cash from operations and from borrowings under Kaleyra bank facilities primarily with banks located in Italy. Kaleyra’s long-term cash needs primarily include meeting debt service requirements, working capital requirements and capital expenditures. Kaleyra may also pursue strategic acquisition opportunities that may impact its future cash requirements. There are a number of factors that may negatively impact its available sources of funds in the future including the ability to generate cash from operations, obtain additional financing or refinance existing short-term debt obligations, including those related to acquisitions completed in prior periods. The amount of cash generated from operations is dependent upon factors such as the successful execution of Kaleyra’s business strategies and worldwide economic conditions. The amount of debt available under future financings is dependent on Kaleyra’s ability to maintain adequate cash flow for debt service and sufficient collateral, and general financial conditions in Kaleyra’s market.

Kaleyra may opportunistically raise debt capital, subject to market and other conditions, to refinance its existing capital structure at a lower cost of capital and extend the maturity period of certain debt. Additionally, Kaleyra may also raise debt capital for strategic opportunities which may include acquisitions of additional companies, and general corporate purpose. If additional financing is required from outside sources, Kaleyra may not be able to raise it on terms acceptable to it or at all. If Kaleyra is unable to raise additional capital when desired, Kaleyra’s business, operating results and financial condition may be adversely affected.

Kaleyra has a number of long-standing business and banking relationships with major Italian commercial banks where it maintains both cash accounts and a credit relationship. Historically Kaleyra has used cash generated from operations to fund its growth and investment opportunities. As Kaleyra’s management made the decision to expand its operations outside of Italy and acquired additional companies it took on certain additional financing in order to fund cash payments due on the acquisitions. As of June 30, 2019, Kaleyra’s total bank and other borrowings, including amount drawn under the revolving credit line facilities was $16.9 million,

($13.8 million as of December 31, 2018).

Kaleyra has credit line facilities granted of $5,731 thousand as of June 30, 2019, of which $1,261 thousand had been used. As of December 31, 2018, Kaleyra had credit line facilities granted of $4,624 thousand, of which $1,648 thousand had been used. Amounts drawn under the credit line facilities are secured by Kaleyra’s customer accounts receivables and funds available under the line are limited based on eligible receivables.

Long-term financial obligations, excluding obligations due under purchase agreements, consisted of the following ($ in thousands):

	As of June 30, 2019	As of December 31, 2018	Maturity	Interest Contractual Rate	Nominal Interest Rate
					As of June 30, 2019	As of December 31, 2018
Unicredit S.p.A. (Line A Tranche 1)	$4,341	$5,038	July 2022	Euribor 3 months + 3.10%	2.80%	2.80%
Unicredit S.p.A. (Line A Tranche 2)	198	228	November 2022	Euribor 3 months + 3.10%	2.80%	2.80%
Unicredit S.p.A. (Line B)	3,748	3,770	May 2023	Euribor 3 months + 2.90%	2.60%	2.60%
Intesa San Paolo S.p.A.	1,284	1,572	July 2021	Euribor 3 months + 1.80%	1.49%	1.51%
Ubi Banca S.p.A. (Line 1)	479	625	February 2021	1.25%	1.25%	1.25%
Ubi Banca S.p.A. (Line 2)	2,079	—	April 2021	1.64%	1.64%	—
Monte dei Paschi di Siena S.p.A.	639	—	April 2022	0.95%	0.95%	—
Banco Popolare di Milano S.p.A.	1,354	—	June 2023	Euribor 3 months + 2.00%	2.00%	—
Other	1,435	930	December 2020- December 2022	0.50%	0.50%	0.50%

Total Financial Liabilities	$15,557	$12,163

All long-term liabilities are unsecured borrowings of Kaleyra.

Liquidity

Kaleyra funds its short- and long-term liquidity needs through a combination of cash on hand, cash flows generated from operations, and borrowings under credit facilities. Kaleyra’s management regularly monitors certain liquidity measures to monitor performance.

In 2017 and 2018 Kaleyra entered into agreements to acquire Solutions Infini and Buc Mobile. The terms of both acquisitions included cash payments as of the respective acquisition date and deferred payments to the selling shareholders due in 2019 and 2020. The obligations for both acquisitions equal to a total of $9,058 thousand as of June 30, 2019.

The base purchase price payable as consideration for all of the shares of Solutions Infini was equal to INR 1,025,050 thousand, subject to variations if Solutions Infini reached targeted levels of EBITDA and net Financial Position for the years ending March 31, 2018 and a target level of EBITDA for the year ending March 31, 2019. As mentioned above, Kaleyra acquired all the shares of Solutions Infini in different stages and with multiples payments. In particular, based on the share purchase scheme, in 2017 Kaleyra paid $8,083 thousand, in July 2018 paid $6,602 thousand and in July 2019 paid $5,084 thousand (including $770 thousand originally due in July 2020).

As mentioned above, the purchase price for the Buc Mobile Acquisition is an aggregate sum of $6,286,250 payable as consideration for all of the shares of Buc Mobile to be paid in cash in three different installments, specifically: $2,286,250 was paid in cash on July 31, 2018, $2,000 thousand was paid on July 31, 2019, and the final installment of $2,000 thousand originally due in July 2020, was paid in advance on July 31, 2019.

As part of the transaction, Kaleyra provided letters of credit to secure the future payments due to the selling shareholders. All letters of credit outstanding were cancelled upon payment in full of the final installments due under the agreement. .

In July 2019, Kaleyra entered into a medium-term financing agreement with Banco Popolare di Milano S.p.A. denominated in Euro for a total of €4,000 thousand ($4,548 thousand at the June 30, 2019 exchange rate) to be repaid in 8 quarterly installments. The financing has a maturity of 24 months from the date of disbursement and bears interest at a variable rate (Euribor 3 months plus 2.0% spread). The total amount was drawn in full on the same date and proceeds were used to settle the total deferred consideration for the acquisition of Solutions Infini upon cancellation of the aforementioned letters of credit provided to Solutions Infini’s selling shareholders.

In July 2019, Kaleyra entered into a medium-term financing agreement with Intesa SanPaolo S.p.A. denominated in Euro, for a total notional amount of €4,000 thousand ($4,548 thousand at the June 30, 2019 exchange rate) to be repaid in 16 quarterly installments. The financing has a maturity of 48 months from the date of disbursement and bears interest at a variable rate (Euribor 3 months plus 2.6% spread). The total amount was drawn in full on the same date. Proceeds were primarily used to settle the remaining deferred consideration due for the acquisition of Buc Mobile, and all amounts due under the purchase agreement were paid in full on July 31, 2019. The outstanding letters of credit were cancelled.

Finally, in August 2019, Kaleyra entered into a medium-term financing agreement with Unicredit S.p.A. denominated in Euro for a total of €2.500 thousand ($2,843 thousand at the June 30, 2019 exchange rate) to be repaid in quarterly installments starting from February 2020. The financing will bear interest at a variable rate (Euribor 3 months plus 3.9% spread). The notional amount was fully drawn on the same date.

Cash Flows

Comparison of the six months ended June 30, 2019 and 2018

The following table summarizes cash flows for the periods indicated ($ in thousands):

	Six months ended June 30,
	2019	2018
Net cash used in operating activities	$(1,472)	$(83)
Net cash used by investing activities	(1,121)	(5,994)
Net cash provided by financing activities	3,088	3,662
Effect of exchange rate changes on cash and cash equivalents	32	(168)

Net increase/(decrease) in cash and cash equivalents	$527	$(2,583)

In the six months ended June 30, 2019, cash used in operating activities was $1,472 thousand, primarily consisting of net loss of $2,681 thousand adjusted for $1,692 thousand of non-cash items. Non-cash items consist primarily of $1,307 thousand of depreciation and amortization expense, $451 thousand of non-cash compensation expense for preference shares, net of a $488 thousand non-cash tax benefit less $483 thousand of net cumulative changes in operating assets and liabilities.

In the six months ended June 30, 2018, cash used in operating activities was $83 thousand, primarily consisting of net loss of $821 thousand adjusted for non-cash items, mainly including $838 thousand of stock-based compensation, $233 thousand of depreciation and amortization expense and $376 thousand of non-cash interest expense, less $879 thousand of net cumulative changes in operating assets and liabilities.

In the six months ended June 30, 2019, cash used by investing activities was $1,121 thousand, primarily consisting of $2,912 thousand of purchase of marketable securities and $694 thousand of purchase of property and equipment partially offset by $2,493 thousand of proceeds from sale of marketable securities.

In the six months ended June 30, 2018, cash used by investing activities was $5,994 thousand, primarily consisting of cash paid for the acquisition of Solutions Infini, net of cash acquired of $5,481 thousand.

In the six months ended June 30, 2019, cash provided by financing activities was $3,088 thousand, primarily consisting of $4,970 thousand net proceeds from borrowing on term loans, partially offset by $1,506 thousand repayment on term loans, less $376 thousand reduction in the line of credit balance.

In the six months ended June 30, 2018, cash provided by financing activities was $3,662 thousand, consisting of net proceeds from borrowing on term loans equal to $3,855 thousand, partially offset by $193 thousand repayments on term loans.

Comparison of the Years Ended December 31, 2018 and 2017

The following table summarizes cash flows for the periods indicated ($ in thousands):

	Year ended December 31,
	2018	2017
Net cash provided by operating activities	$3,601	$2,890
Net cash used in investing activities	(11,710)	(8,534)
Net cash provided by financing activities	6,405	7,294
Effect of exchange rate changes on cash and cash equivalents	(634)	1,239

Net (decrease) increase in cash and cash equivalents	$(2,338)	$2,889

In 2018, cash provided by operating activities consisted primarily of the net loss of $7,100 thousand adjusted for non-cash items, mainly including $7,998 thousand of stock-based compensation expense, $1,530 million of depreciation and amortization expense, and $717 thousand of cumulative changes in operating assets and liabilities.

In 2017, cash used in operating activities consisted primarily of the net profit of $494 thousand adjusted for non-cash items, mainly including $347 thousand of depreciation and amortization expense, and $1,327 thousand of cumulative changes in operating assets and liabilities.

In 2018, cash used in investing activities was $11,710 thousand, primarily consisting of $3,873 thousand of purchases of marketable securities, $7,889 thousand of cash paid to acquire other businesses as described in Note 5 to the consolidated financial statements included elsewhere in this proxy statement and $657 thousand to fund the cost of internally developed software. These amounts were partially offset by a $995 thousand of proceeds from sale of marketable securities.

In 2017, cash used in investing activities, was $8,534 thousand, primarily including of $8,083 thousand payment to acquire other businesses as described in Note 8 to the consolidated financial statements included elsewhere in this Document, and $292 thousand to fund the cost of internally developed software.

In 2018, cash provided by financing activities was $6,405 thousand, primarily including of $5,611 thousand in net proceeds from borrowing on term loans; $1,699 thousand in change in available line of credits and $8 thousand in proceeds from stock options exercised by employees. These amounts were partially offset by $913 thousand of repayments on term loans.

In 2017, cash provided by financing activities was $7,294 thousand, primarily consisting of $7,565 thousand proceeds from borrowings on term loans. This amount was partially offset by $271 thousand repayments on term loans.

Contractual Obligations and Other Commitments

The following table summarizes the non-cancelable contractual obligations as of December 31, 2018 as derived from the audited consolidated financial statements of Kaleyra as of that date. The table should be read in connection with the footnotes describing certain events occurring after December 31, 2018.

($ in thousand)		Payments due by period
Contractual obligations	Total	2019	2020-2022	2023	Thereafter
Long-term obligations (1)(2)(3)(4)	$12,742	$3,262	$9,003	$477	$—
Deferred consideration for the acquisitions (1)(2)(5)	9,066	6,299	2,767	—	—
Capital lease obligations	4	4	—	—	—
Operating lease obligations (6)	1,134	398	616	120	—
Preference shares obligations (7)	3,885	—	3,885	—	—

Total	$26,831	$9,963	$16,271	$597	$—

The events occurred after December 31, 2018 described in the following notes should also be considered:

(1)    In July 2019, Kaleyra entered into a medium-term financing agreement with Banco Popolare di Milano S.p.A. denominated in Euro for a total of €4,000 thousand ($4,548 thousand at the June 30, 2019 exchange rate) to be repaid in 8 quarterly installments. The financing has a maturity of 24 months from the date of disbursement and bears interest at a variable rate (Euribor 3 months plus 2.0% spread). The total amount was drawn in full on the same date and proceeds were used to settle the total deferred consideration for the acquisition of Solutions Infini.

(2)    In July 2019, Kaleyra entered into a medium-term financing agreement with Intesa SanPaolo S.p.A. denominated in Euro, for a total notional amount of €4,000 thousand ($4,548 thousand at the June 30, 2019 exchange rate) to be repaid in 16 quarterly installments. The financing has a maturity of 48 months from the date of disbursement and bears interest at a variable rate (Euribor 3 months plus 2.6% spread). The total amount was drawn in full on the same date. Proceeds will be primarily used to settle the remaining deferred consideration due for the acquisition of Buc Mobile.

(3)    On August 2, 2019, Kaleyra entered into a medium-term financing agreement with Unicredit S.p.A. denominated in Euro for a total of €2,500 thousand ($2,843 thousand at the June 30, 2019 exchange rate) to be repaid in quarterly installments starting from February 2020. The financing will bear interest at a variable rate (Euribor 3 months plus 3.9% spread). The notional amount was fully drawn on the same date.

(4)    In April 2019, Kaleyra entered into three additional long-term financing as follows:

•	a long-term financing with Ubi Banca S.p.A. denominated in Euro for a total amount of €2,000 thousand ($2,289 thousand at the December 31, 2018 exchange rate) fully drawn and with maturity April 2021;

•

a long-term financing with Monte dei Paschi di Siena S.p.A. denominated in Euro for a total of €600 thousand ($687 thousand at the December 31, 2018 exchange rate) fully drawn and with maturity April 2022;

•

a long-term financing with Banco Popolare di Milano S.p.A. denominated in Euro for a total of €1,200 thousand ($1,374 thousand at the December 31, 2018 exchange rate) fully drawn and with maturity June 2023.

(5)    On July 24, 2019, Kaleyra signed an amendment to the Solutions Infini Purchase Agreement based on which the Fourth Closing date has been anticipated at the same date of the Third Closing date (July 2019).

(6)    In February 2019, Kaleyra entered into a new multi-year lease agreement for a corporate office in Milan, Italy. The cash payments on the lease commitment will be $89 thousand for 2019, $153 thousand for 2020, $242 thousand for 2021, and $306 thousand for each year from 2022 to 2026. Total obligations under the new lease are equal to$2,000 thousand.

(7)    On May 6, 2019, Kaleyra signed an amendment to the Solutions Infini Purchase Agreement to reduce the price of the preference shares to be purchased from the eligible employees in 2020 by INR 70,000 thousand. ($1,008 thousand at the December 31, 2018 exchange rate). The total obligation for the preference shares is due in July 2020.

Off-Balance Sheet Arrangements

During 2017, 2018 and the six months ended June 30, 2019, Kaleyra did not have any relationships with any entities or financial partnerships, such as structure finance or special purposes entities established for the purpose of facilitating off-balance sheet arrangements or other purposes.

Seasonality

Kaleyra’s results are affected by the business cycles of its customer base, which generally results in stronger revenue in the fourth quarter of the financial year. Kaleyra believes this variability is largely due to the market’s demand for its customers’ and/or business partners’ services due to higher levels of purchasing activity in the holiday season. As a result of its historically higher portion of sales in the fourth quarter of each year, its cost of revenue increases during such period relative to any increase in revenue. The increase in cost of revenue and other impacts of seasonality may affect profitability in a given quarter.

Taxes

Kaleyra files income tax returns in Italy and in foreign jurisdictions including India, the United States and Switzerland.

For the six months ended June 30, 2019 and 2018, Kaleyra’s consolidated effective tax rate was negative 25.9% and 15.8%, respectively. The decrease in the effective tax rate is primarily due to the impact of costs non-deductible for tax purposes, such as stock-based compensation expenses and other non-cash compensation expenses. For the three months ended June 30, 2019 and 2018, the effective tax rate was negative 56.9% and positive 83.1%, respectively. The increase in the effective tax rate is mainly due to recognition of taxes on undistributed earnings from foreign subsidiaries. At this time Kaleyra intends to indefinitely reinvest these earnings in the subsidiary to fund the international operations and certain obligations of the subsidiary. In addition, Kaleyra expects future cash generated from its operations in Europe and the U.S. to be sufficient to meet Kaleyra’s future cash needs. Should the remaining undistributed earnings be distributed in the form of dividends or otherwise, the distributions would result in $783 thousand amount of tax, as of June 30, 2019.

As of December 31, 2018, Kaleyra had $7,217 thousand in net operating loss carryforwards, of which $5,763 thousand originated in United States and $1,454 thousand originated in Switzerland. If not utilized, the net operating losses originating in United States will expire at various dates from 2033 through 2038, while the net operating losses originating in Switzerland will expire at various dates from 2023 through 2025.

Critical Accounting Policies and Estimates

The consolidated financial statements are prepared in accordance with U.S. GAAP applicable for an “emerging growth company” as defined in the JOBS Act. The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. In particular, an emerging growth company can delay the adoption of certain accounting standards until those standards would apply to private companies. For the purpose of these consolidated financial statements, Kaleyra availed itself of an extended transition period for complying with new or revised accounting standards and, as a result, did not adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for public companies.

Preparation of these financial statements requires Kaleyra to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, costs and expenses and related disclosures. Kaleyra bases the estimates on historical experience and on various other assumptions that it believes to be reasonable. In many instances, Kaleyra could have reasonably used different accounting estimates and in other instances changes in the accounting estimates are reasonably likely to occur from period to period. Actual results could differ significantly from the estimates. To the extent that there are material differences between these estimates and actual results, the future financial statement presentation, financial condition, results of operations and cash flows will be affected. Kaleyra believes that the accounting policies discussed below are critical to understanding the historical and future performance, as these policies relate to the more significant areas involving the judgments and estimates.

Revenue Recognition

Kaleyra derives revenue primarily from usage-based fees earned from the sale of communications services offered through software solutions to large enterprises, as well as small and medium-sized customers. Revenue can be billed in advance or in arrears depending on the terms of the agreement; for the majority of customers revenue is invoiced on a monthly basis in arrears.

Amounts that have been invoiced are recorded in accounts receivable and in revenue or deferred revenue, depending on whether the revenue recognition criteria has been met.

Kaleyra recognizes revenue when all of the following criteria are satisfied:

•	the service has been or is being rendered to the customer;

•	the amount of the fees to be paid by the customer is fixed or determinable; and

•	collectability of the fees is reasonably assured.

Collectability is assessed based on a number of factors, including payment history and the creditworthiness of a customer. If it is determined that collection is not reasonably assured, revenue is not recognized until collection becomes reasonably assured, which is generally upon receipt of cash.

The contracts do not provide customers and business partners with the right to take possession of the software supporting the applications.

As a part of the arrangement with its customers and business partners, Kaleyra offers customers advanced support services to guarantee the continuity and promptly delivery of the services. Revenue for these services is recognized ratably over the term of the service period.

The contractual arrangements do not contain general rights of return. Sales and other taxes collected from customers to be remitted to government authorities are excluded from revenue.

Stock-Based Compensation

As mentioned above, in January 2018, Kaleyra adopted a stock-based compensation plan with an original vesting period of three years. In November 2018, the Kaleyra board of directors resolved to amend the original terms of this plan, substantially accelerating the vesting of the awarded stock options and granting to the plan’s beneficiaries the right to exercise all of the stock options awarded and not previously exercised, either vested or unvested, regardless of the fulfilment of any performance conditions, provided, in any case, that the beneficiary was employed by Kaleyra or any of its subsidiaries as of the exercise date. As of December 31, 2018, all of the stock options awarded were exercised. Stock-based compensation expense for the year ended December 31, 2018 was $ 7,359 thousand. The incremental compensation cost expense resulting from the plan’s modification was equal to $5,735 thousand.

Kaleyra accounts for stock-based compensation in accordance with the authoritative guidance on stock compensation. Under the fair value recognition provisions of this guidance, stock-based compensation is measured at the grant date based on the fair value of the award and is recognized as expense, over the requisite service period, which is generally the vesting period of the respective award.

Determining the fair value of stock-based awards at the grant date requires judgment. Kaleyra used the Cox-Rubinstein binomial tree valuation model, a multi-period market model, to measure the fair value of its stock options. All forfeitures were accounted for as they occurred. The identified model requires the use of objective and subjective assumptions, which determine the fair-value of stock-based awards. These assumptions include:

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Fair value of common stock: the fair value of the shares of Kaleyra’s common stock underlying stock options is established by the board of directors on the basis of various objective and subjective factors including but not limited to, the following: i) Kaleyra’s results of operations, financial position and capital resource; ii) current business conditions and projections; iii) the lack of marketability of Kaleyra’s common stock; iv) the hiring of key personnel and the experience of Kaleyra’s management; v) the introduction of new products; vi) the risk inherent in the development and expansion of Kaleyra’s products; vii) the likelihood of achieving a liquidity event, such as a sale of Kaleyra; viii) industry trends and competitive environment; and ix) overall economic indicators, including gross domestic product, employment, inflation and interest rates.

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Expected term. The expected term was estimated to be the final maturity date of the option (i.e., the last day allowed for the exercise). This assumption is confirmed by the model behavior that implies that, in the absence of dividends, the optimal exercise time of a stock option is the final maturity date.

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Expected volatility. The expected volatility is derived from an average of the historical volatilities of the common stock of several entities with characteristics similar to those of Kaleyra, such as the size, and operational and economic similarities to its principle business operations. Kaleyra uses this method because it has limited information on the volatility of its common stock.

•	Risk-free interest rate. The risk-free interest rate is based on the rates of the Euro swap curve with maturities similar to the expected term of the options as of the grant date.

•	Expected dividends. The expected dividend is assumed to be zero, as Kaleyra has never paid dividends and has no current plans to pay any dividends on its common stock.

In evaluating stock options, Kaleyra’s board of directors has been assisted by an independent third-party specialist.

During 2019, Kaleyra had no stock option plans in place, therefore, Kaleyra has not reported any expense for stock-based compensation expense in the three and six months ended June 30, 2019.

Internal-Use Software Development Costs

Certain costs of the technology platform and other software applications developed for internal use are capitalized. Kaleyra capitalizes qualifying internal-use software development costs that are incurred during the application development stage. Capitalization of costs begins when two criteria are met: (i) the preliminary project stage is completed, and (ii) it is probable that the software will be completed and used for its intended purpose. Capitalization ceases when the software is substantially complete and ready for its intended use, including the completion of all-significant testing. Costs related to specific upgrades and enhancements are also capitalized when it is probable the expenditures will result in additional functionality. Any costs incurred for maintenance and minor upgrades and enhancements are expensed. Costs related to preliminary project activities and post-implementation operating activities are expensed as incurred.

Capitalized costs of the platform and other software applications are included in property and equipment. These costs are amortized over the estimated useful life of the software on a straight-line basis over four years. Management evaluates the useful life of these assets on an annual basis and tests for impairment whenever events or changes in circumstances occur that could affect the recoverability of these assets. The amortization of costs related to the platform applications is included in cost of revenue, while the amortization of costs related to other software applications developed for internal use is included in research and development expenses.

Kaleyra exercises judgment in determining the point at which various projects may be capitalized, in assessing the ongoing value of the capitalized costs and in determining the estimated useful lives over which the costs are amortized. To the extent that there is a change the manner in which Kaleyra develops and tests new features and functionalities related to the platform, assess the ongoing value of capitalized assets or determine the estimated useful lives over which the costs are amortized, the amount of internal-use software development costs capitalized and amortized could change in future periods.

Impairment of Long-Lived Assets

Kaleyra evaluates long-lived assets, including property and equipment and intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets held and used is measured by a comparison of the carrying amount of an asset or an asset group to estimated undiscounted future net cash flows expected to be generated by the asset or asset group. If such evaluation indicates that the carrying amount of the asset or the asset group is not recoverable, any impairment loss would be equal to the amount the carrying value exceeds the fair value. There was no impairment during the three and six months ended June 30, 3019 and 2018.

Recent Accounting Pronouncements Not Yet Adopted

See Note 2 to the condensed consolidated financial statements included elsewhere in this document for a discussion of recent accounting pronouncements not yet adopted.

Qualitative and Quantitative Disclosures About Market Risk

Interest Rate Risk

Interest rates are highly sensitive to many factors include international economic and political considerations, as well as other factors beyond Kaleyra’s control. Interest rate risk is the exposure to loss resulting from changes in the level of interest rates and the spread between different interest rates. Kaleyra’s interest rates on the bank borrowing held by Italian commercial banks is at market in Italy and well below market in other geographical locations. Therefore, Kaleyra does not believe there is material exposure to market risk from changes in interest rates on debt.

Foreign Currency Risk

Kaleyra’s consolidated financial statements are presented in U.S. dollars while the functional currency of Kaleyra is the Euro. The functional currency of Solutions Infini is the Indian rupee and the functional currency of Buc Mobile is U.S. dollar. The local currencies of Kaleyra’s foreign subsidiaries are the Euro, Indian rupee, U.S. dollar, United Arab Emirates dirhams, Swiss Francs and the Singapore dollar.

Each company remeasures monetary assets and liabilities denominated in currencies other that its functional currency at period-end exchange rates and non-monetary items are remeasured at historical rates. Remeasurement adjustments are recognized in the consolidated statement of operations as foreign currency (income) in the period of occurrence.

For legal entities where the functional currency is a currency other than the U.S. dollar, including Kaleyra, adjustments resulting from translating the financial statements into U.S. dollar are recorded as a component of accumulated other comprehensive income (loss) in shareholders’ equity. Monetary assets and liabilities denominated in a currency that is other than the U.S. dollar are translated into U.S. dollar at the exchange rate on the balance sheet date. Revenue and expenses are translated at the weighted average exchange rates during the period. Equity transactions are translated using historical exchange rates. Kaleyra does not engage on a regular basis in any hedging activity to reduce Kaleyra’s potential exposure to currency fluctuations, although Kaleyra may elect to do so in the future if use of derivatives would be beneficial to Kaleyra.

MANAGEMENT AFTER THE BUSINESS COMBINATION

Management and Board of Directors

The Company anticipates that the current executive officers of Kaleyra will become executive officers of the post-combination company following the Business Combination. The following persons are anticipated to be the directors and executive officers of the post-combination company. An additional director unanimously approved by the Board of the post-combination company and who is qualified as an independent director under NYSE rules will be elected to the Board.

Name	Age	Position
Dario Calogero	57	Chief Executive Officer and Director
Giacomo Dall’Aglio	48	Executive Vice President and Chief Corporate Development Officer
Julia Pulzone	57	Executive Vice President and Chief Financial Officer
Avi S. Katz	61	Chairman of the Board of Directors
Simone Fubini	89	Director
Matteo Lodrini	52	Director
John Mikulsky	74	Director
Neil Miotto	73	Director

Information about Anticipated Executive Officers and Directors Upon the Closing of the Business Combination

Upon the Closing of the Business Combination, the Company will increase the size of our Board from five directors to seven directors.

Dario Calogero. Dario Calogero has served as the Chief Executive Officer of Kaleyra S.p.A and a member of Kaleyra’s Board of Directors since the company was founded in 1999. As a serial entrepreneur, he bootstrapped Kaleyra from its inception, quickly positioning the company in the mobile banking space, and leading Kaleyra as it expanded its product offerings and completed several acquisitions. Prior to founding Kaleyra, Mr. Calogero held executive positions with Oracle, Fiat Chrysler Automobiles and management consulting companies including PricewaterhouseCoopers. Mr. Calogero holds a master’s degree in economics from Bocconi University in Milan. The Company believes that Mr. Calogero is qualified to serve on the Board based on his historic knowledge of Kaleyra and his leadership and managerial experience.

Giacomo Dall’Aglio. Giacomo Dall’Aglio’s experience is focused on corporate acquisitions and finance. He joined Kaleyra in 2016 as Chief Corporate Development Officer to lead Kaleyra’s growth strategy. Mr. Dall-Aglio is responsible for Kaleyra’s corporate development process. From 2009 to 2016 Mr. Dall’Aglio was with Eidos as a senior consultant responsible for managing mergers and acquisitions and corporate finance projects for a portfolio of the firm’s corporate clients. Mr. Dall’Aglio holds a master’s degree in Economics from the University of Parma.

Julia Pulzone. Julia Pulzone joined Kaleyra as its Chief Financial Officer in 2019 bringing more than 20 years of financial management expertise in both private and public middle-market technology companies with technology and business to business SaaS applications. Ms. Pulzone’s career has focused on scaling companies and executing financial transactions both as an investor and a company executive leading the exit strategy for investor-backed companies. From 2013 to 2018, Ms. Pulzone served as the Chief Financial Officer of Cureatr Inc., a healthcare technology company focused on clinical event notification technology. Prior to joining Cureatr, Ms. Pulzone was the Chief Financial Officer of CodeRyte Inc., where she led the financial operations and process of the company’s sale to 3M. Ms. Pulzone holds both a Master of Business Administration and Bachelor of Science degree from the Robert H. Smith School of Business at the University of Maryland. Ms. Pulzone is also a Certified Public Accountant.

Avi S. Katz. Dr. Avi S. Katz has served as the Company’s Founder, Executive Chairman of the Board, Chief Executive Officer, President and Secretary since October 2017. Upon the consummation of the Business Combination, Dr. Katz will transition to being the Chairman of our Board of Directors. Dr. Katz has spent nearly 32 years in international executive positions within the TMT industry working for privately held start-ups, middle-cap companies and large enterprises. In these roles, Dr. Katz has been instrumental in launching and accelerating entities, building teams, large scale fund-raising, developing key alliances and technology partnerships, M&A activities, business development, financial management, global operations and sales and marketing. Dr. Katz is the Founder and Sole Manager of the GigCapital Group (GigCG) and its affiliated entities, including GigAcquisitions, LLC and GigAcquisitions2, LLC. GigCG is an inceptor and managing group of Private-to-Public Equity (PPE) entities, also known as a blank check company or special purpose acquisition company (SPAC) vehicles. He is the Founder, Executive Chairman of the Board and Chief Executive Officer of GigCapital2, Inc. (NYSE: GIX), since its incorporation in March 2019 in Delaware. Dr. Katz is also the Co-Founder and Executive Chairman of Cognizer, Inc., an artificial intelligence (“AI”) company with a natural language understanding platform based on deep learning formed in December 2018. Previously, Dr. Katz dedicated 10 years to developing and managing GigPeak (NYSE American: formerly GIG), originally known as GigOptix, Inc. From its inception in April 2007 until its sale in April 2017, GigPeak provided semiconductor integrated circuits (ICs) and software solutions for high-speed connectivity and video compression. While Dr. Katz was at GigPeak’s helm, the company completed 10 M&A deals. GigPeak was sold to Integrated Device Technology, Inc. (Nasdaq: IDTI) for $250 million in cash in April 2017. From 2003 to 2005, Dr. Katz was the chief executive officer, president, and member of the Board of Directors of Intransa, Inc., which at the time provided full-featured, enterprise-class IP-based Storage Area Networks (SAN). From 2000 to 2003, Dr. Katz was the Chief Executive Officer of Equator Technologies. Equator Technologies sought to commercialize leading edge programmable media processing platform technology for the rapid design and deployment of digital media and imaging products. Equator Technologies was sold to Pixelworks, Inc. for $110 million in 2005. Dr. Katz has held several leadership positions over the span of his 30+ year career within the technology industry and has made numerous angel investments in high-tech companies around the world. In addition, Dr. Katz is a graduate of the Israeli Naval Academy and holds a B.Sc. and Ph.D. in Semiconductors Materials from the Technion (Israel Institute of Technology). He is a serial entrepreneur and long-time angel investor in the TMT sector, holds more than 70 U.S. and international patents, has published approximately 300 technical papers and is the editor of a number of technical books. The Company believes Dr. Katz is qualified to serve on the Board based on his leadership, industry and managerial experience.

Simone Fubini. Simone Fubini has been a member of Kaleyra’s Board of Directors since the founding of Kaleyra S.p.A. in 1999. He served as a key member of Olivetti’s project group that developed the first semiconductor electronic calculator in the world, Elea 9003. After long tenures with General Electric and Honeywell in the information technology sector, Mr. Fubini served as Chief Executive Officer of Telettra, formerly a leading Italian company in the design and production of telecommunications equipment for physical carriers and radio links. Mr. Fubini also led the engineering team of Fiat and served as the General Manager of Olivetti. As an entrepreneur, he created Projecta to operate in innovative sectors. Mr. Fubini holds a master’s degree in Electrotechnics Engineering from Polytechnic University of Turin. The Company believes that Mr. Fubini is qualified to serve on the Board based on his extensive leadership experience and historic knowledge of Kaleyra.

Matteo Lodrini. Matteo Lodrini joined Kaleyra’s Board of Directors in 2017. Since 2007, Mr. Lodrini has served as the Chief Financial Officer of De Nora Group, a high-growth, global water treatment sector company. He is responsible for all financial operations including leading the company’s acquisition strategy. Mr. Lodrini is a finance executive with significant experience in all phases of cross border corporate transactions, global business development, corporate finance and capital markets, and has an in-depth knowledge of financial operations and controls and internal audit processes. Mr. Lodrini holds a master’s degree in Economics from Brescia University and a masters in Corporate Finance from SDA Bocconi in Milan. The Company believes that Mr. Lodrini is qualified to serve on the Board based on his financial and managerial experience.

John J. Mikulsky. John Mikulsky joined the Company’s Board effective December 7, 2017. Mr. Mikulsky serves as a director of GigCapital2, Inc. and Cognizer, Inc. Mr. Mikulsky served as the Chief Executive Officer from 2016 to 2017, and as a director, from 2014 to 2017, of Traycer Diagnostic Systems, Inc. He previously served as President and Chief Executive Officer of Endwave Corporation from December 2009 until June 2011, when Endwave Corporation was acquired by GigPeak; subsequent to such acquisition, he served on the Board of Directors of GigPeak from 2011 until its sale in 2017. From May 1996 until November 2009, Mr. Mikulsky served Endwave Corporation in a multitude of capacities including Vice President of Product Development, Vice President of Marketing and Business Development and Chief Operating Officer. Prior to Endwave Corporation, Mr. Mikulsky worked as a Technology Manager for Balazs Analytical Laboratory, a provider of analytical services to the semiconductor and disk drive industries, from 1993 until 1996. Prior to 1993, Mr. Mikulsky worked at Raychem Corporation, most recently as a Division Manager for its Electronic Systems Division. Mr. Mikulsky holds a B.S. in electrical engineering from Marquette University, an M.S. in electrical engineering from Stanford University and an S.M. in Management from the Sloan School at the Massachusetts Institute of Technology. The Company believes that Mr. Mikulsky is qualified to serve on the Board based on his leadership and industry experience.

Neil Miotto. Neil Miotto joined the Company’s Board in October 2017. Mr. Miotto also serves as a director of GigCapital2, Inc. and Cognizer, Inc. Mr. Miotto is a financial consultant and a retired assurance partner of KPMG LLP, where he was a partner for twenty-seven years until his retirement in September 2006. Since his retirement from KPMG LLP, Mr. Miotto has provided high-level financial consulting services to companies in need of timely accounting assistance and in serving on public company boards. He is deemed to be a “audit committee financial expert” under SEC rules. While at KPMG LLP, Mr. Miotto focused on serving large public companies, primarily semiconductor companies. Among the clients he served were National Semiconductor Corporation, Fairchild Semiconductor Corp, and NVIDIA Corporation. Mr. Miotto also served as an SEC reviewing partner while at KPMG LLP. He is a member of the American Institute of Certified Public Accountants. He holds a Bachelor of Business Administration degree from Baruch College, of The City University of New York. He served on the Board of Directors of Micrel, Inc. prior to its acquisition in 2015, and on the Board of Directors of GigPeak from 2008 until its sale in April 2017. The Company believes that Mr. Miotto is qualified to serve on the Board based on his financial and managerial experience, and his experience serving on public company boards.

Classified Board of Directors

In accordance with our Charter, our Board is not classified as all directors are elected to one-year terms on an annual basis.

As discussed above, in connection with the Business Combination, our Board will be reconstituted and initially be comprised of seven members. Our Board believes it is in the best interests of the Company for the Board to be classified into three classes, each comprising as nearly as possible one-third of the directors to serve three-year terms. If Proposal No. 2 is approved at the Special Meeting, each Class I director, consisting of Messrs. Fubini and Mikulsky, will have a term that expires at the post-combination company’s annual meeting of stockholders in 2020, each Class II director, consisting of Messrs. Miotto and Lodrini, will have a term that expires at the post-combination company’s annual meeting of stockholders in 2021 and each Class III director, consisting of Dr. Katz and Mr. Calogero, will have a term that expires at the post-combination company’s annual meeting of stockholders in 2022, or in each case until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death.

Committees of the Board of Directors

The standing committees of our Board currently consist of an audit committee, a compensation committee and a nominating and corporate governance committee. Each of the committees will report to the Board as they deem appropriate and as the Board may request. The composition, duties and responsibilities of these committees are set forth below. The Board may also convene additional committees as necessary and in accordance with the organizational documents of the post-combination company.

Audit Committee

The audit committee is responsible for, among other matters:

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assisting the Board in the oversight of (i) the accounting and financial reporting processes of the Company and the audits of the financial statements of Company, (ii) the preparation and integrity of the financial statements of the Company, (iii) the compliance by the Company with financial statement and regulatory requirements, (iv) the performance of the Company’s internal finance and accounting personnel and its independent registered public accounting firms, and (v) the qualifications and independence of the Company’s independent registered public accounting firms;

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reviewing with each of the internal and independent registered public accounting firms the overall scope and plans for audits, including authority and organizational reporting lines and adequacy of staffing and compensation;

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reviewing and discussing with management and internal auditors the Company’s system of internal control and discuss with the independent registered public accounting firm any significant matters regarding internal controls over financial reporting that have come to its attention during the conduct of its audit;

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reviewing and discussing with management, internal auditors and independent registered public accounting firm the Company’s financial and critical accounting practices, and policies relating to risk assessment and management;

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receiving and reviewing reports of the independent registered public accounting firm discussing (i) all critical accounting policies and practices to be used in the firm’s audit of the Company’s financial statements, (ii) all alternative treatments of financial information within U.S. GAAP that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent registered public accounting firm, and (iii) other material written communications between the independent registered public accounting firm and management, such as any management letter or schedule of unadjusted differences;

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reviewing and discussing with management and the independent registered public accounting firm the annual and quarterly financial statements and section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Company prior to the filing of the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q;

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reviewing, or establishing, standards for the type of information and the type of presentation of such information to be included in, earnings press releases and earnings guidance provided to analysts and rating agencies;

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discussing with management and the independent registered public accounting firm any changes in Company’s critical accounting principles and the effects of alternative U.S. GAAP methods, off-balance sheet structures and regulatory and accounting initiatives;

•	reviewing material pending legal proceedings involving the Company and other contingent liabilities;

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meeting periodically with the Chief Executive Officer, Chief Financial Officer, the senior internal auditing executive and the independent registered public accounting firm in separate executive sessions to discuss results of examinations;

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reviewing and approving all transactions between the Company and related parties or affiliates of the officers of the Company requiring disclosure under Item 404 of Regulation S-K prior to the Company entering into such transactions;

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establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submissions by employees or contractors of concerns regarding questionable accounting or accounting matters;

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reviewing periodically with the Company’s management, the independent registered public accounting firm and outside legal counsel (i) legal and regulatory matters which may have a material effect on the financial statements, and (ii) corporate compliance policies or codes of conduct, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding the Company’s financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities; and

•	establishing policies for the hiring of employees and former employees of the independent registered public accounting firm.

Upon consummation of the Business Combination, we anticipate our audit committee will consist of Messrs. Miotto, Mikulsky and Lodrini, each of whom qualifies as an independent director according to the rules and regulations of the SEC and NYSE with respect to audit committee membership. We anticipate that Mr. Miotto will serve as chairman of the audit committee. Each member of the audit committee is financially literate and our Board has determined that Mr. Miotto qualifies as an “audit committee financial expert” as defined in applicable SEC rules. Our Board has adopted a written charter for the audit committee, which will be available on our corporate website at https://investors.kaleyra.com upon the completion of the Business Combination. The information on our website is not part of this proxy statement.

Compensation Committee

The compensation committee is responsible for, among other matters:

•	reviewing the performance of the Chief Executive Officer and executive management;

•	assisting the Board in developing and evaluating potential candidates for executive positions (including Chief Executive Officer);

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reviewing and approving goals and objectives relevant to the Chief Executive Officer and other executive officer compensation, evaluating the Chief Executive Officer’s and other executive officers’ performance in light of these corporate goals and objectives, and setting Chief Executive Officer and other executive officer compensation levels consistent with its evaluation and the Company’s philosophy;

•	approving the salaries, bonus and other compensation for all executive officers;

•	reviewing and approving compensation packages for new corporate officers and termination packages for corporate officers as requested by management;

•	reviewing and discussing with the Board and senior officers plans for officer development and corporate succession plans for the Chief Executive Officer and other senior officers;

•	reviewing and making recommendations concerning executive compensation policies and plans;

•	reviewing and recommending to the Board the adoption of or changes to the compensation of the Company’s directors;

•	reviewing and approving the awards made under any executive officer bonus plan, and providing an appropriate report to the Board;

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reviewing and making recommendations concerning long-term incentive compensation plans, including the use of stock options and other equity-based plans, and, except as otherwise delegated by the Board, acting as the “Plan Administrator” for equity-based and employee benefit plans;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for the Company’s executive officers and employees;

•	reviewing periodic reports from management on matters relating to the Company’s personnel appointments and practices;

•	assisting management in complying with the Company’s proxy statement and annual report disclosure requirements;

•	issuing an annual Report of the Compensation Committee on Executive Compensation for the Company’s annual proxy statement in compliance with applicable SEC rules and regulations;

•	annually evaluating the Committee’s performance and the committee’s charter and recommending to the Board any proposed changes to the charter or the committee; and

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undertaking all further actions and discharging all further responsibilities imposed upon the committee from time to time by the Board, the federal securities laws or the rules and regulations of the SEC.

Upon consummation of the Business Combination, we anticipate our compensation committee will consist of Messrs. Mikulsky, Fubini and Miotto, each of whom qualifies as an independent director according to the rules and regulations of NYSE with respect to compensation committee membership. We anticipate that Mr. Mikulsky will serve as chairman of the compensation committee. Our Board has adopted a written charter for the compensation committee, which will be available on our corporate website at https://investors.kaleyra.com upon the completion of the Business Combination. The information on our website is not part of this proxy statement.

Nominating and Governance Committee

The compensation committee is responsible for, among other matters:

•	developing and recommending to the Board the criteria for appointment as a director;

•	identifying, considering, recruiting and recommending candidates to fill new positions on the Board;

•	reviewing candidates recommended by stockholders;

•	conducting the appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates; and

•	recommending director nominees for approval by the Board and election by the stockholders at the next annual meeting.

The nominating and governance committee has not established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the Board considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders.

Upon consummation of the Business Combination, we anticipate our nominating and governance committee will consist of Messrs. Fubini, Lodrini and Mikulsky, each of whom qualifies as an independent director according to the rules and regulations of the SEC and NYSE with respect to nominating and governance committee membership. We anticipate that Mr. Fubini will serve as chairman of the nominating and governance committee. We expect that our Board will adopt a written charter for the nominating and governance committee, which will be available on our corporate website at https://investors.kaleyra.com upon the completion of the Business Combination. The information on our website is not part of this proxy statement.

Code of Ethics

We have adopted a Code of Ethics applicable to our management team and employees in accordance with applicable federal securities laws. We have previously filed copies of our Code of Ethics and the charter for each of our committees. You can review those documents, as well as our other publicly filed documents, by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K. See “Where You Can Find Additional Information.”

Communications with the Board of Directors

Following the completion of the Business Combination, interested parties wishing to communicate with the Board or with an individual member or members of the Board may do so by writing to the Board or to the particular member or members of the Board, and mailing the correspondence to Kaleyra, Inc., c/o Jim Fanucchi, Managing Director, Darrow Associates, 3616 Far West Boulevard, Suite 117, Austin, TX 78731. Each communication should set forth (i) the name and address of the stockholder as it appears in our register, and if the shares of our Common Stock are held by a nominee, the name and address of the beneficial owner of such shares, and (ii) the number of shares of our Common Stock that are owned of record by the record holder and beneficially by the beneficial owner.

Post-Combination Company Executive Compensation

The following disclosure concerns the compensation of individuals who will serve as the Company’s named executive officers and directors following the completion of the Business Combination.

Summary Compensation Table

The table below sets forth the annual compensation levels of the principal executive officer who will serve as Chief Executive of the post-combination company and the next two most highly compensated officers. The compensation totals and individual amounts reflect the compensation of such officers by Kaleyra as of the date of this proxy statement, which amounts are expected to continue following consummation of the Business Combination. In fiscal year 2020, such totals and amounts may change based, on among other things, changes to the terms of the employment of such persons.

Name and Principal Position (1)	Year	Base Salary ($)	Bonus Target ($)	All Other Compensation ($)		Total ($)
Dario Calogero President and Chief Executive Officer	2019	$450,000	$450,000	$400,000	(2)	$1,300,000

Julia Pulzone EVP and Chief Financial Officer	2019	250,000	125,000	—		375,000

Giacomo Dall’Aglio EVP and Chief Corporate Development Officer	2019	170,000	85,000	99,000	(2)	354,000

(1)	All employees paid in local currency; amounts in table are converted to $U.S.
(2)	Yearly relocation allowance for relocation to New York City, New York, ending on July 31, 2021.

Compensation Philosophy and Objectives Following the Business Combination

Following the Closing of the Business Combination, the post-combination company intends to develop an executive compensation program that is consistent with Kaleyra’s existing compensation policies and philosophies, which are designed to align compensation with the post-combination company’s business objectives and the creation of stockholder value, while enabling the post-combination company to attract, motivate and retain individuals who contribute to the long-term success of the post-combination company.

Decisions on the executive compensation program will be made by the compensation committee of the Board, which will be established at the Closing of the Business Combination. The following discussion is based on the present expectations as to the executive compensation program to be adopted by the compensation committee. The executive compensation program actually adopted will depend on the judgment of the members of the compensation committee and may differ from that set forth in the following discussion.

The Company anticipates that decisions regarding executive compensation will reflect a belief that the executive compensation program must be competitive in order to attract and retain our executive officers. The Company anticipates that the compensation committee will seek to implement the compensation policies and philosophies by linking a significant portion of the post-combination company’s executive officers’ cash compensation to performance objectives and by providing a portion of their compensation as long-term incentive compensation in the form of equity awards.

The Company anticipates that compensation for the post-combination company’s executive officers will have three primary components: base salary, an annual cash incentive bonus and long-term equity-based incentive compensation.

Employment Agreements

It is expected that the post-combination company will enter into new employment agreements with the named executive officers identified under the subsection above entitled “Post-Combination Company Executive Compensation,” subject to the terms of any existing employment agreements or severance agreements with Kaleyra, and that these employment agreements will be reviewed annually by the compensation committee to the extent recommended upon advice and counsel of its advisors.

Annual Bonuses

The post-combination company intends to use annual cash incentive bonuses for the named executive officers to tie a portion of their compensation to financial and operational objectives achievable within the applicable fiscal year. The post-combination company expects that, near the beginning of each year, the compensation committee will select the performance targets, target amounts, target award opportunities and other term and conditions of annual cash bonuses for the named executive officers. Following the end of each year, it is expected that the compensation committee will determine the extent to which the performance targets were achieved and the amount of the award that is payable to the named executive officers. For 2020, it is expected that the post-combination company will establish an annual cash bonus plan that links the payment of cash bonus awards to the achievement of targeted financial performance goals. See “Proposal No. 5—Approval of the Kaleyra, Inc. 2019 Incentive Plan, Including the Authorization of the Initial Share Reserve under the Incentive Plan.”

Equity-Based Awards

If the Incentive Plan Proposal is approved, the post-combination company intends to use equity-based awards to reward long-term performance of the named executive officers. The post-combination company believes that providing a meaningful portion of the total compensation package in the form of equity-based awards will align the incentives of its named executive officers with the interests of its stockholders and serve to motivate and retain the individual named executive officers. Any awards would be made in accordance with the executive compensation program discussed in the section entitled “Management After the Business Combination—Post-Combination Company Executive Compensation—Compensation Philosophy and Objectives Following the Business Combination”, including the recommendations of management relating thereto. See “Proposal No. 5—Approval of the Kaleyra, Inc. 2019 Incentive Plan, Including the Authorization of the Initial Share Reserve under the Incentive Plan and Also for Purposes of Complying with Section 162(m) of the Code.”

Other Compensation

The post-combination company expects to continue to maintain various employee benefit plans, including medical, dental, life insurance and 401(k) plans, in which the named executive officers will participate. The post-combination company also expects to continue to provide certain perquisites to its named executive officers, subject to the compensation committee’s ongoing review.

Deductibility of Executive Compensation

Section 162(m) of the Code denies a federal income tax deduction for certain compensation in excess of $1,000,000 per year paid to the chief executive officer, the chief financial officer, the three other most highly paid executive officers of a publicly traded corporation, and anyone previously subject to Section 162(m). The Company expects the policy of the post-combination company will be to consider the tax impact of its compensation arrangements as one factor, among others, in evaluating and determining the structure, implementation, and amount of awards paid to its executive officers. However, to retain highly skilled executives and remain competitive with other employers, the compensation committee may authorize compensation that would not be deductible under Section 162(m) or otherwise if it determines that such compensation is in the best interests of the post-combination company and its stockholders, and maintaining tax deductibility will not be the sole consideration taken into account in determining what compensation arrangements are in our and our stockholders’ best interests. The right to grant compensation that is not deductible is expressly reserved, and the post-combination company may do so.

Director Compensation Following this Business Combination

Following the completion of the Business Combination, the post-combination company’s compensation committee will determine the annual compensation to be paid to the members of our Board.

DESCRIPTION OF SECURITIES

The following summary of the material terms of the post-combination company’s securities following the Business Combination is not intended to be a complete summary of the rights and preferences of such securities. Because it is only a summary, it may not contain all the information that is important to you. We urge you to read the proposed second amended and restated charter in its entirety for a complete description of the rights and preferences of the Company’s securities following the Business Combination. The proposed second amended and restated charter is described in the sections entitled “Proposal No. 2—Classification of the Board of Directors” and “Proposal No. 3—Approval of Additional Amendments to Current Certificate of Incorporation in Connection with the Business Combination”, and the full text of the proposed second amended and restated charter is appended as Annex C to this proxy statement.

General

Pursuant to the proposed second amended and restated charter, the post-combination company is authorized to issue 100,000,000 shares of Common Stock, par value $0.0001 per share and 1,000,000 shares of preferred stock, par value $0.0001 per share. As of the date of this proxy statement, 11,636,542 shares of Common Stock are outstanding. No shares of preferred stock are currently outstanding.

Common Stock

Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Unless specified in the proposed second amended and restated charter, or as required by applicable provisions of the DGCL or applicable stock exchange rules, the affirmative vote of a majority of our shares of Common Stock that are voted is required to approve any such matter voted on by our stockholders. Our stockholders are entitled to receive ratable dividends when, as and if declared by the Board out of funds legally available therefor.

Our Board is currently elected each year at our annual meeting of stockholders. If our stockholders approve the second amended and restated charter at the special meeting, our Board will be divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares eligible to vote for the election of directors can elect all of the directors.

In accordance with NYSE corporate governance requirements, we are not required to hold an annual meeting until one year after our first fiscal year end following our listing on NYSE. Our fiscal year end is September 30 but if the Business Combination is approved, we intend to transition to a December 31 fiscal year end. Under Section 211(b) of the DGCL, we are, however, required to hold an annual meeting of stockholders for the purposes of electing directors in accordance with the second amended and restated charter unless such election is made by written consent in lieu of such a meeting.

In the event of a liquidation, dissolution or winding up of the Company after the Business Combination, our stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the Common Stock. Our stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the Common Stock, except that we will provide our public stockholders with the opportunity to redeem their public shares for cash equal to their pro rata share of the aggregate amount then on deposit in the trust account, including interest (which interest shall be net of taxes payable by us) upon the completion of the Business Combination, subject to the limitations described in this proxy statement.

Our stockholders have no conversion, preemptive or other subscription rights. Public stockholders who sell or convert their stock into their share of the Trust Account still have the right to convert the rights and exercise the warrants that they may hold.

Preferred Stock

There are no shares of preferred stock outstanding. Our proposed second amended and restated certificate of incorporation authorizes the issuance of 1,000,000 shares of preferred stock with such designation, rights and preferences as may be determined from time to time by our Board. No shares of preferred stock are being issued or registered in connection with the Business Combination. Accordingly, our Board is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of Common Stock. However, the underwriting agreement for the Company’s IPO prohibits the Company, prior to the Business Combination, from issuing preferred stock which participates in any manner in the proceeds of the Trust Account, or which votes as a class with the Common Stock on the Business Combination. The Company is permitted under the terms of our Current Charter to issue some or all of the preferred stock to effect the Business Combination, however, the Stock Purchase Agreement does not contemplate any such issuance of preferred stock. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of us. Although the Company does not currently intend to issue any shares of preferred stock, the Company cannot assure you that the Company will not do so in the future.

Rights

Each holder of a right will receive one-tenth of one share of Common Stock upon consummation of the Business Combination, even if the holder of such right redeems all shares of Common Stock held by it in connection with the initial business combination. No additional consideration will be required to be paid by a holder of rights in order to receive its additional shares upon consummation of the Business Combination, as the consideration related thereto has been included in the unit purchase price paid for by investors in the Company’s IPO. We intend to commence the Rights Tender Offer to purchase up to 14,375,000 of our public rights at a purchase price that is still to be determined, subject to certain conditions, including that the Stock Purchase Agreement is not terminated for any reason. However, we also intend to enter into an agreement with a holder of 5,482,694 of these public rights to purchase the shares into which this holder’s public rights (which may be as many as 10,000,000 public rights) convert at the time of the Business Combination. This agreement will provide that the purchase will occur at the later of January 1, 2020 or 60 days after the closing of the Business Combination. As a result, the public rights held by such holder would not be tendered in response to the Rights Tender Offer.

If the Company is unable to complete the Business Combination by December 12, 2019 and it liquidates the funds held in the Trust Account, holders of rights will not receive any such funds with respect to their rights, nor will they receive any distribution from our assets held outside of the Trust Account with respect to such rights, and the rights will expire worthless.

As soon as practicable upon the consummation of the Business Combination, the Company will direct registered holders of the rights to return their rights to our rights agent. Upon receipt of the rights, the rights agent will issue to the registered holder of such rights the number of full shares of Common Stock to which it is entitled. The Company will notify registered holders of the rights to deliver their rights to the rights agent promptly upon consummation of the Business Combination and have been informed by the rights agent that the process of converting their rights for shares of Common Stock should take no more than a matter of days. The foregoing conversion of rights is solely ministerial in nature and is not intended to provide us with any means of avoiding our obligation to issue the shares underlying the rights upon consummation of the Business Combination. Other than confirming that the rights delivered by a registered holder are valid, the Company will have no ability to avoid delivery of the shares underlying the rights. Nevertheless, there are no contractual penalties for failure to deliver securities to the holders of the rights upon consummation of the Business Combination. Additionally, in no event will the Company be required to net cash settle the rights. Accordingly, the rights may expire worthless.

The shares issuable upon exchange of the rights will be freely tradable (except to the extent held by affiliates of ours). The Company will not issue fractional shares upon exchange of the rights. If, upon exchange of the rights, a holder would be entitled to receive a fractional interest in a share, the Company will pay in cash the fair value of fractions of a share as of the time when those entitled to receive such fractions are determined.

Warrants

There are 11,154,942 warrants outstanding, of which 10,781,250 are public warrants and 373,692 are private placement warrants. Each whole warrant entitles the registered holder to purchase one share of Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time after the completion of the Business Combination. Only whole warrants are exercisable. The public warrants will expire at 5:00 p.m., New York City time, on the fifth anniversary of our completion of the IPO, or earlier upon redemption.

No public warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the warrant shares issuable upon exercise of the warrants and a current prospectus relating to such warrant shares. Notwithstanding the foregoing, if a registration statement covering the issuance of the warrant shares issuable upon exercise of the public warrants is not effective within 90 days from the closing of the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. If an exemption from registration is not available, holders will not be able to exercise their warrants on a cashless basis.

The private placement warrants are identical to the public warrants except that such private placement warrants will be exercisable for cash (even if a registration statement covering the issuance of the warrant shares issuable upon exercise of such warrants is not effective) or on a cashless basis, at the holder’s option, and will not be redeemable by us, in each case so long as they are still held by the Founders or their affiliates. In addition, any private placement warrants held by Cowen, Mr. Silverberg and Mr. Bernstein shall not be exercisable more than five years from the effective date of the Company’s IPO.

Once the warrants become exercisable, the Company may redeem the outstanding warrants (excluding the private placement warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption, which the Company refers to as the 30-day redemption period; and

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if, and only if, the last reported sale price of the Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the warrants unless a registration statement under the Securities Act covering the issuance of the warrant shares underlying the warrants to be so redeemed is then effective and a current prospectus relating to those warrant shares is available throughout the 30-day redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the warrants become redeemable by the Company, it may exercise our redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the foregoing conditions are satisfied and the Company issues a notice of redemption, each warrant holder may exercise his, her or its warrants prior to the scheduled redemption date. However, the price of the shares of

Common Stock may fall below the $18.00 trigger price (as adjusted) as well as the $11.50 exercise price (as adjusted) after the redemption notice is issued.

The redemption criteria for our warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the exercise price so that if the share price declines as a result of our redemption call, the redemption will not cause the share price to drop below the exercise price of the warrants.

If the Company calls the warrants for redemption as described above, our management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In making such determination, our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of warrant shares issuable upon exercise of outstanding warrants. In such event, the holder would pay the exercise price by surrendering the warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of warrant shares underlying the warrants to be so exercised, and the difference between the exercise price of the warrants and the fair market value by (y) the fair market value.

A holder of a warrant may notify the Company in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of common stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of Common Stock. A rights offering to holders of Common Stock entitling holders to purchase shares of Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Common Stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Common Stock, in determining the price payable for Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Common Stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if the Company, at any time while the warrants are outstanding and unexpired, pays a dividend or make a distribution in cash, securities or other assets to the holders of Common Stock on account of such shares of Common Stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the Redemption Rights of the holders of Common Stock in connection with a Business Combination, (d) as a result of the repurchase of shares of Company Stock if the Business Combination is presented to the stockholders of the Company for approval, or (e) in connection with the redemption of our public shares upon our failure to complete the Business Combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of common stock in respect of such event.

If the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Common Stock.

Whenever the number of shares of Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than those described above or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by the Company in connection with Redemption Rights held by Company stockholders as provided for in the proposed second amended and restated charter or as a result of the repurchase of shares of Common Stock by us if the Business Combination is presented to the stockholders of the Company for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding shares of Common Stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. Additionally, if less than 70% of the consideration receivable by the holders of Common Stock in such a transaction is payable in the form of Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant in order to determine and realize the option value component of the warrant. This formula is to compensate the warrant holder for the loss of the option value portion of the warrant due to the requirement that the warrant holder exercise the warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.

Dividends

The Company has not paid any cash dividends on our common stock to date and do not intend to pay cash dividends prior to the completion of our Business Combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of our Business Combination. The payment of any cash dividends subsequent to our Business Combination will be within the discretion of our Board at such time. In addition, our Board is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. Further, if the Company incurs any indebtedness, our ability to declare dividends may be limited by restrictive covenants the Company may agree to in connection therewith.

Our Transfer Agent, Rights Agent and Warrant Agent

The transfer agent for our Common Stock, rights agent for our rights and warrant agent for our warrants is Continental Stock Transfer & Trust Company. The Company has agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent, rights agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Certain Anti-Takeover Provisions of Delaware Law, the Company’s Charter and Bylaws

Our Current Charter contains certain requirements and restrictions that will apply to the Company until the completion of the Company’s initial business combination, which would be the Business Combination if consummated. Prior to the consummation of the initial business combination, these provisions cannot be amended without the approval of the holders of at least 65% of the Common Stock then outstanding. The approval of the Charter Amendment Proposals only require the approval by the holders of a majority of the Common Stock as this amendment would occur concurrent with the completion of the initial business combination. Our Initial Stockholders, who collectively beneficially own 35.12% of Common Stock, will participate in any vote to amend our Current Charter and will have the discretion to vote in any manner they choose. Specifically, our Current Charter provides, among other things, that:

•

our public stockholders have the opportunity to redeem, if such holders elect to do so, all or a portion of their public shares upon the completion of our initial business combination, which would be the Business Combination if consummated, at a per-share price which is payable in cash and, in the event the public shares are redeemed are in connection with a stockholder vote on the proposed initial business combination, such as the Business Combination, is equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the Trust Account as of two (2) business days prior to the consummation of the initial Business Combination, including interest not previously released to the Company to pay its taxes, by (b) the total number of then outstanding public shares.

•

unlike many blank check companies that hold stockholder votes and conduct proxy solicitations in conjunction with their initial business combinations and provide for related redemptions of public shares for cash upon completion of such initial business combinations even when a vote is not required by law, if a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to our Current Charter and subject to lawfully available funds therefor, conduct the redemptions pursuant to the tender offer rules of the SEC, and file tender offer documents with the SEC prior to completing our initial business combination, which would be the Business Combination if consummated. Our Current Charter requires these tender offer documents to contain substantially the same financial and other information about such initial business combination and the Redemption Rights as is required under the SEC’s proxy rules. If, however, a stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or other legal reasons, it will, like many blank check companies, offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules.

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if the Company seeks stockholder approval, we will complete our initial business combination, which would be the Business Combination if consummated, only if a majority of the shares of Common Stock voting at a stockholder meeting are voted in favor of the business combination. However, the participation of our Founders, officers, directors, advisors or their affiliates in privately-negotiated transactions (as described in this proxy statement), if any, could result in the approval of our business combination even if a majority of our public stockholders vote, or indicate their intention to vote, against such business combination.

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if the Company seeks stockholder approval of our initial business combination and it does not conduct redemptions in connection with the Business Combination pursuant to the tender offer rules, our Current Charter provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking Redemption Rights with respect to more than an aggregate of 15% of the shares sold in the Company’s IPO. However, the Company would not be restricting our stockholders’ ability to vote all of their shares for or against the Business Combination.

If our stockholders approve the Charter Proposals, our proposed second amended and restate charter will provide that the Board is classified into three classes of directors of approximately equal size. As a result, in most circumstances, a person can gain control of the board only by successfully engaging in a proxy contest at three or more annual meetings. Furthermore, because the Board will be classified, directors may be removed only with cause by a majority of our outstanding shares.

In addition, the proposed second amended and restated charter does not provide for cumulative voting in the election of directors. Our authorized but unissued Common Stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Special Meeting of Stockholders

The proposed second amended and restated charter provide that special meetings of our stockholders may be called only by the Chairman of the Board, our Chief Executive Officer or the Board pursuant to a resolution adopted by a majority of the Board. Stockholders of the Company are not eligible and have no right to call a special meeting.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our Bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by the Company’s Secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the open of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained in the annual proxy statement. The proposed second amended and restated charter specifies certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders. Our Bylaws also specify certain requirements as to the form and content of a stockholder’s notice for an annual meeting. Specifically, a stockholder’s notice must include: (i) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event such business includes a proposal to amend the bylaws, the language of the proposed amendment) and the reasons for conducting such business at the annual meeting, (ii) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (iii) the class or series and number of shares of our capital stock that are owned beneficially and of record by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made, (iv) a description of all arrangements or understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and any other person or persons (including their names) in connection with the proposal of such business by such stockholder, (v) any material interest of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made in such business and (vi) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the annual meeting to bring such business before the meeting. These notice requirements will be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified the Company of such stockholder’s intention to present such proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) of the Exchange Act, and such stockholder has complied with the requirements of such rule for inclusion of such proposal in a proxy statement prepared by us to solicit proxies for such annual meeting. The foregoing provisions may limit our stockholders’ ability to bring matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Securities Eligible for Future Sale

The Company has 11,636,542 shares of Common Stock outstanding as of the date hereof. Of these shares, the 7,549,536 public shares are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act (“Rule 144”). All of the remaining 4,087,006 outstanding shares (including all 498,256 private placement units and their component Shares) are, and any shares of Common Stock issued to the Sellers in connection with the Business Combination (including upon conversion of rights) will be, restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of our Common Stock or warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) the Company is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as the Company was required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our Common Stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of Common Stock then outstanding; or

•	the average weekly reported trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, our Initial Stockholders will be able to sell their Founder Shares and private placement shares and private placement warrants and the Sellers will be able to sell the Common Stock received as consideration in the Business Combination, as applicable, pursuant to Rule 144 without registration one year after the Company has completed the Business Combination.

Section 203 of the DGCL

The Company will be subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

•	an affiliate of an interested stockholder; or

•	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

•	our Board approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•

after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•

on or subsequent to the date of the transaction, the business combination is approved by our Board and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Listing of Securities

The Company intends to apply to continue the listing of our Common Stock and warrants on NYSE under the symbols “KLR” and “KLR WS” respectively, upon the Closing. Our units, which currently are traded on NYSE under the symbol “GIG.U” will cease to be traded upon Closing and, instead, such units will be separated into the public shares and public warrants, which will trade as independent securities as described above.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information known to the Company regarding (i) the actual beneficial ownership of our Common Stock as of the record date (pre-Business Combination) and (ii) expected beneficial ownership of our Common Stock immediately following consummation of the Business Combination (post-Business Combination), assuming that no additional public shares of the Company are redeemed, and alternatively the maximum number of shares of the Company are redeemed, by:

•	each person who is, or is expected to be, the beneficial owner of more than 5% of the outstanding shares of our Common Stock;

•	each of our current officers and directors;

•	each person who will become a named officer or director of the post-combination company; and

•	all officers and directors of the Company, as a group, and of the post-combination company, as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership of our Common Stock pre-Business Combination is based on 11,636,542 shares of Common Stock (including Founder Shares) issued and outstanding as of July 31, 2019.

The expected beneficial ownership of shares of our Common Stock post-Business Combination, assuming none of our public shares are redeemed beyond those redeemed on June 5, 2019, has been determined based upon the following: (i) no Company stockholder as of the date of this proxy statement has exercised its Redemption Rights to receive cash from the Trust Account in exchange for their shares of Common Stock and we have not issued any additional shares of our Common Stock and (ii) there will be an aggregate of 20,303,186 shares of our Common Stock (including Founder Shares and 49,826 shares of Common Stock issued in the conversion of 498,256 private rights) issued and outstanding at Closing, which assumes 8,616,819 shares of Common Stock are issued to the Sellers. The expected beneficial ownership does not take into account the conversion of 14,375,000 public rights into 1,437,500 shares of Common Stock which are subject to the Rights Tender Offer, including any shares resulting from the conversion of public rights that we may agree prior to consummation of the Business Combination to purchase at a date following the consummation of the Business Combination, and therefore such public rights would not be tendered in response to the Rights Tender Offer.

The expected beneficial ownership of shares of our Common Stock post-Business Combination assuming maximum redemptions has been determined based on the following: (i) Company stockholders (other than the stockholders listed in the table below) have exercised their Redemption Rights with respect to 6,031,601 shares of our Common Stock, and (ii) there will be an aggregate of 15,836,585 shares of our Common Stock (including Founder Shares and 49,826 shares of Common Stock issued in the conversion of 498,256 private rights) issued and outstanding at the Closing. The expected beneficial ownership does not take into account the conversion of 14,375,000 public rights into 1,437,500 shares of Common Stock which are subject to the Rights Tender Offer, including any shares resulting from the conversion of pubic rights that we may agree prior to consummation of the Business Combination to purchase at a date following the consummation of the Business Combination, and therefore such public rights would not be tendered in response to the Rights Tender Offer.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of Common Stock or warrants beneficially owned by them.

				After the Business Combination
	Before the Business Combination			Assuming No Further Redemption			Assuming Maximum Redemption
	Number of Shares		Approximate % (2)	Number of Shares		Approximate %	Number of Shares		Approximate %
Name and Address of Beneficial Owner (1)
GigAcquisitions, LLC (3)	2,413,007	(4)	20.74%	2.448,607	(5)	12.1%	2,448,607	(5)	15.5%
Gig Founders, LLC (6)	607,056		5.22%	607,056		3.0%	607,056		3.8%
Dr. Avi S. Katz	3,020,063		25.95%	3,055,663		15.1%	3,055,663		19.3%
Brad Weightman	—		*	—		*	—		*
Tara McDonough (17)	—		*	—		*	—		*
Barrett Daniels (7)	—		*	—		*	—		*
Neil Miotto	—		*	—		*	—		*
John Mikulsky	20,000		*	20,000		*	20,000		*
Peter Wang	20,000		*	20,000		*	20,000		*
Jack Porter	20,000		*	20,000		*	20,000		*
Esse Effe S.p.A (10)	—		*	3,453,510	(12)	17.0%	4,705,510	(13)	29.7%
Maya Investments Limited (11)	—		*	4,074,736	(14)	20.1%	4,387,736	(15)	27.7%
Dario Calogero (11)	—		*	4,074,736	(14)	20.1%	4,387,736	(15)	27.7%
Giacomo Dall’Aglio	—		*	141,505	(16)	0.7%	141,505	(16)	0.9%
Julia Pulzone	—		*	—		*	—		*
Simone Fubini (10)	—		*	3,453,510	(12)	17.0%	4,705,510	(13)	29.7%
Matteo Lodrini	—		*	—		*	—		*
All directors and officers as a group prior to the business combination (7 individuals)	3,080,063		26.17%	3,080,063		15.2%	3,080,063		19.5%
All directors and officers as a group following the business combination (8 individuals)	3,020,063		25.95%	10,589,309		52.2%	12,254,814		77.4%
5% or greater beneficial owners
Weiss Asset Management LP (8)	1,422,420		12.22%	1,422,420		7.0%	284,484	(18)	1.8%
Westchester Capital Management, LLC (9)	952,916		8.19%	952,916		4.7%	190,584	(18)	1.2%

*	Less than one percent.
(1)

Unless otherwise indicated, the business address of each of the individuals is 2479 E. Bayshore Road, Suite 200, Palo Alto CA. The address for Esse Eff S.p.A., Maya Investments Limited and the individuals affiliated with Kaleyra who will become officers or directors of the post-combination company is 65 Via Teodosio 20131, Milan, Italy.

(2)	Based on 11,636,542 shares of Common Stock outstanding as of July 31, 2019.
(3)

Represents shares held by our sponsor. The shares held by our sponsor are beneficially owned by Dr. Avi S. Katz, our Executive Chairman, Secretary, President, Chief Executive Officer and Secretary, and the manager of our sponsor, who has sole voting and dispositive power over the shares held by our sponsor.

(4)	Does not include 267,000 shares of Common Stock underlying warrants or 35,600 shares of common stock underlying rights that are not exercisable within 60 days.
(5)	Does not include 267,000 shares of Common Stock underlying warrants that are not exercisable within 60 days.

(6)

Represents shares held by GigFounders, LLC (“GigFounders”). The shares held by GigFounders are beneficially owned by Dr. Avi S. Katz, our Executive Chairman, Secretary, President, Chief Executive Officer and Secretary, and the Managing Member of GigFounders, who has sole voting and dispositive power over the shares held by GigFounders.

(7)	The Company’s former Chief Financial Officer until July 1, 2018.
(8)	222 Berkeley St., 16th Floor, Boston, MA 02116. Ownership is as reported in Schedule 13G/A Amendment No. 1 as filed with the SEC on February 14, 2019.
(9)	100 Summit Drive, Valhalla, NY 10595. Ownership is as reported in Schedule 13G as filed with the SEC on February 12, 2019.
(10)

Esse Effe S.p.A is affiliated with Simone Fubini, and the shares to be received upon the consummation of the Business Combination by it will be beneficially owned by Mr. Fubini, who will be a director of the post-combination company.

(11)

Maya Investments Limited is affiliated with Dario Calogero and the shares to be received upon the consummation of the Business Combination by it will be beneficially owned by Mr. Calogero, who will be Chief Executive Officer and a director of the post-combination company.

(12)	Does not include Esse Effe S.p.A’s contingent right to receive up to 2,512,405 Earnout Shares in accordance with terms of the Stock Purchase Agreement.
(13)	Does not include Esse Effe S.p.A’s contingent right to receive up to 1,260,405 Earnout Shares in accordance with terms of the Stock Purchase Agreement.
(14)	Does not include Maya Investments Limited’s contingent right to receive up to 1,488,286 Earnout Shares in accordance with terms of the Stock Purchase Agreement.
(15)	Does not include Maya Investments Limited’s contingent right to receive up to 1,175,286 Earnout Shares in accordance with terms of the Stock Purchase Agreement.
(16)	Does not include Mr. Dall’Aglio’s contingent right to receive up to 37,903 Earnout Shares in accordance with terms of the Stock Purchase Agreement.
(17)	The Company’s former Chief Financial Officer until August 12, 2019.
(18)	Assumes a redemption of 80% of the holder’s shares, the maximum amount of shares the Company may redeem on a pro rata basis.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company’s Related Party Transactions

Founder Shares

During October 2017, the Founders purchased 4,267,500 Founder Shares for $25,000, or approximately $0.005858 per share. In November and December 2017, the Company canceled 738,750 Founder Shares for no consideration. Additionally, on December 7, 2017, we issued an aggregate of 65,000 Founder Shares solely in consideration of then-future services to each of our independent directors and to Mr. Barrett Daniels, our former Vice President and Chief Financial Officer. As a result, each of Messrs. Mikulsky, Wang and Porter have received 20,000 Founder Shares, and Mr. Daniels received 5,000 Founder Shares, which were cancelled upon Mr. Daniels’s resignation in July 2018. The Founder Shares are identical to the Common Stock included in the units sold in the IPO except that the Founder Shares are subject to certain transfer restrictions, as described in more detail below.

The Founders purchased from the Company an aggregate of 489,500 private placement units at a price of $10.00 per unit in a private placement that occurred prior to the IPO. The Founders also purchased from the Company an aggregate of 8,756 private placement units in a second closing of the private placement that occurred simultaneously with the completion of the second closing of the IPO with the exercise of the over-allotment option. Each private placement unit consists of one share of the Company’s common stock, $0.0001 par value, three-fourths of a private placement warrant, and one private placement right to receive one-tenth of a share of common stock upon the consummation of the Business Combination. Warrants will only be exercisable for whole shares at $11.50 per share. Unlike the public warrants included in the public units sold in the IPO, if held by the original holder or its permitted transferees, the private placement warrants included in the private placement units are not redeemable by the Company and subject to certain limited exceptions, are subject to transfer restrictions until one year following the consummation of the Business Combination. If the private placement warrants are held by holders other than the initial holders or their permitted transferees, the private placement warrants will be redeemable by the Company and exercisable by holders on the same basis as the public warrants included in the units sold in the IPO.

Sponsor Promissory Notes

The Company entered into a promissory note agreement with the sponsor, whereby the sponsor agreed to loan the Company up to an aggregate amount not to exceed $55,000 (“Sponsor Promissory Notes”) to be used for the payment of expenses related to the IPO. The Sponsor Promissory Notes were non-interest bearing, unsecured and were due on the earlier of (i) December 31, 2017 or (ii) December 12, 2017, the date on which the Company completed the IPO. The Sponsor Promissory Notes were repaid in December 2017.

Lock-up Agreements

Subject to certain limited exceptions, our Founders and management team have agreed not to transfer, assign or sell any of their Founder Shares or private placement units, or the securities underlying the private placement units, including the and the common stock underlying the units, until one year after the date of the consummation of the Business Combination. Notwithstanding the foregoing, (1) if the last sale price of our Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, or (2) if post-combination company consummates a liquidation, merger, stock exchange or other similar transaction after the Business Combination which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property, then the aforenamed securities will be released from the lock-up. Permitted transferees would be subject to the same restrictions and other agreements of our initial stockholders with respect to any such securities.

Working Capital Loans

In order to meet our working capital needs, the Founders, executive officers and directors, or their affiliates may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion. Each loan would be evidenced by a promissory note. Up to $1,500,000 of such loans may be convertible into additional units of the post-business combination entity at a price of $10.00 per unit at the option of the lender. The units would be identical to the private placement units. On June 10, 2019, an aggregate of $91,666.67 of working capital loans were made by our Founders, and in connection therewith the Company issued convertible promissory notes which bear no interest and are repayable in full upon the consummation of the Business Combination. On July 10, 2019, our Founders loaned the Company an aggregate of an additional $64,932.77. The initial convertible promissory notes were canceled and exchanged for identical notes in the aggregate amount of $156,599.44. On August 9, 2019, an additional aggregate of $107,499.82 of working capital was loaned to the Company by three of our Founders, and as a result the Company cancelled the reissued notes in the aggregate amount of $66,653.25 that had been issued to those Founders and exchanged those for identical notes in the aggregate amount of $174,153.07. On that date, the Company also issued new convertible promissory notes in an identical form in the aggregate amount of $145,068.37 to certain members of Sponsor who loaned money to the Company for its working capital needs. Notes issued on July 10, 2019 to Sponsor in the amount of $89,946.19 remain outstanding. All of the notes will be repaid concurrent with the consummation of the Business Combination.

Registration Rights Agreement

Pursuant to the terms of the Existing Registration Rights Agreement, the holders of our Founder Shares issued and outstanding, as well as the holders of the private placement units and any units the Founders, officers, directors or their affiliates may be issued in payment of working capital loans made to us (and all underlying securities), are entitled to registration rights. The holders of a majority of these securities are entitled to make up to two demands that we register such securities. The holders of the majority of the shares issued or issuable to the Initial Stockholders can elect to exercise these registration rights at any time commencing with the consummation of the Business Combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our consummation of the Business Combination. Notwithstanding the foregoing, Cowen, Messrs. Silverberg and Bernstein may not exercise their demand and “piggyback” registration rights after five and seven years, respectively, after the effective date of the registration statement, December 12, 2017 and may not exercise their demand rights on more than one occasion. The Company will bear the expenses incurred in connection with the filing of any such registration statements. See also the section entitled “Proposal No. 1—Approval of the Business Combination—Related Agreements—Registration Rights Agreement” for a discussion regarding how the Registration Rights Agreement is amending these registration rights.

Services Agreement

The Sponsor has agreed that, commencing on the effective date of the registration statement, December 7, 2017, through the earlier of our consummation of the Business Combination or our liquidation, it will make available to the Company certain general and administrative services, including office space, utilities and administrative support, as the Company may require from time to time. The Company has agreed to pay the Sponsor an aggregate of $20,000 per month for these services. Dr. Avi S. Katz, our President, Chief Executive Officer, Secretary and Executive Chairman of the Board, is the manager of the Sponsor. In addition, he and Mr. Miotto, one of our independent directors, have formed a partnership, which is also managed by Dr. Katz and which has a financial and voting interest in the Sponsor that entitles this partnership to participate in any economic return that the Sponsor receives for its investment in the Company in accordance with terms negotiated with the other holders of financial and voting interests in the Sponsor. Accordingly, they will benefit from the transaction to the extent of their interest in the Sponsor. However, this arrangement is solely for our benefit and is not intended to provide our officers or directors compensation in lieu of a salary. We believe, based on rents and fees for similar services in the San Francisco Bay Area, that the fee charged by the Sponsor is at least as favorable as we could have obtained from an unaffiliated person. We have paid $340,968, pursuant to this agreement through the date of this proxy statement.

Strategic Services Agreements

On October 10, 2017, we entered into a Strategic Services Agreement with Barrett Daniels, our former Vice President and Chief Financial Officer, which was effective through July 1, 2018, Mr. Daniels’s last day providing services for the Company. Mr. Daniels was paid an hourly rate of $300 per hour for his services. Mr. Daniels was paid a total of $59,004 pursuant to his Strategic Services Agreement. On July 1, 2018 we entered into a Strategic Services Agreement with Tara McDonough, our former Vice President and Chief Financial Officer, which was effective through August 12, 2019, Ms. McDonough’s last day providing services for the Company. Ms. McDonough was paid at an hourly rate of $175 per hour. Ms. McDonough was paid a total of $144,420 pursuant to her Strategic Services Agreement. On August 6, 2019, we entered into a Strategic Services Agreement with Brad Weightman, our current Vice President and Chief Executive Officer. Mr. Weightman is paid $5,000 per month.

Consulting Services Agreement

During the year ended September 30, 2018, the Company purchased consulting services in the amount of $14,400 from Sentienz Inc., a technology solutions company. No consulting services have been purchased since then. Mr. Porter, a member of our Board, is the Executive Chairman of Sentienz Inc. The fees paid were comparable to fees charged for similar services by other technology solutions companies.

Promissory Notes

The Company’s IPO prospectus and Current Charter provided that the Company had until March 12, 2019 (the date which was 15 months after the consummation of the IPO) to complete the Business Combination. The Current Charter permitted the Company to extend such 15 month period an additional 3 months if the Founders deposited an amount equal to the aggregate total of $0.10 per public share. On March 6, 2019, the Company issued four unsecured promissory notes in the aggregate principal amount of $1,437,500, representing $0.10 per public share, to the Founders. The Founders deposited such aggregate funds into the Trust Account, and as a result, the period of time the Company had to consummate the Business Combination and the date for cessation of operations of the Company if the Company has not completed the Business Combination was extended from March 12, 2019 to June 12, 2019. Subsequent to that extension, the Company amended the Current Charter on June 5, 2019, to further extend the date for consummation of the Business Combination from June 12, 2019 to December 12, 2019. In connection with such additional extension, the Founders agreed in the aggregate to deposit an additional $240,000 into the Trust Account by the 12th day of each month, beginning with June 12, 2019. On each of June 10, 2019, July 10, 2019, August 9, 2019 and September 9, 2019 our Founders or their affiliates deposited an aggregate principal amount of $240,000 into the trust account for each such monthly extension, for a total aggregate deposit of $960,000 into the trust account. Our Founders or their affiliates were issued unsecured promissory notes in the aggregate total amount of $960,000 for such extensions. All of the promissory notes issued in conjunction with these extensions bear no interest and are repayable in full upon the consummation of the Business Combination.

Other than the foregoing, no compensation or fees of any kind, including finder’s, consulting fees and other similar fees, will be paid to the Sponsor, members of our management team or their respective affiliates, for services rendered prior to or in connection with the consummation of the Business Combination (regardless of the type of transaction that it is). However, such individuals will receive the repayment of any loans from the Sponsor, officers and directors for working capital purposes and reimbursement for any out-of-pocket expenses incurred by them in connection with activities on our behalf, such as identifying potential target businesses, performing business due diligence on suitable target businesses and business combinations as well as traveling to and from the offices, plants or similar locations of prospective target businesses to examine their operations. There is no limit on the amount of out-of-pocket expenses reimbursable by us.

After the Business Combination, members of our management team who remain with us may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to stockholders, to the extent then known, in the proxy solicitation materials furnished to our stockholders. It is unlikely the amount of such compensation will be known at the time of a stockholder meeting held to consider the Business Combination, as it will be up to the directors of the post-combination business to determine executive and director compensation. In this event, such compensation will be publicly disclosed at the time of its determination in a Current Report on Form 8-K, as required by the SEC.

All ongoing and future transactions between us and any of our officers and directors or their respective affiliates will be on terms believed by us to be no less favorable to us than are available from unaffiliated third parties. Such transactions will require prior approval by a majority of our uninterested “independent” directors or the members of our Board who do not have an interest in the transaction, in either case who had access, at our expense, to our attorneys or independent legal counsel. We will not enter into any such transaction unless our disinterested “independent” directors determine that the terms of such transaction are no less favorable to us than those that would be available to us with respect to such a transaction from unaffiliated third parties

The Company’s Related Party Transactions Following the Business Combination

Agreements with Affiliates of Kaleyra

Following the Business Combination, certain of the existing agreements described under “Kaleyra Related Party Transactions” will continue in effect.

Founder Shares Agreement

The Founders entered into the Founder Shares Agreement with the Company, Kaleyra and the Sellers’ Representative on February 22, 2019, with regard to their Founder Shares.

Pursuant to the terms of the Founder Shares Agreement, each Founder agreed that a portion of the Founder Shares will be forfeited in the event that either the 2019 Earn-Out Shares or the 2020 Earn-Out Shares are not issued in full. See the section entitled “Proposal No. 1—Approval of the Business Combination—Related Agreements—Founder Shares Agreement” for a detailed description of the Founder Shares Agreement and the potential forfeiture of the 2019 Earn-Out Shares and the 2020 Earn-Out Shares.

Registration Rights Agreement

On December 7, 2017, the Company and certain holders of Common Stock entered into the Existing Registration Rights Agreement. Under the terms of the Stock Purchase Agreement, and upon the Closing, the parties to the Existing Registration Rights Agreement will amend and restate the Existing Registration Rights Agreement by entering into the Registration Rights Agreement to add Sellers who receive shares of securities of the Company. Pursuant to the Registration Rights Agreement, such Sellers and their transferees (if any) will be granted certain rights, including but not limited to, the right to request registration for resale under the Securities Act, of securities of the Company received by Sellers pursuant to the Purchase Agreement, subject to certain conditions set forth in the Registration Rights Agreement.

Kaleyra Related Party Transactions

Solutions Infini and Buc Mobile Acquisitions

Kaleyra acquired Solutions Infini in 2017 and Buc Mobile in 2018. The consideration for both acquisitions was partially paid in cash at closing, with a portion deferred to futures dates. The outstanding obligations of the deferred consideration due to the selling shareholders that are also executive managers of Kaleyra for the Buc Mobile and the Solutions Infini acquisitions is $4,550 thousand and $4,395 thousand and $1,629 thousand, as of June 30, 2019 and as of December 31, 2018 and 2017, respectively.

As a part of the Solutions Infini purchase agreement, Kaleyra assumed the obligation to purchase preference shares from certain executive managers of Solutions Infini in 2020 at a variable price determined based upon the target EBITDA of Solutions Infini expected for the year ending March 31, 2020. From an accounting perspective, these preference shares represent compensation for future services for the eligible employees. The outstanding obligation for preference shares due to Kaleyra’s executive managers was of $1,730 thousand and $1,339 thousand as of June 30, 2019 and December 31, 2018 (zero as of December 31, 2017). During the six months ended June 30, 2019 and the year ended December 31, 2018, Kaleyra incurred $288 thousand and $188 thousand, respectively of compensation expense for executive managers, relating to preference shares (zero in the year ended December 31, 2017).

Consulting Agreement

On January 9, 2017, Kaleyra entered into a consulting services agreement with Esse Effe, a company incorporated in Italy in which Kaleyra holds interests through a member of its Board of Directors. The agreement with Esse Effe was terminated on December 31, 2018. Costs incurred by Kaleyra for the above consulting services were of $118 thousand and $113 thousand in the years ended December 31, 2018 and 2017, respectively. The outstanding amount due by Kaleyra to Esse Effe was of $35 thousand and $37 thousand as of December 31, 2018 and 2017, respectively.

Legal Services

During the years ended December 31, 2018 and 2017, Kaleyra purchased legal services by a partner of Studio Legale Chiomenti who is a family member of a key manager of Kaleyra. Costs incurred by Kaleyra for the above legal services were $204 thousand and $200 thousand in the years ended December 31, 2018 and 2017, respectively, and $64 thousand for the six months ended June 30, 2019.

Loans

During 2017 and 2018 Kaleyra granted personal loans to certain directors and executive managers that, at December 31, 2018 were also shareholders of Kaleyra. The outstanding amount of these loans was $67 thousand and $40 thousand as of December 31, 2018 and 2017, respectively. The Company earned interest income on such loans of $0.7 thousand and $0.1 thousand for the years ended December 31, 2018 and 2017, respectively.

Employee Relationships

In 2016, Alessandra Levy, the spouse of Kaleyra’s Chief Executive Officer, Dario Calogero, joined Kaleyra as an employee. Kaleyra was awarded certain contracts for services previously provided by Ms. Levy while employed by a prior company. These contracts had a cumulative value of $481 thousand through 2018. Ms. Levy received no remuneration from Kaleyra or any third parties for her role in assisting Kaleyra in obtaining the contracts. In 2018, these contracts were completed. Ms. Levy received salary and benefits in the amount of $128 thousand for the six months ended June 30, 2019. From 2016 to 2018 Ms. Levy was paid salary and benefits in the total amount of $638 thousand.

Policies and Procedures for Related Party Transactions

Our Code of Ethics requires the Company to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except under guidelines approved by the Board (or the audit committee). Related-party transactions are defined as transactions in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) we or any of our subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of our shares of common stock, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position. The post-combination company will maintain our Code of Ethics and have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time.

Our audit committee, pursuant to its written charter, is responsible for reviewing and approving related-party transactions to the extent we enter into such transactions. The audit committee will consider all relevant factors when determining whether to approve a related party transaction, including whether the related party transaction is on terms no less favorable to us than terms generally available from an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. No director may participate in the approval of any transaction in which he is a related party, but that director is required to provide the audit committee with all material information concerning the transaction. The Company also requires each of our directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

To further minimize conflicts of interest, the Company has agreed not to consummate a business combination with an entity that is affiliated with any of the sponsor or management team including (i) an entity that is either a portfolio company of, or has otherwise received a material financial investment from, any private equity fund or investment company (or an affiliate thereof) that is affiliated with any of the foregoing, (ii) an entity in which any of the foregoing or their affiliates are currently passive investors, (iii) an entity in which any of the foregoing or their affiliates are currently officers or directors, or (iv) an entity in which any of the foregoing or their affiliates are currently invested through an investment vehicle controlled by them, unless we have obtained an opinion from an independent investment banking firm, or another independent entity that commonly renders valuation opinions on the type of target business we are seeking to acquire, and the approval of a majority of our disinterested independent directors that the business combination is fair to our unaffiliated stockholders from a financial point of view. The Business Combination satisfies all requirements set forth in this paragraph.

PRICE RANGE OF SECURITIES AND DIVIDENDS

The Company

Price Range of the Company’s Securities

Our units began trading on the NYSE under the symbol “GIG.U” on December 8, 2017. On January 16, 2018, the Company announced that the holders of the Company’s units may elect to separately trade the securities underlying such units. On January 17, 2018, our shares of common stock, warrants and rights began trading on the NYSE under the symbols “GIG”, “GIG.WS” and “GIG.RT” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Each warrant entitles the holder to purchase one common share at a price of $11.50. Warrants may only be exercised for whole shares and will become exercisable on the later of 30 days after the completion of our initial business combination or December 12, 2018. Our warrants expire five years after the completion of our initial business combination or earlier upon redemption or liquidation.

The following table sets forth, for the calendar quarter indicated, the high and low sales prices per unit, Common Stock, warrant and rights as reported on NYSE for the periods presented.

	Units (GIG.U)		Common Stock (GIG)		Warrants (GIG.WS)		Rights (GIG.RT)
	High	Low	High	Low	High	Low	High	Low
Year ended September 30, 2018:
Quarter ended December 31, 2017 (1)	$10.10	$9.94	$—	$—	$—	$—
Quarter ended March 31, 2018 (2)	$10.40	$10.00	$9.72	$9.64	$0.58	$0.27	$0.95	$0.30
Quarter ended June 30, 2018	$10.58	$10.35	$9.99	$9.70	$0.51	$0.35	$0.45	$0.33
Quarter ended September 30, 2018	$10.85	$10.43	$10.08	$9.76	$0.50	$0.43	$0.53	$0.39
Year ended September 30, 2019
Quarter ended December 31, 2018	$10.79	$10.35	$10.15	$9.95	$0.50	$0.17	$0.58	$0.1886
Quarter ended March 31, 2019	$10.95	$10.53	$10.24	$10.05	$0.30	$0.16	$0.65	$0.16
Quarter ended June 30, 2019	$11.03	$10.50	$10.41	$10.15	$0.30	$0.19	$0.642	$0.33

(1)	Beginning on December 8, 2017, with respect to GIG.U.
(2)	Beginning on January 17, 2018 with respect to GIG, GIG.WS and GIG.RT.

On February 25, 2019, the trading date before the public announcement of the Business Combination, the Company’s public units, Common Stock, warrants and rights closed at $10.56, $10.15, $0.2299 and $0.20, respectively.

Dividend Policy of the Company

The Company have not paid any cash dividends on our shares of Common Stock to date and do not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any dividends subsequent to the Business Combination will be within the discretion of the post-combination company’s board of directors. It is the present intention of our Board to retain all earnings, if any, for use in our business operations and, accordingly, our board does not anticipate declaring any dividends in the foreseeable future.

Kaleyra

Price Range of Kaleyra Securities

Historical market price information regarding Kaleyra is not provided because there is no public market for Kaleyra’s Ordinary shares. For information about distributions paid by Kaleyra to its holders of Ordinary Shares, please see the sections entitled “Kaleyra’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Sources and Uses of Cash.”

APPRAISAL RIGHTS

Appraisal rights are not available to holders of our shares of Common Stock in connection with the Business Combination.

HOUSEHOLDING INFORMATION

Pursuant to the rules of the SEC, unless we have received contrary instructions, we are permitted to send a single copy of this proxy statement to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce our expenses. However, if stockholders prefer to receive multiple sets of our disclosure documents at the same address this year or in future years, the stockholders should follow the instructions described below. Similarly, if an address is shared with another stockholder and together both of the stockholders would like to receive only a single set of our disclosure documents, the stockholders should follow these instructions:

•

If the shares are registered in the name of the stockholder, the stockholder should contact us at our offices at c/o GigCapital, Inc., 2479 E. Bayshore Rd., Suite 200, Palo Alto, CA 94303 Attention: Secretary or by telephone at (650) 276-7040, to inform us of his or her request; or

•	If a bank, broker or other nominee holds the shares, the stockholder should contact the bank, broker or other nominee directly.

TRANSFER AGENT AND REGISTRAR

The transfer agent for our securities is Continental Stock Transfer & Trust Company.

SUBMISSION OF STOCKHOLDER PROPOSALS

Our Board is aware of no other matter that may be brought before the Special Meeting. Under Delaware law, only business that is specified in the notice of Special Meeting to stockholders may be transacted at the Special Meeting.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read the Company’s SEC filings, including this proxy statement, over the Internet at the SEC’s website at http://www.sec.gov. You may also obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549.

If you would like additional copies of this proxy statement or if you have questions about the Business Combination or the proposals to be presented at the Special Meeting, you should contact the Company at the following address and telephone number:

GigCapital, Inc.

2479 E. Bayshore Rd., Suite 200

Palo Alto, CA 94303

Tel: (650) 276-7040

You may also obtain these documents by requesting them in writing or by telephone from the Company’s proxy solicitation agent at the following address and telephone number:

MacKenzie Partners, Inc.

1407 Broadway, 27th Floor

New York, NY 10018

Telephone: (212) 929-5500 (Call Collect)

or

Call Toll-Free: (800) 322-2885

E-mail: proxy@mackenziepartners.com

If you are a stockholder of the Company and would like to request documents, please do so by one week prior to the Special Meeting, in order to receive them before the Special Meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

All information contained in this proxy statement relating to the Company has been supplied by the Company, and all such information relating to Kaleyra has been supplied by Kaleyra. Information provided by either the Company or Kaleyra does not constitute any representation, estimate or projection of any other party.

This document is a proxy statement of the Company for the Special Meeting. We have not authorized anyone to give any information or make any representation about the Business Combination, the Company or Kaleyra that is different from, or in addition to, that contained in this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement speaks only as of the date of this proxy statement, unless the information specifically indicates that another date applies.

GIGCAPITAL, INC.

Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of GigCapital, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of GigCapital, Inc. (a Delaware corporation) (the “Company”) as of September 30, 2018, and the related statements of operations, stockholders’ equity, and cash flows for the period from October 9, 2017 (date of inception) to September 30, 2018, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2018, and the results of its operations and its cash flows for period from October 9, 2017 (date of inception) to September 30, 2018, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Uncertainty

The accompanying financial statements have been prepared assuming that GigCapital, Inc. will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has no present revenue, its business plan is dependent on the completion of a financing and the Company’s cash and working capital are not sufficient to complete its planned activities for the upcoming year. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ BPM LLP

We have served as the Company’s auditor since 2017.

San Jose, California

December 6, 2018

GigCapital, Inc.

Balance Sheet

September 30, 2018
ASSETS
Current assets
Cash	$597,268
Receivable from related party	6,229
Prepaid expenses	110,439

Total current assets	713,936
Cash and marketable securities held in trust account	144,964,309
Interest receivable on cash and marketable securities held in trust account	221,157

TOTAL ASSETS	$145,899,402

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$64,581
Accrued liabilities	772,840
Other current liabilities	221,865

Total current liabilities	1,059,286

Commitments and contingencies (Note 5)
Common stock subject to possible redemption, 14,309,217 shares at a redemption value of $10.00 per share	139,840,115

Stockholders’ equity
Preferred stock, par value of $0.0001 per share; 1,000,000 shares authorized; none issued or outstanding	—
Common stock, par value of $0.0001 per share; 100,000,000 shares authorized; 4,152,789 shares issued and outstanding (excluding 14,309,217 shares subject to possible redemption)	415
Additional paid-in capital	5,664,971
Accumulated deficit	(665,385)

Total stockholders’ equity	5,000,001

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$145,899,402

The accompanying notes are an integral part of these financial statements.

GigCapital, Inc.

Statement of Operations

Period from October 9, 2017 (Date of Inception) through September 30, 2018
Revenues	$—
General and administrative expenses	1,879,526

Loss from operations	(1,879,526)
Other income
Interest income on cash and marketable securities held in trust account	1,814,589

Loss before provision for income taxes	(64,937)
Provision for income taxes	(600,448)

Net loss	$(665,385)

Weighted-average common shares outstanding, basic and diluted	4,048,626

Net loss per share common share, basic and diluted (Note 2)	$(0.40)

The accompanying notes are an integral part of these financial statements.

GigCapital, Inc.

Statement of Stockholders’ Equity

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Stockholders’ Equity
	Shares	Amount
Balance as of October 9, 2017 (inception)		$—	$—	$—	$—
Sale of common stock to Founders at $0.005858 per share	4,267,500	427	24,573	—	25,000
Sale of common stock to Founders in private placement at $10 per share	498,256	49	4,982,511	—	4,982,560
Forfeiture or cancellation of shares	(743,750)	(75)	75	—	—
Issuance of Insider shares for no consideration	65,000	7	(7)	—	—
Sale of common stock in Initial Public Offering	12,500,000	1,250	124,998,750	—	125,000,000
Sale of common stock in Over-Allotment Option	1,875,000	188	18,749,812	—	18,750,000
Shares subject to redemption	(14,309,217)	(1,431)	(143,090,743)	—	(143,092,174)
Net loss	—	—	—	(665,385)	(665,385)

Balance as of September 30, 2018	4,152,789	$415	$5,664,971	$(665,385)	$5,000,001

The accompanying notes are an integral part of these financial statements.

GigCapital, Inc.

Statement of Cash Flows

Period from October 9, 2017 (Date of Inception) through September 30, 2018
Operating Activities
Net loss	$(665,385)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on cash and marketable securities held in Trust account	(1,593,432)
Interest receivable on cash and marketable securities held in Trust account	(221,157)
Change in operating assets and liabilities:
Receivable from related party	(6,229)
Prepaid expenses	(110,439)
Accounts payable	64,581
Accrued liabilities	772,840
Other current liabilities	221,865

Net cash used in operating activities	(1,537,356)

Investing Activities
Investment of cash in trust account, net	(143,750,000)
Cash withdrawn from trust account	379,123

Net cash used in investing activities	(143,370,877)

Financing Activities
Proceeds from sale of Units, net of underwriting discounts paid	141,162,440
Proceeds from sale of Private Placement Units	4,982,560
Proceeds from the sale of Founder Shares	25,000
Promissory notes from related parties	50,536
Repayment of promissory notes from related parties	(50,536)
Payment of deferred offering costs	(664,499)

Net cash provided by financing activities	145,505,501

Net change in cash and cash equivalents	597,268
Cash and cash equivalents, beginning of period	—

Cash and cash equivalents, end of period	$597,268

Supplemental disclosure of noncash investing activities
Change in value of common stock subject to possible redemption	$(657,826)

The accompanying notes are an integral part of these financial statements.

GigCapital, Inc.

Notes to Financial Statements

1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Organization and General

GigCapital, Inc. (the “Company”) was incorporated in Delaware on October 9, 2017. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”) as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).

As of September 30, 2018, the Company had not yet commenced any operations. All activity for the period from October 9, 2017 (date of inception) through September 30, 2018 relates to the Company’s formation and the initial public offering (the “Offering”), which is described below (Note 3), and identifying a target initial Business Combination. The Company will not generate any operating revenues until after completion of the Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash from the proceeds derived from the Offering. The Company has selected September 30 as its fiscal year end.

On December 7, 2017, the initial registration statement on Form S-1, as amended, filed in connection with the Offering was declared effective. On December 8, 2017, a subsequent registration statement on Form S-1 filed by the Company pursuant to Section 462(b) of the Securities Act, and also in connection with the Offering, was declared effective. The Company entered into an underwriting agreement on December 7, 2017 to conduct the Offering, the initial closing of which was consummated on December 12, 2017 with the delivery of 12,500,000 units (the “Units”). The Units sold in the initial closing of the Offering consisted of the securities described in Note 3. The initial closing of the Offering generated gross proceeds of $125,000,000.

Simultaneously with the initial closing of the Offering, the Company consummated the initial closing of a private placement sale (the “Private Placement”) of 489,500 units (the “Private Placement Units”), at a price of $10.00 per unit, to the Company’s sponsor, GigAcquisitions, LLC, a Delaware limited liability company (the “Sponsor”) and three additional investors (together with the Sponsor, the “Founders”). The Private Placement Units consisted of the securities described in Note 4. The initial closing of the Private Placement generated gross proceeds of $4,895,000.

Following the initial closing of the Offering, net proceeds in the amount of $122,500,000 from the sale of the Units and proceeds in the amount of $2,500,000 from the sale of Private Placement Units, for a total of $125,000,000, were placed in the trust account (“Trust Account”) which is described further below.

On January 9, 2018, in connection with the underwriters’ exercise in full of their option to purchase an additional 1,875,000 additional Units solely to cover over-allotments, if any (the “over-allotment option”), the Company consummated the sale of an additional 1,875,000 Units at $10.00 per unit. The Units sold in the second closing of the Offering also consisted of the securities described in Note 3. The second closing of the Offering generated gross proceeds of $18,750,000.

Simultaneously with the closing of the sale of the additional Units, the Company consummated a second closing of the Private Placement, resulting in the sale of an additional 8,756 Private Placement Units at $10.00 per unit to the Founders. The second closing of the Private Placement Units also consisted of the securities described in Note 4. The second closing of the Private Placement generated gross proceeds of $87,560.

Following the second closing of the Offering, net proceeds in the amount of $18,662,440 and proceeds in the amount of $87,560 from the second closing of the Private Placement, for a total of $18,750,000, were placed in the Trust Account.

Transaction costs amounted to $3,252,059, consisting of $2,587,560 of underwriting fees and $664,499 of the Offering costs. The Company’s remaining cash after payment of the Offering costs will be held outside of the Trust Account for working capital purposes.

The Trust Account

The funds in the Trust Account have been invested only in U.S. government treasury bills with a maturity of one hundred and eighty (180) days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940 which invest only in direct U.S. government obligations. Funds will remain in the Trust Account until the earlier of (i) the consummation of the Business Combination or (ii) the distribution of the Trust Account as described below. The remaining proceeds from the Offering outside the Trust Account may be used to pay for business, legal and accounting due diligence expenses on acquisition targets and continuing general and administrative expenses.

The Company’s amended and restated certificate of incorporation provides that, other than the withdrawal of interest to pay taxes, if any, none of the funds held in the Trust Account will be released until the earlier of: (i) the completion of the Business Combination; (ii) the redemption of 100% of the shares of common stock included in the units sold in the Offering (the “public shares”) if the Company is unable to complete the Business Combination by March 12, 2019 (or June 12, 2019 as described below), (subject to the requirements of law); or (iii) the redemption of the public shares in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of its public shares if it does not complete its initial Business Combination by March 12, 2019 (or June 12, 2019 as described below).

Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Offering, although substantially all of the net proceeds of the Offering are intended to be generally applied toward consummating a Business Combination with (or acquisition of) a Target Business. As used herein, “Target Business” must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (less taxes payable on interest earned) at the time the Company signs a definitive agreement in connection with the Business Combination. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company, after signing a definitive agreement for a Business Combination, will either (i) seek stockholder approval of the Business Combination at a meeting called for such purpose in connection with which stockholders may seek to redeem their shares, regardless of whether they vote for or against the Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest but less taxes payable, or (ii) provide stockholders with the opportunity to have their shares redeemed by the Company by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to commencement of the tender offer, including interest but less taxes payable. The decision as to whether the Company will seek stockholder approval of the Business Combination or allow stockholders to redeem their shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek stockholder approval unless a vote is required by New York Stock Exchange rules. If the Company seeks stockholder approval, it will complete its Business Combination only if a majority of the outstanding shares of common stock voted are voted in favor of the Business Combination. However, in no event will the Company redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001 upon consummation of a Business Combination. In such case, the Company would not proceed with the redemption of its public shares and the related Business Combination, and instead may search for an alternate Business Combination.

If the Company holds a stockholder vote or there is a tender offer for shares in connection with a Business Combination, a public stockholder will have the right to redeem its shares for an amount in cash equal to its pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest but less taxes payable. As a result, such shares of common stock have been recorded at their redemption amount and classified as temporary equity. The amount held in the Trust Account as of September 30, 2018 was $144,964,309, which represents cash and short-term investments of $143,750,000 from the sale of 14,375,000 Units at $10.00 per unit and $1,593,432 of interest income earned on these holdings, less $379,123 withdrawn from the interest earned on the Trust Account to pay federal and state income tax obligations. Additionally, there was $221,157 of interest accrued, but not yet credited to the Trust Account, which was recorded on the balance sheet in Interest receivable on cash and marketable securities held in the Trust Account as of September 30, 2018.

The Company will have until March 12, 2019 to consummate the Business Combination. If the Company cannot consummate the Business Combination by such date, the Company may extend the period of time to consummate the Business Combination by an additional three months to June 12, 2019. If the Company extends the period of time to consummate a business combination, it is required to deposit into the Trust Account funds equal to one percent (1%) of the gross proceeds of the Offering (including such proceeds from the exercise of the underwriters’ over-allotment option) in exchange for a noninterest bearing, unsecured promissory note. If the Company does not complete a Business Combination within this extended period of time, it shall (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the public shares of common stock for a per share pro rata portion of the Trust Account, including interest, but less taxes payable (less up to $100,000 of such net interest to pay dissolution expenses); and (iii) as promptly as possible following such redemption, dissolve and liquidate the balance of the Company’s net assets to its creditors and remaining stockholders, as part of its plan of dissolution and liquidation. The Founders and the Company’s executive officers and directors have entered into letter agreements with the Company, pursuant to which they have waived their rights to participate in any redemption with respect to any shares of the Company’s common stock held by them, including the Founder Shares (as defined in Note 4) and the shares of common stock (other than any public shares, in the case of Cowen Investments) included in the Private Placement Units; however, to the extent that any of such parties acquired public shares in the Offering, or to the extent that any of such parties acquire public shares in private transactions subsequent to the final closing of the Offering, they will be entitled to a pro rata share of the Trust Account in respect of such public shares upon the Company’s redemption or liquidation in the event the Company does not complete a Business Combination within the required time period.

In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per Unit.

The financial statements of the Company have been prepared on a going concern basis, which contemplates the realization of assets and the discharge of liabilities in the normal course of business. As of September 30, 2018, the Company had $597,268 in cash and a working capital deficit of $345,350. Further, the Company expects to continue to incur significant costs in pursuit of its financing and acquisition plans. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The Company plans to address this uncertainty by raising additional capital. There is no assurance that the Company’s plans to raise capital or to consummate a Business Combination will be successful or successful within the target business acquisition period. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The financial statements of the Company have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when an accounting standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, will adopt the new or revised accounting standard at the time private companies adopt the new or revised standard.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which at times, may exceed federally insured limits. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Cash

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. The Company maintains cash balances that at times may be uninsured or in deposit accounts that exceed Federal Deposit Insurance Corporation limits. The Company maintains its cash deposits with major financial institutions.

Cash and Marketable Securities Held in Trust Account

As of September 30, 2018, the assets held in the Trust Account were invested in a money market fund.

Common Stock Subject to Possible Redemption

Common stock subject to mandatory redemption (if any) is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, as of September 30, 2018, common stock subject to possible redemption is presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities approximates the carrying amounts represented in the balance sheet primarily due to their short-term nature.

Offering Costs

Offering costs in the amount of $3,252,059 consist of legal, accounting, underwriting fees and other costs incurred through the balance sheet date that are directly related to the Offering. Offering costs were charged to stockholders’ equity upon the completion of the Offering.

Stock-based Compensation

For restricted stock awards granted to employees and directors of the Company, the related stock-based compensation will be based on the fair value of the common stock on the grant date. For restricted stock awards granted to non-employees of the Company, the related stock-based compensation will be based on the fair value of the common stock on the date the shares vest, or are no longer subject to forfeiture upon an event that is not probable to occur.

The shares underlying the Company’s restricted stock awards are subject to forfeiture if the Business Combination is not completed or if these individuals resign or are terminated for cause prior to the completion of the Business Combination. Therefore, the related stock-based compensation will be recognized upon the completion of a Business Combination, unless the related shares are forfeited prior to a Business Combination occurring.

Net Loss Per Common Share

Net loss per common share is computed by dividing net loss by the weighted-average number of common shares outstanding for the period. The Company applies the two-class method in calculating the net loss per common share. Shares of common stock subject to possible redemption as of September 30, 2018, have been excluded from the calculation of the basic net loss per share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. The Company has not considered the effect of (1) warrants sold in the Offering and Private Placement to purchase an aggregate of 11,154,942 shares of common stock since the exercise of the warrants is contingent upon future events, (2) rights sold in the Offering and Private Placement that convert into 1,487,326 shares of common stock since the conversion of the rights is contingent upon future events and (3) the 60,000 shares of common stock underlying restricted stock awards that are still subject to forfeiture as of September 30, 2018. Since the Company was in an adjusted net loss position during the periods presented within, diluted net loss per common share is the same as basic net loss per common share.

Reconciliation of Net Loss Per Common Share

In accordance with the two-class method, the Company’s net loss is adjusted to remove net income that is attributable to common stock subject to possible redemption, as these shares only participate in the income of the Trust Account and not the losses of the Company. Accordingly, net loss per common share, basic and diluted, is calculated as follows:

Period from October 9, 2017 (Date of Inception) through September 30, 2018
Net loss	$(665,385)
Less: net income attributable to common stock subject to redemption	(941,036)

Adjusted net loss	$(1,606,421)

Weighted-average common shares outstanding, basic and diluted	4,048,626

Net loss per share common share, basic and diluted	$(0.40)

Income Taxes

The Company follows the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of September 30, 2018. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of September 30, 2018. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

The U.S. Tax Cuts and Jobs Act (“Tax Act”) was enacted on December 22, 2017 and introduced significant changes to U.S. income tax law. Effective January 1, 2018, the Tax Act reduces the U.S. statutory tax rate from 35% to 21% and creates new taxes on certain foreign-sourced earnings and certain related-party payments. Since the Company is a fiscal taxpayer, the Company is subject to a blended rate of 24.3% for fiscal year ended 2018. The Company does not anticipate any other material impacts as a result of the Tax Act.

Recent Accounting Pronouncements

The Company does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

3. OFFERING

On December 12, 2017, the Company completed the initial closing of the Offering whereby the Company sold 12,500,000 Units at a price of $10.00 per Unit. On January 9, 2018, the Company completed the second closing of the Offering with the exercise of the over-allotment option with the consummation of the sale of an additional 1,875,000 Units at a price of $10.00 per Unit. Each Unit consists of one share of the Company’s common stock, $0.0001 par value, three-fourths (3/4) of one warrant to purchase one share of common stock (the “Warrants”), and one right to receive one-tenth (1/10) of one share of common stock upon consummation of the Business Combination (the “Rights”). Warrants will only be exercisable for whole shares at $11.50 per share.

On January 16, 2018, the Company announced that the holders of the Company’s Units may elect to separately trade the securities underlying such Units which commenced on January 17, 2018. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. Any Units not separated will continue to trade on the New York Stock Exchange under the symbol “GIG.U”. Any underlying shares of common stock, warrants and rights that are separated will trade on the New York Stock Exchange under the symbols “GIG,” “GIG WS” and “GIG RT,” respectively.

4. RELATED PARTY TRANSACTIONS

Founder Shares

During the period from October 9, 2017 (date of inception) to December 12, 2017, the Founders purchased 4,267,500 shares of common stock (the “Founder Shares”) for $25,000, or approximately $0.005858 per share. In

November and December 2017, the Company canceled 738,750 Founder Shares for no consideration. As a result, there are 3,528,750 Founder Shares outstanding as of September 30, 2018. The Founder Shares are identical to the common stock included in the Units sold in the Offering except that the Founder Shares are subject to certain transfer restrictions, as described in more detail below.

The Founders have agreed not to transfer, assign or sell any of their Founder Shares until the earlier of (i) one year after the completion of the initial Business Combination, or earlier if, subsequent to the initial Business Combination, the last sale price of the Company’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination or (ii) the date on which the Company completes a liquidation, merger, stock exchange or other similar transaction after the initial Business Combination that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Private Placement

The Founders purchased from the Company an aggregate of 489,500 units at a price of $10.00 per unit in a private placement that occurred simultaneously with the completion of the initial closing of the Offering. The Founders also purchased from the Company an aggregate of 8,756 private placement units in a private placement that occurred simultaneously with the completion of the second closing of the Offering with the exercise of the over-allotment option. Each Private Placement Unit consists of one share of the Company’s common stock, $0.0001 par value, three-fourths (3/4) of a Warrant, and one right to receive one-tenth (1/10) of a share of common stock upon the consummation of the initial Business Combination. Warrants will only be exercisable for whole shares at $11.50 per share. Unlike the Warrants included in the Units sold in the Offering, if held by the original holder or its permitted transferees, the warrants included in the Placement Units are not redeemable by the Company and subject to certain limited exceptions, will be subject to transfer restrictions until one year following the consummation of the Business Combination. If the warrants included in the Private Placement Units are held by holders other than the initial holders or their permitted transferees, the warrants included in the Private Placement Units will be redeemable by the Company and exercisable by holders on the same basis as the Warrants included in the Offering (see above).

If the Company does not complete a Business Combination, then the proceeds from the sale of the Private Placement Units will be part of the liquidating distribution to the public stockholders.

During the year ended September 30, 2018 the Company purchased consulting services in the amount of $14,400 from Sentienz Inc., a technology solutions company in which Jack Porter, a member of our Board of Directors, is the Executive Chairman. The fees paid were comparable to fees charged for similar services by other technology solutions companies.

Administrative Services Agreement

The Company agreed to pay $20,000 a month for office space, administrative services and secretarial support to the Sponsor. Services commenced on December 8, 2017, the date the securities were first listed on the New York Stock Exchange and will terminate upon the earlier of the consummation by the Company of the Business Combination or the liquidation of the Company. For the period from October 9, 2017, (Date of Inception) through September 30, 2018, the Company incurred $196,758 in fees for these Services, of which $0 is included in accounts payable in the accompanying balance sheet as of September 30, 2018.

Related Party Loans

The Company entered into a promissory note agreement with the Sponsor, whereby the Sponsor agreed to loan the Company up to an aggregate amount not to exceed $55,000 (“Promissory Notes”) to be used for the payment of expenses related to the Offering. The Promissory Notes were non-interest bearing, unsecured and were due on the earlier of (i) December 31, 2017 or (ii) December 12, 2017, the date on which the Company completed the Offering. The Promissory Notes were repaid in December 2017.

5. COMMITMENTS AND CONTINGENCIES

Registration Rights

The Company’s initial stockholders are entitled to registration rights pursuant to a registration rights agreement signed on December 7, 2017. The Company’s initial stockholders are entitled to make up to three demands, excluding short form registration demands, that the Company register such securities for sale under the Securities Act. In addition, these holders have “piggy-back” registration rights to include their securities in other registration statements filed by the Company. The Company will bear the expenses incurred in connection with the filing of any such registration statements. There will be no penalties associated with delays in registering the securities under the registration rights agreement.

Underwriters Agreement

The Company granted the underwriters a 45-day option to purchase up to 1,875,000 additional Units to cover any over-allotments, at the initial public offering price less deferred underwriting discounts and commissions. On January 9, 2018, the underwriters elected to fully exercise their over-allotment option to purchase 1,875,000 Units at a purchase price of $10.00 per unit.

The Company paid an underwriting discount of $0.20 per Unit offering price (or approximately $0.0467 per unit for each Unit sold pursuant to the underwriters’ over-allotment option).

Business Combination Marketing Agreement

The Company engaged Cowen and Company, LLC and Chardan Capital Markets, LLC (collectively, the “Advisors”) as advisors in connection with the Business Combination pursuant to a business combination marketing agreement. Pursuant to that agreement, the Company will pay the Advisors a cash fee for such services upon the consummation of the Business Combination in an amount equal to, in the aggregate, (i) 3.5% of the gross proceeds of the Offering, excluding any proceeds from the full or partial exercise of the over-allotment option, plus (ii) 5.033333% of the gross proceeds of the Offering, if any, from the full or partial exercise of the over-allotment option (in each case, exclusive of any applicable finders’ fees which might become payable).

6 . STOCKHOLDERS’ EQUITY

Common Stock

The authorized common stock of the Company includes up to 100,000,000 shares. Holders of the Company’s common stock are entitled to one vote for each share of common stock. As of September 30, 2018, there were 4,152,789 shares of common stock issued and outstanding and not subject to possible redemption (of which there are 14,309,217 such shares).

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors. As of September 30, 2018, there were no shares of preferred stock issued and outstanding.

Warrants

Warrants will only be exercisable for whole shares at $11.50 per share. As a result, at least four Units must be purchased in order for each holder to receive shares of common stock for all of the Warrants acquired upon their exercise. Under the terms of the Warrant agreement dated December 12, 2017, the Company has agreed to use its best efforts to file a new registration statement under the Securities Act, following the completion of the Business Combination, for the registration of the shares of common stock issuable upon exercise of the Warrants included in the Units.

No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, the Company will, upon exercise, round down to the nearest whole number the number of shares of common stock to be issued to the Warrant holder. Each Warrant will become exercisable on the later of 30 days after the completion of the Business Combination or 12 months from the closing of the Offering and will expire five years after the completion of the Business Combination or earlier upon redemption or liquidation. However, if the Company does not complete the Business Combination on or prior to the 15-month period (or 18-month period as described above) allotted to complete the Business Combination, the Warrants will expire at the end of such period. If the Company is unable to deliver registered shares of common stock to the holder upon exercise of the Warrants during the exercise period, there will be no net cash settlement of these Warrants and the Warrants will expire worthless, unless they may be exercised on a cashless basis in the circumstances described in the Warrant agreement. Once the Warrants (excluding the warrants sold in the Private Placement Units as discussed in Note 4) become exercisable, the Company may redeem the outstanding Warrants in whole and not in part at a price of $0.01 per Warrant upon a minimum of 30 days’ prior written notice of redemption, only in the event that the last sale price of the Company’s shares of common stock equals or exceeds $18.00 per share for any 20 trading days within the 30-trading day period ending on the third trading day before the Company sends the notice of redemption to the Warrant holders.

As of September 30, 2018, there were 11,154,942 warrants outstanding.

Rights

Each holder of a right will receive one-tenth (1/10) of one share of common stock upon consummation of a Business Combination, even if the holder of such right redeemed all shares held by it in connection with a Business Combination. No fractional shares will be issued upon conversion of the rights. No additional consideration will be required to be paid by a holder of rights in order to receive its additional shares upon consummation of a Business Combination, as the consideration related thereto has been included in the Unit purchase price paid for by investors in the Offering. If the Company enters into a definitive agreement for a Business Combination in which the Company will not be the surviving entity, the definitive agreement will provide for the holders of rights to receive the same per share consideration the holders of the common stock will receive in the transaction on an as-converted into common stock basis and each holder of a right will be required to affirmatively convert its rights in order to receive one-tenth (1/10) of one share underlying each right (without paying additional consideration) upon completion of a Business Combination. The shares issuable upon exchange of the rights will be freely tradable (except to the extent held by affiliates of the Company).

If the Company is unable to complete a Business Combination on or prior to the 15-month period (or 18-month period as described above) allotted to complete the Business Combination and the Company liquidates the funds held in the Trust Account, holders of rights will not receive any of such funds with respect to their rights, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such rights, and the rights will expire worthless. Further, there are no contractual penalties for failure to deliver securities to the holders of the rights upon consummation of a Business Combination. Additionally, in no event will the Company be required to net cash settle the rights.

As of September 30, 2018, there were 12,129,822 rights outstanding.

Stock-based Compensation

Included in the outstanding shares of common stock are 60,000 shares issued in consideration of future services to the Company’s independent directors. These shares are subject to forfeiture if these individuals resign or are terminated for cause prior to the completion of the Business Combination. If a Business Combination occurs and these shares have not been previously forfeited, the fair value of the common stock on the date the shares vest will be recognized as stock-based compensation when the completion of the Business Combination becomes probable.

7. FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1: Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2: Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3: Unobservable inputs which are supported by little or no market activity and which are significant to the fair value of the assets or liabilities.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of September 30, 2018, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description:	Level	September 30, 2018
Assets:
Cash and marketable securities held in Trust Account	1	$144,964,309

As of September 30, 2018, the Company had no financial liabilities measured at fair value on a recurring basis.

8. INCOME TAX

The sources of loss before provision for income taxes are as follows for the period ended September 30, 2018:

Period from October 9, 2017 (Date of Inception) through September 30, 2018
Domestic	$(64,937)
Foreign	—

Total	$(64,937)

The provision for income taxes was comprised of the following for the period ended September 30, 2018:

Period from October 9, 2017 (Date of Inception) through September 30, 2018
Current:
Federal	$440,038
State and local	160,410
Foreign	—

Total Current	600,448
Deferred:
Federal	—
State and local	—
Foreign	—

Total deferred income tax expense	—

Total provision for income taxes	$600,448

Reconciliation of the federal statutory income tax rate to the effective income tax rate is as follows:

Period from October 9, 2017 (Date of Inception) through September 30, 2018
Statutory income tax expense	$(15,747)
State income taxes, net of federal	(4,348)
Tax Cuts and Jobs Act	60,156
Other permanent items	7,746
Valuation allowance on start-up costs	552,641

Provision for income taxes	$600,448

For the period ended September 30, 2018, the effective tax rate differs from the U.S. statutory rate primarily due to the impact of the Tax Act, the valuation allowance on the Start-up Costs, and tax expense associated with nondeductible permanent adjustments.

On December 22, 2017, the Tax Act was signed into law. The change in the tax law is partially effective in the current 2018 fiscal year and will be fully effective in the 2019 fiscal year. The Tax Act, among other things, reduces the top U.S. federal corporate tax rate from 35% to 21%, requires companies to pay a one-time transition tax on earnings of certain foreign subsidiaries that were previously tax deferred, and creates new taxes on certain foreign sourced earnings.

Due to the complexities involved in accounting for the Tax Act, the Securities and Exchange Commission Staff Accounting Bulletin 118 required that the Company include in its financial statements a reasonable estimate of the impact of the Tax Act on earnings to the extent such reasonable estimate has been determined. The Company is allowed a measurement period of up to one year after the enactment date to finalize the recording of the related tax impacts. As of September 30, 2018, the Company completed its accounting for the tax effects of the enactment of the Tax Act.

The Tax Act reduces the corporate federal tax rate to 21%, effective January 1, 2018. U.S. tax law stipulates that the Company’s 2018 earnings are subject to a blended statutory tax rate of 24.3%, which is based on the prorated number of days in the fiscal year before and after the effective date.

The one-time transition tax is based on total post-1986 earnings and profits that were previously deferred from U.S. income taxes. We have no foreign operations or subsidiaries and therefore the one-time transition tax is not applicable to the Company.

As mentioned above, the Company has no foreign operations or subsidiaries. Therefore, it does not anticipate the new Tax Act provision on global intangible low-tax income or the newly enacted Base Erosion and Anti-Abuse Tax to have an impact on its financial statements in future periods. These facts could change if an acquisition is made that included foreign operations or activities.

The tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and liabilities as of September 30, 2018 were as follows:

Period from October 9, 2017 (Date of Inception) through September 30, 2018
Deferred Tax Assets:
Start-up costs	$552,641
Valuation allowance	(552,641)

Net deferred tax assets (liabilities)	$—

As of September 30, 2018, the Company has recorded a valuation allowance of $552,641 to offset deferred tax assets related to its start-up costs.

As of September 30, 2018, the Company has no unrecognized tax benefits for which a liability should be recorded. The Company records interest and penalties associated with unrecognized tax benefits as a component of tax expense. As of September 30, 2018, the Company has not accrued interest or penalties on unrecognized tax benefits, as there is no position recorded as of 2018. No changes to the uncertain tax position balance are anticipated within the next 12 months, and are not expected to materially impact the financial statements.

GIGCAPITAL, INC.

Condensed Financial Statements

GIGCAPITAL, INC.

Condensed Balance Sheets

	June 30, 2019	September 30, 2018
	(Unaudited)
ASSETS
Current assets
Cash	$329,245	$597,268
Receivable from related party	6,946	6,229
Prepaid expenses	31,982	110,439

Total current assets	368,173	713,936
Cash and marketable securities held in Trust Account	77,838,232	144,964,309
Interest receivable on cash and marketable securities held in Trust Account	155,566	221,157

TOTAL ASSETS	$78,361,971	$145,899,402

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,275,461	$64,581
Payable to related party	44,119	—
Notes payable to Founders	2,074,099	—
Accrued liabilities	630,922	772,840
Other current liabilities	203,018	221,865

Total current liabilities	4,227,619	1,059,286

Commitments and contingencies (Note 5)
Common stock subject to possible redemption, 7,238,641 and 14,309,217 shares as of June 30, 2019 and September 30, 2018, respectively, at a redemption value of $10.00 per share	69,134,351	139,840,115

Stockholders’ equity
Preferred stock, par value of $0.0001 per share; 1,000,000 shares authorized; none issued or outstanding	—	—
Common stock, par value of $0.0001 per share; 100,000,000 shares authorized; 4,397,901 and 4,152,789 shares issued and outstanding as of June 30, 2019 and September 30, 2018 (excluding 7,238,641 and 14,309,217 shares subject to possible redemption as of June 30, 2019 and September 30, 2018, respectively)	440	415
Additional paid-in capital	6,190,351	5,664,971
Accumulated deficit	(1,190,790)	(665,385)

Total stockholders’ equity	5,000,001	5,000,001

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$78,361,971	$145,899,402

The accompanying notes are an integral part of these condensed financial statements.

GIGCAPITAL, INC.

Condensed Statements of Operations

(Unaudited)

	For the Three Months Ended June 30,		For the Nine Months Ended June 30, 2019	Period from October 9, 2017 (Date of Inception) through June 30, 2018
	2019	2018
Revenues	$—	$—	$—	$—
General and administrative expenses	619,588	290,614	2,136,744	785,461

Loss from operations	(619,588)	(290,614)	(2,136,744)	(785,461)
Other income
Interest income on cash and marketable securities held in Trust Account	708,576	589,769	2,260,654	1,144,095

Net income before provision for income taxes	88,988	299,155	123,910	358,634
Provision for income taxes	(203,018)	(195,156)	(649,315)	(378,583)

Net income (loss)	$(114,030)	$103,999	$(525,405)	$(19,949)

Weighted-average common shares outstanding, basic and diluted	4,238,180	4,033,329	4,153,252	4,044,483

Net loss per share common share, basic and diluted (Note 2)	$(0.10)	$(0.05)	$(0.37)	$(0.15)

The accompanying notes are an integral part of these condensed financial statements.

GIGCAPITAL, INC.

Condensed Statements of Stockholders’ Equity

(Unaudited)

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Stockholders’ Equity
	Shares	Amount
Three Months Ended June 30, 2019
Balance as of March 31, 2019	4,193,926	$419	$6,076,342	$(1,076,760)	$5,000,001
Redemption of public shares	(6,825,464)	(682)	(70,179,677)	—	(70,180,359)
Shares subject to redemption	7,029,439	703	70,293,686	—	70,294,389
Net loss	—	—	—	(114,030)	(114,030)

Balance as of June 30, 2019	4,397,901	$440	$6,190,351	$(1,190,790)	$5,000,001

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Stockholders’ Equity
	Shares	Amount
Nine Months Ended June 30, 2019
Balance as of October 1, 2018	4,152,789	$415	$5,664,971	$(665,385)	$5,000,001
Redemption of public shares	(6,825,464)	$(682)	(70,179,677)	$—	(70,180,359)
Shares subject to redemption	7,070,576	707	70,705,057	—	70,705,764
Net loss	—	—	—	(525,405)	(525,405)

Balance as of June 30, 2019	4,397,901	$440	$6,190,351	$(1,190,790)	$5,000,001

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Stockholders’ Equity
	Shares	Amount
Three Months Ended June 30, 2018
Balance as of March 31, 2018	4,103,645	$410	$5,123,540	$(123,948)	$5,000,002
Shares subject to redemption	(10,400)	(1)	(103,999)		(104,000)
Net income	—	—	—	103,999	103,999

Balance as of June 30, 2018	4,093,245	$409	$5,019,541	$(19,949)	$5,000,001

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Stockholders’ Equity
	Shares	Amount
Period from October 9, 2017 (Date of Inception) through June 30, 2018
Balance as of October 9, 2017 (inception)	—	$—	$—	$—	$—
Sale of common stock to Founders at $0.005858 per share	4,267,500	427	24,573	—	25,000
Sale of common stock to Founders in private placement at $10 per share	498,256	49	4,982,511	—	4,982,560
Forfeiture of shares	(738,750)	(74)	74	—	—
Issuance of Insider shares for no consideration	65,000	7	(7)	—	—
Sale of common stock in Initial Public Offering	12,500,000	1,250	124,998,750	—	125,000,000
Sale of common stock in Over-Allotment Option	1,875,000	188	18,749,812	—	18,750,000
Shares subject to redemption	(14,373,761)	(1,438)	(143,736,172)	—	(143,737,610)
Net loss	—	—	—	(19,949)	(19,949)

Balance as of June 30, 2018	4,093,245	$409	$5,019,541	$(19,949)	$5,000,001

The accompanying notes are an integral part of these condensed financial statements.

GIGCAPITAL, INC.

Condensed Statements of Cash Flows

(Unaudited)

	For the Nine Months Ended June 30, 2019	Period from October 9, 2017 (Date of Inception) through June 30, 2018
Operating Activities
Net loss	$(525,405)	$(19,949)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on cash and marketable securities held in Trust Account	(2,105,087)	(1,144,095)
Interest receivable on cash and marketable securities held in Trust Account	(155,566)	—
Change in operating assets and liabilities:
Receivable from related party	(717)	(8,570)
Prepaid expenses	78,457	(182,318)
Accounts payable	1,210,880	105,837
Payable to related party	44,119	—
Accrued liabilities	(141,918)	—
Other current liabilities	(18,847)	195,156

Net cash used in operating activities	(1,614,084)	(1,053,939)

Investing Activities
Investment of cash in Trust Account, net	(1,677,500)	(143,750,000)
Interest income used to pay taxes	949,462	183,677
Cash withdrawn from Trust Account	70,180,359	—

Net cash provided by (used in) investing activities	69,452,321	(143,566,323)

Financing Activities
Proceeds from sale of Units, net of underwriting discounts paid	—	141,162,440
Proceeds from sale of Private Placement Shares	—	4,982,560
Proceeds from the sale of Founder Shares	—	25,000
Promissory notes from related parties	—	50,536
Repayment of promissory notes from related parties	—	(50,536)
Payment of deferred offering costs	—	(664,499)
Redemption of common stock	(70,180,359)
Promissory notes issued in conjunction with extension	2,074,099	—

Net cash provided by (used in) financing activities	(68,106,260)	145,505,501

Net change in cash and cash equivalents	(268,023)	885,239
Cash and cash equivalents, beginning of period	597,268	—

Cash and cash equivalents, end of period	$329,245	$885,239

Supplemental disclosure of noncash investing activities
Change in value of common stock subject to possible redemption	$525,405	$104,000

The accompanying notes are an integral part of these condensed financial statements.

GIGCAPITAL, INC.

Notes to Condensed Financial Statements

(Unaudited)

1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Organization and General

GigCapital, Inc. (the “Company”) was incorporated in Delaware on October 9, 2017. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”) as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).

As of June 30, 2019, the Company had not yet commenced any operations. All activity for the period from October 9, 2017 (date of inception) through June 30, 2019 relates to the Company’s formation and the initial public offering (the “Offering”), which is described below (Note 3), and identifying a target initial Business Combination. The Company will not generate any operating revenues until after completion of the Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash from the proceeds derived from the Offering. The Company has selected September 30 as its fiscal year end.

On December 7, 2017, the initial registration statement on Form S-1, as amended, filed in connection with the Offering was declared effective. On December 8, 2017, a subsequent registration statement on Form S-1 filed by the Company pursuant to Section 462(b) of the Securities Act, and also in connection with the Offering, was declared effective. The Company entered into an underwriting agreement on December 7, 2017 to conduct the Offering, the initial closing of which was consummated on December 12, 2017 with the delivery of 12,500,000 units (the “Units”). The Units sold in the initial closing of the Offering consisted of the securities described in Note 3. The initial closing of the Offering generated gross proceeds of $125,000,000.

Simultaneously with the initial closing of the Offering, the Company consummated the initial closing of a private placement sale (the “Private Placement”) of 489,500 units (the “Private Placement Units”), at a price of $10.00 per unit. Those units are held by the Company’s sponsor, GigAcquisitions, LLC, a Delaware limited liability company (the “Sponsor”) and three additional investors (together with the Sponsor, the “Founders”). The Private Placement Units consisted of the securities described in Note 4. The initial closing of the Private Placement generated gross proceeds of $4,895,000.

Following the initial closing of the Offering, net proceeds in the amount of $122,500,000 from the sale of the Units and proceeds in the amount of $2,500,000 from the sale of Private Placement Units, for a total of $125,000,000, were placed in the trust account (“Trust Account”) which is described further below.

On January 9, 2018, in connection with the underwriters’ exercise in full of their option to purchase an additional 1,875,000 additional Units solely to cover over-allotments, if any (the “over-allotment option”), the Company consummated the sale of an additional 1,875,000 Units at $10.00 per unit. The Units sold in the second closing of the Offering also consisted of the securities described in Note 3. The second closing of the Offering generated gross proceeds of $18,750,000.

Simultaneously with the closing of the sale of the additional Units, the Company consummated a second closing of the Private Placement, resulting in the sale of an additional 8,756 Private Placement Units at $10.00 per unit to the Founders. The second closing of the Private Placement Units also consisted of the securities described in Note 4. The second closing of the Private Placement generated gross proceeds of $87,560.

Following the second closing of the Offering, net proceeds in the amount of $18,662,440 and proceeds in the amount of $87,560 from the second closing of the Private Placement, for a total of $18,750,000, were placed in the Trust Account.

Transaction costs amounted to $3,252,059, consisting of $2,587,560 of underwriting fees and $664,499 of the Offering costs. The Company’s remaining cash after payment of the Offering costs will be held outside of the Trust Account for working capital purposes.

Recent Developments

Special Meeting of the Company’s Stockholders for Extension

On June 5, 2019, GigCapital, Inc. (the “Company”) filed with the Secretary of State of the State of Delaware (“DE SOS”) a Certificate of Amendment (the “Extension Amendment”) to the Company’s Amended and Restated Certificate of Incorporation, pursuant to which the date by which the Company must consummate its initial Business Combination with Kaleyra S.p.A, (“Kaleyra”), was extended from June 12, 2019 to December 12, 2019 (such extension, the “Second Extension”). The Extension Amendment was approved by the Company’s stockholders at the Special Meeting and became effective upon the filing thereof with the DE SOS.

The results of voting on the proposals submitted to a vote of the Company’s stockholders at the Special Meeting, held on June 5, 2019, were as follows:

Proposal No. 1

The Extension Amendment was approved as follows:

For	Against	Abstain	Broker Non-Votes
17,529,028	126,876	20,000	0

In connection with the Second Extension and the Extension Amendment, stockholders elected to redeem 6,825,464 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), which represents approximately 47.5% of the shares that were part of the units that were sold in the Company’s initial public offering. Following such redemptions, approximately $77.8 million will remain in the trust account and 11,636,542 shares of Common Stock will remain issued and outstanding.

Extension Amendment Contributions

In conjunction with the approval of the Second Extension, the Founders agreed to contribute to the Company as a loan $240,000 for each calendar month, or portion thereof, that is needed by GigCapital to complete the Business Combination with Kaleyra (each, a “Contribution”). The Contributions were conditional upon the implementation of the Second Extension. The Contributions do not bear interest and are repayable by GigCapital upon consummation of the Business Combination with Kaleyra. The Sponsor will have the sole discretion to determine whether to continue extending for additional months until the Extended Date, and if the Sponsor determines not to continue extending for additional months, the obligation of the Sponsor and Founders to make additional Contributions will terminate and GigCapital will dissolve and liquidate in accordance with its Charter.

On June 10, 2019, the Company issued four non-convertible unsecured promissory notes (each, a “Second Extension Note” and collectively the “Second Extension Notes”) in the aggregate principal amount of $240,000 to the Founders. The Founders deposited the funds into the Trust Account.

On June 10, 2019, the Company issued an additional four convertible unsecured promissory notes (each, a “Working Capital Note” and collectively the “Working Capital Notes”) in the aggregate principal amount of $91,667 to the Founders. The Working Capital Notes were issued to provide the Company with additional working capital during the Second Extension and will not be deposited into the Trust Account. The Company issued the Working Capital Notes in consideration for loans from the payees to fund the Company’s working capital requirements. The convertible notes are convertible at the payee’s election upon the consummation of the Business Combination. Upon such election, the convertible notes will convert, at a price of $10.00 per unit, into units identical to the private placement units issued in connection with the Company’s initial public offering, except that the private placement warrants which comprise a part of the private placement units issued to the non-Sponsor Founders, so long as they are held by the non-Sponsor Founders, or any of their related persons under FINRA rules, will expire five years from the effective date of the Company’s registration statement, or earlier upon the Company’s liquidation.

Initial extension

The Company’s initial public offering IPO prospectus and charter provided that the Company initially had until March 12, 2019 (the date which was 15 months after the consummation of the IPO) to complete a business combination. The Company’s IPO prospectus and charter also provided that the Company could extend such 15 months period an additional 3 months if the Founders deposited into the Company’s trust account established following the IPO an amount equal to the aggregate total of $0.10 per public share sold in the IPO, for a total deposit of $1,437,500.

As discussed in Note 8 below, on March 6, 2019, the Company issued four unsecured promissory notes in the aggregate principal amount of $1,437,500, representing $0.10 per public share. These notes are currently held by Sponsor and the three other Founders. The aggregate funds have been deposited into the trust account, and as a result, the period of time the Company has to consummate a business combination and the date for cessation of operations of the Company if the Company has not completed a business combination has been extended from March 12, 2019 to June 12, 2019 (“Initial Extension”). The terms of the trust agreement did not require an amendment of the charter in order to accomplish the Initial Extension.

The Trust Account

The funds in the Trust Account have been invested only in U.S. government treasury bills with a maturity of one hundred and eighty (180) days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940 which invest only in direct U.S. government obligations. Funds will remain in the Trust Account until the earlier of (i) the consummation of the Business Combination or (ii) the distribution of the Trust Account as described below. The remaining proceeds from the Offering outside the Trust Account may be used to pay for business, legal and accounting due diligence expenses on acquisition targets and continuing general and administrative expenses.

The Company’s Amended and Restated Certificate of Incorporation provides that, other than the withdrawal of interest to pay taxes, if any, none of the funds held in the Trust Account will be released until the earlier of: (i) the completion of the Business Combination; (ii) the redemption of the remaining outstanding shares of common stock included in the units sold in the Offering (the “public shares”) if the Company is unable to complete the Business Combination by December 12, 2019; or (iii) pursuant to an authorized redemption of the public shares in connection with the stockholder vote to amend the Company’s Amended and Restated Certificate of Incorporation to modify the substance or timing of the Company’s obligation to redeem the remaining public shares if it does not complete the Kaleyra Business Combination by December 12, 2019. If the Company does not complete a Business Combination within this extended period of time, it shall (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the public shares of common stock for a per share pro rata portion of the Trust Account, including interest, but less taxes payable (less up to $100,000 of such net interest to pay dissolution expenses); and (iii) as promptly as possible following such redemption, dissolve and liquidate the balance of the Company’s net assets to its creditors and remaining stockholders, as part of its plan of dissolution and liquidation.

Business Combination

On February 22, 2019, the Company entered into a stock purchase agreement (the “Stock Purchase Agreement”) with Kaleyra, Shareholder Representative Services LLC, (the “Seller Representative”) as representative for the of the ordinary shares of the Kaleyra immediately prior to the closing (the “Closing” and the date on which the

Closing occurs, the “Closing Date”) of the transaction, and all of the stockholders of all of the Kaleyra stock (collectively, such Kaleyra stockholders, the “Sellers”), for the purpose of the Company acquiring all of the shares of the Kaleyra stock (the “Kaleyra Business Combination”). Kaleyra is a communications platform as a service (“CPaaS”) provider. The parties expect to close the proposed transaction in the second half of 2019. The transaction is subject to customary closing conditions, including regulatory and stockholder approval.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Offering, although substantially all of the net proceeds of the Offering are intended to be generally applied toward consummating a Business Combination with (or acquisition of) a Target Business. As used herein, “Target Business” must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (less taxes payable on interest earned) at the time the Company signs a definitive agreement in connection with the Business Combination. There is no assurance that the Company will be able to successfully effect a Business Combination.

Effective as of the Closing, the Company intends to change its name to Kaleyra, Inc. and to apply to list the Transaction Securities (as defined below) on the New York Stock Exchange (“NYSE”) under the symbol “KLR”. The Company also intends to change its fiscal year end to December 31st from its current fiscal year end of September 30th upon the consummation of the transaction, and intends for the change to first be effective for its fiscal year ended December 31, 2019.

Consideration

Pursuant to the terms of the Stock Purchase Agreement, the Sellers will sell, transfer, assign, convey and deliver to the Company all of the Kaleyra stock. In accordance with, and subject to the Purchase Agreement, each Seller will be entitled to receive his, her or its share, as specified in the Purchase Agreement, of the aggregate closing consideration to be paid to the Sellers at the Closing (the “Aggregate Closing Consideration”), in addition to a contingent right to receive the Earnout Shares (as defined and further described below under the heading “Earnout Shares”); such contingent right, the contingent consideration (the “Contingent Consideration”). The Aggregate Closing Consideration shall consist of a combination of cash (“Cash Consideration”), Company Common Stock (“Closing Share Consideration”) and unsecured convertible promissory notes (the “Notes”) for a specified principal amount (the “Note Principal Amount”). Two of the Sellers will receive their portion of the Aggregate Closing Consideration in the form of a combination of Closing Share Consideration, Cash Consideration and Notes. Each of the other Sellers will receive his, her or its portion of the Aggregate Closing Consideration solely in the form of Closing Share Consideration. The aggregate value of each component of the Aggregate Closing Consideration will be determined by the percentage of the Offering Shares (as defined in the Certificate of Incorporation outstanding as of February 22, 2019 that have been redeemed prior to the Closing (the “Redemption Percentage”) pursuant to the Redemption Rights (as defined in the Certificate of Incorporation) and Article IX of the Certificate of Incorporation. The Stock Purchase Agreement apportions each component of the Aggregate Closing Consideration according to five fixed ranges of possible Redemption Percentages (the “Redemption Ranges”). The Contingent Consideration for the Earnout Shares are apportioned according to the Redemption Ranges and are calculated as described in the “Earnout Shares” section below. The Aggregate Closing Consideration and the Contingent Consideration for each such Redemption Range, by component of the Aggregate Closing Consideration and the Contingent Consideration, is as follows:

	Cash Consideration	Closing Share Consideration (in shares of the Company’s Common Stock)	Note Principal Amount	Total Aggregate Closing Consideration (1)	Contingent Consideration (Value of Earn-out Shares)	Total Aggregate Closing Consideration and Contingent Consideration
Redemption Percentage is equal to or greater than 87.5%	$—	10,181,819	$15,000,000	$119,872,736	$28,090,902	$147,963,637
Redemption Percentage is greater than 75% but less than 87.5%	$3,750,000	9,781,819	$11,250,000	$115,752,736	$32,210,912	$147,963,648
Redemption Percentage is greater than 62.5% but less than or equal to 75.0%	$7,500,000	9,381,819	$7,500,000	$111,632,736	$36,330,902	$147,963,637
Redemption Percentage is greater than 62.5% but less than or equal to 50.0%	$11,250,000	8,999,319	$3,750,000	$107,692,986	$40,270,662	$147,963,648
Redemption Percentage is less than 50.0%	$15,000,000	8,616,819	$—	$103,753,236	$44,210,402	$147,963,637

(1)	Closing Share Consideration is included at the June 28, 2019 closing price of $10.30 per share.

The aggregate amount of Closing Share Consideration, and each of the Closing Share Consideration amounts listed above, are subject to adjustments at Closing as specified in the February 26 Form 8-K.

Notes

Interest on the Notes will accrue at a fixed interest rate equal to the one-year U.S. dollar LIBOR interest rate published in The Wall Street Journal on the Closing Date, plus a margin of one percent (1%) per annum. Interest will be due and payable annually on each of (1) the date which is the twelve (12) month anniversary of the Closing Date and (2) on the date which is the twenty-four (24) month anniversary of the Closing Date. All interest shall be computed on the basis of a 365-day year and the actual number of days elapsed.

Fifty percent (50%) of the outstanding principal balance of the Notes will be due and payable on the fifteen (15) month anniversary of the Closing Date. The remaining outstanding principal balance of the Notes plus all accrued and unpaid interest and fees due under the Notes will be due and payable in full on the twenty-four (24) month anniversary of the Closing Date.

In the event that the Company receives, at any time while principal on the Notes remains outstanding, cash proceeds of an equity financing (the “Financing”) in an amount not less than $50,000,000.00 (the “Financing Proceeds”), fifty percent (50%) of the outstanding principal balance of the Notes will be due and payable no later than ten (10) business days after the Company receives such Financing Proceeds. In the event of a Financing where at any time the Company receives cash proceeds of such Financing in an amount not less than $75,000,000.00 (the “Payoff Financing Proceeds”), one hundred percent (100%) of the remaining outstanding principal balance of the Notes, plus all accrued and unpaid interest and fees due under the Notes will be due and payable no later than ten (10) business days after the Company receives such Payoff Financing Proceeds. The date which is the earlier of (a) the twenty-four (24) month anniversary of the Closing Date, or (b) the date payment is received from Payoff Financing Proceeds, is the “Maturity Date.”

In the event that the Notes are not paid in full on or before the applicable Maturity Date, then at any time after the sixtieth (60th) business day after the Maturity Date, assuming payment in full has not been made prior to such date, the outstanding principal amount of the Notes, together with all accrued but unpaid interest on the Notes, may be converted into shares of Company Common Stock, in part or in whole, at the option of the holder of the Notes by providing written notice at least three (3) business days prior to the date of conversion. A conversion of any portion of the Note into shares of Company Common Stock will be effected at a conversion price equal to the Current Market Price as of the date of such conversion (the “Conversion Price”). The term “Current Market Price” means, generally, the average VWAP for the twenty (20) consecutive trading days ending on the date that is five (5) trading days prior to the date of conversion. The term “VWAP” means, for any trading day, the volume weighted average trading price of the Company Common Stock for such trading day on the NYSE (or if the Company Common Stock is no longer traded on the NYSE, on such other exchange as the Company Common Stock are then traded).

Earnout Shares

In addition to the right to receive the Aggregate Closing Consideration, each Seller will have the contingent right to receive additional shares of Company Common Stock upon the achievement of the following revenue and adjusted earnings before interest, income taxes, depreciation, and amortization, (“EBITDA”) milestones (the “Earnout Shares” and together with the Closing Share Consideration, the “Transaction Securities”):

(1) If the pro forma revenue and pro forma adjusted EBITDA of the post-combination Company and its subsidiaries for the 2019 fiscal year exceeds the pro forma revenue and pro forma adjusted EBITDA of Kaleyra and its subsidiaries for the 2018 fiscal year by thirty percent (30%) and forty-five percent (45%) respectively, then the aggregate number of Earnout Shares which the Sellers will be entitled to receive (the “2019 Earnout Shares”) is as follows, determined based on the applicable Redemption Range:

Redemption Percentage	Less than 50.00%	Equal to or greater than 50.00% but less than or equal to 62.50%	Greater than 62.50% but less than or equal to 75.00%	Greater than 75.00% but less than 87.50%	Equal to or greater than 87.50%
Aggregate 2019 Earnout Shares	2,146,133	1,954,892	1,763,633	1,563,642	1,363,633

(2) If the revenue and adjusted EBITDA of the post-combination Company and its subsidiaries for the 2020 fiscal year exceeds the pro forma revenue and pro forma adjusted EBITDA of the Company and its subsidiaries for the 2019 fiscal year by thirty percent (30%) and forty-five percent (45%) respectively, then the number of Earnout Shares which the Sellers will be entitled to receive (the “2020 Earnout Shares”) is as follows, determined based on the applicable Redemption Range:

Redemption Percentage	Less than 50.00%	Equal to or greater than 50.00% but less than or equal to 62.50%	Greater than 62.50% but less than or equal to 75.00%	Greater than 75.00% but less than 87.50%	Equal to or greater than 87.50%
Aggregate 2020 Earnout Shares	2,146,139	1,954,881	1,763,639	1,563,631	1,363,639

Notwithstanding the above, to the extent that the requisite level of adjusted EBITDA for a fiscal year for the issuance of Earnout Shares is achieved but the requisite level of revenue is not so achieved, as long as the revenue for such fiscal year is at least eighty percent (80%) of the requisite level of revenue for the issuance of Earnout Shares, then the aggregate 2019 Earnout Shares or 2020 Earnout Shares, as applicable, will be deemed earned and issuable, but in an amount reduced by 0.5% for every 1.0% revenue for such fiscal year is below the revenue target for such fiscal year (the “Earnout Reduction”).

For the purposes of determining whether Earnout Shares will be issued, adjusted EBITDA is defined as of any date of calculation, as the consolidated earnings of a party and its subsidiaries, before finance income and finance cost (including bank charges), tax, depreciation and amortization calculated from the audited consolidated financial statements of such party and its subsidiaries (prepared in accordance with GAAP), plus (i) Expenses (as defined below), (ii) without duplication of clause (i), severance or change of control payments, (iii) any expenses related to company restructuring, (iv) any compensation expenses relating to stock options, restricted stock units, restricted stock or similar equity interests as may be issued by the Company or any of its subsidiaries to employees of the Company or any of its subsidiaries and (v) any provision for the write down of assets. A party’s adjusted EBITDA for any fiscal year party is calculated on a pro forma basis to include any subsidiaries acquired by such party during such fiscal year.

Whether Earnout Shares are to be issued will be determined as soon as practicable (but in any event within fifteen (15) days) after the completion of the audited consolidated financial statements of the Company as filed with the SEC. To the extent that the Seller Representative disagrees with a determination whether Earnout Shares are to be issued, the Purchase Agreement provides for a customary process by which the Seller Representative and the Company shall resolve any such disagreement before an independent nationally recognized accounting firm.

If during the period when Earnout Shares can be earned (the “Earnout Period”), there is a liquidation, dissolution or winding up, or bankruptcy of the Company, or change of control of the Company where the value of the aggregate consideration received by each holder of Company Common Stock with respect to each share of Company Common Stock held by such holder equals at least $10.00 per share of Company Common Stock (subject to appropriate adjustments for stock splits, stock dividends, combinations and other recapitalizations) (each an “Acceleration Event”), then any Earnout Shares that have not been issued by the Company (whether or not previously earned and whether or not any revenue or adjusted EBITDA targets or thresholds have been achieved) shall be deemed earned and due by the Company to the Sellers.

Any dividends or distributions declared with respect to Company Common Stock during the Earnout Period shall be set aside and not paid until the 2019 Earnout Shares and 2020 Earnout Shares have been issued to the Sellers or, if either or both the 2019 Earnout Shares and the 2020 Earnout Shares are not earned and issued, then all such dividends or distributions declared during the Earnout Period shall be forfeited.

Certain holders of shares of Company Common Stock have agreed that a portion of their shares of Company Common Stock will be forfeited in the event that either the 2019 Earnout Shares or the 2020 Earnout Shares are not issued in full, as further described below under the heading “Founder Shares Agreement”.

Lock-Up

Subject to certain exceptions (including the sale of Company Common Stock or Earnout Shares to satisfy certain taxes that may be payable by certain Sellers upon the receipt of Company Common Stock), each Seller agrees that such Seller shall not transfer any Company Common Stock issued to such Seller as part of the Closing Share Consideration or any Earnout Shares that may have been issued to such Seller until the earlier of (i) the first anniversary of the Closing Date or (ii) the date, following the Closing Date, on which (x) the last sale price of Company Common Stock equals or exceeds US$12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30) trading day period commencing at least one hundred fifty (150) days after the Closing Date or (y) the Company’s completion of a liquidation, merger, stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Company Common Stock for cash, securities or other property (such earliest date being the “Lock-Up Termination Date”).

Restricted Stock Units

The Company has agreed to adopt an equity incentive plan that it will submit to its stockholders for approval. So long as such equity incentive plan is adopted and approved, the Company has agreed to issue to certain employees of Kaleyra or its subsidiaries 1,018,181 restricted stock units that would vest at the Lock-Up Termination Date, 136,367 restricted stock units that would vest upon the final determination, if any, that the 2019 Earnout Shares are earned and issuable, and 136,361 restricted stock units that would vest upon the final determination, if any, that the 2020 Earnout Shares are earned and issuable.

Expense Reimbursement

If the Kalyera Business Combination is not consummated, each party shall bear its respective legal, accountants, and financial advisory fees and other expenses incurred with respect to the Purchase Agreement and the Kalyera Business Combination (collectively “Expenses”). If the Kalyera Business Combination is consummated, the Company shall pay, or cause to be paid, all Expenses at or after the Closing, including the out-of-pocket costs and expenses incurred by Kaleyra and its subsidiaries in connection with the Purchase Agreement and the Kalyera Business Combination (including any fees and expenses of representatives of Kaleyra and its subsidiaries).

Founder Shares Agreement

The Founders have entered into a Founder Shares Agreement with the Company, Kaleyra and the Seller Representative on February 22, 2019 (the “Founder Shares Agreement”) with regard to their shares of Company Common Stock held by each of them (the “Founder Shares”),

Pursuant to the terms of the Founder Shares Agreement, each Founder agreed that a portion of the Founder Shares will be forfeited in the event that either the 2019 Earnout Shares or the 2020 Earnout Shares are not issued in full (such Founder Shares subject to risk of forfeiture, the “Founder Earnout Shares”). The aggregate number of Founder Earnout Shares will be determined as follows, based on the applicable Redemption Range:

Redemption Percentage	Less than 50.00%	Equal to or greater than 50.00% but less than or equal to 62.50%	Greater than 62.50% but less than or equal to 75.00%	Greater than 75.00% but less than 87.50%	Equal to or greater than 87.50%
Aggregate Founder Earnout Shares	251,686	629,220	1,090,646	1,552,074	2,013,504

The dates and amount of the lapse of the risk of forfeiture of the Founder Earnout Shares are as follows:

•

The lapse of the risk of forfeiture of 50% of the Founder Earnout Shares (the “2019 Founder Earnout Shares”) will irrevocably occur if the 2019 Earnout Shares are issued by the Company; provided, that the Earnout Reduction shall also apply to the 2019 Founder Earnout Shares (provided that the 2019 Founder Earnout Shares shall be finally forfeited to the Company without consideration if it is finally determined that the 2019 Earnout Shares are not earned and issuable);

•

The lapse of the risk of forfeiture of 50% of the Founder Earnout Shares (the “2020 Founder Earnout Shares) will irrevocably occur if the 2020 Earnout Shares are issued by the Company; provided, that the Earnout Reduction shall also apply to the 2020 Founder Earnout Shares (provided that the 2020 Founder Earnout Shares shall be finally forfeited to the Company without consideration if it is finally determined that the 2020 Earnout Shares are not earned an issuable); and

•

For any Founder Earnout Shares for which the risk of forfeiture has not yet lapsed, or been forfeited, pursuant to the provisions above, the lapse of the risk of forfeiture shall irrevocably occur if and when any Earnout Shares become earned and issuable under the Purchase Agreement due to an Acceleration Event.

In addition, each Founder has irrevocably and unconditionally agreed that, prior to the lapse of the risk of forfeiture of the Founder Earnout Shares, such Founder shall not transfer all or any portion of such Founder Earnout Shares, other than to a permitted transferee (as described in a letter agreement, dated December 7, 2017, between the Company and Founders) who enters into a written agreement for the benefit of the parties to the Founder Shares Agreement pursuant to which such permitted transferee agrees to be bound by the provisions of the Founder Shares Agreement provided that, following such transfer, such Founder continues to beneficially own such transferred Founder Shares for all purposes, including voting rights.

If the Company holds a stockholder vote or there is a tender offer for shares in connection with a Business Combination, a public stockholder will have the right to redeem its shares for an amount in cash equal to its pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest but less taxes payable. As a result, such shares of common stock have been recorded at their redemption amount and classified as temporary equity.

The amount held in the Trust Account as of June 30, 2019 was $77,838,232, which represents cash and short-term investments of $143,750,000 from the sale of 14,375,000 Units at $10.00 per unit, $3,919,676 of interest income earned on these holdings, and $1,437,500 issuance of promissory notes as part of the Initial Extension, and $240,000 in Extension Contributions, less $70,180,359 in redemptions and $1,328,585 withdrawn from the interest earned on the Trust Account to pay tax obligations.

Additionally, there was $155,566 of interest accrued, but not yet credited to the Trust Account, which was recorded on the condensed balance sheets in Interest receivable on cash and marketable securities held in Trust Account as of June 30, 2019.

The amount held in the Trust Account as of September 30, 2018 was $144,964,309, which represents cash and short-term investments of $143,750,000 from the sale of 14,375,000 Units at $10.00 per unit and $1,593,432 of interest income earned on these holdings, less $379,123 withdrawn from the interest earned on the Trust Account to pay federal and state income tax obligations.

Additionally, there was $221,157 of interest accrued, but not yet credited to the Trust Account, which was recorded on the balance sheet in Interest receivable on cash and marketable securities held in the Trust Account as of September 30, 2018.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed interim financial statements of the Company are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) and reflect all adjustments, consisting only of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the financial position as of June 30, 2019, and the results of operations and cash flows for the periods presented. Certain information and disclosures normally included in financial statements prepared in accordance with GAAP have been omitted pursuant to such rules and regulations.

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended September 30, 2018 as filed with the SEC on December 6, 2018, which contains the audited financial statements and notes thereto. The financial information as of September 30, 2018 is derived from the audited financial statements presented in the Company’s Annual Report on Form 10-K for the year ended September 30, 2018. The interim results for the three and nine months ended June 30, 2019 are not necessarily indicative of the results to be expected for the year ending September 30, 2019 or for any future interim periods.

The financial statements of the Company have been prepared on a going concern basis, which contemplates the realization of assets and the discharge of liabilities in the normal course of business. As of June 30, 2019, the Company had $329,245 in cash and a working capital deficit of $3,859,446. Further, the Company expects to continue to incur significant costs in pursuit of its acquisition plans. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The Company plans to address this uncertainty by raising additional capital. There is no assurance that the Company’s plans to raise capital or to consummate a Business Combination will be successful or successful within the target business acquisition period. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act of 1934) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when an accounting standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, will adopt the new or revised accounting standard at the time private companies adopt the new or revised standard.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash and marketable securities accounts in financial institutions, which at times, may exceed federally insured limits. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Cash

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. The Company maintains cash balances that at times may be uninsured or in deposit accounts that exceed Federal Deposit Insurance Corporation limits. The Company maintains its cash deposits with a major financial institution.

Cash and Marketable Securities Held in Trust Account

As of June 30, 2019, the assets held in the Trust Account were invested in a money market fund.

Common Stock Subject to Possible Redemption

Common stock subject to mandatory redemption (if any) is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, as of June 30, 2019 and September 30, 2018, common stock subject to possible redemption is presented as temporary equity, outside of the stockholders’ equity section of the Company’s condensed balance sheets.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities approximates the carrying amounts represented in the condensed balance sheets primarily due to their short-term nature.

Offering Costs

Offering costs in the amount of $3,252,059 consist of legal, accounting, underwriting fees and other costs incurred through the balance sheet date that are directly related to the Offering. Offering costs were charged to stockholders’ equity upon the completion of the Offering.

Stock-based Compensation

For restricted stock awards granted to employees and directors of the Company, the related stock-based compensation will be based on the fair value of the common stock on the grant date. For restricted stock awards granted to non-employees of the Company, the related stock-based compensation will be based on the fair value of the common stock on the date the shares vest, or are no longer subject to forfeiture upon an even that is not probable to occur.

The shares underlying the Company’s restricted stock awards are subject to forfeiture if the Business Combination is not completed or if these individuals resign or are terminated for cause prior to the completion of the Business Combination. Therefore, the related stock-based compensation will be recognized upon the completion of a Business Combination, unless the related shares are forfeited prior to a Business Combination occurring.

Net Loss Per Common Share

Net loss per common share is computed by dividing net loss by the weighted-average number of common shares outstanding for the period. The Company applies the two-class method in calculating the net loss per common share. Shares of common stock subject to possible redemption as of June 30, 2019 and 2018, have been excluded from the calculation of the basic net loss per share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. The Company has not considered the effect of 1) warrants sold in the Offering and Private Placement to purchase an aggregate of 11,154,942 shares of common stock since the exercise of the warrants is contingent upon future events, as of March 31, 2019 and 2018, 2) rights sold in the Offering and Private Placement that convert into 1,487,326 shares of common stock since the conversion of the rights is contingent upon future events, as of June 30, 2019 and 2018 and (3) the 60,000 shares of common stock underlying restricted stock awards that are still subject to forfeiture as of June 30, 2019 and 2018. Since the Company was in an adjusted net loss position during the periods presented within, diluted net loss per common share is the same as basic net loss per common share for all periods presented.

Reconciliation of Net Loss Per Common Share

In accordance with the two-class method, the Company’s net loss is adjusted to remove net income that is attributable to common stock subject to possible redemption, as these shares only participate in the income of the Trust Account and not the losses of the Company. Accordingly, net loss per common share, basic and diluted, is calculated as follows:

	For the Three Months Ended June 30,		For the Nine Months Ended June 30,	Period from October 9, 2017 (Date of Inception) through June 30,
	2019	2018	2019	2018
Net income (loss)	$(114,030)	$103,999	$(525,405)	$(19,949)
Less: net income attributable to common stock subject to redemption	(314,488)	(307,146)	(1,002,351)	(595,835)

Adjusted net loss	$(428,518)	$(203,147)	$(1,527,756)	$(615,784)

Weighted-average common shares outstanding, basic and diluted	4,238,180	4,033,329	4,153,252	4,044,483

Net loss per share common share, basic and diluted	$(0.10)	$(0.05)	$(0.37)	$(0.15)

Income Taxes

The Company follows the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of June 30, 2019 or September 30, 2018. The Company

recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of June 30, 2019 or September 30, 2018. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Recent Accounting Pronouncements

The Company does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s condensed financial statements.

3. OFFERING

On December 12, 2017, the Company completed the initial closing of the Offering whereby the Company sold 12,500,000 Units at a price of $10.00 per Unit. On January 9, 2018, the Company completed the second closing of the Offering with the exercise of the over-allotment option with the consummation of the sale of an additional 1,875,000 Units at a price of $10.00 per Unit. Each Unit consists of one share of the Company’s common stock, $0.0001 par value, three-fourths (3/4) of one warrant to purchase one share of common stock (the “Warrants”), and one right to receive one-tenth (1/10) of one share of common stock upon consummation of the Business Combination (the “Rights”). Warrants will only be exercisable for whole shares at $11.50 per share.

On January 16, 2018, the Company announced that the holders of the Company’s Units may elect to separately trade the securities underlying such Units which commenced on January 17, 2018. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. Any Units not separated will continue to trade on the New York Stock Exchange under the symbol “GIG.U”. Any underlying shares of common stock, warrants and rights that are separated will trade on the New York Stock Exchange under the symbols “GIG,” “GIG WS” and “GIG RT,” respectively.

4. RELATED PARTY TRANSACTIONS

Founder Shares

During the period from October 9, 2017 (date of inception) to December 12, 2017, the Founders purchased 4,267,500 Founders Shares for $25,000, or approximately $0.005858 per share. In November and December 2017, the Company canceled 738,750 Founders Shares for no consideration. As a result, there are 3,528,750 Founder Shares outstanding as of June 30, 2019. The Founder Shares are identical to the common stock included in the Units sold in the Offering except that the Founder Shares are subject to certain transfer restrictions, as described in more detail below.

The Founders have agreed not to transfer, assign or sell any of their Founder Shares until the earlier of (i) one year after the completion of the initial Business Combination, or earlier if, subsequent to the initial Business Combination, the last sale price of the Company’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination or (ii) the date on which the Company completes a liquidation, merger, stock exchange or other similar transaction after the initial Business Combination that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Private Placement

The Founders purchased from the Company an aggregate of 489,500 units at a price of $10.00 per unit in a private placement that occurred simultaneously with the completion of the initial closing of the Offering. The

Founders also purchased from the Company an aggregate of 8,756 private placement units in a private placement that occurred simultaneously with the completion of the second closing of the Offering with the exercise of the over-allotment option. Each Private Placement Unit consists of one share of the Company’s common stock, $0.0001 par value, three-fourths (3⁄4) of a Warrant, and one right to receive one-tenth (1/10) of a share of common stock upon the consummation of the initial Business Combination. Warrants will only be exercisable for whole shares at $11.50 per share. Unlike the Warrants included in the Units sold in the Offering, if held by the original holder or its permitted transferees, the warrants included in the Placement Units are not redeemable by the Company and subject to certain limited exceptions, will be subject to transfer restrictions until one year following the consummation of the Business Combination. If the warrants included in the Private Placement Units are held by holders other than the initial holders or their permitted transferees, the warrants included in the Private Placement Units will be redeemable by the Company and exercisable by holders on the same basis as the Warrants included in the Offering (see above).

If the Company does not complete a Business Combination, then the proceeds from the sale of the Private Placement Units will be part of the liquidating distribution to the public stockholders.

Administrative Services Agreement

The Company agreed to pay $20,000 a month for office space, administrative services and secretarial support to the Sponsor. Services commenced on December 8, 2017, the date the securities were first listed on the New York Stock Exchange and will terminate upon the earlier of the consummation by the Company of the Business Combination or the liquidation of the Company. For the three months ended June 30, 2019 and 2018, the Company incurred $60,000 in fees for these services, and $180,000 for the nine months ended June 30, 2019 and $135,484 for the period from October 9, 2017 (date of inception) through June 30, 2018. $20,000 and $0 are included in accounts payable in the accompanying condensed balance sheets as of June 30, 2019 and September 30, 2018, respectively.

Notes Payable to Founders

On March 6, 2019, as part of the Initial Extension, the Company issued four unsecured promissory notes to the Founders in the aggregate principal amount of $1,437,500, representing $0.10 per public share. Subsequently, on June 10th, the Founders loaned the Company an additional $636,599 in conjunction with the second extension to December 12, 2019.

5. COMMITMENTS AND CONTINGENCIES

Registration Rights

The Company’s initial stockholders are entitled to registration rights pursuant to a registration rights agreement signed on December 7, 2017 (the “Initial Registration Rights Agreement”). Under the terms of the Initial Registration Rights Agreement, the Company’s initial stockholders are entitled to make up to three demands, excluding short form registration demands, that the Company register such securities for sale under the Securities Act. In addition, these stockholders have “piggy-back” registration rights to include their securities in other registration statements filed by the Company. The Company will bear the expenses incurred in connection with the filing of any such registration statements. There will be no penalties associated with delays in registering the securities under the registration rights agreement.

In connection with the Business Combination, the Company agreed to amend and restate (the “Amended Registration Rights Agreement”) the Initial Registration Rights Agreement in the form attached to the Stock Purchase Agreement. Pursuant to the Amended Registration Rights Agreement, after the date of closing of the Business Combination, the Seller’s Representative, Cowen II, or the holders of at least a majority-in-interest of the then-outstanding Private Shares, shares issued upon exercise of the Company’s Private Placement Warrants or the conversion of the rights held by the initial stockholders, and the shares issued in the Business Combination (collectively, the “Registrable Securities”) will be entitled to make up to three demands (not counting any demand by Cowen to register our securities) that the Company register the Registrable Securities. Such registration rights are subject to certain requirements and limitations as set forth in the Amended Registration Rights Agreement. In addition, and subject to certain requirements and limitations as set forth in the Amended Registration Rights Agreement, the holders of the Registrable Securities have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our consummation of the Business Combination. Notwithstanding the foregoing, Cowen II, and two of the Founders who are affiliates of Cowen II, Irwin Silverberg (“Silverberg”) and Jeffrey Bernstein (“Bernstein”), may not exercise their demand and “piggyback” registration rights after five and seven years, respectively, after December 7, 2017 and may not exercise their demand rights on more than one occasion. We will bear the expenses incurred in connection with the filing of any such registration statements, provided, that the Company is not required to pay for any registration if the request for such registration is subsequently withdrawn at the request of the holders of a majority of the Registrable Securities to be registered in such registration.

Underwriters Agreement

The Company granted the underwriters a 45-day option to purchase up to 1,875,000 additional Units to cover any over-allotments, at the IPO price less deferred underwriting discounts and commissions. On January 9, 2018, the underwriters elected to fully exercise their over-allotment option to purchase 1,875,000 Units at a purchase price of $10.00 per unit.

The Company paid an underwriting discount of $0.20 per Unit offering price (or approximately $0.0467 per unit for each Unit sold pursuant to the underwriters’ over-allotment option).

Business Combination Marketing Agreement

The Company engaged Cowen and Company, LLC (an affiliate of Cowen II) and Chardan Capital Markets, LLC (collectively, the “Advisors”) as advisors in connection with the Business Combination pursuant to a business combination marketing agreement. Pursuant to that agreement, the Company will pay the Advisors a cash fee for such services upon the consummation of the Business Combination in an amount equal to, in the aggregate, (i) 3.5% of the gross proceeds of the Offering, excluding any proceeds from the full or partial exercise of the over-allotment option, plus (ii) 5.033333% of the gross proceeds of the Offering, if any, from the full or partial exercise of the over-allotment option (in each case, exclusive of any applicable finders’ fees which might become payable).

6. STOCKHOLDERS’ EQUITY

Common Stock

The authorized Common Stock of the Company includes up to 100,000,000 shares. Holders of the Company’s Common Stock are entitled to one vote for each share of Common Stock. As of June 30, 2019 and September 30, 2018, there were 4,397,901 and 4,152,789 shares of Common Stock issued and outstanding and not subject to possible redemption (of which there are 7,238,641 and 14,309,217 such shares as of June 30, 2019 and September 30, 2018).

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors. As of June 30, 2019, there were no shares of preferred stock issued and outstanding.

Warrants

Warrants will only be exercisable for whole shares at $11.50 per share. As a result, at least four Units must be purchased in order for each holder to receive shares of common stock for all of the Warrants acquired upon their exercise. Under the terms of the Warrant agreement dated December 12, 2017, the Company has agreed to use its best efforts to file a new registration statement under the Securities Act, following the completion of the Business Combination, for the registration of the shares of common stock issuable upon exercise of the Warrants included in the Units.

No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, the Company will, upon exercise, round down to the nearest whole number the number of shares of common stock to be issued to the Warrant holder. Each Warrant will become exercisable on the later of 30 days after the completion of the Business Combination or 12 months from the closing of the Offering and will expire five years after the completion of the Business Combination or earlier upon redemption or liquidation. However, if the Company does not complete the Business Combination on or prior to the 18-month period (or 24-month period as described above) allotted to complete the Business Combination, the Warrants will expire at the end of such period. If the Company is unable to deliver registered shares of common stock to the holder upon exercise of the Warrants during the exercise period, there will be no net cash settlement of these Warrants and the Warrants will expire worthless, unless they may be exercised on a cashless basis in the circumstances described in the Warrant agreement. Once the Warrants (excluding the warrants sold in the Private Placement Units as discussed in Note 4) become exercisable, the Company may redeem the outstanding Warrants in whole and not in part at a price of $0.01 per Warrant upon a minimum of 30 days’ prior written notice of redemption, only in the event that the last sale price of the Company’s shares of common stock equals or exceeds $18.00 per share for any 20 trading days within the 30-trading day period ending on the third trading day before the Company sends the notice of redemption to the Warrant holders.

As of June 30, 2019 and September 30, 2018, there were 11,154,942 warrants outstanding.

Rights

Each holder of a right will receive one-tenth (1/10) of one share of common stock upon consummation of a Business Combination, even if the holder of such right redeemed all shares held by it in connection with a Business Combination. No fractional shares will be issued upon conversion of the rights. No additional consideration will be required to be paid by a holder of rights in order to receive its additional shares upon consummation of a Business Combination, as the consideration related thereto has been included in the Unit purchase price paid for by investors in the Offering. If the Company enters into a definitive agreement for a Business Combination in which the Company will not be the surviving entity, the definitive agreement will provide for the holders of rights to receive the same per share consideration the holders of the common stock will receive in the transaction on an as-converted into common stock basis and each holder of a right will be required to affirmatively covert its rights in order to receive one-tenth (1/10) of one share underlying each right (without paying additional consideration) upon completion of a Business Combination. The shares issuable upon exchange of the rights will be freely tradable (except to the extent held by affiliates of the Company).

If the Company is unable to complete a Business Combination on or prior to the 24-month period as described in Note 1) allotted to complete the Business Combination and the Company liquidates the funds held in the Trust Account, holders of rights will not receive any of such funds with respect to their rights, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such rights, and the rights will expire worthless. Further, there are no contractual penalties for failure to deliver securities to the holders of the rights upon consummation of a Business Combination. Additionally, in no event will the Company be required to net cash settle the rights.

As of June 30, 2019 and September 30, 2018, there were 14,873,256 rights outstanding.

Stock-based Compensation

Included in the outstanding shares of Common Stock as of June 30, 2019 and September 30, 2018 are 60,000 shares issued in consideration of future services to the Company’s independent directors. These shares are subject to forfeiture if these individuals resign or are terminated for cause prior to the completion of the Business Combination.

If a Business Combination occurs and these shares have not been previously forfeited, the fair value of the common stock on the date the shares vest will be recognized as stock-based compensation when the completion of the Business Combination becomes probable.

7. FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1: Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2: Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3: Unobservable inputs which are supported by little or no market activity and which are significant to the fair value of the assets or liabilities.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of June 30, 2019 and September 30, 2018 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description:	Level	June 30, 2019	September 30, 2018
Assets:
Cash and marketable securities held in Trust Account	1	$77,838,232	$144,964,309

8. NOTES PAYABLE TO FOUNDERS

On March 6, 2019, as part of the Initial Extension, the Company issued four unsecured promissory notes to the Founders in the aggregate principal amount of $1,437,500, representing $0.10 per public share. The funds have been deposited into the Trust Account. As a result, the period of time the Company has to consummate its Business Combination was extended by three months to June 12, 2019.

The promissory notes bear no interest and are repayable in full upon the consummation of the Company’s previously announced Business Combination.

As part of the Second Extension, increasing the period of time the Company has to consummate its Business Combination by another six months to December 12, 2019, the Company issued the Second Extension Notes in the aggregate principal amount of $240,000 to the Founders.

Also included in Notes Payable to Founders on the condensed balance sheet as of June 30, 2019 are $396,599 from the Company’s Founders to be held for use as Second Extension Notes and Working Capital Notes, as discussed in Note 9 below.

9. SUBSEQUENT EVENTS

Second Extension Additional Contribution, Notes Cancellation and Cumulative Notes Reissuance

On July 10, 2019, in connection with the second monthly Contribution, the Founders deposited an additional aggregate $240,000 into the Trust Account, and the Company cancelled the Initial Extension Notes dated June 10, 2019, in the amount of $240,000 in the aggregate, and reissued each of the Second Extension Notes to include the aggregate of both the first and second monthly Contribution amounts for each payee, totaling $480,000.

Additionally, on July 10, 2019, in connection with the second monthly Contribution, an additional aggregate $64,932 of working capital was loaned to the Company by the Founders, and as a result the Company cancelled the original Working Capital Notes dated June 10, 2019 in the amount of $91,667 and reissued the Working Capital Notes to include the aggregate of both the first and second working capital loans to the Company for each payee in the total amount of $156,599.

The Second Extension Notes and Working Capital Notes bear no interest and are repayable in full upon the consummation of the Kaleyra business combination.

Preliminary Business Combination Proxy Statement

On July 31, 2019, the Company filed a Preliminary Proxy Statement with the SEC to invite stockholders to vote on the Business Combination outlined above in Note 1 between the Company and Kaleyra.

KALEYRA S.p.A.

Condensed Consolidated Financial Statements

As of June 30, 2019 and December 31, 2018 and for the Three and the Six Months Ended June 30, 2019 and 2018

KALEYRA S.p.A.

Condensed Consolidated Balance Sheet

As of June 30, 2019 and December 31, 2018

(Amounts in thousands, except share and per share amounts)

(Unaudited)

	As of June 30, 2019	As of December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$8,734	$8,207
Short-term marketable securities	3,630	3,151
Trade receivables	35,953	30,222
Prepaid expenses and accrued income	883	462
Other current assets	2,746	2,544

Total current assets	51,946	44,586
Property and equipment, net	2,624	2,341
Intangible assets, net	10,431	11,276
Goodwill	17,364	17,276
Deferred tax assets	792	357
Other long-term assets	1,112	1,297

Total asset	$84,269	$77,133

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Account payables	$45,506	$40,166
Deferred consideration for the acquisitions	3,037	3,005
Deferred consideration for the acquisitions due to related parties	3,291	3,245
Current portion of bank and other borrowings	6,513	4,686
Deferred revenue	1,555	1,500
Payable to employees	976	1,020
Other current liabilities	1,440	1,009

Total current liabilities	62,318	54,631
Bank and other borrowings	10,305	9,125
Long-term payable to employees	1,249	1,147
Preference shares	640	495
Preference shares due to related parties	1,730	1,339
Deferred consideration for the acquisitions	1,567	1,553
Deferred consideration for the acquisitions due to related parties	1,163	1,150
Deferred tax liabilities	2,311	2,476
Other long-term liabilities	397	291

Total liabilities	81,680	72,207
Commitments and contingencies
Shareholders’ equity:
Share capital—authorized shares 117,408 and 120,501 as of June 30, 2019 and December 31, 2018, respectively; issued and outstanding shares 110,593 as of June 30, 2019 and December 31, 2018	121	121
Additional paid-in capital	10,066	10,066
Accumulated other comprehensive income	375	31
Accumulated deficit	(7,973)	(5,292)

Total shareholders’ equity	2,589	4,926

Total liabilities and shareholders’ equity	$84,269	$77,133

The accompanying notes are an integral part of these condensed consolidated financial statements.

KALEYRA S.p.A.

Condensed Consolidated Statement of Operations

For the Three and the Six Months Ended June 30, 2019 and 2018

(Amounts in thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenue	$30,871	$13,491	$58,596	$26,406
Cost of revenue	24,848	11,085	47,324	21,996

Gross profit	6,023	2,406	11,272	4,410

Operating expenses:
Research and development (1)(2)	1,394	440	2,590	941
Sales and marketing (3)	1,488	656	2,960	1,568
General and administrative (4)(5)	3,961	1,374	7,740	2,655
Loss of equity investments	—	(207)	—	(95)

Total operating expenses	6,843	2,263	13,290	5,069

(Loss)/Income from operations	(820)	143	(2,018)	(659)
Other income, net	(13)	(74)	(95)	(148)
Financial expense, net	135	(67)	65	275
Foreign currency (income)/loss	(112)	29	142	(77)

(Loss)/income before income taxes	(830)	255	(2,130)	(709)
Income tax expense	472	212	551	112

Net (Loss)/income	$(1,302)	$43	$(2,681)	$(821)

Weighted-average shares used in computing net (loss)/income per share attributable to common stockholders, basic	110,593	100,000	110,593	100,000

Weighted-average shares used in computing net (loss)/income per share attributable to common stockholders, diluted	110,593	106,708	110,593	100,000

Net (loss)/income per share attributable to common stockholders, basic	$(11.78)	$0.43	$(24.25)	$(8.21)

Net (loss)/income per share attributable to common stockholders, diluted	$(11.78)	$0.40	$(24.25)	$(8.21)

(1)

Includes $51 thousand and $86 thousand of stock-based compensation expense in the three months and the six months ended June 30, 2018, respectively. No stock-based compensation expense was recorded in 2019.

(2)

Includes $50 thousand and $144 thousand of costs for related party transactions in the three months and in the six months ended June 30, 2019, respectively. No cost for related party transaction was recorded in 2018.

(3)

Includes $166 thousand and $271 thousand of stock-based compensation expense in the three months and the six months ended June 30, 2018, respectively. No stock-based compensation expense was recorded in 2019.

(4)

Includes $280 thousand and $482 thousand of stock-based compensation expense in the three months and the six months ended June 30, 2018, respectively. No stock-based compensation expense was recorded in 2019.

(5)

Includes (i) $50 thousand and $144 thousand of costs for related party transactions in the three months and in the six months ended June 30, 2019, respectively; and (ii) $68 thousand and $125 thousand of costs for related party transactions in the three months and in the six months ended June 30, 2018, respectively.

The accompanying notes are an integral part of these condensed consolidated financial statements.

KALEYRA S.p.A.

Condensed Consolidated Statement of Other Comprehensive (Loss)/Income

For the Three and the Six Months Ended June 30, 2019 and 2018

(Amounts in thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net (Loss)/income	$(1,302)	$43	$(2,681)	$(821)
Other comprehensive income:
Foreign currency translation adjustments	(243)	(354)	318	(297)
Net gain (loss) on marketable securities (1)	11	(12)	26	(12)
Other comprehensive income related to joint venture	—	687	—	156

Total other comprehensive (loss)/income	(232)	321	344	(153)

Total Comprehensive (loss)/income	$(1,534)	$364	$(2,337)	$(974)

(1)

The Company recorded $3 thousand and $8 thousand of tax expense on marketable securities in the three months and the six months ended June 30, 2019, respectively and $4 thousand of tax benefits on marketable securities in both the three months and the six months ended June 30, 2018.

The accompanying notes are an integral part of these condensed consolidated financial statements.

KALEYRA S.p.A.

Condensed Consolidated Statements of Shareholders Equity

For the Three and the Six Months Ended June 30, 2019 and 2018

(Amounts in thousands, except share amounts)

(Unaudited)

	Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive (loss) income	Retained Earnings/ (Accumulated deficit)	Total Equity
	Outstanding Shares	Amounts
Balance at December 31, 2017	n.a.	$82	$—	$72	$1,833	$1,987
Net (loss)/income					(864)	(864)
Other comprehensive (loss)/income				(474)		(474)

Total comprehensive (loss)/income						(1,338)
Change in the legal status of the Company and creation of 100,000 shares with no par value (1)	100,000	27			(27)	—
Stock option compensation expense			342			342

Balance at March 31, 2018	100,000	$109	$342	$(402)	$942	$991

Net (loss)/income					43	43
Other comprehensive (loss)/income				321		321

Total comprehensive (loss)/income						364
Stock option compensation expense			497			497

Balance at June 30, 2018	100,000	$109	$839	$(81)	$985	$1,852

(1)	Retained earnings adjusted for par value of shares.

	Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive (loss)/income	Accumulated Deficit	Total Equity
	Outstanding Shares	Amounts
Balance at December 31, 2018	110,593	$121	$10,066	$31	$(5,292)	$4,926
Net (loss)/income					(1,379)	(1,379)
Other comprehensive (loss)/income				576		576

Total comprehensive (loss)/income						(803)

Balance at March 31, 2019	110,593	$121	$10,066	$607	$(6,671)	$4,123

Net (loss)/income					(1,302)	(1,302)
Other comprehensive (loss)/income				(232)		(232)

Total comprehensive (loss)/income						(1,534)

Balance at June 30, 2019	110,593	$121	$10,066	$375	$(7,973)	$2,589

The accompanying notes are an integral part of these condensed consolidated financial statements.

KALEYRA S.p.A.

Condensed Consolidated Statements of Cash Flow

For the Six Months Ended June 30, 2019 and 2018

(Amounts in thousands)

(Unaudited)

	Six Months Ended June 30,
	2019	2018
Cash Flows from Operating Activities
Net loss	$(2,681)	$(821)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,307	233
Stock-based compensation and preference shares	451	838
Loss of equity investments	—	(95)
Net provision for doubtful accounts	1	61
Post-employment benefit	146	121
Non-cash interest expense	275	376
Deferred taxes	(488)	83
Changes in operating assets and liabilities:
Trade receivables	(5,747)	(537)
Other current assets	(597)	(1,111)
Other long-term assets	(299)	1
Accounts payables	5,405	913
Other current liabilities	334	(1,196)
Deferred revenue	47	(123)
Long-term liabilities	374	1,174

Net cash used in operating activities	(1,472)	(83)

Cash Flows from Investing Activities
Purchase of marketable securities	(2,912)	(592)
Sale of marketable securities	2,493	304
Purchase of property and equipment	(694)	(13)
Sale of property and equipment	—	6
Capitalized software development costs	—	(179)
Purchase of intangible assets	(8)	(39)
Acquisition of Solutions Infini, net of cash acquired	—	(5,481)

Net cash used in investing activities	(1,121)	(5,994)

Cash Flows from Financing Activities
Change in line of credit	(376)	—
Borrowings on term loan	4,970	3,855
Repayments on term loan	(1,506)	(193)

Net cash provided by financing activities	3,088	3,662

Effect of exchange rate changes on cash and cash equivalents	32	(168)

Net increase /(decrease) in cash and cash equivalents	527	(2,583)
Cash and cash equivalents, beginning of period	8,207	10,545

Cash and cash equivalents, end of period	$8,734	$7,962

Supplemental disclosure of cash flow information
Cash paid for interests	$188	$114

Cash paid for income taxes	$432	$—

The accompanying notes are an integral part of these condensed consolidated financial statements.

KALEYRA S.p.A.

Notes to the Condensed Consolidated Financial Statements

As of June 30, 2019 and December 31, 2018 and for the Three and the Six Months Ended June 30, 2019 and 2018

(Unaudited)

1.	Organization and Description of Business

Kaleyra S.p.A., formerly Ubiquity S.p.A (the ‘‘Company’’) is a joint-stock company incorporated in Italy in 1999. The Company is a cloud communications software provider delivering secure Application Protocol Interfaces (“APIs”) and connectivity solutions in the API/Communication Platform as a Service or CPaaS market. Kaleyra’s solutions include identity authentication, mobile and voice notifications on transactions and banking services notifications and authorizations, most notably via different integrated mobile channels through its platform.

The Company’s headquarters are located in Milan, Italy and its subsidiaries are located in the United States, India, Switzerland, United Arab Emirates and Singapore.

During fiscal years 2017 and 2018, the Company entered into two purchase agreements to acquire Solutions Infini Technologies Private Limited (“Solutions Infini”) and Buc Mobile Inc. (“Buc Mobile”). Solutions Infini is headquartered in Bangalore, India, develops technology, and provides platforms and ancillary services for bulk messaging services. Buc Mobile is headquartered in Vienna, Virginia in the United States and incorporated under the laws of the State of Delaware. Buc Mobile operates in the Application to Person (“A2P”) transactional and promotional messaging business.

The consolidated balance sheet as of June 30, 2019 includes total current assets of $51,946 thousand and total current liabilities of $62,318 thousand, resulting in net liabilities due within the next 12 months of $10,372 thousand. Such current net liabilities relate for $6,328 thousand to the deferred considerations for the acquisitions of Solutions Infini ($4,330 thousand) and Buc Mobile ($1,998 thousand) which were originally due in July 2019 and August 2019, respectively. These obligations will be financed through new credit facilities granted by two financial institutions that are currently lender to the Company, in particular:

On July 25, 2019, the Company entered into a medium-term financing agreement with Intesa SanPaolo S.p.A. denominated in Euro, for a total notional amount of €4,000 thousand ($4,548 thousand at the June 30, 2019 exchange rate) to be repaid in 16 quarterly installments. The financing has a maturity of 48 months from the date of disbursement and bears interest at a variable rate (Euribor 3 months plus 2.6% spread). The total amount was drawn in full on the same date. Proceeds have been primarily used to settle the remaining deferred consideration due for the acquisition of Buc Mobile.

On July 23, 2019, the Company entered into a medium-term financing agreement with Banco Popolare di Milano S.p.A. denominated in Euro for a total of €4,000 thousand ($4,548 thousand at the June 30, 2019 exchange rate) to be repaid in 8 quarterly installments. The financing has a maturity of 24 months from the date of disbursement and bears interest at a variable rate (Euribor 3 months plus 2.0% spread). The total amount was drawn in full on the same date and proceeds have been used to settle the total deferred consideration for the acquisition of Solutions Infini.

Considering the typical financial cycle of Kaleyra and taking into account the business performance of Kaleyra during the period after the reporting date, Kaleyra’s management believes that the Company’s cash, cash flows from operations and availability of borrowings, as described above, will be sufficient to support its planned operations for at least the next 12 months from the date of these financial statements.

2.	Summary of Significant Accounting Policies

(a)	Basis of Presentation

These condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (‘‘US GAAP’’) and rules and regulations of the Securities and Exchange Commission (SEC) regarding interim financial reporting, as applicable for an “emerging growth company” as defined in the Jumpstart Our Business Startups Act (“JOBS Act”). The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. In particular, an emerging growth company can delay the adoption of certain accounting standards until those standards would apply to private companies. For the purpose of these condensed consolidated financial statements, the Company availed itself of an extended transition period for complying with new or revised accounting standards and, as a result, did not adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for public companies.

The accompanying condensed consolidated financial statements do not include all information and notes required by US GAAP for complete annual financial statements and should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company’s Consolidated Financial Statements as of December 31, 2018 and 2017 and for the years then ended (the “Annual Report”). However, there has been no material change in the information disclosed in the Notes to Consolidated Financial Statement included in the Annual Report.

Operating results for the three and the six months ended June 30, 2019 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2019.

(b)	Principles of Consolidation

The condensed consolidated financial statements include the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

During fiscal year 2017 and a portion of fiscal year 2018, the Company accounted for its interest in Solutions Infini as an equity method investment as it was determined to be a joint venture. Such determination was based on the governance of Solutions Infini as set by the original Solution Infini’s purchase agreement which required agreement between the Company and the selling shareholders for the most significant decisions regarding management of Solutions Infini.

In June 2018, the original purchase agreement was amended and the governance of Solutions Infini was modified (i) allowing the Company to decide over significant decisions of Solution Infini without obtaining the prior consent of the selling shareholders (specifically control over the business plan and ability to change Solutions Infini executive leadership), and (ii) assigning additional rights to the Company in the resolution of potential conflicts with the selling shareholders in case of disagreement on significant matters. Following the above change in the governance of Solutions Infini, the Company achieved control over Solutions Infini and accounted for its acquisition of a controlling interest as a business combination and began consolidating Solutions Infini’s results into its operations.

Buc Mobile became a wholly-owned subsidiary of the Company on July 31, 2018, and its results have been fully consolidated by the Company starting from that date.

The statement of operations for the three and the six months ended June 30, 2019 includes fully consolidated results of both Solutions Infini and Buc Mobile. The statement of operations for the three and the six months ended June 30, 2018 does not include the results of Buc Mobile for any portion of the period while it includes the equity method valuation related to the non-controlling interest in Solutions Infini. Operating results for the three ad the six months ended June 30, 2019 and 2018 are not necessarily indicative of the results of the entire fiscal year.

Full disclosure on both business combinations is included in the Annual Report to which reference is made.

(c)	Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates are used for, but not limited to, allowance for doubtful accounts; valuation of the Company’s stock-based award; recoverability of long-lived and intangible assets; capitalization and useful life of the Company’s capitalized internal-use software development costs; fair value of acquired intangible assets and goodwill; accruals and contingencies, included tax related provision and valuation allowance on tax losses carryforward. Estimates are based on historical experience and on various assumptions that the Company believes are reasonable under current circumstances. However, future events are subject to change and best estimates and judgments may require further adjustments; therefore, actual results could differ materially from those estimates. Management periodically evaluates such estimates and they are adjusted prospectively based upon such periodic evaluation.

(d)	Concentration of Credit Risk

Financial instruments that potentially expose the Company to a concentration of credit risk consist primarily of cash and cash equivalents, marketable securities and accounts receivable. The Company maintains cash and cash equivalents and marketable securities with financial institutions that management believes are financially sound.

The Company sells its services to a wide variety of customers. If the financial condition or results of operations of any significant customers deteriorate substantially, operating results could be adversely affected. To reduce credit risk, management performs ongoing credit evaluations of the financial condition of significant customers. The Company maintains reserves for estimated credit losses on customer accounts when considered necessary. Actual credit losses may differ from the Company’s estimates.

In the three and six months ended June 30, 2019, there were three customers that individually accounted for more than 10% of the Company’s consolidated total revenue, while in the three and six month ended June 30, 2018, there were five customers that individually accounted for more than 10% of the Company’s consolidated total revenue. In particular, in the three months ended June 30, 2019 revenue generated by the first, second and third major customers of the Company accounted for $ 4,940 thousand, $3,857 thousand and $3,204 thousand, respectively. In the six months ended June 30, 2019 revenue generated by the first, second and third major customers of the Company accounted for $9,685 thousand, $7,316 thousand and $6,297 thousand, respectively. In the three months ended June 30, 2018 revenue generated by the first, second, third, fourth and fifth major customer accounted for $2,781 thousand, $1,827 thousand, $1,669 thousand, $1,631 thousand and $1,600 thousand, respectively. In the six months ended June 30, 2018, revenue generated by the first, second, third, fourth and fifth major customers of the Company accounted for $5,755 thousand, $3,960 thousand, $3,538 thousand, $3,459 thousand and $3,156 thousand, respectively.

(e)	Segment Information

The Company’s Chief Executive Officer is the chief operating decision maker, who reviews the Company’s financial information presented on a consolidated basis for purposes of allocating resources and evaluating the Company’s financial performance. Accordingly, the Company has determined that it operates in a single reporting segment.

(f)	Recent Accounting Pronouncements Not Yet Adopted

In November 2018, the FASB issued ASU 2018-18,” Collaborative Arrangements (Topic 808)”, clarifying the interaction between Topic 808 and Topic 606. A collaborative arrangement is a contractual arrangement under which two or more parties actively participate in a joint operating activity and are exposed to significant risks and rewards that depend on the activity’s commercial success. Topic 808 does not provide comprehensive recognition or measurement guidance for collaborative arrangements, and the accounting for those arrangements is often based on an analogy to other accounting literature or an accounting policy election. Some entities apply revenue guidance directly or by analogy to all or part of their arrangements, and others apply a different accounting method as an accounting policy. Those accounting differences result in diversity in practice on how entities account for transactions on the basis of their view of the economics of the collaborative arrangement. For public business entities, the amendments are effective for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021.

In August 2018, the Financial Accounting Standards Board (“FASB”) issued ASU 2018-15, “Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That is a Service Contract”. This standard aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. The standard is effective for public business entities for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. For all other entities, the amendments in this Update are effective for annual reporting periods beginning after December 15, 2020, and interim periods within annual periods beginning after December 15, 2021. Early adoption of the amendments in this Update is permitted, including adoption in any interim period, for all entities. The amendments in this Update should be applied either retrospectively or prospectively to all implementation costs incurred after the date of adoption. The Company is currently evaluating the impact of the adoption of this standard on its consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13, “Fair Value Measurement (Topic 820) Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement”. The amendments under ASU 2018-13 remove add and modify certain disclosure requirements on fair value measurements in ASC 820. The amendments are effective for all entities for fiscal years, and interim periods within those years, beginning after December 15, 2019. An entity shall apply the pending content retrospectively to all periods presented.

In July 2018, the FASB issued ASU 2018-09, “Codification Improvements”, which does not prescribe any new accounting guidance, but instead makes minor improvements and clarifications of several different FASB ASC areas based on comments and suggestions made by various stakeholders. The transition and effective date guidance is based on the facts and circumstances of each amendment. Some of the amendments in this Update do not require transition guidance and will be effective upon issuance of this Update. However, there are some conforming amendments in this Update that have been made to recently issued guidance that is not yet effective that may require application of the transition and effective date guidance in the original Accounting Standards Update. The Company is evaluating the impact on the consolidated financial statements. In December 2017, the FASB issued ASU 2017-15, “Codification Improvements—Elimination of Topic 995”, which supersede obsolete guidance in Topic 995 on unrecognized deferred taxes related to certain statutory reserve deposits. If an entity has unrecognized deferred income taxes related to statutory deposits made 2 on or before December 15, 1992, the entity would be required to recognize the unrecognized income taxes in accordance with Topic 740. The amendments are effective for fiscal years and first interim periods beginning after December 15, 2018. Early adoption is permitted for all entities, including adoption in an interim period. In April 2019, the FASB issued ASU 2019-04, “Codification Improvements to Topic 326, Financial Instruments—Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments”, which affect a variety of Topics in the Codification. For entities that have not yet adopted the amendments in Update 2016-13, the effective dates and transition requirements for the amendments are the same as the effective dates and transition requirements in Update 2016-13. For entities that have adopted the amendments in Update 2016-13, the amendments are effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is permitted in any interim period as long as the entity has adopted the amendments in Update 2016-13.

In March 2017, the FASB issued ASU 2017-07, “Compensation—Retirement Benefits (Topic 715)”, which requires that an employer report the service cost component in the same line item or items as other compensation costs arising from services rendered by the pertinent employees during the period. The other components of net benefit cost are required to be presented in the income statement separately from the service cost component and outside a subtotal of income from operations, if one is presented. The new standards are effective for public business entities for annual periods beginning after December 15, 2017, including interim periods within those 3 annual periods. For other entities, the amendments are effective for annual periods beginning after December 15, 2018, and interim periods within annual periods beginning after December 15, 2019. Early adoption is permitted. In August 2018, the FASB issued ASU 2018-14, which modify the disclosure requirements for employers that sponsor defined benefit pension or other postretirement plans. The amendments are effective for fiscal years ending after December 15, 2020, for public business entities and for fiscal years ending after December 15, 2021, for all other entities. Early adoption is permitted for all entities.

In January 2017, the FASB issued ASU 2017-04, “Simplifying the Test for Goodwill Impairment”, which removes the second step of the goodwill impairment test that requires a hypothetical purchase price allocation. A goodwill impairment will now be the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. This guidance is effective prospectively for non-public entities for annual or interim goodwill impairment test in fiscal years beginning after December 15, 2021. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017.

In January 2017, the FASB issued ASU 2017-01, “Business Combinations (Topic 805) Clarifying the Definition of a Business”, which amends the guidance of FASB Accounting Standards Codification Topic 805, “Business Combinations”, adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions or disposals of assets or businesses. The definition of a business affects many areas of accounting including acquisitions, disposals, goodwill, and consolidation. This guidance is effective for public entities to annual periods beginning after December 15, 2017, including interim periods within those periods; for all other entities for annual periods beginning after December 15, 2018, and interim periods within annual periods beginning after December 15, 2019 and early adoption is permitted under certain circumstances.

In October 2016, the FASB issued ASU 2016-16, “Intra-Entity Transfers Other Than Inventory”, which requires entities to recognize the income tax consequences of an intra-entity transfer of an asset other than inventory when the transfer occurs. This guidance is effective for public entities for annual reporting periods beginning after December 15, 2017, including interim reporting periods within those annual reporting periods; for all other entities for annual reporting periods beginning after December 15, 2018 and interim reporting periods within annual periods beginning after December 15, 2019. Early adoption is permitted. The Company plans to adopt the standards for annual reporting periods beginning after December 15, 2018.

In August 2016, the FASB issued ASU 2016-15, “Statement of Cash Flows (Topic 230)”, which addresses eight specific cash flow issues with the objective of reducing the existing diversity in practice. This guidance is effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. Early adoption is permitted, including adoption in an interim period. In November 2016, the FASB issued ASU 2016-18, which require that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. The amendments in this Update apply to all entities that have restricted cash or restricted cash equivalents and are required to present a statement of cash flows under Topic 230. The amendments are effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. Early adoption is permitted, including adoption in an interim period.

In June 2016, the FASB issued ASU 2016-13, “Financial Instruments—Credit Losses: Measurement of Credit Losses on Financial Instruments”, which changes the impairment model for most financial assets. The new model uses a forward-looking expected loss method, which will generally result in earlier recognition of allowances for losses. In November 2018, the FASB issued ASU 2018-19, “ Codification Improvements to Topic 326, Financial Instruments—Credit Losses”, which clarifies that receivables arising from operating leases are not within the scope of Topic 326, Financial Instruments—Credit Losses. Instead, impairment of receivables arising from operating leases should be accounted for in accordance with Topic 842, Leases. These ASUs are effective for non-public entities for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. The Company is evaluating the impact of this guidance on its consolidated financial statements. In May 2019, the FASB issued ASU 2019-05, which provides a targeted transition relief. And provides entities that have certain instruments, with an option to irrevocably elect the fair value option, applied on an instrument-by-instrument basis for eligible instruments, upon adoption of Topic 326. The fair value option election does not apply to held-to-maturity debt securities. For entities that have not yet adopted the amendments in Update 2016-13, the effective date and transition methodology for the amendments in this Update are the same as in Update 2016-13.

In February 2016, the FASB issued ASU 2016-02, “Leases”, which was further clarified by ASU 2018-10, “Codification Improvements to Topic 842, Leases”, and ASU 2018-11, “Leases—Targeted Improvements” , both issued in July 2018. ASU 2016-02 affects all entities that lease assets and will require lessees to recognize a lease liability and a right-of-use asset for all leases (except for short-term leases that have a duration of less than one year) as of the date on which the lessor makes the underlying asset available to the lessee. For lessors, accounting for leases is substantially the same as in prior periods. ASU 2018-10 clarifies or corrects unintended application of guidance related to ASU 2016-02. The amendment affects narrow aspects of ASU 2016-02 related to the implicit rate in the lease, impairment of the net investment in the lease, lessee reassessment of lease classification, lessor reassessment of lease term and purchase options, variable payments that depend on an index or rate and certain transition adjustments. ASU 2018-11 adds a transition option for all entities and a practical expedient only for lessors. The transition option allows entities to not apply the new leases standard in the comparative periods they present in their financial statements in the year of adoption. Under the transition option, entities can opt to continue to apply the legacy guidance in ASC 840, “Leases”, including its disclosure requirements, in the comparative periods presented in the year they adopt the new leases standard. Entities that elect this transition option will still be required to adopt the new leases standard using the modified retrospective transition method required by the standard, but they will recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption rather than in the earliest period presented. The practical expedient provides lessors with an option to not separate the non-lease components from the associated lease components when certain criteria are met and requires them to account for the combined component in accordance with the revenue recognition standard in ASC 606 if the associated non-lease components are the predominant components. The new standards are effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years, for any of the following: (i) a public business entity (ii) a not-for-profit entity that has issued, or is a conduit bond obligor for, securities that are traded, listed, or quoted on an exchange or an over-the-counter market and (iii) an employee benefit plan that files financial statements with the U.S. Securities and Exchange Commission (SEC). For all other entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Earlier application is permitted. While the Company expects the adoption of these standards to result in a material increase to the reported assets and liabilities, the Company has not yet determined the full impact that the adoption of this standard will have on its consolidated financial statements. In December 2018, the FASB issued ASU 2018-20 “Leases—Narrow-Scope Improvements for Lessors”, which provides lessors certain rules. The effective date and transition requirements for the amendments for entities that have not adopted Topic 842 before the issuance of this Update are the same as the effective date and transition requirements in Update 2016-02 In March 2019 the FASB issued ASU 2019-01 “Leases—Codification Improvements”, which provides lessors addition rules. The amendments amend Topic 842 and is effective for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years for public business entity, not-for-profit entity that has issued, or is a conduit bond obligor for, securities that are traded, listed, or quoted on an exchange or an over-the-counter market and employee benefit plan that files financial statements with the U.S. Securities and Exchange Commission (SEC). For all other entities, the effective date is for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. ASU 2018-20 and ASU 2019-01 are not applicable.

In January 2016, the FASB issued ASU 2016-01, “Financial Instruments—Overall (Subtopic 825-10)—Recognition and Measurement of Financial Assets and Financial Liabilities” which addresses certain aspects of recognition, measurement, presentation, and disclosure of financial instruments and the measurement of credit losses on financial assets in a separate project. For public business entities, the amendments are effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. All entities that are not public business entities may adopt the amendments earlier as of the fiscal years beginning after December 15, 2017, including interim periods within those fiscal years.

In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers”. This new guidance will replace most existing US GAAP guidance on this topic. The new revenue recognition standard provides a unified model to determine when and how revenue is recognized. The core principle is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration for which the entity expects to be entitled in exchange for those goods or services. The ASU 2014-09 is effective for annual reporting periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018. In August 2015, the FASB issued ASU 2015-14 which deferred, by one year, the effective date for the new revenue reporting standard for entities reporting under US GAAP. All entities (not public) should apply the guidance in ASU 2014-09 to annual reporting periods beginning after December 15, 2018, and interim reporting periods within annual reporting periods beginning after December 15, 2019. Earlier application is permitted only as of an annual reporting period beginning after December 15, 2016, including interim reporting periods. In March 2016, the FASB issued ASU 2016-08, “Revenue from Contracts with Customers, Principal versus Agent Considerations (Reporting Revenue Gross versus Net)” clarifying the implementation guidance on principal versus agent considerations. Specifically, an entity is required to determine whether the nature of a promise is to provide the specified good or service itself (that is, the entity is a principal) or to arrange for the good or service to be provided to the customer by the other party (that is, the entity is an agent). The determination influences the timing and amount of revenue recognition. In April 2016, the FASB issued ASU 2016-10, “Revenue from Contracts with Customers, Identifying Performance Obligations and Licensing”, clarifying the implementation guidance on identifying performance obligations and licensing. Specifically, the amendments reduce the cost and complexity of identifying promised goods or services and improve the guidance for determining whether promises are separately identifiable. The amendments also provide implementation guidance on determining whether an entity’s promise to grant a license provides a customer with either a right to use the entity’s intellectual property (which is satisfied at a point in time) or a right to access the entity’s intellectual property (which is satisfied over time). In May 2016, the FASB issued ASU 2016-12 “Revenue from Contracts with Customers (Topic 606), Narrow-Scope Improvements and Practical Expedients”, which amends the guidance on transition, collectability, noncash consideration and the presentation of sales and other similar taxes. ASU 2016-12 clarifies that, for a contract to be considered completed at transition, all (or substantially all) of the revenue must have been recognized under legacy GAAP. In addition, ASU 2016-12 clarifies how an entity should evaluate the collectability threshold and when an entity can recognize nonrefundable consideration received as revenue if an arrangement does not meet the standard’s contract criteria. In September 2017, the FASB issued ASU 2017-13, “Revenue Recognition (Topic 605), Revenue from Contracts with Customers (Topic 606), Leases (Topic 840), and Leases (Topic 842)”. These amendments provide additional clarification and implementation guidance on the previously issued ASUs. These amendments do not change the core principles of the guidance stated in ASU 2014-09, instead they are intended to clarify and improve operability of certain topics included within the revenue standard. In November 2017, the FASB issued ASU 2017-14, which includes amendments to certain SEC paragraphs within the FASB Accounting Standards Codification (Codification). ASU 2017-14 amends the Codification to incorporate SEC Staff Accounting Bulletin (SAB) No. 116 and SEC Interpretive Release on Vaccines for Federal Government Stockpiles (SEC Release No. 33-10403) that bring existing SEC staff guidance into conformity with the FASB’s adoption of and amendments to ASC Topic 606, Revenue from Contracts with Customers. The effective date and transition requirements for ASU 2016-08, ASU 2016-10, ASU 2016-12, ASU 2017-13 and ASU 2017-14 are the same as the effective date and transition requirements for ASU 2015-14. The Company is currently evaluating the impact the new standard will have on its consolidated financial statements.

3.	Fair Value Measurements

The following tables provide the assets measured at fair value on a recurring basis as of June 30, 2019 and December 31, 2018 ($ in thousands):

	Fair Value Hierarchy as of June 30, 2019			Aggregate Fair Value
	Level 1	Level 2	Level 3
Derivatives:
Interest Rate Swap	$—	$(120)	$—	$(120)
Foreign Exchange Forward	—	304	—	304

Total Derivatives	$—	$184	$—	$184
Marketable securities:
Mutual funds	$3,630	$—	$—	$3,630

Total Marketable securities	$3,630	$—	$—	$3,630
Liabilities:
Preference shares (1)	$—	$—	$(2,370)	$(2,370)
Contingent consideration for Solutions Infini acquisition (2)	—	—	(489)	(489)

Total Liabilities	$—	$—	$(2,859)	$(2,859)

	Fair Value Hierarchy as of December 31, 2018			Aggregate Fair Value
	Level 1	Level 2	Level 3
Derivatives:
Interest Rate Swap	$—	$(97)	$—	$(97)
Foreign Exchange Forward	—	56	—	56

Total Derivatives	$—	$(41)	$—	$(41)
Marketable securities:
Mutual funds	$3,151	$—	$—	$3,151

Total Marketable securities	$3,151	$—	$—	$3,151
Liabilities:
Preference shares (1)	$—	$—	$(1,834)	$(1,834)
Contingent consideration for Solutions Infini acquisition (2)	—	—	(482)	(482)

Total Liabilities	$—	$—	$(2,316)	$(2,316)

(1)

Based on the information available at the reporting date, the preference shares liability was estimated as the basis of present value of the expected future cash flows contractually due in connection with the achievement of specified levels of EBITDA of Solutions Infini for the year ending March 31, 2020. Such cash flows are already predetermined and the maximum pay-out was assumed in determining the estimate which is primarily based on the expected EBITDA sourced from the most updated business plan, which represents management best estimates and is significantly above the targeted EBITDA. Changes in the liability during the period are due to (i) accrued interest expense due to the fact that the obligation will be settled in 2020; (ii) exchange rate differences; and (iii) net compensation expense for the period. Such net compensation expense includes the effect of the modification to the Solutions Infini Purchase Agreement, signed on May 6, 2019, that reduced the price of the preference shares to be purchased in 2020 by

INR70,000 thousand (see Note 12 for further details) resulting in a prospective reduction compared to the preference shares compensation expense determined in accordance with the original agreement.
(2)

Based on the information available at the reporting date, the contingent consideration for the Solutions Infini acquisition was estimated as the basis of present value of the expected future cash flows contractually due in connection with the achievement of specified levels of EBITDA of Solutions Infini for the year ending March 31, 2019. Such cash flows are already predetermined and the maximum pay-out was assumed in determining the estimate which is primarily based on the expected EBITDA sourced from the most updated business plan, which represents management best estimates and is significantly above the targeted EBITDA. The amount presented in the table above represents the estimated portion of the total deferred consideration. The change with respect to the balance as of December 31, 2018, relates to the accrued interest and exchange rate differences. No changes in fair value were recognized as initially estimated during the period.

The actual EBITDA of Solutions Infini for the year ended March 31, 2019, which became available in July 2019, confirmed the estimated amount considered by management to determine the contingent consideration for the Solutions Infini acquisition at the reporting date.

4.	Derivative Financial Instruments

The gross notional amount of derivative contracts not designated as hedging instruments, outstanding at June 30, 2019, was €7,294 thousand ($8,294 thousand) and $7,129 thousand for Interest Rate Swap and Foreign Exchange Forward, respectively, while the gross notional amount of our derivative contracts not designated as hedging instruments, outstanding at December 31, 2018 was €7,906 thousand ($9,049 thousand) and $7,107 thousand for Interest Rate Swap and Foreign Exchange Forward, respectively.

The amount and location of the gains (losses) in the consolidated statements of income related to derivative contracts ($ in thousands):

Derivatives Not Designed As Hedging Instruments	Line item	Three Months Ended June 30,		Six Months Ended June 30,
		2019	2018	2019	2018
Interest Rate Swap	Interest expense, net	$(17)	$(49)	$(23)	$(48)
Foreign Exchange Forward	Foreign currency income/(loss)	10	253	249	(17)

Total		$(7)	$204	$226	$(65)

The following tables present the fair value and the location of, derivative contracts reported in the consolidated balance sheets ($ in thousands):

As of June 30, 2019
Derivatives Not Designed As Hedging Instruments	Line item	Fair Value (1)
Interest Rate Swap	Other long-term liabilities	$(120)
Foreign Exchange Forward	Other long-term assets	111
Foreign Exchange Forward	Other current assets	193

Total		$184

(1)	For the classification of input used to evaluate the fair value of our derivatives, refer to “Note 3”.

As of December 31, 2018
Derivatives Not Designed As Hedging Instruments	Line item	Fair Value (1)
Interest Rate Swap	Other long-term liabilities	$(97)
Foreign Exchange Forward	Other current liabilities	(18)
Foreign Exchange Forward	Other long-term liabilities	(9)
Foreign Exchange Forward	Other long-term assets	42
Foreign Exchange Forward	Other current assets	41

Total		$(41)

(1)	For the classification of input used to evaluate the fair value of our derivatives, refer to “Note 3”.

5.	Business Seasonality

The Company’s business is characterized by seasonal phenomena, which concentrate the largest volumes in the third and fourth quarters of the year. This distribution of volumes is reflected in our gross margins, which are consequently higher in those quarters.

6.	Goodwill and Intangible Assets

Goodwill

Goodwill as of June 30, 2019 and December 31, 2018 was as follows ($ in thousand):

Balance as of December 31, 2018	$17,276
Effect of exchange rate	88

Balance as of June 30, 2019	$17,364

Intangible assets

Intangible assets consisted of the following ($ in thousands):

	As of June 30, 2019
	Gross	Accumulated amortization	Net
Amortizable Intangible Assets:
Developed technology	$2,820	$642	$2,178
Customer relationships	9,289	1,123	8,166
Patent	107	20	87

Total amortizable intangible assets	$12,216	$1,785	$10,431

	As of December 31, 2018
	Gross	Accumulated amortization	Net
Amortizable Intangible Assets:
Developed technology	$2,810	$310	$2,500
Customer relationships	9,243	555	8,688
Patent	99	11	88

Total amortizable intangible assets	$12,152	$876	$11,276

Amortization expense was $448 thousand and $1.3 thousand for the three months ended June 30, 2019 and 2018, respectively and $897 thousand and $2 thousand for the six months ended June 30, 2019 and 2018, respectively.

Total estimated future amortization expense as of June 30, 2019 is as follows ($ in thousands):

As of June 30, 2019
2019 (remaining six months)	886
2020	1,726
2021	1,481
2022	1,190
2023	1,080
Thereafter	4,068

Total	10,431

7.	Property and Equipment

Property and equipment consisted of the following ($ in thousands):

	As of June 30, 2019	As of December 31, 2018

Internal-use software development costs	$1,430	$1,440
Servers (1)	1,452	1,170
Office equipment	1,071	965
Leasehold improvements	224	222
Furniture and fixtures	189	189
Tangible assets in progress	415	108
Vehicles	47	49
Software	4	4
Other assets	104	103

Total property and equipment	$4,936	$4,250

Less: accumulated depreciation and amortization	2,312	1,909

Total property and equipment, net	$2,624	$2,341

(1)

Including equipment under capital leases with gross amount of $230 thousand net of accumulated depreciation of $50 thousand at June 30, 2019 (gross amount of $63 thousand net of accumulated depreciation of $31 thousand at December 31, 2018).

Depreciation and amortization expense was $209 thousand and $124 thousand for the three months ended June 30, 2019 and 2018, respectively and $410 thousand and $231 thousand for the six months ended June 30, 2019 and 2018, respectively.

The Company capitalized $126 thousand, in internal-use software development costs in the three months ended June 30, 2018 (zero in the three months ended June 30, 2019) and $179 thousand in the six months ended June 30, 2018 (zero in the six months ended June 30, 2019). No stock-based compensation expense was capitalized. Amortization of capitalized software development costs was $88 thousand and $79 thousand, in the three months ended June 30, 2019 and 2018, respectively and $177 thousand and $140 thousand in the six months ended June 30, 2019 and 2018, respectively. The amortization expense was allocated as follows ($ in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Cost of revenue	$75	$67	$151	$119
Research and development	13	12	26	21

Total	$88	$79	$177	$140

8.	Joint Venture

As at June 30, 2018, the Company achieved control over Solutions Infini and accounted for its acquisition of a controlling interest in Solutions Infini as a business combination. Before that date, Kaleyra’s interest in Solutions Infini was accounted for as an equity method investment as it was determined to be a joint venture.

The table below summarized 100 percent income statement information for the joint venture ($ in thousand):

	Three Months Ended June 30, 2018	Six Months Ended June 30, 2018
Revenue	$9,323	$16,772
Income before taxes	874	1,005

Net income	$594	$579

9.	Other Assets

Other current assets consisted of the following ($ in thousands):

	As of June 30, 2019	As of December 31, 2018
VAT receivables	$724	$1,852
Credit for tax other than income tax	305	273
Income tax assets	65	65
Other receivables	1,652	354

Total other current assets	$2,746	$2,544

Other long-term assets consisted of the following ($ in thousands):

	As of June 30, 2019	As of December 31, 2018
Non-current income tax credit (advances and tax reduced at sources)	$796	$1,092
Miscellaneous	205	163
Derivative financial assets	111	42

Total other long-term assets	$1,112	$1,297

10.	Bank and other borrowings

As of June 30, 2019 and December 31, 2018, the current portion of bank and other borrowings amounts to $6,513 thousand and $4,686 thousand, respectively. As of June 30, 2019, this item is comprised for $5,252 thousand of the current portion of long-term bank and other borrowing and for $1,261 thousand of bank overdraft. As of December 31, 2018, this item is comprised for $3,038 thousand of the current portion of long-term bank and other borrowings and for $ 1,648 thousand of bank overdraft.

As of June 30, 2019 and December 31, 2018, the weighted average interest rate on the bank overdraft outstanding was 0.60% and 0.69%, respectively.

Long-term financial obligations consist of the following ($ in thousands):

	As of June 30, 2019	As of December 31, 2018	Maturity	Interest Contractual Rate	Nominal Interest Rate
					As of June 30, 2019	As of December 31, 2018
Unicredit S.p.A. (Line A Tranche 1)	$4,341	$5,038	July 2022	Euribor 3 months + 3.10%	2.80%	2.80%
Unicredit S.p.A. (Line A Tranche 2)	198	228	November 2022	Euribor 3 months + 3.10%	2.80%	2.80%
Unicredit S.p.A. (Line B)	3,748	3,770	May 2023	Euribor 3 months + 2.90%	2.60%	2.60%
Intesa San Paolo S.p.A.	1,284	1,572	July 2021	Euribor 3 months + 1.80%	1.49%	1.51%
Ubi Banca S.p.A. (Line 1)	479	625	February 2021	1.25%	1.25%	1.25%
Ubi Banca S.p.A. (Line 2)	2,079	—	April 2021	1.64%	1.64%	—
Monte dei Paschi di Siena S.p.A.	639	—	April 2022	0.95%	0.95%	—
Banco Popolare di Milano S.p.A.	1,354	—	June 2023	Euribor 3 months + 2.00%	2.00%	—
Simest 1	332	382	June 2022	0.50%	0.50%	0.50%
Simest 2	330	379	September 2022	0.50%	0.50%	0.50%
Simest 3	605	—	December 2022	0.50%	0.50%	—
Finlombarda S.p.A.	168	169	December 2020	0.50%	0.50%	0.50%

Total Financial Liabilities	15,557	12,163
Less current portion of long-term liabilities	5,252	3,038

Total long-term liabilities	$10,305	$9,125

On January 30, 2019, the Company entered into a new long-term financing with Simest denominated in Euro for a total of €608 thousand ($691 thousand at June 30, 2019 exchange rate) to be repaid in 8 quarterly installments and with maturity in December 2022.

On April 10, 2019, the Company entered into a new long-term financing with Ubi Banca S.p.A. denominated in Euro for a total amount of €2,000 thousand ($2,274 thousand at June 30, 2019 exchange rate), to be repaid in 24 monthly installments and with maturity in April 2021.

On April 10, 2019, the Company entered into a new long-term financing with Monte dei Paschi di Siena S.p.A., denominated in Euro for a total amount of €600 thousand ($682 thousand at June 30, 2019 exchange rate), to be repaid in 36 monthly installments and with maturity in April 2022.

On April 30, 2019, the Company entered into a new long-term financing with Banco Popolare di Milano S.p.A., denominated in Euro for a total amount of €1,200 thousand ($1,365 thousand at June 30, 2019 exchange rate), to be repaid in 17 quarterly installments and with maturity in June 2023.

Interest expense on bank and other borrowings was of $103 thousand and $69 thousand for the three months ended June 30, 2019 and 2018, respectively and $193 thousand and $131 thousand for the six months ended June 30, 2019 and 2018, respectively.

As of June 30, 2019, the Company had credit line facilities granted of $5,731 thousand, of which $1,261 thousand had been used. As of December 31, 2018, the Company had credit line facilities granted of $4,624 thousand, of which $1,648 thousand had been used.

As of June 30, 2019, the Company is contractually obliged to make payments as follows (in $ thousand):

As of June 30, 2019
2019 (remaining six months)	$2,687
2020	5,617
2021	4,308
2022	2,884
2023	677
Thereafter	—

Total	$16,174

11.	Other Current and Long-term Liabilities

Accrued expenses and other current liabilities consisted of the following ($ in thousands):

	As of June 30, 2019	As of December 31, 2018
Liabilities for tax other than income tax	$556	$589
Social securities liabilities	239	180
Income tax liabilities	43	43
Derivative contract liabilities	—	19
Other liabilities	602	178

Total other current liabilities	$1,440	$1,009

Long-term liabilities consisted of the following ($ in thousands):

	As of June 30, 2019	As of December 31, 2018
Derivative contract liabilities	$120	$106
Other long-term liabilities	277	185

Total other long-term liabilities	$397	$291

12.	Preference Shares liabilities

Preference share liabilities, amounting to $2,370 thousand and $1,834 thousand as of June 30, 2019 and December 31, 2018, represent the Company’s obligation to purchase in 2020 the preference shares from certain employees of Solutions Infini as a part the Solutions Infini Purchase Agreement. The purchase will be made at a predetermined price based on the EBITDA of Solutions Infini for the fiscal year ending March 31, 2020 as stated in the purchase agreement and any amendments thereto.

On May 6, 2019, the Company signed a modification of the Solutions Infini Purchase Agreement to reduce the price of the preference shares to be purchased from the eligible employees of Solutions Infini in 2020 by INR70,000 thousand ($1,015 thousand at the June 30, 2019 exchange rate).

13.	Supplemental Balance Sheet Information

Allowance for doubtful accounts:

A roll-forward of the Company’s allowance for doubtful accounts for the three and the six months ended June 30, 2019 and 2018 is as follows ($ in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Balance, beginning of the period	$215	$148	$157	$60
Accruals	—	—	52	86
Releases of provision	(59)	(25)	(51)	(25)
Effect of exchange rate	11	(7)	9	(5)

Balance, end of the period	$166	$116	$166	$116

14.	Geographic Information

Revenue by geographic area is determined on the basis of the location of the customer. The Company generates its revenue primarily in Italy and India. The following table sets forth revenue by geographic area for the three and the six months ended June 30, 2019 and 2018 ($ in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Italy	$14,463	$13,489	$27,871	$26,400
India	9,122	—	17,293	—
All other parts of the world	7,286	2	13,432	6

Total	$30,871	$13,491	$58,596	$26,406

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Italy	46.8%	100%	47.6%	100.0%
India	29.6%	0.0%	29.5%	0.0%
All other parts of the world	23.6%	0.0%	22.9%	0.0%

As of June 30, 2019 and December 31, 2018, long-live assets are mainly held in Italy, India and United States. The following table sets long-live assets by geographic area as of June 30, 2019 and December 31, 2018 ($ in thousands):

	As of June 30, 2019	As of December 31, 2018
Italy	$1,572	$1,263
India	21,425	22,120
United States	8,497	8,769
All other parts of the world	37	38

Total	$31,531	$32,190

	As of June 30, 2019	As of December 31, 2018
Italy	5.0%	3.9%
India	68.0%	68.8%
United States	26.9%	27.2%
All other parts of the world	0.1%	0.1%

15.	Cost of revenue

Cost of revenue mainly relates to the cost of communication services.

16.	Personnel costs

Personnel cost are equal to $3,261 thousand for the three months ended June 30, 2019 (no stock-based compensation expense was incurred) and $1,789 thousand for the three months ended June 30, 2018 (of which $497 thousand relating to stock-based compensation expense), $6,256 thousand for the six months ended June 30, 2019 (no stock-based compensation expenses was incurred) and $3,620 thousand for the six months ended June 30, 2018 (of which $839 thousand relating to stock-based compensation expenses). Personnel cost was allocated as follows ($ in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Research and development	$1,136	$364	$2,076	$792
Sales and marketing	762	548	1,473	1,112
General and administrative	1,363	877	2,707	1,716

Total Personnel costs	$3,261	$1,789	$6,256	$3,620

17.	General and administrative

General and administrative expense, amounting to $3,961 thousand and $1,374 thousand for the three months ended June 30, 2019 and 2018, respectively, and $7,740 thousand and $2,655 thousand for the six months ended June 30, 2019 and 2018, respectively, mainly relate to personnel costs (including stock-based compensation expense), integration costs, transaction costs relating to the business combination and legal and professional charges.

18.	Financial expense, net

Financial expense, net for the three months and the six ended June 30, 2019 and 2018, consisted of the following ($ in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Financial Income
Interest income	$67	$10	$82	$13
Gain on derivatives	25	204	264	204
Dividend on marketable securities	23	—	38	—

Total Financial income	115	214	384	217
Financial Expense
Interest expense	218	147	411	222
Loss on derivatives	32	—	38	270

Total Financial Expense	250	147	449	492

Financial expense, net	$135	$(67)	$65	$275

19.	Commitments and Contingencies

Lease Commitments

The Company entered into various non-cancelable operating lease agreements that expire over the next 5 years. Rent expense was $224 thousand and $70 thousand for three months ended June 30, 2019 and 2018, respectively and $420 thousand and $128 thousand for the six months ended June 30, 2019 and 2018.

Future minimum lease payments under non-cancellable operating leases as of June 30, 2019 are as follows ($ in thousands):

As of June 30, 2019 (1)
2019 (remaining six months)	472
2020	666
2021	500
2022	480
2023	441
Thereafter	734

Total Minimum Lease Payments	3,293

(1)	Including commitments for the new lease agreement for a corporate office in Milan, Italy entered into by the Company in February 2019 which will be in use starting from July 2019.

Other Commitments

During the three and the six months ended June 30, 2019, the Company entered into certain service agreements with financial advisors in connection with the business combination with GigCapital, Inc.. In accordance with such agreements, the Company may be obligated to pay certain fees upon the successful completion of the prospective business combination with GigCapital, Inc. In particular, if the business combination with GigCapital, Inc. is successfully completed, the Company will owe $2.2 million in advisory fees to be settled partially in cash at the closing of the business combination and partially in an equivalent value of a predetermined number of shares of the GigCapital, Inc.’s common stock; which may vary based on certain circumstances provided by the agreements, to be verified at closing.

Contingencies

As of June 30, 2019, the Company had contingent liabilities of $137 thousand, relating to a tax appeal of Solutions Infini for which no provision was recognized as its occurrence was deemed remote.

20.	Shareholders’ Equity

Common stock

As of June 30, 2019 and December 31, 2018, the Company had authorized 117,408 and 120,501 shares, respectively and issued and outstanding 110,593 shares of common stock with no par value.

Effective on January 18, 2018, the Company changed its legal status from S.r.l. to S.p.A. and contextually, the share capital of the company was divided into 100,000 shares of common stock with no par value.

21.	Income Taxes

The Company recorded an income tax expense of $472 thousand and $212 thousand for the three months ended June 30, 2019 and 2018, respectively and an income tax expense of $551 thousand and $112 thousand for the six months ended June 30, 2019 and 2018, respectively.

The following table presents a reconciliation of the statutory (IRES, Italian Corporate Income Tax) tax rate and the Company’s effective tax rate for the three and the six months ended June 30, 2019 and 2018 ($ in thousand):

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
(Loss)/income before income taxes	$(830)	$255	$(2,130)	$(709)
Primary tax rate of the Company (IRES)	24.00%	24,00%	24.00%	24,00%
Tax benefit calculated according to the Company’s primary tax rate	199	(61)	511	170

Foreign tax rates differences	(80)	(6)	(128)	(15)
Change in valuation allowance	(176)	(15)	(307)	(40)
Non-taxable income	5	—	122	14
Costs not deductible for tax purposes	—	(130)	(92)	(212)
Costs not deductible associated with investments	—	5	—	(23)
CFC (Controlled Foreign Corporation rules)	(96)	—	(145)	—
IRAP (Italian Regional Tax on Productive Activities)	(3)	(5)	(7)	(6)
Taxes on undistributed profits	(321)	—	(504)	—
Other taxes	—	—	(1)	—

Reported income tax	$(472)	$(212)	$(551)	$(112)

As of June 30, 2019 the Company had $5,217 thousand of undistributed earnings and profits generated by a foreign subsidiary (Solutions Infini) for which no deferred tax liabilities have been recorded since the Company intends to indefinitely reinvest such earnings in the subsidiary to fund the international operations and certain obligations of the subsidiary. In addition, the Company expects future cash generated from its operations in Europe and the U.S. to be sufficient to meet the Company’s future cash needs. Should the above undistributed earnings be distributed in the form of dividends or otherwise, the distributions would result in $783 thousand of tax.

22.	Net (loss) / earnings per share attributable to common shareholders

The following table set forth the calculation of basic and diluted (loss) earnings per share attributable to common shareholders during the period presented (in $, except per share data):

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net (loss)/income attributable to common shareholders	$(1,302,439)	$43,010	$(2,681,463)	$(820,980)

Weighted-Average shares used to computed net (loss)/income per share attributable to common shareholders basic	110,593	100,000	110,593	100,000
Weighted-Average shares used to computed net (loss)/income per share attributable to common shareholders diluted	110,593	106,708	110,593	100,000

Net (loss)/income per share attributable to common shareholders, basic	$(11.78)	$0.43	$(24.25)	$(8.21)

Net (loss)/income per share attributable to common shareholders, diluted	$(11.78)	$0.40	$(24.25)	$(8.21)

For the six months ended June 30, 2018, 5,814 outstanding shares of common stock equivalent, were excluded from the calculation of the diluted net loss per share attributable to common shareholders because their effect would be anti-dilutive.

For the three and the six months ended June 30, 2019 there were no outstanding shares of common stock equivalent.

23.	Transactions with Related Parties

During the three months ended June 30, 2019 and 2018 and the six months ended June 30, 2019 and 2018, the material related parties’ transactions, other than compensation and similar arrangements in the ordinary course of business, were as follows:

(i)

certain consulting services on business strategy, rendered by ESSE EFFE S.p.A., a company incorporated in Italy in which the Company holds interests through a director. Costs incurred by the Company for the above consulting services were of $30 thousand and $61 thousand in the three months ended June 30, 2018 and in the six months ended June 30, 2018, respectively (zero in the three and the six months ended June 30, 2019). The outstanding amount due by the Company to ESSE EFFE S.p.A. was zero as of June 30, 2019 and December 31, 2018;

(ii)

legal services rendered by a partner of Studio Legale Chiomenti, that is a family member of a key manager of the Company. Costs incurred by the Company for the above services were of $38 thousand and $64 thousand in the three and six months ended June 30, and 2018, respectively (zero in the three and six months ended June 30, 2019); and

(iii)

loans granted to Company’s directors and executive managers (at the reporting date, also Company’s shareholders) whose outstanding amount was $63 thousand and $67 thousand as of June 30, 2019 and December 31, 2018, respectively.

As of June 30, 2019 and December 31, 2018, the outstanding obligation for preference shares due to executive managers was $1,730 thousand and $1,339 thousand, respectively. In addition, during the three months ended June 30, 2019 and the six months ended June 30, 2019, the Company incurred $100 thousand and $288 thousand, respectively, of compensation expense for executive managers, relating to preference shares, zero for the three and six months ended June 30, 2018.

The outstanding obligation of the deferred consideration for the Buc Mobile and the Solutions Infini acquisitions due to executive managers was of $4,550 thousand and $4,395 thousand as of June 30, 2019 and December 31, 2018, respectively.

The following table presents (income) expenses for related parties reported in the consolidated statement of operations ($ in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Research and development	$50	$—	$144	$—
General and administrative	50	68	144	125

24.	Subsequent events

On July 23, 2019, the Company entered into a medium-term financing agreement with Banco Popolare di Milano S.p.A denominated in Euro for a total of €4,000 thousand ($4,548 thousand at the June 30, 2019 exchange rate) to be repaid in 8 quarterly installments. The financing has a maturity of 24 months from the date of disbursement and will bear interest at a variable rate (Euribor 3 months plus 2.0% spread). Proceeds have been used to settle the deferred consideration for the acquisitions of Solutions Infini.

On July 24, 2019, the Company signed an amendment to the Solutions Infini Purchase Agreement based on which the Fourth Closing date has been anticipated at the same date of the Third Closing date (July 2019).

On July 25, 2019, the Company entered into a medium-term financing agreement with Intesa SanPaolo S.p.A denominated in Euro, for a total notional amount of €4,000 thousand ($4,548 thousand at the June 30, 2019 exchange rate) to be repaid in 16 quarterly installments. The financing has a maturity of 48 months from the date of disbursement and will bear interest at a variable rate Euribor 3 months plus 2.6% spread). Proceeds were used to finance the deferred consideration for the acquisitions of Buc Mobile. On July 31, 2019 the Company paid the two remaining $2,000 thousand deferred payments due in July 2019 and July 2020. The letters of credit in place as of June 30, 2019 were cancelled.

On August 1, 2019, the Company, together with a third party (Supernovae S.r.l.), established a new company (Finnovaction S.r.l.), with share capital of €100 thousand ($114 thousand, at the June 30, 2019 exchange rate), of which €17 thousand ($19 thousand, at the June 30, 2019 exchange rate) was contributed by the Company and €83 thousand ($94 thousand, at the June 30, 2019 exchange rate) was contributed by Supernovae S.r.l.. Kaleyra’s interest in Finnovaction S.r.l. is equal 17%. Finnovaction S.r.l.’s headquarters are located in Milan, Italy, and was created by its founders with the aim to develop, product and market innovative high-tech products and services.

On August 2, 2019, the Company entered into a medium-term financing agreement with Unicredit S.p.A. denominated in Euro for a total of €2.500 thousand ($2,843 thousand at the June 30, 2019 exchange rate) to be repaid in quarterly installments starting from February 2020. The financing will bear interest at a variable rate (Euribor 3 months plus 3.9% spread). The notional amount was fully drawn on the same date.

KALEYRA S.p.A.

Consolidated Financial Statements

As of December 31, 2018 and 2017 and for the years then ended

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors

Kaleyra S.p.A.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Kaleyra S.p.A. and subsidiaries (the Company) as of December 31, 2018 and 2017, the related consolidated statements of operations, other comprehensive (loss)/income, shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2018, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2018, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG S.p.A.

We have served as the Company’s auditor since 2017.

Milan, Italy

July 31, 2019

KALEYRA S.p.A.

Consolidated Balance Sheet

As of December 31, 2018 and 2017

(Amounts in thousands, except share and per share amounts)

	As of December 31,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$8,207	$10,545
Short-term marketable securities	3,151	297
Trade receivables	30,222	17,818
Prepaid expenses and accrued income	462	195
Other current assets	2,544	2,541

Total current assets	44,586	31,396
Property and equipment, net	2,341	1,062
Intangible assets, net	11,276	25
Goodwill	17,276	—
Investments	—	10,566
Deferred tax assets	357	621
Other long-term assets	1,297	27

Total asset	$77,133	$43,697

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Account payables	$40,166	$28,551
Deferred consideration for the acquisitions	3,005	327
Deferred consideration for the acquisitions due to related parties	3,245	883
Current portion of bank and other borrowings	4,686	808
Deferred revenue	1,500	375
Payable to employees	1,020	763
Other current liabilities	1,009	715

Total current liabilities	54,631	32,422
Bank and other borrowings	9,125	7,094
Long-term payable to employees	1,147	947
Preference shares	495	—
Preference shares due to related parties	1,339	—
Deferred consideration for the acquisitions	1,553	276
Deferred consideration for the acquisitions due to related parties	1,150	746
Deferred tax liabilities	2,476	—
Other long-term liabilities	291	225

Total liabilities	72,207	41,710
Commitments and contingencies
Shareholders’ equity:
Share capital—authorized shares 120,501 as of December 31, 2018; issued and outstanding shares 110,593 as of December 31, 2018	121	82
Additional paid-in capital	10,066	—
Accumulated other comprehensive income	31	72
Retained earnings	(5,292)	1,833

Equity of the owners of the parent	4,926	1,987
Non-controlling interests	—	—

Total liabilities and shareholders’ equity	$77,133	$43,697

The accompanying notes are an integral part of these consolidated financial statements.

KALEYRA S.p.A.

Consolidated Statement of Operations

For the years ended December 31, 2018 and 2017

(Amounts in thousands, except share and per share amounts)

	Year Ended December 31,
	2018	2017
Revenue	$77,845	$43,149
Cost of revenue	62,425	34,823

Gross profit	15,420	8,326

Operating expenses:
Research and development (1)(2)	3,368	1,891
Sales and marketing (3)	6,313	1,664
General and administrative (4)(5)	11,359	3,291
(Income)/Loss of equity investments	(95)	24

Total operating expenses	20,945	6,870

(Loss)/Income from operations	(5,525)	1,456
Other income, net	(297)	(369)
Financial expense, net	416	219
Foreign currency loss	32	640

(Loss)/Income before income taxes	(5,676)	966
Income tax expense	1,424	472

Net (Loss)/Income	$(7,100)	$494

Net loss attributable to non-controlling interests	(2)	—
Net (loss)/income attributable to the owners of the parent	(7,098)	494

Net (loss)/income per share attributable to common shareholders, basic and diluted	$(69.8)	$4.9

Weighted-average shares used in computing net loss per share attributable to common shareholders basic and diluted	101,707	100,000

(1)	Includes $717 thousand of stock-based compensation expense in the year ended December 31, 2018 (zero in the year ended December 31, 2017).
(2)	Includes $200 thousand of costs for related party transaction during the years ended December 31, 2018 (zero in the year ended December 31, 2017).
(3)	Includes $2,333 thousand of stock-based compensation expense in the year ended December 31, 2018 (zero in the year ended December 31, 2017)
(4)	Includes $4,309 thousand of stock-based compensation expense in the year ended December 31, 2018 (zero in the year ended December 31, 2017).
(5)	Includes $522 thousand and $313 thousand of costs for related party transaction during the years ended December 31, 2018 and 2017, respectively.

The accompanying notes are an integral part of these consolidated financial statements.

KALEYRA S.p.A.

Consolidated Statement of Other Comprehensive

(Loss)/Income

For the years ended December 31, 2018 and 2017

(Amounts in thousands)

	Year Ended December 31,
	2018	2017
Net (Loss)/Income	$(7,100)	$494
Other comprehensive income:
Foreign currency translation adjustments	(175)	285
Net loss on marketable securities, net of taxes (1)	(22)	—
Other comprehensive income related to joint venture	156	(156)

Total other comprehensive income	(41)	129
Comprehensive (loss)/income	(7,141)	623

Less: Net loss attributable to non-controlling interests	(2)	—

Comprehensive (loss)/income attributable to the owners of the parent	$(7,139)	$623

(1)	Marketable securities taxes amounts to $7 thousand and zero for the year ended December 31, 2018 and 2017, respectively.

The accompanying notes are an integral part of these consolidated financial statements.

KALEYRA S.p.A.

Consolidated Statement of Shareholders’ Equity

For the years ended December 31, 2018 and 2017

(Amounts in thousands)

	Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Total Shareholders’ Equity	Non- controlling Interests		Total Equity
	Outstanding Shares	Amounts
Balance at January 1, 2017	n.a.	$82	$—	$(57)	$1,339	$1,364	$		$1,364
Net income					494	494		—	494
Other comprehensive income				129		129		—	129

Total comprehensive income						623		—	623

Balance at December 31, 2017	n.a.	82	—	72	1,833	1,987		—	1,987
Consolidation of Solutions Infini								2	2
Net loss					(7,098)	(7,098)		(2)	(7,100)
Other comprehensive income				(41)		(41)			(41)

Total comprehensive loss						(7,139)		(2)	(7,141)
Change in the legal status of the Company and creation of 100,000 shares with no par value (1)	100,000	27			(27)	—			—
Issuance of additional shares -Buc Mobile acquisition (2)	3,543	4	2,707			2,711			2,711
Issuance of additional shares on exercise of options (3)	7,050	8				8			8
Stock option compensation expense (3)			7,359			7,359			7,359

Balance at December 31, 2018	110,593	$121	$10,066	$31	$(5,292)	$4,926		$—	$4,926

(1)	Retained earnings adjusted for par value of shares.
(2)	Please refer to “Note 5”, for further details.
(3)	Please refer to “Note 23”, for further details

The accompanying notes are an integral part of these consolidated financial statements.

KALEYRA S.p.A.

Consolidated Statements of Cash Flows

As of and for the years ended December 31, 2018 and 2017

(Amounts in thousands, except share amounts)

	Year Ended December 31,
	2018	2017
Cash Flows from Operating Activities
Net (loss) income	$(7,100)	$494
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation and amortization	1,530	347
Stock-based compensation and preference shares	7,998	—
Loss of equity investments	(95)	24
Provision for doubtful accounts	111	28
Post-employment benefit	139	114
Non-cash interest expense	229	167
Deferred tax expense (benefit)	72	389
Changes in operating assets and liabilities:
Trade receivables	(5,075)	(1,111)
Other current assets	(184)	(218)
Other long-term assets	185	685
Accounts payables	6,072	2,522
Other current liabilities, including current liabilities due to related parties	23	(730)
Deferred revenue	(182)	324
Long-term liabilities	(122)	(145)

Net cash provided by operating activities	3,601	2,890

Cash Flows from Investing Activities
Purchase of marketable securities	(3,873)	—
Sale of marketable securities	995	—
Purchase of property and equipment	(248)	(138)
Sale of property and equipment	9	—
Capitalized software development costs	(657)	(292)
Purchase of intangible assets	(47)	(21)
Acquisition of Buc Mobile, net of cash acquired	(2,407)	—
Acquisition of Solutions Infini, net of cash acquired	(5,482)	(8,083)

Net cash used in investing activities	(11,710)	(8,534)

Cash Flows from Financing Activities
Change in line of credit	1,699	—
Borrowings on term loan	5,611	7,565
Repayments on term loan	(913)	(271)
Proceeds from exercise of options	8	—

Net cash provided by financing activities	$6,405	$7,294

Effect of exchange rate changes on cash and cash equivalents	(634)	1,239

Net (decrease) increase in cash and cash equivalents	(2,338)	2,889
Cash and cash equivalents, beginning of period	$10,545	$7,656

Cash and cash equivalents, end of period	$8,207	$10,545

Supplemental disclosure of cash flow information
Cash paid for interests	$264	$52

Cash paid for income taxes	$368	$151

The accompanying notes are an integral part of these consolidated financial statements.

KALEYRA S.p.A.

Notes to the Consolidated Financial Statements

As of and for the years ended December 31, 2018 and 2017

1.	Organization and Description of Business

Kaleyra S.p.A., formerly Ubiquity S.p.A. (the ‘‘Company’’) is a joint-stock company incorporated in Italy in 1999. The Company is a cloud communications software provider delivering secure Application Protocol Interfaces (“APIs”) and connectivity solutions in the API/Communication Platform as a Service or CPaaS market. Kaleyra’s solutions include identity authentication, mobile and voice notifications on transactions, banking services authorizations, most notably via different integrated mobile channels through its platform.

The Company’s headquarters are located in Milan, Italy and its subsidiaries are located in the United States, India, Switzerland, United Arab Emirates and Singapore.

During fiscal years 2017 and 2018, the Company entered into two purchase agreements to acquire Solutions Infini Technologies Private Limited (“Solutions Infini”) and Buc Mobile Inc. (“Buc Mobile”). Solutions Infini is headquartered in Bangalore, India, develops technology, and provides platforms and ancillary services for bulk messaging services. Buc Mobile is headquartered in Vienna, Virginia in the United States and incorporated under the laws of the State of Delaware. Buc Mobile operates in the Application to Person (“A2P”) transactional and promotional messaging business.

The consolidated balance sheet as of December 31, 2018 includes total current assets of $44,586 thousand and total current liabilities of $54,631 thousand, resulting in net liabilities due within the next 12 months of $10,045 thousand. Such current net liabilities relate for $6,250 thousand to the deferred considerations for the acquisitions of Solutions Infini ($4,268 thousand) and Buc Mobile ($1,982 thousand) which were originally due in July 2019 and August 2019, respectively. These obligations will be financed through new credit facilities granted by two financial institutions that are currently lender to the Company, in particular:

•

On July 25, 2019, the Company entered into a medium-term financing agreement with Intesa SanPaolo S.p.A. denominated in Euro, for a total notional amount of €4,000 thousand ($4,578 thousand at the December 31, 2018 exchange rate) to be repaid in 16 quarterly installments. The financing has a maturity of 48 months from the date of disbursement and bears interest at a variable rate (Euribor 3 months plus 2.6% spread). The total amount was drawn in full on the same date. Proceeds will be primarily used to settle the remaining deferred consideration due for the acquisition of Buc Mobile.

•

On July 23, 2019, the Company entered into a medium-term financing agreement with Banco Popolare di Milano S.p.A denominated in Euro for a total of €4,000 thousand ($4,578 thousand at the December 31, 2018 exchange rate) to be repaid in 8 quarterly installments. The financing has a maturity of 24 months from the date of disbursement and bears interest at a variable rate (Euribor 3 months plus 2.0% spread). The total amount was drawn in full on the same date and proceeds were used to settle the total deferred consideration for the acquisition of Solutions Infini.

In April 2019, the Company has also entered into three additional long-term financing, unrelated to the deferred considerations for the acquisitions, with Ubi Banca S.p.A, Monte dei Paschi di Siena S.p.A. and Banco Popolare di Milano S.p.A. with maturity between 2021 and 2023 for a total notional amount of $2,289 thousand; $687 thousand and $1,374 thousand, respectively. Each financing was fully drawn at inception. Please refer to Note 28—Subsequent events for further details.

Considering the typical financial cycle of Kaleyra and taking into account the business performance of Kaleyra during the period after the reporting date, Kaleyra’s management believes that the Company’s cash, cash flows from operations and availability of borrowings, as described above, will be sufficient to support its planned operations for at least the next 12 months from the date of these financial statements.

2.	Summary of Significant Accounting Policies

(a)	Basis of Presentation

These consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (‘‘U.S. GAAP’’) applicable for an “emerging growth company” as defined in the Jumpstart Our Business Startups Act (“JOBS Act”). The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. In particular, an emerging growth company can delay the adoption of certain accounting standards until those standards would apply to private companies. For the purpose of these consolidated financial statements, the Company availed itself of an extended transition period for complying with new or revised accounting standards and, as a result, did not adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for public companies.

(b)	Principles of Consolidation

The consolidated financial statements include the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

During fiscal year 2017 and a portion of fiscal year 2018, the Company accounted for its interest in Solutions Infini as an equity method investment as it was determined to be a joint venture. Such determination was based on the governance of Solutions Infini as set by the original Solution Infini’s purchase agreement which required agreement between the Company and the selling shareholders for the most significant decisions regarding management of Solutions Infini.

In June 2018, the original purchase agreement was amended and the governance of Solutions Infini was modified (i) allowing the Company to decide over significant decisions of Solution Infini without obtaining the prior consent of the selling shareholders (specifically control over the business plan and ability to change Solutions Infini executive leadership), and (ii) assigning additional rights to the Company in the resolution of potential conflicts with the selling shareholders in case of disagreement on significant matters. Following the above change in the governance of Solutions Infini, the Company achieved control over Solutions Infini and accounted for its acquisition of a controlling interest as a business combination and began consolidating Solutions Infini’s results into its operations.

(c)	Joint ventures

Investments in joint ventures are accounted for using the equity method from the date when joint control is acquired until it is lost. Under the equity method, the investments are initially recognized at cost (including transaction costs directly related to the acquisition). Any excess of the cost over the Company’s share of the investee net assets is then allocated to the individual acquired assets and liabilities of the investee, resulting in the basis differences. Initial cost is adjusted thereafter to recognize the Company’s share of the post-acquisition profits or losses of the investee in profit or loss, and the Company’s share of movements in other comprehensive income of the investee in other comprehensive income. Dividends received or receivables from joint ventures are recognized as a reduction in the carrying amount of the investment.

(d)	Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates are used for, but not limited to, allowance for doubtful accounts; valuation of the Company’s stock-based award; recoverability of long-lived and intangible assets; capitalization and useful life of the Company’s capitalized internal-use software development costs; fair value of acquired intangible assets and goodwill; accruals and contingencies, included tax related provision and valuation allowance on deferred taxes. Estimates are based on historical experience and on various assumptions that the

Company believes are reasonable under current circumstances. However, future events are subject to change and best estimates and judgments may require further adjustments; therefore, actual results could differ materially from those estimates. Management periodically evaluates such estimates and they are adjusted prospectively based upon such periodic evaluation.

(e)	Concentration of Credit Risk

Financial instruments that potentially expose the Company to a concentration of credit risk consist primarily of cash and cash equivalents, marketable securities and accounts receivable. The Company maintains cash and cash equivalents and marketable securities with financial institutions that management believes are financially sound.

The Company sells its services to a wide variety of customers. If the financial condition or results of operations of any significant customers deteriorate substantially, operating results could be adversely affected. To reduce credit risk, management performs ongoing credit evaluations of the financial condition of significant customers. The Company maintains reserves for estimated credit losses on customer accounts when considered necessary. Actual credit losses may differ from the Company’s estimates. In the years ended December 31, 2018 and 2017, there were three and four customers, respectively, that individually accounted for more than 10% of the Company’s consolidated total revenue. In particular in 2018, revenue generated by the first, second, third and fourth major customer of the Company accounted for $ 13,569 thousand, $8,117 thousand, $8,839 thousand and $ 7,797 thousand. In 2017 revenue generated by the first, second, third and fourth major customer accounted for $ 10,733 thousand, $ 8,736 thousand, $ 6,420 thousand, and $ 6,163 thousand.

(f)	Revenue Recognition

The Company derives its revenue primarily from usage-based fees earned from the sale of communications services offered through software solutions to large enterprises, as well as small and medium-sized customers. Revenue can be billed in advance or in arrears depending on the term of the agreement; for the majority of customers revenue is invoiced on a monthly basis in arrears.

Amounts that have been invoiced are recorded in accounts receivable and in revenue or deferred revenue, depending on whether the revenue recognition criteria have been met.

The Company recognizes revenue when all of the following criteria are satisfied:

•	the service has been or is being rendered to the customer;

•	the amount of the fees to be paid by the customer is fixed or determinable; and

•	collectability of the fees is reasonably assured.

Collectability is assessed based on a number of factors, including payment history and the creditworthiness of a customer. If it is determined that collection is not reasonably assured, revenue is not recognized until collection becomes reasonably assured, which is generally upon receipt of cash.

The Company’s contracts do not provide customers with the right to take possession of the software supporting the applications.

As a part of the arrangement with its customers, the Company offers customer advanced support services, to guarantee the continuity and promptly delivery of the services. Revenue for these services is recognized ratably over the term of the service period.

The Company’s arrangements do not contain general rights of return. Sales and other taxes collected from customers to be remitted to government authorities are excluded from revenue.

(g)	Cost of Revenue

Cost of revenue consists primarily of costs of communications services purchased from network service providers. Cost of revenue also includes the cost of the Company’s cloud infrastructure and technology platform, amortization of capitalized internal-use software development costs related to the platform applications and amortization of developed technology acquired in the business combinations.

(h)	Research and Development Expenses

Research and development expenses consist primarily of personnel costs, the costs of the technology platform used for staging and development, outsourced engineering services, amortization of capitalized internal-use software development costs and an allocation of general overhead expenses. The Company capitalizes the portion of its software development costs that meet the criteria for capitalization.

(i)	Internal-use Software Development Costs

Certain costs of the technology platform and other software applications developed for internal use are capitalized. The Company capitalizes qualifying internal-use software development costs that are incurred during the application development stage. Capitalization of costs begins when two criteria are met: (i) the preliminary project stage is completed, and (ii) it is probable that the software will be completed and used for its intended purpose. Capitalization ceases when the software is substantially complete and ready for its intended use, including the completion of all-significant testing. The Company also capitalizes costs related to specific upgrades and enhancements when it is probable the expenditures will result in additional functionality and expenses costs incurred for maintenance and minor upgrades and enhancements. Costs related to preliminary project activities and post-implementation operating activities are expensed as incurred.

Capitalized costs of platform and other software applications are included in property and equipment. These costs are amortized over the estimated useful life of the software on a straight-line basis over four years. Management evaluates the useful life of these assets on an annual basis and tests for impairment whenever events or changes in circumstances occur that could affect the recoverability of these assets. The amortization of costs related to the platform applications is included in cost of revenue, while the amortization of costs related to other software applications developed for internal use is included in research and development expenses.

(j)	Advertising Costs

Advertising costs are expensed as incurred and were $578 thousand and $228 thousand in the years ended December 31, 2018 and 2017, respectively. Advertising costs are included in sales and marketing expenses in the accompanying consolidated statement of operations.

(k)	Marketable securities

Investments in marketable securities are carried at fair value and classified as available-for-sale securities. Realized gains and losses on available-for-sale securities are included in financial expense, net in the consolidated statements of operations. Unrealized gains and losses, net of deferred taxes, on available-for-sale securities are included in the consolidated balance sheets as a component of accumulated other comprehensive income (loss). In the event the fair value of an investment declines below its cost basis, management is required to determine if the decline in fair value is other than temporary. If management determines the decline is other than temporary, an impairment charge is recorded. As of December 31, 2018 and 2017 the Company has marketable security of $3,151 thousand and $297 thousand; respectively relating to equity instruments (mutual funds) with no maturity.

(l)	Stock-Based Compensation

The Company accounts for stock-based compensation expense related to stock-based awards based on the fair value of the award on the grant date. Stock-based compensation expense is recognized on a straight-line basis over the requisite service period. The Company uses the Cox-Rubinstein binomial tree mode to measure the fair value of its stock options. The Company elected to account for forfeitures as they occur.

The identified model requires the use of objective and subjective assumptions, which determine the fair- value of stock-based awards. These assumptions include:

•

Fair value of common stock: the fair value of the shares of the Company’s common stock underlying stock options is established by the board of directors on the basis of various objective and subjective factors including but not limited to, the following: i) the Company’s results of operations, financial position and capital resources; ii) current business conditions and projections; iii) the lack of marketability of the Company’s common stock; iv) the hiring of key personnel and the experience of the Company’s management; v) the introduction of new products; vi) the risk inherent in the development and expansion of the Company’s products; vii) the likelihood of achieving a liquidity event, such as a sale of the Company; viii) industry trends and competitive environment; and ix) overall economic indicators, including gross domestic product, employment, inflation and interest rates.

•

Expected term. The expected term was estimated to be the final maturity date of the option (i.e. the last day allowed for the exercise). This assumption is confirmed by the model behavior that implies that, in the absence of dividends, the optimal exercise time of an American- style option is the final maturity date.

•

Expected volatility. The expected volatility is derived from an average of the historical volatilities of the common stock of several entities with characteristics similar to those of the Company, such as the size, and operational and economic similarities to its principle business operations. The Company uses this method because it has limited information on the volatility of its common stock.

•	Risk-free interest rate. The risk-free interest rate is based on the rates of the Euro swap curve with maturities similar to the expected term of the options as of the grant date.

•	Expected dividends. The expected dividend is assumed to be zero, as the Company has never paid dividends and has no current plans to pay any dividends on its common stock.

In evaluating stock options, the Company’s board of directors has been assisted by an independent third-party specialist.

(m)	Employee benefit

The Company has defined benefit plans, granted to Italian and Indian employees and regulated by Italian and Indian laws, respectively. The defined benefit plans are calculated based on the employee compensation and the duration of the employment relationship, and are paid to the employee upon termination of the employment relationship. The costs of the defined benefit plans reported in the Company’s consolidated statement of operations is determined by actuarial calculation performed at least on an annual basis. The actuarial valuation is performed using the “Projected Unit Credit Method” based on the employees ‘expected date of separation or retirement.

As a part of the purchase agreement relating to the acquisition of Solutions Infini by Kaleyra, the Company assumed the obligation to purchase a number of preference shares from certain employees in 2020 at a price determined based on the EBITDA of the Company for the fiscal year ending March 31, 2020. These preference shares represent compensation for future services for the eligible employees. The Company accounts for the liability related to the preference shares through the relevant period from July 2017 to July 2020, charging the income statement on a straight-line basis over that period.

(n)	Income Taxes

The Company accounts for income taxes in accordance with the asset and liability approach. Deferred tax assets and liabilities are recognized for future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, as well as for operating loss and tax credit carry-forwards. Deferred tax amounts are determined by using the enacted tax rates expected to be in effect when the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance reduces the deferred tax assets to the amount that is more likely than not to be realized.

The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50 percent likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

The Company records interest and penalties related to an underpayment of income taxes in income tax expense in the consolidated statement of operations.

(o)	Foreign Currency Translation

The functional currency of the Company is the Euro. The functional currency of Solutions Infini is the INR and the functional currency of Buc Mobile is U.S. Dollar.

Each company remeasures monetary assets and liabilities denominated in currencies other that its functional currency at period-end exchange rates and non-monetary items are at historical rates. Remeasurement adjustments are recognized in the consolidated statement of operations as foreign currency income (loss) in the period of occurrence.

These financial statements are presented in U.S. Dollars. For legal entities where the functional currency is a currency other than the U.S. Dollar, including the Company, adjustments resulting from translating the financial statements into U.S. Dollar are recorded as a component of accumulated other comprehensive income (loss) in shareholders’ equity. Monetary assets and liabilities denominated in a currency that is other than the U.S. Dollar are translated into U.S. Dollar at the exchange rate on the balance sheet date. Revenue and expenses are translated at the weighted average exchange rates during the period. Equity transactions are translated using historical exchange rates.

(p)	Comprehensive Income (Loss)

Comprehensive income (loss) refers to net income (loss) and other revenue, expenses, gains and losses that, under U.S. GAAP, are recorded as an element of shareholders’ equity but are excluded from the calculation of net income (loss).

(q)	Earnings (Loss) per Share

Basic earnings (loss) per share attributable to common shareholders is calculated by dividing the net income (loss) attributable to common shareholders by the weighted-average number of shares of common stock outstanding for the period.

Diluted net income (loss) per share is calculated by giving effect to all potentially dilutive common stock when determining the weighted-average number of common shares outstanding. For purposes of the diluted net income (loss) per share calculation, options to purchase common stock are considered common stock equivalents. The Company has no issued securities other than common stock that participate in dividends.

(r)	Cash and Cash Equivalents

The Company considers all liquid investments with an original maturity of three months or less when purchased to be cash equivalents. Cash equivalents consist of funds deposited into saving accounts.

(s)	Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are recorded net of an allowance for doubtful accounts. The allowance for doubtful accounts is estimated based on the Company’s assessment of its ability to collect on customer accounts receivable. The Company regularly reviews the allowance by considering certain factors such as historical experience, credit quality, age of accounts receivable balances and other known conditions that may affect a customer’s ability to pay. In cases where the Company is aware of circumstances that may impair a specific customer’s ability to meet their financial obligations, a specific allowance is recorded against amounts due from the customer which reduces the net recognized receivable to the amount the Company reasonably believes will be collected. The Company writes-off accounts receivable against the allowance when a determination is made that the balance is uncollectible, and collection of the receivable is no longer being actively pursued.

The allowance for doubtful accounts was $157 thousand and $60 thousand as of December 31, 2018 and 2017, respectively.

(t)	Property and Equipment

Property and equipment is stated at cost less accumulated depreciation or amortization. Depreciation is computed using the straight-line method over the estimated useful life of the related asset. Maintenance and repairs are expensed as incurred.

The useful lives of property and equipment are as follows:

Internal-use software development costs	4 years
Servers	3 - 6 years
Office equipment	3 - 5 years
Leasehold improvements	5 years or remaining lease term
Furniture and fixtures	4 - 8 years
Vehicles	8 - 10 years
Software	3 years
Other assets	4 years

(u)	Intangible Assets

Intangible assets recorded by the Company are costs directly associated with securing legal registration of patents and the fair value of identifiable intangible assets acquired in business combinations.

Intangible assets with determinable economic lives are carried at cost, less accumulated amortization. Intangible assets arising from business combinations, such as customer relationship and developed technology, were initially recorded at estimated fair value. Amortization is computed over the estimated useful life of each asset on a straight-line basis, except for customer relationships, which are amortized over the best estimate of their expected useful life using an accelerated method (“sum of years’ digits method”), in order to better approximate the pattern in which their economic benefit are expected to be consumed. The Company determines the useful lives of identifiable intangible assets after considering the facts and circumstances related to each intangible asset. Factors the Company considers when determining useful lives include the contractual term of any agreement related to the asset, the historical performance of the asset, the Company’s long-term strategy for using the asset, any laws or other local regulations which could impact the useful life of the asset and other economic factors, including competition and specific market conditions. Intangible assets without determinable economic lives are carried at cost, not amortized and reviewed for impairment on an annual basis or whenever events or changes in circumstances indicate that the carrying value may not be recoverable.

The useful lives of the intangible assets are as follows:

Developed technology	3 - 6 years
Customer relationships (accelerated method)	15 - 17 years
Patent	3 - 7 years

(v)	Goodwill

Goodwill represents excess of the aggregate purchase price over the fair value of net identifiable assets acquired in a business combination. Goodwill is not amortized and is tested for impairment on an annual basis or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. The Company has selected December 31 as the date to perform its annual impairment test. In the valuation of goodwill, management must make assumptions regarding estimated future cash flows to be derived from the Company’s business. If these estimates or their related assumptions change in the future, the Company may be required to record an impairment for these assets. Management may first evaluate qualitative factors to assess if it is more likely than not that the fair value of a reporting unit is less than its carrying amount and to determine if a two-step impairment test is necessary. Management may choose to proceed directly to the two-step evaluation, bypassing the initial qualitative assessment. The first step of the impairment test involves comparing the fair value of the reporting unit to which goodwill is allocated to its net book value, including goodwill. If the net book value exceeds its fair value, then the Company would perform the second step of the goodwill impairment test to determine the amount of the impairment loss. The impairment loss would be calculated by comparing the implied fair value of the goodwill to its net book value. In calculating the implied fair value of goodwill, the fair value of the entity would be allocated to all of the other assets and liabilities based on their fair values. The excess of the fair value of the entity over the amount assigned to other assets and liabilities is the implied fair value of goodwill. An impairment loss would be recognized when the carrying amount of goodwill exceeds its implied fair value. No goodwill impairment charges have been recorded for any period presented.

(w)	Impairment of Long-Lived Assets

The Company evaluates long-lived assets, including property and equipment and intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets held and used is measured by a comparison of the carrying amount of an asset or an asset group to estimated undiscounted future net cash flows expected to be generated by the asset or asset group. If such evaluation indicates that the carrying amount of the asset or the asset group is not recoverable, any impairment loss would be equal to the amount the carrying value exceeds the fair value. There was no impairment during the years ended December 31, 2018 and 2017.

(x)	Deferred Revenue

Deferred revenue consists of advance payments from customers to be applied against future usage and customer billings in advance of revenues being recognized under the Company’s contracts. Deferred revenue is generally expected to be recognized during the succeeding 12-month period and is thus recorded as a current liability.

(y)	Segment Information

The Company’s Chief Executive Officer is the chief operating decision maker, who reviews the Company’s financial information presented on a consolidated basis for purposes of allocating resources and evaluating the Company’s financial performance. Accordingly, the Company has determined that it operates in a single reporting segment.

(z)	Derivatives

The Company has not historically entered into hedging derivatives in the ordinary course of its business. In connection with the acquisition of Solutions Infini and Buc Mobile, the Company entered into certain derivative contracts to serve as economic hedge for risk management purposes. These derivatives include exchange rate forwards on the purchase prices denominated in Indian Rupee for the acquisition of Solutions Infini and in U.S. Dollars for the acquisition of Buc Mobile and interest rate swaps on the bank borrowing entered into by the Company to finance the acquisitions. These derivatives were not designated as hedging instruments under the accounting literature. Because hedge accounting was not applied, those derivatives have been recorded at fair value on the balance sheet with changes in fair value recorded in net income as Interest expense, net or Foreign currency (income)/loss depending on the nature of the derivative instrument.

(aa)	Business Combinations

The Company recognizes identifiable assets acquired and liabilities assumed at their acquisition date fair values. Goodwill is measured as the excess of the consideration transferred over the fair value of assets acquired and liabilities assumed on the acquisition date. While the Company uses its best estimates and assumptions as part of the purchase price allocation process to accurately value assets acquired and liabilities assumed, these estimates are inherently uncertain and subject to refinement.

The authoritative guidance allows a measurement period of the purchase price allocation that ends when the entity has obtained all relevant information about facts that existed at the acquisition date, and that cannot exceed one year from the date of acquisition. As a result, during the measurement period the Company may record adjustments to the fair values of assets acquired and liabilities assumed, with the corresponding offset to goodwill to the extent that it identifies adjustments to the preliminary purchase price allocation. Upon conclusion of the measurement period or final determination of the values of the assets acquired and liabilities assumed, whichever comes first, any subsequent adjustments will be recorded to the consolidated statement of operations.

(bb)	Fair Value of Financial Instruments

The Company applies fair value accounting for all financial instruments on a recurring basis. The Company’s financial instruments, which include cash, cash equivalents, derivatives, accounts receivable and accounts payable are recorded at their carrying amounts, which approximate their fair value due to their short-term nature. All marketable securities are considered available-for-sale and recorded at their estimated fair values. Unrealized gains and losses for available-for-sale securities are recorded in other comprehensive income (loss). In valuing these items, the Company uses inputs and assumptions that market participants would use to determine their fair value, utilizing valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs.

Impairments are considered other than temporary if they are related to deterioration in credit risk or if it is likely that the security will be sold before the recovery of its cost basis. Realized gains and losses and declines in value deemed to be other than temporary are determined based on the specific identification method and are reported in other income (expense), net.

The accounting guidance for fair value provides a framework for measuring fair value, clarifies the definition of fair value, and expands disclosures regarding fair value measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the reporting date. The accounting guidance establishes a three-tiered hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value as follows:

Level 1 Inputs: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

Level 2 Inputs: Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

Level 3 Inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at measurement date.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

Net cash settlements on derivatives that do not qualify for hedge accounting are reported in financial income, net.

(cc)	Recent Accounting Pronouncements Not Yet Adopted

In November 2018, the FASB issued ASU 2018-18,” Collaborative Arrangements (Topic 808)”, clarifying the interaction between Topic 808 and Topic 606. A collaborative arrangement is a contractual arrangement under which two or more parties actively participate in a joint operating activity and are exposed to significant risks and rewards that depend on the activity’s commercial success. Topic 808 does not provide comprehensive recognition or measurement guidance for collaborative arrangements, and the accounting for those arrangements is often based on an analogy to other accounting literature or an accounting policy election. Some entities apply revenue guidance directly or by analogy to all or part of their arrangements, and others apply a different accounting method as an accounting policy. Those accounting differences result in diversity in practice on how entities account for transactions on the basis of their view of the economics of the collaborative arrangement. For public business entities, the amendments are effective for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021.

In August 2018, the Financial Accounting Standards Board (“FASB”) issued ASU 2018-15, “Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That is a Service Contract”. This standard aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. The standard is effective for public business entities for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. For all other entities, the amendments in this Update are effective for annual reporting periods beginning after December 15, 2020, and interim periods within annual periods beginning after December 15, 2021. Early adoption of the amendments in this Update is permitted, including adoption in any interim period, for all entities. The amendments in this Update should be applied either retrospectively or prospectively to all implementation costs incurred after the date of adoption. The Company is currently evaluating the impact of the adoption of this standard on its consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13, “Fair Value Measurement (Topic 820) Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement”. The amendments under ASU 2018-13 remove add and modify certain disclosure requirements on fair value measurements in ASC 820. The amendments are effective for all entities for fiscal years, and interim periods within those years, beginning after December 15, 2019. An entity shall apply the pending content retrospectively to all periods presented.

In July 2018, the FASB issued ASU 2018-09, “Codification Improvements”, which does not prescribe any new accounting guidance, but instead makes minor improvements and clarifications of several different FASB ASC areas based on comments and suggestions made by various stakeholders. The transition and effective date guidance is based on the facts and circumstances of each amendment. Some of the amendments in this Update do not require transition guidance and will be effective upon issuance of this Update. However, there are some conforming amendments in this Update that have been made to recently issued guidance that is not yet effective that may require application of the transition and effective date guidance in the original Accounting Standards Update. The Company is evaluating the impact on the consolidated financial statements. In December 2017, the FASB issued ASU 2017-15, “Codification Improvements—Elimination of Topic 995”, which supersede obsolete guidance in Topic 995 on unrecognized deferred taxes related to certain statutory reserve deposits. If an entity has unrecognized deferred income taxes related to statutory deposits made 2 on or before December 15, 1992, the entity would be required to recognize the unrecognized income taxes in accordance with Topic 740. The amendments are effective for fiscal years and first interim periods beginning after December 15, 2018. Early adoption is permitted for all entities, including adoption in an interim period. In April 2019, the FASB issued ASU 2019-04, “Codification Improvements to Topic 326, Financial Instruments—Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments”, which affect a variety of Topics in the Codification. For entities that have not yet adopted the amendments in Update 2016-13, the effective dates and transition requirements for the amendments are the same as the effective dates and transition requirements in Update 2016-13. For entities that have adopted the amendments in Update 2016-13, the amendments are effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is permitted in any interim period as long as the entity has adopted the amendments in Update 2016-13.

In March 2017, the FASB issued ASU 2017-07, “Compensation—Retirement Benefits (Topic 715)”, which requires that an employer report the service cost component in the same line item or items as other compensation costs arising from services rendered by the pertinent employees during the period. The other components of net benefit cost are required to be presented in the income statement separately from the service cost component and outside a subtotal of income from operations, if one is presented. The new standards are effective for public business entities for annual periods beginning after December 15, 2017, including interim periods within those 3 annual periods. For other entities, the amendments are effective for annual periods beginning after December 15, 2018, and interim periods within annual periods beginning after December 15, 2019. Early adoption is permitted. In August 2018, the FASB issued ASU 2018-14, which modify the disclosure requirements for employers that sponsor defined benefit pension or other postretirement plans. The amendments are effective for fiscal years ending after December 15, 2020, for public business entities and for fiscal years ending after December 15, 2021, for all other entities. Early adoption is permitted for all entities.

In January 2017, the FASB issued ASU 2017-04, “Simplifying the Test for Goodwill Impairment”, which removes the second step of the goodwill impairment test that requires a hypothetical purchase price allocation. A goodwill impairment will now be the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. This guidance is effective prospectively for non public entities for annual or interim goodwill impairment test in fiscal years beginning after December 15, 2021. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017.

In January 2017, the FASB issued ASU 2017-01, “Business Combinations (Topic 805) Clarifying the Definition of a Business”, which amends the guidance of FASB Accounting Standards Codification Topic 805, “Business Combinations”, adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions or disposals of assets or businesses. The definition of a business affects many areas of accounting including acquisitions, disposals, goodwill, and consolidation. This guidance is effective for public entities to annual periods beginning after December 15, 2017, including interim periods within those periods; for all other entities for annual periods beginning after December 15, 2018, and interim periods within annual periods beginning after December 15, 2019 and early adoption is permitted under certain circumstances.

In October 2016, the FASB issued ASU 2016-16, “Intra-Entity Transfers Other Than Inventory”, which requires entities to recognize the income tax consequences of an intra-entity transfer of an asset other than inventory when the transfer occurs. This guidance is effective for public entities for annual reporting periods beginning after December 15, 2017, including interim reporting periods within those annual reporting periods; for all other entities for annual reporting periods beginning after December 15, 2018 and interim reporting periods within annual periods beginning after December 15, 2019. Early adoption is permitted. The Company plans to adopt the standards for annual reporting periods beginning after December 15, 2018.

In August 2016, the FASB issued ASU 2016-15, “Statement of Cash Flows (Topic 230)”, which addresses eight specific cash flow issues with the objective of reducing the existing diversity in practice. This guidance is effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. Early adoption is permitted, including adoption in an interim period. In November 2016, the FASB issued ASU 2016-18, which require that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. The amendments in this Update apply to all entities that have restricted cash or restricted cash equivalents and are required to present a statement of cash flows under Topic 230. The amendments are effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. Early adoption is permitted, including adoption in an interim period.

In June 2016, the FASB issued ASU 2016-13, “Financial Instruments—Credit Losses: Measurement of Credit Losses on Financial Instruments”, which changes the impairment model for most financial assets. The new model uses a forward-looking expected loss method, which will generally result in earlier recognition of allowances for losses. In November 2018, the FASB issued ASU 2018-19, “ Codification Improvements to Topic 326, Financial Instruments— Credit Losses “, which clarifies that receivables arising from operating leases are not within the scope of Topic 326, Financial Instruments—Credit Losses. Instead, impairment of receivables arising from operating leases should be accounted for in accordance with Topic 842, Leases. These ASUs are effective for non-public entities for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. The Company is evaluating the impact of this guidance on its consolidated financial statements. In May 2019, the FASB issued ASU 2019-05, which provides a targeted transition relief. And provides entities that have certain instruments, with an option to irrevocably elect the fair value option, applied on an instrument-by-instrument basis for eligible instruments, upon adoption of Topic 326. The fair value option election does not apply to held-to-maturity debt securities. For entities that have not yet adopted the amendments in Update 2016-13, the effective date and transition methodology for the amendments in this Update are the same as in Update 2016-13.

In February 2016, the FASB issued ASU 2016-02, “Leases”, which was further clarified by ASU 2018-10, “Codification Improvements to Topic 842, Leases”, and ASU 2018-11, “Leases—Targeted Improvements” , both issued in July 2018. ASU 2016-02 affects all entities that lease assets and will require lessees to recognize a lease liability and a right-of-use asset for all leases (except for short-term leases that have a duration of less than one year) as of the date on which the lessor makes the underlying asset available to the lessee. For lessors, accounting for leases is substantially the same as in prior periods. ASU 2018-10 clarifies or corrects unintended application of guidance related to ASU 2016-02. The amendment affects narrow aspects of ASU 2016-02 related to the implicit rate in the lease, impairment of the net investment in the lease, lessee reassessment of lease classification, lessor reassessment of lease term and purchase options, variable payments that depend on an index or rate and certain transition adjustments. ASU 2018-11 adds a transition option for all entities and a practical expedient only for lessors. The transition option allows entities to not apply the new leases standard in the comparative periods they present in their financial statements in the year of adoption. Under the transition option, entities can opt to continue to apply the legacy guidance in ASC 840, “Leases”, including its disclosure requirements, in the comparative periods presented in the year they adopt the new leases standard. Entities that elect this transition option will still be required to adopt the new leases standard using the modified retrospective transition method required by the standard, but they will recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption rather than in the earliest period presented. The practical expedient provides lessors with an option to not separate the non-lease components from the associated lease components when certain criteria are met and requires them to account for the combined component in accordance with the revenue recognition standard in ASC 606 if the associated non-lease components are the predominant components. The new standards are effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years, for any of the following: (i) a public business entity (ii) a not-for-profit entity that has issued, or is a conduit bond obligor for, securities that are traded, listed, or quoted on an exchange or an over-the-counter market and (iii) an employee benefit plan that files financial statements with the U.S. Securities and Exchange Commission (SEC). For all other entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Earlier application is permitted. While the Company expects the adoption of these standards to result in a material increase to the reported assets and liabilities, the Company has not yet determined the full impact that the adoption of this standard will have on its consolidated financial statements. In December 2018, the FASB issued ASU 2018-20 “Leases—Narrow-Scope Improvements for Lessors”, which provides lessors certain rules. The effective date and transition requirements for the amendments for entities that have not adopted Topic 842 before the issuance of this Update are the same as the effective date and transition requirements in Update 2016-02 In March 2019 the FASB issued ASU 2019-01 “Leases—Codification Improvements”, which provides lessors addition rules. The amendments amend Topic 842 and is effective for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years for public business entity, not-for-profit entity that has issued, or is a conduit bond obligor for, securities that are traded, listed, or quoted on an exchange or an over-the-counter market and employee benefit plan that files financial statements with the U.S. Securities and Exchange Commission (SEC). For all other entities, the effective date is for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. ASU 2018-20 and ASU 2019-01 are not applicable.

In January 2016, the FASB issued ASU 2016-01, “Financial Instruments—Overall (Subtopic 825-10)—Recognition and Measurement of Financial Assets and Financial Liabilities” which addresses certain aspects of recognition, measurement, presentation, and disclosure of financial instruments and the measurement of credit losses on financial assets in a separate project. For public business entities, the amendments are effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. All entities that are not public business entities may adopt the amendments earlier as of the fiscal years beginning after December 15, 2017, including interim periods within those fiscal years.

In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers”. This new guidance will replace most existing U.S. GAAP guidance on this topic. The new revenue recognition standard provides a unified model to determine when and how revenue is recognized. The core principle is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration for which the entity expects to be entitled in exchange for those goods or services. The ASU 2014-09 is effective for annual reporting periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018. In August 2015, the FASB issued ASU 2015-14 which deferred, by one year, the effective date for the new revenue reporting standard for entities reporting under U.S. GAAP. All entities (not public) should apply the guidance in ASU 2014-09 to annual reporting periods beginning after December 15, 2018, and interim reporting periods within annual reporting periods beginning after December 15, 2019. Earlier application is permitted only as of an annual reporting period beginning after December 15, 2016, including interim reporting periods. In March 2016, the FASB issued ASU 2016-08, “Revenue from Contracts with Customers, Principal versus Agent Considerations (Reporting Revenue Gross versus Net)” clarifying the implementation guidance on principal versus agent considerations. Specifically, an entity is required to determine whether the nature of a promise is to provide the specified good or service itself (that is, the entity is a principal) or to arrange for the good or service to be provided to the customer by the other party (that is, the entity is an agent). The determination influences the timing and amount of revenue recognition. In April 2016, the FASB issued ASU 2016-10, “Revenue from Contracts with Customers, Identifying Performance Obligations and Licensing”, clarifying the implementation guidance on identifying performance obligations and licensing. Specifically, the amendments reduce the cost and complexity of identifying promised goods or services and improve the guidance for determining whether promises are separately identifiable. The amendments also provide implementation guidance on determining whether an entity’s promise to grant a license provides a customer with either a right to use the entity’s intellectual property (which is satisfied at a point in time) or a right to access the entity’s intellectual property (which is satisfied over time). In May 2016, the FASB issued ASU 2016-12 “Revenue from Contracts with Customers (Topic 606), Narrow-Scope Improvements and Practical Expedients”, which amends the guidance on transition, collectability, noncash consideration and the presentation of sales and other similar taxes. ASU 2016-12 clarifies that, for a contract to be considered completed at transition, all (or substantially all) of the revenue must have been recognized under legacy GAAP. In addition, ASU 2016-12 clarifies how an entity should evaluate the collectability threshold and when an entity can recognize nonrefundable consideration received as revenue if an arrangement does not meet the standard’s contract criteria. In September 2017, the FASB issued ASU 2017-13, “Revenue Recognition (Topic 605), Revenue from Contracts with Customers (Topic 606), Leases (Topic 840), and Leases (Topic 842)”. These amendments provide additional clarification and implementation guidance on the previously issued ASUs. These amendments do not change the core principles of the guidance stated in ASU 2014-09, instead they are intended to clarify and improve operability of certain topics included within the revenue standard. In November 2017, the FASB issued ASU 2017-14, which includes amendments to certain SEC paragraphs within the FASB Accounting Standards Codification (Codification). ASU 2017-14 amends the Codification to incorporate SEC Staff Accounting Bulletin (SAB) No. 116 and SEC Interpretive Release on Vaccines for Federal Government Stockpiles (SEC Release No. 33-10403) that bring existing SEC staff guidance into conformity with the FASB’s adoption of and amendments to ASC Topic 606, Revenue from Contracts with Customers. The effective date and transition requirements for ASU 2016-08, ASU 2016-10, ASU 2016-12, ASU 2017-13 and ASU 2017-14 are the same as the effective date and transition requirements for ASU 2015-14. The Company is currently evaluating the impact the new standard will have on its consolidated financial statements.

3.	Fair Value Measurements

The following tables provide the assets measured at fair value on a recurring basis as of December 31, 2018 and 2017 ($ in thousands):

	Fair Value Hierarchy as of December 31, 2018			Aggregate Fair Value
	Level 1	Level 2	Level 3
Derivatives:
Interest Rate Swap	$—	$(97)	$—	$(97)
Foreign Exchange Forward	—	56	—	56

Total Derivatives	—	(41)	—	(41)

Marketable securities:
Mutual funds	3,151	—	—	3,151

Total Marketable securities	3,151	—	—	3,151

Liabilities:
Preference shares (1)	—	—	(1,834)	(1,834)
Contingent consideration for Solutions Infini acquisition (2)	—	—	(482)	(482)

Total Liabilities	$—	$—	$(2,316)	$(2,316)

(1)

Based on the information available at the reporting date, the preference shares liability was estimated as the basis of present value of the expected future cash flows contractually due in connection with the achievement of specified levels of EBITDA of Solutions Infini for the year ending March 31, 2020. Such cash flows are already predetermined and the maximum pay-out was assumed in determining the estimate which is primarily based on the expected EBITDA sourced from the most updated business plan, which represents management best estimates and is significantly above the targeted EBITDA. Changes in the liability during the period are due to (i) compensation expense accrued on a straight-line basis during period (see Note 5 for additional details); (ii) accrued interest expense due to the fact that the obligation will be settled in 2020; and (iii) exchange rate differences. No fair value changes were recognized during the period. If the actual EBITDA of Solutions Infini for the year ended March 31, 2020 will be materially below its expected level, this would result in a change of the preference shares liability.
(2)

Based on the information available at the reporting date, the contingent consideration for the Solutions Infini acquisition was estimated as the basis of the present value of the expected future cash flows contractually due in connection with the achievement of specified levels of EBITDA of Solutions Infini for the year ending March 31, 2019. Such cash flows were predetermined and the maximum pay-out was assumed in determining the estimate which is primarily based on the expected EBITDA sourced from the most updated business plan, which represents management best estimates and is significantly above the targeted EBITDA. The amount presented in the table above represents the estimated portion of the total deferred consideration (see Note 12 for additional details). The change with respect to the balance as of December 31, 2017 relates to a lesser extent to accrued interest and exchange rates differences and for an amount of $1,978 thousand to the fact that a portion of the liabilities estimated as of December 31, 2017 became fixed as a result of reaching the target EBITDA for the year ended March 31, 2018 and the estimated Net Financial Position as at March 31, 2018 was confirmed by actual results. No changes in fair value were recognized as initially estimated during the year. The actual EBITDA of Solutions Infini for the year ending March 31, 2019 became available in July 2019 and confirmed the initial amount estimated by management and used to determine the contingent consideration for the Solutions Infini acquisition at the reporting date.

	Fair Value Hierarchy as of December 31, 2017			Aggregate Fair Value
	Level 1	Level 2	Level 3
Derivatives:
Interest Rate Swap	$—	$(56)	$—	$(56)
Foreign Exchange Forward	—	(123)	—	(123)

Total Derivatives	—	(180)	—	(180)

Marketable securities
Mutual funds	297	—	—	297

Total Marketable securities	297	—	—	297

Liabilities:
Contingent consideration for Solutions Infini acquisition (1)	—	—	(2,232)	(2,232)

Total Liabilities	$—	$—	$(2,232)	$(2,232)

(1)

Based on the information available at the reporting date, the contingent consideration for the Solutions Infini acquisition was estimated as the basis of present value of the expected future cash flows contractually due in connection with the achievement of specified levels of EBITDA of Solutions Infini for the fiscal year ending March 31, 2018 and 2019 and the expected value of the Net Financial Position of Solutions Infini as of March 31, 2018. Cash flows associated with the achievement of the targeted EBITDA are already predetermined and the maximum pay-out was assumed in determining the estimate which is primarily based on the expected EBITDA sourced from the most updated business plan available at the reporting date, which represented management best estimates and was significantly above the targeted EBITDA. The expected level of Net Financial Position was estimated by management on the basis of the information available at the reporting date. No fair value changes were recognized during the period. The actual EBITDA and Net Financial Position for fiscal year ended March 31, 2018, confirmed the respective estimated amounts considered by management to determine the contingent consideration for the Solutions Infini acquisition.

4.	Derivative Financial Instruments

The gross notional amount of our derivative contracts not designated as hedging instruments, outstanding at December 31, 2018 was €7,906 thousand ($9,049 thousand) and $7,107 thousand for Interest Rate Swap and Foreign Exchange Forward, respectively, while the gross notional amount outstanding at December 31, 2017 was €4,900 thousand ($5,870 thousand) and $7,883 thousand for Interest Rate Swap and Foreign Exchange Forward, respectively.

The amount and location of the gains (losses) in the consolidated statements of income related to derivative contracts ($ in thousands):

Derivatives Not Designed As Hedging Instruments	Line item	Year Ended December 31, 2018	Year Ended December 31, 2017
Interest Rate Swap	Interest expense, net	$(39)	$(48)
Foreign Exchange Forward	Foreign currency income/(loss)	155	(506)

Total		$117	$(554)

The following tables present the fair value, and the location of, derivative contracts reported in the consolidated balance sheets ($ in thousands):

As of December 31, 2018
Derivatives Not Designed as Hedging Instruments	Line item	Fair Value (1)
Interest Rate Swap	Other long-term liabilities	$(97)
Foreign Exchange Forward	Other current liabilities	(18)
Foreign Exchange Forward	Other long-term liabilities	(9)
Foreign Exchange Forward	Other long-term assets	42
Foreign Exchange Forward	Other current assets	41

Total		$(41)

(1)	For the classification of input used to evaluate the fair value of our derivatives, refer to “Note 3”.

As of December 31, 2017
Derivatives Not Designed as Hedging Instruments	Line item	Fair Value (1)
Interest Rate Swap	Other long-term liabilities	$(56)
Foreign Exchange Forward	Other current liabilities	(57)
Foreign Exchange Forward	Other long-term liabilities	(67)

Total		$(180)

(1)	For the classification of input used to evaluate the fair value of our derivatives, refer to “Note 3”.

5.	Business Combinations

Buc Mobile

On July 31, 2018, the Company acquired all outstanding shares of Buc Mobile, a U.S. corporation based in Virginia, operating in the A2P transactional and promotional messaging business. The purchase price is an aggregate sum of $6,286,250 payable as consideration for all of the shares of the Company to be paid in cash in three different installments, specifically: $2,286,250 was paid in cash on July 31, 2018; and $2,000,000 and $2,000,000 are to be paid on July 31, 2019 and 2020. In addition to this, the Company has agreed to issue n.

3,543 new shares the former shareholders of Buc Mobile which were provided to them as additional consideration for the transaction at the date of the business combination. The Company measured the fair value at the acquisition date of the equity shares to be issued through a “Sum of the Parts” valuation on the basis of a discounted cash flow methodology, relying on the most updated business plan existing at the time. The resulting amount, equal to $2,711 thousand, has been recognized as part of the consideration transferred.

Additionally, as established by the Buc Mobile purchase agreement, a price adjustment of $159 thousand determined on the basis of Buc Mobile’s net working capital measured at closing, was paid in December 2018.

The acquisition was accounted for as a business combination and the total fair value of the consideration transferred of $9,068 thousand was allocated to the net tangible and intangible assets and liabilities based on their fair values as of the acquisition date and the excess was recorded as goodwill. The acquired entity’s results of operations have been included in the consolidated financial statements of the Company from the date of acquisition.

The following table summarizes the fair value amount recognized for the assets acquired and liabilities assumed as of the acquisition date ($ in thousands):

Customer relationships (1)	$2,747
Developed technology (1)	1,424
Deferred tax assets on loss carryforward	1,072
Goodwill (2)	4,659
Accounts receivable and other current assets	1,027
Cash and cash equivalent	38
Property and equipment, net	120
Other intangible assets, net	29
Other long-term assets	20

Total asset acquired	11,136
Deferred tax liabilities	1,072
Accounts payable and other current liabilities	996

Total liabilities assumed	2,068

Net assets acquired	$9,068

(1)

Identified finite-lived intangible assets. The estimated fair value of the intangible assets acquired was determined by the Company, which considered or relied in part upon a valuation report of a third-party expert. The Company used income approaches to estimate the fair values of the identifiable intangible assets. The estimated useful life for developed technology is 6 years, while for customer relationships is 17 years.

(2)

Goodwill is the excess of fair value of the consideration transferred over the fair value of identifiable tangible and intangible assets acquired and liabilities assumed and represents expected synergies of the combination of the acquired business. Goodwill is not deductible for income tax purposes.

The sum of the deferred installments to be paid in cash totaling $4,000 thousand was discounted at a rate of 1.476% (average cost of debt of Kaleyra) to take into consideration future payments. As of the date of the business combination, the outstanding debt for the future payments amounted to $4,072 thousand. As of December 31, 2018, the outstanding debt for the future payments amounted to $3,935 thousand of which $1,953 thousand is due beyond 1 year (see “Note 12” for further details).

In 2018, the Company incurred costs related to this acquisition of $870 thousand that were expensed in General and Administrative expenses in the accompanying consolidated statement of operations.

The contribution of Buc Mobile to the consolidated revenue for the five months ended December 31, 2018 was $2,645 thousand while the contribution to the consolidated net income for the five months ended December 31, 2018 was a loss of $668 thousand.

As a part of the Buc Mobile purchase agreement, the listing of the Company’ shares on any U.S. or international national stock exchange or trading system and the issuance and sale of shares of equity financing securities by the Company (or any affiliate) to investors in one or more equity financings that results in gross proceeds to Buc Mobile or Buc Mobile’s equity holders (or any combination of these parties) of at least $15.0 million represent an acceleration event with respect to the outstanding deferred payments owed to former owners of Buc Mobile. Such deferred payments shall automatically become due and payable by Kaleyra within 60 business days following such an acceleration event.

Solutions Infini

On October 15, 2016, the Company signed an agreement (the “Solutions Infini Purchase Agreement”) for the acquisition of all the outstanding shares of Solutions Infini in four stages at predetermined closing dates. The agreement was subsequently amended, modifying certain clauses or adding new provisions to its original content.

The following table shows the number of shares to be acquired and the accumulated share capital owned by Kaleyra at the various closing dates, in accordance with the Solutions Infini Purchase Agreement, as amended:

	Number of Solutions Infini’s shares to be acquired	% of Solutions Infini accumulated share capital
First closing date (August 2017)	24,500	49.0%
Call right (January 2018)	25,501	51.0%
Second closing date (June 2018)	39,475	79.0%
Third closing date (July 2019)	48,029	96.1%
Fourth Closing date (July 2020)	50,000	100.0%

The base purchase price payable as consideration for all of the shares of Solutions Infini was equal to INR 1,025,050 thousand, subject to variations if Solutions Infini reached targeted levels of EBITDA and Net Financial Position for the years ending March 31, 2018 and a target level of EBITDA for the year ending March 31, 2019.

Based on the information available at the date of the business combination, the contingent consideration was determined to be the maximum amount as per the Agreement.

The investment in Solutions Infini was accounted for as a joint venture (See “Note 8” for further information) up to June 22, 2018 when, following the modification of the governance of Solutions Infini, the Company achieved the control over Solutions Infini.

In accordance with the provision of the accounting standards, the Company determined the fair value of the previously held equity interest in Solutions Infini (51% of the shares) as of the date of the business combination. Such amount, equal to $10,934 thousand, has been substantially confirmed by a discounted cash flow valuation.

With respect to the business combination, the fair value of the consideration transferred equal to $20,365 thousand was allocated to the net tangible and intangible assets and liabilities based on their fair values as of that date and the excess was recorded as goodwill. The acquired entity’s results of operations have been included in the consolidated financial statements of the Company from the date control was achieved.

The following table summarizes the fair value amount recognized for the assets acquired and liabilities assumed as of the acquisition date ($ in thousands):

Customer relationships (1)	$6,664
Developed technology (1)	1,422
Goodwill (2)	12,943
Accounts receivable and other current assets	8,049
Cash and cash equivalent	1,120
Short-term marketable securities	31
Property and equipment, net	1,002
Other long-term assets	1,223

Total asset acquired	32,454
Deferred tax liabilities	2,718
Accounts payable and other current liabilities	8,019
Other long- term liabilities	1,352

Total liabilities assumed	12,089

Net asset acquired	$20,365

(1)

Identified finite-lived intangible assets. The estimated fair value of the intangible assets acquired was determined by the Company which considered or relied in part upon a valuation report of a third-party expert. The Company used income approaches to estimate the fair values of the identifiable intangible assets. The estimated useful life for developed technology is 3-5 years, while for customer relationships is 15 years.

(2)

Goodwill is the excess of fair value of the consideration transferred over the fair value of identifiable tangible and intangible assets acquired and liabilities assumed and represents expected synergies of the combination of the acquired business. Goodwill is not deductible for income tax purposes.

The fair value of the consideration transferred of $20,365 thousand is composed of: i) $10,934 thousand as the fair value of the previously held equity investment of Solutions Infini as at the date of the business combination, and ii) $ 5,380 thousand of payment in cash as at June 22, 2018; and iii) $4,051 thousand of deferred payment due on July 2019 and 2020.

During 2018, the Company paid a total amount of $6,602 thousand for the acquisition of Solutions Infini (gross of cash acquired of $1,120 thousand) of which $1,222 thousand of deferred payments for the previously held equity interest in Solutions Infini (51% of the shares) and (ii) $5,380 thousand for the acquisition of the additional interests (49% of the shares).

The fair value of the consideration transferred was translated into USD using an INR/USD exchange rate of 67.6896 and discounted at a rate of 1.476% (average cost of debt of Kaleyra) to take into consideration future payments. As of the date of the business combination, the Company recognized the liabilities for the future payments for all of the shares of Solutions Infini. As of December 31, 2018, such liabilities amounted to $5,018 thousand of which $750 thousand is due beyond 1 year.

In 2018, the Company recognized costs related to this acquisition of $216 thousand.

As a part of the Solutions Infini Purchase Agreement, the Company assumed the obligation to purchase preference shares from certain employees of Solutions Infini in 2020 at a variable price determined from a target EBITDA of Solutions Infini expected for the year ending March 31, 2020. The Company recognized the accrued liability related to the preference shares, amounting to $ 1,834 thousand as of December 31, 2018, assuming that such target EBITDA will be met and taking into account the fact that the obligation will be settled in 2020. The compensation expense of the preference shares represents remuneration for post-combination services provided by the shareholders still employed by the company after the business combination. Please refer to Note 28 “Subsequent events”.

Compensation expenses incurred in 2018 in connection with the preference shares, which are referred to the six-months period from the date of the business combination to December 31, 2018 amount to $549 thousand and are included in the amount of $250 thousand in Research and Development expenses; $99 thousand in Sales and Marketing expense, and $200 thousand in General and Administrative expenses in the accompanying consolidated statements of operations. Share-based compensation expense for the six months ended December 31, 2018 is not deductible for tax purposes.

The contribution of Solutions Infini to the consolidated revenue for the six months ended December 31, 2018 was $21,176 thousand while the contribution to the consolidated net income for the six months ended December 31, 2018 was an income of $742 thousand.

Unaudited supplemental pro-forma information

The following table presents unaudited supplemental pro-forma information for the years ended December 31, 2018 and 2017 as if both the Solutions Infini acquisition and the Buc Mobile acquisition had occurred at January 1, 2017. The main adjustments reflected in the unaudited pro-forma financial information are as follows:

(i)

the amortization of intangible assets arising from the purchase price allocation of both transactions amounting to (i) for financial year 2018 $782 thousand, net of the related tax effect of $191 thousand, which are referred to the period started January 1, 2018 to the date of the business combinations, and (ii) for financial year 2017, to $1,442 thousand, net of the related tax effect of $445 thousand, which are referred to entire year;

(ii)

the elimination of the impact on the Company consolidated statement of operation of the equity accounting for Solutions Infini amounting to a gain of $95 thousand for the six months ended June 30, 2018 and to a loss of $24 thousand for the five months ended December 31, 2017;

(iii)

the elimination of compensation costs relating to the stock options granted to Buc Mobile’s employees under the existing stock-option plan amounting to $421 thousand and $84 thousand for the seven months ended July 31, 2018 and for the year ended December 31, 2017, respectively. Such costs have been eliminated, as the cancellation of the stock option plan was a condition required for the completion of the transaction;

(iv)

the elimination of compensation costs relating to the Employee Stock Options Plan (ESOP) granted to Solutions Infini’s employees amounting to $96 thousand, net of the related tax effect of $39 thousand for the seven months ended July 31, 2017. Such costs have been eliminated, as the cancellation of the stock option plan was a condition required for the completion of the transaction;

(v)

the recognition of the compensation expenses relating to the Solutions Infini’s preference shares and the related financial charges, amounting to $732 thousand and to $69 thousand, respectively, for the seven months ended July 31, 2017. Such costs have been included, as the actual figures reflect those costs from August 1, 2017 (the date the preference shares were assigned).

Transaction costs incurred in connection with both transactions were not eliminated. The pro-forma financial information is not necessarily indicative of the results of operation that would have occurred had the transactions been affected on the assumed dates.

	Year Ended December 31,
	2018	2017
Revenues	$98,413	$77,474
Net Loss	$7,341	$1,083

The contribution of Buc Mobile to the pro-forma consolidated revenue for the seven months ended July 31, 2018 and for the year ended December 31, 2017 was of $3,649 thousand and $5,052 thousand, respectively. The contribution of Buc Mobile to the pro-forma consolidated net income for the seven months ended July 31, 2018 and for the year ended December 31, 2017 was a loss of $256 thousand and $913 thousand, respectively.

The contribution of Solutions Infini to the pro-forma consolidated revenue for the six months ended June 30, 2018 and for the year ended December 31, 2017 was of $16,919 thousand and $29,273 thousand, respectively. The contribution of Solutions Infini to the pro-forma consolidated net result for the six months ended June 30, 2018 and for the year ended December 31, 2017 was an income of $15 thousand and a loss of $664 thousand, respectively.

6.	Goodwill and Intangible Assets

Goodwill

Goodwill as of December 31, 2018 and 2017 was as follows ($ in thousand):

Balance as of December 31, 2017	—
Goodwill recorded in connection with the acquisition of Solutions Infini	$12,943
Goodwill recorded in connection with the acquisition of Buc Mobile	4,659
Effect of exchange rate	(326)

Balance as of December 31, 2018	$17,276

Intangible assets

Intangible assets consisted of the following ($ in thousands):

	As of December 31, 2018
	Gross	Accumulated amortization	Net
Amortizable Intangible Assets:
Developed technology	$2,810	$310	$2,500
Customer relationships	9,243	555	8,688
Patent	99	11	88

Total amortizable intangible assets	$12,152	$876	$11,276

	As of December 31, 2017
	Gross	Accumulated amortization	Net
Amortizable Intangible Assets:
Patent	$27	$2	$25

Total amortizable intangible assets	$27	$2	$25

Amortization expense was $860 thousand and $0.4 thousand for the years ended December 31, 2018 and 2017, respectively.

Total estimated future amortization expense as of December 31, 2018 is as follows ($ in thousands):

As of December 31, 2018
2019	$1,795
2020	1,716
2021	1,458
2022	1,186
2023	1,074
Thereafter	4,047

Total	$11,276

7.	Property and Equipment

Property and equipment consisted of the following ($ in thousands):

	As of December 31,
	2018	2017
Internal-use software development costs	$1,440	$751
Servers (1)	1,170	554
Office equipment	965	750
Leasehold improvements	222	31
Furniture and fixtures	189	114
Tangible assets-in-progress	108	89
Vehicles	49	—
Software	4	—
Other assets	103	101

Total property and equipment	$4,250	$2,390

Less: accumulated depreciation and amortization	$1,909	$1,328

Total property and equipment, net	$2,341	$1,062

(1)

Including equipment under capital leases with gross amount of $63 thousand net of accumulated depreciation of $31 thousand at December 31, 2018 (gross amount of $66 thousand net of accumulated depreciation of $19 thousand at December 31, 2017).

Depreciation and amortization expense was $670 thousand and $347 thousand for the years ended December 31, 2018 and 2017, respectively.

The Company capitalized $657 thousand and $292 thousand, in internal-use software development costs in the years ended December 31, 2018 and 2017, respectively. No stock-based compensation expense was capitalized. Amortization of capitalized software development costs was $371 thousand and $177 thousand, in the years ended December 31, 2018 and 2017, respectively. The amortization expense was allocated as follows ($ in thousands):

	Year Ended December 31,
	2018	2017
Cost of revenue	$315	$150
Research and development	56	27

Total	$371	$177

8.	Joint venture

As previously mentioned, before the completion of the business combination with Solutions Infini effective in June 2018, the Company’s interest in Solutions Infini was a joint venture and was accounted for under the equity method.

The changes in the Solutions Infini joint venture are shown below ($ in thousand):

As of January 1, 2017	—
Acquisition of 49%	$8,370
Net loss for the period	(24)
Other comprehensive income JV	(156)
Contingent consideration related to the 49%	2,232
Exchange difference for USD presentation	144

As of December 31, 2017	10,566
Acquisition of additional 2%	413
Net profit for the period	95
Other comprehensive income JV	(362)
Exchange difference for USD presentation	(297)
Derecognition of the joint venture (due to the acquisition of control)	$(10,416)

As of December 31, 2018	—

The table below summarize 100 percent income statement information for the joint venture ($ in thousand):

	Six months ended June 30, 2018	Five months ended December 31, 2017
Revenue	$16,924	$13,608
Income before taxes	435	78
Net income / (loss)	$190	$(53)

The table below summarize 100 percent balance sheet information for the joint venture ($ in thousand):

	As of June 30, 2018	As of December 31, 2017
Total Assets	$11,425	$11,795
Total Liabilities	9,461	10,276

Total Equity	$1,964	$1,519

As of June 30, 2018, the carrying amount of our equity investment in Solutions Infini was $10,416 thousand. The historical cost basis of the 51 percent share of net assets on the books of Solutions Infini under U.S. GAAP was $1.002 thousand, resulting in a basis difference of $9,414 thousand on the Company’s book. The basis difference has been allocated on a fair value basis to developed technology and customer relationship (both subject to amortization) and goodwill. Developed technology is amortized over its estimated useful life on a straight-line basis; customer relationships are amortized over their expected useful life using an accelerated method (“sum of years’ digits method”).

9.	Other Assets

Other current assets consisted of the following ($ in thousands):

	As of December 31,
	2018	2017
VAT receivables	$1,852	$1,218
Income tax assets	65	564
Credit for tax other than income tax	273	273
Other receivables	354	486

Total other current assets	$2,544	$2,541

Other long-term assets consisted of the following ($ in thousands):

	As of December 31,
	2018	2017
Non-current income tax credit (advances and tax reduced at sources)	$1,092	$—
Miscellaneous	163	27
Derivative financial assets	42	—

Total other long-term assets	$1,297	$27

10.	Bank and other borrowings

As of December 31, 2018 and 2017, the current portion of bank and other borrowings amounts to $4,686 thousand and $808 thousand, respectively. As of December 31, 2018, this item is comprised for $3,038 thousand of the current portion of long-term bank and other borrowings and for $ 1,648 thousand of bank overdraft. As of December 31, 2017, this item is entirely related to the current portion of long-term bank and other borrowings.

The weighted average interest rate on the bank overdraft outstanding as of December 31, 2018, was 0.69%.

Long-term financial obligations consisted of the following ($ in thousands):

	As of December 31,		Maturity	Interest Contractual Rate	Nominal Interest Rate as of December 31,
	2018	2017			2018	2017
Unicredit S.p.A (Line A Tranche 1)	$5,038	$5,610	July 2022	Euribor 3 months + 3,10%	2.8%	2.8%
Unicredit S.p.A (Line A Tranche 2)	228	238	November 2022	Euribor 3 months + 3,10%	2.8%	2.8%
Unicredit S.p.A (Line B)	3,770	—	May 2023	Euribor 3 months + 2,90%	2.6%	—
Intesa San Paolo S.p.A	1,572	—	July 2021	Euribor 3 months + 1,80%	1.5%	—
Ubi Banca S.p.A	625	948	February 2021	1.25%	1.3%	1.3%
Simest 1	382	400	June 2022	0.50%	0.5%	0.5%
Simest 2	379	397	September 2022	0.50%	0.5%	0.5%
Finlombarda S.p.A	169	309	December 2020	0.50%	0.5%	0.5%

Total Financial Liabilities	$12,163	$7,902
Less: current portion of long-term liabilities	3,038	808

Total long-term liabilities	$9,125	$7,094

On July 27, 2017, the Company entered into a long-term financing with Unicredit S.p.A. denominated in Euro to partially finance the various installments of the acquisition of Solutions Infini (the “Unicredit Facility”) for a total of €8,200 thousand ($ 9,599 thousand), divided into two facilities as follows:

•

a credit facility for a maximum of €4,900 thousand ($ 5,736 thousand) to be repaid in 16 quarterly installments, with maturity in 2022 (“Line A”). The principal of €4,700 thousand ($5,501 thousand) was drawn on July 27, 2017 (“Tranche 1”) and on November 15, 2017 an additional €200 thousand ($236 thousand) in principal was drawn (“Tranche 2”); and

•

a credit facility for a maximum amount of €3,300 thousand ($ 3,863 thousand) to be repaid in 16 quarterly installments, and a maturity date on May 31, 2023 (“Line B”). This principal amount was drawn in full on May 31, 2018.

On July 23, 2018, the Company entered into a medium-term financing agreement with Intesa SanPaolo S.p.A. denominated in €, for a total notional amount of €1,500 thousand ($1,747 thousand) to be repaid in 12 quarterly installments. The financing has a maturity date of July 31, 2021. (the “Intesa SanPaolo Facility”). This principal was drawn in full on July 18, 2018 and the proceeds were used to partially finance the acquisition of Buc Mobile.

On February 15, 2017, the Company entered into a medium-term financing agreement with Ubi Banca S.p.A. denominated in €, for a total of €1,000 thousand ($1,057 thousand) to be repaid in 12 quarterly installments and with maturity on February 28, 2021 (the “Ubi Banca Facility”). This financing was drawn in full on February 27, 2017.

As of December 31, 2018, all of the available long-term facility were drawn in full.

The above facilities include a series of statements and disclosure obligations, in line with the standard practice for these types of financings, whose breach could result in termination, early repayment or enforcement of acceleration rights. In particular, the Unicredit Facility and the Intesa Sanpaolo Facility include, among other, change of control provisions that may cause the bank to request immediate repayment of the outstanding debt under the relevant facility as a result of such a change of control event.

In addition, the above facilities require compliance with certain financial covenants, based on the Company’s EBITDA, Net Financial Position and Equity. Failure to comply with those financial covenants would result in the obligation for immediate repayment of the outstanding debt under the relevant facility. As of December 31, 2018, there was a breach in the covenants related to Intesa Sanpaolo Facility, however the Company obtained a waiver in the period subsequent the reporting date but before the date of issuance of this financial statements. Any future breach in the covenants will result in a 0.5% increase of the contractual spread in the interest rate applicable for the outstanding liability under the Intesa SanPaolo Facility. The Company is in compliance with all the other financial covenants.

Interest expense on bank and other borrowings was of $322 thousand for the year ended December 31, 2018 and $89 thousand for the year ended December 31, 2017.

As of December 31, 2018, the Company had credit line facilities granted of $4,624 thousand, of which $1,648 thousand had been used. As of December 31, 2017, the Company had credit facilities granted of $647 thousand, which were fully available at that date.

The above line of credit may be withdrawn at variable interest rate in the following range: 0.6%—7.6%

As of December 31, 2018, the Company is contractually obliged to make payments as follows (in $ thousand):

As of December 31, 2018
2019	$3,262
2020	3,674
2021	3,133
2022	2,196
2023	477
Thereafter	—

Total	$12,742

11.	Employee benefit

The Company sponsors a defined benefit plans substantially covering the majority of Italian employees and all of Solutions Infini’s employees. Total costs of the defined benefit plans in the years ended December 31, 2018 and 2017 was $185 thousand and $129 thousand, respectively.

Changes in obligations of the defined benefit plans is as follows:

	As of December 31,
	2018	2017
Benefit obligation at the beginning of the period	$947	$841
Change in scope of consolidation	155	—
Service cost	152	133
Interest cost	22	14
Actuarial loss (gain)	11	(18)
Benefit paid	(67)	(139)
Foreign exchange translation reserve	(47)	116

Total Benefit obligation at the end of the period	$1,173	$947

Of which:
—current (1)	26	—
—long-term	1,147	947

(1)	Included within “Payable to employees” in the accompanying consolidated balance sheet.

There are no plan assets servicing the defined benefits plans.

The assumptions used to determine pension benefit obligations at year-end are as follows:

	As of December 31,
	2018	2017
Assumptions used to determine pension benefit obligations:
Discount rate for Kaleyra (1)	1.74%	1.79%
Discount rate for Solutions Infini (2)	7.75%	—
Rate of compensation increase for Kaleyra	0.50%—3.00%	0.50%—3.00%
Rate of compensation increase for Solutions Infini	15.00%	—

(1)	The discount rate for Kaleyra is based on the Euro area composite yields AA as at the balance sheet date for the estimated term of the obligations;
(2)	The discount rate for Solutions Infini is based on the prevailing market yields of Indian government securities as at the balance sheet date for the estimated term of the obligations.

12.	Deferred consideration for the acquisitions (current and long-term)

Liabilities for future payments of the consideration for the acquisitions of Solutions Infini and Buc Mobile consisted of the following ($ in thousands):

	As of December 31,
	2018	2017
Deferred consideration for Solutions Infini acquisition	$5,066	$2,265
Deferred consideration for Buc Mobile acquisition	4,000	—

Total deferred consideration for the acquisitions	9,066	2,265
Less: amortized costs	113	33

Net deferred consideration for the acquisitions	8,953	2,232
Less: current portion	6,250	1,210

Long-term portion of net deferred considerations for the acquisitions	$2,703	$1,022

With respect to the above outstanding deferred consideration, as of December 31, 2018, the following letters of credit were in place:

i)	letter of credit issued by Intesa Sanpaolo S.p.A. for $2,000 thousand expiring August 15, 2019 to guarantee Buc Mobile’s selling shareholders for the payment of the installment due in July 2019;

ii)	letter of credit issued by Intesa Sanpaolo S.p.A. for $2,000 thousand expiring August 15, 2020 to guarantee Buc Mobile’s selling shareholders for the payment of the installment due in July 2020;

iii)

letter of credit issued by Banca Popolare di Milano S.p.A. for €3,300 thousand ($3,777 thousand) expiring September 15, 2019 to guarantee Solutions Infini’s selling shareholders for the payment of the installment due in July 2019;

iv)

letter of credit by Banca Popolare di Milano S.p.A. for €700 thousand ($801 thousand) expiring September 15, 2020 to guarantee Solutions Infini’s selling shareholders for the payment of the installment due in July 2019.

Both of the letters issued by Banca Popolare di Milano S.p.A. were subsequently canceled in July 2019, when Kalyera paid out the outstanding obligations related to the Solutions Infini’s acquisition.

13.	Preference shares liabilities

As mentioned above, preference share liabilities amounting to $1,834 thousand at December 31, 2018 (zero at December 31, 2017) represent the Company’s obligation to purchase in 2020 the preference shares from certain employees of Solutions Infini as a part the Solutions Infini Purchase Agreement. The purchase will be made at a pre-determined price based on the EBITDA of Solutions Infini for the fiscal year ending March 31, 2020 as stated in the purchase agreement and any amendments thereto. Please refer to Note 28 “Subsequent events”.

14.	Other Current and Long-term Liabilities

Accrued expenses and other current liabilities consisted of the following ($ in thousands):

	As of December 31,
	2018	2017
Liabilities for tax other than income tax	$589	$251
Social securities liabilities	180	162
Income tax liabilities	43	7
Derivative contract liabilities	19	57
Other liabilities	178	238

Total other current liabilities	$1,009	$715

Long-term liabilities consisted of the following ($ in thousands):

	As of December 31,
	2018	2017
Derivative contract liabilities	$106	$123
Other long-term liabilities	185	102

Total other long-term liabilities	$291	$225

15.	Supplemental Balance Sheet Information

Allowance for doubtful accounts:

A roll-forward of the Company’s allowance for doubtful accounts for the years ended December 31, 2018 and 2017 is as follows ($ in thousands):

	Year Ended December 31,
	2018	2017
Balance, beginning of the period	$60	$27
Accruals	108	28
Utilization of provision	—	—
Effect of foreign exchange rate	(11)	5

Balance, end of the period	$157	$60

16.	Geographic Information

Revenue by geographic area is determined on the basis of the location of the customer. The Company generates its revenue primarily in the Italy and India. The following table sets forth revenue by geographic area for the years ended December 31, 2018 and 2017 ($ in thousands):

	Year Ended December 31,
	2018	2017
Italy	$53,988	$43,140
India	15,236	—
All other parts of the world	8,621	9

Total	$77,845	$43,149

	Year Ended December 31,
	2018	2017
Italy	69.4%	99.98%
India	19.6%	0.00%
All other parts of the world	11.0%	0.02%

Prior to the business combinations completed in 2018, the majority of the Company’s long-live assets was located in Italy. As of December 31, 2018, long-live assets are mainly held in Italy, India and the United States. The following table sets long-live assets by geographic area as of December 31, 2018 and 2017 ($ in thousands):

	As of December 31,
	2018	2017
Italy	$1,263	$11,646
India	22,120	—
United States	8,769	—
All other parts of the world	38	34

Total	$32,190	$11,680

	As of December 31,
	2018	2017
Italy	3.9%	99.7%
India	68.7%	0.0%
United States	27.2%	0.0%
All other parts of the world	0.2%	0.3%

17.	Cost of revenue

Cost of revenue mainly relate to cost of communication services.

18.	Personnel costs

Personnel cost amounting to $15,154 thousand for the year ended December 31, 2018 (of which $7,359 thousand relating to stock-based compensation expense) and $4,926 thousand the year ended December 31, 2017 (no stock-based compensation expense was incurred in 2017), was allocated as follows ($ in thousands):

	Year Ended December 31,
	2018	2017
Research and development	$2,753	$1,498
Sales and marketing	4,604	1,271
General and administrative	7,797	2,157

Total Personnel costs	$15,154	$4,926

Approximately 30% of the Company employees are subject to a collective Italian national labour agreement expiring on December 31, 2019.

19.	General and administrative

General and administrative expense amounting to $11,359 thousand and $3,291 thousand for the years ended December 31, 2018 and 2017 mainly relate to personnel costs (including stock-based compensation expense amounting to $4,309 thousand for the year ended December 31, 2018, zero for the year ended December 31, 2017), integration costs, transaction costs relating to the business combination and legal and professional charges.

20.	Financial expense, net

Financial expense, net for the year ended December 31, 2018 and 2017 consisted of the following ($ in thousands):

	Year Ended December 31,
	2018	2017
Financial Income
Interest income	$31	$12
Gain on derivatives	134	—
Dividend on marketable securities	4	—

Total Financial income	169	12
Financial Expense
Interest expense	585	178
Loss on derivatives	—	53

Total Financial Expense	585	231

Financial expense, net	$416	$219

21.	Commitments and Contingencies

Lease Commitments

The Company entered into various non-cancellable operating lease agreements that expire over the next 5 years. Rent expense was $307 thousand and $145 thousand for the years ended December 31, 2018 and 2017, respectively.

Future minimum lease payments under non-cancellable operating leases as of December 31, 2018 are as follows ($ in thousands):

As of December 31, 2018
2019	$398
2020	325
2021	161
2022	130
2023	120
Thereafter	—

Total Minimum Lease Payments	$1,134

In addition, in February 2019, the Company entered into a new lease agreement for a corporate office in Milan, Italy. The lease commitment will be $89 thousand for 2019, $153 thousand for 2020, $242 thousand for 2021, and $306 thousand for each year from 2022 to 2026.

Contingencies

As of December 31, 2018, the Company had contingent liabilities of $136 thousand, relating to a tax appeal of Solutions Infini for which no provision was recognized as its occurrence was deemed remote.

22.	Shareholders’ Equity

Common stock

As of December 31, 2018, the Company had authorized 120,501 shares and issued and outstanding 110,593 shares of common stock with no par value.

Effective on January 18, 2018, the Company changed its legal status from S.r.l to S.p.A and contextually, the share capital of the company was divided into 100,000 shares of common stock with no par value.

Please refer to the consolidated statements of shareholders equity for changes in authorized, issued and outstanding shares in the year ended December 31, 2018.

23.	Stock Option Plan

On January 25, 2018, the Board of Directors of the Company adopted the Employees Incentive Plan (the “Plan”) and designated certain key employees as beneficiaries of the Plan (the “Beneficiary or Beneficiaries”), granting each of them a certain number of stock options.

The original Plan provided for the assignment to the Beneficiaries of a maximum aggregate number of 11,455 stock options, granting the right to subscribe to a corresponding maximum number of new ordinary shares of the Company, having no par value, at a unit price of €1.00 pursuant to a reserved capital increase previously approved on December 20, 2017 in view of the adoption of the Plan (the “Newly Issued Shares”). Each stock option assigned under the Plan grants to the relevant Beneficiary the right to subscribe for 1 newly issued share of the Company at the subscription price, provided that: (i) the relevant vesting period has expired; (ii) certain relevant Company’s performance conditions are fulfilled; and (iii) the Beneficiary maintains—at the exercise date—their employment relationship with the Company and/or any of its subsidiaries.

On November 26, 2018, the Board of Directors of the Company resolved to amend the original terms of the Plan, substantially accelerating the vesting of the awarded stock options and granting to the Beneficiaries the right to exercise all of the stock options awarded and not previously exercised, either vested or unvested, regardless of the fulfilment of any performance conditions, provided, in any case, that the Beneficiary is employed by any the Company or any of its subsidiaries as of the exercise date.

As of December 31, 2018, all of the stock options awarded were exercised.

The following table sets forth the movements in the number of outstanding stock options for the year ended December 31, 2018. There were no stock-options plans in the year ended December 31, 2017.

	Number of options outstanding	Exercise price (per share) in €
Outstanding options as of December 31, 2017	—
Granted	7,221	1.00
Exercised	(7,050)	1.00
Forfeited and cancelled	(171)	1.00

Outstanding options as of December 31, 2018	—

Stock-based compensation expense for the year ended December 31, 2018 was $ 7,359 thousand, which was recorded as follows ($ in thousands); no tax benefit was associated with such compensation expense:

Year Ended December 31, 2018
Research and development	$717
Sales and marketing	2,333
General and administrative	4,309

Total	$7,359

The incremental compensation cost expense resulting from the modification was equal to $5,735 thousand.

Stock-based compensation expense for the year ended December 31, 2018 is not deductible for tax purposes.

The weighted-average remaining contractual term as of December 31, 2018 was zero as all of the options under the Plan were exercised. The aggregate intrinsic value as of December 31, 2018 was zero.

Valuation	Assumptions

	As of January 25, 2018	As of November 26, 2018
Fair value of common stock (U.S. $)	$656.34	$1,037.33
Expected term (in years)	3	—
Expected volatility (1)	38.27	44.06
Risk-free interest rate	0.417%	0.163%
Dividend rate	0%	0%

(1)	The expected volatility has been calculated as the arithmetical average of the volatility of a list of comparable companies.

24.	Income Taxes

The following table presents domestic and foreign components of (loss)/profit before income taxes for the years ended December 31, 2018 and 2017 ($ in thousands):

	Year Ended December 31,
	2018	2017
Italy	$(6,102)	$1,715
International	426	(749)

(Loss) / Profit before income taxes	$(5,676)	$966

Income tax expense consists of the following ($ in thousands):

	Year Ended December 31,
	2018	2017
Current	$1,352	$86
of which:
—IRES (Italian corporate income tax)	248	21
—IRAP (Italian regional tax on productive activities)	107	60
—foreign	935	—
—other Italian taxes	62	5
Deferred	72	389
of which:
—IRES (Italian corporate income tax)	212	342
—IRAP (Italian regional tax on productive activities)	33	47
—foreign	(173)	—
Related to previous periods	—	(3)

Income tax expense	$1,424	$472

The following table presents a reconciliation of the statutory (IRES) tax rate and the Company’s effective tax rate for the years ended December 31, 2018 and 2017 ($ in thousand):

	Year Ended December 31,
	2018	2017
(Loss)/Income before income taxes	$(5,676)	$966
Primary tax rate of the Company (IRES)	24.00%	24.00%
Tax benefit/(expense) calculated according to the Company’s primary tax rate	1,363	(232)

Foreign tax rates differences	(77)	(49)
Change in valuation allowance	(213)	(131)
Costs not deductible for tax purposes	(2,103)	(127)
Costs not deductible associated with investments	(19)	95
CFC/Poem (Controlled foreign corporation/Place of effective management rules)	(93)	—
IRAP (Italian regional tax on productive activities)	(154)	(109)
ACE (Italian allowance for corporate equity)	6	15
Other taxes	(134)	66

Reported income tax	$(1,424)	$(472)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

The following table presents the significant components of the Company’s deferred tax assets and liabilities ($ in thousands):

	As of December 31,
	2018	2017
Deferred tax assets
Deferred compensation liabilities	$128	$161
Property and equipment	148	249
Goodwill	134	152
Loss carryforward	1,736	206
Other	173	79

Total deferred tax assets, gross	2,319	847
Less: valuation allowance	(723)	(206)

Total deferred tax assets, net	$1,596	$641
Deferred tax liabilities
Intangible assets	3,389	—
Undistributed profits	180	—
Property and equipment (including Financial Lease)	140	3
Other	6	17

Total deferred tax liabilities	$3,715	$20

Net deferred tax	$(2,119)	$621

As of December 31, 2018, the Company had $7,217 thousand in net operating loss carryforwards, of which $5,763 thousand originated in United States and $1,454 originated in Switzerland. If not utilized, the net operating losses originating in United States will expire at various dates from 2033 through 2038, while the net operating losses originating in Switzerland will expire at various dates from 2023 through 2025.

The Company’s accounting for deferred taxes involves the evaluation of a number of factors concerning the realizability of its net deferred tax assets. The Company primarily considered such factors as its history of operating losses; the nature of the Company’s deferred tax assets, and the timing, likelihood and amount, if any, of future taxable income during the periods in which those temporary differences and carryforwards become deductible. The Company does not believe that it is more likely than not that all of the deferred tax assets will be realized; accordingly a valuation allowance has been established for the amount of the deferred tax assets on loss carryforward in excess of the deferred tax liabilities that will reverse prior to any loss carryforward expiration date.

The following table sets forth movement in the valuation allowance for the year ended December 31, 2018 and 2017 ($ in thousands):

	Year Ended December 31,
	2018	2017
Balance at the beginning of the period	$206	$71
Change in scope of consolidation	305	—
Increase of the period	213	131
Effect of exchange rate	(1)	4

Balance at the end of the period	$723	$206

The Company recognizes interest and penalties, if any, related to an underpayment of income taxes. As of December 31, 2018, the Company has accumulated $4 thousand in interest related to unrecognized tax benefits (zero as of December 31, 2017).

A reconciliation of the beginning and ending amounts of gross unrecognized tax benefits as of December 31, 2018 and 2017 is as follows ($ in thousands):

	As of December 31,
	2018	2017
Gross unrecognized tax benefits, beginning of the year	$91	$80
Additions for tax positions related to the current year	93	—
Effect of exchange tax rate	2	11

Total gross unrecognized tax benefits, end of the year	$186	$91

As of December 31, 2018 the Company had $5,138 thousand of undistributed earnings and profits generated by a foreign subsidiary (Solutions Infini) for which no deferred tax liabilities has been recorded, since the Company intends to indefinitely reinvest such earnings in the subsidiary to fund the international operations and certain obligations of the subsidiary. In addition, the Company expects future cash generated from its operations in Europe and the U.S. to be sufficient to meet the Company’s future cash needs. Should the above undistributed earnings be distributed in the form of dividends or otherwise, the distributions would result in $771 thousand amount of tax.

The Company files income tax returns in Italy and in foreign jurisdictions including India, the United States and Switzerland. As of December 31, 2018, the tax years 2013 through the current period remain open to examination in each of the major jurisdictions in which the Company is subject to tax.

25.	Net Income / (loss) earnings per share attributable to common shareholders

The following table set forth the calculation of basic and diluted (loss) earnings per share attributable to common shareholders during the period presented (in $, except per share data):

	Year Ended December 31,
	2018	2017
Net (loss) / income attributable to common shareholders	$(7,100,201)	$494,247

Weighted-Average shares used to compute net loss per share attributable to common shareholders, basic and diluted	101,707	100,000

Net (loss)/income per share attributable to common shareholders, basic and diluted	$(69.8)	$4.9

For the year ended December 31, 2018, 6,008 outstanding shares of common stock equivalent were excluded from the calculation of the diluted net loss per share attributable to common shareholders because their effect would be anti-dilutive.

26.	Transactions with Related Parties

During the years ended December 31, 2018 and 2017, the material related parties’ transactions, other than compensation and similar arrangements in the ordinary course of business, are as follows:

(i)

certain consulting services on business strategy, rendered by ESSE EFFE S.p.A, a company incorporated in Italy in which the Company holds interests through a director. Costs incurred by the Company for the above consulting services were of $118 thousand and $113 thousand in the years ended December 31, 2018 and 2017, respectively. The outstanding amount due by the Company to ESSE EFFE S.p.A was of $35 thousand and $37 thousand as of December 31, 2018 and 2017, respectively;

(ii)

legal services rendered by a partner of Studio Legale Chiomenti, that is a family member of a key manager of the Company. Costs incurred by the Company for the above services were of $204 thousand and $200 thousand in the years ended December 31, 2018 and 2017, respectively; and

(iii)

loans granted to Company’s directors and executive managers (at the reporting date, also Company’s shareholders) whose outstanding amount was $67 thousand and $40 thousand as of December 31, 2018 and 2017, respectively. The Company earned interest income on such loans of $0.7 thousand and $0.1 thousand for the years ended December 31, 2018 and 2017, respectively.

As of December 31, 2018, the outstanding obligation for preference shares due to executive managers was of $1,339 thousand. In addition, during the year ended December 31, 2018, the Company incurred $400 thousand of compensation expense for executive managers, relating to preference shares compensation.

The outstanding obligation of the deferred consideration for the Buc Mobile and the Solutions Infini acquisition due to executive managers was of $4,395 thousand and $1,629 thousand as of December 31, 2018 and 2017, respectively.

The following table presents the expenses for related parties reported in the consolidated statement of operations ($ in thousands):

	Year Ended December 31,
	2018	2017
Research and development	$200	$—
General and administrative	1,112	313

In 2016, Alessandra Levy, the spouse of Kaleyra’s Chief Executive Officer, Dario Calogero, joined Kaleyra as an employee. Kaleyra was awarded certain contracts for services previously provided by Ms. Levy while employed by a prior company. These contracts had a cumulative value of $481 thousand through 2018. Ms. Levy received no remuneration from Kaleyra or any third parties for her role in assisting Kaleyra in obtaining the contracts. In 2018, these contracts were completed and Ms. Levy transitioned to a new role within the marketing team of Kaleyra. From 2016 to 2018 Ms. Levy was paid salary and benefits in the total amount of $638 thousand.

27.	Legal Matters

On October 17, 2018, Kaleyra filed a claim against Vodafone Italia S.p.A. before the Court of Milan seeking compensation in the amount of 6,100 thousand euro for all the damages suffered as a consequence of the illicit and anticompetitive conduct of Vodafone, as previously determined by the Italian Antitrust Authority in the decisions issued on December 13, 2017.

The deadline for filing a counterclaim by Vodafone has passed and according to Italian Law, Vodafone is no longer entitled to file a counterclaim against Kaleyra in these proceedings.

The case has now been submitted to a panel of judges for review to determine if the claim can proceed in the Court of Milan or a suspension must be declared until the administrative proceeding is decided.

The claim is under review and Kaleyra must file its final pleadings in the fourth quarter of 2019. There is no certainty that the claim will be approved to proceed in the Court of Milan, rather than suspended, and the outcome of such action cannot be determined at this time.

On April 16, 2019 Kaleyra filed a claim against Telecom Italia S.p.A and Telecom Italia Sparkle S.p.A. before the Court of Milan. The overall compensation requested by Kaleyra for damages suffered after the illicit conduct of both counterparts, determined by the Italian Antitrust Authority in the decision issued on December 13, 2017, is 8,265 thousand euros.

The first hearing established by the Court of Milan is currently scheduled for December 11, 2019. The deadline for filing the counterclaims by Telecom Italia and Telecom Italia Sparkle is November 21, 2019, 20 days from the scheduled date of first hearing.

There is no certainty that the claim will be approved to proceed in the Court of Milan, rather than suspended, and the outcome of such civil action cannot be determined at this time. Therefore no recognition of these actions has been made in any financial statements.

28.	Subsequent events

On February 25, 2019, the Company entered into a definitive agreement to combine with GigCapital, Inc. The closing of the proposed transaction is expected to be in the second half of 2019.

In April 2019, the Company entered into three additional long-term financing as follows:

i)	a long-term financing with Ubi Banca S.p.A. denominated in Euro for a total amount of €2,000 thousand ($2,289 thousand at the December 31, 2018 exchange rate) fully drawn and with maturity April 2021;

ii)

a long-term financing with Monte dei Paschi di Siena S.p.A. denominated in Euro for a total of €600 thousand ($687 thousand at the December 31, 2018 exchange rate) fully drawn and with maturity April 2022;

iii)

a long-term financing with Banco Popolare di Milano S.p.A denominated in Euro for a total of €1,200 thousand ($1,374 thousand at the December 31, 2018 exchange rate) fully drawn and with maturity June 2023.

On May 6, 2019, the Company signed an amendment to the Solutions Infini Purchase Agreement to reduce the price of the preference shares to be purchased from the eligible employees in 2020 by INR 70,000 thousand ($1,008 thousand at the December 31, 2018 exchange rate).

On July 23, 2019, the Company entered into a medium-term financing agreement with Banco Popolare di Milano S.p.A denominated in Euro for a total of €4,000 thousand ($4,578 thousand at the December 31, 2018 exchange rate) to be repaid in 8 quarterly installments. The financing has a maturity of 24 months from the date of disbursement and bears interest at a variable rate (Euribor 3 months plus 2.0% spread). The total amount was drawn in full on the same date and proceeds were used to settle the total deferred consideration for the acquisition of Solutions Infini.

On July 24, 2019, the Company signed an amendment to the Solutions Infini Purchase Agreement based on which the Fourth Closing date has been anticipated at the same date of the Third Closing date (July 2019).

On July 25, 2019, the Company entered into a medium-term financing agreement with Intesa SanPaolo S.p.A. denominated in Euro, for a total notional amount of €4,000 thousand ($4,578 thousand at the December 31, 2018 exchange rate) to be repaid in 16 quarterly installments. The financing has a maturity of 48 months from the date of disbursement and bears interest at a variable rate (Euribor 3 months plus 2.6% spread). The total amount was drawn in full on the same date. Proceeds will be primarily used to settle the remaining deferred consideration due for the acquisition of Buc Mobile.

Solutions Infini Technologies (India) Private Limited

Consolidated Financial Statements

For the three months ended 30 June 2018 and for the year ended 31 March 2018

Independent Auditors’ Report

The Board of Directors

Solutions Infini Technologies (India) Private Limited:

We have audited the accompanying consolidated financial statements of Solutions Infini Technologies (India) Private Limited and its subsidiaries, which comprise the consolidated balance sheets as of June 30, 2018 and March 31, 2018, and the related consolidated statements of profit and loss and cash flows for the three-months ended June 30, 2018 and year ended March 31, 2018, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with generally accepted accounting principles in India; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Solutions Infini Technologies (India) Private Limited and its subsidiaries as of June 30, 2018 and March 31, 2018, and their consolidated financial performance and their consolidated cash flows for the three months ended June 30, 2018 and year ended March 31, 2018 in accordance with generally accepted accounting principles in India.

Emphasis of Matter

Generally accepted accounting principles in India vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in note 28 to the consolidated financial statements. Our opinion is not modified with respect to this matter.

/s/ KPMG

Bengaluru, India

July 31, 2019

Solutions Infini Technologies (India) Private Limited

Consolidated Balance Sheet as at 30 June 2018 and 31 March 2018

		(Amount in Rs.)
	Note	As at 30 June 2018	As at 31 March 2018
EQUITY AND LIABILITIES
Shareholders’ funds
Share capital	2	631,580	631,580
Reserves and surplus	3	230,827,425	163,134,217

		231,459,005	163,765,797
Non-current liabilities
Other long-term liabilities	4	455,257	559,400
Long-term provisions	5	9,014,210	8,199,772
Deferred tax liability (net)	10	—	1,312,521

		9,469,467	10,071,693
Current liabilities
Trade payables	6
Total outstanding dues to micro and small enterprises		2,482,600	170,400
Total outstanding dues to other than micro and small enterprises		231,973,055	351,613,786
Other current liabilities	7	306,135,993	249,102,198
Short-term provisions	5	3,613,845	3,477,733

		544,205,494	604,364,117

		785,133,964	778,201,607

ASSETS
Non-current assets
Property, plant and equipment
—Tangible fixed assets	8	67,839,661	45,717,480
—Intangible assets	8	9,956,131	8,338,377
—Capital work-in-progress		186,000	—
Non-current investments	9	46,986	46,986
Deferred tax assets (net)	10	271,372	—
Long-term loans and advances	11	80,490,158	79,752,870
Other non-current assets	14	2,274,404	2,538,462

		161,064,711	136,394,176
Current assets
Current investments	9	2,079,464	2,055,068
Trade receivables	12	510,822,010	421,319,685
Cash and bank balances	13	79,717,128	195,713,285
Short-term loans and advances	11	28,170,566	22,302,858
Other current assets	14	3,280,085	416,536

		624,069,255	641,807,432

		785,133,964	778,201,607

Significant accounting policies	1

The notes referred to above form an integral part of the consolidated financial statements.

Solutions Infini Technologies (India) Private Limited

Consolidated Statement of Profit and loss for the three months ended 30 June 2018 and the year ended 31 March 2018

		(Amount in Rs.)
	Note	For the three months ended 30 June 2018	For the year ended 31 March 2018
Revenue from operations
Sale of services	15	623,616,587	1,955,932,970
Other income	16	3,278,721	6,888,190

		626,895,308	1,962,821,160
Expenses
Cost charged by tele-communication service providers		476,532,099	1,607,571,425
Server charges		7,634,256	24,096,853
Employee benefits expenses	17	31,896,174	113,860,289
Depreciation and amortization expense	8	3,380,719	10,196,818
Other expenses	18	24,769,636	61,692,048

		544,212,884	1,817,417,433

Profit before tax		82,682,424	145,403,726
Income tax expense
Current tax		18,837,220	41,457,160
Deferred tax charge/(income)		(1,583,894)	2,114,746

Total tax expenses		17,253,324	43,571,906
Profit/(Loss) for the period		65,429,100	101,831,820
Earnings per equity share [nominal value of share Rs. 10 (30 June 2018: Rs. 10)]	19
Basic		1,308.58	2,036.64
Diluted		1,308.58	2,036.64

Significant accounting policies	1

The notes referred to above form an integral part of the consolidated financial statements.

Solutions Infini Technologies (India) Private Limited

Consolidated Cash Flow Statement for the three months ended June 30, 2018 and the year ended March 31, 2018

	(Amount in Rs.)
	For the three months ended 30 June 2018	For the year ended 31 March 2018
Cash flows from operating activities
Profit before tax	82,682,424	145,403,726
Adjustments for:
Depreciation and amortization	3,380,719	10,196,818
Bad debts written off	299	2,647,079
Provision for bad and doubtful debts	7,611,424	5,313,256
Employee stock compensation expense	—	8,649,845
Dividend income	(24,398)	(88,667)
Loss / (Gain) on sale of property, plant and equipment (net)	—	(169,603)
Interest received on deposit with bank	(129,115)	(751,650)

	93,521,353	171,200,804
Working capital adjustment:
Changes in trade receivables	(97,114,047)	(92,551,469)
Changes in long term and short term loans and advances	(7,742,184)	(8,094,586)
Changes in trade payable, other long term and short term liabilities and provisions	(65,061,770)	142,103,260

Cash (used in)/generated from operations	(87,513,867)	212,658,010
Income taxes paid (net of refunds)	(20,170,906)	(62,931,258)
Interest on income tax refund		—

Net cash (used in)/generated from operating activities (A)	(96,567,554)	149,726,752

Cash flows from investing activities
Expenditure on acquisition of property, plant and equipment	(21,672,567)	(38,966,020)
Effects of currency translation	(20,605)	—
Proceeds from sale of property, plant and equipment	—	1,072,000
Decrease/ (increase) in fixed deposits with banks	6,963,889	(4,625,298)
Interest from bank deposits	500	1,308,539

Net cash generated/(used) from investing activities (B)	(14,728,784)	(41,210,778)

Cash flows from financing activities
Proceeds from issue of preference shares	—	131,580
Employee stock option payment	—	(9,874,000)

Net cash (used in) financing activities (C)	—	(9,742,420)

Net increase/(decrease) in cash and cash equivalents (A + B + C)	(111,296,338)	98,773,554
Cash and cash equivalents at the beginning of the period	184,821,163	86,725,112

Cash and cash equivalents at the end of the period	73,524,825	185,498,666
Effects of currency translation	2,264,069	(677,503)

	75,788,894	184,821,163

		As at 30 June 2018	As at 31 March 2018
Cash and cash equivalents comprise of:
Cash and bank equivalents (refer Note 13)		75,788,894	184,821,163

Total cash and cash equivalents		75,788,894	184,821,163

Significant accounting policies	1

The notes referred to above form an integral part of the financial statements.

Solutions Infini Technologies (India) Private Limited

Notes to the consolidated financial statements as of June 30, 2018 and March 31, 2018 and for the three months ended June 30, 2018 and the year ended March 31, 2018

Company overview

Solutions Infini Technologies (India) Pvt. Ltd., is a company incorporated on April 30, 2009 under the provisions of the Companies Act, 1956 having its registered office at Bangalore. The company is engaged in the activities relating to providing Internet based services including but not limited to offering international and domestic voice, voice-over-internet protocol (VoIP); wireless, data and hosting services audio text, voicemail, all kinds of Unified Messaging Systems (UMS), voice solutions, computer telephony solutions, fax solutions, TTS (text to speech) solutions, telephone switches, call processing and data processing software, and other voice recognition products and services. The CIN of the Company is U72900KA2009PTC049726.

Solutions Infini FZE, subsidiary of Solutions Infini Technologies (India) Pvt Ltd, incorporated on February 12, 2015 under the regulations of Government of RAS AI Khaimah, Dubai UAE. The company is engaged in providing the bulk-sms services. Solutions Infini Pte. Ltd, subsidiary of Solutions Infini Technologies (India) Pvt Ltd, incorporated on April 27, 2017 under Companies Act, Cap, 50, Republic of Singapore. The company is engaged in providing the bulk-sms services

1	Significant accounting policies

The accounting policies set out below have been applied consistently to the periods presented in these consolidated financial statements.

a	Basis of preparation of consolidated financial statements

The consolidated financial statements of the Company and its subsidiary (hereinafter “Company” referred to “Group Company”) have been prepared and presented under the historical cost convention on the accrual basis of accounting in accordance with the Generally Accepted Accounting Principles in India (‘Indian GAAP’) and comply with the mandatory Accounting Standards (‘AS’) prescribed by Companies (Accounting Standard) Rules, 2006 and the relevant provisions of the Companies Act, 2013. The accounting policies applied by the Company are consistent with those used in the previous year unless otherwise stated. The operating cycle has been considered as one year.

The Company is Non Small and Medium Sized Company (Non SMC) as defined in the General Instructions in respect of Accounting Standards notified under the Companies Act, 2013. Accordingly, the Company has complied with all the Accounting Standards applicable as such.

b	Principles of consolidation

The consolidated financial statements are prepared in accordance with the principles and procedures for the preparation and presentation of consolidated financial statements as laid down under AS 21 -‘Consolidated Financial Statements’.

Consolidation has been done with effect from the date when controlling interest had been established in the subsidiary companies by holding company.

Name of the subsidiary	Ownership	Country of incorporation
Solutions Infini FZE	100%	Dubai
Solutions Infini Pte Ltd	89%	Singapore

Solutions Infini Technologies (India) Private Limited

Notes to the consolidated financial statements as of June 30, 2018 and March 31, 2018 and for the three months ended June 30, 2018 and the year ended March 31, 2018 (Continued)

c	Use of estimates

The presentation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Although these estimates are based on management’s best knowledge of current events and actions, which the Company may undertake in future, actual results ultimately may differ from these estimates. Any revision to accounting estimates is recognized prospectively in the current and future periods. Significant estimates used by management in the preparation of these financial statements include the estimates of the economic useful lives of Property Plant & Equipment, Intangible assets, employee benefits and provision for bad and doubtful debts.

d	Current / Non-current classification

All assets and liabilities are classified into current and non-current.

Assets

An asset is classified as current when it satisfies any of the following criteria:

(i). It is expected to be realized in, or is intended for sale or consumption in, the Company’s normal operating cycle;

(ii). It is held primarily for the purpose of being traded;

(iii). It is expected to be realized within 12 months after the reporting date; or

(iv). It is cash or cash equivalents; unless it is restricted from being exchanged or used to settle a liability for at least 12 months after the reporting date.

Current assets include the current portion of non-current asset.

All other assets are classified as non-current.

Liabilities

A liability is classified as current when it satisfies any of the following criteria:

(i). It is expected to be settled in the Company’s normal operating cycle;

(ii). It is held primarily for the purpose of being traded;

(iii). It is expected to be settled within 12 months after the reporting date; or

(iv). The Company does not have an unconditional right to defer settlement of a liability for at least 12 months after the reporting date. Terms of the liability that could, at the option of the counterparty, result in its settlement by the issue of equity instrument do not affect its classification

Current liabilities include the current portion of non-current liabilities. All other liabilities are classified as non-current.

Operating cycle

Operating cycle is the time between the acquisition of assets for processing and their realization in cash and cash equivalents.

Solutions Infini Technologies (India) Private Limited

Notes to the consolidated financial statements as of June 30, 2018 and March 31, 2018 and for the three months ended June 30, 2018 and the year ended March 31, 2018 (Continued)

e	Cash flow statements

Cash flows are reported using the indirect method, whereby net profit before tax is adjusted for the effect of transactions of the non-cash nature and any deferrals or accruals of past or future cash receipts or payments. The cash flows from operating, investing and financial activities of the Company are segregated.

f	Revenue recognition

Revenue is recognized to the extent that it is probable that the economic benefits will flow to the Company and the revenue can be reliably measured.

SMS Revenue: The company recognizes revenue based on the usage of Short Message Services (SMS). Revenue is recognized when the company’s services are used based on the specific terms of Company’s contracts with customers, which are commonly based on the number of messages used.

Voice Revenue: Revenue is recognized on an accrual basis and apportioned on a month to month basis over the tenor of the service.

Sublease of Space: Rental income is collected from the entity or an individual to whom the space has been sub leased and is accrued in the books on monthly basis.

Interest: Interest is recognized using the time proportion basis taking into account the amount outstanding and the rate applicable.

Unbilled revenue included in other current assets represent revenue from the end of the last billing to the Balance Sheet date and other revenue entitlements from customers pending invoicing.

Unearned revenues/deferred revenue included in current liabilities represents the billing in excess of revenues recognized.

g

(i) Tangible fixed assets

Property plant and equipment is stated at cost net of subsidy received/receivable, less accumulated depreciation and impairment losses, if any. Cost comprises the purchase price and any attributable cost of bringing the asset to its working condition for its intended use. Advances paid towards acquisition of fixed assets before the financial year-end and fixed assets acquired for specified projects before commencement of execution of projects are classified as capital work in progress.

(ii) Intangible assets

Computer application software acquired for internal use is recognized as an intangible asset. The cost of software purchased comprises its purchase price, including any import duties and other taxes and any directly attributable expenditure on making the software ready for its use.

Expenditure on research activities, undertaken with the prospect of gaining new scientific or technical knowledge and understanding, is recognized in the statement of profit and loss as incurred. Development activities involve a plan or design for the production of new or substantially improved software products or processes. Development expenditure is capitalized only if development costs can be measured reliably, the product or process is technically and commercially feasible, future economic benefits are probable, and the Company intends to and has sufficient resources to complete development and to use the asset. The expenditure capitalized includes primarily the cost of materials and direct labor directly attributable to preparing the asset for its intended use, and is classified as internally generated software platforms.

Solutions Infini Technologies (India) Private Limited

Notes to the consolidated financial statements as of June 30, 2018 and March 31, 2018 and for the three months ended June 30, 2018 and the year ended March 31, 2018 (Continued)

Capitalized development expenditure is measured at cost less accumulated amortization and accumulated impairment losses. Subsequent expenditure is capitalized only when it increases the future economic benefits embodied in the specific asset to which it relates.

The cost of developing the intangible assets not ready for use on the reporting date is classified as intangible assets under development.

h	Impairment of assets

The Company assesses at each balance sheet date whether there is any indication that an asset may be impaired based on internal/ external factors. If any such indication exists, the Company estimates the recoverable amount of the asset. If such recoverable amount of the asset or the recoverable amount of the cash-generating unit to which the asset belongs is less than its carrying amount, the carrying amount is reduced to its recoverable amount. The reduction is treated as impairment loss and is recognized in the Consolidated Statement of Profit and Loss. If at the balance sheet date there is an indication that if a previously assessed impairment loss no longer exists, the recoverable amount is reassessed and the asset is reflected at the recoverable amount subject to a maximum of depreciated historical cost.

i	Depreciation/ Amortization

Depreciation on fixed assets is provided on the written down value method. Based on internal assessment and technical evaluation carried out, the management believes that the useful lives as given below best represent the period over which management expects to use these assets. The useful lives for these assets is similar to useful lives as prescribed under Part C of Schedule II of the Act.

The Useful life of the assets has been taken as:

Asset Category

Tangible fixed assets:
Office equipment	5 years
Vehicles—motor cycles	10 years
Vehicles- other than motor cycles	8 years
Computers and accessories	3 years
Servers and networks	6 years
Furniture and fixtures	10 years

Depreciation is charged on a proportionate basis from / up to the date the assets are purchased / sold during the year.

Advances paid towards the acquisition of fixed assets, outstanding at each balance sheet date are classified as capital advances under long-term loans and advances. The cost of the fixed asset not ready for its intended use on such date is classified as capital work-in-progress.

Amortization of intangible assets

Intangible assets are amortized in Statement of profit or loss over their estimated useful lives, from the date that they are available for use based on the expected pattern of consumption of economic benefits of the asset. Accordingly, at present, these are being amortized on straight line basis. The amortization rates are as follows:

Software	5 Years

Solutions Infini Technologies (India) Private Limited

Notes to the consolidated financial statements as of June 30, 2018 and March 31, 2018 and for the three months ended June 30, 2018 and the year ended March 31, 2018 (Continued)

Internally generated Intangible assets, viz, software, is amortized on a straight line basis over a period of five (5) years, which is Management’s estimate of the useful lives of these Intangible Assets. Accordingly, the additions for the year is amortized over the balance useful life. Internally generated assets which are in development stage are included in capital work-in-progress.

Amortization method and useful lives are reviewed at each reporting date. If the useful life of an asset is estimated to be significantly different from previous estimates, the amortization period is changed accordingly.

j	Investments

Investments that are readily realizable and intended to be held for not more than a year from the date of acquisition are classified as current investments. All other interments are classified as long-term investments. However, that part of long term investments which is expected to be realized within 12 months after the reporting date is also presented under ‘current assets’ as “current portion of long term investments” in consonance with the current/non-current classification scheme of Schedule III of the Act.

Long-term investments (including current portion thereof) are carried at cost less any other-than-temporary diminution in value, determined separately for each individual investments. Current investment are carried at the lower of cost and fair value. The comparison of cost and fair value is done separately in respect of each category of investment i.e., equity shares, preference shares, convertible debentures etc.

Any reductions in the carrying amount and any reversals of such reductions are charged or credited to the Statement of Profit and Loss. Profit or loss on sale of investments is determined on the basis of weighted average carrying amount of investments disposed off.

k	Foreign currency translation

Foreign currency transactions are recorded in the reporting currency, by applying to the foreign currency amount the exchange rate between the reporting currency and the foreign currency, using rates closely approximating those prevailing on the date of the transaction. Foreign currency monetary items are reported using the closing rate. Exchange differences arising on the settlement of monetary items or on reporting Company’s monetary items at rates different from those at which they were initially recorded during the period, or reported in previous year financial statements, are recognized as income or as expenses in the Consolidated Statement of Profit and Loss for the period.

The Company classifies all its foreign entities as either ‘Integral foreign operations’ or ‘Non-integral foreign operations’. The financial statements of integral foreign operations are translated as if the transactions of such foreign operations have been those of the Company itself.

The assets and liabilities of non-integral foreign operations are translated into the reporting currency at the exchange rate prevailing at the reporting date and their Statement of Profit and Loss are translated at exchange rates prevailing at the dates of transaction or weighted average weekly rates, where such rates approximate the exchange rate at the date of transaction. The exchange difference arising on translation is accumulated in the foreign currency translation reserve. On disposal of a non-integral foreign operation, the accumulated foreign currency translation reserve relating to that foreign operation is recognized in the statement of profit and loss.

When there is a change in the classification of a foreign operation, the translation procedure applicable to the revised classification are applied prospectively.

Solutions Infini Technologies (India) Private Limited

Notes to the consolidated financial statements as of June 30, 2018 and March 31, 2018 and for the three months ended June 30, 2018 and the year ended March 31, 2018 (Continued)

The translation of financial statements of the foreign subsidiaries from the local currency to the reporting currency of the company is performed for balance sheet accounts using the exchange rate in effect at the balance sheet date and for revenue, expense and cash-flow items using a monthly average exchange rate for the respective periods and the resulting difference is presented as foreign currency translation reserve included in “reserves and surplus”. When a subsidiary is disposed off, in part or in full, the relevant amount is transferred to profit or loss.

The consolidated financial statements are presented in Indian Rupee (‘Rs.’) as the functional as well as reporting currency of the Holding company is the Indian Rupee.

l	Employee benefits

Short-term employee benefits

Employee benefits payable wholly within twelve months of receiving employee services are classified as short-term employee benefits. These benefits include salaries and wages, bonus, stock based compensation and ex-gratia. The undiscounted amount of short-term employee benefits to be paid in exchange for employee services is recognized as an expense as the related service is rendered by employees.

Compensated absences

The employees of the Entity are entitled to leave encashment. The employees can carry-forward a portion of the unutilized accumulating leave encashment which could be utilized in the following years or encashed during the period. The accumulated leave balance would get lapsed, if the same is not utilized in the coming year. The Entity records an obligation for compensated absences in the period in which the employee renders the services that increases this entitlement. Leave Encashment are short term employee benefits and provided for on the basis of last drawn salary for the unavailed balance of leave.

Post-employment benefits

Defined contribution plan

A defined contribution plan is a post-employment benefit plan under which an entity pays specified contributions to a separate entity and has no obligation to pay any further amounts. The entity makes specified monthly contributions towards employee provident fund to Government administered provident fund scheme which is a defined contribution plan. The Entity’s contribution is recognized as an expense in the Statement of profit and loss during the period in which the employee renders the related service.

Defined benefit scheme:

The Entity’s gratuity benefit scheme is defined benefit plan. The Entity’s net obligation in respect of a defined benefit plan is calculated by estimating the amount of future benefit that employees have earned in return for their service in the current and prior periods; that benefit is discounted to determine its present value. Any unrecognized past service costs and the fair value of any plan assets are deducted. The calculation of the Entity’s obligation under the plan is performed annually by a qualified actuary using the projected unit credit method. The Entity recognizes all actuarial gains and losses arising from defined benefit plans immediately in the statement of profit and loss. All expenses related to defined benefit plans are recognized in employee benefits expense in the Statement of profit and loss. When the benefits of a plan are improved, the portion of the increased benefit related to past service by employees is recognized in

Solutions Infini Technologies (India) Private Limited

Notes to the consolidated financial statements as of June 30, 2018 and March 31, 2018 and for the three months ended June 30, 2018 and the year ended March 31, 2018 (Continued)

Statement of profit and loss on a straight-line basis over the average period until the benefits become vested. The company has recognized the Gratuity provision for the first time. The Entity recognizes gains and losses on the curtailment or settlement of a defined benefit plan when the curtailment or settlement occurs.

Termination benefits:

Termination benefits are recognized as an expense when, as a result of a past event, the entity has a present obligation that can be estimated reliably, and it is probable that an outflow of economic benefits will be required to settle the obligation.

m	Employee stock option scheme

As prescribed by the Guidance Note on Accounting for Employee Shared-based payments issued by Institute of Chartered Accountants of India and related interpretations, the Company applies the fair value based method of accounting to account for stock options issued by the Company to its employees. The fair value of such stock options is recognized as an expense over the period in which the related services are received. Accordingly, fair value of the stock options is amortized on a straight-line basis over the vesting period of the stock options considering each vesting as a separate grant.

n	Income taxes

Tax expense comprises of current, deferred taxes.

Current income tax is measured at the amount expected to be paid to the tax authorities in accordance with the Indian Income Tax Act. Deferred income taxes reflects the impact of current period timing differences between taxable income and accounting income for the period and reversal of timing differences of earlier periods.

Deferred tax is measured based on the tax rates and the tax laws enacted or substantively enacted at the balance sheet date. Deferred tax assets are recognized only to the extent that there is reasonable certainty that sufficient future taxable income will be available against which such deferred tax assets can be realized. If the Company has carry forward of unabsorbed depreciation and tax losses, deferred tax assets are recognized only if there is virtual certainty that such deferred tax assets can be realized against future taxable profits. Unrecognized deferred tax assets of earlier years are re-assessed and recognized to the extent that it has become reasonably certain that future taxable income will be available against which such deferred tax asset scan be realized.

The break-up of the major components of the deferred tax assets and liabilities as at the balance sheet date have been arrived at after setting of deferred tax assets and liabilities where the Company has a legally enforceable right to set-off assets against liabilities.

Minimum Alternative Tax (MAT) credit is recognized as an asset only when and to the extent there is convincing evidence that the Company will pay normal income tax during the specified period. In the year in which MAT credit becomes eligible to be recognized as an asset, it is credited to the Statement of Profit and Loss as MAT Credit Entitlement. The Company reviews the same at each balance sheet date and writes down the carrying amount of MAT Credit Entitlement to the extent there is no longer convincing evidence to the effect that Company will pay normal income tax during the specified period.

Solutions Infini Technologies (India) Private Limited

Notes to the consolidated financial statements as of June 30, 2018 and March 31, 2018 and for the three months ended June 30, 2018 and the year ended March 31, 2018 (Continued)

o	Accounting for lease

Operating leases

Leases where the lessor effectively retains substantially all the risks and benefits of ownership of the leased term, are classified as operating leases. Operating lease payments are recognized as an expense in the Statement of Profit and Loss and lease liability is accrued in books.

p	Provisions and contingent liabilities

The Company creates a provision when there is a present obligation as a result of a past event that probably requires an outflow of resources and a reliable estimate can be made of the amount of the obligation. A disclosure for a contingent liability is made when there is a possible obligation or a present obligation that may, but probably will not, require an outflow of resources. Where there is a possible obligation or a present obligation in respect of which the likelihood of outflow of resources is remote, no provision or disclosure is made. Provision in respect of loss contingencies relating to claims, litigation, assessment, fines, penalties, etc. are recognized when it is probable that a liability has been incurred, and the amount can be estimated reliably.

q	Earnings per share

Basic earnings per share is calculated by dividing the net profit or loss for the period attributable to equity shareholders (after deducting preference dividends and attributable taxes) by the weighted average number of equity shares outstanding during the period. Partly paid equity shares will be treated as a fraction of an equity share to the extent that they were entitled to participate in dividends relative to a fully paid equity share during the reporting period.

The weighted average numbers of equity shares outstanding during the period will be adjusted for events of bonus issue; bonus element in a rights issue to existing shareholders; share split; and reverse share split (consolidation of shares). For the purpose of calculating diluted earnings per share, the net profit or loss for the period attributable to equity shareholders and the weighted average number of shares outstanding during the period will be adjusted for the effects of all dilutive potential equity shares.

Solutions Infini Technologies (India) Private Limited

Notes to the consolidated financial statements as of June 30, 2018 and March 31, 2018 and for the three months ended June 30, 2018 and the year ended March 31, 2018 (Continued)

r	Cash and cash equivalents

Cash and cash equivalents comprise cash balance in hand, cash balance with bank and highly liquid investments with original maturities, at the date of purchase / investment, of three months or less.

Note 2 Share Capital	(Amount in Rs.)
	As at 30 June 2018	As at 31 March 2018
(a) Authorized shares
Equity shares
200,000 (March 31, 2018 : 200,000) equity shares of Rs. 10 each	2,000,000	2,000,000

Preference shares
50,000 (March 31, 2018 : 50,000) 0.001% Non-Convertible Compulsorily Redeemable Preference Shares of Rs. 10 each	500,000	500,000

	2,500,000	2,500,000
(b) Issued, subscribed and fully paid-up
Equity shares
50,000 (March 31, 2018: 50,000) equity shares of Rs. 10 each fully paid up	500,000	500,000

Preference shares
13,158 (March 31, 2018: 13,158) 0.001% non-convertible compulsorily redeemable preference Shares of Rs. 10 each	131,580	131,580

	631,580	631,580

(c) Reconciliation of the shares outstanding at the beginning and at the end of the reporting period

Equity Shares	As at 30 June 2018		As at 31 March 2018
	Number of shares	Amount	Number of shares	Amount
At the beginning of the year	50,000	500,000	50,000	500,000
Changes during the year	—	—	—	—
Outstanding at the end of the year	50,000	500,000	50,000	500,000

(d) Rights preference and restrictions attached to equity shares

The Company has only one class of equity shares having a par value of Rs. 10 per share. Each holder of equity is entitled to one vote per share. The dividend proposed by the Board of Directors will be subject to the approval of the shareholders in the ensuing Annual General Meeting. The Company has not proposed any dividends during the year ended March 31, 2018 and the three months period ended June 30, 2018.

In the event of liquidation of the company the holders of equity shares will be entitled to receive remaining assets of the company, After distribution of all preferential amounts. The distribution will be in proportion to the number of equity shares held by the Shareholders.

Solutions Infini Technologies (India) Private Limited

Notes to the consolidated financial statements as of June 30, 2018 and March 31, 2018 and for the three months ended June 30, 2018 and the year ended March 31, 2018 (Continued)

(e) Reconciliation of the preference shares outstanding at the beginning and at the end of the reporting period

Preference Shares	As at 30 June 2018		As at 31 March 2018
	Number of shares	Amount	Number of shares	Amount
At the beginning of the year	13,158	131,580	—	—
Changes during the year	—	—	13,158	131,580
Outstanding at the end of the year	13,158	131,580	13,158	131,580

(f) Rights preference and restrictions attached to preference shares

(i) No voting rights at general meetings, other than for variation of rights with regard to Preference Shares,

(ii) The Preference Shares carry a superior rights to Equity shares of the Company with respect to distribution rights and rights on liquidation, dissolution, and winding up of the affairs of the Company. As a part of the purchase agreement relating to the acquisition of Solutions Infini by Kaleyra, the Company assumed the obligation to purchase a number of the Company’s preference shares from certain employees in 2020 at a pre-determined price based on the EBITDA of the Company for the fiscal year ending 31 March 2020. The compensation expense of the preference shares represents remuneration for post-combination services provided by the shareholders still employed by the company after the business combination. The Company has not proposed dividend during the year or the three months period, cumulative dividend as at March 2018 is INR 1.32 @ 0.001% and June 2018 is INR 1.64 @ 0.001%.

(g) Details of shareholders holding more than 5% equity shares in the company

	As at 30 June 2018		As at 31 March 2018
Name of Shareholders	Number of shares	% holding	Number of shares	% holding
Equity shares of Rs. 10 each fully paid
Kaleyra SPA (formerly known as Ubiquity SRL), the holding company with effect from June 30, 2018	39,475	78.95%	25,501	51.00%
Ashish Agarwal	3,842	7.68%	8,942	17.88%
Aniketh Jain	3,842	7.68%	8,942	17.88%
Vinay Jain	947	1.89%	2,205	4.41%
Mohamad Faraz	947	1.89%	2,205	4.41%
Shivam Prasad	947	1.89%	2,205	4.41%

As per records of the Company, including its register of shareholders/ members and other declaration received from shareholders regarding beneficial interest, the above shareholding represent both legal and beneficial ownership of shares.

The shareholders of the Company have entered into Share Purchase and Shareholders Agreement with Kaleyra SPA (formerly known as Ubiquity SRL) on 15 October 2016 for the sale a portion of their shareholdings in the Company. As part of this agreement, the equity shares has been transferred in a phased manner to Kaleyra SPA during 2017-18. As at June 30, 2018, an aggregate of 78.95% of the equity share capital of the Company was owned by Kaleyra S.p.A.

Solutions Infini Technologies (India) Private Limited

Notes to the consolidated financial statements as of June 30, 2018 and March 31, 2018 and for the three months ended June 30, 2018 and the year ended March 31, 2018 (Continued)

(h) Details of shareholders holding more than 5% preference shares in the company

	As at 30 June 2018		As at 31 March 2018
Name of Shareholders	Number of shares	% holding	Number of shares	% holding
Preference shares of Rs. 10 each fully paid
Ashish Agarwal	4,803	36.50%	4,803	36.50%
Aniketh Jain	4,803	36.50%	4,803	36.50%
Mohamad Faraz	1,184	9.00%	1,184	9.00%
Shivam Prasad	1,184	9.00%	1,184	9.00%
Vinay Jain	1,184	9.00%	1,184	9.00%

(i) There were no options standing as at June 30, 2018 nor as at 31 March 2018. The Company has cancelled the ESOP plan and has compensated the employees who have opted for ESOP Rs 71,036 per shares, pursuant to board approval in June 2017. Accordingly, the Company has paid Rs 9,874,000 for 139 options, which were outstanding.

Note 3	As at	As at
Reserves and surplus	30 June 2018	31 March 2018
Employee stock option outstanding account
At the beginning of the year	—	1,224,155
Add: Employee compensation expense	—	8,649,845
Less: Employee stock option plan cancelled during the year and paid to employees	—	(9,874,000)

Closing balance	—	—
Balance in statement of Profit and Loss
Balance at the beginning of the year	163,811,721	61,979,900
Add: Profit for the year	65,429,100	101,831,820

Closing balance	229,240,821	163,811,720
Foreign Currency Translation Reserve
Balance at the beginning of the year	(677,503)	(447,090)
Foreign currency translation reserve for the year	2,264,109	(230,413)

Closing balance	1,586,606	(677,503)

	230,827,427	163,134,217

Note 4 Other long term liabilities	(Amount in Rs.)
	As at 30 June 2018	As at 31 March 2018
Other liabilities	455,257	559,400

	455,257	559,400

Solutions Infini Technologies (India) Private Limited

Notes to the consolidated financial statements as of June 30, 2018 and March 31, 2018 and for the three months ended June 30, 2018 and the year ended March 31, 2018 (Continued)

	(Amount in Rs.)
	Long-term		Short-term
Note 5	As at 30 June 2018	As at 31 March 2018	As at 30 June 2018	As at 31 March 2018
Provisions
Provision for employee benefits
Provision for gratuity	9,014,210	8,199,772	1,584,318	1,441,174
Provision for leave benefits	—	—	611,469	618,501

Other provision
Provision for contingencies at the beginning and end of the year	—		1,418,058	1,418,058

	9,014,210	8,199,772	3,613,845	3,477,733

	(Amount in Rs.)
Note 6	As at 30 June 2018	As at 31 March 2018
Trade payables
Total outstanding dues to micro and small enterprises *	2,482,600	170,400
Total outstanding dues to other than micro and small enterprises **	231,973,055	351,613,787

	234,455,655	351,784,187

*	for dues to micro and small enterprises, refer note 23
**	includes due to related party, refer note 25

Note 7 Other current liabilities	(Amount in Rs.)
	As at 30 June 2018	As at 31 March 2018
Provision for income tax net off advance tax	11,117,219	—
Deferred revenue	91,237,316	87,664,242
Salary payable	84,726	238,532
Provision for variable pay	4,062,803	3,395,951
Advance from customers	197,509	505,478
Accrued expenses	181,351,222	149,412,926
Others:
Statutory dues payable	15,909,152	7,474,764
Other liabilities	2,176,046	410,305

	306,135,993	249,102,198

Solutions Infini Technologies (India) Private Limited

Notes to the consolidated financial statements as of June 30, 2018 and March 31, 2018 and for the three months ended June 30, 2018 and the year ended March 31, 2018 (Continued)

Note 8
Tangible assets	(Amount in Rs.)
Particulars	Furniture and fixtures	Office equipment	Leasehold Improvements	Vehicles	Computers	Servers	Tangible Assets Total
Gross block
As at 1 April 2017	1,020,246	1,525,134		7,022,308	8,281,888	12,661,301	30,510,877
Additions	322,584	860,579		1,663,556	2,089,333	30,883,340	35,819,392
Disposals				(1,700,000)	(319,103)		(2,019,103)
Forex Adjustment

As at 31 March 2018	1,342,830	2,385,713		6,985,864	10,052,118	43,544,641	64,311,166

As at 1 April 2018	1,342,830	2,385,713		6,985,864	10,052,118	43,544,689	64,311,215
Additions	4,427,160	3,643,103	13,707,693		1,182,900	1,827,500	24,788,356
Disposals							—
Forex Adjustment						24,313	24,313

As at 30 June 2018	5,769,990	6,028,816	13,707,693	6,985,864	11,235,018	45,396,502	89,123,884

Accumulated depreciation and amortization
As at 1 April 2017	379,042	917,508		2,409,213	5,722,369	2,259,688	11,687,821
Charge for the year	115,511	266,700		1,009,807	1,602,523	5,027,869	8,022,410
Disposals				(797,603)	(319,103)		(1,116,706)
Forex Adjustment						162	162

As at 31 March 2018	494,553	1,184,208	—	2,621,417	7,005,789	7,287,719	8,593,687

As at 1 April 2018	494,553	1,184,209		2,621,416	7,005,789	7,287,726	18,593,693
Charge for the year	33,479	96,950	43,782	195,388	466,567	1,850,655	2,686,822
Disposals							—
Forex Adjustment						3,708	3,708

As at 30 June 2018	528,032	1,281,159	43,782	2,816,805	7,472,356	9,142,089	21,284,223

Net block
As at 31 March 2018	848,277	1,201,505		4,364,447	3,046,329	36,256,922	45,717,479

As at 30 June 2018	5,241,958	4,747,657		4,169,059	3,762,662	36,254,413	67,839,661

Solutions Infini Technologies (India) Private Limited

Notes to the consolidated financial statements as of June 30, 2018 and March 31, 2018 and for the three months ended June 30, 2018 and the year ended March 31, 2018 (Continued)

Intangible Assets	(Amount in Rs.)
Particulars	Software	Intangible Assets Total
Gross block
As at 1 April 2017	10,842,444	10,842,444
Additions	4,146,631	4,146,631
Disposals	—	—
Forex Adjustment

As at 31 March 2018	14,989,075	14,989,075

As at 1 April 2018	14,989,075	14,989,075
Additions	2,311,651	2,311,651
Disposals		—
Forex Adjustment

As at 30 June 2018	17,300,726	17,300,726

Accumulated depreciation and amortization
As at 1 April 2017	4,476,291	4,476,291
Charge for the year	2,174,407	2,174,407
Disposals	—	—
Forex Adjustment

As at 31 March 2018	6,650,6998	6,650,698

As at 1 April 2018	6,650,698	6,650,698
Charge for the year	693,897	693,897
Disposals	—	—
Forex Adjustment	—	—

As at 30 June 2018	7,344,595	7,344,595

Net block
As at 31 March 2018	8,338,377	8,338,377

As at 30 June 2018	9,956,131	9,956,131

	(Amount in Rs.)
Note 9 Investments	Long-term		Short-term
	As at 30 June 2018	As at 31 March 2018	As at 30 June 2018	As at 31 March 2018
Investment in mutual funds:
Axis Liquid Fund	—	—	2,079,466	2,055,068
Other investment:
Others	46,986	46,986	—	—

Net value of investment	46,986	46,986	2,079,466	2,055,068

Solutions Infini Technologies (India) Private Limited

Notes to the consolidated financial statements as of June 30, 2018 and March 31, 2018 and for the three months ended June 30, 2018 and the year ended March 31, 2018 (Continued)

	(Amount in Rs.)
Note 10 Deferred tax asset / (liabilities), net	As at 30 June 2018	As at 31 March 2018
Deferred tax asset
Provision for bad and doubtful debts	1,547,220	1,756,722
Provision for contingency	412,938	468,852
Provision for employee benefit expenses	3,301,957	4,408,558

	5,262,115	6,634,132
Deferred tax liability
Fixed assets	(4,990,743)	(7,946,653)

	(4,990,743)	(7,946,653)

Deferred tax asset / (liabilities), net	271,372	(1,312,521)

	(Amount in Rs.)
Note 11 Loans and advances	Non-Current		Current
	As at 30 June 2018	As at 31 March 2018	As at 30 June 2018	As at 31 March 2018
Unsecured, considered good
Security deposits	1,395,803	2,435,171	7,198,159	5,093,789
Advance tax and tax deducted at source, net of provision for tax	78,651,386	77,317,699	—	—
Prepaid expenses	442,969	—	6,092,132	6,951,893
Advances to suppliers	—	—	7,782,195	3,140,897
Other advances	—	—	547,333	210,085
Balances with statutory authorities	—	—	6,550,747	6,906,194

	80,490,158	79,752,870	28,170,566	22,302,858

	(Amount in Rs.)
Note 12	As at	As at
Trade receivables	30 June 2018	31 March 2018
Debts—outstanding for a period exceeding six months from the date they are due for payment
Unsecured, considered good	20,719,708	42,867,428
Unsecured, considered doubtful	13,115,014	5,313,256
Doubtful	(13,115,014)	(5,313,256)

	20,719,708	42,867,428
Other receivables
Unsecured, considered good	490,102,302	378,452,257

	490,102,302	378,452,257

	510,822,010	421,319,685

Solutions Infini Technologies (India) Private Limited

Notes to the consolidated financial statements as of June 30, 2018 and March 31, 2018 and for the three months ended June 30, 2018 and the year ended March 31, 2018 (Continued)

	(Amount in Rs.)
Note 13	Current
Cash and bank balances	As at	As at
	30 June 2018	31 March 2018
Cash and cash equivalents
Cash on hand	38,152	41,610
Balances with banks:
—current accounts	68,250,742	184,643,446
—fixed deposits	7,500,000	136,107

	75,788,894	184,821,163
Other bank balances
Deposits with original maturity for more than 3 months but less than 12 months	3,928,233	10,892,122

	3,928,233	10,892,122

	79,717,128	195,713,285

	(Amount in Rs.)
Note 14		Non-Current		Current
Other assets	As at	As at	As at	As at
	30 June 2018	31 March 2018	30 June 2018	31 March 2018
Bank deposits (due to mature after 12 months from the reporting date)	2,274,404	2,274,404	—	—
Interest accrued on fixed deposits	—	—	280,810	152,194
Unbilled revenue	—	—	2,513,266	—
Other current assets	—	264,058	486,009	264,342

	2,274,404	2,538,462	3,280,085	416,536

	(Amount in Rs.)
Note 15	For the three months ended 30 June 2018	For the year ended 31 March 2018
Revenue from operations
Revenue from services	623,616,587	1,955,932,970
Export sales	—	—

	623,616,587	1,955,932,970

	(Amount in Rs.)
Note 16	For the three months ended 30 June 2018	For the year ended 31 March 2018
Other income
Interest income on:
—Income tax refund	—	—
—Bank deposits and others	129,115	751,650
Rental income	71,551	603,447
Profit on sale of fixed asset	—	169,603
Dividend from mutual fund	24,398	88,667
Foreign exchange fluctuation profit, net	—	4,135,835
Miscellaneous income	3,053,657	1,138,988

	3,278,721	6,888,190

Solutions Infini Technologies (India) Private Limited

Notes to the consolidated financial statements as of June 30, 2018 and March 31, 2018 and for the three months ended June 30, 2018 and the year ended March 31, 2018 (Continued)

	(Amount in Rs.)
Note 17	For the three months ended 30 June 2018	For the year ended 31 March 2018
Employee benefit expense
Salaries, wages and allowance	29,573,854	95,871,674
Contribution to provident and other funds	771,436	2,488,490
Gratuity	999,999	5,108,679
Leave encashment	260,066	296,916
Employee stock option expense	—	8,649,845
Staff welfare expenses	290,819	1,444,685

	31,896,174	113,860,289

	(Amount in Rs.)
Note 18	For the three months ended 30 June 2018	For the year ended 31 March 2018
Other expenses
Selling and marketing expense	3,795,211	15,167,212
Rent	2,792,443	8,384,679
Legal and professional charges	488,120	9,690,287
Rates and taxes	212,791	2,161,025
Software support and subscription	937,342	3,279,048
Communication expenses	488,308	2,646,338
Foreign exchange fluctuation loss, net	3,249,078	—
Repairs and office maintenance	526,151	1,856,881
Recruitment expenses	2,375,331	3,971,796
Bad debts	299	2,647,079
Provision for bad and doubtful debts	7,611,424	5,313,256
Electricity charges	335,231	1,085,625
Insurance	601,377	1,387,898
Bank charges and other charges	674,101	1,405,305
Auditors’ remuneration *	348,795	1,539,738
Security charges	144,000	455,000
Printing and stationery	23,751	176,346
Newspaper and periodicals	2,888	9,482
Other miscellaneous expenses	162,994	515,053

	24,769,636	61,692,048

(Amount in Rs.)
For the year ended 31 March 2018
*Auditors’ remuneration (exclusive of goods and service tax)
Statutory audit fee	1,339,738
Tax audit fee	100,000
Other services	100,000

1,539,738

Solutions Infini Technologies (India) Private Limited

Notes to the consolidated financial statements as of June 30, 2018 and March 31, 2018 and for the three months ended June 30, 2018 and the year ended March 31, 2018 (Continued)

19.	Earnings per share

The following is a reconciliation of the equity shares used in the computation of basic and diluted earnings per equity share:

	(Amount in Rs.)
	For the three months ended 30 June 2018	For the year ended 31 March 2018
Profit for the year attributable to owners used for computation of basic equity shares	65,429,100	101,831,820
Weighted average number of equity shares used for computation of basic earnings per share	50,000	50,000
Add : Effect of potentially dilutive equity shares *	—	—

Weighted average number of equity shares used for computation of diluted earnings per share	50,000	50,000
Earnings per share
Basic	1,308.58	2,036.64
Diluted	1,308.58	2,036.64

*	The preference shares issued by the Company is non-convertible, hence there is no dilutive impact.

20.	Corporate Social Responsibility (CSR)

As per Section 135 of the Companies Act, 2013, a Company, meeting the applicability threshold, needs to spend at least 2% of its average net profit for the immediately preceding three financial years on corporate social responsibility (CSR) activities. The areas for CSR activities are eradication of hunger and malnutrition, promoting education, art and culture, healthcare, destitute care and rehabilitation, environment sustainability, disaster relief and rural development projects. A CSR committee has been formed by the company as per the Act.

The applicability threshold for financial year 2017-18 has to been evaluated based on financial position of the Company as 31 March 2017. As on 31 March 2017, the Company has not met the threshold applicable for CSR activities and hence the Company has not spent any amount for CSR activities during the financial year ended 31 March 2018.

21.	Contingent liabilities and commitments

	(Amount in Rs.)
Particulars	As at 30 June 2018	As at 31 March 2018
Contingent liabilities :
Service tax demanded against which, the Company has preferred appeal [against this Company has paid Rs. 467,683 (previous year: Rs. 467,683)]	9,413,201	9,413,201

Commitments :
Estimated amount of contracts remaining to be executed on capital contracts and not provided for	Nil	Nil

Solutions Infini Technologies (India) Private Limited

Notes to the consolidated financial statements as of June 30, 2018 and March 31, 2018 and for the three months ended June 30, 2018 and the year ended March 31, 2018 (Continued)

22.	Dues to micro and small enterprises

The Ministry of Micro and Small Enterprises has issued an office memorandum dated August 26, 2008 which recommends that the Micro and Small Enterprises should mention in their correspondence with its customers the

Entrepreneurs Memorandum Number as allocated after filing of the Memorandum. Accordingly, the disclosure in respect of the amounts payable to such enterprises as at March 31, 2018 and June 30, 2018 has been made in the financial statements based on information received and available with the Company. Further in view of the management, the impact of interest, if any, that may be payable in accordance with the provisions of the Act is not expected to be material. The Company has not received any claim for interest from any supplier.

(Amount in Rs.)
Particulars	As at 30 June 2018	As at 31 March 2018
The principal amount and the interest due thereon remaining unpaid to any supplier as at the end of each accounting period;	2,482,600	170,400
The amount of interest paid by the Company along with the amounts of the payment made to the supplier beyond the appointed day during the period;	—	—
The amount of interest due and payable for the period of delay in making payment (which have been paid but beyond the appointed day during the period) but without adding the interest specified under this Act;	—	—
The amount of interest accrued and remaining unpaid at the end of each accounting period;	—	—
The amount of further interest remaining due and payable even in the succeeding period, until such date when the interest dues as above are actually paid to the small enterprise;	—	—

23.	Related parties disclosure

A. Enterprises where control relationship exists as at 30 June 2018

Kaleyra SPA (Formerly known as Ubiquity SRL)	Holding company, with effect from June 2018

B. Key management personnel

Ashish Agarwal	Managing Director
Aniketh Jain	Director
Dario Leopoldo Omero Calogero	Director
Giacomo Dall’Aglio	Director
Luca Giardina Papa	Director

Solutions Infini Technologies (India) Private Limited

Notes to the consolidated financial statements as of June 30, 2018 and March 31, 2018 and for the three months ended June 30, 2018 and the year ended March 31, 2018 (Continued)

C. Related party transactions

	(Amount in Rs.)
Particulars	For the three months ended 30 June 2018	For the year ended 31 March 2018
Sale of vehicle
Aniketh Jain	—	1,000,000
Managerial remuneration *	3,570,756	10,800,000
Ashish Agarwal	1,785,378	5,400,000
Aniketh Jain	1,785,378	5,400,000

*	Managerial remunerations does not include gratuity and compensated absences since these have been provided based on the actuarial valuation carried out for the Company as a whole.

24.	Operating leases

The Company has obtained office facilities under non-cancellable operating lease and under cancellable operating lease. The lease payments recognized in the Statement of Profit and Loss for the three months ended 30 June 2018 is amounted to Rs. 2,792,443 (31 March 2018: Rs. 8,384,679).

The minimum lease rentals payable under non-cancellable operating leases as at the reporting date are as follows:

	(Amount in Rs.)
	As at 30 June 2018	As at March 2018
Not later than one year	2,775,271	3,083,916
Later than one year and not later than five years	2,090,779	3,316,572
Later than five years		—

	4,866,050	6,400,488

25. The Company receives rental income under cancellable operating leases for office space, which are renewable at the option of both the lessor and lessee. Total rental income credited to statement of profit and loss under cancellable operating leases amounts nil for the three months period ended June 30, 2018 and to Rs 603,447 for the year ended 31 March 2018.

26.	Segment reporting

Business segment

The principal activities of the Company include providing Internet based services. Consequently, the requirement for separate business segment disclosures as required under AS 17—‘Segment Reporting’ is not applicable, as the required information is available directly from the consolidated financial statements.

Geographical segments

The Company operates in two principal geographical areas of the world: India and Dubai.

The accounting principles used in the preparation of the financial statements are also consistently applied to record income and expenditure in individual segments. Income in relation to segments are categorized based on items that are individually identifiable to that segment, while the remainder of costs are apportioned on an appropriate basis.

Solutions Infini Technologies (India) Private Limited

Notes to the consolidated financial statements as of June 30, 2018 and March 31, 2018 and for the three months ended June 30, 2018 and the year ended March 31, 2018 (Continued)

Certain segment assets are directly attributable to the segment. Segment assets include all operating assets used by the segment and consist principally of trade receivables.

	(Amount in Rs.)
Particulars	For the three months ended 30 June 2018	For the year ended 31 March 2018

Revenue from sale of services
India	479,569,829	1,524,027,689
Dubai	144,046,758	431,905,281

Capital expenditure (on cash basis)
India	21,693,172	38,490,691
Dubai	—	475,329

Particulars	As at 30 June 2018	As at 31 March 2018
Segment assets
India	640,234,647	685,058,382
Singapore	1,572,057	—
Dubai	130,793,189	93,143,226

Solutions Infini Pte Ltd has no operations in Singapore and hence was not considered to be a reportable geographical segment.

Solutions Infini Technologies (India) Private Limited

Notes to the consolidated financial statements as of June 30, 2018 and March 31, 2018 and for the three months ended June 30, 2018 and the year ended March 31, 2018 (Continued)

27.	Employee benefits

Defined contribution plan

In accordance with applicable Indian Laws, the Company provides for gratuity, a defined benefit retirement plan (Gratuity Plan). The Gratuity Plan provides a lump sum payment to vested employees, at retirement or termination of employment, an amount based on the respective employee’s last drawn salary and the years of employment with the Company.

	(Amount in Rs.)
Reconciliation of present value of the obligation	As at 30 June 2018	As at 31 March 2018
Present value of the defined benefit obligation
Current	1,584,318	1,441,174
Non-current	9,014,210	8,199,773

Liability recognized in the balance sheet	10,598,528	9,640,947

Movement in present value of the defined benefit obligation
Defined benefit obligations at beginning of the year	9,640,947	4,883,336
Current service cost	193,491	988,486
Interest on defined benefit obligation	79,741	407,370
Past service cost	341,063	1,742,384
Actuarial loss/(gain)	385,704	1,970,439
Benefits settled	(42,418)	(351,068)

Defined benefit obligations at end of the year	10,598,528	9,640,947

Expense recognized in Statement of Profit and Loss
Current service cost	193,491	988,486
Interest on defined benefit obligation	79,741	407,370
Past Service cost **	341,063	1,742,384
Actuarial loss/(gain)	385,704	1,970,439

Net gratuity cost	999,999	5,108,679

**	Past service cost recognized during the year is on account increase in limit of tax-free Gratuity from 10 lakhs to 20 lakhs by the Government on 29 March 2018.

Assumptions
Discount rate	7.80%	7.80%
Salary increase	15.00%	15.00%
Attrition rate
Retirement age 21—30	28.00%	28.00%
Retirement age 31—40	10.00%	10.00%
Retirement age 41—59	0.00%	0.00%

Solutions Infini Technologies (India) Private Limited

Notes to the consolidated financial statements as of June 30, 2018 and March 31, 2018 and for the three months ended June 30, 2018 and the year ended March 31, 2018 (Continued)

The estimate of future salary increases, considered in actuarial valuation, takes into account inflation, seniority, promotion and other relevant factors such as supply and demand factors in the employment market.

Five year information
Particulars	As at 30 June 2018	As at 31 March 2018	As at 31 March 2017	As at 31 March 2016	As at 31 March 2015
Present value of defined benefit obligation	NA	10,415,451	4,883,336	3,868,977	3,112,064
Funded status (deficit) / surplus	NA	(10,415,451)	(4,883,336)	(3,868,977)	(3,112,064)
Experience loss / (gain) adjustments on plan liabilities	NA	(2,282,012)	(151,900)	(369,447)	—

28. This note presents the reconciliation of (i) the consolidated balance sheets, consolidated statement of profit and loss and consolidated statement of cash flows of Solutions Infini Technologies Private Limited (“Solutions Infini” or the “Company”) as derived from the consolidated financial statements of the Company for the year ended 31 March 2018 and the three months ended 30 June 2018, prepared in accordance with the accounting principles generally accepted in India (“Indian GAAP”),incorporated above in this document, to (ii) the consolidated balance sheets, consolidated statements of operations and statement of comprehensive income and loss and consolidated statement of cash flows of the Company prepared in accordance with the accounting principles generally accepted in the United States of America (“U.S. GAAP”) and in accordance with the accounting policies as set out below adopted by Kaleyra SpA (“Kaleyra”) for its consolidated financial statements prepared in accordance with U.S. GAAP (the “U.S. GAAP Financial Statements”).

28.1	Accounting Policies:

(a)	Revenue Recognition

The Company recognizes revenue when all of the following criteria are satisfied:

•	the service has been or is being rendered to the customer;

•	the amount of the fees to be paid by the customer is fixed or determinable; and

•	collectability of the fees is reasonably assured.

Collectability is assessed based on a number of factors, including payment history and the creditworthiness of a customer. If it is determined that collection is not reasonably assured, revenue is not recognized until collection becomes reasonably assured, which is generally upon receipt of cash.

The Company’s contracts do not provide customers with the right to take possession of the software supporting the applications. As a part of the arrangement with its customers, the Company offers customer advanced support services, to guarantee the continuity and promptly delivery of the services. Revenue for these services is recognized ratably over the term of the service period. The Company’s arrangements do not contain general rights of return. Sales and other taxes collected from customers to be remitted to government authorities are excluded from revenue.

(b)	Cost of Revenue

Cost of revenue consists primarily of costs of communications services purchased from network service providers. Cost of revenue also includes the cost of the Company’s cloud infrastructure and technology platform.

Solutions Infini Technologies (India) Private Limited

Notes to the consolidated financial statements as of June 30, 2018 and March 31, 2018 and for the three months ended June 30, 2018 and the year ended March 31, 2018 (Continued)

(c)	Research and Development Expenses

Research and development expenses consist primarily of personnel costs, of the costs of the technology platform used for staging and development, outsourced engineering services and an allocation of general overhead expenses. The Company capitalizes the portion of its software development costs that meets the criteria for capitalization.

(d)	Internal-use Software Development Costs

Certain costs of platform and other software applications developed for internal use are capitalized. The Company capitalizes qualifying internal-use software development costs that are incurred during the application development stage. Capitalization of costs begins when two criteria are met: (i) the preliminary project stage is completed and (ii) it is probable that the software will be completed and used for its intended purpose. Capitalization ceases when the software is substantially complete and ready for its intended use, including the completion of all significant testing. The Company also capitalizes costs related to specific upgrades and enhancements when it is probable the expenditures will result in additional functionality and expenses costs incurred for maintenance and minor upgrades and enhancements. Costs related to preliminary project activities and post-implementation operating activities are also expensed as incurred.

Capitalized costs of platform and other software applications are included in property and equipment. These costs are amortized over the estimated useful life of the software on a straight-line basis over four years. Management evaluates the useful life of these assets on an annual basis and tests for impairment whenever events or changes in circumstances occur that could impact the recoverability of these assets. The amortization of costs related to the platform applications is included in cost of revenue, while the amortization of costs related to other software applications developed for internal use is included in research and development expenses.

(e)	Advertising Costs

Advertising costs are included in sales and marketing expenses.

(f)	Marketable securities

Investments in marketable securities are carried at fair value and classified as available-for-sale securities. Realized gains and losses on available-for-sale securities are included in financial expense, net in the consolidated statements of operations. Unrealized gains and losses, net of deferred taxes, on available-for-sale securities are included in the consolidated balance sheets as a component of accumulated other comprehensive income/(loss). In the event the fair value of an investment declines below its cost basis, management is required to determine if the decline in fair value is other than temporary. If management determines the decline is other than temporary, an impairment charge is recorded.

(g)	Employee benefit

The costs of the defined benefit plans granted to employees charged to the income statement are determined by actuarial calculation.

(h)	Preference shares

As a part of the purchase agreement relating to the acquisition of Solutions Infini by Kaleyra, the Company assumed the obligation to purchase a number of the Company’s preference shares from certain employees in

Solutions Infini Technologies (India) Private Limited

Notes to the consolidated financial statements as of June 30, 2018 and March 31, 2018 and for the three months ended June 30, 2018 and the year ended March 31, 2018 (Continued)

2020 at a price determined based on the EBITDA of the Company for the fiscal year ending 31 March 2020. These preference shares represent compensations for the eligible employees for future services. The Company accounted for the accrued liability related to the preference shares along the acquisition period, charging the income statement on a straight-line basis over that period.

(i)	Income Taxes

The Company accounts for income taxes in accordance with the asset and liability approach. Deferred tax assets and liabilities are recognized for future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, as well as for net operating loss and tax credit carryforwards. Deferred tax amounts are determined by using the enacted tax rates expected to be in effect when the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance reduces the deferred tax assets to the amount that is more likely than not to be realized.

The Company recognizes the effect of uncertain income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company records interest and penalties related to uncertain tax positions in the provision for income taxes in the consolidated statements of operations.

(j)	Foreign Currency Translation

The functional currency of the Company’s is the INR.

Accordingly, the subsidiaries remeasure monetary assets and liabilities at period-end exchange rates, while non-monetary items are remeasured at historical rates. Revenue and expense accounts are remeasured at the average exchange rate in effect during the year. Remeasurement adjustments are recognized in the consolidated statements of operations as other income or expense in the year of occurrence. Foreign currency transaction gains and losses were insignificant for all periods presented.

For subsidiaries where the functional currency is a foreign currency, adjustments resulting from translating the financial statements into INR are recorded as a component of accumulated other comprehensive income (loss) in stockholders’ equity. Monetary assets and liabilities denominated in a foreign currency are translated into INR at the exchange rate on the balance sheet date.

Revenue and expenses are translated at the weighted average exchange rates during the period. Equity transactions are translated using historical exchange rates. Foreign currency transaction gains and losses are included in other income (expense), net in the consolidated statements of operations.

(k)	Comprehensive Income (Loss)

Comprehensive income (loss) refers to net income (loss) and other revenue, expenses, gains and losses that, under generally accepted accounting principles, are recorded as an element of stockholders’ equity but are excluded from the calculation of net income (loss).

(l)	Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. Cash equivalents consist of funds deposited into money market funds. All

Solutions Infini Technologies (India) Private Limited

Notes to the consolidated financial statements as of June 30, 2018 and March 31, 2018 and for the three months ended June 30, 2018 and the year ended March 31, 2018 (Continued)

credit and debit card transactions that process as of the last day of each month and settle within the first few days of the subsequent month are also classified as cash and cash equivalents as of the end of the month in which they were processed.

(m)	Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are recorded net of the allowance for doubtful accounts. The allowance for doubtful accounts is estimated based on the Company’s assessment of its ability to collect on customer accounts receivable. The Company regularly reviews the allowance by considering certain factors such as historical experience, credit quality, age of accounts receivable balances and other known conditions that may affect a customer’s ability to pay. In cases where the Company is aware of circumstances that may impair a specific customer’s ability to meet their financial obligations, a specific allowance is recorded against amounts due from the customer which reduces the net recognized receivable to the amount the Company reasonably believe will be collected. The Company writes-off accounts receivable against the allowance when a determination is made that the balance is uncollectible and collection of the receivable is no longer being actively pursued.

(n)	Property and Equipment, net

Property and equipment is stated at cost less accumulated depreciation and amortization.

Depreciation is computed using the straight-line method over the estimated useful life of the related asset. Maintenance and repairs are charged to expenses as incurred.

(o)	Deferred Revenue

Deferred revenue consists of cash deposits from customers to be applied against future usage and customer billings in advance of revenues being recognized from the Company’s contracts. Deferred revenue is generally expected to be recognized during the succeeding 12-month period and is thus recorded as a current liability. Deferred revenue is refunded in cash upon termination of customer accounts.

(p)	Fair Value of Financial Instruments

The Company applies fair value accounting for all financial instruments on a recurring basis. The Company’s financial instruments, which include cash, cash equivalents, accounts receivable and accounts payable are recorded at their carrying amounts, which approximate their fair values due to their short-term nature. Restricted cash is long-term in nature and consists of cash in a savings account, hence its carrying amount approximates its fair value. All marketable securities are considered to be available-for-sale and recorded at their estimated fair values. Unrealized gains and losses for available-for-sale securities are recorded in other comprehensive income (loss). In valuing these items, the Company uses inputs and assumptions that market participants would use to determine their fair value, utilizing valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs.

Impairments are considered to be other than temporary if they are related to deterioration in credit risk or if it is likely that the security will be sold before the recovery of its cost basis. Realized gains and losses and declines in value deemed to be other than temporary are determined based on the specific identification method and are reported in other income (expense), net.

The accounting guidance for fair value provides a framework for measuring fair value, clarifies the definition of fair value, and expands disclosures regarding fair value measurements. Fair value is defined as the

Solutions Infini Technologies (India) Private Limited

Notes to the consolidated financial statements as of June 30, 2018 and March 31, 2018 and for the three months ended June 30, 2018 and the year ended March 31, 2018 (Continued)

price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the reporting date. The accounting guidance establishes a three-tiered hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value as follows:

•	Level 1 Inputs: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

•

Level 2 Inputs: Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

•

Level 3 Inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at measurement date.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

28.2	Indian GAAP versus U.S. GAAP Reconciliation tables:

The following tables set forth the reconciliation of (i) the consolidated balance sheet, consolidated statement of operations and consolidated statement of cash flows of the Company for the year ended 31 March 2018 and the three months ended 30 June 2018 prepared in accordance with Indian GAAP and reclassified based on the classification format adopted by Kaleyra for the U.S. GAAP Financial Statements to (ii) the consolidated balance sheets, consolidated statements of operations and consolidated statement of cash flows of the Company prepared in accordance with U.S. GAAP.

Solutions Infini Technologies (India) Private Limited

Notes to the consolidated financial statements as of June 30, 2018 and March 31, 2018 and for the three months ended June 30, 2018 and the year ended March 31, 2018 (Continued)

a.	Consolidated balance sheet as of 31 March 2018

(in INR)	As of March 31, 2018 Indian GAAP	Recognition of preference shares	Elimination of capitalized internal-use software development costs	Deferred taxes on undistributed profits	As of March 31, 2018 U.S. GAAP
	A	B	C	D	A+B+C+D
ASSETS
Current assets:
Cash and cash equivalents	184,821,163	—	—	—	184,821,163
Short-term marketable securities	2,055,068	—	—	—	2,055,068
Trade receivables	421,319,685	—	—	—	421,319,685
Prepaid expenses and accrued income	12,462,218	—	—	—	12,462,218
Other current assets	21,149,298	—	—	—	21,149,298

Total current assets	641,807,432	—	—	—	641,807,432

Property and equipment, net	45,717,480	—	—	—	45,717,480
Intangible assets, net	8,338,377	—	(8,338,377)	—	—
Deferred tax assets	—	—	—	—	—
Other long-term assets	82,338,318	—	—	—	82,338,318

Total asset	778,201,607	—	(8,338,377)	—	769,863,230

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Account payables	501,197,113	—	—	—	501,197,113
Deferred revenue	87,664,242	—	—	—	87,664,242
Payable to employees	5,694,157			—	5,694,157
Other current liabilities	9,808,605	—	—	—	9,808,605

Total current liabilities	604,364,117	—	—	—	604,364,117

Bank and other borrowings	—	—	—	—	—
Long-term employee benefits	8,199,772	—	—	—	8,199,772
Preference shares	—	16,096,915	—	—	16,096,915
Preference shares towards related parties	—	43,521,288	—	—	43,521,288
Deferred tax liabilities	1,312,521	—	(2,428,135)	6,862,838	5,747,224
Other long-term liabilities	559,401	—	—	—	559,401

Total liabilities	614,435,811	59,618,203	(2,428,135)	6,862,838	678,488,717

Commitments and contingencies
Shareholders’ equity:
Share capital	631,580	—	—	—	631,580
Accumulated other comprehensive income	(677,503)	—	—	(25,765)	(703,268)
Retained earnings	163,717,890	(59,618,203)	(5,910,242)	(6,837,073)	91,352,372

Equity of the owners of the parent	163,671,967	(59,618,203)	(5,910,242)	(6,862,838)	91,280,684

Non-controlling interests	93,829	—	—	—	93,829

Total liabilities and shareholders’ equity	778,201,607	—	(8,338,377)	—	769,863,230

Solutions Infini Technologies (India) Private Limited

Notes to the consolidated financial statements as of June 30, 2018 and March 31, 2018 and for the three months ended June 30, 2018 and the year ended March 31, 2018 (Continued)

b.	Consolidated statement of operations and statement of comprehensive income for the year ended 31 March 2018

(in INR)	Year ended March 31, 2018 Indian GAAP	Recognition of preference shares	Elimination of capitalized internal-use software development costs	Deferred taxes on undistributed profits	Year ended March 31, 2018 U.S. GAAP
	A	B	C	D	A+B+C+D
Revenue	1,955,932,970	—	—	—	1,955,932,970
Cost of revenue	1,632,305,598	—	—	—	1,632,305,598

Gross profit	323,627,372	—	—	—	323,627,372

Operating expenses:
Research and development	43,897,228	25,619,004	1,560,847	—	71,077,079
Sales and marketing	64,049,836	10,134,991	—	—	74,184,827
General and administrative	77,165,746	20,551,508	411,376	—	98,128,630

Total operating expenses	185,112,810	56,305,503	1,972,223	—	243,390,536

Income from operations	138,514,562	(56,305,503)	(1,972,223)	—	80,236,836

Other income, net	(1,110,817)	—	—	—	(1,110,817)
Financial expense, net	(1,642,512)	3,312,700	—	—	1,670,188
Foreign currency gain	(4,135,835)	—	—	—	(4,135,835)

Income before income taxes	145,403,726	(59,618,203)	(1,972,223)	—	83,813,300

Income tax expense	43,571,906	—	(574,311)	3,091,313	46,088,908

Net Income	101,831,820	(59,618,203)	(1,397,912)	(3,091,313)	37,724,392

Net loss attributable to non-controlling interests	(101,999)	—	—	—	(101,999)

Net income attributable to the owners of the parent	101,933,819	(59,618,203)	(1,397,912)	(3,091,313)	37,826,391

Net Income	101,831,820	(59,618,203)	(1,397,912)	(3,091,313)	37,724,392

Other comprehensive income:
Foreign currency translation adjustments	(230,413)	—	—	(25,765)	(256,178)

Total other comprehensive income	(230,413)	—	—	(25,765)	(256,178)

Comprehensive income	101,601,407	(59,618,203)	(1,397,912)	(3,117,078)	37,468,214

Less: Net loss attributable to non-controlling interests	(101,999)	—	—	—	(101,999)

Comprehensive income attributable to the owners of the parent	101,703,406	(59,618,203)	(1,397,912)	(3,117,078)	37,570,213

Solutions Infini Technologies (India) Private Limited

Notes to the consolidated financial statements as of June 30, 2018 and March 31, 2018 and for the three months ended June 30, 2018 and the year ended March 31, 2018 (Continued)

c.	Consolidated statement of cash flows for the year ended 31 March 2018

(in INR)	Year ended March 31, 2018 Indian GAAP	Recognition of preference shares	Elimination of capitalized internal-use software development costs	Deferred taxes on undistributed profits	Year ended March 31, 2018 U.S. GAAP
	A	B	C	D	A+B+C+D
Cash Flows from Operating Activities
Net (loss) income	101,831,820	(59,618,203)	(1,397,912)	(3,091,313)	37,724,392
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation and amortization	10,196,818	—	(2,174,408)	—	8,022,410
Stock-based compensation and preference shares	8,649,845	59,618,203	—	—	68,268,048
Provision for doubtful accounts	7,960,335	—	—	—	7,960,335
Interest received on deposit with bank	(751,650)	—	—	—	(751,650)
Dividend on marketable securities	(88,667)	—	—	—	(88,667)
Gain on sale of property, plant and equipment (net)	(169,603)	—	—	—	(169,603)
Deferred tax expense (benefit)	2,114,746	—	(574,311)	3,091,313	4,631,748
Changes in operating assets and liabilities:					—
Trade receivables	(92,551,469)	—	—	—	(92,551,469)
Other current assets and Other long-term assets	(8,094,586)	—	—	—	(8,094,586)
Accounts payables, other current liabilities and long-term liabilities	120,629,163	—	—	—	120,629,163

Net cash provided by operating activities	149,726,752	—	(4,146,631)	—	145,580,121

Cash Flows from Investing Activities
Purchase of property and equipment	(38,966,020)	—	4,146,631	—	(34,819,389)
Sale of property and equipment	1,072,000	—	—	—	1,072,000
Purchase of intangible assets	—	—	—	—	—
Increase in fixed deposits with banks	(4,625,297)	—	—	—	(4,625,297)
Interest from bank deposits	1,308,539	—	—	—	1,308,539

Net cash used in investing activities	(41,210,778)	—	4,146,631	—	(37,064,147)

Cash Flows from Financing Activities
Proceeds from issue of shares	131,580	—	—	—	131,580
Payment of employee stock option compensation	(9,874,000)	—	—	—	(9,874,000)

Net cash provided by financing activities	(9,742,420)	—	—	—	(9,742,420)

Effect of exchange rate changes on cash and cash equivalents	(677,503)	—	—	—	(677,503)

Net (decrease) increase in cash and cash equivalents	98,096,051	—	—	—	98,096,051

Cash and cash equivalents, beginning of period	86,725,112				86,725,112
Cash and cash equivalents, end of period	184,821,163				184,821,163

Solutions Infini Technologies (India) Private Limited

Notes to the consolidated financial statements as of June 30, 2018 and March 31, 2018 and for the three months ended June 30, 2018 and the year ended March 31, 2018 (Continued)

d.	Consolidated balance sheet as of 30 June 2018

(in INR)	As of June 30, 2018 Indian GAAP	Recognition of preference shares	Elimination of capitalized internal-use software development costs	Deferred taxes on undistributed profits	As of June 30, 2018 U.S. GAAP
	A	B	C	D	A+B+C+D
ASSETS
Current assets:
Cash and cash equivalents	75,788,894	—	—	—	75,788,894
Short-term marketable securities	2,079,464	—	—	—	2,079,464
Trade receivables	509,421,219	—	—	—	509,421,219
Prepaid expenses and accrued income	16,570,375	—	—	—	16,570,375
Other current assets	18,808,508	—	—	—	18,808,508

Total current assets	622,668,460	—	—	—	622,668,460

Property and equipment, net	67,839,661	—	—	—	67,839,661
Intangible assets, net	10,142,131	—	(10,142,131)	—	—
Other long-term assets	82,811,548	—	—	—	82,811,548

Total asset	783,733,172	—	(10,142,131)	—	773,319,669

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Account payables	416,004,383	—	—	—	416,004,383
Deferred revenue	91,237,316	—	—	—	91,237,316
Payable to employees	6,343,316	—	—	—	6,343,316
Other current liabilities	29,219,684	—	—	—	29,219,684

Total current liabilities	542,804,699	—	—	—	542,804,699

Bank and other borrowings	—	—	—	—	—
Long-term employee benefits	9,014,210	—	—	—	9,014,210
Preference shares	—	22,149,887	—	—	22,149,887
Preference shares towards related parties	—	59,886,732	—	—	59,886,732
Deferred tax liabilities	(271,372)	—	(2,953,390)	9,278,747	6,053,985
Other long term liabilities	455,257	—	—	—	455,257

Total liabilities	552,274,166	82,036,619	—	9,278,747	640,364,770

Commitments and contingencies
Shareholders’ equity:
Share capital	631,580	—	—	—	631,580
Accumulated other comprehensive income	1,586,605	—	—	(435,681)	1,150,924
Retained earnings	229,120,396	(82,036,619)	(7,188,741)	(8,843,066)	131,051,970

Equity of the owners of the parent	231,338,581	(82,036,619)	(7,188,741)	(9,278,747)	132,834,474

Non-controlling interests	120,425	—	—	—	120,425

Total liabilities and shareholders’ equity	783,461,800	—	(10,142,131)	—	773,319,669

Solutions Infini Technologies (India) Private Limited

Notes to the consolidated financial statements as of June 30, 2018 and March 31, 2018 and for the three months ended June 30, 2018 and the year ended March 31, 2018 (Continued)

e.	Consolidated statement of operations and statement of comprehensive income for the three months ended 30 June 2018

(in INR)	Three months ended June 30, 2018 Indian GAAP	Recognition of preference shares	Elimination of capitalized internal-use software development costs	Deferred taxes on undistributed profits	Three months ended June 30, 2018 U.S. GAAP
	A	B	C	D	A+B+C+D
Revenue	623,616,587	—	—	—	623,616,587
Cost of revenue	484,594,273	—	—	—	484,594,273

Gross profit	139,022,314	—	—	—	139,022,314

Operating expenses:
Research and development	12,206,569	9,177,984	1,467,754	—	22,852,307
Sales and marketing	17,911,075	3,630,851	—	—	21,541,926
General and administrative	26,251,448	7,362,558	336,000	—	33,950,006

Total operating expenses	56,369,092	20,171,393	1,803,754	—	78,344,239

Income from operations	82,653,222	(20,171,393)	(1,803,754)	—	60,678,075

Other income, net	(3,015,729)	—	—	—	(3,015,729)
Financial expense, net	(262,552)	2,247,022	—	—	1,984,470
Foreign currency loss	3,249,079	—	—	—	3,249,079

Income before income taxes	82,682,424	(22,418,415)	(1,803,754)	—	58,460,255

Income tax expense	17,253,324	—	(525,253)	2,005,993	18,734,064

Net Income/	65,429,100	(22,418,415)	(1,278,501)	(2,005,993)	39,726,191

Net loss attributable to non-controlling Interests	(31,591)	—	—	—	(31,591)

Net income/ attributable to the owners of the parent	65,460,691	(22,418,415)	(1,278,501)	(2,005,993)	39,757,782

Net Income/	65,429,100	(22,418,415)	(1,278,501)	(2,005,993)	39,726,191

Other comprehensive income:
Foreign currency translation adjustments	2,264,108	—	—	(409,916)	1,854,192

Total other comprehensive income	2,264,108	—	—	(409,916)	1,854,192

Comprehensive income	67,693,208	(22,418,415)	(1,278,501)	(2,415,909)	41,580,383

Less: Net loss attributable to non-controlling interests	(31,591)	—	—	—	(31,591)

Comprehensive income attributable to the owners of the parent	67,724,799	(22,418,415)	(1,278,501)	(2,415,909)	41,611,974

Solutions Infini Technologies (India) Private Limited

Notes to the consolidated financial statements as of June 30, 2018 and March 31, 2018 and for the three months ended June 30, 2018 and the year ended March 31, 2018 (Continued)

f.	Consolidated statement of cash flows for the three months ended 30 June 2018

(in INR)	Three-months ended June 30, 2018 Indian GAAP	Recognition of preference shares	Elimination of capitalized internal-use software development costs	Deferred taxes on undistributed profits	Three-months ended June 30, 2018 U.S. GAAP
	A	B	C	D	A+B+C+D
Cash Flows from Operating Activities
Net (loss) income	65,429,100	(22,418,415)	(1,278,501)	(2,005,993)	39,726,191
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation and amortization	3,380,719	—	(693,897)	—	2,686,822
Stock-based compensation and preference shares	—	22,418,415	—	—	22,418,415
Provision for doubtful accounts	7,611,723	—	—	—	7,611,723
Interest received on deposit with bank	(129,115)	—	—	—	(129,115)
Dividend on marketable securities	(24,398)	—	—	—	(24,398)
Gain on sale of property, plant and equipment (net)	—				—
Deferred tax expense (benefit)	(1,583,894)	—	(525,253)	2,005,993	(103,154)
Changes in operating assets and liabilities:					—
Trade receivables	(97,114,047)	—	—	—	(97,114,047)
Other current assets and Other long-term assets	(7,742,184)	—	—	—	(7,742,184)
Accounts payables, other current liabilities and long-term liabilities	(66,395,458)	—	—	—	(66,395,458)

Net cash provided by operating activities	(96,567,554)	—	(2,497,651)	—	(99,065,205)

Cash Flows from Investing Activities
Purchase of property and equipment	(21,693,173)	—	2,497,651	—	(19,195,522)
Sale of property and equipment	—	—	—	—	—
Purchase of intangible assets	—	—	—	—	—
Increase in fixed deposits with banks	6,963,889	—	—	—	6,963,889
Interest from bank deposits	500	—	—	—	500

Net cash used in investing activities	(14,728,784)	—	2,497,651	—	(12,231,133)

Cash Flows from Financing Activities
Proceeds from issue of shares	—	—	—	—	—
Payment of employee stock option compensation	—	—	—	—	—

Net cash provided by financing activities	—	—	—	—	—

Effect of exchange rate changes on cash and cash equivalents	2,264,069	—	—	—	2,264,069

Net (decrease) increase in cash and cash equivalents	(109,032,269)	—	—	—	(109,032,269)

Cash and cash equivalents, beginning of period	184,821,163				184,821,163
Cash and cash equivalents, end of period	75,788,894				75,788,894

Solutions Infini Technologies (India) Private Limited

Notes to the consolidated financial statements as of June 30, 2018 and March 31, 2018 and for the three months ended June 30, 2018 and the year ended March 31, 2018 (Continued)

g.	Disclosure Notes

Column A—Consolidated financial statements of Solutions Infini prepared in accordance with Indian GAAP reclassified to conform to the presentation format adopted by Kaleyra

Column A includes the consolidated balance sheet, consolidated statement of operations and consolidated statement of cash flows of Solutions Infini for the reported periods as derived from the Indian GAAP Financial Statements, reclassified to conform to the presentation format adopted by Kaleyra for the preparation of the U.S. GAAP Financial Statements.

Column B—Recognition of preference shares

Under Indian GAAP, Preference shares are considered in line with ordinary shares (equity shares) issued by the Company. Accordingly, the preference shares issued were disclosed under equity. However, the preference shares have been issued as part of the acquisition of the Company by Kaleyra S.p.A. and as such needs to be evaluated under accounting for business combination.

This column includes the adjustment made to recognize such expenses and accrued liabilities related to the preferred shares granted to certain employees of the Company as a part of the agreement, signed on 15 October 2016 by the selling shareholders of Solutions Infini and Kaleyra for the acquisition of Company (the “Agreement”). These preference shares represent compensations for the eligible employees for future services. Therefore, under U.S. GAAP the Company shall account for the accrued liability related to the preference shares along the acquisition period, charging the income statement on a straight-line basis over that period.

At 31 March 2018, this adjustment recognizes long-term liabilities of INR 59,618,203 representing the present value of the accrued obligation as of the date and reduces equity for the same amount. The effect on net income for the year ended 31 March 2018 amount to INR 59,618,203 and relates (i) for INR 56,305,503 to recognition of compensation expenses and (ii) for INR 3,312,700 to the recognition of interest costs.

At 30 June 2018, this adjustment recognizes long-term liabilities of INR 82,036,619, representing the present value of the accrued obligation as of the date and reduces equity for the same amount. The effect on net income for the three months ended 30 June 2018 amount to INR 22,418,415 and relates (i) for INR 20,171,393 to recognition of compensation expenses and (ii) for INR 2,247,022 to the recognition of interest costs.

Column C—Elimination of capitalized internal-use software development costs that do not meet capitalization U.S. GAAP capitalization criteria

Under Indian GAAP, capitalized internal-use software development costs includes primarily the cost of materials and direct labor attributable to preparing the asset for its intended use, and are classified as internally generated software platforms. Expenditure is capitalized only if costs can be measured reliably, the product or process is technically and commercially feasible, future economic benefits are probable, and the Company intends to and has sufficient resources to complete development and to use the asset.

This adjustment eliminates from the balance sheet capitalized internal-use software development costs that does not meet the capitalization criteria under U.S. GAAP described in detail in “Accounting Policies—Internal-use software development costs” above. Net book value of non-qualifying capitalized internal-use software development costs at the beginning of the period, net of the related tax effect, has been derecognized contra equity. Capitalization for the period, along with the related income tax effect, was reversed in the statement of operations and amortization for the period, along with the related income tax effect, was eliminated from the statement of operations.

Solutions Infini Technologies (India) Private Limited

Notes to the consolidated financial statements as of June 30, 2018 and March 31, 2018 and for the three months ended June 30, 2018 and the year ended March 31, 2018 (Continued)

At 31 March 2018, this adjustment derecognizes Intangible assets, net of INR 8,338,377 recognizes deferred tax assets of INR 2,428,135 and decreases equity by INR 5,910,242. The effect on net income for the year ended 31 March 2018 amount to INR 1,397,912 and relates to (i) the elimination of amortization of derecognized assets, amounting to INR 1,541,220, along with the related income tax effect amounting to INR 633,188 and to (ii) the elimination of capitalization for the period amounting to INR 2,939,132, along with the related income tax effect amounting to INR 1,207,499.

At 30 June 2018, this adjustment derecognizes Intangible assets, net of INR 10,142,131 recognizes deferred tax assets of INR 2,953,390 and decreases equity by INR 7,188,741. The effect on net income for the three months ended 30 June 2018 amount to INR 1,278,501 and relates to (i) the elimination of amortization of derecognized assets, amounting to INR 491,834, along with the related income tax effect amounting to INR 202,063 and to (ii) the elimination of capitalization for the period amounting to INR 1,770,335, along with the related income tax effect amounting to INR 727,316.

Column D—Recognition of deferred tax liabilities on undistributed profit

Under Indian GAAP, the Company does not recognize a deferred tax liability for undistributed profits of subsidiaries in the consolidated financial statements, whereas, under US GAAP, ASC 740, Income Taxes, provides that a deferred tax liability is generally recognized for temporary differences associated with investments in foreign subsidiaries.

At 31 March 2018, this adjustment recognizes deferred tax liabilities on undistributed profit of the subsidiary Solutions Infini FZE of INR 6,862,838. The effect on net income for the year ended 31 March 2018 was additional income tax expense of INR 3,091,313. Income tax expense of INR 25,765 was allocated to foreign currency translation adjustments in the statement of other comprehensive income.

At 30 June 2018, this adjustment recognizes deferred tax liabilities on undistributed profit of the subsidiary Solutions Infini FZE of INR 9,278,747. The effect on net income for the three months ended 30 June 2018 was additional income tax expense of INR 2,005,993. Income tax expense of INR 409,916 was allocated to foreign currency translation adjustments in the statement of other comprehensive income.

BUC MOBILE Inc.

Financial Statements

As of and for the seven-month period ended July 31, 2018

and as of and for the year ended December 31, 2017

Independent Auditor’s Report

The Board of Directors and Stockholders

Buc Mobile Inc.:

We have audited the accompanying financial statements of Buc Mobile Inc., which comprise the balance sheets as of July 31, 2018 and December 31, 2017, and the related statements of operations, comprehensive loss, stockholders’ deficit, and cash flows for the seven month period ended July 31, 2018 and the year ended December 31, 2017, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Buc Mobile Inc. as of July 31, 2018 and December 31, 2017, and the results of its operations and its cash flows for the seven month period ended July 31, 2018 and the year ended December 31, 2017 in accordance with U.S. generally accepted accounting principles.

/s/ KPMG LLP

McLean, Virginia

July 31, 2019

BUC MOBILE Inc.

Balance Sheets

As of July 31, 2018 and December 31, 2017

($ in thousands)

	As of July 31, 2018	As of December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$283	$116
Trade receivables, net	1,000	986
Other current assets	27	8

Total current assets	1,310	1,110
Property and equipment, net	120	98
Other long-term assets	49	49

Total asset	$1,479	$1,257

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Account payables	$913	$734
Other current liabilities	83	103
Convertible Term Notes	828	805

Total current liabilities	1,824	1,642

Total liabilities	1,824	1,642

Stockholders’ deficit:
Common stock, $0.0001 par value, 20,000,000 shares authorized and 11, 241,112 shares issued and outstanding	1	1
Additional paid-in capital	6,830	6,409
Accumulated deficit	(7,176)	(6,795)

Total stockholders’ deficit	(345)	(385)

Total liabilities and stockholders’ deficit	$1,479	$1,257

The accompanying notes are an integral part of these financial statements.

BUC MOBILE Inc.

Statements of Operations

For the seven-month period ended July 31, 2018 and

for the year ended December 31, 2017

($ in thousands)

	Seven-month period ended July 31, 2018	Year ended December 31, 2017
Revenue	$3,650	$5,052
Cost of revenue	2,499	3,440

Gross profit	1,151	1,612

Operating expenses:
Research and development	609	917
Sales and marketing	343	551
General and administrative	560	583

Total operating expenses	1,512	2,051

Loss from operations	(361)	(439)

Interest expenses, net	20	46

Loss before income taxes	(381)	(485)

Income tax expense	—	—

Net Loss	$(381)	$(485)

The accompanying notes are an integral part of these financial statements.

BUC MOBILE Inc.

Statements of Comprehensive Loss

For the seven-month period ended July 31, 2018

and for the year ended December 31, 2017

($ in thousands, except per share data)

	Seven-month period ended July 31, 2018	Year ended December 31, 2017
Net Loss	$(381)	$(485)
Other comprehensive income:
Unrealized other comprehensive income	—	—

Total comprehensive loss	$(381)	$(485)

The accompanying notes are an integral part of these financial statements.

BUC MOBILE Inc.

Statements of Stockholders’ Deficit

For the seven-month period ended July 31, 2018

and for the year ended December 31, 2017

($ in thousands, except per share data)

	Common stock		Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Deficit
($ in thousands, except per share data)	Outstanding Shares	Amounts
Balance at January 1, 2017	10,060,417	$1	$6,282	$—	$(6,310)	$(27)
Net loss					(485)	(485)
Other comprehensive loss					—	—

Total comprehensive loss	—	—	—	—	(485)	(485)
Stock Options compensation expense			84		—	84
Exercise of employee stock options	1,180,695	—	43	—	—	43

Balance at December 31, 2017	11,241,112	1	6,409	—	(6,795)	(385)
Net loss					(381)	(381)
Other comprehensive loss					—	—

Total comprehensive loss	—	—	—	—	(381)	(381)
Stock Options compensation expense			421			421

Balance at July 31, 2018	11,241,112	$1	$6,830	$—	$(7,176)	$(345)

The accompanying notes are an integral part of these financial statements.

BUC MOBILE Inc.

Statements of Cash Flows

For the seven-month period ended July 31, 2018 and

for the year ended December 31, 2017

($ in thousands)

	Seven-month period ended July 31, 2018	Year ended December 31, 2017
Cash Flows from Operating Activities
Net loss	$(381)	$(485)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	16	30
Non-cash interest expense	23	49
Stock-based compensation	421	84
Provision for doubtful accounts	42	—
Changes in operating assets and liabilities:
Trade receivables	(56)	(426)
Prepaid expenses and other assets	(18)	31
Accounts payable	179	370
Accrued expenses and other liabilities	(20)	(23)

Net cash provided by (used in) operating activities	206	(370)

Cash Flows from Investing Activities
Purchase of property and equipment	(34)	(80)
Purchase of intangible assets	(5)	(2)

Net cash used in investing activities	(39)	(82)

Cash Flows from Financing Activities
Proceeds from exercise of options	—	42

Net cash provided by financing activities	—	42

Net increase (decrease) in cash and cash equivalents	167	(410)

Cash and cash equivalents, beginning of period	$116	$526

Cash and cash equivalents, end of period	$283	$116

Supplemental disclosure of cash flow information
Cash paid during the period for interest	—	—
Cash paid for income taxes	—	—

The accompanying notes are an integral part of these financial statements.

1.	Organization and Description of Business

Buc Mobile Inc., formerly Hook Mobile Inc. (the “Company”) was incorporated in Delaware (U.S.A.) in 2013. The Company is a cloud communications software provider delivering secure Application Protocol Interfaces (“APIs”) and connectivity solutions in the API/Communication Platform as a Service or CPaaS market providing Application to Person (“A2P”) transactional and promotional messaging.

The Company’s headquarters are located in Vienna, Virginia in the United States of America.

2.	Summary of Significant Accounting Policies

(a)	Basis of Presentation

The Company’s financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

(b)	Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates are based on historical experience and on various assumptions that the Company believes are reasonable under current circumstances. However, future events are subject to change and best estimates and judgments may require further adjustments; therefore, actual results could differ materially from those estimates. Management periodically evaluates such estimates and they are adjusted prospectively based upon such periodic evaluation.

(c)	Concentration of Credit Risk

Financial instruments that potentially expose the Company to a concentration of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company maintains cash and cash equivalents with financial institutions that management believes are financially sound.

The Company sells its services to a wide variety of customers. If the financial condition or results of operations of any significant customers deteriorate substantially, operating results could be adversely affected. To reduce credit risk, management performs ongoing credit evaluations of the financial condition of significant customers. The Company maintains reserves for estimated credit losses on customer accounts when considered necessary. Actual credit losses may differ from the Company’s estimates. In the seven-month period ended July 31, 2018 and in the year ended December 31, 2017, there were four customers that individually accounted for more than 10% of the Company’s total revenue. In particular, in the seven-month period ended July 31, 2018 revenue generated by the first, the second, the third and the fourth major customers of the Company accounted for approximately $1,188 thousand, $728 thousand, $485 thousand, and $422 thousand, respectively. In 2017 revenue generated by the first, the second, the third and the fourth major customers accounted for approximately $1,608 thousand, $945 thousand, $867 thousand, and $736 thousand, respectively.

(d)	Revenue Recognition

The Company derives its revenue primarily from fees earned from the sale of communications services offered through software solutions to large enterprises, as well as small and medium-sized businesses, and customers. Revenue is primarily derived from usage-based fees and is invoiced or paid for by the majority of customers on a monthly basis. The contracts do not provide customers with the right to take possession of the software supporting the applications.

The Company recognizes revenue when all of the following criteria are satisfied:

•	the service has been or is being rendered to the customer;

•	the amount of the fees to be paid by the customer is fixed or determinable; and

•	collectability of the fees is reasonably assured.

Collectability is assessed based on a number of factors, including payment history and the creditworthiness of a customer. If it is determined that collection is not reasonably assured, revenue is not recognized until collection becomes reasonably assured, which is generally upon receipt of cash.

Our revenue consists of usage-based fees recognized as the service is delivered.

The Company’s arrangements do not contain general rights of return. Sales and other taxes collected from customers to be remitted to government authorities are excluded from revenue.

(e)	Cost of Revenue

Cost of revenue consists primarily of costs of communications services purchased from network service providers. Cost of revenue also includes the cost of the Company’s cloud infrastructure and technology platform.

(f)	Research and Development Expenses

Research and development expenses consist primarily of personnel costs, the costs of the technology platform used for staging and development, outsourced engineering services, amortization of capitalized internal-use software development costs and an allocation of general overhead expenses. The Company capitalizes the portion of its software development costs that meets the criteria for capitalization.

(g)	Advertising Costs

Advertising costs are expensed as incurred and are included in sales and marketing expenses in the accompanying statements of operations. During the seven-month period ended July 31, 2018 and the fiscal year ended December 31, 2017, there were no material advertising costs.

(h)	Stock-Based Compensation

The Company accounts for stock-based compensation expense related to stock-based awards based on the fair value of the award on the grant date. Stock-based compensation expense is recognized on a straight-line basis over the requisite service period. The Company uses the Black Scholes option-pricing model to measure the fair value of its stock options. Forfeitures are accounted for when they occur based on the guidance in ASU 2016-09, Improvements to Employee Share-Based Payment Accounting, which the Company early adopted during 2016.

(i)	Income Taxes

The Company accounts for income taxes in accordance with authoritative guidance which requires the use of the asset and liability approach. Deferred tax assets and liabilities are recognized for future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, as well as net operating loss and tax credit carry-forwards. Deferred tax amounts are determined by using the enacted tax rates expected to be in effect when the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance reduces the deferred tax assets to the amount that is more likely than not to be realized.

The Company recognizes the effect of uncertain income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

The Company records interest and penalties related to uncertain tax positions in the provision for income taxes in the statement of operations.

(j)	Comprehensive Income (Loss)

Comprehensive income (loss) refers to net income (loss) and other revenue, expenses, gains and losses that, under U.S. GAAP, are recorded as an element of stockholders’ equity but are excluded from the calculation of net income (loss). Comprehensive income (loss) for the seven-month period ended July 31, 2018 and for the year ended December 31, 2017 was the same as net income (loss) for each respective year. The Company does not have any accumulated other comprehensive income (loss) as of July 31, 2018 or December 31, 2017.

(k)	Cash and Cash Equivalents

The Company considers all highly-liquid investments with an original maturity of three months or less when purchased to be cash equivalents. Cash equivalents consist of funds deposited into money market funds.

(l)	Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are recorded net of an allowance for doubtful accounts. The allowance for doubtful accounts is estimated based on the Company’s assessment of its ability to collect on customer accounts receivable. The Company regularly reviews the allowance by considering certain factors such as historical experience, credit quality, age of accounts receivable balances and other known conditions that may affect a customer’s ability to pay. In cases where the Company is aware of circumstances that may impair a specific customer’s ability to meet their financial obligations, a specific allowance is recorded against amounts due from the customer which reduces the net recognized receivable to the amount the Company reasonably believes will be collected. The Company writes-off accounts receivable against the allowance when a determination is made that the balance is uncollectible and collection of the receivable is no longer being actively pursued.

The allowance for doubtful accounts was $42 thousand as of July 31, 2018. There was no allowance for doubtful accounts as of December 31, 2017.

(m)	Property and Equipment

Property and equipment is stated at cost less accumulated depreciation or amortization.

Depreciation is computed using the straight-line method over the estimated useful life of the related asset. Maintenance and repairs are expensed as incurred.

The useful lives of property and equipment are as follows:

Servers	3 years
Office equipment	3 years
Software	3 years

(n)	Impairment of Long-Lived Assets

The Company evaluates long-lived assets, including property and equipment and intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets held and used is measured by a comparison of the carrying amount of an asset or an asset group to estimated undiscounted future net cash flows expected to be generated by the asset or asset group. If such evaluation indicates that the carrying amount of the asset or the asset group is not recoverable, any impairment loss would be equal to the amount the carrying value exceeds the fair value. There was no impairment during the seven-month period ended July 31, 2018 and the year ended December 31, 2017.

(o)	Fair Value of Financial Instruments

The Company applies fair value accounting for all financial instruments on a recurring basis. The Company’s financial instruments, which include cash, cash equivalents, accounts receivable and accounts payable are recorded at their carrying amounts, which approximate their fair value due to their short-term nature.

The accounting guidance for fair value provides a framework for measuring fair value, clarifies the definition of fair value, and expands disclosures regarding fair value measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the reporting date. The accounting guidance establishes a three-tiered hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value as follows:

Level 1 Inputs: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

Level 2 Inputs: Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

Level 3 Inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at measurement date.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

The Company has no assets measured at fair value on a recurring basis as of July 31, 2018 and December 31, 2017.

(p)	Recent Accounting Pronouncements Not Yet Adopted

In February 2016, the FASB issued ASU 2016-02, “Leases”, which was further clarified by ASU 2018-10, “Codification Improvements to Topic 842, Leases”, and ASU 2018-11, “Leases—Targeted Improvements” , both issued in July 2018. ASU 2016-02 affects all entities that lease assets and will require lessees to recognize a lease liability and a right-of-use asset for all leases (except for short-term leases that have a duration of less than one year) as of the date on which the lessor makes the underlying asset available to the lessee. The amendment affects narrow aspects of ASU 2016-02 related to the implicit rate in the lease, impairment of the net investment in the lease, lessee reassessment of lease classification, lessor reassessment of lease term and purchase options, variable payments that depend on an index or rate and certain transition adjustments. ASU 2018-11 adds a transition option for all entities. The transition option allows entities to not apply the new leases standard in the comparative periods they present in their financial statements in the year of adoption. Under the transition option, entities can opt to continue to apply the legacy guidance in ASC 840, “Leases”, including its disclosure requirements, in the comparative periods presented in the year they adopt the new leases standard. Entities that elect this transition option will still be required to adopt the new leases standard using the modified retrospective transition method required by the standard, but they will recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption rather than in the earliest period presented. For the Company, the amendments in this Update are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Earlier application is permitted. The Company has not yet determined the full impact that the adoption of this standard will have on its financial statements.

In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers”. This new guidance will replace most existing U.S. GAAP guidance on this topic. The new revenue recognition standard provides a unified model to determine when and how revenue is recognized. The core principle is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration for which the entity expects to be entitled in exchange for those goods or services. The ASU 2014-09 is effective for annual reporting periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018. In August 2015, the FASB issued ASU 2015-14 which deferred, by one year, the effective date for the new revenue reporting standard for entities reporting under U.S. GAAP. All entities (not public) should apply the guidance in ASU 2014-09 to annual reporting periods beginning after December 15, 2018, and interim reporting periods within annual reporting periods beginning after December 15, 2019. The Company expects to adopt this standard in the annual reporting period beginning after December 15, 2018. The Company has not yet determined the full impact that the adoption of this standard will have on its financial statements.

(q)	Liquidity Matters

The Company has suffered recurring losses from operations which has resulted in an accumulated deficit of approximately $7,176 thousand and has a net capital deficiency as of July 31, 2018. In connection with the sale of the Company (Note 14) the outstanding Convertible Term Notes (Note 4) were repaid. Subsequent to the acquisition, the Company has received intercompany loans from its Parent, Kaleyra S.p.A. (Kalyera) to fund its operations and meet its financial obligations. The Company expects to continue to be dependent upon its Parent for financial support while it works to expand its operations and until it is able to meet its financial obligations through the results of its operations and cash flows. The Company’s Parent has represented to the Company that the Parent or one or more of its subsidiaries will provide financial support to the Company sufficient for it to satisfy its obligations as they come due until at least July 31, 2020, and will satisfy, on a timely basis, all liabilities and obligations of the Company that the Company is unable to satisfy when due, through and including July 31, 2020. The Parent has further represented to the Company that the Parent (or one or more of its subsidiaries) has the intent and ability, including the ability to transfer the necessary funds from Italy to the U.S, to provide the necessary financial support to the Company to the extent and when deemed necessary by the Company and that there are no restrictions on Parent (or one or more of its subsidiaries) to provide such support. However, there can be no assurance that the Parent will have the ability to provide such support to the Company when needed.

3.	Property and Equipment

Property and equipment consisted of the following ($ in thousands):

	As of July 31, 2018	As of December 31, 2017
Office equipment	$14	$12
Servers	90	90
Software	14	14
Tangible assets in progress	95	64

Total property and equipment	213	180

Less: accumulated depreciation and amortization	93	82

Total property and equipment, net	$120	$98

Depreciation and amortization expense was $11 thousand and $22 thousand for the seven-month period ended July 31, 2018 and for the year ended December 31, 2017, respectively.

Internal-use software development costs were capitalized in the seven-month period ended July 31, 2018 and in the year ended December 31, 2017 in the amount of $64 thousand and $31 thousand, respectively.

4.	Convertible Term Notes

The Company has no long-term financial liabilities as of July 31, 2018 and December 31, 2017.

Convertible Term Notes and related accrued interest consisted of the following (In $ thousands):

	As of July 31, 2018	As of December 31, 2017	Interest Rate
Convertible Term Notes	$828	$805	7.00%

Total Convertible Term Notes	$828	$805

In 2013, the Company issued to its stockholders $890 thousand of Convertible Term Notes (“Notes”) with interest on the unpaid balance at the rate of 7% per annum and all outstanding principal and interest due and payable annually. The Note agreements were amended and the maturity has been extended on an annual basis beginning on the first maturity date in 2014, with all interest due on the Notes being added to principal at the date of the extension. During 2015 and 2016 the Company repaid principal amounts of $250 thousand and $35 thousand, respectively. The accrued interest in the balances presented above was $223 thousand and $200 thousand at July 31, 2018 and December 31, 2017, respectively. At July 31, 2018 and December 31, 2017 the Notes and accrued interest are due within one year and have been classified as a current liability.

The Notes have the option to be converted into common stock of the Company, upon the occurrence of a sale of equity securities of at least $1.5 million. The conversion price of the Notes and related accrued interest shall be equal to the share price paid by the new investors. In the event of a sale of equity securities in a financing of less than $1.5 million, the conversion price shall be equal to the share price at a 10% discount.

In accordance with the provisions of ASC 815-15, the Company determined that it is not required to separate the Notes into liability and equity components, and has, therefore, recognized them as a single financial instrument.

Interest expense on the Notes was $23 thousand for the seven-month period ended July 31, 2018 and $49 thousand for the year ended December 31, 2017.

5.	Other Current and Long-term Liabilities

Accrued expenses and other current liabilities consisted of the following ($ in thousands):

	As of July 31, 2018	As of December 31, 2017
Accrued liabilities	$73	$98
Credit cards liabilities	10	5

Total other current liabilities	$83	$103

6.	Supplemental Balance Sheet Information

Allowance for doubtful accounts:

A roll-forward of the Company’s allowance for doubtful accounts for the seven-month period ended July 31, 2018 and for the year ended December 31, 2017 is as follows ($ in thousands):

	Seven-month period ended July 31, 2018	Year ended December 31, 2017
Balance, beginning of the period	$—	$—
Accruals	42	—
Write-offs	—	—

Balance, end of the period	$42	$—

7.	Geographic Information

Revenue by geographic area is determined on the basis of the location of the customer. The following table sets forth revenue by geographic area, and the related percentage, for the seven-month period ended July 31, 2018 and for the year ended December 31, 2017 ($ in thousands):

	Seven-month period ended July 31, 2018	Year ended December 31, 2017
Revenue by geographic area:
United States	$2,589	$2,999
International	1,061	2,053

Total	$3,650	$5,052

Percentage of revenue by geographic area:
United States	71%	59%
International	29%	41%

Total	100%	100%

As of July 31, 2018 and December 31, 2017, long-live assets are held in United States of America.

8.	Commitments and Contingencies

Lease Commitments

The Company entered into an operating lease agreement for its facility that expires within the next three years. The operating lease contains provisions under which monthly rent escalates over time. When lease agreements contain escalating rent clauses or free rent periods, the Company recognizes rent expense on a straight-line basis over the term of the lease.

Rent expense was $70 thousand and $126 thousand for the seven-month period ended July 31, 2018 and for the year ended December 31, 2017, respectively.

Future minimum lease payments under non-cancellable operating leases as of July 31, 2018 are as follows ($ in thousands):

As of July 31, 2018
2018 (for the remaining part)	$57
2019	140
2020	108
Thereafter	—

Total Minimum Lease Payments	$305

The Company has no long-term contractual commitments with its cloud infrastructure provider, network service providers or other vendors, since they are all annual agreements.

Contingencies

The Company has no contingent liabilities as of July 31, 2018.

9.	Stockholder’s Equity

Common stock

The Company had authorized 20,000,000 shares and issued and outstanding 11,241,112 shares of common stock with par value of U.S.$ 0.0001 as of both July 31, 2018 and December 31, 2017.

Please refer to the statements of shareholders deficit for changes in issued and outstanding shares in the seven-month period ended July 31, 2018 and in the year ended December 31, 2017.

10.	Stock Option Plan

On October 7, 2013, the Board of Directors of the Company approved the “2013 Equity Incentive Plan” (the Plan) and designated certain key employees as beneficiaries of the Plan (the Beneficiaries), granting each of them a certain number of stock options.

The Plan provides for the assignment to the Beneficiaries of a maximum aggregate number of 2,000,000 stock options, granting the right to subscribe to a corresponding maximum number of new ordinary shares of the Company, having no par value, at a unit price equal to $0.01 or $0.05 pursuant to a reserved capital increase previously approved in view of the adoption of the Plan. Each stock option assigned under the Plan grants to the relevant beneficiary the right to subscribe for 1 newly issued share of the Company at the subscription price, provided that: (i) the relevant vesting period has expired; and (ii) the Beneficiary maintains—at the exercise date—their employment relationship with the Company.

During 2015 and 2016, 10,417 and 50,000 stock options were exercised, respectively. In 2017 an additional 1,180,695 stock options were exercised, for a total of 1,241,112 stock options.

The following table sets forth the movements in the number of outstanding stock-options for the seven-month period ended July 31, 2018 and for the year ended December 31, 2017:

	Number of options outstanding	Exercise price (per share)
Outstanding options as of December 31, 2017	790,694	$0.01-0.05
Granted	—	—
Exercised	—
Forfeited and cancelled	—

Outstanding options as of July 31, 2018	790,694

	Number of options outstanding	Exercise price (per share)
Outstanding options as of January 1, 2017	1,522,361
Granted	505,000	$0.05
Exercised	(1,180,695)	$0.01-0.05
Forfeited and cancelled	(55,972)	$0.05

Outstanding options as of December 31, 2017	790,694

Under the provisions of the Plan, upon a change of control of the Company, all outstanding unvested options automatically vest. In connection with the sale of the Company on July 31, 2018 (see Note 14) all of the remaining outstanding unvested options became fully vested and were settled as part of the sale. The remaining unrecognized stock-based compensation expense associated with the vested awards was recorded during the seven-month period ended July 31, 2018.

The grant date fair values of the options during the year ended December 31, 2017 was approximately $0.39. Stock based compensation expense was $421 thousand and $84 thousand for the seven -month period ended July 31, 2018 and for the year ended December 31, 2017, respectively. Such expense was recorded as follows ($ in thousand):

	Seven-month period ended July 31, 2018	Year Ended December 31, 2017
Research and development	$125	$31
Sales and marketing	37	14
General and administrative	259	39

Total	$421	$84

Valuation Assumptions

The following assumptions were used to value the options granted during the year ended December 31, 2017.

Year Ended December 31, 2017
Fair value of common stock	$0.40
Exercise Price	$0.05
Expected term (in years)	5
Expected volatility	100%
Risk-free interest rate	2.160%
Dividend rate	0.00%

11.	Income Taxes

The loss before income taxes for the seven-month period ended July 31, 2018 and for the year ended December 31, 2017, was originated in the United States.

Income tax expense was zero for both the seven-month period ended July 31, 2018 and the year ended December 31, 2017.

In December 2017 the U.S. government enacted comprehensive tax legislation, the Tax Cuts and Jobs Act (the Act), which significantly revised the ongoing U.S. corporate income tax law by lowering the U.S. federal corporate income tax rate from 35% to 21%, implementing a territorial tax system, imposing a one-time tax on foreign unremitted earnings and setting limitations on deductibility of certain costs (e.g. interest expense and executive compensation), among other things.

The Company accounted for the effects of the Act in its reporting period that included the December 22, 2017 enactment date. The accounting for the Act did not have an impact on the Company’s financial statements. The Company did not identify items for which the income tax effects of the Act have not been completed as of December 31, 2017.

The following table presents a reconciliation of the theoretical tax rate and the Company’s effective tax rate for the seven-month period ended July 31, 2018 and the year ended December 31, 2017 ($ in thousand) based on the Company’s federal statutory tax rate of 21% in 2018 and 35% in 2017, and state statutory tax rate of 6% in both periods:

	Seven-month period ended July 31, 2018	Year ended December 31, 2017
Tax benefit calculated according to the Company’s statutory tax rate	$98	$190
Stock option compensation expense	(108)	(33)
Change in valuation allowance	10	(157)

Effective income tax expense	$—	$—

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The following table presents the significant components of the Company’s deferred tax assets ($ in thousands):

Deferred tax assets:	As of July 31, 2018	As of December 31, 2017
Net operating loss carryforwards	$1,377	$1,388
Valuation allowance	(1,377)	(1,388)

Net deferred tax assets	$—	$—

As of July 31, 2018, the Company had approximately $5,360 thousand in net operating loss carryforwards. If not utilized, net operating losses generated prior to 2018 will expire at various dates beginning in 2033. Net operating losses generated after 2017 will not expire.

The Company’s accounting for deferred taxes involves the evaluation of a number of factors concerning the realizability of its net deferred tax assets. The Company primarily considered such factors as its history of operating losses; the nature of the Company deferred tax assets, and the timing, likelihood and amount, if any, of future taxable income during the periods in which those temporary differences and carryforwards become deductible. The Company does not believe that it is more likely than not that the net deferred tax assets will be realized; accordingly a full valuation allowance has been established. The valuation allowance decreased by $10 thousand during the seven-month period ended July 31, 2018 and increased by $103 thousand during the year ended December 31, 2017.

The Company recognizes interest and penalties, if any, related to uncertain tax positions in its income tax expense. As of July 31, 2018, the Company has no accumulated uncertain tax positions nor interest related to uncertain tax positions.

The tax year ending 2015 and subsequent years remain open to examination by the jurisdictions in which the Company is subject to tax.

12.	Employee Defined Contribution Plan

The Company sponsors defined contribution plan covering its employees. The employer did not contribute to the plan in the seven-month period ended July 31, 2018 and in the year ended December 31, 2017.

13.	Transactions with Related Parties

During the seven-month ended July 31, 2018 and the fiscal year ended December 31, 2017, there were no material related parties’ transactions, other than compensation (including stock options) and similar arrangements in the ordinary course of business.

14.	Subsequent Event

On July 31, 2018, the Company entered into a stock purchase agreement with Kaleyra S.p.A., an Italian company incorporated in Italy in 1999 with headquarters located in Milan in which Kaleyra acquired all of the outstanding equity interests of the Company.

As a result of the business combination with Kaleyra SpA, in accordance with the provisions of the 2013 Equity Incentive Plan, all of the Company’s remaining outstanding options became fully vested.

At closing on July 31, 2018, the 2013 Equity Incentive Plan was terminated, and all the outstanding options were cancelled in exchange for payments as per the purchase agreement.

The Convertible Term Notes (see Note 4) were paid in full at closing from the Company’s cash and proceeds from the sale proceeds received by the shareholders.

Immediately after the acquisition, Kaleyra provided new financing to Buc Mobile issuing a short-term intercompany loan of $250 thousand in August 2018 and $277 thousand in November 2018, $250 thousand in March 2019, and $750 thousand in June 2019.

Annex A

Execution Version

STOCK PURCHASE AGREEMENT

AMONG

GIGCAPITAL, INC.,

KALEYRA S.P.A.,

THE SELLERS IDENTIFIED ON SCHEDULE I

AND

SHAREHOLDER REPRESENTATIVE SERVICES LLC, AS REPRESENTATIVE FOR THE SELLERS

FEBRUARY 22, 2019

A-i

A-ii

A-iii

LIST OF SCHEDULES

LIST OF EXHIBITS

Exhibit A	Form of Founder Shares Agreement	A-A-1
Exhibit B	Form of Note	A-B-1
Exhibit C	Form of Amended and Restated Registration Rights Agreement	A-C-1

A-iv

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is made and entered into as of February 22, 2019 (the “Agreement Date”) by and among GigCapital, Inc., a Delaware corporation (“Buyer”), Kaleyra S.p.A., a company with shares formed under the laws of Italy (“Company”), the holders of Company Stock (as such term is defined below) identified on Schedule I to this Agreement (the “Sellers”), and Shareholder Representative Services LLC, a Colorado limited liability company, as representative for the Company Stockholders (the “Seller Representative”). Buyer, Company and Sellers are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

RECITALS

A. Company, directly and indirectly through its Subsidiaries (as defined below), provides mobile messaging services to banks, retail and e-commerce companies and enterprises;

B. The parties hereto desire that the Sellers sell, transfer, assign, convey and deliver to Buyer all of the Company Stock, and that Buyer purchase, acquire and accept the same, upon the terms and subject to the conditions set forth in this Agreement;

C Buyer, Company and the Sellers desire to make certain representations, warranties, covenants and agreements in connection with the Transactions (as defined below) and to prescribe various conditions to the Transactions;

D. As an inducement to Company to enter into this Agreement, concurrently with the consummation of the Transactions, each holder of Founder Shares will enter into a Founder Shares Agreement, substantially in the form of Exhibit A hereto (the “Founder Shares Agreement”).

Now, therefore, in consideration of the foregoing and the mutual promises, covenants and conditions contained herein, the parties hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth below. Unless indicated otherwise, all mathematical calculations contemplated hereby shall be made to the fifth decimal place.

“2019 Adjusted EBITDA Target” has the meaning set forth in Section 2.6(a)(i).

“2019 Earnout Shares” has the meaning set forth in Section 2.6(a)(i).

“2019 Revenue Target” has the meaning set forth in Section 2.6(a)(i).

“2020 Adjusted EBITDA Target” has the meaning set forth in Section 2.6(a)(ii).

“2020 Earnout Shares” has the meaning set forth in Section 2.6(a)(ii).

“2020 Revenue Target” has the meaning set forth in Section 2.6(a)(ii).

“Accounting Principles” means the accounting methods, policies, principles, practices and procedures, with consistent classifications, judgments and estimation methodologies that were used in the preparation of the Company Financial Statements.

“Adjusted EBITDA” means of any date of calculation, the consolidated earnings of Buyer and its Subsidiaries (including, for the avoidance of doubt, any Subsidiaries acquired by Buyer or any of its Subsidiaries after the Agreement Date), before finance income and finance cost (including bank charges), tax, depreciation and amortization calculated from the audited consolidated financial statements of Buyer and its Subsidiaries (prepared in accordance with GAAP), plus (i) Transaction Expenses, (ii) Buyer Transaction Expenses, (iii) without duplication of clause (i), severance or change of control payments, (iv) any expenses related to company restructuring, (v) any compensation expenses relating to stock options, restricted stock units, restricted stock or similar equity interests as may be issued by Buyer or any of its Subsidiaries to employees of Buyer or any of its Subsidiaries and (vi) any provision for the write down of assets. For the avoidance of doubt, Adjusted EBITDA for Fiscal Year 2019 shall be calculated on a pro forma basis to include full calendar year 2019 results for Company and each of its Subsidiaries notwithstanding the Company will be a Subsidiary of Buyer for only a portion of 2019.

“Advised Parties” has the meaning set forth in Section 11.15(b).

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly through one or more entities, controls or is controlled by, or is under common control with, such specified Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction or the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise. For the avoidance of doubt, each Sponsor shall be deemed to be an Affiliate of Buyer prior to the Closing.

“Agreement” has the meaning set forth in the Preamble.

“Agreement Date” has the meaning set forth in the Preamble.

“Alternative Transaction” means (a) with respect to Company, (i) any acquisition or purchase by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of more than 50% of the total number of outstanding shares of Company Stock on such date of acquisition (other than as provided for or permitted by this Agreement), or any merger, consolidation, business combination or similar transaction involving the Company Group pursuant to which the stockholders of Company immediately preceding such transaction, would cease to hold, directly or indirectly, at least 50% of the equity or voting securities of the surviving or resulting entity following such transaction or (ii) any sale or disposition of substantially all of the assets of Company and its Subsidiaries and (b) with respect to Buyer, a transaction (other than the Transactions) concerning a Business Combination.

“Amended Buyer Charter” has the meaning set forth in Section 8.5(a).

“Ancillary Agreements” means the Company Ancillary Agreements and the Buyer Ancillary Agreements.

“Applicable Law” means, collectively, all U.S. or other Company Jurisdiction, or any other country’s, federal, state, provincial, territorial, local, municipal or other subdivision’s laws, statutes, ordinances, regulations, rules, and all orders, writs, injunctions, awards, judgments and decrees applicable to the assets, properties and business (and any regulations promulgated thereunder) of the applicable Person that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Balance Sheet Date” means June 30, 2018.

“Business Combination” has the meaning given such term in Section 11.1.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of New York or Milan, Italy are authorized or obligated to close.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Ancillary Agreements” means, collectively, each certificate to be delivered on behalf of Buyer by an officer or officers of Buyer at the Closing pursuant to Article IX, each agreement or document (other than this Agreement) that Buyer is to enter into as a party thereto pursuant to this Agreement, including the Founder Shares Agreement and the Amended and Restated Registration Rights Agreement.

“Buyer Certificate of Incorporation” means Buyer’s Amended and Restated Certificate of Incorporation as filed with the Secretary of State of the State of Delaware on December 7, 2017.

“Buyer Closing Statement” has the meaning set forth in Section 2.4(b).

“Buyer Common Stock” means Buyer’s common stock, par value US$0.0001 per share.

“Buyer Disclosure Schedule” means the disclosure schedule dated as of the Agreement Date and delivered by Buyer to Company on the Agreement Date arranged in sections corresponding to the numbered and letter sections contained in Article V of this Agreement.

“Buyer Financials” has the meaning set forth in Section 5.7(c).

“Buyer Material Contract” has the meaning set forth in Section 5.15(a).

“Buyer Organizational Documents” means Buyer’s Amended and Restated Certificate of Incorporation and Bylaws, each as amended to date.

“Buyer Permitted Encumbrances” means (a) Encumbrances for Taxes or assessments and similar governmental charges or levies that are either (i) not yet due and payable or (ii) being contested in good faith (and for which adequate accruals or reserves have been established on the Buyer Financial Statements); (b) Encumbrances to secure obligations to landlords, lessors or renters under leases or rental agreements; (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Applicable Law; (d) Encumbrances disclosed on the Buyer Financial Statements; (e) materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Encumbrances and other similar Encumbrances arising in the ordinary course of business securing obligations; (f) Encumbrances which do not materially detract from the value or materially interfere with any present or intended use of such property or assets; (g) any other Encumbrances which individually or in the aggregate would not materially advesely affect the use of the property or asset subject thereto.

“Buyer Private Right” means one right that was included as part of each Buyer Private Unit entitling the holder thereof to receive one-tenth of a share of Buyer Common Stock upon the consummation by Buyer of an initial Business Combination.

“Buyer Private Units” means the units issued in private placements to the Persons identified in the IPO Prospectus at the time of the consummation of the IPO and thereafter, which units consist of one share of Buyer Common Stock, one Buyer Private Right and three-fourths of one Buyer Private Warrant.

“Buyer Private Warrant” means one whole warrant of a type that was included as part of the Buyer Private Units, entitling the holder thereof to purchase one share of Buyer Common Stock at a purchase price of US$11.50 per share of Buyer Common Stock.

“Buyer Public Right” means one right that was included as part of each Buyer Public Unit entitling the holder thereof to receive one-tenth of a share of Buyer Common Stock upon the consummation by Buyer of an initial Business Combination.

“Buyer Public Unit” means the units issued in the IPO consisting of one share of Buyer Common Stock, one Buyer Public Right and three-fourths of one Buyer Public Warrant.

“Buyer Public Warrants” means one whole warrant of a type that was included as part of the Buyer Public Units, entitling the holder thereof to purchase one share of Buyer Common Stock at a purchase price of US$11.50 per share of Buyer Common Stock.

“Buyer Representative” means a majority of the disinterested independent directors of the Board of Directors of Buyer.

“Buyer Securities” means the Buyer Common Stock, the Buyer Public Units, the Buyer Public Rights, the Buyer Public Warrants, the Buyer Private Units, the Buyer Private Rights, and the Buyer Private Warrants, collectively.

“Buyer Stockholder Approval Matters” has the meaning set forth in Section 8.5(a).

“Buyer Transaction Expenses” means the aggregate fees, costs and expenses incurred by or on behalf of Buyer in connection with the negotiation and execution of this Agreement, any Ancillary Agreement hereto or the consummation of the Transactions, including all fees, costs and expenses of any legal counsel, accounting advisor, Tax advisor, consultant or other third party advisor for services rendered in relation to the Transactions.

“Cash Consideration” means an amount equal to (a) if the Redemption Percentage is equal to or greater than 87.5%, US$0; (b) if the Redemption Percentage is greater than 75.00% but less than 87.50%, US$3,750,000; (c) if the Redemption Percentage is greater than 62.50% but less than or equal to 75.00%, US$7,500,000; (d) if the Redemption Percentage is equal to or greater than 50.00% but less than or equal 62.50%, US$11,250,000; and (e) if the Redemption Percentage is less than 50.00%, US$15,000,000.

“Closing” means the consummation of the Transactions.

“Closing Cash” means, as of the Reference Time, the aggregate sum of (i) the Company Group’s cash and cash equivalents, wherever held anywhere in the world, term deposits, guaranteed investment certificates and similar readily liquid instruments and deposits in transit (including checks received by the Company Group prior to the Reference Time), but not taking into consideration any issued but uncleared checks, plus (ii) all Transactions Expenses of the Company Group paid as of such time (other than Transaction Compensation Payments), plus (iii) an amount equal to the amount of value-added Taxes with respect to which, prior to the Closing Date, the Company has filed a reimbursement request with the government of Italy that the Parties expect will result in a repayment of such value-added Taxes to the Company within ninety (90) days following the Closing Date.

“Closing Company Group Debt” means all Debt of the Company Group as of the Reference Time.

“Closing Company Group Long-Term Debt” means all Closing Company Group Debt that is due and payable on or after July 1, 2020.

“Closing Company Group Net Debt” means all Closing Company Group Debt, minus Closing Cash.

“Closing Company Group Net Short-Term Debt” means all Closing Company Group Short-Term Debt, minus Closing Cash.

“Closing Company Group Short-Term Debt” means all Company Group Closing Debt that is due and payable prior to July 1, 2020.

“Closing Date” means a time and date on which the Closing shall occur, which shall be the second Business Day after the satisfaction or waiver of the conditions set forth in Article IX, or at such other time, date and location as the Parties agree in writing.

“Closing Share Consideration” means (a) if the Redemption Percentage is equal to or greater than 87.5%, 10,181,819 shares of Buyer Common Stock; (b) if the Redemption Percentage is greater than 75.00% but less than 87.50%, 9,781,819 shares of Buyer Common Stock; (c) if the Redemption Percentage is greater than 62.50% but less than or equal to 75.00%, 9,381,819 shares of Buyer Common Stock; (d) if the Redemption Percentage is equal to or greater than 50.00% but less than or equal to 62.50%, 8,999,319 shares of Buyer Common Stock; and (e) if the Redemption Percentage is less than 50.00%, 8,616,819 shares of Buyer Common Stock; provided, however, that:

(1) if the Closing Company Group Net Debt is greater than the Maximum Closing Company Group Net Debt, the number of shares of Buyer Common Stock included in the Closing Share Consideration, as otherwise calculated in accordance with this definition, shall be reduced by (x) such number of shares of Buyer Common Stock as is equal to the dollar amount by which Closing Company Group Net Debt exceeds the Maximum Closing Company Group Net Debt (expressed as a whole number rather than as a currency), divided by (y) 10; or

(2) if the Closing Company Group Net Debt is less than the Minimum Closing Company Group Closing Net Debt, the number of shares of Buyer Common Stock included in the Closing Share Consideration, as otherwise calculated in accordance with this definition, shall be increased by such number of shares of Buyer Common Stock as is equal to (x) the dollar amount by which the Minimum Closing Company Group Net Debt exceeds the Closing Company Group Net Debt (expressed as a whole number rather than as a currency), divided by (y) 10; provided, further, that:

(3) in addition to any adjustment to the Closing Share Consideration to be made pursuant to clauses (1) or (2) above, if Closing Company Group Net Short-Term Debt is greater than $5,000,000, the number of shares of Buyer Common Stock included in the Closing Share Consideration, as otherwise adjusted pursuant to clauses (1) or (2) above, shall be reduced by (x) such number of shares of Buyer Common Stock as is equal to the dollar amount by which Closing Company Group Net Short-Term Debt exceeds $5,000,000 (expressed as a whole number rather than as a currency), divided by (y) 10.

“Closing Share Consideration Value” means an amount equal to (a) the Closing Share Consideration multiplied by (b) US$10.

“Closing Transaction Consideration” has the meaning set forth in Section 2.2.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Ancillary Agreements” means, collectively, each certificate to be delivered on behalf of Company by an officer or officers of Company at the Closing pursuant to Article IX and each agreement or document (other than this Agreement) that Company or a Seller is to enter into as a party thereto pursuant to this Agreement.

“Company Balance Sheet” means the Company Group’s consolidated pro forma unaudited balance sheet as of the Balance Sheet Date included in the Company Financial Statements.

“Company Benefit Arrangements” has the meaning set forth in Section 3.16(c).

“Company Business” means the business of Company and its Subsidiaries as presently conducted.

“Company Certificates” has the meaning set forth in Section 2.2.

“Company Charter Documents” has the meaning set forth in Section 3.8(b).

“Company Disclosure Schedule” means the disclosure schedule dated as of the Agreement Date and delivered by Company to Buyer on the Agreement Date arranged in sections corresponding to the numbered and letter sections contained in Article III of this Agreement.

“Company Financial Statements” means (a) the Company Group’s consolidated pro forma unaudited balance sheet as of June 30, 2018, December 31, 2017 and December 31, 2016; (b) the Company Group’s consolidated pro forma unaudited statement of income for the twelve-months ended June 30, 2018, December 31, 2017 and 2016; (c) the Company Group’s consolidated pro forma unaudited statement of cash flows for the twelve-months ended June 30, 2018 and December 31, 2017.

“Company Group” means Company and its Subsidiaries, taken as a whole, and each individually is sometimes referred to herein as a “Company Group Member”.

“Company Indemnified Person” has the meaning set forth in Section 8.12(a).

“Company IP Rights” has the meaning set forth in Section 3.12(a).

“Company Jurisdiction” means any country where the Company Group conducts the Company Business, including India, Italy, Singapore, the United Arab Emirates and the United States of America.

“Company-Licensed IP Rights” has the meaning set forth in Section 3.12(a).

“Company Material Contract” means any Contract required to be listed on the Company Disclosure Schedule pursuant to Section 3.11.

“Company Option” means an option to purchase a share of Company Stock issued pursuant to the Company Stock Plan or otherwise.

“Company-Owned IP Rights” has the meaning set forth in Section 3.12(a).

“Company Permitted Encumbrances” means (a) Encumbrances for Taxes or assessments and similar governmental charges or levies that are either (i) not yet due and payable or (ii) being contested in good faith (and for which adequate accruals or reserves have been established on the Company Financial Statements); (b) Encumbrances to secure obligations to landlords, lessors or renters under leases or rental agreements and Encumbrances created by others upon properties over which there are easements, rights-of-way, licenses or other rights of user in favor of the leased premises of the Company Group; (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Applicable Law; (d) Encumbrances disclosed on the Company Financial Statements; (e) materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Encumbrances and other similar Encumbrances arising in the ordinary course of business securing obligations; (f) Encumbrances which do not materially detract from the value or materially interfere with any present or intended use of such property or assets; (g) any other Encumbrances which individually or in the aggregate would not materially advesely affect the use of the property or asset subject thereto.

“Company Product or Service” has the meaning set forth in Section 3.12(a).

“Company Stock” means the ordinary shares of Company.

“Company Stock Plan” means the Kaleyra Incentive Plan, as amended from time to time.

“Company Stockholders” means the holders of shares of Company Stock immediately prior to the Closing.

“Confidentiality Agreement” has the meaning set forth in Section 7.5.

“Contract” means any written or oral legally binding contract, agreement, instrument, arrangement, commitment or undertaking (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts and purchase orders).

“D&O Insurance” has the meaning set forth in Section 8.12(b).

“Deal Communications” has the meaning set forth in Section 11.15(c).

“Debt” means (a) all indebtedness for borrowed money or in respect of loans or advances of any kind or for the deferred purchase price related to the acquisitions of Hook Mobile and Solutions Infini; (b) the amount of all liabilities pursuant to all financial leases; (c) all liabilities evidenced by bonds, debentures, notes or similar instruments or debt securities; (d) all guarantees of the debt of other Persons (except for these provided in the Ordinary Course of Business); (e) all liabilities of a Person in respect of bankers’ acceptances; and (f) all fees, accrued and unpaid interest, premiums or penalties (including prepayment penalties) or other obligations related to any of the foregoing. For clarity, Debt shall not include any (i) Taxes, (ii) Transaction Expenses (other than Transaction Compensation Payments) or (iii) trade payables, accounts payable and other current liabilities not in the nature of items that are the subject of clauses (a), (c), (d) or (e) of this definition.

“DGCL” means the Delaware General Corporation Law.

“Earnout Shares” has the meaning set forth in Section 2.6(a).

“Encumbrance” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, collateral assignment, adverse claim, restriction or other encumbrance of any kind in respect of such asset (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset). For purposes of clarification only, an inability to sell a security without registering such security for sale under the Securities Act or other securities laws of any jurisdiction or other restrictions arising from applicable securities laws of any jurisdiction shall not represent an Encumbrance.

“Enforceability Exceptions” has the meaning set forth in Section 3.3(b).

“Environmental Law” has the meaning set forth in Section 3.19(b).

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Estimated Closing Statement” has the meaning set forth in Section 2.4(a).

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Expenses” has the meaning set forth in Section 11.9.

“Export Control Laws” means (i) all U.S. import and export laws (including those laws under the authority of U.S. Departments of Commerce (Bureau of Industry and Security) codified at 15 CFR, Parts 700-799; Homeland Security (Customs and Border Protection) codified at 19 CFR, Parts 1-199; State (Directorate of Defense Trade Controls) codified at 22 CFR, Parts 103, 120-130; and Treasury (Office of Foreign Assets Control) codified at 31 CFR, Parts 500-599) and (ii) all comparable Applicable Laws outside the United States.

“Fiscal Year” means the period that commences January 1 and ends December 31 of each calendar year or such other twelve-month period as Buyer designates as its fiscal year.

“Founder Shares Agreement” has the meaning set forth in the Recitals.

“Founder Shares” means certain shares of Buyer Common Stock held by each of the Sponsors, as further described on Exhibit A attached to the Founder Shares Agreement.

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Authority” means any court or tribunal, governmental or regulatory body, administrative agency, commission or other governmental authority.

“Governmental Permits” has the meaning set forth in Section 3.13(b).

“Holder” has the meaning set forth in Section 2.7(c).

“Hook Mobile” means Buc Mobile, Inc., d/b/a Hook Mobile, a Delaware corporation.

“Independent Expert” means an nationally recognized accounting firm mutually acceptable to the Buyer Representative and the Seller Representative that has not during the prior two years performed work for, directly or indirectly, and is otherwise independent of each of Buyer, Company and the Buyer Representative.

“Intellectual Property” means, collectively, the following subsisting in any jurisdiction through the world: (a) patents, industrial design patents, patent applications, industrial design patent applications, patent rights; (b) trademarks, trademark registrations and applications therefor, trade dress rights, trade names, service marks, service mark registrations and applications therefor, together with all goodwill related to the foregoing; (c) Internet domain names, Internet and World Wide Web URLs or addresses; (d) copyrights, copyright registrations and applications therefor, mask work rights, mask work registrations and applications therefor, moral rights, and other rights of authorship or exploitation; (e) inventions, invention disclosures, statutory invention registrations, trade secrets and know-how; and (f) software source code and object code and all documentation and media constituting, describing or relating to the foregoing, including manuals, programmers’ notes, memoranda and records.

“Interim Period” has the meaning set forth in Section 7.1.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended.

“IPO” means the initial public offering of Buyer Public Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of Buyer, dated December 7, 2017, and filed with the SEC on December 11, 2017 (File Nos. 333-221581 and 333-221948).

“IRS” means the U.S. Internal Revenue Service.

“Italian GAAP” means accounting principles generally accepted in Italy.

“Knowledge” means with respect to (i) Company, the knowledge of a particular fact, circumstance, event or other matter of Dario Calogero, Giacomo Dall’Aglio, and Terry Hsiao (collectively, the “Company Group Representatives”) and (ii) with respect to any other Party, the knowledge of a particular fact, circumstance, event or other matter of any of its directors or executive officers (together with the Company Group Representative, the “Knowledge Party Representatives”). Any Knowledge Party Representative will be deemed to have knowledge of a particular fact, circumstance, event or other matter if (a) such Knowledge Party Representative has actual knowledge of the fact, circumstance or event or (b) knowledge of such fact, circumstance or event would be obtained by reasonable internal inquiry. With respect to Intellectual Property, “knowledge” or its variants (i.e., “know,” “known”, etc.) does not require any Person to conduct, have conducted, obtain, or have obtained any freedom-to-operate opinions or similar opinions of counsel or any patent, trademark or other Intellectual Property rights clearance searches.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Local GAAP” means, with respect to any jurisdiction, accounting principles generally accepted in such jurisdiction.

“Lock-up Period” has the meaning given such term in Section 2.7(a).

“Lock-up Shares” has the meaning given such term in Section 2.7(c).

“Lost Certificate Affidavit” has the meaning set forth in Section 2.3(c).

“Material Adverse Effect” when used in connection with any specified Person(s) means any change, event, effect or occurrence that has had or would be reasonably likely to, individually or in the aggregate, (a) have a material adverse effect upon the financial condition, assets (including intangible assets), liabilities, business or results of operations of such Person and its Subsidiaries, taken as a whole, or (b) prevent or materially impair or delay the ability of such Person to consummate the Transactions or to perform its obligations under this Agreement or any Ancillary Agreement; provided, however, that for purposes of clause (a) above, any changes, events, effects or occurrences directly or indirectly attributable to, resulting from, relating to or arising out of any of the following (by themselves or when aggregated with any other changes, events, effects or occurrences) shall not be deemed to be, constitute or taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) the effect of any actions taken or not taken by any Company Group Member at the direction or request of Buyer or expressly required by this Agreement; (ii) changes affecting any of the industries in which such Person or any of its Subsidiaries operates or the U.S. or worldwide economy, financial or securities markets or political environment generally; (iii) any change in any Applicable Law, government programs, or any interpretation thereof; (iv) any change in Italian GAAP, GAAP or other applicable accounting standards; (v) the announcement or expected completion of this Agreement or the Transactions; (vi) conditions caused by acts of God, terrorism or war (whether or not declared), sabotage, natural disasters, geological or meteorological events, or other calamity, crisis or geopolitical event occurring after the Agreement Date or any material worsening of such conditions threatened or existing as of the Agreement Date; (vii) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would be reasonably likely to occur to the extent not included by another exception herein); and (viii) any of the matters listed in the Company Disclosure Schedule or the Buyer Disclosure Schedule; provided further, however, that any change, event, effect or occurrence referred to in clauses (ii), (iv) or (vi) above shall be taken into account in determining whether a Material Adverse Effect has occurred or would be reasonably likely to occur to the extent that such change, event, effect or occurrence has a disproportionate and adverse effect on such Person and its Subsidiaries, taken as a whole, compared to other participants in the industries in which such Person and its Subsidiaries primarily conducts its business.

“Materials of Environmental Concern” has the meaning set forth in Section 3.19(b).

“Maximum Closing Company Group Net Debt” means US$19,000,000.

“Minimum Closing Company Group Net Debt” means US$17,000,000.

“Note” means a promissory note substantially in the form attached as Exhibit B hereto.

“Note Principal Amount” means (a) if the Redemption Percentage is equal to or greater than 87.5%, US$15,000,000; (b) if the Redemption Percentage is greater than 75.00% but less than 87.50%, US$11,250,000; (c) if the Redemption Percentage is greater than 62.50% but less than or equal to 75.00%, US$7,500,000; (d) if the Redemption Percentage is equal to or greater than 50.00% but less than or equal to 62.50%, US$3,750,000; and (e) if the Redemption Percentage is less than 50.00%, US$0.

“NYSE” means the New York Stock Exchange.

“OFAC” has the meaning set forth in Section 3.14(c).

“Offering Share” has the meaning set forth in the Buyer Certificate of Incorporation.

“Ordinary Course of Business” means the ordinary course of business consistent with past practice.

“Outside Date” has the meaning set forth in Section 10.2(b).

“Person” means any individual, corporation, company, limited liability company, partnership, limited liability partnership, trust, estate, proprietorship, joint venture, association, organization, entity or Governmental Authority.

“Post-Closing Buyer Board” means Buyer’s Board of Directors immediately after the Closing.

“Post-Closing Buyer Directors” means the following Persons: Dario Calogero, Dr. Avi Katz, Neil Miotto, John Mikulsky, Simone Fubini, Matteo Lodrini and an additional director unanimously approved by each of the foregoing who is qualified as an independent director under NYSE rules.

“Post-Closing Equity Incentive Plan” has the meaning set forth in Section 2.5(a).

“Prior Company Counsel” has the meaning set forth in Section 11.15(a).

“Privileged Deal Communications” has the meaning set forth in Section 11.15(c).

“Pro forma Adjusted EBITDA” means Company’s pro forma Adjusted EBITDA for 2018, calculated to include full calendar year 2018 results for each of Solutions Infini and Hook Mobile notwithstanding each was only a part of the Company Group for a portion of 2018.

“Pro forma Revenue” means Company’s pro forma Revenue for 2018, calculated to include full calendar year 2018 Revenue for each of Solutions Infini and Hook Mobile notwithstanding that each was only a part of the Company Group for a portion of 2018.

“Proxy Statement” has the meaning set forth in Section 8.5(a).

“Public Certifications” has the meaning given such term in Section 5.7(a).

“Public Distributions” has the meaning given such term in Section 11.1.

“Public Stockholders” has the meaning given such term in Section 11.1.

“Redeemed Share” means an Offering Share (as defined in the Buyer Certificate of Incorporation) that has been redeemed prior to the Reference Time pursuant to the Redemption Rights (as defined in the Buyer Certificate of Incorporation) and Article IX of the Buyer Certificate of Incorporation.

“Redemption Percentage” means, as of the Reference Time, the percentage of the Offering Shares outstanding as of the Agreement Date that have become Redeemed Shares.

“Reference Time” means immediately prior to the Closing on the Closing Date (but without giving effect to the Transactions, including any payments by Buyer hereunder to occur at the Closing).

“Regulation S” has the meaning set forth in Section 4.3(d).

“Released Claims” has the meaning given such term in Section 11.1.

“Required Buyer Stockholder Approval” has the meaning set forth in Section 8.5(b).

“Representative Losses” has the meaning given such term in Section 11.14(c).

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“Required Financial Statements” has the meaning set forth in Section 8.5(b).

“Revenue means, with respect to a specific period, the amount of gross revenue that Buyer and its Subsidiaries, on a consolidated basis, receives in exchange for the sale of goods and services during such period (calculated on a pro forma basis to include any Subsidiaries acquired by Buyer or any of its Subsidiaries during such period). For the avoidance of doubt, Revenue for Fiscal Year 2019 shall be calculated on a pro forma basis to include full calendar year 2019 results for the Company and each of its Subsidiaries notwithstanding the Company will be a Subsidiary of Buyer for only a portion of 2019.

“Returns” has the meaning set forth in Section 3.7.

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Documents” means, with respect to any Person, each report, schedule, form, statement, registration statement, prospectus or other document filed or required to be filed or furnished with the SEC by such Person under the Securities Act or Exchange Act, together with any amendments, restatements or supplements thereto.

“SEC Reports” has the meaning given such term in Section 5.7(a).

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Solutions Infini” means Solutions Infini Technologies (India) Private Limited, a private limited company incorporated in India and each of its Subsidiaries.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“Special Meeting” has the meaning set forth in Section 8.5(a).

“Sponsors” means each of GigAcquisitions, LLC, a Delaware limited liability company, Cowen Investments II LLC, a Delaware limited liability company, Irwin Silverberg and Jeffrey Bernstein.

“Stockholders Agreement” means the Shareholders Agreement of Company, dated as of December 1, 2017.

“Subsidiary” means with respect to any Person, a corporation, partnership, limited liability company or other business entity in which such Person owns, directly or indirectly, at least a 50% of the total voting power of shares of stock or other equity interests thereof or that is otherwise, directly or indirectly, controlled by such Person.

“Subsidiary Charter Documents” has the meaning set forth in Section 3.8(b).

“Tax” (and, with correlative meaning, “Taxes”) means any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, goods and services, harmonized sales, capital, unemployed occupation, workers’ compensation, value added, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, social security, national health insurance, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind that is in the nature of a tax, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign).

“Total Consideration” has the meaning set forth in Section 2.2.

“Transaction Compensation Payments” means any change of control, severance or transaction bonus payments payable to any current or former employee, officer, director or independent contractor of Company or any of its Subsidiaries in connection with the consummation of the Transactions.

“Transaction Expenses” means the aggregate fees, costs and expenses incurred by or on behalf of the Company Group, the Sellers’ Representative or their respective Representatives to the extent incurred in connection with the negotiation and execution of this Agreement, any Ancillary Agreement hereto or the consummation of the Transactions, including (a) all fees, costs and expenses of any legal counsel, accounting advisor, Tax advisor, consultant or other third party advisor for services rendered in relation to the Transactions and (b) Transaction Compensation Payments.

“Transaction Securities” means, collectively, (a) the shares of Buyer Common Stock issued as Closing Share Consideration and (b) the Earnout Shares, to the extent issued to the Company Stockholders under Section 2.6.

“Transactions” means, collectively, the transactions contemplated by this Agreement and the Ancillary Agreements.

“Transfer” means, with respect to any Transaction Security, (a) the sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder with respect to such Transaction Security, (b) the entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Transaction Security, whether any such transaction is to be settled by delivery of such Transaction Securities, in cash or otherwise, or (c) the public announcement of any intention to effect any transaction specified in clause (a) or (b).

“Trust Account” means the trust account established by Buyer with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of December 12, 2017, as it may be amended, by and between Buyer and Continental Stock Transfer & Trust Company, in its capacity as trustee, as well as any other agreements entered into related to or governing the Trust Account.

ARTICLE II

THE TRANSACTIONS

2.1 Sale and Purchase of Company Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall purchase and accept from the Sellers, and each Seller shall sell, transfer, assign and convey to Buyer, the number of shares of Company Stock set forth opposite such Seller’s name on Schedule I, free and clear of all Encumbrances, such that all of the issued and outstanding shares of Company Stock at the Closing shall be sold to and purchased by Buyer.

2.2 Closing Transaction Consideration. Subject to and upon the terms and conditions of this Agreement, the aggregate consideration to be paid to the Company Stockholders at the Closing for the purchase by Buyer of the Company Stock (the “Closing Transaction Consideration”) shall consist of an amount equal to (i) the Cash Consideration, plus (ii) the Closing Share Consideration Value, plus (iii) the Note Principal Amount, with each Company Stockholder being entitled to receive such type and amount of the Closing Transaction Consideration as set forth next to such Company Stockholder’s name on Schedule II, without interest, upon surrender of their stock certificates representing Company Stock (the “Company Certificates”) (or a Lost Certificate Affidavit). Additionally, the Company Stockholders will have the contingent right to receive the Earnout Shares (together with the Closing Transaction Consideration, the “Total Consideration”) after the Closing in accordance with, and subject to, Section 2.6. Upon the consummation of the Closing, each Company Stockholder shall cease to have any other rights in and to Company.

2.3 Surrender of Company Stock and Disbursement of Closing Transaction Consideration.

(a) Subject to the provisions of this Section 2.3, at the Closing, Buyer shall:

(i) deliver, or cause to be delivered, to each Company Stockholder receiving a share of the Note Principal Amount, a Note with an initial principal amount equal to such Company’s Stockholder’s share of the Note Principal Amount, in each case, as set forth in Schedule II;

(ii) issue, or cause its transfer agent to issue, to each Company Stockholder, such Company Stockholder’s share of the Closing Share Consideration via book-entry issuance;

(iii) pay to each Company Stockholder receiving the Cash Consideration, such Cash Consideration as set forth in Schedule II via wire transfer of immediately available funds in accordance with instructions provided by such Company Stockholder at least two (2) Business Days prior to the Closing Date to Company and Buyer; and

(iv) pay to each holder of Closing Company Group Debt that is required to be repaid as result of the consummation of the Transactions the amount reflected in payoff letters that reflect the amounts required in order to pay in full all such Closing Company Group Debt and wire instructions for the account or accounts to which such amounts shall be paid.

(b) If any portion of the Total Consideration is to be delivered or issued to a Person other than the Person in whose name the surrendered Company Certificate is registered immediately prior to the Closing, it shall be a condition to such delivery that (i) the transfer of such Company Stock shall have been permitted in accordance with the terms of the Company Charter Documents and the Stockholders Agreement, each as in effect immediately prior to the Closing, (ii) such Company Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and (iii) the Person requesting such delivery shall pay to Buyer or Company, as applicable, any transfer or other Taxes required as a result of such delivery to a Person other than the registered holder of such Company Certificate or establish to the satisfaction of Company and Buyer that such Tax has been paid or is not payable.

(c) At the Closing, each Company Stockholder shall deliver to Buyer the Company Certificate(s) representing such Company Stockholder’s Company Stock. Notwithstanding anything to the contrary contained herein, in the event that any Company Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a Company Certificate to Company, the Company Stockholder may instead deliver to Company an affidavit of lost certificate and indemnity of loss in form and substance reasonably acceptable to Buyer and Company (a “Lost Certificate Affidavit”). Any Lost Certificate Affidavit properly delivered in accordance with this Section 2.3(c) shall be treated as a Company Certificate for all purposes of this Agreement.

(d) All Closing Transaction Consideration issued or paid to each Company Stockholder in accordance with the terms hereof, together with the right of a Company Stockholder to receive such Company Stockholder’s share of any Earnout Shares, shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Stockholder’s Company Stock.

(e) Notwithstanding anything to the contrary contained herein, no fraction of a share of Buyer Common Stock will be issued by virtue of the Transactions, and each Person who would otherwise be entitled to a fraction of a share of Buyer Common Stock (after aggregating all fractional shares of Buyer Common Stock that otherwise would be received by such holder) shall instead have the number of shares of Buyer Common Stock issued to such Person rounded up in the aggregate to the nearest whole share of Buyer Common Stock.

2.4 Closing Calculations.

(a) No later than three (3) Business Days prior to the Closing Date, Company shall deliver to Buyer a statement certified by an executive officer of Company (the “Estimated Closing Statement”) setting forth Company’s good faith estimate of (A) Closing Cash, (B) Closing Company Group Debt, (C) Closing Company Group Short Term-Debt, (D) Closing Company Group Long-Term Debt, (E) Closing Company Group Net Debt and (F) Closing Company Group Net Short-Term Debt; provided, that Company may update the Estimated Closing Statement and deliver such updated Estimated Closing Statement to Buyer at any time prior to 12:01 a.m. New York time on the Closing Date.

(b) Not later than two (2) Business Days prior to the Closing Date, Buyer shall deliver to Company a statement certified by an executive officer of Buyer (the “Buyer Closing Statement”) setting forth (i) the Redemption Percentage and (ii) the Cash Consideration, the Closing Share Consideration, the Earnout Shares, and the Note Principal Amount. If Company updates the Estimated Closing Statement following the delivery of the Buyer Closing Statement, Buyer shall update the Buyer Closing Statement accordingly and deliver an updated Buyer Closing Statement to Company. Following the delivery of the Buyer Closing Statement, if Company has any objection to any amounts included in the Buyer Closing Statement, Buyer and Company shall reasonable cooperate in good faith to resolve any such objections.

(c) Not later than one (1) Business Day prior to the Closing Date, Company shall deliver to Buyer a statement certified by an executive officer of Company setting forth each Company Stockholder’s share of the Closing Transaction Consideration in accordance with Schedule II.

2.5 Issuance of Restricted Stock Units.

(a) Not less than five (5) Business Days prior to the filing with the SEC in preliminary form of the Proxy Statement, the Board of Directors of Buyer shall adopt, subject to approval as part of the Buyer Required

Stockholder Approvals, an equity incentive plan, in form and substance reasonably acceptable to Company, that provides for the issuance of restricted stock units and other forms of equity incentive awards by the Company subject to an aggregate cap on such awards equal to the sum of (i) 12% of the number of shares of Buyer Common Stock on a fully-diluted basis, plus (ii) an annual evergreen for 10 years equal to 5% of the number of shares of Buyer Common Stock outstanding as of the conclusion of Buyer immediately preceding Fiscal Year, plus (iii) a number of shares of Buyer Common Stock equal to the number restricted stock units listed on Schedule IV (the “Post-Closing Equity Incentive Plan”).

(b) Following the Closing, Buyer shall issue under the Post-Closing Equity Incentive Plan to each individual listed on Schedule IV a number of restricted stock units of Buyer set forth next to such individual’s name on Schedule IV, subject to the vesting restrictions and other conditions described on Schedule IV.

(c) Buyer shall take all corporate action necessary to reserve for issuance under the Post-Closing Equity Incentive Plan the aggregate number of restricted stock units set forth on Schedule IV.

2.6 Earnout.

(a) Earnout Payments. After the Closing, subject to the terms and conditions set forth herein, the Company Stockholders shall have the contingent right to receive additional shares of Buyer Common Stock from Buyer based on the performance of Buyer and its Subsidiaries during the Fiscal Year 2019 (the “2019 Earnout Year”) and Fiscal Year 2020 (the “2020 Earnout Year” and together with the 2019 Earnout Year, each an “Earnout Year” and collectively, the “Earnout Period”) as set forth in this Section 2.6(a) (the “Earnout Shares”). The aggregate number of Earnout Shares shall depend upon the Redemption Percentage as set forth in the tables below.

(i) In the event that (A) Revenue for Fiscal Year 2019 is equal to or greater than the product of the Pro forma Revenue multiplied by 1.3 (the “2019 Revenue Target”), and (B) Adjusted EBITDA for Fiscal Year 2019 is equal to or greater than the product of the Pro forma Adjusted EBITDA multiplied by 1.45 (the “2019 Adjusted EBITDA Target”), the aggregate number of Earnout Shares to be issued with respect to the 2019 Earnout Year (hereinafter the “2019 Earnout Shares”) shall equal the following:

Redemption Percentage	Less than 50.00%	Equal to or greater than 50.00% but less than or equal to 62.50%	Greater than 62.50% but less than or equal to 75.00%	Greater than 75.00% but less than 87.50%	Equal to or greater than 87.50%
Aggregate 2019 Earnout Shares	2,146,133	1,954,892	1,763,633	1,563,642	1,363,633

To the extent that the 2019 Adjusted EBITDA Target is satisfied and Revenue for Fiscal Year 2019 is at least 80% of the 2019 Revenue Target but less than the 2019 Revenue Target, then the above-number of aggregate 2019 Earnout Shares shall be reduced by 0.5% for every 1.0% Revenue for Fiscal Year 2019 is below the 2019 Revenue Target (for example, if the 2019 Revenue Target is US$100,000,000, Revenue for Fiscal Year 2019 is US$80,000,000 and the Redemption Percentage is 100%, the 2019 Earnout Shares shall equal 1,227,270 ((x) 1,363,633 multiplied by (y) 90%, rounded up to the nearest whole share)). Each Company Stockholder shall be entitled to receive the portion of the aggregate 2019 Earnout Shares due from Buyer under this Section 2.6(a)(i) as set forth on Schedule III.

(ii) In the event that (A) Revenue for Fiscal Year 2020 is equal to or greater than the product of the Revenue for Fiscal Year 2019 multiplied by 1.3 (the “2020 Revenue Target”), and (B) Adjusted EBITDA for Fiscal Year 2020 is equal to or greater than the product of Adjusted EBITDA for Fiscal Year 2019 multiplied by 1.45 (the “2020 Adjusted EBITDA Target”), the aggregate number of Earnout Shares (hereinafter the “2020 Earnout Shares”) shall equal the following:

Redemption Percentage	Less than 50.00%	Equal to or greater than 50.00% but less than or equal to 62.50%	Greater than 62.50% but less than or equal to 75.00%	Greater than 75.00% but less than 87.50%	Equal to or greater than 87.50%
Aggregate 2020 Earnout Shares	2,146,139	1,954,881	1,763,639	1,563,631	1,363,639

To the extent that the 2020 Adjusted EBITDA Target has been achieved and Revenue for Fiscal Year 2020 is at least 80% of the 2020 Revenue Target but less than the 2020 Revenue Target, then the above-number of aggregate 2020 Earnout Shares shall be reduced by 0.5% for every 1.0% Revenue for Fiscal Year 2020 is below the 2020 Revenue Target (for example, if the 2020 Revenue Target is US$120,000,000, Revenue for Fiscal Year 2020 is US$102,000,000 and the Redemption Percentage is 75.00%, the 2019 Earnout Shares shall equal 1,631,361 ((x) 1,763,633 multiplied by (y) 92.5%, rounded up to the nearest whole share)). Each Company Stockholder shall be entitled to receive the portion of the aggregate 2020 Earnout Shares due from Buyer under this Section 2.6(a)(ii) as set forth on Schedule III.

(iii) If for an Earnout Year, the conditions to the issuance of Earnout Shares as set forth in Section 2.6(a)(i) or Section 2.6(a)(ii), as applicable, are not met, no Earnout Shares shall be issued with respect to such Earnout Year. If for any Earnout Year there is a final determination in accordance with Section 2.6(d) that the Company Stockholders are entitled to receive Earnout Shares for such Earnout Year (or an Acceleration Event), then such Earnout Shares will be due and issuable upon such final determination (or Acceleration Event) and within 10 days thereafter Buyer shall issue and deliver or have its transfer agent issue and deliver to each Company Stockholder (i) certificates for such Company Stockholder’s share of such Earnout Shares, if shares of Buyer Common Stock are represented by certificates or (ii) such Company Stockholder’s share of such Earnout Shares via book-entry issuance.

(b) Earnout Acceleration. In the event that after the Closing and during the Earnout Period, (i) there is a Change of Control, (ii) any liquidation, dissolution or winding up of Buyer (whether voluntary or involuntary) is initiated, (iii) any bankruptcy, reorganization, debt arrangement or similar proceeding under any bankruptcy, insolvency or similar law, or any dissolution or liquidation proceeding, is instituted by or against Buyer, or a receiver is appointed for Buyer or a substantial part of its assets or properties, or (iv) Buyer makes an assignment for the benefit of creditors, or petitions or applies to any Governmental Authority for, or consents or acquiesces to, the appointment of a custodian, receiver or trustee for all or substantial part of its assets or properties (each of clauses (i) through (iv), an “Acceleration Event”), then any Earnout Shares that have not been issued by Buyer (whether or not previously earned and whether or not any Revenue or Adjusted EBITDA targets or thresholds have been achieved) shall be deemed earned and due by Buyer to the Company Stockholders upon such Acceleration Event. For purposes hereof, a “Change of Control” means the occurrence in a single transaction or as a result of a series of related transactions, of one or more of the following events: (i) a merger, consolidation, reorganization or similar business combination transaction involving Buyer, immediately after which, either (x) the Board of Directors of Buyer immediately prior to the merger, consolidation, reorganization or similar transaction does not constitute at least a majority of the board of directors of the Person surviving the merger or, if the surviving Person is a Subsidiary, the ultimate Buyer thereof or (y) the holders of Buyer Common Stock immediately prior to the consummation of such transaction do not directly own beneficially or of record immediately upon the consummation of such transaction outstanding equity interests that represent a majority of the combined voting power of the outstanding voting securities of the Person resulting from such merger, consolidation, reorganization or other transaction or, if the surviving Person is a Subsidiary, the ultimate Buyer thereof; (ii) a transaction in which a majority of Buyer’s voting securities are transferred to any Person, or any two more Persons acting as a group, and all Affiliates of such Person or Persons (each, a “Group”) or (iii) the consummation of the sale, lease or transfer of a majority of the assets of Buyer and its Subsidiaries, taken as a whole, to any Person or Group, in each case of clauses (i), (ii) and (iii), where the value of the aggregate consideration (whether in cash, securities and/or other property) received by each holder of Buyer Common Stock with respect to each share of Buyer Common Stock held by such holder equals at least $10.00 per share of Buyer Common Stock (subject to appropriate adjustments for stock splits, stock dividends, combinations and other recapitalizations).

(c) Dividends and Distributions. Any dividends or distributions declared with respect to Buyer Common Stock during the Earnout Period shall be set aside and not paid until the 2019 Earnout Shares and 2020 Earnout Shares have been issued to the Company Stockholders or, if either or both the 2019 Earnout Shares and the 2020 Earnout Shares are not earned and issued, then all such dividends or distributions declared during the Earnout Period shall be forfeited.

(d) Earnout Procedures. As soon as practicable (but in any event within 15 days) after the completion of the audited consolidated financial statements of Buyer and its Subsidiaries (prepared in accordance with GAAP and filed with the SEC) for each Earnout Year, Buyer’s Chief Financial Officer (the “CFO”) will prepare and deliver to the Seller Representative a written statement (each, an “Earnout Statement”) that sets forth the CFO’s determination in accordance with the terms of this Section 2.6 of the Adjusted EBITDA and Revenue for such Earnout Year based on such audited financial statements, and whether the Company Stockholders are entitled to receive any Earnout Shares for such Earnout Year. The Seller Representative will have 30 days after its receipt of an Earnout Statement to review it. To the extent reasonably required to complete its review of an Earnout Statement, Buyer and its Subsidiaries will provide the Seller Representative and its Representatives with reasonable access to the books and records of Buyer and its Subsidiaries, their respective finance personnel and any other information that the Seller Representative reasonably requests relating to the determination of Adjusted EBITDA, Revenue or the Earnout Shares issuable for such Earnout Year. The Seller Representative may deliver written notice to the CFO and Buyer on or prior to the 30th day after receipt of an Earnout Statement specifying in reasonable detail any items that it wishes to dispute and the basis therefor. If the Seller Representative fails to deliver such written notice in such 30 day period, the Seller Representative shall have waived its right to contest such Earnout Statement and the calculations set forth therein of the Adjusted EBITDA, Revenue or Earnout Shares for such Earnout Year. If the Seller Representative provides the CFO and Buyer with written notice of any objections to an Earnout Statement in such 30 day period, then the Seller Representative and the Buyer Representative will, for a period of 20 days following the date of delivery of such notice, attempt to resolve the Seller Representative’s objections and any written resolution by them as to any disputed amount will be final and binding for all purposes under this Agreement. If at the conclusion of such 20 day period the Seller Representative and the Buyer Representative have not reached an agreement on all the Seller Representative’s objections with respect to the Earnout Statement, then upon the written request of either party, the parties will refer the dispute to the Independent Expert for final resolution in accordance with the procedures set forth in Section 2.6(e). Buyer hereby agrees during the Earnout Period to use its reasonable best efforts to maintain a financial reporting system that enables the parties to calculate the Adjusted EBITDA, Revenue and Earnout Shares for purposes of this Section 2.6.

(e) If a dispute with respect to an Earnout Statement is submitted in accordance with Section 2.6(d) to the Independent Expert for final resolution, the Parties will follow the procedures set forth in this Section 2.6(e). Each of the Seller Representative and the Buyer Representative agrees to execute, if requested by the Independent Expert, a reasonable engagement letter with respect to the determination to be made by the Independent Expert. All fees and expenses of the Independent Expert will be borne by Buyer. The Independent Expert will determine only those issues still in dispute and the Independent Expert’s determination will be based solely upon and consistent with the terms and conditions of this Agreement. The determination by the Independent Expert will be based solely on presentations with respect to such disputed items by the Buyer Representative and the Seller Representative to the Independent Expert and not on the Independent Expert’s independent review; provided, that such presentations will be deemed to include any work papers, records, accounts or similar materials delivered to the Independent Expert by the Buyer Representative or the Seller Representative in connection with such presentations and any materials delivered to the Independent Expert in response to requests by the Independent Expert. With respect to any disputed item, the Independent Expert’s calculations shall be no greater than the highest amount calculated with respect to such item in the Earnout Statement or by the Seller Representative, as the case may be, and no lower than the lowest amount calculated with respect to such item in the Earnout Statement or by the Seller Representative, as the case may be. Each of the Seller Representative and the Buyer Representative will use their reasonable efforts to make their respective presentations as promptly as practicable following submission to the Independent Expert of the disputed items, and each such party will be entitled, as part of its presentation, to respond to the presentation of the other party and any questions and requests of the Independent Expert. In deciding any matter, the Independent Expert will be bound by the provisions of this Agreement, including this Section 2.6(e). It is the intent of the parties hereto that the Independent Expert procedures and the activities of the Independent Expert in connection herewith are not (and should not be considered to be or treated as) an arbitration proceeding or similar arbitral process and that no formal arbitration rules should be followed (including rules with respect to procedures and discovery). The Seller Representative and the Buyer Representative will request that the Independent Expert’s determination be made within 30 days after its engagement, or as soon thereafter as possible, will be set forth in a written statement delivered to the Buyer Representative and the Seller Representative and will be final, conclusive, non-appealable and binding for all purposes hereunder (other than manifest error).

(f) Future Operations. Following the Closing, the Buyer and its Subsidiaries, including the Company Group, will be entitled to operate their respective businesses based upon the good faith business requirements of the Buyer and its Subsidiaries. Each of the Buyer and its Subsidiaries, including the Company Group, will be permitted, following the Closing, to make changes at its sole discretion, based upon the good faith business requirements of the Buyer and its Subsidiaries, to its operations, organization, personnel, accounting practices and other aspects of its business, including actions that may have an impact on the ability of the Company Stockholders to earn the Earnout Shares; provided, that, (a) Buyer and its Subsidiaries shall use commercially reasonable efforts to maximize Revenue and Adjusted EBITDA in each of the Earnout Years and (b) each of Buyer and its Subsidiaries, including the Company Group, shall not take any actions specifically intended to, or not otherwise motivated by the good faith business requirement of Buyer and its Subsidiaries, to prevent or impede the achievement of Adjusted EBITDA or Revenue necessary to earn the maximum number of Earnout Shares or otherwise frustrate the earning of the Earnout Shares.

(g) Tax Treatment. The parties further agree that the issuance of any Earnout Shares under this Section 2.6, if any, shall be treated by the parties for federal, state and local income tax purposes (whether foreign or domestic) as an adjustment to the consideration paid for the purchase by Buyer of the Company Stock except as otherwise required by a change in applicable Law after the Agreement Date or a final determination within the meaning of Section 1313 of the Code (and any similar state, local or non-U.S. final determination).

2.7 Lock-Up Period; Stop-Transfer Notices.

(a) Lock-Up Agreement. Each Seller agrees that such Seller shall not Transfer any Buyer Common Stock issued to such Seller as part of the Closing Share Consideration or any Earnout Shares that may have been issued to such Seller until the earlier of (i) the first anniversary of the Closing Date or (ii) the date, following the Closing Date, on which (x) the last sale price of Buyer Common Stock equals or exceeds US$12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 trading day period commencing at least 150 days after the Closing Date or (y) Buyer’s completion of a liquidation, merger, stock exchange or other similar transaction that results in all of Buyer’s stockholders having the right to exchange their shares of Buyer Common Stock for cash, securities or other property (the “Lock-up Period”). For clarity, no restrictions under this Section 2.7(a) shall apply to any Earnout Shares issued after the expiration of the Lock-Up Period.

(b) Permitted Transfers. Notwithstanding the foregoing, during the Lock-up Period, Transfers of Transaction Securities are permitted to be made (a) in the case of an entity, as a distribution to its partners, stockholders or members; (b) in the case of an individual, by a bona fide gift to one of the members of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family, for estate planning purposes; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; provided, however, that in each case of clauses (a) through (d), these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions and the other terms described in this Section 2.7 to the extent and for the duration that such terms remain in effect at the time of the Transfer.

(c) Stop-Transfer Notice. Each holder of Buyer Common Stock, inclusive of any Person to whom shares of Buyer Common Stock have been Transferred by a Seller in accordance with Section 2.7(b)) (the “Holder”, and collectively the “Holders”) of Buyer Common Stock issued pursuant to this Agreement hereby authorizes Buyer during each applicable Lock-Up Period to cause its transfer agent for the shares of Buyer Common Stock that are subject to restriction on Transfer during the applicable Lock-Up Period (“Lock-up Shares”) to decline to transfer, and to note stop transfer restrictions on the stock register and other records relating to, such Lock-up Shares for which the undersigned is the record holder and, in the case of Lock-up Shares for which the Holder is the beneficial holder but not the record holder, such Holder agrees during the applicable Lock-Up Period to cause the record holder to cause the relevant transfer agent to decline to transfer, and to note stop transfer restrictions on the stock register and other records relating to, such Lock-up Shares, if such Transfer would constitute a violation or breach of this Agreement. In addition, any Holder who is not a resident of the United States and is not an accredited investor as defined under Rule 501 of Regulation D under the Securities Act hereby authorizes Buyer to instruct its transfer agent to note that such Transaction Securities were issued under an exemption from registration under Regulation S and to utilize the CREST electronic clearing system for the purpose of compliance with legend and transfer restriction requirements as provided for by Regulation S. In addition, each Holder agrees that Buyer may issue appropriate stop transfer instructions to its transfer agent in order to ensure compliance with the Securities Act, including as to Regulation S as applicable.

(d) Limited Exception to Satisfy Tax Liabilities. Notwithstanding anything to the contrary in Section 2.7(a), to the extent any Seller reasonably expects to incur a Tax obligation as a result of the receipt by such Seller of any Buyer Common Stock issued to such Seller as part of the Closing Share Consideration or any Earnout Shares, then, upon presentation of satisfactory evidence of such obligation to the Chief Executive Officer or Chief Financial Officer of Buyer, at the Chief Executive Officer’s or Chief Financial Officer’s sole discretion, such Seller shall be permitted to Transfer for value a sufficient number of shares Buyer Common Stock to satisfy such Tax obligation and, upon the determination of the Chief Executive Officer or Chief Financial Officer of Buyer that such a Transfer is otherwise permitted by Applicable Law, Buyer shall instruct its transfer agent to permit such Transfer notwithstanding Section 2.7(a) any stop transfer restrictions otherwise applicable under Section 2.7(c).

(e) Releases from Lock-Ups. Buyer will not grant an early release or waiver of the restrictions imposed by any lock-up agreement upon any of Buyer’s Sponsors during the Lock-Up Period unless a similar release or waiver, on a pro rata basis, is provided to the Sellers from the provisions of Section 2.7(a).

2.8 Further Assurances. If, at any time before or after the Closing, any of the Parties reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary to consummate the Transactions or to carry out the purposes and intent of this Agreement at or after the Closing, then Company, the Company Stockholders, Buyer and their respective officers and directors shall execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things reasonably necessary to consummate the Transactions and to carry out the purposes and intent of this Agreement.

2.9 Tax Withholding. Notwithstanding anything to the contrary contained in this Agreement, Buyer and the Company Group (or any other Person required to withhold with respect to any payment made under this Agreement) shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement (including the Earnout Shares) such amounts as are required to be deducted or withheld therefrom under any provision of Applicable Laws. To the extent that amounts are so deducted or withheld and paid over to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as set forth in a numbered or lettered section of the Company Disclosure Schedule that correspond to the sections of Article III of this Agreement and other sections of the Company Disclosure Schedule to the extent (i) such information is cross-referenced in another part of the Company Disclosure Schedule, or (ii) the relevance to such other section of Article III of this Agreement is reasonably apparent on the face of such disclosure, Company represents and warrants to Buyer that the statements contained in this Article III are true and correct on and as of the Agreement Date:

3.1 Organization and Good Standing. Company and each of its Subsidiaries (i) is a corporation or other organization duly organized, validly existing and in good standing or its jurisdictional equivalent under the laws of the jurisdiction of its incorporation, formation or organization (except, in the case of good standing or its jurisdictional equivalent, for entities organized under the laws of any jurisdiction that does not recognize such concept); (ii) has the requisite power and authority to own, operate and lease its properties and to carry on the Company Business; and (iii) is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except, in the case of (ii) and (iii) above, where the failure to be so qualified, licensed or in good standing or to obtain requisite power or authority has not had, and would not, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect on the Company Group.

3.2 Subsidiaries. Section 3.2 of the Company Disclosure Schedule sets forth each Subsidiary of Company as of the Agreement Date. Except as set forth in Section 3.2 of the Company Disclosure Schedule, all the outstanding shares of capital stock of, or other equity or voting interests in, each such Subsidiary are duly authorized, have been validly issued and are fully paid and nonassessable and are owned by Company, a wholly-owned Subsidiary of Company, or Company and another wholly-owned Subsidiary of Company, free and clear of all material Encumbrances of any kind or nature whatsoever, other than Company Permitted Encumbrances, except for restrictions imposed by applicable securities laws. Except as set forth in Section 3.2 of the Company Disclosure Schedule, other than the Subsidiaries of Company, neither Company nor any of its Subsidiaries owns any capital stock of, or other equity or voting interests of any nature in, or any interest convertible, exchangeable or exercisable for, capital stock of, or other equity or voting interests of any nature in, any other Person.

3.3 Power, Authorization and Validity.

(a) Power and Authority. Company has all requisite corporate power and corporate authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the Company Ancillary Agreements and to consummate the Transactions. The Transactions and the execution, delivery and performance by Company of this Agreement, each of the Company Ancillary Agreements and all other agreements, transactions and actions contemplated hereby or thereby, have been duly and validly approved and authorized by all requisite corporate action on the part of and no other corporate proceedings on the part of Company are necessary to approve this Agreement and each of the Company Ancillary Agreements or to authorize or consummate the Transactions.

(b) Enforceability. This Agreement has been duly executed and delivered by Company. This Agreement and each of the Company Ancillary Agreements are, or when executed by Company shall be, assuming the due authorization, execution and delivery by each other party hereto or thereto, valid and binding obligations of Company, enforceable against Company in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally and by the availability of equitable remedies (whether in proceedings at law or in equity) (collectively, the “Enforceability Exceptions”).

3.4 Capitalization of Company.

(a) Authorized and Outstanding Capital Stock of Company. The authorized capital stock of Company consists solely 117,408 shares of Company Stock, of which 110,593 shares of Company Stock are issued and outstanding as of the Agreement Date. The number of issued and outstanding shares of Company Stock held by each Company Stockholder as of the Agreement Date is set forth in Section 3.4(a) of the Company Disclosure Schedule. All issued and outstanding shares of Company Stock have been duly authorized and validly issued, are fully paid and nonassessable, were not issued in violation of any right of rescission, right of first refusal or preemptive right, and have been offered, issued, sold and delivered by Company in compliance with all requirements of Applicable Law and all material requirements set forth in applicable Company Material Contracts. There is no liability for dividends accrued and unpaid by Company.

(b) Options. No shares of Company Stock are subject to outstanding Company Options.

(c) No Other Rights. There are no stock appreciation rights, options, warrants, calls, rights, commitments, conversion privileges or preemptive or other rights or Contracts outstanding to purchase or otherwise acquire any shares of Company Stock, any securities or debt convertible into or exchangeable for Company Stock, or any other securities of Company or any of its Subsidiaries, or obligating Company to grant, extend or enter into any such option, warrant, call, right, commitment, conversion privilege or preemptive or other right or Contract or to redeem any shares of Company Stock or any other securities of Company or any of its Subsidiaries, other than the Company Charter Documents and Subsidiary Charter Documents. There are no voting agreements, registration rights, rights of first refusal, preemptive rights, co-sale rights or other restrictions applicable to outstanding securities of Company or any of its Subsidiaries, other than the Company Charter Documents, the Stockholders Agreement and the Subsidiary Charter Documents.

3.5 Consents; Conflict.

(a) No Consents. Except for approvals and notices set forth on Section 3.5(a) of the Company Disclosure Schedule, no consents or approvals of or notices to or filings, declarations or registrations with any Governmental Authority are necessary in connection with (i) the execution and delivery by Company of this Agreement or any of the Company Ancillary Agreements or (ii) the consummation of the Transactions, except where the lack of consent, approval, notice, filing, declaration or registration would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company Group.

(b) No Conflict. Neither the execution and delivery of this Agreement or any of the Company Ancillary Agreements by Company, nor the occurrence of the Closing, shall conflict with, result in a termination or breach or violation of (with or without notice or lapse of time, or both), or constitute a default, or require the consent, release, waiver or approval of any third party, under: (i) any provision of the Company Charter Documents, each as currently in effect; (ii) except as set forth on Section 3.5(a) of the Company Disclosure Schedule, any Applicable Law applicable to Company or any of its assets or properties; or (iii) except as set forth on Section 3.5(b) of the Company Disclosure Schedule, any Company Material Contract, except, in each case, where such conflict, termination, breach or violation, default, consent, or lack of consent, release, waiver or approval would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company Group.

3.6 Litigation. As of the Agreement Date, except as set forth in Section 3.6 of the Company Disclosure Schedule, (a) there is no action, suit, arbitration, mediation, proceeding, claim or, to Company’s Knowledge, investigation pending against Company or any of its Subsidiaries (or, to Company’s Knowledge, against any officer, director, employee or agent of Company or any of its Subsidiaries in their capacity as such) before any Governmental Authority and (b) to Company’s Knowledge, no such action, suit, arbitration, mediation, proceeding, claim or investigation referred to in clause (a) has been threatened in writing, in either case of clause (a) or (b) that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company Group. There is no judgment, decree, injunction, rule or order of any Governmental Authority outstanding against Company or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company Group.

3.7 Taxes. For purposes of this Section 3.7, all references to “Company” shall also include its predecessor and each of its Subsidiaries and their predecessors. Company (i) has or will have timely filed, or caused to be timely filed, taking into account valid extensions, all income and other material U.S. and other Company Jurisdiction federal, state, provincial, local, municipal and other Tax returns, including all schedules thereto and any elections and designations required thereby or referred to therein (“Returns”) required to be filed by it, except where the failure to so file would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company Group, which Returns are correct and complete in all material respects, (ii) has paid all Taxes required to be paid by it for which payment was due and other than such Taxes for which adequate reserves in the Company Financial Statements have been established and except for such Taxes the non-payment of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company Group, (iii) has established an adequate accrual or reserve for the payment of all Taxes payable in respect of the periods or portions thereof prior to the Balance Sheet Date for which payment has not yet been made, except where the failure to establish such accruals or reserves would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company Group, and (iv) has made (or will make) all estimated Tax payments and any installments or prepayments of Tax required to be made, except for such Tax payments, installments or prepayments the non-payment of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company Group.

3.8 Financial Statements; Books and Records.

(a) Financial Statements. Section 3.8(a) of the Company Disclosure Schedule includes the Company Financial Statements. The Company Financial Statements: (i) fairly present, in all material respects, the pro forma financial position of the Company and its Subsidiaries at the dates therein indicated and the pro forma results of operations and cash flows of the Company and its Subsidiaries for the periods therein specified; and (ii) have been prepared in accordance with Italian GAAP (in the case of Company) or Local GAAP (in the case of the Company’s Subsidiaries) consistently applied in accordance with Company’s or its applicable Subsidiary’s practices throughout the periods indicated and with each other, except for the absence of footnotes. The Company Group has no material liabilities or obligations, whether accrued or fixed, absolute or contingent, determined or determinable, including those arising under any law, action or governmental order and those arising under any Contract, of a type required to be reflected on a balance sheet prepared in accordance with Italian GAAP, except for (v) those shown on the Company Balance Sheet, (w) those incurred after the Balance Sheet Date in the Ordinary Course of Business of the Company Group, (x) liabilities set forth on Section 3.8(a) of the Company Disclosure Schedule or included in the calculation of Transaction Expenses, (y) other undisclosed liabilities and/or obligations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company Group, and (z) liabilities and/or obligations directly incurred under the terms of this Agreement.

(b) Charter Documents. Company has made available to Buyer correct and complete copies of Company’s Deed of Incorporation and By-Laws, each as amended to date (collectively, the “Company Charter Documents”) and the organizational and governance documents of each of Company’s Subsidiaries (collectively, the “Subsidiary Charter Documents”), and each such document is in full force and effect. Company is not in material violation of any of the provisions of the Company Charter Documents and no Subsidiary of the Company is in material violation of its respective Subsidiary Charter Documents.

3.9 Assets and Properties. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company Group, Company and each of its Subsidiaries has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets and properties (including those shown on the Company Balance Sheet) free and clear of all Encumbrances, other than (a) Company Permitted Encumbrances and (b) the rights of lessors or licensors under leasehold or licensed interests. The assets, rights and properties of Company and its Subsidiaries are sufficient for the operation of the Company Business as presently conducted, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company Group. Neither Company nor any of its Subsidiaries owns any real property.

3.10 Absence of Certain Changes. Since December 31, 2018, other than in the Ordinary Course of Business of the Company Group, there has not been, with respect to the Company Group, any:

(a) Material Adverse Effect;

(b) material amendment or change in the Company Charter Documents or Subsidiary Charter Documents;

(c) incurrence, creation or assumption of any Encumbrance on any material portion of the Company Group’s assets or properties (other than Company Permitted Encumbrances);

(d) except as set forth in Section 3.10(d) of the Company Disclosure Schedule, acceleration or release of any vesting condition to the right to exercise any option, warrant or other right to purchase or otherwise acquire any shares of its capital stock, or any acceleration or release of any right to repurchase shares of its capital stock upon the stockholder’s termination of employment or services with it or pursuant to any right of first refusal, in each case except pursuant to the transactions contemplated under this Agreement;

(e) license, sale, grant, assignment or other disposition or transfer, or any agreement or other arrangement for the licensing, sale, assignment or other disposition or transfer, of any material portion of its assets (including Company IP Rights (as defined in Section 3.12(a) and other intangible assets), properties or goodwill other than the sale or non-exclusive license of its products or services to its customers;

(f) declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, its capital stock, or any split, combination or recapitalization of its capital stock or any direct or indirect redemption, purchase or other acquisition of any of its capital stock or any material change in any rights, preferences, privileges or restrictions of any of its outstanding securities (other than repurchases of stock in accordance with the Company Stock Plan or applicable Contracts in connection with the termination of service of employees or other service providers);

(g) except as set forth on Section 3.10(g) of the Company Disclosure Schedule, material increase in the aggregate cash or equity compensation payable to any of its officers, directors, employees or agents;

(h) making by it of any material loan, advance or capital contribution to, or any material investment in, any of its officers, directors or stockholders or any firm or business enterprise in which any such person had a direct or indirect material interest at the time of such loan, advance, capital contribution or investment;

(i) making or entering into any Contract with respect to any acquisition of any material asset of the Company Group;

(j) any material change in accounting methods or practices (including any material change in depreciation or amortization policies or rates or revenue recognition policies or Tax accounting policies) or any revaluation of any of its material assets, except to the extent necessary to comply with Italian GAAP, Local GAAP, GAAP, other applicable accounting standards or Applicable Law; or

(k) announcement of or any entry into any Contract to do any of the things described in the preceding clauses (a) through (j) (other than negotiations and agreements with Buyer and its representatives regarding the Transactions).

3.11 Contracts, Agreements, Arrangements, Commitments and Undertakings. Sections 3.11(a)-(k) of the Company Disclosure Schedule set forth a list of each of the following Contracts, as of the Agreement Date, to which Company or any of its Subsidiaries is a party or to which Company, any of its Subsidiaries or any of the Company Group’s assets or properties is bound (other than with respect to the plans set forth on Section 3.16(c) of the Company Disclosure Schedule):

(a) any Contract having an outstanding principal amount in excess of US$500,000 evidencing indebtedness for borrowed money of any Company Group Member or the mortgaging, pledging or otherwise placing an Encumbrance on any material portion of the assets of the Company Group;

(b) any Contract under which any Company Group Member has provided or is the beneficiary of a guaranty, performance bond or similar agreement for an amount in excess of US$500,000;

(c) any Contract under which any Company Group Member is lessee of or holds or operates any asset, owned by any other Person, except for any lease of assets or Contract pursuant to which any Company Group Member holds or operates any asset under which the annual rental payments do not exceed US$500,000;

(d) any Contract under which any Company Group Member is lessor of or permits any third party to hold or operate any assets owned by the Company Group, except for any lease of assets or Contract pursuant to which any Company Group Member permits any third party to holds or operate any asset under which the annual rental payments do not exceed US$500,000;

(e) any material Contract pursuant to which any Company Group Member grants or receives rights in or to use any material Intellectual Property, but excluding (1) any Contract for commercially available “off the shelf” or “click through” software with an aggregate purchase price or annual license fee of less than US$25,000 per year, (2) non-exclusive licenses granted to customers of any Company Group Member and (3) referral agreements and reseller agreements in the Ordinary Course of Business of the Company Group;

(f) by its terms calls for aggregate payments or receipts by the Company Group under such Contract of at least $500,000 in the aggregate during the twelve-month period ending on December 31, 2018 or is reasonably expected to involve the payment or receipt by the Company Group of more than $1,000,000 in the aggregate;

(g) any Contract with an employee of any Company Group Member (except Contracts entered into in the Ordinary Course of Business with non-executive employees), officer or director of any Company Group Member;

(h) any Contract concerning the establishment or operation of a joint venture or partnership;

(i) any Contract that materially restricts the Company Group from (1) engaging in any aspect of the Company Group’s business, (2) participating or competing in any line of business, market or geographic area, or (3) freely setting prices for the Company Group’s products and services (including most favored customer pricing provisions);

(j) any Contract that grants any exclusive rights, rights of refusal, or rights of first negotiation to any Person; and

(k) any Contract pursuant to which any Company Group Member has acquired a business or entity, or substantially all of the assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets or otherwise.

A true and complete copy of each agreement or document, including any material amendments thereto, required by this Section 3.11 to be listed on Section 3.11 of the Company Disclosure Schedule has been made available to Buyer. Except as would not, individually or in the aggregate reasonably be expected to have a

Material Adverse Effect on the Company Group, as of the Agreement Date, each of the Company Material Contracts is a legal, valid and binding obligation of Company or its Subsidiary party thereto (assuming the due authorization, execution and delivery by the other parties thereto) and is in full force and effect and enforceable in accordance with its terms (subject to the Enforceability Exceptions).

Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company Group, Company and each of its Subsidiaries has performed all material obligations required to be performed by it to date under the Company Material Contracts, and there exists no default or event of default or event, occurrence, condition or act, with respect to Company or any of its Subsidiaries, or to the Company’s Knowledge, with respect to any other party to a Company Material Contract, which, with the giving of notice, the lapse of time or the happening of any other event or conditions, would reasonably be expected to (i) constitute a default or event of default under any Company Material Contract or (ii) give any third party (1) the right to declare a default or exercise any remedy under any Company Material Contract, (2) the right to accelerate the maturity or performance of any obligation of Company under any Company Material Contract, or (3) the right to cancel, terminate or modify any Company Material Contract. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company Group, neither Company nor any of its Subsidiaries has received any written notice or other written communication regarding any actual or possible violation or breach of or default under, or intention to cancel, call a default under, or adversely modify, any Company Material Contract.

3.12 Intellectual Property.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company Group, to Company’s Knowledge, and except as set forth in Section 3.12(a) of the Company Disclosure Schedule, a Company Group Member owns or has a right to use or license to all Intellectual Property used in any Company Product or Service (such Intellectual Property being hereinafter collectively referred to as the “Company IP Rights”). As used in this Agreement, “Company-Owned IP Rights” means Company IP Rights that are owned by a Company Group Member; “Company Licensed IP Rights” means Company IP Rights that are licensed to a Company Group Member by a third party; and “Company Product or Service” means each of the current commercial products and services designed, developed, produced, manufactured, assembled, sold, leased, licensed, marketed, distributed or otherwise made commercially available by the Company Group as of the Agreement Date that are material to the Company Business. The representations of this Section 3.12(a) do not constitute Intellectual Property non-infringement representations, which are covered by Section 3.12(b) below.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company Group, to Company’s Knowledge, neither the operation of the Company Business as presently conducted nor the use, development, manufacture, marketing, license, sale, distribution or furnishing of any Company Product or Service currently used, and to the extent of such use, infringes or misappropriates any Intellectual Property right of any other party. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company Group, there is no pending, or, to Company’s Knowledge, threatened, claim or litigation contesting the validity, ownership or right of the Company Group to use, develop, make, market, license, sell, distribute or furnish any Company Product or Service, nor has the Company Group received any written notice asserting that any Company Product or Service or the use, development, manufacture, marketing, licensing, sale, distribution, furnishing or disposition thereof infringes the Intellectual Property rights of any other party. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company Group, to Company’s Knowledge, the Company Group has not received any written notice from any third party alleging it is infringing, or requesting on an unsolicited basis that it enter into a license under, any third party patents. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company Group, none of the Company-Owned IP Rights or Company Products or Services of the Company Group is subject to any proceeding or outstanding order or stipulation restricting in any material manner the use, development, manufacture, marketing, licensing, sale, distribution, furnishing or disposition by the Company Group of any Company-Owned IP Rights, any Company Product or Service. The foregoing does not apply to office actions in the ordinary course of prosecution by the U.S. Patent and Trademark Office or any other Governmental Authority.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company Group, to Company’s Knowledge, no current or former employee, consultant or independent contractor of any Company Group Member: (i) is in violation of any term or covenant of any employment contract, patent disclosure agreement, invention assignment agreement, nondisclosure agreement, noncompetition agreement or any other Contract with any other Person by virtue of such employee’s, consultant’s or independent contractor’s being employed by, or performing services for, a Company Group Member or using trade secrets or proprietary information of others without permission; or (ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for any Company Group Member that is subject to any Contract under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights in or to such technology, software or other copyrightable, patentable or otherwise proprietary work.

(d) The Company Group has taken reasonable steps under the circumstances to protect, preserve and maintain the secrecy and confidentiality of the Company-Owned IP Rights with respect to which the Company Group wishes to maintain as confidential and that is not otherwise disclosed by the Company Group’s published patents, patent applications or copyrights. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company Group, no current employee, officer, director, consultant or independent contractor of any Company Group Member has any right, license, claim or interest whatsoever in or with respect to any Company-Owned IP Rights, subject to statutory reversionary rights and waivers of any moral rights.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company Group, to Company’s Knowledge, all registered patents, industrial design patents, trademarks and service marks that are Company-Owned IP Rights are currently in compliance with all applicable legal requirements. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company Group, a Company Group Member owns exclusively, and has good title to, all material copyrighted works that the Company Group purports to own.

(f) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company Group, the Company Group owns all right, title and interest in and to all Company-Owned IP Rights free and clear of all Encumbrances (other than Company Permitted Encumbrances) and licenses (other than licenses and rights granted in the Ordinary Course of Business of the Company Group).

(g) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company Group, no third party has exclusive rights to any Company-Owned IP Rights or the exclusive right to sublicense any of Company-Owned IP Rights. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company Group, the Company Group has not agreed to transfer ownership of Company-Owned IP Rights to any third party.

(h) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company Group, to Company’s Knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any material Company-Owned IP Rights by any third party, including any employee or former employee of any Company Group Member.

(i) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company Group, the Company Group, is in compliance with: (i) all Applicable Laws and standards relating to privacy and data protection and (ii) the Company Group’s privacy policies. To Company’s

Knowledge, the Company Group has not received any written claim or written complaint regarding its non-compliance in any material respect with privacy or data protection laws and/or in respect of its processing of personal information.

3.13 Compliance with Laws and Permits.

(a) Company and each of its Subsidiaries is in compliance with all Applicable Laws, except for such non-compliance as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company Group; provided, however, that Company makes no representation and warranty under this Section 3.13(a) as to any Applicable Law as to which Company specifically makes a representation and warranty elsewhere in this Article III, including such representations and warranties as are qualified by (i) Material Adverse Effect or materiality (or words of similar effect) or (ii) reference to information disclosed on a Company Disclosure Schedule.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company Group, to Company’s Knowledge, Company and each of its Subsidiaries holds all material permits, licenses and approvals from, and has made all material filings with, Governmental Authorities, that are necessary and/or legally required to be held by it to conduct the Company Business as presently conducted without any violation of Applicable Law (“Governmental Permits”), and all such Governmental Permits are valid and in full force and effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company Group, Company has not received any written notice or other written communication from any Governmental Authority regarding (i) any violation of the terms of any Governmental Permit or any failure to comply with any term or requirement of any Governmental Permit or (ii) any revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Permit.

3.14 Certain Business Practices.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company Group, neither any Company Group Member, nor to Company’s Knowledge any of its Representatives while acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any similar anti-corruption Applicable Laws, (iii) made any other unlawful payment or (iv) directly or indirectly, unlawfully given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder Company or assist it in connection with any actual or proposed transaction.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company Group, the operations of the Company Group are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Legal Proceeding involving the Company Group with respect to the any of the foregoing is pending or, to Company’s Knowledge, threatened.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company Group, none of the Company Group Members nor any of director or officer of any of the Company or any Subsidiary, or, to Company’s Knowledge, any other Representative acting on behalf of the Company Group is currently identified on the Specially Designated Nationals list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and the Company Group has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any country sanctioned by OFAC or for the purpose of unlawfully financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five fiscal years.

3.15 Certain Transactions and Agreements. To the Company’s Knowledge, none of the officers or directors of Company, and no Company Stockholder holding 10% or more of the outstanding shares of Company Stock, nor any immediate family member of an officer or director of Company, (a) has a direct ownership interest of more than 10% of the equity ownership of any firm or corporation that competes with, or does a material amount of business with the Company Group or (b) is a party to any transaction with the Company Group that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC.

3.16 Employees, ERISA and Other Compliance.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company Group, the Company Group currently is in compliance, with all Applicable Laws relating to employment, employment practices, immigration, wages, hours, and terms and conditions of employment, including employee compensation matters, and has correctly classified employees as exempt employees and nonexempt employees if required under the U.S. Fair Labor Standards Act or any other Applicable Laws. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company Group, all independent contractors providing services to the Company Group have been properly classified as independent contractors for purposes of U.S. federal and applicable state, provincial or non-U.S. Tax laws, laws applicable to employee benefits and other Applicable Law. To Company’s Knowledge, no officer or executive or key consultants of any Company Group Member have given written notice to such Company Group Member of an intention to terminate his or her employment or consulting relationship with such Company Group Member.

(b) To Company’s Knowledge, no Company Group Member is now subject to a union organizing effort to organize or represent any group of employees of such Company Group Member. No Company Group Member is subject to any collective bargaining agreement with respect to any of its employees or subject to any other Contract with any trade or labor union, employees’ association or similar organization. There are no unresolved labor disputes pending between any Company Group Member and any employee of such Company Group Member that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

(c) As used in this Section 3.16, “Company Benefit Arrangement” means each “employee benefit plan” as defined in Section 3(3) of ERISA and each material plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), life and health benefits (including medical, mental health, dental, vision and hospitalization), workers’ compensation benefits, vacation benefits, severance benefits, supplemental unemployment benefits, material fringe benefits, disability benefits, death benefits, hospitalization benefits, retirement benefits, deferred compensation, profit-sharing, tax equalization, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits for employees, consultants or directors that is entered into, maintained or contributed to by Company or any Subsidiary or pursuant to which Company has any liability.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company Group, with respect to each Company Benefit Arrangement:

(i) such Company Benefit Arrangement has been established, registered, qualified, funded, invested and administered in accordance with, and are in good standing under, all Applicable Laws that are applicable to such Company Benefit Arrangement and the terms of such Company Benefit Arrangements;

(ii) all contributions or premiums required to be made by the Company Group under the terms of such Company Benefit Arrangements or by Applicable Law have been made in a timely fashion; and

(iii) had no withdrawals, applications or transfers of assets from such Company Benefit Arrangements except in accordance with the terms of such Company Benefit Arrangements and Applicable Law.

To Company’s Knowledge, as of the Agreement Date, no such Company Benefit Arrangement, nor any related trust or other funding medium thereunder, is subject to any pending or threatened investigation, examination or other legal proceeding, initiated by any Governmental Authority or by any other Person (other than routine claims for benefits) which would, if not decided in the Company Group’s favor, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company Group.

(e) Each Company Benefit Arrangement that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or approval letter from the IRS with respect to such qualification, or is the subject of a favorable advisory or opinion letter as to its qualification, issued by the IRS, or has time remaining for application to the IRS for a determination of the qualified status of such Company Benefit Arrangement for any period for which such Company Benefit Arrangement would not otherwise be covered by an IRS determination. To Company’s Knowledge, no action or event has occurred since the date of the most recent determination or advisory or opinion letter relating to any such Company Benefit Arrangement that would adversely affect the tax-qualified status of any such plan or related trust.

(f) Except as required by Section 4980B of the Code or any other Applicable Law, no Company Benefit Arrangement provides post-employment medical or health benefits.

3.17 Transaction Expenses.

(a) Except for Northland Securities, Inc., and GCA Altium S.r.l, neither Company nor any other Company Group Member is obligated for the payment of any brokerage, finders or other similar fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Transactions.

(b) The legal and accounting advisors, independent auditors, and any other Persons, to whom the Company Group expects as of the Agreement Date that it will owe fees and expenses that will constitute Transaction Expenses are set forth on Section 3.17(b) of the Company Disclosure Schedule.

3.18 Insurance. There is no claim pending under any insurance policies under which any Company Group Member is insured as to which coverage has been questioned, denied or disputed by the underwriters of such policies, except for such claims as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company Group. All premiums due and payable under all such insurance policies have been timely paid, and the Company Group is otherwise in compliance with the terms of such policies, except for such non-payment or non-compliance as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company Group. Company has no Knowledge of any written threatened termination of, or material premium increase with respect to, any of such insurance policies. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company Group, neither Company nor any of its Subsidiaries has been refused any insurance with respect to any aspect of the Company Business, nor has its coverage been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance.

3.19 Environmental Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company Group, (i) the Company Group is in compliance with all Environmental Laws

(as defined below), which compliance includes the possession by the Company Group of all material Governmental Permits required under applicable Environmental Laws and compliance with the terms and conditions thereof, (ii) the Company Group has not received any written notice or other written communication from a Governmental Authority that alleges that the Company Group is not in compliance with any Environmental Laws, and (iii) to Company’s Knowledge, there are no circumstances that may prevent or interfere with the compliance by Company with any Environmental Laws.

(b) For the sole purpose of this Section 3.19: (i) “Environmental Laws” means any U.S. or Canadian federal, state, provincial, local, or foreign statute, decree, ordinance, law, regulation or other legal requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), and/or the emission, discharge, release or threatened release of Materials of Environmental Concern or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (ii) “Materials of Environmental Concern” means chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other such substance that is currently regulated under any applicable Environmental Laws or that is otherwise a material danger to health, reproduction or the environment.

3.20 Export Control Laws. The Company Group is in compliance in all respects with all Export Control Laws applicable to it, except where the failure to be in compliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company Group. Without limiting the foregoing: (a) the Company Group has obtained all export licenses and other approvals required for its exports of products, software and technologies required by any Export Control Law and all such approvals and licenses are in full force and effect; (b) the Company Group is in compliance with the terms of such applicable export licenses or other approvals; and (c) there are no claims pending or threatened in writing against any Company Group Member with respect to such export licenses or other approvals, except with respect to clauses (a), (b) and (c) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company Group.

3.21 Investment Company Act. Company is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act.

3.22 Accuracy of Information Supplied. Company represents and warrants that none of the information supplied by Company for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority with respect to the Transactions; (b) in the Proxy Statement; or (c) in the mailings or other distributions to Buyer’s stockholders and/or prospective investors with respect to the consummation of the Transactions or in any amendment to any of documents identified in clauses (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, but in each case only to the extent that the untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with the information provided. Notwithstanding the foregoing, Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of Buyer or its Affiliates.

3.23 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, neither Company nor any other Person makes any other express or implied representation or warranty on behalf of Company or any of its Subsidiaries.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller, severally solely as to itself and not jointly and severally, represents and warrants to Buyer that the statements contained in this Article III are true and correct on and as of the Agreement Date (except that the representations and warranties in Section 4.3(d) are made only by each Seller that both (a) is not a resident of the United States and (b)  is not an accredited investor as defined under Rule 501 of Regulation D under the Securities Act):

4.1 Power, Authorization and Validity.

(a) Power and Authority. Such Seller has all requisite power and authority to enter into, execute, deliver and perform its obligations under this Agreement and the Company Ancillary Agreements to which such Seller is, or will be, a party and to consummate the Transactions. If such Seller is not an individual, the Transactions and the execution, delivery and performance by such Seller of this Agreement and the Company Ancillary Agreements to which such Seller is, or will be, a party, and all other agreements, transactions and actions contemplated hereby, have been duly and validly approved and authorized by all requisite action on the part of such Seller.

(b) No Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority, or any other Person, governmental or otherwise, is necessary or required to be made or obtained by any Seller to enable such Seller to lawfully execute and deliver, enter into, and perform its obligations under this Agreement or the Company Ancillary Agreements to which such Seller is, or will be, a party or to consummate the Transactions, except where the lack of consent, approval, order, authorization or failure to make such registration, declaration or filing would not, individually or in the aggregate, materially impair such Seller’s performance of its obligations under this Agreement or such Company Ancillary Agreements or ability to consummate the Transactions.

(c) Enforceability. This Agreement and the Company Ancillary Agreements to which such Seller is, or will be, a party have, or when executed will have, been duly executed and delivered by such Seller. This Agreement and the Company Ancillary Agreements to which such Seller is, or will be, a party, is, or when executed by such Seller shall be, assuming the due authorization, execution and delivery by each other party hereto, valid and binding obligations of such Seller, enforceable against such Seller in accordance with its terms, subject to the Enforceability Exceptions.

4.2 Title to Company Common Stock. Such Seller owns of record and beneficially the Company Stock set forth next to such Seller’s name on Schedule I; and such shares of Company Stock represent all of the issued and outstanding capital stock of the Company owned by such Seller. Such Seller has good and valid title to such shares of Company Stock, free and clear of all Encumbrances, except for restrictions under the Company Charter Documents and the Stockholders Agreement.

4.3 Acquisition of Buyer Common Stock.

(a) Acquisition for Own Account. Such Seller confirms, that the shares of Buyer Common Stock to be acquired by such Seller will be acquired for investment for such Seller’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Seller has no present intention of selling, granting any participation in, or otherwise distributing the same, other than sales to cover any Taxes owed by such Seller in connection with the Transactions. By executing this Agreement, such Seller further represents that such Seller does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Buyer Common Stock.

(b) Restricted Securities. Each Seller understands that any Buyer Common Stock issued to it pursuant to the Transactions will be characterized as “restricted securities” under the U.S. federal securities laws, inasmuch as they are being acquired from Buyer in a transaction not involving a public offering, and that under such laws and applicable regulations such Buyer Common Stock may not be resold without registration under the Securities Act, except in certain limited circumstances. Such Seller represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act. Such Seller further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including the time and manner of sale, the holding period for the Buyer Common Stock, and on requirements relating to Buyer that are outside such Seller’s control, and which Buyer is under no obligation and may not be able to satisfy.

(c) Status of Investor. Such Seller has such knowledge, skill and experience in business, financial and investment matters that it is capable of evaluating the merits and risks of an investment in the Buyer Common Stock. With the assistance of such Seller’s own professional advisors, to the extent that such Seller has deemed appropriate, such Seller has made its own legal, tax, accounting and financial evaluation of the merits and risks of an investment in the Buyer Common Stock and the consequences of this Agreement. Such Seller has considered the suitability of the Buyer Common Stock as an investment in light of its own circumstances and financial condition and such Seller is able to bear the risks associated with an investment in the Seller and its authority to invest in the Buyer Common Stock.

(d) Regulation S Representations. Neither such Seller nor its Affiliates (for purposes of this Section 4.3(d) as defined in Regulation 501 under the Securities Act), nor any Persons acting on such Seller’s or its Affiliates’ behalf, has engaged or will engage in any directed selling efforts with respect to any Transaction Securities, and such Seller, its Affiliates, and any Person acting on such Seller’s or its Affiliates’ behalf, have complied and will comply with the offering restrictions requirement of Regulation S. The Transaction Securities have not been and will not be registered under the Securities Act, and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in accordance with Regulation S or pursuant to an exemption from the registration requirements of the Securities Act. Each Seller represents, warrants and undertakes that it has not offered or sold, and will not offer and sell any Transaction Securities (i) as part of their distribution at any time and (ii) otherwise until six months after the Closing Date, except in accordance with Regulation S, and it has not and will not engage in any hedging transactions involving Transaction Securities unless in compliance with the Securities Act. Each Seller also agrees that, at or prior to confirmation of sale of Securities, it will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases Transaction Securities from it during the distribution compliance period a confirmation or notice to substantially the following effect:

“The securities covered hereby have not been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of their distribution at any time or (ii) otherwise until six months after the Closing Date, except in accordance with Regulation S under the Securities Act. No hedging transaction can be conducted with regard to the securities except as permitted by the Securities Act. Terms used above have the meanings given to them by Regulation S.”

Capitalized terms used herein that are defined in Regulation S under the Securities Act (“Regulation S”) shall have the meanings given such terms in Regulation S. In the event of any conflict between a definition in Regulation S and a definition under this Agreement, the definition under Regulation S shall govern for purposes of this Section 4.3(d).

4.4 Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation to other Persons in connection with the Transactions based on any arrangement or agreement to which such Seller is a party or to which such Seller is subject for which Buyer or the Company Group could become obligated after the Closing.

4.5 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, neither the Sellers nor any other Person makes any other express or implied representation or warranty on behalf of any Seller in connection with the Transactions.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth (a) in a numbered or lettered section of the Buyer Disclosure Schedule that correspond to the sections of Article V of this Agreement and other sections of the Buyer Disclosure Schedule to the extent (i) such information is cross-referenced in another part of the Buyer Disclosure Schedule or (ii) the relevance to such other section of Article V of this Agreement is reasonably apparent on the face of such disclosure or (b) Buyer’s SEC Documents that are available on the SEC’s website through EDGAR prior to the Agreement Date (other than disclosures in the “Risk Factors” or “Forward Looking Statements” sections of any SEC Document to the extent that such disclosure is predictive or forward-looking in nature), Buyer represents and warrants to Company and Sellers that the statements contained in this Article V are true and correct on and as of the Agreement Date:

5.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as presently proposed to be conducted. Buyer is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not would not reasonably be expected to have a Material Adverse Effect on Buyer. Buyer has provided to Company correct and complete copies of the Buyer Organizational Documents. Buyer is not in violation of the Buyer Organizational Documents.

5.2 Power, Authorization and Validity.

(a) Buyer has all requisite corporate power and corporate authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the Buyer Ancillary Agreements to which it is a party and to consummate the Transactions. The Transactions and the execution, delivery and performance by Buyer of this Agreement, each of the Buyer Ancillary Agreements to which it is a party and all other agreements, transactions and actions contemplated hereby or thereby have been duly and validly approved and authorized by all requisite corporate action on the part of Buyer and no other corporate proceedings on the part of Buyer are necessary to approve this Agreement and each of the Buyer Ancillary Agreements or to authorize or consummate the Transactions other than the Required Buyer Stockholder Approval.

(b) No Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is necessary or required to be made or obtained by Buyer to enable Buyer to lawfully execute and deliver, enter into, and perform its obligations under this Agreement and each of the Buyer Ancillary Agreements to which it is a party or to consummate the Transactions, except where the breach or violation or the lack of consent, approval, notice, filing, declaration or registration would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer.

(c) Enforceability. This Agreement has been duly executed and delivered by Buyer. This Agreement and each of the Buyer Ancillary Agreements are, or when executed by Buyer, shall be, assuming the due authorization, execution and delivery by each other party hereto or thereto, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, subject to the Enforceability Exceptions.

5.3 No Conflict. Neither the execution and delivery of this Agreement or any of the Buyer Ancillary Agreements by Buyer, nor the occurrence of the Closing, shall conflict with, result in a termination, breach or violation of (with or without notice or lapse of time, or both), or constitute a default, or require the consent, release, waiver or approval of any third party, under: (a) any provision of the Buyer Organizational Documents or; (b) any Applicable Law applicable to Buyer, or any of its assets or properties; or (c) any Contract to which Buyer is a party or by which Buyer, or any of its material assets or properties are bound, except in each case, where such conflict, termination, breach, violation, default, consent, or lack of consent, release, waiver or approval would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer.

5.4 Litigation. (a) There is no action, suit, arbitration, mediation, proceeding, claim or investigation pending against Buyer (or, to Buyer’s Knowledge, against any officer, director, employee or agent of Buyer in their capacity as such) before any Governmental Authority and (b) to the Knowledge of Buyer, no such action, suit, arbitration, mediation, proceeding, claim or investigation referred to in clause (a) has been threatened in writing, in either case of clause (a) or (b) that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer. There is no judgment, decree, injunction, rule or order of any Governmental Authority, arbitrator or mediator outstanding against Buyer. Buyer has no action, suit, arbitration, mediation, proceeding, claim or investigation pending against any Governmental Authority or other Person.

5.5 Board Approval. The Board of Directors of Buyer has, as of the Agreement Date, at a meeting duly called and held or by unanimous written consent, adopted resolutions (i) approving this Agreement and the consummation of the Transactions upon the terms and subject to the conditions set forth in this Agreement, (ii) determining that the terms of the Agreement and the Transactions constitute a Business Combination and are fair to, and in the best interests of, Buyer and its stockholders, (iii) directing that this Agreement be submitted to the stockholders of Buyer for adoption, (iv) recommending that its stockholders adopt this Agreement and approve the Transactions and (v) declaring that this Agreement is advisable. Such resolutions have not been amended or rescinded by the Board of Directors of Buyer prior to the Agreement Date.

5.6 Capitalization; Regulation S.

(a) The authorized capital stock of Buyer as of the Agreement Date consists solely of 100,000,000 shares of Buyer Common Stock. The issued and outstanding Buyer Securities as of the date of this Agreement are set forth in Section 5.6(a) of the Buyer Disclosure Schedule. All outstanding shares of Buyer Common Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, Applicable Law or the Buyer Organizational Documents or any Contract to which Buyer is a party. None of the outstanding Buyer Securities has been issued in violation of any applicable securities laws. Buyer does not have any Subsidiaries or own any equity interests in any other Person.

(b) Except as set forth in Section 5.6(b) of the Buyer Disclosure Schedule, there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Debt having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Buyer Ancillary Agreements), (A) relating to the issued or unissued shares of capital stock of Buyer or any other securities of Buyer, (B) obligating Buyer to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such shares or any other securities of Buyer, or (C) obligating Buyer to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such shares or any other securities of Buyer. Other than the Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of Buyer to repurchase, redeem or otherwise acquire any shares of capital stock of Buyer or any other securities of Buyer or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Section 5.6(b) of the Buyer Disclosure

Schedule, there are no shareholders agreements, voting trusts or other agreements or understandings to which Buyer is a party with respect to the voting of any shares of capital stock or other securities of Buyer.

(c) All Debt of Buyer is disclosed in Section 5.6(c) of the Buyer Disclosure Schedule. No Debt of Buyer contains any restriction upon: (i) the prepayment of any such Debt, (ii) the incurrence of Debt by Buyer or (iii) the ability of Buyer to grant any Encumbrance on its properties or assets.

(d) Since its respective date of formation, except as expressly contemplated by this Agreement, Buyer has not declared or paid any distribution or dividend in respect of its shares of capital stock and has not repurchased, redeemed or otherwise acquired any of its shares of capital stock, and neither Buyer’s Board of Directors has authorized any of the foregoing.

(e) None of Buyer or any of its Affiliates (for purposes of this Section 5.6(e) as defined in Regulation 501 under the Securities Act) nor any Person acting on behalf of Buyer or its Affiliates has engaged or will engage in any directed selling efforts (as defined in Regulation S) in connection with the offering of the Transaction Securities and Buyer has complied and will comply with the offering restrictions requirement of Regulation S.

5.7 SEC Filings and Buyer Financials.

(a) Buyer, since its formation, has filed all SEC Documents with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such SEC Documents required to be filed subsequent to the Agreement Date. Except to the extent available on the SEC’s web site through EDGAR, Buyer has delivered to Company copies in the form filed with the SEC of all of the following: (i) Buyer’s annual reports on Form 10-K for each fiscal year of Buyer beginning with the first year Buyer was required to file such a form; (ii) Buyer’s quarterly reports on Form 10-Q for each fiscal quarter that Buyer filed such reports to disclose its quarterly financial results and (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by Buyer with the SEC (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Public Certifications are each true as of their respective dates of filing. As used in this Section 5.7, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC. (A) The Buyer Public Units, the Buyer Common Stock, the Buyer Public Rights and the Buyer Public Warrants are listed on the NYSE, (B) Buyer has not received any written deficiency notice from the NYSE relating to the continued listing requirements of such Buyer Securities, (C) there are no Legal Proceedings pending or, to the Knowledge of Buyer, threatened against Buyer by the Financial Industry Regulatory Authority or any other Person with respect to the continued listing of the Buyer Securities on the NYSE, including any intention by such entity to suspend, prohibit or terminate the quoting of such Buyer Securities on the NYSE and (D) such Buyer Securities are in compliance with all of the applicable listing and corporate governance rules of the NYSE.

(b) None of (a) any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority with respect to the Transactions; (b) the Proxy

Statement; or (c) the mailings or other distributions to Buyer’s stockholders and/or prospective investors with respect to the consummation of the Transactions or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(c) The financial statements and notes contained or incorporated by reference in the SEC Reports (the “Buyer Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of Buyer at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K promulgated by the SEC, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(d) Buyer has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 and paragraph (e) of Rule 15d-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act. Buyer’s disclosure controls and procedures are designed to ensure that all information (both financial and non-financial) required to be disclosed by Buyer in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Buyer’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of SOX. Buyer’s management has completed an assessment of the effectiveness of Buyer’s disclosure controls and procedures and, to the extent required by Applicable Law, presented in any applicable SEC Report, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. Based on Buyer’s management’s most recently completed evaluation of Buyer’s internal control over financial reporting, (i) Buyer had no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect Buyer’s ability to record, process, summarize and report financial information and (ii) Buyer does not have Knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer’s internal control over financial reporting.

(e) Except as and to the extent reflected or reserved against in the Buyer Financials, Buyer has not incurred any liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that is not adequately reflected or reserved on or provided for in the Buyer Financials, other than liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since Buyer’s formation in the Ordinary Course of Business.

5.8 Absence of Certain Changes. As of the Agreement Date, except as set forth in Section 5.8 of the Buyer Disclosure Schedule, Buyer, since its formation, has (a) conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Company Group and the negotiation and execution of this Agreement) and related activities and (b) not been subject to a Material Adverse Effect.

5.9 Compliance with Laws. Buyer is, and has since its formation been, in compliance with all Applicable Laws except for such noncompliance which would not reasonably be expected to have a Material Adverse Effect on Buyer, and Buyer has not received written notice alleging any violation of any Applicable Law in any material respect by Buyer.

5.10 Actions; Orders; Permits. There is no pending or, to the Knowledge of Buyer, threatened Legal Proceeding to which Buyer is subject which would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Buyer. There is no material Legal Proceeding that Buyer has pending against any other Person. Buyer is not subject to any judgement, decree, injunction, rule or order of any Governmental Authority, nor are any such judgments, decrees, injunctions, rules or orders pending. Buyer holds all material permits, licenses and approvals from, and has made all material filings with, Governmental Authorities necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold any such permit, license or approval, to have made such filing or for such permit, license or approval to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer.

5.11 Certain Business Practices.

(a) Except as would not be material to Buyer, neither Buyer, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, (iii) made any other unlawful payment or (iv) since the formation of Buyer, directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder Buyer or assist it in connection with any actual or proposed transaction.

(b) The operations of Buyer are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Legal Proceeding involving Buyer with respect to the any of the foregoing is pending or, to the knowledge of Buyer, threatened.

(c) Except as would not be material to Buyer, none of Buyer nor any of its directors or officers, or, to the Knowledge of Buyer, any other Representative acting on behalf of Buyer is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, and Buyer has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five fiscal years.

5.12 Taxes and Returns.

(a) Buyer has or will have timely filed, or caused to be timely filed, all income and other material Returns required to be filed by it, which Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Buyer Financials have been established in accordance with GAAP. Section 5.12(a) of the Buyer Disclosure Schedule sets forth each jurisdiction where Buyer files or is required to file a Return with respect to income or other material Taxes. There are no audits, examinations, investigations or other proceedings pending against Buyer in respect of any Tax, and Buyer has not been notified in writing of any proposed Tax claims or assessments against Buyer (other than, in each case, claims or assessments that have been settled or otherwise resolved in full). There are no Encumbrances with respect to any Taxes upon any of Buyer’s assets, other than Buyer Permitted Encumbrances. Buyer has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by Buyer for any extension of time within which to file any Return or within which to pay any Taxes shown to be due on any Return. Buyer has no liability for the Taxes of any Person under Section 1.1502-6 of the U.S. Treasury Regulations (or any similar provision of state, local or non-U.S. Law), under contract, as a transferee or successor, or by operation of Applicable Law.

(b) Since the date of its incorporation, Buyer has not (i) changed any Tax accounting methods, policies or procedures except as required by a change in law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax liability or refund.

5.13 Employees and Employee Benefit Plans. Buyer does not (a) have any employees or (b) maintain, sponsor, contribute to or otherwise have any liability (including by virtue of membership in a “controlled group” of companies) under, any “employee benefit plan” as defined in Section 3(3) of ERISA or any plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), life and health benefits (including medical, mental health, dental, vision and hospitalization), workers’ compensation benefits, vacation benefits, severance benefits, supplemental unemployment benefits, material fringe benefits, disability benefits, death benefits, hospitalization benefits, retirement benefits, deferred compensation, profit-sharing, tax equalization, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits for employees, consultants or directors.

5.14 Properties. Buyer does not own, license or otherwise have any right, title or interest in any material Intellectual Property. Buyer does not own, lease, license or otherwise have the right to use any material real property or personal property.

5.15 Material Contracts.

(a) Except as set forth in Section 5.15 of the Buyer Disclosure Schedule, other than this Agreement and the Buyer Ancillary Agreements, there are no Contracts to which Buyer is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a liability greater than US$500,000, (ii) may not be cancelled by Buyer on less than 30 days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of Buyer as its business is currently conducted, any acquisition of material property by Buyer, or restricts in any material respect the ability of Buyer from engaging in business as currently conducted by it or from competing with any other Person (each such Contract, a “Buyer Material Contract”). All Buyer Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.

(b) With respect to each Buyer Material Contract: (i) the Buyer Material Contract was entered into at arms’ length and in the Ordinary Course of Business; (ii) the Buyer Material Contract is legal, valid, binding and enforceable in all material respects against Buyer and, to the Knowledge of Buyer, the other parties thereto, and is in full force and effect (subject to the Enforceability Exceptions); (iii) Buyer is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by Buyer, or permit termination or acceleration by any other party, under such Buyer Material Contract; and (iv) to the Knowledge of Buyer, no other party to any Buyer Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by Buyer under any Buyer Material Contract.

5.16 Certain Transactions and Agreements. Set forth in Section 5.16 of the Buyer Disclosure Schedule is a true, correct and complete list of the Contracts that are in existence as of the Agreement Date under which there are any existing or future liabilities or obligations between Buyer and any (a) present or former director, officer or employee or Affiliate of Buyer, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than 5% of Buyer’s outstanding capital stock as of the Agreement Date.

5.17 Insurance. Buyer maintains as of the Agreement Date the policies of insurance and bonds set forth in Section 5.17 of the Buyer Disclosure Schedule. Section 5.17 of the Buyer Disclosure Schedule sets forth the name of the insurer under each such policy and bond, the type of policy or bond, and the coverage amount. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid, and Buyer is otherwise in compliance with the terms of such policies and bonds. Buyer has no Knowledge of any written threatened termination of, or material premium increase with respect to, any of such policies or bonds. Buyer has not been refused any insurance with respect to any aspect of the operations of Buyer’s business, nor has its coverage been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance.

5.18 Investment Company Act. Buyer is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act.

5.19 Finders and Brokers. Except for Cowen Inc. and Chardan Capital Markets, LLC, no broker, finder or investment banker is entitled to any brokerage, finders or other fee or commission from Buyer, or the Company Group or any of their respective Affiliates in connection with the Transactions based upon arrangements made by or on behalf of Buyer.

5.20 Ownership of Transaction Consideration. Subject to obtaining the Required Buyer Stockholder Approval and the filing of the Amended Buyer Charter with the Secretary of State of the State of Delaware, all Transaction Securities be issued and delivered to the Company Stockholders in accordance with Article II shall be, upon issuance and delivery of such consideration free and clear of all Encumbrances, other than the restrictions under applicable securities laws, the restrictions set forth in Section 2.7 and any Encumbrances incurred by any Company Stockholder, and fully paid and non-assessable, and the issuance and sale of Buyer Common Stock pursuant to this Agreement will not be subject to or give rise to any preemptive rights or rights of first refusal.

5.21 Trust Account.

(a) The Trust Agreement is valid, binding and in full force and effect and enforceable in accordance with its terms and has not been amended or modified (other than as it may be amended or modified during prior to the Closing Date with the consent of the Company not to be unreasonably withheld, delayed or conditioned). Except as set forth in Section 5.21 of the Buyer Disclosure Schedule, there are no separate agreements, side letters, or other agreements or understandings that would cause the description of the Trust Agreement in the SEC Reports to be inaccurate in any material respect or that would entitle any Person to any portion of the funds in the Trust Account prior to the Closing other than the matters described in Section 11.1.

(b) As of the Agreement Date, the Trust Account consists of no less than US$145,769,478.18 invested in U.S. “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 180 days or less, or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act. Prior to the Closing, none of the funds held in the Trust Account may be released except for the matters described in Section 11.1.

5.22 Lock-Up Agreements. Buyer has not entered into a lock-up agreement with any of Buyer’s stockholders, founders or sponsor (as such parties are disclosed in the IPO Prospectus) that provides for more favorable terms than those provided for in Section 2.7.

5.23 Independent Investigation. Buyer and its Affiliates and their respective Representatives have conducted their own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company Group, and Buyer acknowledges that it and they have been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company Group for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Transactions, it has relied solely upon its own investigation and the express representations and warranties of the Company set forth in Article III (including the related sections of the Company Disclosure Schedule) and the express representations and warranties of the Sellers set forth in Article IV; and (b) none of Company, the Sellers nor their respective its Affiliates or Representatives have made any express or implied representation or warranty as to the Company Group, the Sellers, or this Agreement, except as expressly set forth in Article III (including the related sections of the Company Disclosure Schedule) or Article IV, as applicable. Without limiting the foregoing, in connection with the due diligence investigation of the Company Group by Buyer and its Affiliates and their respective Representatives, Buyer and its Affiliates and their respective Representatives have received and may continue to receive after the date hereof from Company, its Affiliates and their respective Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company Group and its businesses and operations. Buyer hereby acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, and that Buyer will have no claim against Company, the Sellers or any of their respective Affiliates or Representatives, or any other Person, with respect thereto, including as to the accuracy or completeness of any information provided. Accordingly, for the avoidance of doubt, and without in any way limiting the provisions of this Section 5.23, Buyer hereby acknowledges and agrees that, (i) except for the representations and warranties expressly set forth in Article III of this Agreement, none of Company or any of its Affiliates or their respective Representatives has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans and (ii) none of the Sellers or any of their respective Affiliates or Representatives has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans.

ARTICLE VI

SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

The representations and warranties of the Company in Article III or in any certificate or instrument delivered by or on behalf of Company pursuant to this Agreement, of Sellers in Article IV or in any certificate of instrument delivered by or on behalf of any Seller pursuant to this Agreement, and of Buyer in Article V or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, shall not survive the Closing, and from and after the Closing, Sellers, Buyer, Company and their respective Representatives shall not have any further obligations, nor shall any claim be asserted or action be brought against Sellers, Buyer, Company or their respective Representatives with respect thereto. The covenants and agreements made by Sellers, Buyer and Company in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including, any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms).

ARTICLE VII

COMPANY AND SELLER COVENANTS

7.1 Advise of Changes. During the time period from the Agreement Date until the earlier to occur of (a) the Closing or (b) the termination of this Agreement in accordance with the provisions of Article X (the “Interim Period”), Company or any Seller, as applicable, shall promptly advise Buyer in writing of (i) any event occurring subsequent to the Agreement Date that would render the representations or warranties of Company contained in Article III or of such Seller contained in Article IV untrue or inaccurate such that the condition set forth in

Section 9.2(a) would not be satisfied, (ii) any breach of the covenants or obligations of Company pursuant to this Agreement or any Company Ancillary Agreement such that the condition set forth in Section 9.2(b) would not be satisfied (except to the extent such covenant or obligation shall by its terms be complied with or satisfied at the Closing), (iii) any Material Adverse Effect on the Company, or (iv) any change, event, effect or occurrence that would reasonably be expected to result in a Material Adverse Effect on the Company, or cause any of the conditions set forth in Section 9.2 not to be satisfied. In no event shall the giving of any such notice be deemed to cure any breach of this Agreement or to modify the Company Disclosure Schedule, in each case, except in the event that the Closing occurs.

7.2 Conduct of the Company Group Business. During the Interim Period, except as (i) expressly contemplated by this Agreement, (ii) required by Applicable Law, (iii) set forth on Section 7.2 the Company Disclosure Schedule Company or (iv) expressly contemplated by a Company Material Contract, Company shall conduct, and shall cause the Company Group to conduct, the Company Business in the Ordinary Course of Business of the Company Group, and Company shall not, and shall cause the Company Group to not, without Buyer’s prior written consent (which consent may not be unreasonably withheld, conditioned or delayed):

(a) (i) make any material investments in or material capital contributions to, any Person or (ii) forgive or discharge in whole or in part any outstanding material loans or advances;

(b) place or allow the creation of any Encumbrance (other than a Company Permitted Encumbrance) on any material portion of its assets or properties;

(c) sell, lease, license, transfer or dispose of any material portion of its assets (except for sales, leases or licenses of assets in the Ordinary Course of Business of the Company Group);

(d) except as required by Applicable Law, by any Contract in effect of the Agreement Date or contemplated by this Agreement, pay any special bonus or special remuneration or materially increase the salary, severance or benefits of any officer, director, employee or consultant, other than in the Ordinary Course of Business of the Company Group;

(e) materially change any of its accounting methods other than as may be required by Italian GAAP, Local GAAP, GAAP, other applicable accounting standards or Applicable Laws;

(f) declare, set aside or pay any cash or stock dividend or other distribution (whether in cash, stock or property) in respect of its capital stock, or redeem, repurchase or otherwise acquire any of its capital stock or other securities (except for the repurchase of stock from its employees, directors, consultants or contractors in connection with the termination of their services), or pay or distribute any cash or property to any of its stockholders or securityholders or make any other cash payment to any of its stockholders or securityholders, other than payments in respect of Debt of the Company Group;

(g) issue, sell, create or authorize any shares of its capital stock of any class or series or any other of its securities, or issue, grant or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue shares of its capital stock or any securities that are potentially exchangeable for, or convertible into, shares of its capital stock;

(h) subdivide, split, combine or reverse split the outstanding shares of its capital stock of any class or series or enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or series or affecting any other of its securities;

(i) merge, consolidate or reorganize with, acquire, or enter into any other business combination with any corporation, partnership, limited liability company or any other entity (other than Buyer), acquire a substantial portion of the assets of any such entity, or enter into any binding negotiations, discussions or agreement for such purpose;

(j) materially amend the Company Charter Documents or any Subsidiary Charter Documents;

(k) license any of its technology or Intellectual Property that is material to the Company Business (except for licenses made in the Ordinary Course of Business, provided that under no circumstances shall any Company Group Member enter into any software escrow or similar agreement or arrangement), or acquire any material Intellectual Property (or any license thereto) from any third party (other than shrink wrap and other licenses of software generally available to the public at a per copy license fee of less than US$25,000 per year);

(l) materially reduce any insurance coverage (other than as contemplated in this Agreement);

(m) (i) initiate any material litigation, action, suit, proceeding, claim or arbitration, except for the request by any Company Group Member of urgency orders and/or injunctions which are deemed in good faith by the relevant Group Company Member to be necessary to avoid a material prejudice to the interests or rights of such Group Company Member or (ii) settle or agree to settle any material litigation, action, suit, proceeding, claim or arbitration; or

(n) agree to do any of the things described in the preceding clauses (a)-(n).

7.3 Necessary Consents. During the Interim Period, Company shall use its commercially reasonable efforts to obtain prior to Closing such written consents and authorizations of third parties, give notices to third parties and take such other actions as may be necessary or appropriate in order to effect the Transactions, to enable the Company Group to carry on the Company Business immediately after the Closing and to keep in effect and avoid the breach, violation of, termination of, or adverse change to, any Company Material Contract which are listed on Section 7.3 of the Company Disclosure Schedule; provided, however, that (i) Company shall not be required to pay any amount to obtain any consent or authorization from a third party, (ii) Company shall not be required to agree to any term, condition or modification to any Contract with respect to obtaining any such consents or authorizations, (iii) no such consent, authorization, notice or action shall be a condition to the Closing and (iv) Company shall have no liability solely for the failure to obtain any such consent or authorization, give such notice or take such actions.

7.4 No Other Negotiations.

(a) During the Interim Period, Company and Sellers shall not, and shall not authorize, encourage or permit any Representatives of the Company Group’s or any of the Sellers or any other Person to, directly or indirectly: (a) solicit, initiate, or knowingly encourage, facilitate or induce the making, submission or announcement of any inquiry, offer or proposal from any Person (other than Buyer) concerning any Alternative Transaction; (b) furnish any nonpublic information regarding the Company Group to any Person (other than Buyer and its Representatives) in connection with or in response to any inquiry, offer or proposal for or regarding any Alternative Transaction (other than to respond to such inquiry, offer or proposal by indicating that Company is subject to this Section 7.4); (c) enter into, participate in, maintain or continue any discussions or negotiations with any Person (other than Buyer and its Representatives) with respect to any Alternative Transaction (other than to respond to such inquiry, offer or proposal by indicating that the Company is subject to this Section 7.4); (d) execute, enter into or become bound by any letter of intent, memorandum of understanding, other Contract or understanding between Company and any Person (other than Buyer) that is related to, provides for or concerns any Alternative Transaction; (e) approve, endorse or recommend, in each case, in writing, or publicly propose to approve, endorse or recommend, any Alternative Transaction; or (f) release any third party from, or waive any provision of, any confidentiality agreement.

(b) Company or Sellers, as applicable, shall notify Buyer within 48 hours after receipt by Company or the Sellers, as applicable, (or, to Company’s Knowledge or Seller’s Knowledge, by any of their respective Representatives) of any bona fide inquiry, offer or proposal that constitutes an Alternative Transaction, or any other bona fide notice that any Person is considering making an Alternative Transaction, or any request for nonpublic information relating to the Company Group or for access to any of the properties, books or records of the Company Group by any Person or Persons other than Buyer (which notice shall identify the Person or Persons making, or considering making, such inquiry, offer or proposal) in connection with a potential Alternative Transaction and shall keep Buyer fully informed of the status and details of any such inquiry, offer or proposal and any correspondence or communications related thereto and shall provide to Buyer a correct and complete copy of such inquiry, offer or proposal, if it is in writing, or a written summary of the material terms thereof, if it is not in writing. Company and Sellers shall immediately cease and cause to be terminated any and all existing discussions and negotiations with any Persons (other than Buyer and its Representatives) conducted heretofore with respect to an Alternative Transaction.

7.5 Access to Information. During the Interim Period, Company shall allow Buyer and its Representatives reasonable access during normal business hours, upon reasonable advance notice and without creating any disruption to the activities, business or operations of the Company Group, to the files, books, records, technology, Contracts, senior personnel and offices of the Company Group, including any and all information relating to the Company Group’s Taxes, Contracts, liabilities, financial condition and real, personal and intangible property, subject to the terms of the Confidentiality Agreement between Company and Buyer dated July 11, 2018 (the “Confidentiality Agreement”). Company shall instruct its accountants to cooperate with Buyer and Buyer’s Representatives in making available all financial information reasonably requested by Buyer and its agents and advisors, including the right to examine all working papers pertaining to all financial statements prepared by such accountants (subject to the execution of a customary access letter or other conditions required by any such accountant). If this Agreement is terminated, the Confidentiality Agreement shall remain in full force and effect, and all copies of documents containing confidential information of a disclosing party shall be returned by the receiving party to the disclosing party or be destroyed, as provided in the Confidentiality Agreement. Notwithstanding anything to the contrary in this Section 7.5, Company and its Representatives shall not be required to provide any access or cooperation (i) with respect to any information that is subject to attorney-client privilege to the extent doing so would reasonably be expected to cause such privilege to be waived or (ii) to the extent such access or cooperation is prohibited by any Applicable Law.

7.6 Satisfaction of Conditions Precedent. Company and Sellers shall use their respective commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent set forth in Sections 9.1 and 9.2.

7.7 Post-Closing Board of Directors. Company shall take all necessary action so that the Post-Closing Buyer Directors are the board of directors of Buyer.

7.8 Cooperation with Proxy Statement and SEC Filings.

(a) Prior to the Closing and in connection with Buyer’s preparation of the Proxy Statement, any other filing required to be made by Buyer with the SEC under the Exchange Act or any responses to any comments from the SEC relating to the Proxy Statement or other required filings, Company shall use its commercially reasonable efforts to provide to Buyer, and shall cause each Company Group Member to use its commercially reasonable efforts to provide to Buyer, and shall use its commercially reasonable efforts to cause their respective Representatives, including legal and accounting representatives, to provide all cooperation reasonably requested by Buyer that is customary in connection with the preparation of the Proxy Statement and such other filings or responses to SEC comments, which may include, among other things, obtaining the consents of any auditor to the inclusion of the financial statements of Company or any of its Subsidiaries in the Proxy Statement and other filings with the SEC.

(b) Company and Buyer shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of Buyer and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Closing any information relating to the Company Group or Buyer, or any of their respective Affiliates, directors or officers is discovered by Company or Buyer that is required to be set forth in an amendment or supplement to the Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of Buyer.

7.9 Stockholders Agreement. Company and Sellers shall take all necessary action to cause the Stockholders Agreement to be terminated effective immediately prior to the Closing.

ARTICLE VIII

BUYER COVENANTS

8.1 Advise of Changes. During the Interim Period, Buyer shall promptly advise Company and Sellers in writing of (a) any event occurring subsequent to the Agreement Date that would render any representation or warranty of Buyer contained in Article V untrue or inaccurate such that the condition set forth in Section 9.3(a) would not be satisfied, (b) any breach of any covenant or obligation of Buyer pursuant to this Agreement or any Buyer Ancillary Agreement such that the condition set forth in Section 9.3(b) would not be satisfied, (c) any Material Adverse Effect on Buyer, or (d) any change, event, effect or occurrence that would reasonably be expected to result in a Material Adverse Effect on Buyer. In no event shall the giving of any such notice be deemed to cure any breach of this Agreement or to modify the Buyer Disclosure Schedule, except in the event that the Closing occurs.

8.2 Regulatory Approvals. Buyer shall promptly execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority, whether foreign, federal, state, provincial, local or municipal (including to the extent required under any laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade), which may be required in connection with the Closing, at Buyer’s sole cost and expense. Buyer shall use commercially reasonable efforts to obtain all such authorizations, approvals and consents and shall pay any associated filing fees payable by Buyer with respect to such authorizations, approvals and consents as promptly as reasonably practicable and cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority. Buyer shall promptly inform the Company of any communication between Buyer and any Governmental Authority regarding any of the Transactions and permit Company and its Representatives (including outside counsel) to review any communication given by it to, and consult with in advance of any meeting or conference with, any Governmental Authority, and to the extent permitted by such Governmental Authority, give Representatives of Company the opportunity to attend and participate in such meetings and conferences (or, in the event any of Company’s Representatives are prohibited from participating in or attending any such meetings or conferences, Buyer shall keep Company and its Representatives promptly and reasonably apprised with respect thereto). If Buyer or any Affiliate of Buyer receives any formal or informal request for supplemental information or documentary material from any Governmental Authority with respect to the Transactions, then Buyer shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request following consultation with the Company. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the Transactions, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the Transactions under any Applicable Law or if any Legal Proceeding is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the Transactions contemplated by this Agreement or any Ancillary Agreements as violative of any Applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the Transactions, the Parties shall use their commercially reasonable efforts to resolve any such objections or Legal Proceedings so as to timely permit consummation of the Transactions, including in order to resolve such objections or Legal Proceedings which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the Transactions. In the event any Legal Proceeding is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the Transactions, the Parties shall, and shall cause their respective Representatives to, cooperate in all respects with each other and use their respective commercially reasonable efforts to contest and resist any such Legal Proceeding and to have vacated, lifted, reversed or overturned any judgment, decree, injunction, rule or order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions.

8.3 Satisfaction of Conditions Precedent. Buyer shall use its commercially reasonable efforts to satisfy or cause to be satisfied all of the conditions precedent that are set forth in Sections 9.1 and 9.3, and Buyer shall use its commercially reasonable efforts to cause the Transactions to be consummated in accordance with the terms of this Agreement as soon as reasonably practical.

8.4 Blue Sky Laws. Buyer shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Buyer Common Stock in connection with the Transactions and the registration and resale of the Buyer Common Stock pursuant to the Amended and Restated Registration Rights Agreement in the form attached as Exhibit C hereto. Company shall reasonably cooperate with Buyer, at Buyer’s reasonable request, to assist Buyer to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Buyer Common Stock in connection with the Transactions and the registration and re-sale of the Buyer Common Stock pursuant to the Amended and Restated Registration Rights Agreement in the form attached as Exhibit C hereto.

8.5 Proxy Statement.

(a) Buyer shall prepare, with the assistance of Company, and as soon as possible following the execution of this Agreement and receipt of the Required Financial Statements and the other information relating to the Company required to be included in the Proxy Statement (as defined herein), and file with the SEC in preliminary form, a proxy statement in connection with the Transactions (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from Buyer stockholders for the matters to be acted upon at the Special Meeting and providing the Public Stockholders an opportunity in accordance with the Buyer Organizational Documents and the IPO Prospectus to have their shares of Buyer Common Stock redeemed (the “Redemption”) in conjunction with the stockholder vote on the Buyer Stockholder Approval Matters. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from Buyer stockholders to vote, at a special meeting of Buyer’s stockholders to be called and held for such purpose (the “Special Meeting”), in favor of resolutions approving (i) the approval of this Agreement and the Transactions by Buyer’s stockholders in accordance with the Buyer Organizational Documents, the DGCL and the rules and regulations of the SEC and NYSE, (ii) the approval of the issuance of the Transaction Securities in accordance with the NYSE rules, (iii) the adoption and approval of a Second Amended and Restated Certificate of Incorporation of Buyer (the “Amended Buyer Charter”) in form and substance reasonably acceptable to Buyer and the Company, which among other things will (A) change Buyer’s name to Kaleyra, Inc., (B) eliminate Article IX of Buyer’s Certificate of Incorporation effective upon, and subject to the occurrence of, the Closing, and (C) designate the classes of the members of the Post-Closing Buyer Board, (iv) the adoption of the Post-Closing Equity Incentive Plan, and (v) such other matters as the Company and Buyer shall hereafter mutually determine to be necessary or appropriate in order to effect the Transactions (the approvals described in foregoing clauses (i) through (v), collectively, the “Buyer Stockholder Approval Matters”), and (vi) the adjournment of the Special Meeting, if necessary or desirable in the reasonable determination of Buyer. The Proxy Statement shall comply as to form in all material respects with the applicable requirements of the Exchange Act, the DGCL and the NYSE rules. Prior to filing with the SEC, Buyer will make available to the Company drafts of the Proxy Statement and any other related documents to be filed with the SEC, both preliminary and final, and any amendment or supplement to the

Proxy Statement or such other related document and will provide the Company with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith. Buyer shall not file any such documents with the SEC without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed).

(b) If on the date for which the Special Meeting is scheduled, Buyer has not received proxies representing a sufficient number of shares to obtain the approval of the Buyer Stockholder Approval Matters by the requisite vote of Buyer’s stockholders at the Special Meeting in accordance with the Proxy Statement (the “Required Buyer Stockholder Approval”), whether or not a quorum is present, Buyer shall make two or more successive postponements or adjournments of the Special Meeting; provided, however, that the Special Meeting may not be postponed or adjourned to a date that is later than the Outside Date. In connection with the Proxy Statement, Buyer will file with the SEC financial and other information about the Transactions in accordance with Applicable Law and applicable proxy solicitation rules, the DGCL and the rules and regulations of the SEC and the NYSE. Buyer shall cooperate and provide the Company (and its counsel) with a reasonable opportunity to review and comment on the Proxy Statement and any amendment or supplement thereto prior to filing the same with the SEC. Company shall provide Buyer with such information concerning the Company Group and the officers, directors, employees, assets, liabilities, condition (financial or otherwise), business and operations of any member of the Company Group, (including financial statements which Buyer is required to include in the Proxy Statement, (the “Required Financial Statements”)) that may be required or appropriate for inclusion in the Proxy Statement, or in any amendments or supplements thereto.

(c) Buyer shall take any and all actions required to satisfy the requirements of the Exchange Act and other Applicable Laws in connection with the Proxy Statement, the Special Meeting and the Redemption. Each of Buyer and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company, Buyer and their respective Representatives in connection with the drafting of the public filings with respect to the Transactions, including the Proxy Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Proxy Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by Applicable Laws. Buyer shall amend or supplement the Proxy Statement and cause the Proxy Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to Buyer stockholders, in each case as and to the extent required by Applicable Laws and subject to the terms and conditions of this Agreement and the Buyer Organizational Documents.

(d) Buyer, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Proxy Statement and shall otherwise use its commercially reasonable efforts to cause the Proxy Statement to “clear” comments from the SEC. Buyer shall provide the Company with copies of any written comments, and shall inform the Company of any material oral comments, that Buyer or its Representatives receive from the SEC or its staff with respect to the Proxy Statement, the Special Meeting and the Redemption promptly after the receipt of such comments and shall give the Company a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments.

(e) Buyer shall promptly cause the Proxy Statement to be distributed to Buyer’s stockholders of record, as of the record date to be established by the board of directors of Buyer, promptly following (A) in the event the preliminary Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act, or (B) in the event the preliminary Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC, and, pursuant thereto, shall call the Special Meeting in accordance with the DGCL and the Buyer Organizational Documents for a date no later than 30 days following such initial distribution.

(f) Buyer shall comply with all Applicable Laws, any applicable rules and regulations of the NYSE, the Buyer Organizational Documents and this Agreement in the preparation, filing and distribution of the Proxy

Statement, any solicitation of proxies thereunder, the calling and holding of the Special Meeting and the Redemption.

8.6 Amendment and Restatement of Registration Rights Agreement. On or before the Closing, Buyer shall cause the parties to the Registration Rights Agreement dated December 7, 2017, to amend and restate such agreement in the form of the Amended and Restated Registration Rights Agreement attached as Exhibit C hereto.

8.7 Listing of Buyer Common Stock. Buyer shall cause the Transaction Securities to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing. From and after the Closing, Buyer shall be listed on the NYSE as “KLR”.

8.8 Conduct of Buyer Business. During the Interim Period, except as expressly contemplated by this Agreement or required by Applicable Law, Buyer shall conduct its business in the Ordinary Course of Business and shall not, and shall cause its Subsidiaries not to, without Company’s prior written consent (which consent may not be unreasonably withheld, conditioned or delayed):

(a) amend, waive or otherwise change, in any respect, the Buyer Organizational Documents except as contemplated by this Agreement;

(b) (i) incur any Debt, liability or obligation including indebtedness for borrowed money or (ii) guarantee any such Debt of another Person or issue or sell any debt securities or guarantee any debt securities of another Person (provided, that this Section 8.8(b) shall not prevent Buyer from borrowing funds from Sponsors as required to extend the time for consummating a Business Combination in accordance with Buyer’s Amended and Restated Certificate of Incorporation or as necessary to finance its Expenses and its ordinary course administrative expenses, up to an aggregate amount during the Interim Period of $2,500,000);

(c) lend any money, make any investment or capital contribution, to any Person;

(d) place or allow the creation of any Encumbrance on any of its assets or properties;

(e) issue, sell, create or authorize any shares of its capital stock of any class or series or any other of its securities, or issue, grant or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue shares of its capital stock or any securities that are potentially exchangeable for, or convertible into, shares of its capital stock;

(f) subdivide, split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(g) amend, waive or otherwise change the Trust Agreement in any manner adverse to Buyer;

(h) (i) agree to any audit assessment by any taxing authority, (ii) file any material Return or amendment to any material Return, (iii) except as required by Applicable Law, change any material election in respect of Taxes or adopt or change any material accounting method in respect of Taxes, or (iv) enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(i) fail to maintain its books, accounts and records in all material respects in the Ordinary Course of Business;

(j) establish any Subsidiary or enter into any new line of business;

(k) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(l) revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting Buyer’s outside auditors;

(m) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(n) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(o) enter into any Contract with respect to the voting of Buyer Securities;

(p) initiate any litigation, action, suit, proceeding, claim or arbitration or settle, waive, release, assign, compromise or agree to settle, waive, release, assign, compromise any litigation, action, suit, proceeding, claim or arbitration, or otherwise pay, discharge or satisfy any liabilities or obligations, unless such amount has been reserved in the Buyer Financials;

(q) merge, consolidate or reorganize with, acquire, or enter into any other business combination with any corporation, partnership, limited liability company or any other entity (other than Company), acquire a substantial portion of the assets of any such entity, or enter into any negotiations, discussions or agreement for such purpose;

(r) make any capital expenditures;

(s) take any action that would reasonably be expected to significantly delay or impair the obtaining of any consents or approvals of any Governmental Authority to be obtained in connection with the Transactions;

(t) take any action that would reasonably be expected to significantly delay or impair (i) the timely filing of any of its public filings with the SEC (giving effect to any permitted extensions), or (ii) its compliance in all material respects with applicable securities Laws; or

(u) agree to do any of the things described in the preceding clauses (a)-(t).

8.9 No Other Negotiation.

(a) During the Interim Period, Buyer shall not, and shall not authorize, encourage or permit any of Buyer’s Representatives or any other Person to, directly or indirectly: (a) solicit, initiate, or knowingly encourage, facilitate or induce the making, submission or announcement of any inquiry, offer or proposal from any Person (other than Company) concerning any Alternative Transaction; (b) furnish any nonpublic information regarding Buyer to any Person (other than Company and its Representatives) in connection with or in response to any inquiry, offer or proposal for or regarding any Alternative Transaction (other than to respond to such inquiry, offer or proposal by indicating that Company is subject to this Section 8.9); (c) enter into, participate in, maintain or continue any discussions or negotiations with any Person (other than Company and its Representatives) with respect to any Alternative Transaction (other than to respond to such inquiry, offer or proposal by indicating that the Company is subject to this Section 7.8); (d) execute, enter into or become bound by any letter of intent, memorandum of understanding, other Contract or understanding between Company and any Person (other than Company) that is related to, provides for or concerns any Alternative Transaction; (e) approve, endorse or recommend, in each case, in writing, or publicly propose to approve, endorse or recommend, any Alternative Transaction; or (f) release any third party from, or waive any provision of, any confidentiality agreement.

(b) Buyer shall notify Company within 48 hours after receipt by Buyer (or, to Buyer’s Knowledge, by any of Buyer’s Representatives) of any bona fide inquiry, offer or proposal that constitutes an Alternative Transaction, or any other bona fide notice that any Person is considering making an Alternative Transaction, or any request for nonpublic information relating to Buyer or for access to any of the properties, books or records of Buyer by any Person or Persons other than Company (which notice shall identify the Person or Persons making, or considering making, such inquiry, offer or proposal) in connection with a potential Alternative Transaction and shall keep Company fully informed of the status and details of any such inquiry, offer or proposal and any correspondence or communications related thereto and shall provide to Company a correct and complete copy of such inquiry, offer or proposal, if it is in writing, or a written summary of the material terms thereof, if it is not in writing. Buyer shall immediately cease and cause to be terminated any and all existing discussions and negotiations with any Persons (other than Company and its Representatives) conducted heretofore with respect to an Alternative Transaction.

8.10 Access to Information. During the Interim Period, Buyer shall allow Company and its Representatives reasonable access during normal business hours, upon reasonable advance notice and without creating any disruption to the activities, business or operations of Buyer to the files, books, records, technology, Contracts, senior personnel and offices Buyer, including any and all information relating to Buyer’s Taxes, Contracts, liabilities, financial condition and real, personal and intangible property, subject to the terms of the Confidentiality Agreement. Buyer shall instruct its accountants to cooperate with Company and Company’s Representatives in making available all financial information reasonably requested by Company and its agents and advisors, including the right to examine all working papers pertaining to all financial statements prepared by such accountants (subject to the execution of a customary access letter or other conditions required by any such accountant). If this Agreement is terminated, the Confidentiality Agreement shall remain in full force and effect, and all copies of documents containing confidential information of a disclosing party shall be returned by the receiving party to the disclosing party or be destroyed, as provided in the Confidentiality Agreement. Notwithstanding anything to the contrary in this Section 8.10, Buyer and its Representatives shall not be required to provide any access or cooperation (i) with respect to any information that is subject to attorney-client privilege to the extent doing so would reasonably be expected to cause such privilege to be waived or (ii) to the extent such access or cooperation is prohibited by any Applicable Law.

8.11 Buyer Public Filings. During the Interim Period, Buyer will keep current and timely fill all of its SEC Documents and otherwise comply in all material respects with applicable securities laws and shall use its commercially reasonable efforts to maintain the listing of the Buyer Public Units, the Buyer Common Stock, the Buyer Public Rights and the Buyer Public Warrants on the NYSE; provided, that the Parties acknowledge and agree that from and after the Closing, Buyer intends to list on the NYSE only the Buyer Common Stock and the Buyer Public Warrants.

8.12 Director and Officer Liability.

(a) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of each of the Company Group Members and each Person who served as a director, officer, member, trustee or fiduciary of another Person, pension or other employee benefit plan at the request of any Company Group Member (the “Company Indemnified Persons”) as provided in the Company Charter Documents or the Subsidiary Charter Documents or under any indemnification, employment or other similar agreements between any Company Indemnified Person and any Company Group Member, in each case as in effect on the Agreement Date, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by Applicable Law. For a period of not less than six years after the Closing, Buyer shall cause the Company Charter Documents and the Subsidiary Charter Documents to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to the Company Indemnified Persons than are set forth as of the Agreement Date in the Company Charter Documents or Subsidiary Charter Documents, as applicable, to the extent permitted by Applicable Law.

(b) On or prior to the Closing Date, Buyer shall obtain and pay for, at Buyer’s sole cost and expense, binding policies for run-off coverage for (i) the Company Group Members’ directors and officers in a form (the “D&O Insurance”), which D&O Insurance shall provide such directors and officers with coverage for six years following the Closing Date in an amount not less than the existing coverage of the Company Group and shall have other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company Group. Buyer shall maintain the D&O Insurance in full force and effect, and continue to honor the obligations thereunder. Buyer shall timely pay all premiums with respect to the D&O Insurance.

(c) The provisions of this Section 8.12 are intended to be for the benefit of, and shall be enforceable by, each of the Company Indemnified Persons and their respective heirs and representatives.

8.13 Documents and Information. After the Closing Date, Buyer shall, and shall cause its Subsidiaries to, until the seventh anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Company Group in existence on the Closing Date and make the same available for inspection and copying by the Seller Representative during normal business hours of Buyer and its Subsidiaries, as applicable, upon reasonable request and upon reasonable notice. No such books, records or documents shall be destroyed after the seventh anniversary of the Closing Date by Buyer or its Subsidiaries (including any Group Company) without first advising the Seller Representative in writing and giving the Seller Representative a reasonable opportunity to obtain possession thereof.

8.14 Use of Trust Account Proceeds After the Closing. The Parties agree that at the Closing, the funds in the Trust Account, after taking into account payments for the Redemption, shall first be used (i) to pay the Cash Consideration, (ii) to pay any loans owed by Buyer to the Sponsors for extending the time for consummating a Business Combination in accordance with Buyer’s Amended and Restated Certificate of Incorporation or for Buyer’s Expenses or other administrative expenses incurred by Buyer and (iii) to pay all unpaid Expenses, including all Transaction Expenses. Any remaining cash will be distributed to the Company Group and used for working capital and general corporate purposes.

8.15 Post-Closing Board of Directors and Executive Officers. Buyer shall take all necessary action, including causing directors of Buyer to resign or otherwise be removed from their positions as directors of Buyer, so that the Post-Closing Buyer Directors are the board of directors of the Buyer. Buyer shall take all necessary action, including causing executive officers of Buyer to resign or otherwise be removed from their positions effective as of the Closing so that Dario Calogero will be the chief executive officer of Buyer immediately after the Closing.

ARTICLE IX

CONDITIONS TO CLOSING

9.1 Conditions to Each Party’s Obligation to Effect the Closing. The respective obligations of each Party to effect the Closing shall be subject to the satisfaction or written waiver (where permissible) by Company and Buyer prior to the Closing Date of the following conditions:

(a) Governmental Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Authority required to consummate the Transactions that are set forth in Section 9.1(a) of the Company Disclosure Schedule shall have been filed, expired, been terminated, occurred or been obtained, as applicable, pursuant to Applicable Law.

(b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Authority prohibiting or preventing the Transactions shall have been issued, nor shall any proceeding brought by a Governmental Authority seeking any of the foregoing be pending; nor shall there have been any Applicable Law enacted, entered, enforced or deemed applicable to the Transactions which makes the Transactions illegal.

(c) Required Buyer Stockholder Approval. The Required Buyer Stockholder Approval shall have been obtained and remain in full force and effect.

(d) Net Tangible Assets Test. Upon the Closing, and after giving effect to the Redemption, Buyer shall have net tangible assets of at least $5,000,001.

(e) Appointment to the Post-Closing Board of Directors. The Post-Closing Buyer Directors shall have been elected or appointed to the board of directors of Buyer as of the Closing.

9.2 Additional Conditions to Obligations of Buyer. The obligations of Buyer to effect the Closing are subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by Buyer:

(a) Representations and Warranties. The representations and warranties of Company and Sellers set forth in this Agreement shall be true and correct as of the Agreement Date and (except to the extent such representations and warranties speak as of an earlier date, which representations and warranties shall be true and correct as of such date) as of the Closing Date as though made on and as of the Closing Date, except for any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company Group.

(b) Performance of Obligations of Company. Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Material Adverse Effect. Since the Agreement Date, there shall not have occurred and be continuing a Material Adverse Effect on Company.

(d) Deliveries. The Company shall have delivered or caused to be delivered to Buyer or Buyer’s counsel, at Closing, the following:

(i) Officer’s Certificate. Company shall have delivered to Buyer a certificate from Company, signed by an executive officer of Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 9.2(a) (with respect to the representations and warranties of Company only) and 9.2(b).

(ii) Company Group Good Standing Certificates. Company shall have delivered to Buyer a certificate from the applicable Governmental Authority in each jurisdiction where each Company Group Member is organized (except, in the case of good standing or its jurisdictional equivalent, for entities organized under the laws of any jurisdiction that does not recognize such concept).

(iii) Resolutions. Company shall have delivered to Buyer resolutions (or other documentation) reflecting all corporate proceedings of the Company necessary to approve and authorize the execution and delivery of the documentation to be executed at the Closing, accompanied by a certificate signed on behalf of Company by an officer of Company to the effect that such resolutions (or other documentation) remain in full force and effect and have not been amended or modified in any manner.

9.3 Additional Conditions to Obligations of Sellers. The obligation of Sellers to effect the Closing is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by Sellers:

(a) Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct as of the Agreement Date and (except to the extent such representations and warranties speak as of an earlier date, which representations and warranties shall be true and correct as of such date) as of the Closing Date as though made on and as of the Closing Date, except for any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Buyer.

(b) Performance of Obligations of Buyer. Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Material Adverse Effect. Since the Agreement Date, there shall not have occurred a Material Adverse Effect on Buyer.

(d) Amended Buyer Charter. Buyer shall have delivered evidence to Company that Buyer has filed the Amended Buyer Charter with the Secretary of State of the State of Delaware.

(e) Listing. The Transaction Securities shall have been approved for listing on the NYSE.

(f) Deliveries. Buyer shall deliver or cause to be delivered to (unless otherwise specified below) Company, or to Company’s counsel, at Closing, the following:

(i) Officer’s Certificate. Buyer shall have delivered a certificate from Buyer, signed by an executive officer of Buyer in such capacity, certifying as to the satisfaction of the conditions specified in Sections 9.3(a) and 9.3(b).

(ii) Founder Shares Agreement. Buyer shall have delivered a copy of the Founder Shares Agreement, duly executed by each Sponsor.

(iii) Registration Rights Agreement. Buyer shall have delivered a counterpart signature of the Amended and Restated Registration Rights Agreement, in the form attached as Exhibit C hereto, duly executed by the Buyer, the Sponsors and founders of Buyer.

(iv) Consideration. Buyer shall have delivered the Cash Consideration and Closing Share Consideration and Note duly executed by Buyer to the applicable Company Stockholders.

(v) Buyer Good Standing Certificates. Buyer shall have delivered to Company a certificate from the applicable Governmental Authority in each jurisdiction where Buyer is organized or qualified to do business certifying that Buyer is in good standing or the jurisdictional equivalent (except, in the case of good standing or its jurisdictional equivalent, for entities organized under the laws of any jurisdiction that does not recognize such concept).

(vi) Resolutions. Buyer shall have delivered to Company resolutions in a form reasonably satisfactory to Company reflecting all corporate proceedings of Buyer necessary to approve and authorize the execution and delivery of the documentation to be executed at the Closing, other than the Required Buyer Stockholder Approval, accompanied by a certificate signed on behalf of Buyer by the Secretary of Buyer to the effect that such resolutions remain in full force and effect and have not been amended or modified in any manner.

ARTICLE X

TERMINATION OF AGREEMENT

10.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing by the mutual written consent of Buyer, Company and Sellers.

10.2 Unilateral Termination.

(a) Either Buyer or Sellers holding a majority of Company Stock, by giving written notice to the other, may terminate this Agreement if a Governmental Authority shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions; provided, however, the right to terminate this Agreement under this Section 10.2(a) shall not be available to a Party if the failure by such Party or its Affiliates to comply with any provision of this Agreement has been a substantial cause or, or substantially resulted in, such order, decree, ruling or action.

(b) Either Buyer or Sellers holding a majority of Company Stock, by giving written notice to the other, may terminate this Agreement if the Closing shall not have occurred by 11:59 p.m. in San Francisco, California on September 30, 2019 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 10.2(b)) shall not be available to any Party whose breach of a representation or warranty or covenant made under this Agreement by such Party results in Closing not having occurred on or before such date.

(c) Either Buyer or Sellers holding a majority of Company Stock, by giving written notice to the other, may terminate this Agreement at any time prior to the Closing if the other, or, in the case of a termination by Buyer, the Company or any Seller, has committed a material breach of (i) any of its representations and warranties under Article III, Article IV or Article V, as applicable, or (ii) any of its covenants under Article VII or Article VIII, as applicable, and the breaching Party has not cured such breach within twenty (20) Business Days after the Party seeking to terminate this Agreement has given the other Party written notice of such breach and its intention to terminate this Agreement pursuant to this Section 10.2(c) (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature is incapable of being be cured) and if not cured on or prior to the Closing Date, such breach would result in the failure of any of the conditions set forth in Section 9.2(a), Section 9.2(b), Section 9.3(a) or Section 9.3(b), as applicable, to be fulfilled or satisfied (treating the Closing Date for such purpose as of the date of such breach); provided, however, that the right to terminate this Agreement under this Section 10.2(c) shall not be available to a Party if the Party is at that time in material breach of this Agreement.

10.3 Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 10.1 and Section 10.2 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 10.1 or Section 10.2 under which such termination is made. In the event of a termination of this Agreement as provided in Section 10.1 or Section 10.2, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Buyer, Company, or their respective Representatives; provided, however, that the provisions of this Section 10.3 (Effect of Termination) and Article XI (Miscellaneous) shall remain in full force and effect and survive any termination of this Agreement and without limiting Section 11.1, nothing herein shall relieve any Party from liability in connection with any willful breach of any of such Party’s representations, warranties or covenants contained herein or any fraud of such Party, in either case, prior to the termination of this Agreement, and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 11.7, the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty or covenant contained herein by another Party or with respect to the Transactions shall be the right, if applicable, to terminate this Agreement pursuant to Section 10.2.

ARTICLE XI

MISCELLANEOUS

11.1 Waiver of Claims Against Trust Account. Reference is made to the IPO Prospectus. Company and each Seller represents and warrants that it has read the IPO Prospectus and understands that Buyer has established the

Trust Account containing the proceeds of the IPO and overallotment shares acquired by Buyer’s underwriters (including interest accrued from time to time thereon) for the benefit of Buyer’s public stockholders (including overallotment shares acquired by Buyer’s underwriters) (the “Public Stockholders”) and that, except as otherwise described in the IPO Prospectus, Buyer may disburse monies from the Trust Account only: (a) to the Public Stockholders in the event they elect to redeem their shares of Buyer Common Stock in connection with the consummation of Buyer’s initial business combination (as such term is used in the IPO Prospectus) (“Business Combination”) or in connection with an extension of the deadline to consummate a Business Combination, (b) to the Public Stockholders if Buyer fails to consummate a Business Combination within 24 months after the closing of the IPO, (c) with respect to any interest earned on the amounts held in the Trust Account, as necessary to pay any franchise or income Taxes, and (d) to Buyer after or concurrently with the consummation of its Business Combination. For and in consideration of Buyer entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Company and each Seller hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, none of the Company Group or any Seller does now and shall at any time prior to the Closing have any right, title, interest or claim of any kind in or to any monies in the Trust Account (or, or at any time hereafter, to distributions therefrom to Public Stockholders or otherwise occurring prior to the Closing in accordance with the terms of the Trust Agreement “Public Distributions”), or make any claim against the Trust Account (including any Public Distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Buyer or its Representatives, on the one hand, and Company, any Seller or their respective Representatives, on the other hand, this Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”). Company and each Seller on behalf of itself and their respective Affiliates hereby irrevocably waives any Released Claims that Company, such Seller or their respective Affiliates may have against the Trust Account now or in the future (in each case, however, prior to the consummation of a Business Combination) as a result of, or arising out of, any negotiations, contracts or agreements with Buyer or its Representatives and will not seek recourse against the Trust Account (including any Public Distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with Buyer or its Affiliates). Company and each Seller on behalf of itself and their respective Affiliates agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Buyer and its Affiliates to induce Buyer to enter in this Agreement, and Company and each Seller further intends and understands such waiver to be valid, binding and enforceable against Company, each Seller and their respective Affiliates. To the extent Company, a Seller or any of their respective Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Buyer or its Representatives, which proceeding seeks, in whole or in part, monetary relief against Buyer or its Representatives, Company and each Seller hereby acknowledges and agrees that Company’s, each Seller’s and their respective Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit any of Company, any Seller or their respective Affiliates (or any Person claiming on any of their behalves or in lieu of them) to have any claim against the Trust Account (including any Public Distributions therefrom) or any amounts contained therein. Notwithstanding the foregoing, (x) nothing herein shall serve to limit or prohibit Company’s or the Seller Representative’s right to pursue a claim against Buyer for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief pursuant to Section 11.7 (including a claim for Buyer to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Redemption) to the Company Stockholders in accordance with the terms of this Agreement and the Trust Agreement, or for Buyer’s fraud, and (y) nothing herein shall serve to limit or prohibit any claims that Company may have in the future against Buyer’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account to Buyer and any assets that have been purchased or acquired with any such funds). This Section 11.1 shall survive termination of this Agreement for any reason.

11.2 Public Announcements. The Parties agree that no public release, filing or announcement concerning this Agreement or the Ancillary Agreements or the Transactions shall be issued by any Party or any of their Affiliates without the prior written consent of Buyer and Company (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by Applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance. Notwithstanding the foregoing, following the public announcement of the deal and the Closing, the Seller Representative shall be permitted to publicly announce that it has been engaged to serve as the Seller Representative in connection with the transactions contemplated herein as long as such announcement does not disclose any of the other terms of the Transactions.

11.3 Governing Law; Exclusive Jurisdiction; Waiver of Jury Trial.

(a) This Agreement and any claim, cause of action (in law or equity), controversy or dispute arising out of or related to this Agreement, any of the Transactions, the relationship of the Parties, and/or the interpretation, performance and enforcement of the rights and duties of the Parties, whether arising in contract, tort, statutory or otherwise, shall be governed by, and construed in accordance with, the laws of the State of Delaware (including in respect of the statute of limitations or other limitations period applicable to any such claim, controversy or dispute), in each case without giving effect to any conflicts-of-law or other principle that might require the application of the laws of any other jurisdiction.

(b) Each of the Parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other Party or its successors or assigns may be brought and determined by the Court of Chancery of the State of Delaware or if jurisdiction is not proper in such court, in Superior Court seated in New Castle County Delaware, or if jurisdiction is not proper in such court, a federal court sitting in Wilmington, Delaware (and in each case, any appellate courts thereof) and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any action, suit or proceeding relating thereto except in such courts). Each of the Parties further agrees to accept service of process in any manner permitted by such court. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure lawfully to serve process, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by Law, that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

11.4 Assignment; Binding Upon Successors and Assigns. No Party may assign any of its rights or obligations hereunder without the prior written consent of the other Parties. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Any assignment in violation of this provision shall be void.

11.5 Severability. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, then the remainder of this Agreement and the application of such provision to other persons or circumstances shall be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

11.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original as regards any Party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all Parties reflected hereon as signatories.

11.7 Other Remedies. Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a Party hereunder shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such Party, and the exercise of any one remedy shall not preclude the exercise of any other. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate.

11.8 Amendments and Waivers. Any term or provision of this Agreement may be amended, supplemented or modified only by execution of a written instrument signed by Buyer, Company and, to the extent such amendment, supplement or modification affects any of the rights or obligations of the Seller Representative, the Seller Representative. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by a writing signed by the Party to be bound thereby. The waiver by a Party of any breach hereof or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default. At any time prior to the Closing, Company, Sellers and Buyer may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties made to it contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for its benefit contained herein. No such waiver or extension shall be effective unless signed in writing by the Party against whom such waiver or extension is asserted. The failure of any Party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such Party thereafter to enforce such provisions.

11.9 Expenses. If the Transactions are not consummated, each Party shall bear its respective legal, accountants, and financial advisory fees and other expenses incurred with respect to this Agreement and the Transactions (collectively “Expenses”). If the Transactions are consummated, Buyer shall pay, or cause to be paid, all Expenses at or after the Closing, including the Transaction Expenses.

11.10 Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be either hand delivered in person, sent by certified or registered first-class mail, postage pre-paid, sent by nationally recognized express courier service or sent by email. Such notices and other communications shall be effective upon receipt if hand delivered or sent by email (with affirmative confirmation of receipt), three business days after mailing if sent by mail, and one business day after dispatch if sent by express courier, to the following addresses, or such other addresses as any Party may notify the other Parties in accordance with this Section 11.10:

If to Buyer:

GigCapital, Inc.

2479 E. Bayshore Rd., Suite 200

Palo Alto, CA 94303

Attention:         Dr. Avi Katz, Chairman and CEO

Email:               Avi@gigcapitalglobal.com

with a copy to:

Crowell & Moring LLP

3 Embarcadero Center, 26th Floor

San Francisco, CA 94111

Attention:         Jeffrey Selman

Email:               jselman@crowell.com

If to the Company and/or any of the Sellers:

Kaleyra S.p.A.

65 Via Teodosio20131

Milan, Italy

Attention:         Dario Calogero and Simone Fubini

Email:               dario.calogero@kaleyra.com; simone.fubini@kaleyra.com

with a copy to:

Cooley LLP

3175 Hanover Street

Palo Alto, CA 94304-1130

Attention:         John T. McKenna

Email:               jmckenna@cooley.com

and

Cooley LLP

1333 2nd St.

Santa Monica, CA 90401

Attention:         Joshua DuClos

Email:               jduclos@cooley.com

If to the Seller Representative:

Shareholder Representative Services LLC

950 17th Street, Suite 1400

Denver, CO 80202

Attention:         Managing Director

Email:               deals@srsacquiom.com

with a copy to:

Cooley LLP

3175 Hanover Street

Palo Alto, CA 94304-1130

Attention:         John T. McKenna

Email:               jmckenna@cooley.com

and

Cooley LLP

1333 2nd St.

Santa Monica, CA 90401

Attention:         Joshua DuClos

Email:               jduclos@cooley.com

11.11 Interpretation; Rules of Construction. When a reference is made in this Agreement to Exhibits, Sections or Articles, such reference shall be to an Exhibit to, Section of or Article of this Agreement, respectively, unless otherwise indicated. The words “include”, “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”. The words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or subsection of this Agreement. The defined terms herein shall apply equally to both the singular and plural forms of the terms defined. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The Parties agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the Party drafting such agreement or document. Any dollar amount included herein shall not be used as a basis for interpreting the terms “material,” “materially,” “materiality,” “Material Adverse Effect” or any other similar qualification in this Agreement. References to “U.S. Dollars” or “US$” shall mean the lawful currency of the United States of America. For purposes of Article III of this Agreement, references to amounts in U.S. Dollars shall include the equivalent value, as of the Agreement Date, of any applicable foreign currency, including for purposes of the thresholds in Section  3.11.

11.12 Third Party Beneficiary Rights. Other than as set forth in Section 8.12 hereof and the last sentence of this Section 11.12, no provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in, or deemed to have been executed for the benefit of, any client, customer, employee, Affiliate, stockholder or partner of any Party or any other Person that is not a Party hereto or a successor or permitted assign of such Party, and all provisions hereof shall be personal solely between the Parties. Notwithstanding the foregoing, from and after the Closing, (a) to the extent not a Party to this Agreement, the Company Stockholders (and their successors, heirs and representatives) are intended third party beneficiaries of, and may enforce, Article II and (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders and Representatives of Company and the Company Stockholders, and any Affiliate of the foregoing (and their successors, heirs and representatives) are intended third party beneficiaries of, and may enforce, Article VI.

11.13 Entire Agreement. This Agreement, the exhibits and schedules hereto and the Ancillary Agreements constitute the entire understanding and agreement of the Parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the Parties other than the Confidentiality Agreement. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof. In furtherance of, and without limiting the foregoing, the Parties acknowledge that (i) the execution of this Agreement is the culmination of extensive negotiations between them, all of which were intended to be non-binding upon the Parties until memorialized in the executed copy of this Agreement and none of which should be construed as having created any type of oral agreement between the Parties, and (ii) except as expressly provided in Article III (as modified by the Company Disclosure Schedule), Article IV, and Article V (as modified by the Buyer Disclosure Schedule), none of the Parties hereto has made or is making any representations or warranties whatsoever, implied or otherwise.

11.14 Seller Representative.

(a) By the execution and delivery of this Agreement, each of the Sellers on behalf of itself and its successors and assigns, hereby irrevocably constitutes and appoints Shareholder Representative Services LLC, in its capacity as the Seller Representative, as the true and lawful agent and attorney-in-fact of the Sellers with full powers of substitution to act in the name, place and stead of thereof with respect to the performance on behalf of such Person following the Closing under the terms and provisions of this Agreement and the Ancillary Agreements to which the Seller Representative is a party, as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents on behalf of such Person following the Closing, if any, as the Seller Representative will deem necessary or appropriate in connection with any of the transactions contemplated under this Agreement or any of the Ancillary Agreements to which the Seller Representative is a party, including, solely in each case, following the Closing: (i) making on behalf of such Person any determinations and taking all actions on their behalf relating to the achievement of the Earnout Shares under Section 2.6 and any disputes with respect thereto; (ii) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under Section 2.6 of this Agreement or any Ancillary Agreements to which the Seller Representative is a party; (iii) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the Seller Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the Seller Representative and to rely on their advice and counsel; (iv) incurring and paying reasonable costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the Transactions, and any other reasonable fees and expenses allocable or in any way relating to such Transactions, incurred subsequent to Closing; and (v) otherwise enforcing the rights and obligations of any such Persons under this Agreement and the Ancillary Agreements to which the Seller Representative is a party. All decisions and actions by the Seller Representative, shall be binding upon each of the Company Stockholders and their respective successors and assigns, and they shall not have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 11.14 are irrevocable and coupled with an interest. The Seller Representative hereby accepts its appointment and authorization as the Seller Representative under this Agreement.

(b) Any other Person, including Buyer, Company and the Company Stockholders may conclusively and absolutely rely, without inquiry, upon any actions of the Seller Representative as the acts of the Company Stockholders hereunder or any Ancillary Agreements to which the Seller Representative is a party. Buyer and Company shall be entitled to rely conclusively on the instructions and decisions of the Seller Representative as to (i) any payment instructions provided by the Seller Representative or (ii) any other actions required or permitted to be taken by the Seller Representative hereunder, and neither Company nor any Company Stockholder shall have any cause of action against Buyer or Company for any action taken by any of them in reliance upon the instructions or decisions of the Seller Representative. Buyer and Company shall not have any liability to Company or any Company Stockholder for any allocation or distribution among the Company Stockholders by the Seller Representative of payments made to or at the direction of the Seller Representative. All notices or other communications required to be made or delivered to a Company Stockholder under this Agreement or any Ancillary Agreement to which the Seller Representative is a party after the Closing shall be made to the Seller Representative for the benefit of such Company Stockholder, and any notices so made shall discharge in full all notice requirements of the other parties hereto or thereto to such Company Stockholder with respect thereto. All notices or other communications required to be made or delivered by a Company Stockholder following the Closing shall be made by the Seller Representative (except for a notice under Section 11.14(d)) of the replacement of the Seller Representative).

(c) Following the Closing, the Seller Representative will act for the Company Stockholders on all of the matters set forth in this Agreement in the manner the Seller Representative believes to be in the best interest of the Company Stockholders, but the Seller Representative will not be responsible or liable to Company or the Company Stockholders for any losses that the Company or the Company Stockholders may suffer by reason of the performance by the Seller Representative of the Seller Representative’s duties under this Agreement, other than losses arising from the bad faith, gross negligence or willful misconduct by the Seller Representative in the performance of its duties under this Agreement. Buyer shall indemnify, defend and hold harmless the Seller Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) arising out of or in connection with the acceptance or administration of the Seller Representative’s duties under this Agreement or any Ancillary Agreement, including the reasonable fees and expenses of any legal counsel retained by the Seller Representative (collectively, “Representative Losses”), in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the bad faith, gross negligence or willful misconduct of the Seller Representative, the Seller Representative will reimburse Buyer the amount of such indemnified Representative Loss to the extent attributable to such bad faith, gross negligence or willful misconduct. If not paid directly to the Seller Representative by the Buyer, any such Representative Losses may be recovered by the Seller Representative from (i) the Sellers and (ii) any Earnout Shares at such time as any such amounts would otherwise be distributable to the Sellers; provided, that while this section allows the Seller Representative to be paid from the aforementioned sources of funds, this does not relieve the Buyer from its obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Seller Representative from seeking any remedies available to it at law or otherwise. In no event will the Seller Representative be required to advance its own funds on behalf of the Sellers or Buyer or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of the Buyer set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Seller Representative under this section. In no event shall the Seller Representative be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages. The Seller Representative shall not be liable for any act done or omitted under this Agreement or any Ancillary Agreement in connection with its duties as the Seller Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Seller Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any liability for relying on the Seller Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the Seller Representative shall have the right at any time and from time to time to select and engage, at the reasonable cost and expense of Buyer, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other reasonable out-of-pocket expenses, as the Seller Representative may reasonably deem necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to the Seller Representative under this Section 11.14 shall survive the Closing, the resignation or removal of the Seller Representative or the termination of this Agreement and continue indefinitely.

(d) If the Seller Representative shall die, become disabled, dissolve, resign or otherwise be unable or unwilling to fulfill its responsibilities as representative and agent of Company Stockholders, then the Company Stockholders shall, within ten (10) days after such death, disability, dissolution, resignation or other event, appoint a successor Seller Representative (by vote or written consent of the Company Stockholders holding in the aggregate in excess of fifty percent (50%) of the Company Stock as of the Closing (or the date of such vote or consent, if earlier)), and promptly thereafter (but in any event within two (2) Business Days after such appointment) notify Buyer in writing of the identity of such successor. Any such successor so appointed shall become the “Seller Representative” for purposes of this Agreement.

11.15 Acknowledgement; Waiver of Conflicts; Retention of Privilege.

(a) Each of the Parties hereto acknowledges and agrees that Cooley LLP (“Prior Company Counsel”) has acted as counsel to the Company Group in various matters involving a range of issues and as counsel to the Company in connection with the negotiation of this Agreement and the Ancillary Agreements, and the Transactions.

(b) In connection with any matter or dispute under this Agreement, Buyer hereby irrevocably waives and agrees not to assert, and, following the Closing, agrees to cause the Company Group to irrevocably waive and not to assert, any conflict of interest arising from or in connection with (i) Prior Company Counsel’s prior representation of the Company Group and (ii) Prior Company Counsel’s representation of the Seller Representative (collectively, the “Advised Parties”) prior to and after the Closing.

(c) Buyer further agree, on behalf of itself and, after the Closing, on behalf of the Company Group, that all communications in any form or format whatsoever between or among any of Prior Company Counsel, Company, any of the Advised Parties, or any of their respective Representatives that relate in any way to the negotiation, documentation and consummation of the Transactions or, beginning on the Agreement Date, any dispute arising under this Agreement (collectively, the “Deal Communications”) shall be deemed to be retained and owned collectively by the Advised Parties, shall be controlled by the Seller Representative on behalf of the Company Group and shall not pass to or be claimed by Buyer or the Company Group. All Deal Communications that are attorney-client privileged (the “Privileged Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Seller Representative, shall be controlled by the Seller Representative on behalf of the Company Group and shall not pass to or be claimed by Buyer or the Company Group; provided, further, that nothing contained herein shall be deemed to be a waiver by Buyer or any of its Affiliates (including, after the Closing, the Company Group) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(d) Notwithstanding the foregoing, in the event that a dispute arises between Buyer, on the one hand, and a third party other than the Seller Representative or any of the Company Stockholders, on the other hand, Buyer or the Company Group may assert the attorney-client privilege to prevent the disclosure of the Privileged Deal Communications to such third party; provided, however, that neither Buyer nor the Company Group may waive such privilege without the prior written consent of the Seller Representative. In the event that Buyer or the Company Group is legally required by governmental order or otherwise to access or obtain a copy of all or a portion of the Privileged Deal Communications, Buyer shall immediately (and, in any event, within two (2) Business Days) notify the Seller Representative in writing (including by making specific reference to this Section 11.15) so that the Seller Representative can seek a protective order and Buyer agrees to use all commercially reasonable efforts to assist therewith.

(e) To the extent that files or other materials maintained by Prior Company Counsel constitute property of its clients, only the Seller Representative shall hold such property rights and Prior Company Counsel shall have no duty to reveal or disclose any such files or other materials or any Privileged Deal Communications by reason of any attorney-client relationship between Prior Company Counsel, on the one hand, and the Company Group, on the other hand so long as such files or other materials would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

(f) Buyer agrees on behalf of itself and the Company Group, (i) to the extent that Buyer or, after the Closing, any Company Group Member, receives or takes physical possession of any Deal Communications, (A) such physical possession or receipt shall not, in any way, be deemed a waiver by any of the Advised Parties or any other Person, of the privileges or protections described in this section, and (B) neither Buyer nor any Company Group Member shall assert any claim that any of the Advised Parties or any other Person waived the attorney-client privilege, attorney work-product protection or any other right or expectation of client confidence applicable to any such materials or communications, (ii) not to access or use the Deal Communications, including by way of review of any electronic data, communications or other information, or by seeking to have the Seller Representative waive the attorney-client or other privilege, or by otherwise asserting that Buyer or any Company Group Member has the right to waive the attorney-client or other privilege and (iii) not to seek to obtain the Deal Communications from Prior Company Counsel so long as such Deal Communications would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

GIGCAPITAL, INC.

By:	/s/ Avi Katz
Name:	Avi Katz
Title:	Chairman & Chief Executive Officer

KALEYRA S.P.A.

By:	/s/ Dario Calogero
Name:	Dario Calogero
Title:	Chief Executive Officer

SHAREHOLDER REPRESENTATIVE SERVICES LLC

By:	/s/ Kimberly Angilly
Name:	Kimberly Angilly
Title:	Director

ESSE EFFE S.P.A.

By:	/s/ Simone Fubini
Name:	Simone Fubini
Title:	Presidente del consiglio di amministruzie Chairman of the Board

MAYA INVESTMENTS LIMITED

By:	/s/ Eugenia Rotaru
Name:	Eugenia Rotaru
Title:	Director

IPAI TERRY HSIAO

By:	/s/ Ipai Terry Hsiao
Name:	Ipai Terry Hsiao

GIACOMO DALL’AGLIO

By:	/s/ Giacomo Dall’Aglio
Name:	Giacomo Dall’Aglio

ALEX MILANI

By:	/s/ Alex Milani
Name:	Alex Milani

LUCA GIARDINA PAPA

By:	/s/ Luca Giardina Papa
Name:	Luca Giardina Papa

[SIGNATURE PAGES TO STOCK PURCHASE AGREEMENT]

HONG KONG PERMANENT SHINE LIMITED

By:	/s/ Chi Sing Ho
Name:	Chi Sing Ho
Title:	Authorized Signatory

FILIPPO MONASTRA

By:	/s/ Filippo Monastra
Name:	Filippo Monastra

MATTEO CASTELUCCI

By:	/s/ Matteo Castelucci
Name:	Matteo Castelucci

KIRK TSAI

By:	/s/ Kirk Tsai
Name:	Kirk Tsai

JUSTYNA MIZIOLEK

By:	/s/ Justyna Miziolek
Name:	Justyna Miziolek

ERJON METKO

By:	/s/ Erjon Metko
Name:	Erjon Metko

CLAUDIO IPPOLITO

By:	/s/ Claudio Ippolito
Name:	Claudio Ippolito

ANDREA RICCARDI

By:	/s/ Andrew Riccardi
Name:	Andrew Riccardi

FRANCESCO VIZZONE

By:	/s/ Francesco Vizzone
Name:	Francesco Vizzone

[SIGNATURE PAGES TO STOCK PURCHASE AGREEMENT]

SCHEDULE I

SELLERS

Shareholders	No. of Shares
Esse Effe S.p.A.	55,000
Maya Investments Limited	45,000
Ipai Terry Hsiao	1,575
Giacomo Dall’Aglio	1,377
Alex Milani	1,377
Luca Giardina Papa	1,377
Hong Kong Permanent Shine Limited	1,318
Filippo Monastra	1,032
Matteo Castelucci	687
Kirk Tsia	650
Justyna Miziolek	516
Erjon Metko	171
Claudio Ippolito	171
Andrea Riccardi	171
Francesco Vizzone	171
Total	110,593

SCHEDULE II

CLOSING CONSIDERATION1

If the Redemption Percentage is equal to or greater than 87.5%:

Company Stockholder	Cash Consideration	Closing Share Consideration	Note Principal Amount
Esse Effe S.p.A.	$0	4,705,510	$12,000,000
Maya Investments Limited	$0	4,387,736	$3,000,000
Ipai Terry Hsiao	$0	161,852	$0
Giacomo Dall’Aglio	$0	141,505	$0
Alex Milani	$0	141,505	$0
Luca Giardina Papa	$0	141,505	$0
Hong Kong Permanent Shine Limited	$0	135,442	$0
Filippo Monastra	$0	106,052	$0
Matteo Castelucci	$0	70,598	$0
Kirk Tsai	$0	66,796	$0
Justyna Miziolek	$0	53,026	$0
Erjon Metko	$0	17,573	$0
Claudio Ippolito	$0	17,573	$0
Andrea Riccardi	$0	17,573	$0
Francesco Vizzone	$0	17,573	$0
Total	$0	10,181,819	$15,000,000

If the Redemption Percentage is greater than 75% but less than 87.50%:

Company Stockholder	Cash Consideration	Closing Share Consideration	Note Principal Amount
Esse Effe S.p.A.	$3,000,000	4,385,510	$9,000,000
Maya Investments Limited	$750,000	4,307,736	$2,250,000
Ipai Terry Hsiao	$0	161,852	$0
Giacomo Dall’Aglio	$0	141,505	$0
Alex Milani	$0	141,505	$0
Luca Giardina Papa	$0	141,505	$0
Hong Kong Permanent Shine Limited	$0	135,442	$0
Filippo Monastra	$0	106,052	$0
Matteo Castelucci	$0	70,598	$0
Kirk Tsai	$0	66,796	$0
Justyna Miziolek	$0	53,026	$0
Erjon Metko	$0	17,573	$0
Claudio Ippolito	$0	17,573	$0
Andrea Riccardi	$0	17,573	$0
Francesco Vizzone	$0	17,573	$0
Total	$3,750,000	9,781,819	$11,250,000

[1]

If the aggregate Closing Share Consideration is adjusted pursuant to the definition of Closing Share Consideration, then the Closing Share Consideration to which each Company Stockholder shall be entitled shall be increased or reduced, as applicable, on a pro rata basis.

If the Redemption Percentage is greater than 62.50% but less than or equal to 75.00%:

Company Stockholder	Cash Consideration	Closing Share Consideration	Note Principal Amount
Esse Effe S.p.A.	$6,000,000	4,065,510	$6,000,000
Maya Investments Limited	$1,500,000	4,227,736	$1,500,000
Ipai Terry Hsiao	$0	161,852	$0
Giacomo Dall’Aglio	$0	141,505	$0
Alex Milani	$0	141,505	$0
Luca Giardina Papa	$0	141,505	$0
Hong Kong Permanent Shine Limited	$0	135,442	$0
Filippo Monastra	$0	106,052	$0
Matteo Castelucci	$0	70,598	$0
Kirk Tsai	$0	66,796	$0
Justyna Miziolek	$0	53,026	$0
Erjon Metko	$0	17,573	$0
Claudio Ippolito	$0	17,573	$0
Andrea Riccardi	$0	17,573	$0
Francesco Vizzone	$0	17,573	$0
Total	$7,500,000	9,381,819	$7,500,000

If the Redemption Percentage is equal to or greater than 50.00% but less than or equal to 62.50%:

Company Stockholder	Cash Consideration	Closing Share Consideration	Note Principal Amount
Esse Effe S.p.A.	$9,000,000	3,759,510	$3,000,000
Maya Investments Limited	$2,250,000	4,151,236	$750,000
Ipai Terry Hsiao	$0	161,852	$0
Giacomo Dall’Aglio	$0	141,505	$0
Alex Milani	$0	141,505	$0
Luca Giardina Papa	$0	141,505	$0
Hong Kong Permanent Shine Limited	$0	135,442	$0
Filippo Monastra	$0	106,052	$0
Matteo Castelucci	$0	70,598	$0
Kirk Tsai	$0	66,796	$0
Justyna Miziolek	$0	53,026	$0
Erjon Metko	$0	17,573	$0
Claudio Ippolito	$0	17,573	$0
Andrea Riccardi	$0	17,573	$0
Francesco Vizzone	$0	17,573	$0
Total	$11,250,000	8,999,319	$3,750,000

If the Redemption Percentage is less than 50.00%:

Company Stockholder	Cash Consideration	Closing Share Consideration	Note Principal Amount
Esse Effe S.p.A.	$12,000,000	3,453,510	$0
Maya Investments Limited	$3,000,000	4,074,736	$0
Ipai Terry Hsiao	$0	161,852	$0
Giacomo Dall’Aglio	$0	141,505	$0
Alex Milani	$0	141,505	$0
Luca Giardina Papa	$0	141,505	$0
Hong Kong Permanent Shine Limited	$0	135,442	$0
Filippo Monastra	$0	106,052	$0
Matteo Castelucci	$0	70,598	$0
Kirk Tsai	$0	66,796	$0
Justyna Miziolek	$0	53,026	$0
Erjon Metko	$0	17,573	$0
Claudio Ippolito	$0	17,573	$0
Andrea Riccardi	$0	17,573	$0
Francesco Vizzone	$0	17,573	$0
Total	$15,000,000	8,616,819	$0

SCHEDULE III

EARNOUT SHARES2

If the Redemption Percentage is equal to or greater than 87.5%:

Company Stockholder	2019 Earnout Shares	2020 Earnout Shares
Esse Effe S.p.A.	630,194	630,211
Maya Investments Limited	587,643	587,643
Ipai Terry Hsiao	21,677	21,676
Giacomo Dall’Aglio	18,952	18,951
Alex Milani	18,952	18,951
Luca Giardina Papa	18,952	18,951
Hong Kong Permanent Shine Limited	18,140	18,139
Filippo Monastra	14,204	14,203
Matteo Castelucci	9,455	9,455
Kirk Tsai	8,946	8,946
Justyna Miziolek	7,102	7,101
Erjon Metko	2,354	2,353
Claudio Ippolito	2,354	2,353
Andrea Riccardi	2,354	2,353
Francesco Vizzone	2,354	2,353
Total	1,363,633	1,363,639

If the Redemption Percentage is greater than 75% but less than 87.50%:

Company Stockholder	2019 Earnout Shares	2020 Earnout Shares
Esse Effe S.p.A.	790,203	790,203
Maya Investments Limited	627,643	627,643
Ipai Terry Hsiao	21,677	21,676
Giacomo Dall’Aglio	18,952	18,951
Alex Milani	18,952	18,951
Luca Giardina Papa	18,952	18,951
Hong Kong Permanent Shine Limited	18,140	18,139
Filippo Monastra	14,204	14,203
Matteo Castelucci	9,455	9,455
Kirk Tsai	8,946	8,946
Justyna Miziolek	7,102	7,101
Erjon Metko	2,354	2,353
Claudio Ippolito	2,354	2,353
Andrea Riccardi	2,354	2,353
Francesco Vizzone	2,354	2,353
Total	1,563,642	1,563,631

[2]

If the aggregate number of 2019 Earnout Shares or 2020 Earnout Shares is reduced pursuant to Section 2.6 of this Agreement, then the 2019 Earnout Shares or 2020 Earnout Shares, as applicable, to which each Company Stockholder shall be entitled shall be reduced on a pro rata basis.

If the Redemption Percentage is greater than 62.50% but less than or equal to 75.00%:

Company Stockholder	2019 Earnout Shares	2020 Earnout Shares
Esse Effe S.p.A.	950,194	950,211
Maya Investments Limited	667,643	667,643
Ipai Terry Hsiao	21,677	21,676
Giacomo Dall’Aglio	18,952	18,951
Alex Milani	18,952	18,951
Luca Giardina Papa	18,952	18,951
Hong Kong Permanent Shine Limited	18,140	18,139
Filippo Monastra	14,204	14,203
Matteo Castelucci	9,455	9,455
Kirk Tsai	8,946	8,946
Justyna Miziolek	7,102	7,101
Erjon Metko	2,354	2,353
Claudio Ippolito	2,354	2,353
Andrea Riccardi	2,354	2,353
Francesco Vizzone	2,354	2,353
Total	1,763,633	1,763,639

If the Redemption Percentage is equal to or greater than 50.00% but less than or equal to 62.50%:

Company Stockholder	2019 Earnout Shares	2020 Earnout Shares
Esse Effe S.p.A.	1,103,203	1,103,203
Maya Investments Limited	705,893	705,893
Ipai Terry Hsiao	21,677	21,676
Giacomo Dall’Aglio	18,952	18,951
Alex Milani	18,952	18,951
Luca Giardina Papa	18,952	18,951
Hong Kong Permanent Shine Limited	18,140	18,139
Filippo Monastra	14,204	14,203
Matteo Castelucci	9,455	9,455
Kirk Tsai	8,946	8,946
Justyna Miziolek	7,102	7,101
Erjon Metko	2,354	2,353
Claudio Ippolito	2,354	2,353
Andrea Riccardi	2,354	2,353
Francesco Vizzone	2,354	2,353
Total	1,954,892	1,954,881

If the Redemption Percentage is less than 50.00%:

Company Stockholder	2019 Earnout Shares	2020 Earnout Shares
Esse Effe S.p.A.	1,256,194	1,256,211
Maya Investments Limited	744,143	744,143
Ipai Terry Hsiao	21,677	21,676
Giacomo Dall’Aglio	18,952	18,951
Alex Milani	18,952	18,951
Luca Giardina Papa	18,952	18,951
Hong Kong Permanent Shine Limited	18,140	18,139
Filippo Monastra	14,204	14,203
Matteo Castelucci	9,455	9,455
Kirk Tsai	8,946	8,946
Justyna Miziolek	7,102	7,101
Erjon Metko	2,354	2,353
Claudio Ippolito	2,354	2,353
Andrea Riccardi	2,354	2,353
Francesco Vizzone	2,354	2,353
Total	2,146,133	2,146,139

SCHEDULE IV

RESTRICTED STOCK UNITS

1.

Following the Closing, each of the individuals listed in the tables below shall, subject to the approval of the board of directors of Buyer, be issued the number of restricted stock units of Buyer under the Post-Closing Equity Incentive Plan as set forth next to such individual’s name in Sections 2-4 below, subject to the vesting restrictions set forth below; provided, that, an individual’s right to receive any restricted stock units shall be conditioned upon the receipt by Buyer and Company of an agreement in a form reasonably acceptable to Buyer and Company pursuant to which such individual agrees to waive any right to receive any stock options or any other equity interests of Company or Buyer or any of their Subsidiaries and agrees to release all indemnification or other claims against Buyer and Company for any failure by Company to issue stock options or other equity interests of Company or any of its Subsidiaries. Notwithstanding the foregoing, no provision of this Schedule IV shall (i) create any third-party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of Buyer, Company, any of their respective Affiliates or any other Person other than the parties to this Agreement and their respective successors and permitted assigns, (ii) constitute or create or be deemed to constitute or create an employment agreement or (iii) constitute or be deemed to constitute an amendment to any employee benefit plan sponsored or maintained by Buyer, Company or any of their respective Affiliates. For the avoidance of doubt, all grants shall be subject to the approval of the board of directors of Buyer and any restrictions deemed appropriate or necessary by the board of directors of Buyer. An individual shall be eligible to receive a grant only if he or she is a service provider to Buyer, Company or any of its Subsidiaries as of the date of grant. All grants shall be subject to the terms of the Post-Closing Equity Incentive Plan and the form of agreement thereunder.

2.

Subject to Section 1, following the Closing, Buyer shall grant to the individuals set forth below the number of restricted stock units of Buyer as set forth next to each such individual’s name, which restricted stock units shall vest upon the earlier of (i) the first anniversary of the Closing Date or (ii) the date, following the Closing Date, on which (x) the last sale price of Buyer Common Stock equals or exceeds US$12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 trading day period commencing at least 150 days after the Closing Date or (y) Buyer completes a liquidation, merger, stock exchange or other similar transaction that results in all of Buyer’s stockholders having the right to exchange their shares of Buyer Common Stock for cash, securities or other property.

Individual	Restricted Stock Units
Soren Schaff	130,201
Ipai Terry Hsiao	86,938
Kirk Tsai	61,966
Bill Peters	30,829
Tor Soevik	37,303
Aniketh Jain	154,556
Ashish Agarwal	154,556
Mohamad Faraz	34,940
Vinay Jain	34,940
Shivam Prasad	34,940
Ankit Jain	27,232
Pavan Kumar	10,174
Anudeep Bangaru	19,011
Mohammad Naushad	19,011
Nachappa P. J.	28,979

Swetha G	19,833
Bhagath G J V Papolu	17,367
Prashanth A.	15,209
Madhusudhan Aithal K	19,526
Sudarvendan Chandrasekaran	14,387
Rakesh Kundula	20,039
Ajay Kumar Prasad	26,205
Pavan S Shetiya	20,039
Total	1,018,181

3.

Subject to Section 1, following the Closing, Buyer shall grant to the individuals set forth below the number of restricted stock units of Buyer as set forth next to each such individual’s name, which restricted stock units shall vest upon the final determination that Company Stockholders are entitled to receive 2019 Earnout Shares under Section 2.6 of this Agreement; provided, that, if it is finally determined pursuant to Section 2.6 of this Agreement that the Company Stockholders are not entitled to receive any 2019 Earnout Shares, the restricted stock units set forth below shall be automatically forfeited.

Individual	Restricted Stock Units
Soren Schaff	17,438
Ipai Terry Hsiao	11,644
Kirk Tsai	8,299
Bill Peters	4,129
Tor Soevik	4,996
Aniketh Jain	20,700
Ashish Agarwal	20,700
Mohamad Faraz	4,680
Vinay Jain	4,680
Shivam Prasad	4,680
Ankit Jain	3,647
Pavan Kumar	1,363
Anudeep Bangaru	2,546
Mohammad Naushad	2,546
Nachappa P. J.	3,881
Swetha G	2,656
Bhagath G J V Papolu	2,326
Prashanth A.	2,037
Madhusudhan Aithal K	2,615
Sudarvendan Chandrasekaran	1,927
Rakesh Kundula	2,684
Ajay Kumar Prasad	3,509
Pavan S Shetiya	2,684
Total	136,367

4.

Subject to Section 1, following the Closing, Buyer shall grant to the individuals set forth below the number of restricted stock units of Buyer as set forth next to each such individual’s name, which restricted stock units shall vest upon the final determination that Company Stockholders are entitled to receive 2020 Earnout Shares under Section 2.6 of this Agreement; provided, that, if it is finally determined pursuant to Section 2.6 of this Agreement that the Company Stockholders are not entitled to receive any 2020 Earnout Shares, the restricted stock units set forth below shall be automatically forfeited.

Individual	Restricted Stock Units
Soren Schaff	17,437
Ipai Terry Hsiao	11,643
Kirk Tsai	8,299
Bill Peters	4,129
Tor Soevik	4,996
Aniketh Jain	20,699
Ashish Agarwal	20,699
Mohamad Faraz	4,679
Vinay Jain	4,679
Shivam Prasad	4,679
Ankit Jain	3,647
Pavan Kumar	1,362
Anudeep Bangaru	2,546
Mohammad Naushad	2,546
Nachappa P. J.	3,881
Swetha G	2,657
Bhagath G J V Papolu	2,326
Prashanth A.	2,037
Madhusudhan Aithal K	2,615
Sudarvendan Chandrasekaran	1,927
Rakesh Kundula	2,684
Ajay Kumar Prasad	3,510
Pavan S Shetiya	2,684
Total	136,361

EXHIBIT A

FORM OF FOUNDER SHARES AGREEMENT

[Attached]

EXHIBIT A

FORM OF FOUNDER SHARES AGREEMENT

FOUNDER SHARES AGREEMENT

February 22, 2019

GigCapital, Inc.

2479 E. Bayshore Rd., Suite 200

Palo Alto, CA 94303

Kaleyra, S.p.A.

65 Via Teodosio

20131

Milan, Italy

Re: Agreement Relating to Founder Shares

Ladies and Gentlemen:

Reference is made to (i) that certain Stock Purchase Agreement (as amended, supplemented or otherwise modified from time to time, the “Purchase Agreement”), dated as of the date hereof, by and among GigCapital, Inc., a Delaware corporation (“Buyer”), Kaleyra, S.p.A., a company with shares formed under the laws of Italy (the “Company”), the shareholders of Kaleyra identified therein (the “Sellers”) and Shareholder Representative Services LLC, as the representative of the Sellers (the “Seller Representative”), and (ii) that certain letter agreement (the “Insider Letter”), dated December 7, 2017, between Buyer and each of GigAcquisitions, LLC, a Delaware limited liability company (“GigAcquisitions”), and Cowen Investments II LLC, a Delaware limited liability company as successor to Cowen Investments LLC (“Cowen”), Irwin Silverberg (“Silverberg”) and Jeffrey Bernstein (“Bernstein” and together with GigAcquisitions, Cowen and Silverberg, the “Sponsors”, and each a “Sponsor”), with respect to certain matters, including the transfer of shares of common stock of Buyer (“Common Stock”) held of record by each of the Sponsors (as further described on Exhibit A hereto, the “Founder Shares”). This letter agreement (this “Agreement”) represents the “Founder Shares Agreement” contemplated by the Purchase Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement.

In order to induce the Buyer and Sellers to enter into the Purchase Agreement and to proceed with the Transactions and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Sponsor, hereby agrees, for the benefit of Buyer, Sellers and the Seller Representative, as follows:

1. Each Sponsor agrees that, notwithstanding anything to the contrary contained in the Insider Letter, the number of Founder Shares with respect to each Sponsor as is set forth opposite such Sponsor’s name under the column on Exhibit A that corresponds to the range within which the actual Redemption Percentage falls (as to each such Sponsor, its “Sponsor Earnout Shares”) shall be subject to vesting and forfeiture as follows:

(a) 50% of such Sponsor’s Sponsor Earnout Shares (the “2019 Sponsor Earnout Shares”) will irrevocably vest in the event that it is finally determined pursuant to Section 2.6 of the Purchase Agreement that (A) Revenue for Fiscal Year 2019 is equal to or greater than the product of the Pro forma Revenue multiplied by 1.3 (the “2019 Revenue Target”) and (B) Adjusted EBITDA for Fiscal Year 2019 is equal to or greater than the product of the Pro forma Adjusted EBITDA multiplied by 1.45 (the “2019 Adjusted EBITDA Target”) and (C) the 2019 Earnout Shares have become issuable as a result thereof. To the extent

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that the 2019 Adjusted EBITDA Target has been achieved and Revenue for Fiscal Year 2019 is at least 80% of the 2019 Revenue Target but less than the 2019 Revenue Target, then the number of 2019 Sponsor Earnout Shares that vest shall be reduced by 0.5% for every 1.0% Revenue for Fiscal Year 2019 is below the 2019 Revenue Target and the remaining 2019 Sponsor Earnout Shares shall be forfeited in accordance with Section 4(a);

(b) 50% of such Sponsor’s Sponsor Earnout Shares (the “2020 Sponsor Earnout Shares”) will irrevocably vest in the event that it is finally determined pursuant Section 2.6 of the Purchase Agreement that (A) Revenue for Fiscal Year 2020 is equal to or greater than the product of the Revenue for Fiscal Year 2019 multiplied by 1.3 (the “2020 Revenue Target”) and (B) Adjusted EBITDA for Fiscal Year 2020 is equal to or greater than the product of Adjusted EBITDA for Fiscal Year 2019 multiplied by 1.45 (the “2020 Adjusted EBITDA Target”) and (C) the 2020 Earnout Shares have become issuable as a result thereof. To the extent that the 2020 Adjusted EBITDA Target has been achieved and Revenue for Fiscal Year 2020 is at least 80% of the 2019 Revenue Target but less than the 2020 Revenue Target, then the number of 2020 Sponsor Earnout Shares that vest shall be reduced by 0.5% for every 1.0% Revenue for Fiscal Year 2020 is below the 2020 Revenue Target and the remaining 2020 Sponsor Earnout Shares shall be forfeited in accordance with Section 4(b); and

(c) Any Sponsor Earnout Shares that have not yet vested, or been forfeited in accordance with Section 4(a) or 4(b), shall irrevocably vest if, and concurrently with, Earnout Shares becoming issuable under the Purchase Agreement on account of an Acceleration Event.

2. Each Sponsor hereby irrevocably and unconditionally agrees that, prior to the vesting of such Sponsor’s Sponsor Earnout Shares, such Sponsor shall not Transfer (as defined below) all or any portion of such Sponsor’s Sponsor Earnout Shares, other than to a permitted transferees described in Section 9 of the Insider Letter who enters into a written agreement for the benefit of the parties to this Agreement pursuant to which such permitted transferee agrees to be bound by the provisions of this Agreement; provided that, following such Transfer, such Sponsor continues to beneficially own such transferred Sponsor Earnout Shares for all purposes, including voting rights.

3. “Transfer” shall mean (a) any direct or indirect offer to sell, sale, assignment, Encumbrance, disposition, loan, hypothecation, grant of any option to purchase or otherwise dispose of, grant of any interest in or other transfer (by operation of law or otherwise), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any offer to sell, sale, assignment, Encumbrance, disposition, loan, hypothecation or other transfer (by operation of law or otherwise), of any Sponsor Earnout Shares or interest in any Sponsor Earnout Shares or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder with respect to the Sponsor Earnout Shares, (b) the entry into any swap or other agreement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Sponsor Earnout Shares or interest in any Sponsor Earnout Shares, whether any such transaction is to be settled by delivery of such Sponsor Earnout Shares or interest in such Sponsor Earnout Shares, in cash or otherwise or (c) the public announcement of any intention to effect any transaction described in clause (a) or (b).

4. (a) If any of the 2019 Sponsor Earnout Shares of a Sponsor that could be vested pursuant to clause (a) of Section 1 have not vested pursuant to such clause (a) of Section 1, then upon the final determination that the Company Stockholders are not entitled to or eligible to receive all or a portion of the 2019 Earnout Shares pursuant to the Purchase Agreement, such number of 2019 Sponsor Earnout Shares that have not vested shall be forfeited to Buyer without consideration and the Sponsors will deliver any such forfeited 2019 Sponsor Earnout Shares to Buyer in certificated or book entry form (as applicable) for cancellation by Buyer.

(b) If any of the 2020 Sponsor Earnout Shares of a Sponsor that could be vested pursuant to clause (b) of Section 1 have not vested pursuant to such clause (b) of Section 1, then upon the final determination that

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the Company Stockholders are not entitled to or eligible to receive all or a portion of the 2020 Earnout Shares pursuant to the Purchase Agreement, such number of 2020 Sponsor Earnout Shares that have not vested shall be forfeited to Buyer without consideration and the Sponsors will deliver any such forfeited 2020 Sponsor Earnout Shares to Buyer in certificated or book entry form (as applicable) for cancellation by Buyer.

For the avoidance of doubt, upon any such forfeiture, such forfeited Sponsor Earnout Shares shall be transferred to Buyer for cancellation and in exchange for no consideration. All certificates representing the Sponsor Earnout Shares will have endorsed legends thereon noting that such Sponsor Earnout Shares are subject to the restrictions set forth in this Agreement and such other applicable restrictions under applicable securities laws.

5. Prior to the vesting of any Sponsor Earnout Shares hereunder, the holder of such Sponsor Earnout Shares shall nevertheless retain the right to vote such Sponsor Earnout Shares until such Sponsor Earnout Shares are forfeited.

6. Until Sponsor Earnout Shares have vested or been forfeited hereunder, an amount equal to any dividends or distributions that would have been payable to the Sponsors with respect to their Sponsor Earnout Shares if the Sponsor Earnout Shares had vested prior to the record date for such dividends or distributions shall be withheld by the Buyer for the benefit of the Sponsors with respect to the Sponsor Earnout Shares (the “Withheld Amount”). If any securities of the Buyer or any other Person are included in the Withheld Amount, then any dividends or distributions in respect of or in exchange for any of such securities in the Withheld Amount, whether by way of stock splits or otherwise, shall be delivered to the Buyer and included in the “Withheld Amount”, and will be released to the Buyer or the Sponsors, as applicable, upon the release of the corresponding securities. If and when the Sponsor Earnout Shares vest in accordance with Section 1, the Buyer shall release to each Sponsor, the aggregate amount of the Withheld Amount attributable to such Sponsor’s Sponsor Earnout Shares that have vested and, if applicable, shall continue to withhold any remaining Withheld Amount that is attributable to the Sponsor Earnout Shares that have not yet vested until such Sponsor Earnout Shares vest, in which case such remaining Withheld Amount shall be released to the Sponsors with respect to their Sponsor Earnout Shares. If all or any portion of the Sponsor Earnout Shares are forfeited to the Buyer in accordance with Section 4, then the portion of the Withheld Amount attributable to the portion of the Sponsor Earnout Shares that have been forfeited to the Buyer shall be automatically forfeited to Buyer without consideration and with no further action required of any person.

7. This Agreement, together with the Purchase Agreement to the extent referenced herein, constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof. This Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

8. No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of each of the other parties hereto. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Agreement shall be binding on each of the parties hereto and their respective successors and assigns.

9. This Agreement shall be construed and enforced in accordance with the internal laws of the State of Delaware without regard to the conflict of laws principles thereof. The parties hereto (a) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Agreement shall be brought and enforced in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction, then in the applicable Delaware state court), or if under applicable law exclusive jurisdiction of such action is vested in the federal courts, then the United States District Court for the District of Delaware, and

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irrevocably submits to such jurisdiction and venue, which jurisdiction and venue shall be exclusive, and (b) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

10. The parties agree that irreparable damage would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its terms or otherwise breach such provisions. Accordingly, the parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

11. Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent by electronic mail (with recipient receipt acknowledgment), express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile transmission to Buyer, the Company and the Seller Representative at the addresses specified in the Purchase Agreement and to the Sponsors at the addresses set forth on Exhibit A.

12. This Agreement shall immediately terminate, without any further action by the parties hereto, at such time, if any, that the Purchase Agreement is terminated in accordance with its terms.

13. This Agreement may be executed in any number of counterparts, each of which shall be an original as regards any party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all parties reflected hereon as signatories.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

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Please indicate your agreement to the foregoing by signing in the space provided below.

GIGACQUISITIONS, LLC

By:
Name:	Dr. Avi S. Katz
Title:	Manager

COWEN INVESTMENTS II LLC

By:
Name:
Title:

By:
Irwin Silverberg

By:
Jeffrey Bernstein

GIGCAPITAL, INC.

By:
Name:	Dr. Avi S. Katz
Title:	Chief Executive Officer

KALEYRA S.P.A

By:
Name:	Dario Calogero
Title:	Chief Executive Officer

SHAREHOLDER REPRESENTATIVE SERVICES LLC

By:
Name:
Title:

[SIGNATURE PAGE TO FOUNDER SHARES AGREEMENT]

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EXHIBIT A

Holder Name and Address for Notices	Total Founder Shares	Vested Founder Shares[1]	Sponsor Earnout Shares (Equals the number of Founder Shares listed opposite each Sponsor in the column for the range within which the actual Redemption Percentage falls)[2]
			Equal to or greater than 87.50%	Greater than 75.00% but less than 87.50%	Greater than 62.50% but less than or equal to 75.00%	Equal to or greater than 50.00% but less than or equal to 62.50%	Less than 50.00%
GigAcquisitions, LLC	3,218,975	1,609,488	1,609,488	1,240,646	871,805	502,965	201,185
2479 E. Bayshore Rd., Suite 200 Palo Alto, CA 94303

Cowen Investments II LLC	561,092	280,546	280,546	216,254	151,962	87,671	35,068
599 Lexington Ave New York, NY 10022

Irwin Silverberg	222,245	111,123	111,123	85,657	60,191	34,726	13,890
[***] [***] [***]

Jeffrey Bernstein	24,694	12,347	12,347	9,517	6,688	3,858	1,543
[***] [***]
Total	4,027,006	2,013,504	2,013,504	1,552,074	1,090,646	629,220	251,686

[1]	Each Sponsor’s Founder Shares in this column shall not be subject to forfeiture under this Agreement regardless of the Redemption Percentage.
[2]

In addition to the Founder Shares listed under the column headed “Vested Founder Shares”, the portion of each Sponsor’s Founder Shares that do not become Sponsor Earnout Shares, based upon the range within which the actual Redemption Percentage falls, shall not be subject to forfeiture under this Agreement.

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EXHIBIT B

FORM OF NOTE

[Attached]

EXHIBIT B

FORM OF NOTE

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

CONVERTIBLE UNSECURED PROMISSORY NOTE

U.S. $[●]

[●], 2019

[●], California

FOR VALUE RECEIVED, the undersigned, Kaleyra, Inc. (f/k/a GigCapital, Inc.), a Delaware corporation (“Maker”), promises to pay to the order of [●], [an individual][entity], (“Payee”), at                              or at such other place as Payee may designate, the principal sum of [●] Dollars ($[●]), with interest thereon as provided in this Unsecured Promissory Note (“Note”).

1. This Note is being executed in connection with the closing of a Stock Purchase Agreement dated as of [●], 2019 by and between Maker, Kaleyra S.p.A., a company with shares formed under the laws of Italy (“Kaleyra”), all of the shareholders of Kaleyra, including Payee (“Sellers”), and [●], as representative for the Sellers (the “Purchase Agreement”). All capitalized terms not otherwise defined herein shall have the meanings set forth in the Purchase Agreement. As is further set forth in the Purchase Agreement, this Note shall be delivered on the Closing Date, and the principal amount of the Note may be adjusted in accordance with the Purchase Agreement.

2. Fifty percent (50%) of the outstanding principal balance of this Note shall be due and payable on the fifteen month anniversary of the Closing Date. The remaining outstanding principal balance of this Note plus all accrued and unpaid interest and fees due under this Note and the Purchase Agreement shall be due and payable in full on the twenty-four month anniversary of the Closing Date. Notwithstanding the foregoing, in the event that the Maker receives, at any time while principal of this Note remains outstanding, cash proceeds of an equity financing (the “Financing”) in an amount not less than Fifty Million Dollars ($50,000,000.00) (the “Financing Proceeds”), fifty percent (50%) of the outstanding principal balance of this Note shall be due and payable to Payee no later than ten (10) Business Days after Maker receives the Financing Proceeds. The remaining outstanding principal balance of this Note after payment of the Financing Proceeds, plus all accrued and unpaid interest and fees due under this Note and the Purchase Agreement shall be due and payable in full on the twenty-four month anniversary of the Closing Date. In the event of a Financing where at any time the Maker receives cash proceeds of such Financing in an amount not less than Seventy-five Million Dollars ($75,000,000.00) (the “Payoff Financing Proceeds”), one hundred percent (100%) of the remaining outstanding principal balance of this Note, plus all accrued and unpaid interest and fees due under this Note and the Purchase Agreement shall due and payable no later than ten (10) Business Days after Maker receives the Payoff Financing Proceeds. The date which is the earlier of (a) the twenty-four month anniversary of the Closing Date, or (b) the date payment is received from Payoff Financing Proceeds is hereinafter the “Maturity Date.”

3. Commencing on the date hereof until the earlier of payment in full on (a) the twenty-four month anniversary of the Closing Date, or (b) the date payment is received from Payoff Financing Proceeds, interest shall accrue at a fixed interest rate equal to LIBOR plus a margin of one percent (1%) per annum, which interest

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rate as of the date hereof is [●] percent ([●]%), and which such interest shall be due and payable annually on the date which is the twelve month anniversary of the Closing Date and on the date which is the twenty-four month anniversary of the Closing Date. As used herein, “LIBOR” means the one-year U.S. Dollar LIBOR interest rate published in The Wall Street Journal on the Closing Date. All interest shall be computed on the basis of a 365-day year and the actual number of days elapsed.

4. In the event that this Note is not paid in full on or before the Maturity Date, then at any time after the sixtieth business day after the Maturity Date and assuming payment in full has not been made prior to such date, the outstanding principal amount of this Note together with all accrued but unpaid interest thereon may be converted, in part or in whole, at the option of Payee, into shares of Maker’s common stock, par value $0.001 per share (the “Common Stock”) as provided below. A conversion of any portion of this Note into shares of Common Stock shall be effected at a conversion price equal to the Current Market Price as of the date of such conversion (the “Conversion Price”). As used herein, the term “Current Market Price” means, generally, the average VWAP for the 20 consecutive trading days ending on the date that is five trading days prior to the date of conversion. As used herein, the term “VWAP” means, for any trading day, the volume weighted average trading price of the Common Stock for such trading day on the NYSE (or if the Common Stock is no longer traded on the NYSE, on such other exchange as the Common Stock are then traded). To effect a conversion under this Section 4, Payee shall provide written notice of such conversion to Maker, along with such other documents required under Section 5 hereof, at least three Business Days prior to the date of conversion, and the written notice shall state the date on which the conversion will occur.

5. As soon as practicable after conversion of this Note pursuant to Section 4 hereof, Payee agrees to surrender this Note for conversion at the principal office of Maker and agrees to execute all appropriate documentation necessary to effect such conversion. As soon as practicable thereafter, Maker, at its expense, will cause to be issued in the name of and delivered to Payee, a certificate or certificates for the number of shares of Common Stock to which Payee shall be entitled on such conversion (bearing such legends as may be required by applicable state and federal securities laws in the opinion of legal counsel for Maker). Such conversion shall be deemed to have been made immediately prior to the close of business on the applicable conversion date set forth in Section 4 above, regardless of whether the Note has been surrendered on such date, provided that Maker shall not be required to issue a certificate for shares to Payee prior to the surrender of this Note. No fractional shares will be issued on conversion of this Note; in lieu of any fractional share to which Payee would otherwise be entitled, Maker shall pay to Payee the amount of the outstanding principal balance and/or accrued interest due that is not so converted, such payment to be in cash or by check. Payee understands that Payee shall not have any of the rights of a stockholder with respect to the shares of Common Stock issuable upon conversion of any principal or accrued interest of this Note, until such principal or accrued interest is converted into capital stock of Maker as provided herein.

6. This Note is one of a series of individual Notes issued by the Maker to one or more Sellers pursuant to the terms of the Purchase Agreement. This Note shall rank at all times at least pari passu in right of priority of payment and in all other respects with all other Notes issued by Maker to such Sellers pursuant to the Purchase Agreement.

7. If any day on which a payment of principal or interest is due is not a Business Day, then such payment shall be due on the next succeeding Business Day.

8. Maker represents and warrants as follows:

(a)

Maker is duly existing and in good standing under the laws of its jurisdiction of formation and is qualified and licensed to do business in, and is in good standing in, any state in which the conduct of its business or its ownership of property requires that it be so qualified except where the failure to be so qualified could not reasonably be expected to have a material adverse effect on the ability of Maker to perform its obligations under this Note;

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(b)

The execution, delivery, and performance of this Note are within Maker’s powers, have been duly authorized, and neither conflict with nor constitute a breach of any provision contained in Maker’s formation documents or bylaws, nor will they constitute an event of default under any material agreement to which Maker is a party or by which Maker is bound;

(c)

Except as disclosed in writing to Payee prior to the date hereof, there is no action, suit or proceeding affecting Maker pending or, to Maker’s knowledge, threatened in writing before any court, arbitrator, or governmental authority, domestic or foreign, which could reasonably be expected to have a material adverse effect on the ability of Maker to perform its obligations under this Note;

(d)

This Note is a valid and binding obligation of Maker, enforceable against Maker in accordance with its terms, except as the enforceability thereof may be subject to or limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally; and

(e)

The incurrence of Maker’s obligations under this Note will not cause Maker to (i) become insolvent; (ii) be left with unreasonably small capital for any business or transaction in which Maker is presently engaged or plans to be engaged; or (iii) be unable to pay its debts as such debts mature.

9. It shall be an “Event of Default” under this Note if:

(a)	Maker fails to make any payment when due under this Note and such payment is not cured within five (5) days after Maker’s receipt of written notice of such failure;

(b)

Maker commences any case, proceeding or other action (i) under any existing or future Law relating to bankruptcy, insolvency, reorganization, or other relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts or (ii) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Maker makes a general assignment for the benefit of its creditors;

(c)

there is commenced against Maker any case, proceeding or other action of a nature referred to in Section 9(b) which (i) results in the entry of an order for relief or any such adjudication or appointment or (ii) remains undismissed, undischarged or unbonded for a period of thirty (30) days;

(d)

there is commenced against Maker any case, proceeding or other action seeking issuance of a warrant of attachment, execution or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which has not been vacated, discharged, or stayed or bonded pending appeal within thirty (30) days from the entry thereof;

(e)	Maker takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in Section 9(b), (c) and (d);

(f)	Maker breaches any representation or warranty contained in this Note;

(g)	Maker is generally not, or shall be unable to, or admits in writing its inability to pay its debts as they become due; or

(h)

There occurs a change of control of Maker as a result of (i) a sale of all or substantially all of the assets of Maker or (ii) a transaction by and between Maker and any “Person” (having the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” within the meaning of Section 13(d)(3)), whereby the stockholders of Maker immediately prior to such transaction own less than fifty percent (50%) of the total fair market value or total voting power of the equity of the acquiring or surviving entity, as applicable.

10. Upon the occurrence of an Event of Default, without any further act of Payee or any other Person, the entire unpaid and outstanding principal balance of this Note, together with all accrued and unpaid interest and

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any and all other amounts payable hereunder, and all costs and expenses (including reasonable legal fees and expenses) incurred in connection with the enforcement and/or collection of this Note, shall immediately be due and payable, and Payee may exercise all or any of its rights under applicable Law. The right to plead any and all statutes of limitations as a defense to any demands hereunder is hereby waived to the full extent permitted by law.

11. This Note may be prepaid in whole or in part without penalty or premium. All references to Dollars herein are to lawful currency of the United States of America.

12. Any extension of this Note granted to Maker by Payee shall not release Maker, or constitute a waiver, of any payment due on principal or interest, or otherwise diminish the rights of Payee. The Maker waives presentment, protest, demand for payment, notice of dishonor, and any and all other notices or demands in connection with the delivery, acceptance, performance, default, or enforcement of this Note. The obligations evidenced or created by this Note, as well as all waivers of rights by Maker contained herein, shall effectively bind and be the obligations and waivers of any and all others who may at any time become liable for the payment of all or any part of this Note, including, without limitation, all endorsers and guarantors. Payee may assign or transfer, by operation of law or otherwise, this Note or any of Payee’s rights or obligations hereunder, in whole or in part, with notice to but without the express prior written consent of Maker. Subject to the foregoing, this Note shall be binding upon and inure to the benefit of the Parties and their respective heirs, representatives, successors and permissible assigns.

13. No delay or omission on the part of Payee in exercising any of its remedies hereunder shall be deemed a continuing waiver of that right or any other right. The acceptance of Payee of any payment pursuant to the terms of this Note which is less than payment in full of all amounts due and payable at the time of such payment shall not constitute a waiver of the right to (a) collect such payment(s) in full and/or (b) exercise any of the foregoing options at that time or at any subsequent time or nullify any prior exercise of any such option, without the express written consent of Payee, except and as to the extent otherwise required by law.

14. Nothing herein shall be construed or operate as to require Maker, or any person liable for the payment of the Note, to pay interest or charges in an amount or at a rate greater than the highest rate permissible under applicable law. Should any interest or other charges paid by Maker result in the computation or earning of interest in excess of such rate, then any and all such excess shall be and the same is hereby waived by Payee, and all such excess shall be automatically credited against the principal balance of this Note, and any portion of said excess that exceeds the principal balance shall be paid by Payee to Maker.

15. Any provision of this Note may be amended, waived or modified only upon the written consent of Maker and Payee. If any provision of this Note is found to be illegal or unenforceable, the other provisions shall remain effective and enforceable to the fullest extent permitted by law. Maker and Payee have each had the opportunity to have independent legal counsel review and seek to revise this Note, and this Note therefore shall not be interpreted against any party as the drafter. This Note shall be governed by, construed and enforced in accordance with the laws of the State of Delaware.

16. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered in the manner provided in the Purchase Agreement.

IN WITNESS WHEREOF, Maker has executed this Note in favor of Payee as of the date first written above.

“MAKER” Kaleyra, Inc., a Delaware corporation

By:

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EXHIBIT C

FORM OF AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

[Attached]

EXHIBIT C

FORM OF REGISTRATION RIGHTS AGREEMENT

KALEYRA, INC.

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT is entered into as of the [    ] day of [                ], 2019, by and among Kaleyra, Inc. (f/k/a GigCapital, Inc.), a Delaware corporation (the “Company”), Shareholder Representative Services LLC, as representative for certain stockholders of the Company (the “Seller’s Representative”), and each of the Holders listed on Schedule A hereto (each such party, and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2, a “Holder” and collectively, the “Holders”).

WHEREAS, on October 11, 2017, the Company and each of GigAcquisitions, LLC, a Delaware limited liability company (“Gig Acquisitions”), Cowen Investments LLC, a Delaware limited liability company, Irwin Silverberg (“Silverberg”) and Jeffrey Bernstein (“Bernstein”) entered into separate subscription agreements pursuant to which the Company issued and sold an aggregate of 4,267,500 shares (the “Founder Shares”) of its common stock, par value $0.0001 per share (“Common Stock”), to the Founders (as defined below); provided, that up to an aggregate of 562,500 Founder Shares are subject to forfeiture if the over-allotment option (the “Over-allotment Option”) in connection with the Company’s initial public offering is not exercised in full;

WHEREAS, Cowen Investments II LLC, a Delaware limited liability company (“Cowen Investments”) has succeeded to the interests of Cowen Investments LLC, and Cowen Investments, Gig Acquisitions, Silverberg and Bernstein are collectively referred to herein as the “Founders”;

WHEREAS, on November 14, 2017, the Company and the Founders agreed to the cancellation of an aggregate of 20,000 Founder Shares (but the number of Founder Shares subject to forfeiture did not change);

WHEREAS, on December 7, 2017, the Company and the Founders agreed to the cancellation of an aggregate of 718,750 additional Founder Shares and to reduce the number of such shares subject to forfeiture to 468,750 Founder Shares;

WHEREAS, on December 7, 2017, the Company issued and sold 20,000 shares of Common Stock to each of John Mikulsky, Peter Wang and Jack Porter, the Company’s independent directors, and 5,000 shares of Common Stock to Barrett Daniels, the then Company’s Vice President and Chief Financial Officer (collectively, the “Insider Shares”) solely in consideration of future services;

WHEREAS, on December 7, 2017, the Company and the Founders entered into separate unit purchase agreements, pursuant to which the Founders agreed to purchase an aggregate of 489,500 units of the Company (or up to 498,256 units of the Company if the Over-allotment Option is exercised in full) (the “Private Placement Units”), with each such unit consisting of one share of Common Stock (all of such shares, collectively, the “Private Shares”), one right to receive one-tenth (1/10) of one share of Common Stock (the “Rights”) and three-quarters (3/4) of a warrant to purchase one share of Common Stock at an exercise price of $11.50 per share (all of such warrants, collectively, “Private Warrants”), in a private placement transaction occurring simultaneously with the closing of the Company’s initial public offering;

WHEREAS, the Company and certain of the Holders (the “Existing Holders”) are parties to that certain Registration Rights Agreement, dated as of December 7, 2017, by and among the Company and the parties listed under Holders on the signature page thereto (the “Existing Registration Rights Agreement”);

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WHEREAS, on December 12, 2017, the Company announced the closing of its initial public offering of Common Stock, on January 11, 2018, the Company announced the closing of the Over-allotment Option, and in the aggregate the Founders purchased 498,256 Private Placement Units;

WHEREAS, on June 6, 2018, Barrett Daniels submitted a letter of resignation from his position as the Vice President and Chief Financial Officer, effective as of July 1, 2018, and in connection with his resignation, he also forfeited any Insider Shares that he owned, whether directly or indirectly;

WHEREAS, on February 22, 2019, the Company entered into that certain Stock Purchase Agreement (the “Stock Purchase Agreement”), by and between the Company, Kaleyra S.p.A. (“Kaleyra”), the shareholders of Kaleyra (the “Sellers”), and the Seller’s Representative, who is acting as the representative of the Sellers;

WHEREAS, pursuant to the Stock Purchase Agreement, and in consideration of the Company’s purchase of shares of Kaleyra common stock, the Company is issuing [                ] shares of Common Stock to the Sellers at the closing of the transaction provided for by the Stock Purchase Agreement (the “Closing Share Consideration”), may issue to certain of the Sellers Convertible Unsecured Promissory Notes that are convertible into shares of Common Stock (the “Convertible Notes”), and may in the future issue additional shares of Common Stock (the “Earnout Shares”);

WHEREAS, it is a condition to the consummation of the transactions contemplated by the Stock Purchase Agreement that the parties hereto amend and restate the Existing Registration Rights Agreement by entering into this Agreement, pursuant to which the Company shall grant the Holders (as defined below) certain registration rights with respect to the Registrable Securities (as defined below), as set forth in this Agreement; and

WHEREAS, the Founders, the Insiders, Sellers and the Company desire to set forth certain matters regarding the ownership of the Registrable Securities (as defined below) by Holders (as defined below).

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Existing Holders agree that the Existing Registration Rights Agreement shall be amended and restated, and the parties hereto further agree as follows:

1. DEFINITIONS. The following capitalized terms used herein have the following meanings:

“Affiliate” means with respect to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common Control with, such specified Person, including without limitation any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund or registered investment company now or hereafter existing that is controlled by one or more general partners, managing members or investment adviser of, or shares the same management company or investment adviser with, such Person (it being understood that (i) the parties to the Investor Rights Agreement shall not be deemed to be Affiliates of one another solely due to their being party to the Investor Rights Agreement, and (ii) the Company and its Subsidiaries shall not be deemed to be Affiliates of any Holder). The terms “affiliated” and “unaffiliated” shall have correlative meaning.

“Agreement” means this Amended and Restated Registration Rights Agreement, as amended, restated, supplemented, or otherwise modified from time to time.

“Alternative Transaction” has the meaning set forth in Section 2.1.1.

“Automatic Shelf Registration Statement” means an “automatic shelf registration statement” as defined in Rule 405 promulgated under the Securities Act on Form S-3ASR.

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“beneficial ownership” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act. The terms “beneficially own” and “beneficial owner” shall have correlative meanings.

“Bernstein” has the meaning set forth in the Recitals.

“Board” means the Board of Directors of the Company.

“Business Day” means any day except Saturday, Sunday or other day on which banks are generally not open for business in the city of New York, New York.

“Closing Share Consideration” has the meaning set forth in the Recitals.

“Common Stock” has the meaning set forth in the Recitals.

“Company” is defined in the Preamble to this Agreement.

“control” (including the terms “controlling” and “controlled”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of such subject Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Convertible Notes” has the meaning set forth in the Recitals.

“Cowen Investments” has the meaning set forth in the Recitals.

“Damages” has the meaning set forth in Section 4.1.

“Demand” has the meaning set forth in Section 2.1.1.

“Demanding Holder” has the meaning set forth in Section 2.1.1.

“Demanding Notice” has the meaning set forth in Section 2.1.1.

“Demand Registration” has the meaning set forth in Section 2.1.1.

“Demand Registration Statement” has the meaning set forth in Section 2.1.1.

“Determination Date” has the meaning set forth in Section 2.2.6.

“Earnout Shares” has the meaning set forth in the Recitals.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder, all as the same shall be in effect at the time.

“Existing Registration Rights Agreement” has the meaning set forth in the Recitals.

“Form S-3” has the meaning set forth in Section 2.3.

“Founder Registrable Securities” means (i) all Common Stock (including any shares of the Common Stock issued or issuable upon exercise of the Warrants), (ii) Warrants and (iii) all other securities issued in respect of such Common Stock or Warrants or into which such Common Stock or Warrants are later converted or reclassified, in each case of clauses (i)-(iii), in each case held by any Founder or any Affiliate of the foregoing, and their respective Permitted Transferees, whether now owned or hereafter acquired.

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“Founder Shares” has the meaning set forth in the Recitals.

“Founders” has the meaning set forth in the Recitals.

“Free Writing Prospectus” means a free—writing prospectus, as defined in Rule 405 of the Securities Act.

“Governmental Authority” means the government of any nation, state, city, locality or other political subdivision thereof, any entity or self-regulatory organization exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including FINRA and any national or regional stock exchange on which the Common Stock is then listed or is proposed to be listed), and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Holder” and “Holders are defined in the Preamble to this Agreement.

“Holder Parties” has the meaning set forth in Section 4.1.

“Indemnified Party” has the meaning set forth in Section 4.3.

“Indemnifying Party” has the meaning set forth in Section 4.3.

“Insider Letters” means those certain letter agreements, each dated December 7, 2017, in one case by and among the Company and each of the Founders, and in the other case by and among the Company and each of its executive officers and directors.

“Insider Shares” has the meaning set forth in the Recitals.

“Insiders” has the meaning set forth in the Recitals.

“Inspectors” has the meaning set forth in Section 3.7.

“Joinder” means a joinder to this Agreement in the form of Exhibit A attached hereto.

“Listing” means, with respect to a security, the listing of such security for trading on the relevant stock exchange in compliance with the rules and regulations of such stock exchange, which listing may be subject to official notice of issuance.

“Lock-up Period” means, with respect to the Registrable Securities, the period ending on the earlier of (i) one year after the date of the closing of the first purchase of the capital stock of Kaleyra by the Company pursuant to the Stock Purchase Agreement (the “Business Combination”) or (ii) the date on which, subsequent to the Business Combination, the last sale price of the Common Stock (x) equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, or (y) the date following the completion of the Business Combination on which the Company completes a liquidation, merger, stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property, except in each case (a) to the Company’s officers or directors, any affiliates or family members of any of the Company’s officers or directors, any members of a Holder (if applicable), or any affiliates of such person, (b) in the case of an individual, by gift to a member of one of the members of the individual’s immediate family or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in

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the case of an individual, pursuant to a qualified domestic relations order; (e) by private sales or transfers made in connection with the consummation of the Business Combination at prices no greater than the price at which the shares were originally purchased; (f) in the event of the Company’s liquidation prior to its completion of the Business Combination; or (g) if applicable, by virtue of the laws of Delaware or a Holder’s limited liability company agreement upon dissolution of such Holder; provided, that in the case of clauses (a) through (e) these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions.

“Maximum Offering Size” has the meaning set forth in Section 2.1.3.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus in the light of the circumstances under which they were made not misleading.

“Notices” has the meaning set forth in Section 6.2.

“NYSE” shall mean the New York Stock Exchange.

“Order” means any judgment, decision, writ, order, injunction, award, decree or other determination of or by any Governmental Authority.

“Over-allotment Option” has the meaning set forth in the Recitals.

“Permitted Transferees” shall mean (i) a person or entity to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of the Lock-up Period, pursuant to the Insider Letters, (ii) an Affiliate of a Holder, and (iii) any Person who, after such transfer, holds at least [100,000] shares of Registrable Securities (subject to appropriate adjustments for stock splits, stock dividends, combinations, and other recapitalizations).

“Person” means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

“Piggyback Registration” has the meaning set forth in Section 2.3.

“Private Placement Units” has the meaning set forth in the Recitals.

“Private Shares” has the meaning set forth in the Recitals.

“Private Warrants” has the meaning set forth in the Recitals.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Public Offering” means the offer for sale of securities pursuant to an effective Registration Statement filed under the Securities Act.

“Records” has the meaning set forth in Section 3.7.

“Register,” “Registered” and “Registration” mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

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“Registrable Securities” means (i) all of the outstanding Founder Shares, (ii) all of the Insider Shares, (iii) all of the outstanding Private Placement Units and underlying securities, including the Private Shares, the Private Warrants, the Rights, the shares of Common Stock issued or issuable upon the exercise of any Private Warrants, and the shares of Common Stock into which the Rights are convertible or converted, (iv) all of the Closing Share Consideration, (v) all of the Earnout Shares, (vi) all of the Common Stock that may issue upon the conversion of the Convertible Notes, (vii) any equity securities (including the shares of Common Stock issued or issuable upon the exercise or conversion of any such equity security) of the Company issuable upon the conversion of any working capital loans made to the Company by a Holder, and (viii) any outstanding share of Common Stock or any other equity security (including shares of Common Stock issued or issuable upon the exercise of any such equity security) of the Company held by a Holder as of the date of this Agreement. Registrable Securities include any warrants, shares of capital stock or other securities of the Company issued as a dividend or other distribution with respect to or in exchange for or in replacement of any of the securities described in the foregoing clauses (i) – (viii). As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (a) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (b) such securities shall have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of them shall not require registration under the Securities Act; (c) such securities shall have ceased to be outstanding; or (d) such securities are freely saleable under Rule 144 without volume limitations.

“Registration Actions” has the meaning set forth in Section 2.6.

“Registration Expenses” means the out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority) and any securities exchange on which the Common Stock is then listed;

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F) reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders initiating a Demand Registration to be registered for offer and sale in the applicable Registration.

“Registration Participant” means, with respect to any Registration, including a public sale or shelf take-down, any holder of Registrable Securities participating as a selling stockholder in such Registration; provided, that a holder of Registrable Securities shall not be considered a Registration Participant in connection with a shelf registration unless and until such holder of Registrable Securities participates in a shelf take-down.

“Registration Statement” means a registration statement filed by the Company with the SEC in compliance with the Securities Act and the rules and regulations promulgated thereunder for a public offering

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and sale of Common Stock (other than a registration statement on Form S-4 or Form S-8, or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity).

“Remaining Registrable Securities” has the meaning set forth in Section 2.2.5.

“Requesting Holder” has the meaning set forth in Section 2.1.1.

“Rights” has the meaning set forth in the Recitals.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“S-3 Shelf Eligible” means the Company is eligible to use Form S-3 in connection with a secondary public offering of its equity securities on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, in accordance with SEC Guidance.

“SEC” means the Securities and Exchange Commission or any similar agency having jurisdiction to enforce the Securities Act.

“SEC Guidance” means (i) any publicly available written or oral interpretations, questions and answers, guidance and forms of the SEC, (ii) any oral or written comments, requirements or requests of the SEC or its staff, (iii) the Securities Act and the Exchange Act and (iv) any other rules, bulletins, releases, manuals and regulations of the SEC.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder, all as the same shall be in effect at the time.

“Seller Registrable Securities” means (i) all Common Stock and (ii) all other securities issued in respect of such Common Stock into which such Common Stock are later converted or reclassified, in each case of clauses (i)-(ii), in each case held by any Seller and their respective Permitted Transferees, whether now owned or hereafter acquired.

“Sellers” has the meaning set forth in the Recitals.

“Seller’s Representative” is defined in the Preamble to this Agreement.

“Shelf Public Offering” has the meaning set forth in Section 2.2.2.

“Shelf Public Offering Notice” has the meaning set forth in Section 2.2.2.

“Shelf Public Offering Request” has the meaning set forth in Section 2.2.2.

“Shelf Registration” has the meaning set forth in Section 2.2.1.

“Shelf Registration Statement” means a Registration Statement filed with the SEC on Form S-3 for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act (or any successor provision) covering the offer and sale of all or any portion of the Registrable Securities, as applicable.

“Shelf Registered Securities” means any Registrable Securities whose offer and sale is registered pursuant to a Registration Statement filed in connection with a Shelf Registration (including an Automatic Shelf Registration Statement).

“Stock Purchase Agreement” has the meaning set forth in the Recitals.

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“Subsidiaries” means, with respect to any Person, any Affiliate controlled by such Person, directly or indirectly through one or more intermediaries.

“Suspension Notice” has the meaning set forth in Section 2.6.

“Suspension Period” has the meaning set forth in Section 2.6.

“Underwriter” means a securities dealer who purchases any Registrable Securities as principal in an underwritten offering and not as part of such dealer’s market-making activities.

“Underwritten Registration” or “Underwritten Offering” means a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Warrants” means warrants to purchase shares of Common Stock.

“Well-Known Seasoned Issuer” means a “well-known seasoned issuer” as defined in Rule 405 promulgated under the Securities Act and which (i) (a) is a “well-known seasoned issuer” under paragraph (1)(i)(A) of such definition or (b) is a “well-known seasoned issuer” under paragraph (1)(i)(B) of such definition and is also eligible to Register a primary offering of its securities relying on General Instruction I.B.1 of Form S-3 under the Securities Act and (ii) is not an “ineligible issuer” as defined in Rule 405 promulgated under the Securities Act.

2. REGISTRATION RIGHTS.

2.1 Demand Registration.

2.1.1. Demand Rights. Subject to the terms and conditions of this Agreement, from and after the date that the Company consummates the transactions contemplated by the Stock Purchase Agreement, and at any time at which the Company is not in compliance with its obligations under Section 2.2 to file and maintain the effectiveness of a Shelf Registration Statement, if Seller Representative, Cowen Investments or the Holders of at least a majority-in-interest of the then-outstanding number of Registrable Securities (the “Demanding Holders”) provide(s) notice (a “Demand”) requesting that the Company effect the Registration (a “Demand Registration”) under the Securities Act of any or all of the Seller Registrable Securities or Founder Registrable Securities, as the case may be, which Demand shall specify the number of such Registrable Securities to be registered by the Demanding Holders and the intended method or methods of disposition of such Registrable Securities, the Company shall use its commercially reasonable efforts to effect, as promptly as practicable, the registration of the offer and sale of such Registrable Securities under the Securities Act and applicable state securities laws, under a Registration Statement on such form as may be permitted under SEC Guidance (which shall be on Form S-3 or Form S-3ASR, to the extent permitted by SEC Guidance), and to keep such Registration Statement (the “Demand Registration Statement”) effective for so long as is necessary to permit the disposition of such Registrable Securities, in accordance with the intended method or methods of disposition stated in such Demand. The Company shall, within ten (10) Business Days of the Company’s receipt of the Demand, notify, in writing (the “Demand Notice”), all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in the Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Holder”) shall so notify the Company, in writing, within twenty (20) Business Days after the receipt by the Holder of the Demand Notice. Upon receipt by the Company of any such written notification from a Requesting Holder, such Requesting Holder shall be entitled to have its Registrable Securities included in a Registration pursuant to a Demand Registration. Under no circumstances shall the Company be obligated to effect more than an aggregate of three (3) Registrations pursuant to a Demand Registration under this Section 2.1.1 (not counting any Demand Registration initiated solely by Cowen Investments), subject to the limitations set forth in Section 2.8 of this Agreement; provided, that in each case, that

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(i) the gross proceeds reasonably anticipated to be generated from the offering subject to such Demand Registration (as determined in good faith by the relevant Demanding Holders and their Underwriters) equals or exceeds $15,000,000, and (ii) the Company will not be required to effect more than one Demand Registration in any consecutive 90-day period; provided, however, that a Demand Registration shall not be counted for such purposes unless the Demand Registration Statement shall have been deemed effective in accordance with Section 2.1.2 of this Agreement. A Demand Registration Statement may be for an offering of securities on a delayed or continuous basis under Rule 415 of the Securities Act and shall be on such appropriate form that the Company is eligible to use pursuant to SEC Guidance as shall be selected by the Company and as shall permit the intended method or methods of distribution specified by the Demanding Holders, including a distribution to, and resale by, the partners, equityholders or Affiliates of the Demanding Holders. At the request of the Demanding Holders, the “Plan of Distribution” section of any Registration Statement filed in respect of a Demand Registration or Shelf Registration (as defined below) shall permit, in addition to firm commitment Underwritten Offerings, any other lawful means of disposition of Registrable Securities, including agented transactions, block trades, sales directly into the market, purchases or sales by brokers, derivative transactions, short sales, stock loan or stock pledge transactions and sales not involving a Public Offering (each, an “Alternative Transaction”). The Underwriter or Underwriters selected for any Underwritten Offering registered pursuant to a Demand shall be selected in accordance with Section 3.6. Upon receipt of a Demand, the Company shall promptly give written notice of such Demand to each other Holder of Registrable Securities in the manner provided in Section 2.3, and the Company shall, subject to Section 2.1.3, use its commercially reasonable efforts to effect the registration on a Demand Registration Statement under the Securities Act of the offer and sale of the Registrable Securities that the Holders, whether in connection with the exercise of Demand rights pursuant to Section 2.1 or piggyback rights pursuant to Section 2.3 below, have requested the Company to register; provided, that the Company may also include in such Demand Registration Statement securities to be sold for its own account, subject to Section 2.1.3. The rights of Holders with respect to a Demand shall be subject to Suspension Periods, as provided in Section 2.6. The terms and conditions of any customary underwriting or purchase arrangements pursuant to which Registrable Securities shall be sold in a Demand shall be approved by the Demanding Holders holding a majority of the Registrable Securities included in the Demand Registration Statement for the Demanding Holders.

2.1.2 Fulfillment of Registration Obligations. Notwithstanding any other provision of this Agreement, a Demand Registration shall not be deemed to have been effected (A) if the Demand Registration Statement has not become effective; (B) if, after the Demand Registration Statement has become effective, such Demand Registration is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court for any reason (other than as a result of a misrepresentation or an omission by any Demanding Holders or another reason attributable to the Demanding Holders) and the Registrable Securities requested to be registered cannot legally be distributed pursuant to such Demand Registration Statement; (C) if such Demand Registration Statement does not remain effective for the period required under Section 3.1; (D) in the event of an Underwritten Offering or Alternative Transaction, if the conditions to closing specified in the relevant underwriting or other agreement entered into in connection with such Demand Registration are not satisfied or waived (other than by reasons primarily attributable to the Demanding Holders); and (E) if the Common Stock and Registrable Securities, as the case may be, have not been approved for Listing.

2.1.3 Priority. In connection with an Underwritten Offering registered pursuant to a Demand Registration, if the managing Underwriter advises the Company that, in its view, the number of Registrable Securities requested to be included in the Underwritten Offering registered under such Demand Registration (including any securities that the Company proposes to be included that are not Registrable Securities) exceeds the largest number of securities that can be sold without having a material and adverse effect on such offering, including the price at which such securities can be sold (with respect to any such offering, the “Maximum Offering Size”), the Company shall include in such offering the following securities, in the priority listed below, up to the Maximum Offering Size:

(i) first, Registrable Securities that are requested to be included in such offering pursuant to Section 2.1, on a pro rata basis based on the requesting Holders’ beneficial ownership of Registrable

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Securities; provided that to the extent a reduction in Registrable Securities included in such offering is so required, the calculation of the beneficial ownership of Registrable Securities shall not include any unvested Earnout Shares or any shares of Common Stock to be issued for any Convertible Notes;

(ii) second, any other securities that are requested to be included in such offering pursuant to the exercise of piggyback rights by any persons with rights to participate therein; and

(iii) third, all shares of Common Stock that are requested to be included in such offering by the Company for its own account.

2.1.4. Withdrawal. A majority-in-interest of the Demanding Holders initiating a Demand Registration or a majority-in-interest of the Requesting Holders (if any), pursuant to a Registration under Section 2.1.1 shall have the right to withdraw from a Registration pursuant to such Demand Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter(s), if any, of their intention to withdraw from such Registration prior to the effectiveness of the Registration Statement filed with the SEC with respect to the Registration of their Registrable Securities pursuant to such Demand Registration. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration prior to its withdrawal under this Section 2.1.4; provided that if the Company pays such expenses related to a Demand Registration, such registration shall count as a Demand Registration for purposes of Section 3.6.

2.2 Shelf Registration Statements.

2.2.1 Initial Shelf Registration. Provided (i) the Company is S-3 Shelf Eligible and (ii) a Shelf Registration on a Form S-3 registering Registrable Securities for resale is not then effective (subject to any applicable Suspension Period), the Company shall use its reasonable best efforts to file and make effective as soon as practicable, a Registration Statement on Form S-3 for an offering on a delayed or continuous basis pursuant to Rule 415 promulgated under the Securities Act (a “Shelf Registration”), with respect to all of the Registrable Securities. The Company shall promptly give notice (via facsimile or electronic transmission) at least ten (10) Business Days prior to the anticipated filing date of such Shelf Registration to all Holders of Registrable Securities, and offer such Holders the opportunity to register the number of Registrable Securities as each such Holder may request by written notice to the Company, given within five (5) Business Days after such Holders are given the Company’s notice of the Shelf Registration. The “Plan of Distribution” section of such Shelf Registration shall permit, in addition to firm commitment Underwritten Offerings, any other lawful means of disposition of Registrable Securities, including Alternative Transactions. With respect to each Shelf Registration, the Company shall use its reasonable best efforts to cause such Registration Statement to remain effective until the date set forth in Section 3.1(ii). No Holder shall be entitled to include any of its Registrable Securities in a Shelf Registration unless such Holder has complied with Section 3.19. The obligations set forth in this Section 2.2.1 shall not apply if the Company has a currently effective Automatic Shelf Registration Statement covering all Registrable Securities in accordance with Section 2.2.6 and has otherwise complied with its obligations pursuant to this Section 2. The rights of with respect to any Shelf Registration shall be subject to Suspension Periods, as provided in Section 2.6.

2.2.2 Shelf Take-Downs. A Holder of Shelf Registered Securities may sell pursuant to the Shelf Registration Statement from time to time in accordance with the plan of distribution set forth in the Shelf Registration Statement. A Holder or Holders of Shelf Registered Securities may also request (the “Shelf Public Offering Request”) that a shelf take-down be in the form of an Underwritten Offering (a “Shelf Public Offering”) if the gross proceeds reasonably anticipated to be generated from the sale of the Shelf Registered Securities (as determined in good faith by the relevant Holders and their Underwriters) equals or exceeds $15,000,000. Promptly upon receipt of a Shelf Public Offering Request, the Company shall provide notice (the “Shelf Public Offering Notice”) of such proposed Underwritten Offering (which notice shall state the material terms of such proposed Underwritten Offering, to the extent known, as well as the identity of the Shelf Public Offering Requesting Holder) to the other Holders holding Shelf Registered Securities. Such other Holders may,

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by written request to the Company and the Shelf Public Offering, within one (1) Business Day after receipt of such Shelf Public Offering Notice, offer and sell up to all of their Shelf Registered Securities of the same class or series as the Shelf Registered Securities proposed to be sold in such Underwritten Offering. No Holder shall be entitled to include any of its Registrable Securities in a Shelf Public Offering unless such Holder has complied with Section 3.19. The Underwriter or Underwriters selected for such Underwritten Offering shall be selected in accordance with Section 3.6. The terms and conditions of any customary underwriting or purchase arrangements pursuant to which Registrable Securities shall be sold in a Shelf Public Offering shall be approved by the Shelf Public Offering Requesting Holder.

2.2.3 Priority. In a Shelf Public Offering, if the managing Underwriter advises the Company and the Shelf Public Offering Requesting Holder that, in its view, the number of Registrable Securities requested to be included in such Shelf Public Offering (including any securities that the Company proposes to be included that are not Registrable Securities) exceeds the Maximum Offering Size, the Company shall include in such Shelf Public Offering the following securities, in the priority listed below, up to the Maximum Offering Size; provided, however that the number of Registrable Securities included in the Shelf Public Offering shall not be reduced below 30% of the total of the Shelf Registrable Securities that are requested to be included in such Shelf Public Offering:

(i) first, Shelf Registrable Securities that are requested to be included in such Shelf Public Offering, on a pro rata basis on the basis of the Holders’ of Shelf Registrable Securities beneficial ownership of the Common Stock; provided that to the extent a reduction in Registrable Securities included in the Shelf Public Offering is so required, the calculation of the beneficial ownership of Registrable Securities shall not include any unvested Earnout Shares or any shares of Common Stock to be issued for any Convertible Notes; and

(ii) second, all securities that are registered on the applicable Shelf Registration Statement and are requested to be included in such Shelf Public Offering by the Company.

2.2.4 Expenses. The Company shall bear all Registration Expenses in connection with any Shelf Registration or Shelf Public Offering pursuant to this Section 2.2, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements of one counsel for the Holders of Shelf Registrable Securities that are included in such Shelf Public Offering whether or not such Shelf Registration becomes effective or such Shelf Public Offering or other transactions is completed; provided, however that the Company shall not be required to pay for any expenses of any registration proceeding if the Shelf Public Offering Request is subsequently withdrawn at the request of the holders of a majority of the Registrable Securities to be registered in such Shelf Public Offering.

2.2.5 Subsequent Shelf Registration. After the Registration Statement with respect to a Shelf Registration is declared effective, upon written request by one or more Holders (which written request shall specify the amount of such Holders’ Registrable Securities to be registered), the Company shall, as permitted by SEC Guidance, (i) as promptly as practicable after receiving a request from a Holder that is a Permitted Transferee of a former Holder of Shelf Registrable Securities, file a prospectus supplement to include such Permitted Transferee as a selling stockholder in such Registration Statement, (ii) if it is a Well-Known Seasoned Issuer and such Registration Statement is an unallocated Automatic Shelf Registration Statement to which additional selling stockholders may be added by means of a prospectus supplement under Rule 430B, as promptly as practicable after receiving such request, file a prospectus supplement to include such Holders as selling stockholders in such Registration Statement, or (iii) otherwise, as promptly as practicable after the date the Registrable Securities requested to be registered pursuant to this Section 2.2.5 that have not already been so registered represent more than 1.5% of the outstanding Registrable Securities, file a post-effective amendment to the Registration Statement or a new Shelf Registration Statement, as applicable, to include such Holders in such Shelf Registration and use its commercially reasonable efforts to have such post-effective amendment or new Shelf Registration Statement declared effective. To the extent that any Registration Statement with respect to a

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Shelf Registration is expected to no longer be usable for the resale of Registrable Securities registered thereon (“Remaining Registrable Securities”) pursuant to SEC Guidance, the Company shall, not later than ninety (90) days prior to the date such Registration Statement is expected to no longer be usable, use its commercially reasonable efforts to prepare and file a new Registration Statement with respect to such Shelf Registration, as if the holders of such Remaining Registrable Securities had requested a Shelf Registration with respect thereto pursuant to Section 2.2.1 and perform all actions required under this Agreement with respect to such Shelf Registration.

2.2.6 Automatic Shelf Registration Statements. Upon the Company becoming a Well-Known Seasoned Issuer eligible to use an Automatic Shelf Registration Statement in accordance with SEC Guidance, (i) the Company shall give written notice to all of the Holders of Shelf Registrable Securities as promptly as practicable, but in no event later than ten (10) Business Days thereafter, and such notice shall describe, in reasonable detail, the basis on which the Company has become a Well-Known Seasoned Issuer, and (ii) upon the request of the Holders of at least 25% of the Shelf Registrable Securities registered on such Shelf Registration Statement, the Company shall, as promptly as practicable, register such Shelf Registrable Securities under an Automatic Shelf Registration Statement, but in no event later than fifteen (15) Business Days thereafter, and to use commercially reasonable efforts to cause such Automatic Shelf Registration Statement to remain effective thereafter until the date set forth in Section 3.1(ii). At any time after the filing of an Automatic Shelf Registration Statement by the Company, if it is reasonably likely that it will no longer be a Well-Known Seasoned Issuer as of a future determination date (the “Determination Date”), as promptly as practicable and at least 30 days prior to such Determination Date, the Company shall (A) give written notice thereof to all of the Holders and (B) if the Company is S-3 Shelf Eligible, file a Registration Statement on Form S-3 with respect to a Shelf Registration in accordance with Section 2.2.1 and use its commercially reasonable efforts to have such Registration Statement declared effective prior to the Determination Date. If the Company has filed an existing Automatic Shelf Registration Statement that is effective, and it is likely that such existing Automatic Shelf Registration Statement will no longer be effective pursuant to SEC Guidance as of a Determination Date, although the Company will remain a Well-Known Seasoned Issuer as of such Determination Date, the Company will use commercially reasonable efforts to file a new Automatic Shelf Registration Statement to replace such existing Automatic Shelf Registration Statement prior to such Determination Date and cause such Automatic Shelf Registration Statement to remain effective thereafter until the date set forth in Section 3.1(ii).

2.3 Piggyback Registration Rights.

2.3.1 At any time the Company proposes to file a Registration Statement to register Common Stock under the Securities Act (other than pursuant to Sections 2.1 or 2.2), or to conduct an Underwritten Offering from an existing Shelf Registration Statement, whether or not for its own account (other than pursuant to a Registration Statement on Form S-4 or Form S-8 or any similar or successor form under the Securities Act) or for the account of any person (other than a Holder pursuant to Sections 2.1 or 2.2), the Company shall give written notice thereof to each Holder at least thirty (30) Business Days before such filing or the commencement of such Underwritten Offering, as applicable, offering each Holder the opportunity to register on such Registration Statement or including in such Underwritten Offering, as applicable, such number of Registrable Securities as such Holder may request in writing not later than twenty (20) Business Days after receiving such notice in writing from the Company (a “Piggyback Registration”). Upon receipt by the Company of any such request, the Company shall use its commercially reasonable efforts to, or in the case of an Underwritten Offering, use its commercially reasonable efforts to cause the Underwriters to, include such Registrable Securities in such Registration Statement (or in a separate Registration Statement concurrently filed) and to cause such Registration Statement to become effective with respect to such Registrable Securities. If no request for inclusion from a Holder is received by the Company within the deadlines specified above, such Holder shall have no further right to participate in such Piggyback Registration. Notwithstanding the foregoing, if at any time after giving written notice of a registration in accordance with the first sentence of this Section 2.3.1 and before the effectiveness of the Registration Statement described in such notice, the Company determines for any reason either not to effect such registration or to delay such registration, the Company may, at its election, by delivery of written notice to

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each Holder exercising its rights to Piggyback Registration, (i) in the case of a determination not to effect registration, relieve itself of its obligation to effect a Piggyback Registration of the Registrable Securities in connection with such registration or (ii) in the case of a determination to delay registration, delay the Piggyback Registration of such Registrable Securities of the Holders for the same period as the delay in the registration of such other Registrable Securities; provided, that in the case of any such termination, withdrawal or delay, all expenses incurred in connection with such Piggyback Registration shall be borne entirely by the Company as set forth in Section 2.9. If any Holder requests inclusion in a registration pursuant to this Section 2.3, he, she, or it may, at any time before the effective date of the Registration Statement relating to such registration, revoke such request by delivering written notice of such revocation to the Company (which notice shall be effective only upon receipt by the Company, notwithstanding the provisions of Section 2); provided, however, that if the Company, in consultation with its financial and legal advisors, determines that such revocation would materially delay the registration or otherwise require a recirculation of the prospectus contained in the Registration Statement, then such Holder shall have no right to so revoke his, her, or its request. The Company shall keep the Holder reasonably informed as to the status or expected timing of the launch of any Public Offering registered pursuant to any such Piggyback Registration. No registration of Registrable Securities effected under this Section 2.3 shall relieve the Company of its obligations to effect any Demand Registration pursuant to Section 2.1 or Shelf Registration pursuant to Section 2.2. The rights of Holders with respect to a Piggyback Registration shall be subject to Suspension Periods, as provided in Section 2.6. To the extent an Underwritten Offering is made under any such Registration Statement, all Holders exercising their right to Piggyback Registration must sell their Registrable Securities to the Underwriters selected as provided in Section 3.6 on the same terms and conditions as apply to the other securityholders selling in such Underwritten Offering.

2.3.2 If a Piggyback Registration involves an Underwritten Offering (other than any Demand Registration, in which case the provisions with respect to priority of inclusion in such offering set forth in Section 2.1.3 shall apply or a Shelf Public Offering, in which case the provisions with respect to priority of inclusion in such offering set forth in Section 2.2.3 shall apply) and the managing Underwriter advises the Company that, in its view, the number of Registrable Securities that the Holders and the Common Stock that the Company intend to include in such Underwritten Offering exceeds the Maximum Offering Size, the Company shall include in such Underwritten Offering the following securities, in the following priority, up to the Maximum Offering Size, provided, however that the number of Registrable Securities included in the Underwritten Offering shall not be reduced below 30% of the total of the Registrable Securities that are requested to be included in such Underwritten Offering:

(i) first, all Common Stock that is requested to be included by the Company in the Underwritten Offering for its own account;

(ii) second, Registrable Securities that are requested to be included in the Underwritten Offering pursuant to this Section 2.3 by any Holder on a pro rata basis on the basis of the requesting Holders’ beneficial ownership of the Common Stock; provided that to the extent a reduction in Registrable Securities included in the Underwritten Offering is so required, the calculation of the beneficial ownership of Registrable Securities shall not include any unvested Earnout Shares or any shares of Common Stock to be issued for any Convertible Notes; and

(iii) third, all other securities that are requested to be included in the Underwritten Offering for the account of any other Persons with such priorities among them as the Company shall determine.

2.3.3. Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter(s) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the SEC with respect to such Piggyback Registration.

2.3.4. Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.3 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.1 hereof.

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2.4 Underwritten Offering. Notwithstanding anything herein to the contrary, no Holder may participate in any Underwritten Offering hereunder unless such Holder accurately completes and executes in a timely manner all questionnaires, powers of attorney, indemnities, custody agreements, underwriting agreements (as approved in accordance with the terms of this Agreement), and other documents reasonably requested under the terms of such underwriting arrangements; provided, that all Persons participating in such Underwritten Offering shall be required to complete and execute, on the same terms and conditions, such questionnaires, powers of attorney, indemnities, custody agreements, underwriting agreements, and other documents (if applicable). The right of a Holder to register and sell Registrable Securities in an Underwritten Offering shall also be subject to any restrictions, limitations or prohibitions on the sale of Registrable Securities (subject to the limitations in Section 2.7) as may be required by the Underwriters in the interests of the offering (and, without limiting the foregoing, each Holder shall in connection therewith agree to be bound by (and if requested, execute and deliver) a lock-up agreement with the Underwriter(s) of any such Underwritten Offering as provided in Section 2.7).

2.5 Restrictions on Registration Rights. If (A) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company initiated Registration and provided that the Company has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to Section 2.1.1 and it continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become effective; (B) the Holders have requested an Underwritten Registration and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (C) in the good faith judgment of the Board such Registration would be seriously detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be seriously detrimental to the Company for such Registration Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration Statement. In such event, the Company shall have the right to defer such filing for a period of not more than thirty (30) days; provided, that the Company may not defer its obligation in this manner more than once in any 12-month period.

2.6 Suspension. Notwithstanding anything to the contrary contained in this Section 2, but subject to the limitations set forth in this Section 2.6, the Company shall be entitled to suspend its obligation to (a) file or submit (but not to prepare) any Registration Statement in connection with any Demand Registration or Shelf Registration, (b) file or submit any amendment to such a Registration Statement, (c) file, submit or furnish any supplement or amendment to a prospectus included in such a Registration Statement, (d) make any other filing with the SEC, (e) cause such a Registration Statement or other filing with the SEC to become or remain effective or (f) take any similar actions or actions related thereto (including entering into agreements and actions related to the marketing of securities) (collectively, “Registration Actions”) upon (i) the issuance by the SEC of a stop order suspending the effectiveness of any such Registration Statement or the initiation of proceedings with respect to such a Registration Statement under Section 8(d) or 8(e) of the Securities Act, (ii) the Board of Directors’ determination, in its good faith judgment, that any such Registration Action should not be taken because it would reasonably be expected to materially interfere with or require the public disclosure of any material corporate development or plan, including any material financing, securities offering, acquisition, disposition, corporate reorganization or merger or other transaction involving the Company or any of its Subsidiaries or (iii) the Company possessing material non-public information the disclosure of which the Board of Directors determines, in its good faith judgment, would reasonably be expected to not be in the best interests of the Company. Upon the occurrence of any of the conditions described in clause (i), (ii) or (iii) above in connection with undertaking a Registration Action, the Company shall give prompt notice of such suspension (and whether such action is being taken pursuant to clause (i), (ii) or (iii) above) (a “Suspension Notice”) to the Holders. Upon the termination of such condition, the Company shall give prompt notice thereof to the Holders and shall promptly proceed with all Registration Actions that were suspended pursuant to this paragraph. The Company may only suspend Registration Actions pursuant to clause (ii) or (iii) above on two occasions during

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any period of twelve (12) consecutive months for a reasonable time specified in the Suspension Notice but not exceeding an aggregate of ninety (90) days (which period may not be extended or renewed) during such twelve (12) consecutive month period (each such occasion, a “Suspension Period”). Each Suspension Period shall be deemed to begin on the date the relevant Suspension Notice is given to the Holders and shall be deemed to end on the earlier to occur of (x) the date on which the Company gives the Holders a notice that the Suspension Period has terminated and (y) the date on which the number of days during which a Suspension Period has been in effect exceeds the 90-day limit during such twelve (12) consecutive month period. If the filing of any Demand Registration or Shelf Registration is suspended pursuant to this Section 2.6, once the Suspension Period ends the Holders requesting such registration may request a new Demand Registration or Shelf Registration (and any such request for a Demand Registration shall not be counted as an additional Demand Registration for purposes of Section 2.1.1). Notwithstanding anything to the contrary in this Section 2, the Company shall not be in breach of, or have failed to comply with, any obligation under this Section 2 where the Company acts or omits to take any action in order to comply with applicable Law, any SEC Guidance or any Order. Each Holder shall keep confidential the fact that a Suspension Period is in effect unless otherwise notified by the Company, except (a) for disclosure to the Registration Participants or Holders, as applicable, and their employees, agents and professional advisers who reasonably need to know such information for purposes of assisting such Registration Participants or Holders with respect to its investment in the Common Stock and agree to keep it confidential, (b) for disclosures to the extent required in order to comply with reporting obligations to its limited partners or other direct or indirect investors who are subject to confidentiality arrangements with such Holder, (c) if and to the extent such matters are publicly disclosed by the Company or any of its Subsidiaries or any other Person that, to the actual knowledge of such Holder, was not subject to an obligation or duty of confidentiality to the Company and its Subsidiaries, (d) as required by applicable Law (provided, that the Holder gives prior written notice to the Company of such requirement and the contents of the proposed disclosure to the extent it is permitted to do so under applicable Law), and (e) for disclosure to any other Holder who is subject to the foregoing confidentiality requirement.

2.7 Lock-up Agreements.

2.7.1 Each Holder owning Registrable Securities representing beneficial ownership of 1% or more of the outstanding Common Stock (calculation of the beneficial ownership of Registrable Securities shall not include any unvested Earnout Shares or any shares of Common Stock to be issued for any Convertible Notes) hereby agrees that, in connection with an Underwritten Offering, except for sales in such Underwritten Offering:

(i) it will not effect any public sale or distribution (including sales pursuant to Rule 144 and pursuant to derivative transactions) of Common Stock in connection with an Underwritten Offering that is being made pursuant to a Demand Registration Statement, a Shelf Registration Statement or a Piggyback Registration, in each case in accordance with this Section 2, during (A) the period commencing on the seventh (7th) day prior to the expected time of circulation of a preliminary prospectus with respect to such Underwritten Offering (or, if no preliminary prospectus is circulated, the commencement of any marketing efforts with respect to such Underwritten Offering) and ending on the ninetieth (90th) day following the date of the final prospectus covering such Registrable Securities in connection with such Underwritten Offering or (B) such shorter period as the Underwriters with respect to such Underwritten Offering may require; provided, that the duration of the restrictions described in this clause (i) shall be no longer than the duration of the shortest restriction generally imposed by the Underwriters on the chief executive officer and the chief financial officer of the Company (or Persons in substantially equivalent positions) in connection with such Underwritten Offering; and

(ii) it will execute a lock-up agreement in favor of the Underwriters in form and substance reasonably acceptable to the Company and the Underwriters to such effect.

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2.7.2 In connection with an Underwritten Offering, except for sales in such Underwritten Offering, the Company (and its directors and officers) agrees that it:

(i) shall not effect any public sale or distribution of Common Stock or securities convertible into or exercisable for Common Stock (except pursuant to registrations on Form S-8 or Form S-4 or any similar or successor form under the Securities Act) during (A) the period commencing on the seventh (7th) day prior to the expected time of circulation of a preliminary prospectus with respect to such Underwritten Offering (or, if no preliminary prospectus is circulated, the commencement of any marketing efforts with respect to such Underwritten Offering) and ending on the ninetieth (90th) day following the date of the final prospectus covering such Registrable Securities in connection with such Underwritten Offering or (B) such shorter period as the Underwriters with respect to such Underwritten Offering may require; and

(ii) to the extent requested by the Underwriters participating in such Underwritten Offering, it shall agree to include provisions in the relevant underwriting or other similar agreement giving effect to the restrictions described in clause (i) above, in form and substance reasonably acceptable to such Underwriters.

2.8 Limitations on Registration Rights. Notwithstanding anything herein to the contrary, each of (i) Cowen Investments, Silverberg and Bernstein may not exercise its or his rights under Sections 2.1 and 2.3 hereunder after five (5) and seven (7) years after the effective date of the registration statement relating to the Company’s initial public offering, respectively, and (ii) Cowen Investments, Silverberg and Bernstein may not exercise its or his rights under Section 2.1 more than one time.

3. REGISTRATION PROCEDURES. Whenever the Holders of Registrable Securities have requested that any Registrable Securities be registered pursuant to this Agreement, subject to Section 2.6, the Company shall use its commercially reasonable efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof as soon as reasonably practicable, and, in connection with any such request:

3.1 The Company shall, as soon as practicable, prepare and file with the SEC a Registration Statement on the form required by the applicable Subsection of Section 2 under which such Registration Statement is required to be filed, which form shall be available, pursuant to SEC Guidance, for the sale of the Registrable Securities to be registered thereunder in accordance with the intended method of distribution thereof, and use its commercially reasonable efforts to cause such filed Registration Statement to become and remain effective, to the extent permitted by SEC Guidance, for a period of (i) not less than one hundred and eighty (180) days (or, if sooner, until all Registrable Securities have been sold under such Registration Statement), which duration shall not count any Suspension Period, or (ii) in the case of a Shelf Registration, until the earlier of the date (x) on which all of the securities covered by such Shelf Registration are no longer Registrable Securities and (y) on which the Company cannot extend the effectiveness of such Shelf Registration because it is no longer S-3 Shelf Eligible.

3.2 Prior to filing a Registration Statement or related prospectus or any amendment or supplement thereto (including any documents incorporated by reference therein), or before using any Free Writing Prospectus, the Company shall provide to each Holder, the Holders’ Counsel and each Underwriter, if any, with an adequate and appropriate opportunity to review and comment on such Registration Statement, each Prospectus included therein (and each amendment or supplement thereto) and each Free Writing Prospectus proposed to be filed with the SEC, and thereafter the Company shall furnish to such Holder, the Holders’ Counsel and Underwriter, if any, such number of copies of such Registration Statement, each amendment and supplement thereto filed with the SEC (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such Registration Statement (including each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424, Rule 430A, Rule 430B or Rule 430C under the Securities Act and such other documents as such Holder or Underwriter may reasonably request in order to

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facilitate the disposition of the Registrable Securities owned by such Holder; provided, however, that in no event shall the Company be required to provide to any Person any materials, information or document required to be filed by the Company pursuant to the Exchange Act prior to its filing other than in connection with a Public Offering (other than as provided in this Agreement). In addition, the Company shall, as expeditiously as practicable, keep the Holders advised in writing as to the initiation and progress of any registration under Sections 2.1, 2.2 or 2.3 and provide each Holder with copies of all correspondence (including any comment letter) with the SEC or any other Governmental Authority in connection with any such Registration Statement. Each Holder shall have the right to request that the Company modify any information contained in such Registration Statement, amendment and supplement thereto pertaining to such Holder, and the Company shall use its commercially reasonable efforts to comply with such request; provided, however, that the Company shall not have any obligation so to modify any information if such modification the Company reasonably expects that so doing would cause the relevant document to contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

3.3 After the filing of the Registration Statement, the Company shall (i) cause the related prospectus to be supplemented by any required prospectus supplement, and, as so supplemented, to be filed pursuant to Rule 424 under the Securities Act, (ii) comply with the provisions of the Securities Act and other SEC Guidance applicable to the Company with respect to the disposition of all Registrable Securities covered by such Registration Statement during the applicable period in accordance with the intended methods of disposition by the Holder thereof set forth in such Registration Statement or supplement to such prospectus and (iii) promptly notify each Holder holding Registrable Securities covered by such Registration Statement and the Holders’ Counsel any stop order issued or threatened by the SEC or any state securities commission with respect thereto and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered.

3.4 The Company shall use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by such Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as any Holder holding such Registrable Securities reasonably (in light of such Holder’s intended plan of distribution) requests, and continue such registration or qualification in effect in such jurisdiction for the shortest of (A) as long as permissible pursuant to the Laws of such jurisdiction, (B) as long as any such Holder requests or (C) until all such Registrable Securities are sold and (ii) cause such Registrable Securities to be registered with or approved by such other Governmental Authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be reasonably necessary or advisable to enable such Holder to consummate the disposition of the Registrable Securities owned by such Holder; provided, that the Company shall not be required to (1) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 3.4, (2) subject itself to taxation in any such jurisdiction or (3) consent to general service of process in any such jurisdiction.

3.5 The Company shall as promptly as practicable notify each Holder holding such Registrable Securities covered by such Registration Statement (i) at any time when a prospectus relating thereto is required to be delivered under the Securities Act, upon the discovery that, or upon the occurrence of an event as a result of which, the preparation of a supplement or amendment to such prospectus is required so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements in light of the circumstances under which they were made not misleading and the Company shall promptly prepare and make available to each Holder and file with the SEC any such supplement or amendment, (ii) if the Company becomes aware of any request by the SEC or any other Governmental Authority for amendments or supplements to a Registration Statement or related prospectus covering Registrable Securities or for additional information relating thereto, (iii) if the Company becomes aware of the issuance or threatened issuance by the SEC of any stop order suspending or threatening to suspend the effectiveness of a Registration Statement covering the Registrable Securities or (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any proceeding for such purpose.

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3.6 (i) The Holders holding a majority of the Registrable Securities to be included in a Demand Registration or intended to be sold pursuant to a Shelf Public Offering pursuant to a “take down” under a Shelf Registration shall have the right to select Underwriters in connection with any Underwritten Offering resulting from the exercise of a Demand Registration or a Shelf Registration (which Underwriters may include any Affiliate of any Holder so long as including such Affiliate would not require that the separate engagement of a qualified independent underwriter with respect to such offering), subject to the Company’s approval (which shall not be unreasonably withheld, conditioned or delayed) and (ii) the Company shall select Underwriters in connection with any other Underwritten Offering. In connection with any Underwritten Offering, the Company shall enter into customary agreements (including an underwriting agreement in customary form) and take all other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities in any such Underwritten Offering, including, if required, the engagement of a “qualified independent underwriter” in connection with the qualification of the underwriting arrangements with FINRA.

3.7 Subject to confidentiality arrangements or agreements in form and substance reasonably satisfactory to the Board of Directors, the Company shall make available for inspection (upon reasonable notice and during normal business hours) by any Holder and any Underwriter participating in any disposition pursuant to a Registration Statement being filed by the Company pursuant to this Section 3 and any attorney, accountant or other professional retained by any such Holder or Underwriter (collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the Company (collectively, the “Records”) as shall be reasonably necessary or desirable to enable them to exercise their due diligence responsibility, and cause the officers and the employees of the Company to supply all information reasonably requested by any Inspectors in connection with such Registration Statement. Records that the Company determines, in good faith, to be confidential and that it notifies the Inspectors are confidential shall not be disclosed by the Inspectors unless (i) the disclosure of such Records is necessary to avoid or correct a Misstatement or omission in such Registration Statement, (ii) the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction, (iii) disclosure of such Records is necessary to comply with SEC Guidance, Law or legal or administrative process, (iv) the information in such Records was known to the Inspectors on a non-confidential basis prior to its disclosure by the Company or has been made generally available to the public other than as a result of a violation of this Section 3.7 or any other agreement or duty of confidentiality, (v) the information in such Records is or becomes available to the public other than as a result of disclosure by any Inspector in violation the confidentiality agreements or (vi) is or was independently developed by any Inspector without the benefit of the information in such Records. Each Holder agrees that information obtained by it as a result of such inspections shall be deemed confidential and shall not be used by it or its Affiliates for any other purpose, including as the basis for any market transactions in any securities of the Company, unless and until such information is made generally available to the public. Each Holder further agrees that, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, it shall, to the extent permitted by applicable Law, give notice to the Company and allow the Company, at its expense, to undertake appropriate action to prevent disclosure of the Records deemed confidential.

3.8 The Company shall furnish to each Holder and to each Underwriter, if any, a signed counterpart, addressed to such Underwriter, of (i) an opinion or opinions of counsel to the Company and (ii) a comfort letter or comfort letters from the Company’s independent public accountants, each in customary form and covering such matters of the kind customarily covered by opinions or comfort letters, as the case may be, any Holder or the managing Underwriter therefor reasonably requests.

3.9 The Company shall otherwise comply with all applicable SEC Guidance and make available to its security holders, as soon as reasonably practicable, an earnings statement or such other document that shall satisfy the provisions of Section 11(a) of the Securities Act and the requirements of Rule 158 thereunder.

3.10 The Company may require each Holder promptly to furnish in writing to the Company such information regarding the distribution of the Registrable Securities as the Company may from time to time reasonably request and such other information as may be reasonably required in connection with such registration.

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3.11 Each Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3.5, such Holder shall forthwith discontinue disposition of Registrable Securities pursuant to the Registration Statement (including any Shelf Registration) covering such Registrable Securities until such Holder’s receipt of (i) copies of the supplemented or amended prospectus from the Company or (ii) further notice from the Company that distribution can proceed without an amended or supplemented prospectus, and, in the circumstances described in clause (i) above, if so directed by the Company, such Holder shall deliver to the Company (or otherwise destroy and promptly certify in writing to such destruction) all copies, other than any file copies then in such Holder’s possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice. If the Company shall give such notice, the Company shall extend the period during which such registration statement shall be maintained effective (including the period referred to in Section 3.1) by the number of days during the period from and including the date of the giving of notice pursuant to Section 3.5 to the date when the Company shall (x) make available to such Holder a prospectus supplemented or amended to conform with the requirements of Section 3.5 or (y) deliver to such Holder the notice described in clause (ii) above.

3.12 The Company shall use its commercially reasonable efforts to maintain the Listing of all Registrable Securities of any class or series covered by such Registration Statement on the NYSE or another U.S. national securities exchange.

3.13 The Company shall have appropriate officers (i) upon reasonable request and at reasonable times prepare and make presentations at any “road shows” in connection with Underwritten Offerings and (ii) otherwise use their commercially reasonable efforts to cooperate as requested by the Underwriters in the offering, marketing or selling of the Registrable Securities.

3.14 The Company shall as soon as possible following its actual knowledge thereof, notify each Holder: (i) when a prospectus, any prospectus supplement, a Registration Statement or a post-effective amendment to a Registration Statement has been filed with the SEC, and, with respect to a Registration Statement or any post-effective amendment, when the same has become effective; (ii) of any request by the SEC or any other Governmental Authority for amendments or supplements to a Registration Statement, a related prospectus (including a Free Writing Prospectus) or for any other additional information; or (iii) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceedings for such purpose.

3.15 The Company shall reasonably cooperate with each Holder and each Underwriter participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made by FINRA.

3.16 The Company shall take all other steps reasonably necessary to effect the registration of such Registrable Securities and reasonably cooperate with the holders of such Registrable Securities to facilitate the disposition of such Registrable Securities.

3.17 The Company shall, within the deadlines specified by SEC Guidance, make all required filings of all prospectuses (including any Free Writing Prospectus) with the SEC and make all required filing fee payments in respect of any Registration Statement or related prospectus used under Section 2 (and any offering covered hereby).

3.18 The Company shall, if such registration is pursuant to a Registration Statement on Form S-3 or any similar short-form registration, include in such Registration Statement such additional information for marketing purposes as the Underwriters reasonably request (which information may be provided by means of a prospectus supplement if permitted by SEC Guidance).

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3.19 Holder Obligations.

3.19.1 If Registrable Securities owned by any Holder are included in a Demand Registration Statement, a Shelf Registration Statement or a Piggyback Registration, such Holder shall furnish promptly to the Company such information regarding itself and the distribution of such Registrable Securities by such Holder as is required under SEC Guidance or as the Company may otherwise from time to time reasonably request in writing.

3.19.2 Each Holder that has requested inclusion of its Registrable Securities in any Registration Statement shall (i) furnish to the Company (as a condition precedent to such Holder’s participation in such registration) in writing such information with respect to such Holder, its ownership of Common Stock and the intended method of disposition of its Registrable Securities as the Company may reasonably request or as may be required by SEC Guidance for use in connection with any related Registration Statement or prospectus (or amendment or supplement thereto) and any Free Writing Prospectus related thereto and all information required to be disclosed in order to make the information previously furnished to the Company by such Holder not cause such Registration Statement, prospectus or Free Writing Prospectus (A) to fail to comply with SEC Guidance or (B) contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading and (ii) comply with SEC Guidance and all applicable state securities laws and comply with all applicable regulations in connection with the registration and the disposition of Registrable Securities.

3.19.3 Each Holder shall, as promptly as practicable, to the extent it is a Registration Participant in a Registration Statement, following its actual knowledge thereof, notify the Company of the occurrence of any event that would reasonably be expected to cause a Registration Statement or prospectus in which its Registrable Securities or any related Free Writing Prospectus are included, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading.

3.19.4 Each Holder shall use commercially reasonable efforts to cooperate with the Company in preparing the applicable Registration Statement to the extent it is a Registration Participant and any related prospectus or Free Writing Prospectus.

3.19.5 Each Holder agrees that no Holder shall be entitled to sell any Registrable Securities pursuant to a Registration Statement or to receive a prospectus relating thereto unless such Holder has complied with its obligations hereunder.

3.20 Registration Expenses. In connection with the Company performing its obligations under Section 2, the Registration Expenses of all Registrations shall be borne by the Company, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements of one counsel for the Holders of Registrable Securities that are included in such Registration whether or not such Registration becomes effective or such Registration or other transaction is completed; provided, however that the Company shall not be required to pay for any expenses of any Registration proceeding if the request for such Registration is subsequently withdrawn at the request of the holders of a majority of the Registrable Securities to be registered in such Registration. It is acknowledged by the Holders that the Holders shall bear incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, in proportion to the number of Registrable Securities sold by each such selling Holder.

4. INDEMNIFICATION AND CONTRIBUTION.

4.1 Indemnification by the Company. The Company agrees to indemnify, to the fullest extent permitted by law, each Holder holding Registrable Securities covered by a Registration Statement, its Affiliates,

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stockholders, employees, agents, officers, partners, members, and directors, and each Person who controls such Holder (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) (collectively the “Holder Parties”), for whom Registrable Securities are to be registered pursuant to this Article II against all losses, claims, damages, liabilities, and expenses (including reasonable expenses of investigation and reasonable attorneys’, accountants’ and experts’ fees and expenses) (“Damages”) caused by or relating to (A) any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto, or any documents incorporated by reference therein, or any Free Writing Prospectus utilized in connection therewith; (B) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading; or (C) any untrue statement or alleged untrue statement of a material fact in the information conveyed to any purchaser at the time of the sale to such purchaser, or the omission or alleged omission to state therein a material fact required to be stated therein, and will reimburse each such Holder Party for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such Damages or in related actions or proceedings, except, in each case, insofar as the same are caused by or contained in any information regarding such holder furnished in writing to the Company by such holder expressly for use therein. The Company also agrees to indemnify and hold harmless any Underwriters of the Registrable Securities (including any Holders who is deemed to be an Underwriter within the meaning of Section 2(a)(11) of the Securities Act), their respective officers and directors and each Person who controls any Underwriter within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act on substantially the same basis as that of the indemnification of the Holders provided in this Section 4.1.

4.2 In connection with any Registration Statement in which a Holder for whom Registrable Securities are to be registered pursuant to Section 2 is participating, each such Holder shall, to the fullest extent permitted by law, indemnify (i) the Company, (ii) each Person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, (iii) each other Holder participating in any offering of Registrable Securities and (iv) the respective partners, Affiliates, stockholders, members, officers, directors, employees and agents of each of the Persons specified in clauses (i) through (v), from and against all Damages to the same extent as the foregoing indemnity from the Company resulting from or relating to (A) any untrue or alleged untrue statement of material fact contained in the Registration Statement, prospectus, or preliminary prospectus or any amendment thereof or supplement thereto or any Free Writing Prospectus utilized in connection therewith; (B) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading; or (C) any untrue statement or alleged untrue statement of a material fact in the information conveyed to any purchaser at the time of the sale to such purchaser, or the omission or alleged omission to state therein a material fact required to be stated therein, but only to the extent, in each such case, that such untrue statement or alleged untrue statement or omission or alleged omission is contained in any information or affidavit regarding such holder so furnished in writing by such Holder expressly for use therein; provided, that the obligation to indemnify shall be individual, not joint and several, for each Holder and shall be limited to the net amount of proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. As a condition to including Registrable Securities in any Registration Statement filed in accordance with Section 2, the Company may require that it shall have received an undertaking reasonably satisfactory to it from any Underwriter to indemnify and hold it harmless to the extent customarily provided by Underwriters with respect to similar securities and offerings. No Holder shall be liable under this Section 4.2 for any Damages in excess of the net proceeds realized by such Holder in the sale of Registrable Securities of such Holder to which such Damages relate.

4.3 If any proceeding (including any investigation by any Governmental Authority) shall be instituted involving any Person in respect of which indemnity may be sought pursuant to Sections 4.1 or 4.2, such Person (an “Indemnified Party”) shall promptly notify the Person against whom such indemnity may be sought (the “Indemnifying Party”) in writing and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Party, and shall assume the payment of all reasonable fees and expenses; provided, that the failure of any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that the

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Indemnifying Party is materially prejudiced by such failure to notify. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) in the reasonable judgment of such Indemnified Party (A) representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them or (B) there would be rights or defenses that would be available to such Indemnified Party that are not available to the Indemnifying Party. It is understood that, in connection with any proceeding or related proceedings in the same jurisdiction, the Indemnifying Party shall not be liable for the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all such Indemnified Parties, and that all such fees and expenses shall be reimbursed promptly after receipt of an invoice setting forth such fees and expenses in reasonable detail. In the case of any such separate firm for the Indemnified Parties, such firm shall be designated in writing by the Indemnified Parties. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent, or if there be a final judgment for the plaintiff, the Indemnifying Party shall indemnify and hold harmless each Indemnified Party from and against any Damages (to the extent obligated herein) by reason of such settlement or judgment. Without the prior written consent of each affected Indemnified Party, no Indemnifying Party shall effect any settlement of any pending or threatened proceeding in respect of which such Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability arising out of such proceeding.

4.4 If the indemnification provided for in Sections 4.1 or 4.2 is held by a court of competent jurisdiction to be unavailable to the Indemnified Parties or is insufficient in respect of any Damages, then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Damages in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the Indemnified Parties in connection with such actions which resulted in such Damages, as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and the Indemnified Parties shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact has been made by, or relates to information supplied by, such Indemnifying Party or the Indemnified Parties and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action. The parties agree that it would not be just and equitable if contribution pursuant to this Section 4.4 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to above. The amount paid or payable by a party as a result of the Damages referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1 or 4.2, any legal or other expenses reasonably incurred by a party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 4, no Holder shall be required to contribute any amount in excess of the net proceeds (after deducting the Underwriters’ discounts and commissions) received by such Holder in the offering. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. Each Holder’s obligation to contribute pursuant to this Section 4 is several in the proportion that the proceeds of the offering received by such Holder bears to the total proceeds of the offering received by all such Holders and not joint. The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, or controlling Person of such indemnified party and shall survive the transfer of securities. The Company also agrees to make such provisions, as are reasonably requested by any indemnified party, for contribution to such party in the event the Company’s indemnification is unavailable for any reason.

4.5 Survival. The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each

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Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

5. UNDERWRITING AND DISTRIBUTION.

5.1 Rule 144. The Company shall use its commercially reasonable efforts to file any reports required to be filed by it under the Securities Act and the Exchange Act, and it will use its commercially reasonable efforts to take such further action as any holder may reasonably request to make available adequate current public information with respect to the Company meeting the current public information requirements of Rule 144(c) under the Securities Act, to the extent required to enable such holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144 under the Securities Act, as such Rule may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the SEC. Notwithstanding the foregoing, nothing in this Section 5.1 shall be deemed to require the Company to register any of its securities pursuant to the Exchange Act.

6. MISCELLANEOUS.

6.1 Assignment; No Third Party Beneficiaries.

6.1.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

6.1.2 Prior to the expiration of the Lock-up Period, no Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee, but only if such Permitted Transferee agrees to become bound by the transfer restrictions set forth in this Agreement and other applicable letter agreements.

6.1.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

6.1.4 This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement.

6.1.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until (i) the Company shall have received written notice of such assignment, (ii) the Company shall have received the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by a Joinder to this Agreement, substantially in the form of Exhibit A), (iii) giving effect to such transfer, the Registrable Securities transferred to such transferee would be Registrable Securities, and (iv) such transfer shall have been made in accordance with the requirements of applicable Law and SEC Guidance.. Any transfer or assignment made other than as provided in this Section 6.1 shall be null and void.

6.2 Notices. All notices, demands, requests, consents, approvals or other communications (collectively, “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by hand delivery, telegram, telex or facsimile, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice. Notice shall be deemed given on the date of service or transmission if personally served or transmitted by telegram, telex or facsimile; provided, that if such service or transmission is not on a business day or is after normal business hours, then such notice shall be

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deemed given on the next business day. Notice otherwise sent as provided herein shall be deemed given on the next business day following timely delivery of such notice to a reputable air courier service with an order for next-day delivery.

To the Company:

Kaleyra, Inc.

[                                 ]

[                                 ]

[                                 ]

To the Seller’s Representative:

[                                 ]

[                                 ]

[                                 ]

And to Holder, to the address set forth below such Holder’s name on the signature page.

6.3 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.

6.4 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

6.5 Entire Agreement. This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written.

6.6 Modifications and Amendments. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder or group of Holders, solely in its or their capacity as a holder(s) of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder(s) so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

6.7 Titles and Headings. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

6.8 Waivers and Extensions. The observance of any term of this Agreement may be waived (either generally or in a particular instance) only with the written consent of the Company and the holders of at least a

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majority of the Registrable Securities then outstanding; provided that any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

6.9 Remedies Cumulative. In the event that the Company fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the Investors or any other holder of Registrable Securities may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

6.10 Governing Law. This Agreement shall be governed by, interpreted under, and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed within the State of New York, without giving effect to any choice-of-law provisions thereof that would compel the application of the substantive laws of any other jurisdiction.

6.11 WAIVER OF TRIAL BY JURY. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 6.11 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 6.11 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

6.12 Term. This Agreement shall terminate upon the earlier of (i) the tenth anniversary of the date of this Agreement, or (ii) the date as of which (A) all of the Registrable Securities have been sold pursuant to a Registration Statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the SEC)), or (B) the Holders of all Registrable Securities are permitted to sell the Registrable Securities under Rule 144 (or any similar provision) under the Securities Act without limitation on the amount of securities sold or the manner of sale.

6.13 Effectiveness. This Agreement shall become effective on the date hereof and shall thereupon amend and restate in full the Existing Registration Rights Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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Exhibit A

FORM OF JOINDER AGREEMENT TO AMENDED AND RESTATED

REGISTRATION RIGHTS AGREEMENT

[                ], 2019

This JOINDER (the “Joinder Agreement”) to the Amended and Restated Registration Rights Agreement, dated as of [·], 2019, by and between Kaleyra, Inc. (f/k/a GigCapital, Inc.), a Delaware corporation (the “Company”), [INSERT NAME], as representative for certain stockholders of the Company (the “Seller’s Representative”), and the Holders listed on the signature page as parties thereto (the “Registration Rights Agreement”), is made as of [DATE], by and between the Company and [HOLDER] (“Holder”). Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Registration Rights Agreement.

WHEREAS, on the date hereof, Holder has acquired [·] [shares of Common Stock] [Warrants to purchase shares of Common Stock] (the “Holder Stock”) from [·] and the Registration Right Agreement and the Company require Holder, as a holder of such Common Stock, to become a party to the Registration Rights Agreement, and Holder agrees to do so in accordance with the terms hereof.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Joinder Agreement hereby agree as follows:

1.

Agreement to be Bound. Holder hereby (i) acknowledges that it has received and reviewed a complete copy of the Registration Rights Agreement and (ii) agrees that upon execution of this Joinder Agreement, it shall become a party to the Registration Rights Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Registration Rights Agreement as though an original party thereto and shall be deemed a Holder for all purposes thereof.

2.

Successors and Assigns. Except as otherwise provided herein, this Joinder Agreement shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and Holder and any subsequent holders of any Holder Stock and the respective successors and assigns of each of them, so long as they hold any Holder Stock.

3.	Notices. For purposes of Section 6.2 of the Registration Rights Agreement, all notices, demands or other communications to the Holder shall be directed to:

[Name]

[Address]

[Facsimile Number]

[Email]

4.

Governing Law. This Joinder Agreement, and any claim, controversy or dispute arising under or related to this Joinder Agreement, shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflict of laws that would result in the application of any law other than the laws of the State of New York. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS JOINDER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY.

5.

Counterparts. This Joinder Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Joinder Agreement by facsimile, email or other electronic transmission (i.e., “pdf”) shall be effective as delivery of a manually executed counterpart of this Joinder Agreement.

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6.

Amendments. No amendment or waiver of any provision of this Joinder Agreement, nor any consent or approval to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by the parties hereto.

7.	Headings. The headings in this Joinder Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

[Signature Page Follows]

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Annex B

AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT

This AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT (this “Amendment”) is dated as of September 24, 2019, by and among GigCapital, Inc., a Delaware corporation (“Buyer”), Kaleyra S.p.A., a company with shares formed under the laws of Italy (“Company”), the holders of Company Stock identified on Schedule I to the Agreement (as defined below) (the “Sellers”), and Shareholder Representative Services LLC, a Colorado limited liability company, as representative for the Company Stockholders (the “Seller Representative”). Buyer, Company and Sellers are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

RECITALS

WHEREAS, the Parties previously entered into a Stock Purchase Agreement, dated as of February 22, 2019 (the “Agreement”);

WHEREAS, Section 11.8 of the Agreement provides in relevant part that the Agreement can be amended only by an instrument in writing signed by Buyer, Company, and to the extent such amendment, supplement, or modification affects any of the rights or obligations of the Seller Representative, the Seller Representative; and

WHEREAS, Buyer, Company, Sellers, and Seller Representative have agreed to amend the Agreement as provided herein.

AGREEMENTS

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements set forth in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

AMENDMENTS TO AGREEMENT

1.1.    All references in the Agreement and this Amendment to the “Agreement” shall be deemed to mean the Agreement, as amended by this Amendment.

1.2.    Subparagraph (b) of “Section 10.2 Unilateral Termination” of the Agreement is hereby amended and restated in its entirety to read as follows:

(b) Either Buyer or Sellers holding a majority of Company Stock, by giving written notice to the other, may terminate this Agreement if the Closing shall not have occurred by 11:59 p.m. in San Francisco, California on December 12, 2019 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 10.2(b)) shall not be available to any Party whose breach of a representation or warranty or covenant made under this Agreement by such Party results in Closing not having occurred on or before such date.

ARTICLE II

MISCELLANEOUS

2.1.    Effect of Amendment. Except as and to the extent expressly modified by this Amendment, the Agreement shall remain in full force and effect in all respects.

2.2.    Counterparts; Effectiveness. This Amendment may be executed in any number of counterparts, each of which shall be an original as regards any Party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Amendment shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all Parties reflected hereon as signatories.

2.3.    Governing Law; Jurisdiction; Waiver of Jury Trial

(a) This Amendment and any claim, cause of action (in law or equity), controversy or dispute arising out of or related to this Amendment, any of the Transactions, the relationship of the Parties, and/or the interpretation, performance and enforcement of the rights and duties of the Parties, whether arising in contract, tort, statutory or otherwise, shall be governed by, and construed in accordance with, the laws of the State of Delaware (including in respect of the statute of limitations or other limitations period applicable to any such claim, controversy or dispute), in each case without giving effect to any conflicts-of-law or other principle that might require the application of the laws of any other jurisdiction.

(b) Each of the Parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Amendment or for recognition and enforcement of any judgment in respect hereof brought by any other Party or its successors or assigns may be brought and determined by the Court of Chancery of the State of Delaware or if jurisdiction is not proper in such court, in Superior Court seated in New Castle County Delaware, or if jurisdiction is not proper in such court, a federal court sitting in Wilmington, Delaware (and in each case, any appellate courts thereof) and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Amendment and the transactions contemplated hereby (and agrees not to commence any action, suit or proceeding relating thereto except in such courts). Each of the Parties further agrees to accept service of process in any manner permitted by such court. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Amendment or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure lawfully to serve process, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by Law, that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Amendment, or the subject matter hereof, may not be enforced in or by such courts.

(c) EACH OF THE PARTIES TO THIS AMENDMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AMENDMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment effective as of the date first above written.

BUYER: GIGCAPITAL, INC.

By:	/s/ Avi Katz
Name:	Avi Katz
Title:	Chairman & Chief Executive Officer

COMPANY: KALEYRA S.P.A.

By:	/s/ Dario Calogero
Name:	Dario Calogero
Title:	Chief Executive Officer

SELLER REPRESENTATIVE: SHAREHOLDER REPRESENTATIVE SERVICES LLC

By:
Name:	Kimberly Angilly
Title:	Director

SELLERS: ESSE EFFE S.P.A.

By:	/s/ Simone Fubini
Name:	Simone Fubini
Title:	Presidente del consiglio di amministruzie Chairman of the Board

[Signature Page to Amendment No. 1 to Stock Purchase Agreement]

MAYA INVESTMENTS LIMITED

By:	/s/ Eugenia Rotaru
Name:	Eugenia Rotaru
Title:	Director

IPAI TERRY HSIAO

By:
Name:	Ipai Terry Hsiao

GIACOMO DALL’AGLIO

By:	/s/ Giacomo Dall’Aglio
Name:	Giacomo Dall’Aglio

ALEX MILANI

By:	/s/ Alex Milani
Name:	Alex Milani

LUCA GIARDINA PAPA

By:	/s/ Luca Giardina Papa
Name:	Luca Giardina Papa

HONG KONG PERMANENT SHINE LIMITED

By:
Name:	Chi Sing Ho
Title:	Authorized Signatory

[Signature Page to Amendment No. 1 to Stock Purchase Agreement]

FILIPPO MONASTRA

By:	/s/ Filippo Monastra
Name:	Filippo Monastra

MATTEO CASTELUCCI

By:	/s/ Matteo Castelucci
Name:	Matteo Castelucci

KIRK TSAI

By:
Name:	Kirk Tsai

JUSTYNA MIZIOLEK

By:	/s/ Justyna Miziolek
Name:	Justyna Miziolek

ERJON METKO

By:	/s/ Erjon Metko
Name:	Erjon Metko

CLAUDIO IPPOLITO

By:	/s/ Claudio Ippolito
Name:	Claudio Ippolito

[Signature Page to Amendment No. 1 to Stock Purchase Agreement]

ANDREA RICCARDI

By:	/s/ Andrea Riccardi
Name:	Andrea Riccardi

FRANCESCO VIZZONE

By:	/s/ Francesco Vizzone
Name:	Francesco Vizzone

[Signature Page to Amendment No. 1 to Stock Purchase Agreement]

Annex C

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

GIGCAPITAL, INC.

[●], 2019

GigCapital, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1.    The name of the Corporation is “GigCapital, Inc.”. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on October 9, 2017, an amended and restated certificate of incorporation was filed on December 7, 2017, and a certificate of amendment to the amended and restated certificate of incorporation was filed on June 5, 2019 (as amended, the “Original Certificate”).

2.    This Second Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”), which both restates and amends the provisions of the Original Certificate, was duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

3.    This Amended and Restated Certificate shall become effective on the date of filing with the Secretary of State of Delaware.

4.    The text of the Original Certificate is hereby restated and amended in its entirety to read as follows:

ARTICLE I

NAME

The name of the corporation is Kaleyra, Inc. (the “Corporation”).

ARTICLE II

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE III

REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Corporation Trust Center in the City of Wilmington, County of New Castle, State of Delaware, 19801, and the name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE IV

CAPITALIZATION

Section 4.1    Authorized Capital Stock. The total number of shares of all classes of capital stock which the Corporation is authorized to issue is 101,000,000 shares, consisting of (a) 100,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”) and (b) 1,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

Section 4.2    Preferred Stock. The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.3    Common Stock.

(a)    Voting.

(i)    Except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the shares of Common Stock shall exclusively possess all voting power with respect to the Corporation.

(ii)    Except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders of the Corporation on which the holders of the shares of Common Stock are entitled to vote.

(iii)    Except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, the holders of the shares of Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders of the Corporation. Notwithstanding the foregoing, except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the shares of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate (including any Preferred Stock Designation) or the DGCL.

(b)    Dividends. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of the shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(c)    Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

Section 4.4    Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

ARTICLE V

BOARD OF DIRECTORS

Section 5.1    Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Amended and Restated Certificate or the Bylaws of the Corporation (“Bylaws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Amended and Restated Certificate, and any Bylaws adopted by the stockholders of the Corporation; provided, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Section 5.2    Number, Election and Term.

(a)    The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board.

(b)    Subject to Section 5.5 hereof, the Board shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II, and Class III. The Board is authorized to assign members of the Board already in office to Class I, Class II, or Class III. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate, the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate, and the term of the initial Class III directors shall expire at the third annual meeting of the stockholders following the effectiveness of this Amended and Restated Certificate. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate, each of the successors elected to replace the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal. Subject to Section 5.5 hereof, if the number of directors that constitutes the Board is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors constituting the Board shorten the term of any incumbent director. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. The Board is hereby expressly authorized, by resolution or resolutions thereof, to assign members of the Board already in office to the aforesaid classes at the time this Amended and Restated Certificate (and therefore such classification) becomes effective in accordance with the DGCL.

(c)    Subject to Section 5.5 hereof, a director shall hold office until the next annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(d)    Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot. The holders of shares of Common Stock shall not have cumulative voting rights.

Section 5.3    Newly Created Directorships and Vacancies. Subject to Section 5.5 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.4    Removal. Subject to Section 5.5 hereof, any or all of the directors may be removed from office at any time, with or without cause, by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 5.5    Preferred Stock—Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Amended and Restated Certificate (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.

ARTICLE VI

BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the Bylaws by the affirmative vote of a majority of the total number of directors present at a regular or special meeting of the Board at which there is a quorum or by unanimous written consent. The Bylaws also may be adopted, amended, altered or repealed by the stockholders of the Corporation; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders of the Corporation to adopt, amend, alter or repeal the Bylaws; and provided further, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

ARTICLE VII

SPECIAL MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.1    Special Meetings. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders of the Corporation to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders of the Corporation may not be called by another person or persons.

Section 7.2    Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.3    Action by Written Consent. Except as may be otherwise provided for or fixed pursuant to this Amended and Restated Certificate (including any Preferred Stock Designation) relating to the rights of the holders of any outstanding series of Preferred Stock, subsequent to the consummation of the Corporation’s initial public offering of securities (the “Offering”), any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders of the Corporation.

ARTICLE VIII

LIMITED LIABILITY; INDEMNIFICATION

Section 8.1    Limitation of Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless a director violated his or her duty of loyalty to the Corporation or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from its actions as a director. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 8.2    Indemnification and Advancement of Expenses.

(a)    To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b)    The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Amended and Restated Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c)    Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Amended and Restated Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d)    This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE IX

CORPORATE OPPORTUNITY

Section 9.1    Corporate Opportunities and Non-Employee Directors

(a)    In recognition and anticipation that members of the Board who are not employees of the Corporation (the “Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article IX are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith. For purposes of this Article IX, (i) “Affiliate” shall mean, (a) in respect of each Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (b) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; and (ii) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

(b)    No Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both his or her director and officer capacities) or his or her Affiliates (such Persons being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (1) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (2) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section 9.1(c) of this Article IX. Subject to said Section 9.1(c) of this Article IX, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person.

(c)    The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of this Corporation) if such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Corporation, and the provisions of Section 9.1(b) of this Article IX shall not apply to any such corporate opportunity.

(d)    In addition to and notwithstanding the foregoing provisions of this Article IX, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is unable, financially or legally, or is not contractually permitted to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy.

(e)    To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX.

ARTICLE X

AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Amended and Restated Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article X .

ARTICLE XI

EXCLUSIVE FORUM FOR CERTAIN LAWSUITS

Section 11.1    Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Amended and Restated Certificate or the Bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) any action arising under the Securities Act of 1933, as amended, as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction. Notwithstanding the foregoing, the provisions of this Section 11.1 will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Section 11.2    Consent to Jurisdiction. If any action the subject matter of which is within the scope of Section 11.1 immediately above is filed in a court other than a court located within the State of Delaware (a

“Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 11.1 immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

ARTICLE XII

SEVERABILITY

If any provision or provisions (or any part thereof) of this Amended and Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any person, entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby, and (ii) the provisions of this Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

IN WITNESS WHEREOF, GigCapital, Inc. has caused this Second Amended and Restated Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

GIGCAPITAL, INC.

By:
Name:
Title:

Signature Page to Amended and Restated Certificate of Incorporation

Annex D

KALEYRA, INC.

2019 EQUITY INCENTIVE PLAN

KALEYRA, INC.

2019 EQUITY INCENTIVE PLAN

1. DEFINITIONS. The following terms, when used in the Plan, will have the meanings and be subject to the provisions set forth below:

“Administrator”: The Board or the Compensation Committee, except that the Board or the Compensation Committee may delegate (i) to one or more of its members such of its duties, powers and responsibilities as it may determine; (ii) to one or more officers of the Company the power to grant rights or options to the extent permitted by Section 157(c) of the Delaware General Corporation Law; (iii) to one or more officers of the Company the authority to allocate other Awards among such persons (other than officers of the Company) eligible to receive Awards under the Plan as such delegated officer or officers determine consistent with such delegation; provided, that with respect to any delegation described in this clause (iii) the Board or the Compensation Committee (or a properly delegated member or members of the Board or such Compensation Committee) shall have authorized the issuance of a specified number of Shares under such Awards and shall have specified the consideration, if any, to be paid therefor; and (iv) to such Employees or other persons as it determines such ministerial tasks as it deems appropriate. In the event of any delegation described in the preceding sentence, the term “Administrator” shall include the person or persons so delegated to the extent of such delegation. The Board may, at its discretion, impose requirements on the composition of the Compensation Committee (for any specific Plan purpose or for all Plan purposes) in order to meets specific requirements under applicable law.

“Affiliate”: Any corporation or other entity owning, directly or indirectly, 50% or more of the outstanding Stock of the Company, or in which the Company or any such corporation or other entity owns, directly or indirectly, 50% of the outstanding capital stock (determined by aggregate voting rights) or other voting interests.

“Award”: A grant under the Plan to a Participant of any one or any combination of the following:

(i)	Stock Options.

(ii)	SARs.

(iii)	Restricted Stock.

(iv)	Unrestricted Stock.

(v)	Stock Units, including Restricted Stock Units.

(vi)	Performance Awards.

(vii)	Cash Awards.

(viii)	Awards (other than Awards described in (i) through (vii) above) that are convertible into or otherwise based on Stock.

“Board”: The Board of Directors of the Company.

“Cash Award”: An Award denominated in cash.

“Change in Control” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) a sale, lease or other disposition of all or substantially all of the assets of the Company;

(ii) an acquisition by any Exchange Act Person of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at least 50% of the combined voting power entitled to vote in the election of directors other than by virtue of a merger, consolidation or similar transaction;

(iii) a merger, consolidation or similar transaction in which the Company is not the surviving corporation; or

(iv) a reverse merger, consolidation or similar transaction in which the Company is the surviving corporation but the shares of Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

Notwithstanding the foregoing definition or any other provision of this Plan, the term Change in Control will not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

“Code”: The U.S. Internal Revenue Code of 1986 as from time to time amended and in effect, or any successor statute as from time to time in effect.

“Compensation Committee”: The Compensation Committee of the Board, if any. If there is no Compensation Committee of the Board, the Board itself will be the Compensation Committee for purposes of this Plan.

“Company”: Kaleyra, Inc.

“Contributing Misconduct”: An act of embezzlement, fraud or breach of fiduciary duty during the Participant’s employment or service that contributed to an obligation to restate the Company’s financial statements.

“Covered Transaction”: Any of (i) a consolidation, merger, or similar transaction or series of related transactions, including a sale or other disposition of stock, in which the Company is not the surviving corporation or which results in the acquisition of all or substantially all of the Company’s then outstanding common stock by a single person or entity or by a group of persons and/or entities acting in concert, (ii) an acquisition by any Exchange Act Person of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at least 50% of the combined voting power entitled to vote in the election of directors other than by virtue of a merger, consolidation or similar transaction; (iii) a sale or transfer of all or substantially all the Company’s assets, or (iv) a dissolution or liquidation of the Company. Where a Covered Transaction involves a tender offer that is reasonably expected to be followed by a merger described in clause (i) (as determined by the Administrator), the Covered Transaction shall be deemed to have occurred upon consummation of the tender offer.

“Disability”: With respect to a Participant, the inability of such Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than 12 months, as provided in Sections 22(e)(3) and 409A(a)(2)(c)(i) of the Code, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.

“Employee”: Any person who is employed by the Company or an Affiliate.

“Employment”: A Participant’s employment or other service relationship with the Company and its Affiliates. Employment will be deemed to continue, unless the Administrator expressly provides otherwise, so long as the Participant is employed by, or otherwise is providing services in a capacity described in Section 5 to the Company or its Affiliates. If a Participant’s employment or other service relationship is with an Affiliate and that entity ceases to be an Affiliate, the Participant’s Employment will be deemed to have terminated when the entity ceases to be an Affiliate unless the Participant transfers Employment to the Company or its remaining Affiliates.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Act Person” means any natural person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) an entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company; or (v) any natural person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the effective date of the Plan, is the owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities.

“ISO”: A Stock Option intended to be an “incentive stock option” within the meaning of Section 422 of the Code. The Company does not represent or warrant that an option intended to be an ISO qualifies as such. Each option granted pursuant to the Plan will be treated as providing by its terms that it is to be a non-incentive option unless, as of the date of grant, it is expressly designated as an ISO. To the extent the aggregate fair market value of stock with respect to which ISOs are exercisable by an individual for the first time during any calendar year under all plans of the Company (or of a “parent corporation” or “subsidiary corporation” of the Company as those terms are defined in Section 424 of the Code) exceed $100,000, the ISOs will be treated as non-incentive options with the ISOs granted earlier first accorded ISO status.

“Option Proceeds”: With respect to any sale or other disposition (including to the Company) of Shares issued or issuable upon exercise of a Stock Option or SAR, an amount determined appropriate by the Compensation Committee to reflect the effect of the restatement on the Company’s stock price, up to the amount equal to the number of Shares sold or disposed of multiplied by the difference between the market value per Share at the time of such sale or disposition and the exercise price.

“Participant”: A person who is granted an Award under the Plan.

“Performance Award”: An Award subject to Performance Criteria.

“Performance Criteria”: Specified criteria, other than mere continued Employment or the mere passage of time, the satisfaction of which is a condition for the grant, exercisability, vesting or full enjoyment of an Award. A Performance Criterion and any targets with respect thereto determined by the Administrator need not be based upon an increase, a positive or improved result or avoidance of loss. The Administrator may provide in the case of any Award intended to qualify for such exception that one or more of the Performance Criteria applicable to such Award will be adjusted in an objectively determinable manner to reflect events (for example, but without limitation, acquisitions or dispositions) occurring during the performance period that affect the applicable Performance Criterion or Criteria.

“Plan”: The Kaleyra, Inc. 2019 Equity Incentive Plan as from time to time amended and in effect.

“Restricted Stock”: An Award of Stock for so long as the Stock remains subject to restrictions requiring that it be redelivered or offered for sale to the Company if specified conditions are not satisfied.

“Restricted Stock Proceeds”: With respect to any sale or other disposition (including to the Company) of Restricted Stock or a Restricted Stock Unit (including of Stock delivered thereon), an amount determined appropriate by the Compensation Committee to reflect the effect of the restatement on the Company’s stock price, up to the amount equal to the market value per Share at the time of such sale or other disposition multiplied by the number of Shares or Stock Units sold or disposed of.

“Restricted Stock Unit”: A Stock Unit that is, or as to which the delivery of Stock or cash in lieu of Stock is, subject to the satisfaction of specified performance or other vesting conditions.

“SARs”: Rights entitling the holder upon exercise to receive cash or Stock, as the Administrator determines, equal to a function (determined by the Administrator using such factors as it deems appropriate) of the amount by which the Stock has appreciated in value since the date of the Award.

“Share”: A share of Stock.

“Stock”: Common Stock of the Company, par value $0.0001 per share.

“Stock Unit”: An unfunded and unsecured promise, denominated in Shares, to deliver Stock or cash measured by the value of Stock in the future.

“Stock Options”: Options entitling the recipient to acquire Shares upon payment of the exercise price.

“Unrestricted Stock”: An Award of Stock not subject to any restrictions under the terms of the Award.

2. PURPOSE. The Plan has been established to advance the interests of the Company by providing for the grant to Participants of Stock-based and other incentive Awards.

3. ADMINISTRATION. The Administrator has discretionary authority, subject only to the express provisions of the Plan, to interpret the Plan; determine eligibility for and grant Awards; determine, modify or waive the terms and conditions of any Award; prescribe forms, rules and procedures; and otherwise do all things necessary to carry out the purposes of the Plan. Determinations of the Administrator made under the Plan will be conclusive and will bind all parties.

4. LIMITS ON AWARDS UNDER THE PLAN.

(a) Shares Available for Issuance. Subject to the provisions of Section 7, the total number of Shares available for grants of Awards under the Plan shall be [                ]1 Shares, plus an annual increase, effective as of the first day of the Company’s fiscal year beginning in 2020 and the first day of each subsequent fiscal year through and including the first day of the Company’s fiscal year beginning on 2029, equal to the least of (i) 5% of the number of shares of Stock outstanding as of the conclusion of the Company’s immediately preceding fiscal year, or (ii) such lesser amount, if any, as the Board may determine (such aggregate number of shares that may be issued under the plan, the “Share Reserve”). Awards may be issued entirely in the form of ISOs or through any combination of any one or more of the forms of Awards authorized under the terms of the Plan. To the extent consistent with the requirements of Section 422 of the Code and regulations thereunder, and with other applicable legal requirements (including applicable stock exchange requirements), Stock issued under awards that convert, replace or adjust awards of an acquired company shall not reduce the number of Shares available for Awards under the Plan.

(b) Type of Shares. Stock delivered by the Company under the Plan may be authorized but unissued Stock or previously issued Stock acquired by the Company. No fractional Shares will be delivered under the Plan.

(c) Limitations on Director Awards. In addition and subject to Section 7, no non-Employee director may be granted Awards with an aggregate grant date value in excess of $1 million in any calendar year, or

[1]	NTD: Sum of (i) 1,290,909 shares, plus (ii) 12% of the fully-diluted capitalization of Kaleyra, Inc. at the time of the closing of the combination with Kaleyra S.p.A.

$2 million for the calendar year in which a non-Employee director is first appointed or elected to the Board. Such limitation on non-Employee director Awards does not apply to any cash retainer fees, including cash retainer fees converted into equity awards at the election of the non-Employee director.

(d) Non-Issuances. The following actions do not result in an issuance of Shares under the Plan and accordingly do not reduce the number of Shares subject to the Share Reserve and available for issuance under the Plan: (1) the expiration or termination of any portion of an Award without the shares covered by such portion of the Award having been issued, (2) the settlement of any portion of an Award in cash (i.e., the Participant receives cash rather than Shares), (3) the withholding of Shares that would otherwise be issued by the Company to satisfy the exercise, strike or purchase price of an Award; or (4) the withholding of Shares that would otherwise be issued by the Company to satisfy a tax withholding obligation in connection with an Award.

(e) Reversions to Share Reserve. The Shares previously issued pursuant to an Award and accordingly initially deducted from the Share Reserve will be added back to the Share Reserve and again become available for issuance under the Plan: (1) any Shares that are forfeited back to or repurchased by the Company because of a failure to meet a contingency or condition required for the vesting of such shares; (2) any Shares that are reacquired by the Company to satisfy the exercise, strike or purchase price of an Award; and (3) any Shares that are reacquired by the Company to satisfy a tax withholding obligation in connection with an Award.

(f) Share Reserve. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

5. ELIGIBILITY AND PARTICIPATION. The Administrator will select Participants from among those Employees and directors of, and consultants and advisors to, the Company or its Affiliates who, in the opinion of the Administrator, are in a position to make a significant contribution to the success of the Company or its Affiliates. Eligibility for ISOs is limited to employees (as defined by Code Section 3401(c)) of the Company or of a “parent corporation” or “subsidiary corporation” of the Company as those terms are defined in Section 424 of the Code.

6. RULES APPLICABLE TO AWARDS.

(a) ALL AWARDS.

(1) Award Provisions. The Administrator will determine the terms of all Awards, subject to the limitations provided herein. By accepting any Award granted hereunder, the Participant agrees to the terms of the Award and the Plan. Notwithstanding any provision of this Plan to the contrary, Awards that convert, replace or adjust awards of an acquired company may contain terms and conditions that are inconsistent with the terms and conditions specified herein, as determined by the Administrator.

(2) Term of Plan. No Awards may be made after [            ]2, 2029, but previously granted Awards may continue in accordance with their terms beyond that date.

(3) Transferability. ISOs may not be transferred other than by will or by the laws of descent and distribution, and during a Participant’s lifetime may be exercised only by the Participant. Except as the Administrator otherwise expressly provides, Awards other than ISOs may not be transferred other than by will or by the laws of descent and distribution. During the Participant’s lifetime, other non-transferable Awards requiring exercise may only be exercised by the Participant. No Award may be transferred under a domestic relations order.

(4) Vesting, Etc. The Administrator may determine the time or times at which an Award will vest or become exercisable and the terms on which an Award requiring exercise will remain exercisable. Without

[2]	NTD: Ten years from the date of the closing of the business combination with Kaleyra S.p.A.

limiting the foregoing, the Administrator may at any time accelerate the vesting or exercisability of an Award, regardless of any adverse or potentially adverse tax consequences resulting from such acceleration. The following will apply unless the Administrator expressly provides otherwise: Immediately upon the cessation of the Participant’s Employment an Award requiring exercise will cease to be exercisable and will terminate, and all other Awards to the extent not already vested will be forfeited, except that:

(A) subject to (B) and (C) below, all Stock Options and SARs held by the Participant or the Participant’s permitted transferee, if any, immediately prior to the cessation of the Participant’s Employment, to the extent then exercisable, will remain exercisable for the lesser of (i) a period of three months or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon terminate;

(B) all Stock Options and SARs held by a Participant or the Participant’s permitted transferee, if any, immediately prior to the Participant’s death, to the extent then exercisable, will remain exercisable for the lesser of (i) the one year period ending with the first anniversary of the Participant’s death or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon terminate;

(C) all Stock Options and SARs held by a Participant or the Participant’s permitted transferee, if any, upon the cessation of the Participant’s Employment as a result of the Participant’s Disability, the Participant may exercise his or her Option or SAR (to the extent that the Participant was entitled to exercise such Option or SAR as of the date of cessation of Employment), but only within such period of time ending on the earlier of (i) the date 12 months following such cessation of Employment (or such longer or shorter period specified in the Award Agreement), and (ii) the expiration of the term of the Option or SAR as set forth in the Award Agreement. If, after cessation of Employment due to Participant’s Disability, the Participant does not exercise his or her Option or SAR (as applicable) within the applicable time frame, the Option or SAR (as applicable) will terminate. and

(D) all Stock Options and SARs held by a Participant or the Participant’s permitted transferee, if any, immediately prior to the cessation of the Participant’s Employment will immediately terminate upon such cessation if the Administrator in its sole discretion determines that such cessation of Employment has resulted for reasons which cast such discredit on the Participant as to justify immediate termination of the Award.

(5) Taxes. The Administrator will make such provision for the withholding of taxes as it deems necessary. The Administrator may, but need not, hold back Shares from an Award or permit a Participant to tender previously owned Shares in satisfaction of tax withholding requirements.

(6) Dividend Equivalents, Etc. The Administrator may provide for the payment of amounts in lieu of cash dividends or other cash distributions with respect to Stock subject to an Award. Any entitlement to dividend equivalents or similar entitlements shall be established and administered consistent either with exemption from, or compliance with, the requirements of Section 409A.

(7) Rights Limited. Nothing in the Plan will be construed as giving any person the right to continued employment or service with the Company or its Affiliates, or any rights as a stockholder except as to Shares actually issued under the Plan. The loss of existing or potential profit in Awards will not constitute an element of damages in the event of termination of employment or service for any reason, even if the termination is in violation of an obligation of the Company or Affiliate to the Participant.

(8) Coordination with Other Plans. Awards under the Plan may be granted in tandem with, or in satisfaction of or substitution for, other Awards under the Plan or awards made under other compensatory plans or programs of the Company or its Affiliates. For example, but without limiting the generality of the foregoing, awards under other compensatory plans or programs of the Company or its Affiliates may be settled in Stock (including, without limitation, Unrestricted Stock) if the Administrator so determines, in which case the Shares delivered shall be treated as awarded under the Plan (and shall reduce the number of Shares thereafter available under the Plan in accordance with the rules set forth in Section 4).

(9) Section 409A. Each Award shall contain such terms as the Administrator determines, and shall be construed and administered, such that the Award either (i) qualifies for an exemption from the requirements of Section 409A, or (ii) satisfies such requirements. Notwithstanding any other provisions of this Plan, in the case of a “specified employee” of the Company, any payment that is triggered by separation from service shall be delayed until the first business day following the expiration of six months following the date of separation from services (or until the Employee’s death, if earlier). Any payment(s) that would otherwise be due during the six month period described in the preceding sentence will be accumulated and paid as of the first business day following the expiration of six months following the date of separation from services (or until the Employee’s death, if earlier). Delayed payment(s) will bear interest during the six-month delay period.

(10) Certain Requirements of Corporate Law. Awards shall be granted and administered consistent with the requirements of applicable Delaware law relating to the issuance of stock and the consideration to be received therefor, and with the applicable requirements of the stock exchanges or other trading systems on which the Stock is listed or entered for trading, in each case as determined by the Administrator.

(11) Non-Exempt Employees. Notwithstanding any other provision herein, if an Option or SAR is granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, the Option or SAR will not be first exercisable for any shares of Stock until at least six months following the date of grant of the Option or SAR (although the Award may vest prior to such date). Consistent with the provisions of the Worker Economic Opportunity Act, (i) if such non-exempt employee dies or suffers a Disability, (ii) upon a Covered Transaction in which such Option or SAR is not assumed, continued, or substituted, (iii) upon a Change in Control, or (iv) upon the Participant’s retirement (as such term may be defined in the Participant’s Award, in another agreement between the Participant and the Company or an Affiliate, or, if no such definition, in accordance with the Company’s or Affiliate’s then current employment policies and guidelines), the vested portion of any Options and SARs may be exercised earlier than six months following the date of grant. The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option or SAR will be exempt from his or her regular rate of pay. To the extent permitted and/or required for compliance with the Worker Economic Opportunity Act to ensure that any income derived by a non-exempt employee in connection with the exercise, vesting or issuance of any shares under any other Stock-based Award will be exempt from the employee’s regular rate of pay, the provisions of this Section 6(a)(11) will apply to all Awards and are hereby incorporated by reference into such Awards.

(b) AWARDS REQUIRING EXERCISE.

(1) Time and Manner of Exercise. Unless the Administrator expressly provides otherwise, an Award requiring exercise by the holder will not be deemed to have been exercised until the Administrator receives a notice of exercise (in form acceptable to the Administrator) signed by the appropriate person and accompanied by any payment required under the Award. If the Award is exercised by any person other than the Participant, the Administrator may require satisfactory evidence that the person exercising the Award has the right to do so.

(2) Exercise Price. The exercise price (or the base value from which appreciation is to be measured) of each Award requiring exercise shall be 100% (in the case of an ISO granted to a ten-percent stockholder within the meaning of subsection (b)(6) of Section 422, 110%) of the fair market value of the Stock subject to the Award, determined as of the date of grant, or such higher amount as the Administrator may determine in connection with the grant. Fair market value shall be determined by the Administrator consistent with the applicable requirements of Section 422 and Section 409A.

(3) Payment of Exercise Price. Where the exercise of an Award is to be accompanied by payment, the Administrator may determine the required or permitted forms of payment (which may include, if the Administrator so determines and if the Stock is publicly traded at the relevant time, a broker-assisted exercise). In the absence of a determination by the Administrator that other forms of payment are permitted, all payments shall be made by cash or by check acceptable to the Administrator.

(4) Maximum Term. Awards requiring exercise will have a maximum term not to exceed ten (10) years from the date of the grant. In the case of an ISO granted to a ten-percent stockholder within the meaning of subsection (b)(6) of Section 422, the maximum term will not exceed five (5) years from the date of grant.

(c) AWARDS NOT REQUIRING EXERCISE. Restricted Stock and Unrestricted Stock, whether delivered outright or under Awards of Stock Units or other Awards that do not require exercise, may be made in exchange for such lawful consideration, including services, as the Administrator determines.

7. EFFECT OF CERTAIN TRANSACTIONS.

(a) MERGERS, ETC. The following provisions will apply to Awards in the event of a Covered Transaction, and unless otherwise provided in the instrument evidencing the Award or any other written agreement between the Company or any Affiliate and the Participant or unless otherwise expressly provided by the Board at the time of grant of an Award.

(1) Awards May Be Assumed. In the event of a Covered Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all Awards outstanding under the Plan or may substitute similar awards for Awards outstanding under the Plan (including but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Covered Transaction), and any reacquisition or repurchase rights held by the Company in respect of Shares issued pursuant to Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company, if any), in connection with such Covered Transaction. A surviving corporation or acquiring corporation (or its parent) may choose to assume or continue only a portion of an Award or substitute a similar award for only a portion of an Award, or may choose to assume or continue the Awards held by some, but not all Participants. The terms of any assumption, continuation or substitution will be set by the Board.

(2) If Awards Are Not Assumed. In the event of a Covered Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Awards or substitute similar awards for such outstanding Awards, then with respect to Awards that have not been assumed, continued or substituted, the vesting of such Awards (and, with respect to Stock Options and SARs, the time when such Awards may be exercised) will be accelerated in full to a date prior to the effective time of such Covered Transaction (contingent upon the effectiveness of the Covered Transaction) as the Board determines (or, if the Board does not determine such a date, to the date that is five days prior to the effective time of the Covered Transaction), and such Awards will terminate if not exercised (if applicable) at or prior to the effective time of the Covered Transaction, and any reacquisition or repurchase rights held by the Company with respect to such Awards will lapse (contingent upon the effectiveness of the Covered Transaction). With respect to the vesting of Performance Awards that will accelerate upon the occurrence of a Covered Transaction pursuant to this subsection (2) and that have multiple vesting levels depending on the level of performance, unless otherwise provided in the Award Agreement, the vesting of such Performance Awards will accelerate at 100% of the target level upon the occurrence of the Covered Transaction. With respect to the vesting of Awards that will accelerate upon the occurrence of a Covered Transaction pursuant to this subsection (2) and are settled in the form of a cash payment, such cash payment will be made no later than 30 days following the occurrence of the Covered Transaction.

(3) Payment for Awards in Lieu of Exercise. Notwithstanding the foregoing, in the event an Award will terminate if not exercised prior to the effective time of a Covered Transaction, the Board may provide, in its sole discretion, that the holder of such Award may not exercise such Award but will receive a payment, in such form as may be determined by the Board, equal in value, at the effective time, to the excess, if any, of (1) the value of the property the Participant would have received upon the exercise of the Award (including, at the discretion of the Board, any unvested portion of such Award), over (2) any exercise price payable by such holder in connection with such exercise.

(b) CHANGES IN AND DISTRIBUTIONS WITH RESPECT TO THE STOCK.

(1) Basic Adjustment Provisions. In the event of a stock dividend, stock split or combination of Shares (including a reverse stock split), recapitalization or other change in the Company’s capital structure, the Administrator will make appropriate adjustments to the maximum number of Shares specified in Section 4(a) that may be delivered under the Plan, to the maximum number of Shares specified in Section 4(a) that may be issued upon the exercise of ISOs, and to the maximum number of Shares specified in Section 4(a) that may be issued with respect to Awards that are not ISOs, and will also make appropriate adjustments to the number and kind of Shares of stock or securities subject to Awards then outstanding or subsequently granted, any exercise prices relating to Awards and any other provision of Awards affected by such change.

(2) Certain Other Adjustments. The Administrator may also make adjustments of the type described in Section 7(b)(1) above to take into account distributions to stockholders other than those provided for in Section 7(a) and 7(b)(1), or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan and to preserve the value of Awards made hereunder. The Administrator shall exercise its discretionary authority under the immediately preceding sentence consistent with the objectives of preserving the qualification as ISOs of Awards intended to continue to qualify as ISOs.

(3) Continuing Application of Plan Terms. References in the Plan to Shares will be construed to include any stock or securities resulting from an adjustment pursuant to this Section 7.

(c) CHANGE IN CONTROL.

(1) The provisions of this Section 7(c) will apply to Awards in the event of a Change in Control unless otherwise provided in the instrument evidencing the Award or any other written agreement between the Company or any Affiliate and the Participant or in any director compensation policy of the Company or unless otherwise expressly provided by the Board at the time of grant of an Award.

(2) If any payment or benefit a Participant will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment (a “Payment”) will be equal to the Reduced Amount. The “Reduced Amount” will be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Participant’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction will occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for the Participant. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

(3) Notwithstanding any provision of the foregoing paragraph to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A of the Code that would not otherwise be subject to taxes pursuant to Section 409A of the Code, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, will be modified so as to avoid the imposition of taxes pursuant to Section 409A of the Code as follows: (A) as a first priority, the modification will preserve to the greatest extent possible, the greatest economic benefit for the Participant as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being involuntarily terminated), will be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A of the Code will be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A of the Code.

(4) If a Participant receives a Payment for which the Reduced Amount was determined pursuant to clause (x) of the first paragraph of Section 7(c)(2) and the U.S. Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, the Participant agrees to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of the first paragraph of this Section 7(c)(2)) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of the first paragraph of Section 7(c)(2), the Participant will have no obligation to return any portion of the Payment pursuant to the preceding sentence.

(5) Unless the Participant and the Company agree on an alternative accounting firm or law firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the Change in Control will perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company will appoint a nationally recognized accounting or law firm to make the determinations required hereunder. The Company will bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder.

(6) The Company will use commercially reasonable best efforts to cause the accounting or law firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to the Participant and the Company within 15 calendar days after the date on which the Participant’s right to a 280G Payment becomes reasonably likely to occur (if requested at that time by the Participant or the Company) or such other time as requested by the Participant or the Company.

8. LEGAL CONDITIONS ON DELIVERY OF STOCK. The Company will not be obligated to deliver any Shares pursuant to the Plan or to remove any restriction from Shares previously delivered under the Plan until: (i) the Company is satisfied that all legal matters in connection with the issuance and delivery of such Shares have been addressed and resolved; (ii) if the outstanding Stock is at the time of delivery listed on any stock exchange or national market system, the Shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and (iii) all conditions of the Award have been satisfied or waived. If the sale of Stock has not been registered under the Securities Act of 1933, as amended, the Company may require, as a condition to exercise of the Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of such Act. The Company may require that certificates evidencing Stock issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Stock, and the Company may hold the certificates pending lapse of the applicable restrictions.

9. AMENDMENT AND TERMINATION. The Administrator may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by law, and may at any time terminate the Plan as to any future grants of Awards; provided, that except as otherwise expressly provided in the Plan the Administrator may not, without the Participant’s consent, alter the terms of an Award so as to affect adversely the Participant’s rights under the Award, unless the Administrator expressly reserved the right to do so at the time of the Award. Amendment to the Plan shall be conditioned upon stockholder approval only to the extent, if any, such approval is required by law (including the Code and applicable stock exchange requirements), as determined by the Administrator.

10. CLAWBACK. All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law and any clawback policy that the Company otherwise adopts, to the extent applicable and permissible under applicable law. In addition, the Board may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Board determines necessary or appropriate. No recovery of compensation under such a clawback policy will be an event giving rise to a Participant’s right to voluntary terminate employment upon a “resignation for good reason,” or for a “constructive termination” or any similar term under any plan of or agreement with the Company.

11. MISCELLANEOUS.

(a) Plan Not The Exclusive Source of Bonuses. The existence of the Plan or the grant of any Award will not in any way affect the Company’s right to award a person bonuses or other compensation in addition to Awards under the Plan.

(b) No Contract of Employment. Neither the Plan, the selection of a person as a Participant, the payment of any Award to any Participant, nor any action by the Company or the Committee shall be held or construed to confer upon any person any right to be continued in the employ of the Company. The Company expressly reserves the right to discharge any Participant whenever in the sole discretion of the Company its interest may so require.

(c) Severability. If any provision of this Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction, such provision shall (a) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect, and (b) not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect. If the making of any payment or the provision of any other benefit provided for under the Plan shall be held unlawful or otherwise invalid or unenforceable by a court of competent jurisdiction, such unlawfulness, invalidity or unenforceability shall not prevent any other payment or benefit from being made or provided under the Plan, and if the making of any payment in full or the provision of any other benefit provided for under the Plan in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity or unenforceability shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid or unenforceable shall be made or provided under the Plan.

(d) Unfunded Status. The Plan is intended to constitute an unfunded plan.

(e) Inability to Obtain Authority. Inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

(f) Sub-Plans and Additional Plans. The Administrator may establish one or more sub-plans or additional rules governing Awards to non-U.S. employees or to employees in U.S. jurisdictions subject to state blue-sky or other special requirements. Such sub-plans or rules, together with the generally applicable terms of the Plan, shall constitute the Plan as it pertains to any Awards to which such sub-plans or rules apply.

The Letter of Transmittal, certificates for Rights and any other required documents should be sent or delivered by each Right holder who wishes to participate in the Offer or such Right holder’s broker, dealer, commercial bank, trust company or other nominee, to the Depositary by the Expiration Date at the address set forth below.

The Depositary for the Offer is:

Continental Stock Transfer & Trust Company

1 State Street-30th Floor

New York, New York 10004

Attention: Corporate Actions Department

Questions or requests for assistance may be directed to the Information Agent at its telephone numbers and address set forth below. Questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent at the address and telephone numbers set forth below. Right holders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

The Information Agent for the Offer is:

MacKenzie Partners, Inc.

1407 Broadway, 27th Floor

New York, NY 10018

Telephone: (212) 929-5500 (Call Collect)

or

Call Toll-Free: (800) 322-2885

Email: tenderoffer@mackenziepartners.com

Offer to Purchase

October 8, 2019

[PRELIMINARY PROXY CARD—SUBJECT TO COMPLETION]

PROXY

GigCapital, Inc.

2479 E. Bayshore Rd., Suite 200

Palo Alto, CA 94303

SPECIAL MEETING OF STOCKHOLDERS

[●], 2019

YOUR VOTE IS IMPORTANT

FOLD AND DETACH HERE

GIGCAPITAL, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON

[●], 2019

The undersigned, revoking any previous proxies relating to these shares, hereby acknowledges receipt of the Notice of Special Meeting of Stockholders (the “Special Meeting”) and accompanying Proxy Statement, dated [●], 2019, in connection with the Special Meeting to be held on [●], 2019 at 10:00 a.m., local time, at the offices of the Company, located at 2479 E. Bayshore Rd., Suite 200, Palo Alto, California 94303 and hereby appoints Avi S. Katz and Neil Miotto, and each of them (with full power to act alone), the attorneys-in-fact and proxies of the undersigned, with full power of substitution to each, to vote all shares of the common stock, of GigCapital, Inc. (the “Company”), registered in the name provided, which the undersigned is entitled to vote at the Special Meeting, and at any adjournments thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposal set forth in this Proxy Statement.

THIS PROXY, WHEN EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSAL NOS. 1, 2, AND 3, “FOR ALL” FOR PROPOSAL NO. 4, AND “FOR” PROPOSAL NOS. 5 AND 6.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NOS. 1, 2, AND 3, “FOR ALL” FOR PROPOSAL NO. 4, and “FOR” PROPOSAL NOS. 5 AND 6.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting to be held on [●], 2019: This notice of meeting, the accompanying proxy statement and the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2018 are available at https://www.cstproxy.com/gigcapital/2019.

Proposal 1—Business Combination Proposal	FOR	AGAINST	ABSTAIN
To consider and vote upon a proposal to adopt the Stock Purchase Agreement, dated as of February 22, 2019 as amended by Amendment No. 1, dated September 18, 2019 (and as it may be further amended from time to time, the “Stock Purchase Agreement”), by and among the Company, Kaleyra S.p.A. (“Kaleyra”), Shareholder Representative Services LLC as representative for the sellers, and each of the following holders of the ordinary shares of Kaleyra, Esse Effe S.p.A, a company with shares formed under the laws of Italy, Maya Investments Limited, a company formed under the laws of England, Hong Kong Permanent Shine Limited, a company formed under the laws of Hong Kong, Ipai Terry Hsiao, Giacomo Dall’Aglio, Alex Milani, Luca Giardina Papa, Filippo Monastra, Matteo Castelucci, Kirk Tsai, Justyna Miziolek, Erjon Metko, Claudio Ippolito, Andrea Riccardi, and Francesco Vizzone, and approve the transactions contemplated thereby, including the issuances in connection therewith of shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”) the contingent issuance of any additional shares of Common Stock pursuant to the earn-out provisions of the Stock Purchase Agreement (such issuances of shares of Common Stock, collectively, the “Stock Issuances”), the issuance of unsecured promissory convertible notes, and the payment of cash (such issuances of unsecured promissory convertible notes, together with the Stock Issuances, the “Issuances” and together with the other transactions contemplated by the Stock Purchase Agreement, the “Business Combination”). The Business Combination is conditioned on the approval of this proposal, the Charter Amendment Proposals (Proposals 2 and 3) and the Director Election Proposal (Proposal 4).	☐	☐	☐

Proposal 2—Charter Amendment Proposal—Classified Board	FOR	AGAINST	ABSTAIN
To consider and vote upon a proposal to amend the Company’s current amended and restated certificate of incorporation, as amended (the “Charter”) to provide for the classification of our board of directors (our “Board”) into three classes of directors with staggered three-year terms of office and to make certain related changes.	☐	☐	☐

Proposal 3—Charter Amendment Proposal—Name Change and Other Additional Changes	FOR	AGAINST	ABSTAIN
To consider and vote upon a proposal to amend the Company’s current Charter to provide for certain additional changes, including but not limited to changing the Company’s name from “GigCapital, Inc.” to “Kaleyra, Inc.” and eliminating certain provisions specific to our status as a blank check company.	☐	☐	☐

Proposal 4—Director Election Proposal	FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT
To elect, effective at the closing of the Business Combination, seven directors to serve staggered terms on our Board until the 2020, 2021 and 2022 annual meeting of stockholders, respectively, and until their respective successors are duly elected and qualified or until they resign or are otherwise removed.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark “For All Except” for Proposal No. 4 and write the number(s) of the nominee(s) on the line.

1. Class I—Simone Fubini 2. Class I—John J. Mikulsky 3. Class I—[TBD] 4. Class II—Neil Miotto 5. Class II—Matteo Lodrini 6. Class III—Avi S. Katz 7. Class III—Dario Calogero
Proposal 5—Incentive Plan Proposal	FOR	AGAINST	ABSTAIN
To consider and vote upon a proposal to approve the Kaleyra, Inc. 2019 Equity Incentive Plan. This proposal is conditioned on the approval of the Business Combination Proposal (Proposal 1), the Charter Amendment Proposals (Proposals 2 and 3) and the Director Election Proposal (Proposal 4).	☐	☐	☐

Proposal 6—Adjournment Proposal`	FOR	AGAINST	ABSTAIN
To consider and vote upon a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal and the Charter Amendment Proposals. This proposal will only be presented at the Special Meeting if there are not sufficient votes to approve the Business Combination Proposal and the Charter Amendment Proposals	☐	☐	☐

You may exercise your redemption rights by marking the “EXERCISE REDEMPTION RIGHTS” box below. If you exercise your redemption rights, then you will be exchanging your public shares of the common stock of the Company for cash and you will no longer own such public shares. YOU WILL ONLY BE ENTITLED TO RECEIVE CASH FOR THOSE PUBLIC SHARES IF YOU TENDER SUCH SHARES TO THE COMPANY’S DULY APPOINTED AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE SPECIAL MEETING.

EXERCISE REDEMPTION RIGHTS  ☐

REDEEM                  PUBLIC SHARES OF COMMON STOCK OF THE COMPANY

Date:                     , 2019

Stockholder’s Signature

Stockholder’s Signature (if held jointly)

Signature should agree with named printed hereon. If stock is held in the name of more than one person, EACH joint owner should sign above. Executors, administrators, trustees, guardians and attorneys should indicate the capacity in which they sign. Attorneys should also submit powers of attorney.

PLEASE SIGN, DATE AND RETURN THE PROXY TO CONTINENTAL STOCK TRANSFER & TRUST COMPANY. THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSAL NOS. 1, 2, AND 3, “FOR ALL” FOR PROPOSAL NO. 4, AND “FOR” PROPOSAL NOS. 5 AND 6, AND WILL GRANT DISCRETIONARY AUTHORITY TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF. THIS PROXY WILL REVOKE ALL PRIOR PROXIES SIGNED BY YOU.

[PRELIMINARY PROXY CARD—SUBJECT TO COMPLETION]